Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission take no responsibility for the contents of this Web Proof Information Pack, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Web Proof Information Pack.
Web Proof Information Pack of

AIA Group Limited

(Incorporated in Hong Kong with limited liability)
WARNING
This Web Proof Information Pack is being published as required by The Stock Exchange of Hong Kong Limited (the “HKEx”) or the Securities and Futures Commission solely for the purpose of providing information to the public in Hong Kong.
This Web Proof Information Pack is in draft form. The information contained in it is incomplete and is subject to change which can be material. By viewing this document, you acknowledge, accept and agree with AIA Group Limited (the Company”), its sponsors, advisers and members of the underwriting syndicate that:
(a)	this Web Proof Information Pack is only for the purpose of providing information and facilitating equal dissemination of information to investors in Hong Kong and not for any other purposes. No investment decision should be based on the information contained in this Web Proof Information Pack;

(b)	the posting of the Web Proof Information Pack or any supplemental, revised or replacement pages on the website of HKEx does not give rise to any obligation of the Company any of its affiliates, its sponsors, advisers and members of the underwriting syndicate to proceed with an offering in Hong Kong or any other jurisdiction. There is no assurance that the Company will proceed with any offering;

(c)	the contents of this Web Proof Information Pack or any supplemental, revised or replacement pages may or may not be replicated in full or in part in the actual document;

(d)	this Web Proof Information Pack is in draft form and may be changed, updated or revised by the Company from time to time and the changes, updates and/or revisions could be material, but each of the Company and/or its affiliates, advisers, sponsors or members of the underwriting syndicate is under no obligation, legal or otherwise, to update any information contained in this Web Proof Information Pack;

(e)	this Web Proof Information Pack does not constitute a document, notice, circular, brochure or advertisement or other document offering to sell any securities to the public in any jurisdiction, nor is it an invitation to the public to make offers to acquire, subscribe for or purchase any securities, nor is it calculated to invite or solicit offers by the public to acquire, subscribe for or purchase any securities;

(f)	this Web Proof Information Pack must not be regarded as an inducement to subscribe for or purchase any securities, and no such inducement is intended;

(g)	neither the Company nor any of its affiliates, advisers, sponsors or members of the underwriting syndicate is offering, or is soliciting offers to buy, any securities in any jurisdiction through the publication of this Web Proof Information Pack;

(h)	neither the Company nor any of its affiliates, advisers, sponsors or members of the underwriting syndicate makes any express or implied representation or warranty as to the accuracy or completeness of the information contained in this Web Proof Information Pack;

(i)	neither this Web Proof Information Pack nor anything contained herein shall form the basis of or be relied on in connection with any contract or commitment whatsoever;

(j)	each of the Company and any of its affiliates, advisers, sponsors or members of the underwriting syndicate expressly disclaims any and all liabilities on the basis of any information contained in, or omitted from, or any inaccuracies or errors in, this Web Proof Information Pack;

(k)	the Company has not and will not register the securities referred to in this Web Proof Information Pack under the United States Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws of the United States; and

(l)	as there may be legal restrictions on the distribution of this Web Proof Information Pack or dissemination of any information contained in this Web Proof Information Pack, you agree to inform yourself about and observe any such restrictions applicable to you.
This Web Proof Information Pack is not for publication or distribution to persons in the United States. Any securities referred to herein have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States without registration thereunder or pursuant to an available exemption from registration under the Securities Act. No public offering of the securities will be made in the United States.
Neither this Web Proof Information Pack nor the information contained herein constitutes or forms a part of an offer to sell or the solicitation of an offer to buy any securities in the United States. This Web Proof Information Pack is not being made and may not be distributed or sent into Canada or Japan.
No offer or invitation will be made to the public in Hong Kong until after a document of the Company is registered with the Registrar of Companies in Hong Kong. If an offer or an invitation is made to the public in Hong Kong in due course, prospective investors are reminded to make their investment decisions solely based on a document of the Company registered with the Registrar of Companies in Hong Kong, copies of which will be distributed to the public during the offer period.

CONTENTS

WARNING

CONTENTS

SUMMARY

DEFINITIONS

GLOSSARY

FORWARD LOOKING STATEMENTS

RISK FACTORS

PARTIES INVOLVED

CORPORATE INFORMATION

INDUSTRY OVERVIEW

SUPERVISION AND REGULATION

OUR HISTORY AND REORGANISATION

BUSINESS

OUR RELATIONSHIP WITH THE AIG GROUP

CONNECTED TRANSACTIONS

DIRECTORS AND SENIOR MANAGEMENT

SUBSTANTIAL SHAREHOLDERS

SHARE CAPITAL

FINANCIAL INFORMATION

EMBEDDED VALUE

FUTURE PLANS

APPENDIX I — ACCOUNTANT’S REPORT

APPENDIX II — PROFIT FORECAST

APPENDIX III — ACTUARIAL CONSULTANTS’ REPORT

APPENDIX IV — PROPERTY VALUATION

APPENDIX V — INTENTIONALLY LEFT BLANK

APPENDIX VI — SUMMARY OF THE ARTICLES OF ASSOCIATION

APPENDIX VII — STATUTORY AND GENERAL INFORMATION

APPENDIX VIII — INTENTIONALLY LEFT BLANK

SUMMARY
OVERVIEW
     We are a leading life insurance organisation in the Asia Pacific region that traces its roots in the region back more than 90 years. We provide individuals and businesses with products and services for their evolving insurance, protection, savings, investment and retirement needs in 15 geographical markets in the region: Hong Kong, Korea, Thailand, Singapore, China, Malaysia, the Philippines, Australia, Indonesia, Vietnam, Taiwan, New Zealand, India, Macau and Brunei. We had TWPI of US$11,632 million in FY 2009 and US$6,022 million in 1H 2010. Our new business as measured by ANP in FY 2009 and 1H 2010 was US$1,878 million and US$887 million, respectively. The value of new business was US$545 million in FY 2009 and US$303 million in 1H 2010. As of 31 May 2010, we had total assets of US$95,738 million, total equity attributable to shareholders of AIA Group Limited of US$16,547 million and an embedded value of US$21,978 million.
     We believe that we have a scale and scope in the Asia Pacific region that our competitors may find difficult to replicate, particularly in more developed markets. As of 31 May 2010, we had approximately 24,500 employees serving the holders of our more than 23 million in-force policies and more than 10 million participating members of our clients for group life, medical, credit life coverage and pension products.
     We derive substantially all of our TWPI from our 15 geographical markets across the Asia Pacific region. Our individual local operating units are significant businesses in their own right, with Hong Kong, Singapore and Thailand each contributing more than US$300 million of operating profit in FY 2009. At the same time, no more than 25% of our TWPI came from any one geographical market in FY 2008 or FY 2009.
     Our extensive book of in-force business has created a stable operating profit base, with high renewal premiums — for example, 84.1% and 85.4% of our TWPI was renewal premium products in FY 2009 and 1H 2010, respectively. In FY 2009, we had an operating profit of US$1,781 million and an operating margin of 15.3%. For the six months ended 31 May 2010, we had an operating profit of US$1,134 million and an operating margin of 18.8%. As of 31 May 2010, we had capital in excess of our requirements under relevant Hong Kong insurance regulatory guidance and we were in compliance with relevant capital adequacy requirements in each of our geographical markets.
     We were a market leader in the Asia Pacific region based on life insurance premiums in 2009 and held number one positions in 6 of our 15 geographical markets, based on data classified and published by relevant regulatory and industry sources. We were also the largest foreign life insurer in China in terms of life insurance premiums during the same period. Due to our historic roots in the Asia Pacific region, we have built a network consisting almost entirely of wholly-owned businesses operating as branches or subsidiaries, in contrast with most other multi-national insurance companies that typically operate through joint ventures and partnerships with local companies. In addition, we believe that we possess a strong brand name and brand awareness in the markets we serve and that we have earned a reputation as an industry leader in quality and service excellence.
     Our tied agency force consisted of more than 309,000 agents as of 31 May 2010 and spans the Asia Pacific region from developed urban centres to rural areas. Our tied agency force made up more than 25% of the total agents in the Hong Kong and Singapore insurance markets in 2009, as well as

SUMMARY
more than 20% of the total ordinary life agents in the Philippine insurance market and more than 15% of the total agents in the Thai insurance market in 2008, the respective periods of the latest available published market data.
     In addition to building our tied agency force, we continue to develop our other distribution channels, particularly bancassurance and direct marketing, to create a multi-channel distribution platform tailored to the unique characteristics of our geographical markets. Our focus on creating a multi-channel distribution platform has significantly increased our exposure to our 15 geographical markets. For example, our more than 120 bancassurance relationships provide us with potential access to over 13,000 of our partners’ bank branches.
     We believe that our long track record in the Asia Pacific region has provided us with significant experience and know how that enable us to provide insurance products and services across all classes of consumers, from the mass market to high net worth individuals in diverse geographical markets.
THE AIG EVENTS AND CERTAIN SHAREHOLDER ARRANGEMENTS
The AIG Events
     During the second half of 2008, AIG experienced an unprecedented strain on liquidity. This strain led to a series of transactions with the FRBNY and the U.S. Treasury Department. The two principal causes of the liquidity strain were demands for the return of cash collateral under AIG’s U.S. securities lending programme and collateral calls on AIG Financial Product Corp.’s (an AIG Group company that engaged as principal in a wide variety of financial transactions for a global client base) super senior multisector CDO credit default swap portfolio. Both of these liquidity strains were significantly exacerbated by the downgrades of AIG’s long-term debt ratings by S&P, Moody’s and Fitch on 15 September 2008.
     As a result of AIG’s liquidity requirements and certain other events (collectively, the “AIG Events”), and AIG’s inability to find a viable private sector solution to its liquidity issues, AIG entered into a revolving credit facility, as amended (the “FRBNY Credit Agreement”), with the FRBNY on 22 September 2008. Since 2008, the FRBNY and the U.S. Treasury Department have extended significant financial assistance to the AIG Group in the form of debt and equity investments.
     The impact of the AIG Events on AIA primarily included reputational damage, a decline in the value of new business, an increase in surrendered policies and an adverse impact on our capitalisation resulting from the decline in the value of AIG stock owned by AIA. Throughout this period, AIA worked closely with its regulators to ensure that policyholders were not adversely impacted by the AIG Events and to comply with regulatory requirements (including regulatory orders designed to protect the AIA Group’s assets in several of our geographical markets). In particular, regulators in Hong Kong (OCI), Singapore (MAS), Malaysia (Bank Negara Malaysia), Bermuda (BMA) and the PRC (CIRC) issued certain directions or orders which under certain circumstances restricted our ability to pay dividends and transfer assets from some of our larger operating units to shareholders and affiliates outside the relevant jurisdictions without their respective prior consent. The Hong Kong Insurance Authority has informed us by a letter dated 2010 that its orders will be rescinded. Bank Negara Malaysia rescinded the instructions applicable to AIA Malaysia by a letter dated 26 August 2010. We have been working closely with our other relevant regulators to seek to have their directions and orders rescinded. For additional information concerning these directions and orders, see the relevant description of the applicable regulatory framework for each of our key geographical markets in the sections headed “Supervision and Regulation” and “Financial Information — Capital and Regulatory Orders Specific to the AIA Group” in this document. Subsequent to the AIG Events, AIA management moved to enhance the capital adequacy of the AIA Group by unwinding certain arrangements with the AIG Group. For more information concerning our

SUMMARY
financial performance during this period, see the section headed “Financial Information” in this document.
     As a consequence of the AIG Events, on 2 March 2009, AIG and the FRBNY announced their intention to enter into certain transactions that would reduce AIG’s obligations under the FRBNY Credit Agreement and more clearly separate the AIA Group from the AIG Group in order to position the AIA Group for sale or public offering, depending on market conditions.
The FRBNY Purchase Agreement
     On 25 June 2009, AIG, AIRCO and the FRBNY entered into a purchase agreement (the “FRBNY Purchase Agreement”) relating to AIA and Philamlife. Pursuant to the FRBNY Purchase Agreement, AIG agreed to contribute the equity of AIA to a special purpose vehicle, AIA Aurora LLC, in exchange for the common units of AIA Aurora LLC, and the FRBNY agreed to receive preferred units of AIA Aurora LLC. The agreement also provided for Philamlife to be transferred to AIA. See the section headed “Our History and Reorganisation — Our Reorganisation” in this document.
The LLC Agreement
     In connection with the closing of the transactions contemplated by the FRBNY Purchase Agreement, AIG, AIRCO, the FRBNY and AIA Aurora LLC entered into the Fourth Amended and Restated Limited Liability Company Agreement of AIA Aurora LLC (the “LLC Agreement”) on 1 December 2009. The LLC Agreement sets forth the terms and conditions of the respective parties’ ownership and governance rights in AIA Aurora LLC. In connection with the implementation of the AIG Recapitalisation, the U.S. Treasury Department is expected to obtain rights substantially similar to the rights of the FRBNY under the LLC Agreement.
     Among other things, the LLC Agreement provides that until the payment in full of the Liquidation Preference, as described in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The LLC Agreement — Liquidation Preference of the Preferred Units” in this document, and as long as it continues to hold any preferred units of AIA Aurora LLC, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion):
•	to require AIA Aurora LLC to use its best efforts to effect the sale of AIA Aurora LLC or any other entity owning all or substantially all of the assets of AIA Aurora LLC and its subsidiaries (whether by merger, consolidation, business combination or similar transaction) (such demand, a “Sale Demand”); and

•	to compel the holders of the common units of AIA Aurora LLC to sell their common units concurrently with the FRBNY’s sale of its preferred units (a “Drag-Along Sale”).
     The FRBNY has agreed that it will not exercise its Sale Demand or a Drag-Along Sale going forward until AIG and AIA Aurora LLC cease to be subject to the Lock-ups.
     In addition, until the payment in full of the Liquidation Preference, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to demand the reduction of the then-outstanding Liquidation Preference attaching to its

SUMMARY
preferred units in exchange for an equivalent value of Shares then held by AIA Aurora LLC or any of its affiliates (each such demand, a “Distribution Demand”). The FRBNY will sell all of the Shares distributed to it upon the exercise of any Distribution Demand (“Distribution Securities”) concurrently with such distribution. The FRBNY has agreed that it will not exercise a Distribution Demand: (i) until after the expiration of the First Six-month Period, or (ii) during the Second Six-month Period of the Lock-ups in any manner that would cause AIG or AIA Aurora LLC to cease to be a controlling shareholder of the AIA Group or otherwise be in breach of their respective lock-up obligations.
     In addition, as a condition to the FRBNY’s consent the sale of Shares in the future pursuant to the LLC Agreement, AIG, AIA Aurora LLC and the FRBNY have agreed that, after the payment in full of the Liquidation Preference and until the payment in full of all amounts outstanding and payable to the FRBNY under the FRBNY Credit Agreement, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to demand, from time to time, the additional sale of Shares by AIA Aurora LLC (each such demand, a “Disposition Demand”). The net proceeds of all Shares sold by AIA Aurora LLC upon the exercise of any Disposition Demand (“Disposition Shares”) shall be applied by AIG to reduce the amounts then outstanding under the FRBNY Credit Agreement. The FRBNY has agreed that it will not exercise a Disposition Demand in any manner that would cause AIG or AIA Aurora LLC to be in breach of the Lock-ups. If, in connection with the AIG Recapitalisation, as described under “— The AIG Recapitalisation” in this section, the FRBNY Credit Agreement is fully repaid and terminated, the FRBNY will no longer have a right to make a Disposition Demand.
     The AIG Group’s interest in the AIA Group could be reduced by the exercise of the rights of the FRBNY described in the two paragraphs immediately above and under “— The AIG Recapitalisation” in this section. See the sections headed “Risk Factors — The FRBNY has the right to initiate a sale of the AIA Group to a third party which it may exercise in ways that adversely affect you and the value of your Shares” and “Risk Factors — Future sales of substantial amounts of our Shares in the public market could significantly depress the price of our Shares” in this document.
     For information on the ownership and management of AIA Aurora LLC and the terms of the LLC Agreement, including additional information on the rights of the FRBNY described immediately above, see the sections headed “Our Relationship with the AIG Group — Ownership Structure of the AIG Group”, “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The LLC Agreement” and “Risk Factors” in this document.
     If the AIG Recapitalisation is implemented as described under “— The AIG Recapitalisation” in this section, the LLC Agreement will be amended to provide that certain approval and liquidity rights of the FRBNY and the U.S. Treasury Department will remain applicable until the liquidation preferences of the preferred units of AIA Aurora LLC and the ALICO SPV have been repaid in full.
The AIG Recapitalisation
     On 30 September 2010, AIG entered into an agreement in principle with the U.S. Treasury Department, the FRBNY and the AIG Credit Facility Trust for a series of integrated transactions (the “AIG Recapitalisation”) to recapitalise AIG, including to repay all amounts owed under the FRBNY Credit Agreement.
     The key components of the AIG Recapitalisation, all of which are to be implemented substantially simultaneously at the closing of the AIG Recapitalisation (currently contemplated to occur before the end of the first quarter of 2011), are as follows:
•	Repaying and Terminating the FRBNY Credit Agreement. AIG will repay to the FRBNY in cash all amounts owing under the FRBNY Credit Agreement, and the FRBNY Credit

SUMMARY
Agreement will be terminated. As of the Latest Practicable Date, the total repayment amount under the FRBNY Credit Agreement is approximately US$20 billion. The funds for repayment are to come from net cash proceeds from the sale of our Shares in the future, the sale of ALICO, which is expected to close in the fourth quarter of 2010, and from additional funds from AIG’s operations, financings and asset sales. The net cash proceeds from the sale of our Shares in the future and the sale of ALICO will be loaned to AIG (for repayment of the FRBNY Credit Agreement), in the form of secured non-recourse loans (the “SPV Intercompany Loans”), from AIA Aurora LLC and the special purpose vehicle formed at the same time as AIA Aurora LLC to hold the equity interest of ALICO (the “ALICO SPV”).

•	Exchange of AIG Preferred Shares for AIG Common Stock. Pursuant to the AIG Recapitalisation, the U.S. Treasury Department is expected to receive approximately 1.655 billion shares of AIG common stock in exchange for the approximately US$49.1 billion outstanding (as of the Latest Practicable Date) of the Series E Preferred and Series F Preferred held by the U.S. Treasury Department and the Series C Preferred held by the AIG Credit Facility Trust, which would represent ownership of approximately 92.1% of the common stock of AIG. In addition, immediately after the closing of the AIG Recapitalisation, AIG will issue by means of a dividend to its common shareholders who held shares in AIG prior to such closing 10-year warrants for the purchase of up to 75 million shares of its common stock at an exercise price of US$45.00 per share. After the exchange is completed, it is expected that over time the U.S. Treasury Department will sell its stake in AIG on the open market.

•	Facilitating the Orderly Exit of the U.S. Government’s Interests in AIA Aurora LLC and the ALICO SPV. The FRBNY holds preferred units in AIA Aurora LLC (as described in the section headed “Our History and Reorganisation — Reorganisation Driven by the AIG Events” in this document) and the ALICO SPV. Collectively, the aggregate liquidation preference of the FRBNY’s preferred units in AIA Aurora LLC and the ALICO SPV is approximately US$26 billion. Pursuant to the AIG Recapitalisation, AIG will draw down up to approximately US$22 billion of undrawn funds available to AIG under the Series F Preferred held by the U.S. Treasury Department to purchase an equal amount of the FRBNY’s preferred units in AIA Aurora LLC and the ALICO SPV. AIG will then immediately transfer these preferred units, together with approximately 167.6 million shares of AIG common stock and shares of a new series of preferred stock of AIG (the “Series G Preferred”), to the U.S. Treasury Department as consideration for the exchange of the Series F Preferred. In connection with the AIG Recapitalisation, the FRBNY will transfer certain of its rights under the LLC Agreement to the U.S. Treasury Department which will then have the right to exercise those rights, including after the retirement of the FRBNY’s remaining preferred units in AIA Aurora LLC, for so long as the U.S. Treasury Department holds preferred units in AIA Aurora LLC. The U.S. Treasury Department has agreed that its preferred units will be subordinate to the FRBNY’s preferred units. After the AIG Recapitalisation and the sale of our Shares , AIG will apply proceeds from future asset monetisations, including the publicly announced sales of its subsidiaries AIG Star and AIG Edison, to further repay the SPV Intercompany Loans and thereby provide funds, together with the proceeds of sales of Shares in the future, with which AIA Aurora LLC and the ALICO SPV will retire the FRBNY’s remaining preferred units in these special purpose vehicles. When these transactions are completed, AIG expects that it will have repaid the FRBNY in full. To retire the U.S. Treasury Department’s preferred units in AIA Aurora LLC and the ALICO SPV, AIG will apply the proceeds of further future asset monetisations, including the proceeds of sales of Shares in the future, and sales of the equity securities of MetLife that the ALICO SPV will own after the closing of the sale of ALICO to MetLife.

It is anticipated that one of the primary means by which the Liquidation Preference will be reduced will be through (i) the distribution to the holders of the preferred units of the net

SUMMARY
proceeds of additional sales of our Shares by AIA Aurora LLC after the sale of our Shares in the future or (ii) the distribution from time to time of Shares then held by AIA Aurora LLC or any of its affiliates to the holder of the preferred units pursuant to a Distribution Demand, the concurrent sale of our Shares by the FRBNY and then the U.S. Treasury Department, and reduction of the Liquidation Preference by an amount equal to the closing sale price of such Shares on the Hong Kong Stock Exchange in the ten consecutive days ending on the second full trading date prior to the date of the Distribution Demand, as described in the section headed “Our Relationship with the AIG Group — The FRBNY’s Right to Receive Shares” in this document.
The FRBNY, the U.S. Treasury Department and AIG do not have a definitive timeline for the reduction of the Liquidation Preference of the preferred units of AIA Aurora LLC through sales of Shares after the sale of our Shares. It is intended that the reduction will occur as promptly as practicable in an orderly manner, subject to market conditions and other factors, including the Lock-ups. It is not currently anticipated that dividends or other distributions of the AIA Group will be a significant source of financing for the payment of the Liquidation Preference.
     The parties to the agreement in principle will seek to promptly enter into definitive documentation to implement the AIG Recapitalisation and the other agreements described in their agreement in principle. Among other closing conditions, it will be a condition to the closing of the AIG Recapitalisation that AIG has sufficient cash proceeds available to fully repay all amounts owed under the FRBNY Credit Agreement and that the FRBNY will not hold preferred units in AIA Aurora LLC and ALICO SPV with an aggregate liquidation preference in excess of US$6 billion immediately after the closing of the AIG Recapitalisation. Additionally, AIG and certain of its key subsidiaries will be required to have credit rating profiles, taking into account the AIG Recapitalisation, that are reasonably acceptable to the parties, and AIG must have in place at the closing available cash and third-party financing commitments that are in amounts and on terms reasonably acceptable to AIG, the U.S. Treasury Department and the FRBNY. The closing will also be subject to regulatory approvals in a number of jurisdictions. Subject to any more specific provision that may subsequently be set forth in the definitive documentation, any of the parties may terminate the AIG Recapitalisation if it is not completed by 15 March 2011. No assurance can be given that AIG, the FRBNY, the U.S. Treasury Department and the AIG Credit Facility Trust will be able to agree on definitive documentation. Moreover, even if definitive documentation is executed, a number of factors outside of AIG’s control could impair AIG’s ability to consummate the AIG Recapitalisation and fulfill the closing conditions, including receipt of regulatory approvals, third-party approvals and satisfactory ratings. No assurance can be given that AIG will be able to meet these conditions.
     If implemented in accordance with the agreement in principle, the AIG Recapitalisation will impact AIA Group Limited as follows:
•	In connection with agreeing to the AIG Recapitalisation, the FRBNY has agreed that, if the sale of Shares in the future and any subsequent offering of Shares results in net proceeds to AIA Aurora LLC of at least US$13.6 billion, all of the approval rights arising under the FRBNY Framework Agreement described in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The FRBNY Framework Agreement” in this document will terminate.

•	Most of the preferred units of our parent, AIA Aurora LLC, and the rights and Liquidation Preference relating to such preferred units will be transferred from the FRBNY to the U.S. Treasury Department.

•	The U.S. Treasury Department will acquire rights substantially similar to those of the FRBNY under the FRBNY Framework Agreement and the LLC Agreement.
     AIG estimates that the aggregate amount of the liquidation preferences relating to the preferred units in AIA Aurora LLC and the ALICO SPV that will need to be repaid after the AIG Recapitalisation,

SUMMARY
and before all of the FRBNY’s and the U.S. Treasury Department’s rights under the LLC Agreement and the FRBNY Framework Agreement will terminate, will be approximately US$ . The foregoing estimate is based on current estimates of proceeds of pending asset sales, pending financing transactions and additional funds from AIG’s operations, which may differ materially from actual amounts available when the AIG Recapitalisation is completed.
     The implementation of the AIG Recapitalisation and other agreements that the AIG Group, the FRBNY and the U.S. Treasury Department may enter into from time to time could result in material amendments to the LLC Agreement and the FRBNY Framework Agreement that currently govern our relationship with AIG and the FRBNY as further described below.
The FRBNY Framework Agreement
     In order to implement directly at the AIA Group level certain of the FRBNY’s rights arising under the LLC Agreement, the Company and the FRBNY will enter into a framework agreement prior to the completion of the sale of Shares in the future (the “FRBNY Framework Agreement”). Pursuant to the terms of the FRBNY Framework Agreement, the Company is required to cooperate with the FRBNY in connection with a Sale Demand, Drag-Along Sale and the marketing and sale of any Distribution Securities and any Disposition Shares. See the sections headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The FRBNY Framework Agreement — Cooperation with the Sale and Marketing of Distribution Securities and Disposition Shares” and “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The FRBNY Framework Agreement —Cooperation with any Sale Demand or Drag-Along Sale” in this document.
     In addition, pursuant to the terms of the FRBNY Framework Agreement and the LLC Agreement, a number of significant operating and corporate actions may not be taken by the Company and the Company’s material subsidiaries without the prior approval of the FRBNY. The actions requiring the prior approval of the FRBNY are described in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The FRBNY Framework Agreement” in this document.
     The FRBNY has agreed that all of the FRBNY’s approval rights arising under the FRBNY Framework Agreement will terminate upon AIA Aurora LLC having received aggregate net proceeds from the sale of Shares in the future owned by AIA Aurora LLC in an amount equal to at least US$13.6 billion. The FRBNY’s approval rights under the LLC Agreement will terminate upon payment in full of the Liquidation Preference. See the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements — The FRBNY Framework Agreement” in this document.
     The rights of the FRBNY under the FRBNY Framework Agreement will be assignable (in whole or in part) to any of the FRBNY’s permitted transferees, including the U.S. Treasury Department. In connection with the AIG Recapitalisation, the FRBNY will assign certain of its rights under the FRBNY Framework Agreement to the U.S. Treasury Department, which will then have the right to exercise those rights, including after the retirement of the FRBNY’s remaining preferred units in AIA Aurora LLC, for so long as the U.S. Treasury Department holds preferred units in AIA Aurora LLC.
     The FRBNY has agreed that if AIA Aurora LLC has received aggregate net proceeds from the sale of Shares in the future owned by AIA Aurora LLC in an amount equal to at least US$13.6 billion, the approval rights under the FRBNY Framework Agreement will terminate and will not be assignable to the U.S. Treasury Department.

SUMMARY
The AIG Framework Agreement
     As described above, going forward, AIG will continue to beneficially own a material portion of our issued and outstanding Shares. As a result of our relationship with AIG, we may be subject to certain U.S. laws, rules and regulations, such as the FCPA, the Sarbanes-Oxley Act of 2002, the trade sanction laws and regulations administered by OFAC and other U.S. laws, rules and regulations, and we will need to facilitate AIG’s reporting obligations as a U.S. public reporting company listed on the NYSE. Accordingly, we will enter into a framework agreement (the “AIG Framework Agreement”) after the sale of Shares in the future with AIG that governs our obligations with respect to these matters going forward.
     Pursuant to the terms of the AIG Framework Agreement, our financial reporting obligations to the AIG Group will progressively decrease as the AIG Group’s control and/or shareholding in the Company is reduced below the thresholds of 50%, 20%, 10% and 5%. Among other things, we will be required to comply with AIG’s compliance policies and procedures pursuant to the AIG Framework Agreement for so long as (i) AIG directly or indirectly beneficially owns 50% or more of the voting equity interests of AIA Group Limited, (ii) AIG has the ability to elect a majority of the Board or (iii) AIG otherwise has de facto (or negative) control over the AIA Group as reasonably determined by AIG in accordance with applicable U.S. extraterritorial laws. The existence or absence of a de facto (or negative) control relationship will be assessed by AIG after consideration of all relevant facts and circumstances, including AIG’s percentage ownership of our shares, AIG’s representation on the Board and any relevant continuing contractual arrangements between the AIG Group or the FRBNY, on the one hand, and the AIA Group, on the other hand. Going forward, we will continue to be subject to such compliance policies and procedures as a result of AIG’s ongoing Board representation and significant ownership stake. For additional information concerning the AIG Framework Agreement, see the sections headed “Our relationship with the AIG Group — Certain Shareholder Arrangements — The AIG Framework Agreement” and “Risk Factors — Risks Relating to our Relationship with the AIG Group — Due to our relationship with AIG, we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors are not subject to” in this document.
Competition with Certain AIG Insurance Affiliates Operating in Our Geographical Markets
     Historically, we have not been subject to material competitive pressure from the AIG Insurance Affiliates, and no AIG Insurance Affiliate has focused on life insurance business in our geographical markets except for Nan Shan. Nan Shan competes with AIA Taiwan in Taiwan, particularly with respect to group insurance and mortgage insurance products, and could seek to enter our other geographical markets in the future.
     While the two businesses currently do compete in Taiwan, Nan Shan has a significantly larger scale of operations than AIA Taiwan. Based on data published by the Taiwan Insurance Institute, Nan Shan had approximately NT$257.0 billion (US$8.1 billion), NT$219.0 billion (US$6.9 billion) and NT$205.9 billion (US$6.5 billion) of total premiums in 2007, 2008 and 2009, respectively. According to the same source, these amounts represent market shares of total premiums in the Taiwan life insurance market of approximately 13.7% (the second position in the market), 11.4% (the third position in the market) and 10.3% (the third position in the market) in 2007, 2008 and 2009, respectively. In comparison, based on data from the same source, AIA Taiwan had approximately NT$4.9 billion (US$154.5 million), NT$5.1 billion (US$160.8 million) and NT$5.0 billion (US$158.0 million) of total premiums in 2007, 2008 and 2009, respectively. These amounts represent (i) market shares of total premiums in the Taiwan life insurance market of approximately 0.3%, 0.3% and 0.3% in 2007, 2008 and 2009, respectively, and (ii) approximately 1.4%, 1.3% and 1.4% of our TWPI in FY 2007, FY 2008 and FY 2009, respectively. Based on publicly-available information, Nan Shan had net income of approximately NT$12,759 million in 2007 and NT$10,571 million in 2009, and a net loss of approximately NT$46,667 million and NT$12,742 million in 2008 and the first half of 2010. Based on publicly-available information, AIA Taiwan had net income of approximately NT$57 million in 2007

SUMMARY
and a net loss of NT$126 million, NT$46 million and NT$36 million in 2008, 2009 and the first half of 2010, respectively. In this paragraph, amounts denominated in New Taiwan dollars have been translated to U.S. dollars at a rate of NT$31.75:US$1.00.
     Nan Shan and AIA Taiwan also operate different business models. For example, Nan Shan and AIA Taiwan utilise different distribution channels. Agency is a substantial component of Nan Shan’s distribution channels, while AIA Taiwan relies on direct marketing and bancassurance distribution channels. In addition, Nan Shan offers a broader range of insurance products in Taiwan than AIA Taiwan. Based on Nan Shan’s market position, the significant scale of the operations of Nan Shan as compared to AIA Taiwan (which has not been significant compared to the AIA Group as a whole during the Track Record Period), and the different business models that Nan Shan and AIA Taiwan have, we believe that there is limited competition between Nan Shan and AIA Taiwan.
     Nan Shan has historically operated, to a significant degree, independently from the AIA Group. Following a careful review, AIG determined that it was in the best interests of both the AIA Group and Nan Shan for Nan Shan not to be included in the AIA Group as part of its Reorganisation. AIG entered into a share purchase agreement, dated as of 13 October 2009, as amended from time to time, to sell AIG’s interest in Nan Shan, representing approximately 97.57% of the outstanding shares in Nan Shan, to a consortium led by Primus. The share purchase agreement was terminated on 20 September 2010. AIG is currently reviewing various options and alternatives with respect to its Nan Shan business.
     Mr. Edmund Tse, a non-executive Director of the Company, is also the Chairman of Nan Shan. Notwithstanding his position in Nan Shan, Edmund Tse does not have any beneficial interest in any shares in Nan Shan and serves only as the Chairman of Nan Shan. We believe that any potential competition concerns raised by Edmund Tse’s association with Nan Shan are adequately addressed by the Articles, which require that no Director (including Mr. Tse) shall vote or be counted in the quorum present at the meeting in respect of any proposal in which he or his associate is materially interested.
     For additional information on our competitive position with respect to other AIG Insurance Affiliates, see the section headed “Business — Competition — Competition with AIG Group Companies and Affiliates” in this document.
OUR COMPETITIVE STRENGTHS
     We benefit from a number of competitive strengths, including the following:
•	Deep and historic roots in the Asia Pacific region;

•	Market leading brand across the Asia Pacific region;

•	A broad footprint and market leadership in the Asia Pacific region;

•	An extensive tied agency network and an expanding multi-channel distribution platform;

•	A diversified suite of products and innovative product capabilities;

•	Stable profitability and financial strength derived from a diversified base of geographical markets and products and economies of scale; and

•	Experienced management driving a comprehensive business growth strategy.

SUMMARY
OUR STRATEGY
     Our principal strategies are:
•	Continue to grow our tied agency distribution strength;

•	Expand and broaden our multi-channel distribution platform;

•	Maximize cross-selling opportunities by leveraging our broad customer base and diverse product offerings to build our financial services platform;

•	Increase the proportion of high margin products;

•	Maximize opportunities in China and India;

•	Drive operational efficiencies to further streamline our business and reduce costs; and

•	Be an employer of choice.
RISK FACTORS
     There are risks inherent in our operations. These risks can be categorised into (i) risks relating to our overall business; (ii) risks relating to our corporate structure; (iii) risks relating to our relationship with the AIG Group; (iv) risks relating to our industry.
Risks Relating to Our Overall Business
•	Our business is inherently subject to market fluctuations and general economic conditions.

•	Interest rate fluctuations may materially and adversely affect our profitability.

•	We may be unable to match closely the duration of our assets and liabilities, which could increase our exposure to interest rate risk.

•	An actual or perceived reduction in our financial strength, or a downgrade in our credit ratings, could increase policy surrenders and withdrawals, damage our business relationships and negatively impact new sales of our products.

•	Our cross-border operations pose complex foreign currency, management, legal, tax and economic risks.

•	If we are not able to attract, motivate and retain agency leaders and individual agents, our competitive position, growth and profitability will suffer.

•	We depend on key management, actuarial, information technology, investment management, underwriting, sales staff and other personnel, and our business would suffer if we lose their services and are unable to adequately replace them.

•	Differences between actual benefits and claims experience and underwriting and reserving assumptions, as well as deviations from the assumptions used in pricing our products, could have a material adverse effect on our financial condition and results of operations.

SUMMARY
•	Agent, employee and distribution partner misconduct is difficult to detect and deter and could harm our reputation or lead to regulatory sanctions or litigation against us.

•	Losses on our investments may have a material adverse effect on our financial condition and results of operations.

•	Increases in the amount of allowances and impairments taken on our investments could have a material adverse effect on our financial condition and results of operations.

•	Our businesses are highly regulated and compliance with, or failure to comply with, applicable regulations could result in financial losses or harm to our business.

•	Recent proposals on an independent insurance authority and a policyholder protection fund in Hong Kong may materially and adversely impact our business.

•	Data privacy laws, rules and regulations in our geographical markets could have a material adverse effect on our business, financial condition and results of operations.

•	The impact of epidemics, international tension, terrorism, war, military actions, natural disasters, climate change or other catastrophes may materially and adversely affect our claims experience, investment portfolio, financial condition and results of operations.

•	Over our long operating history, our geographical markets have undergone significant legal and regulatory changes and there have been significant changes in the ownership, management, personnel and reporting structures of our business. This may make it difficult for us to identify all liabilities associated with our historical activities.

•	We are subject to risks related to currency fluctuations and regulation.

•	De-pegging of the HK dollar may adversely affect our financial condition and results of operations.

•	We may need additional capital in the future, and we cannot assure you that we will be able to obtain such capital on acceptable terms or at all.

•	Our risk management policies and procedures and internal controls, as well as the risk management tools available to us, may not be adequate or effective.

•	We may have difficulty implementing our new financial reporting and information systems and processes.

•	Failure to secure new distribution relationships, as well as any termination or disruption of our existing distribution relationships, may have a material adverse effect on our competitiveness and result in a material impact on our financial condition and results of operations.

•	Concentration of our investment portfolio in any particular asset class, market or segment of the economy may increase our risk of suffering investment losses.

•	We are subject to the credit risk of our investment counterparties, including the issuers or borrowers whose securities or loans we hold.

•	We hold significant amounts of sovereign debt obligations in our investment portfolio.

•	We rely on third-party service providers in several areas of our operations and therefore do not have full control over the services provided to us or our customers.

SUMMARY
•	Our actual financial performance may vary materially from the financial information contained in this document.

•	Litigation and regulatory investigations may result in significant financial losses and harm to our reputation.

•	Our business and prospects may be materially and adversely affected if we are not able to manage our growth successfully.

•	We may undertake investments, acquisitions, distribution arrangements, partnerships and new business lines and strategies, which may not be successful.

•	The terminated Prudential Transaction resulted in disruptions to our day-to-day operations that have had and could continue to have an adverse effect on our business and prospects.

•	We may be unable to utilise reinsurance successfully.

•	Our operations could be disrupted by unexpected network interruptions caused by system failures, natural disasters, terrorist attacks, unauthorised tampering or security breaches of our information technology systems.

•	Our brand names and intellectual property are important to us and we may not be able to protect them.

•	Registration of the AIA Group’s logo as a trademark is pending approval.
Risks Relating to Our Corporate Structure
•	The interests of the AIG Group, the FRBNY, the U.S. Treasury Department or the AIG Credit Facility Trust may not be aligned with your or our interests.

•	The FRBNY has approval rights over a number of significant matters relating to the AIA Group which the FRBNY may exercise in ways that adversely affect you and the value of your Shares.

•	The FRBNY has the right to initiate a sale of the AIA Group to a third party which it may exercise in ways that adversely affect you and the value of your Shares.

•	The ability of AIA Group Limited to pay dividends on our Shares and of the AIA Group to meet its obligations depends on dividends and other distributions and payments from and among the AIA Group’s operating subsidiaries and branches, which are subject to contractual, regulatory and other limitations.

•	We face risks related to changes in our ownership.

•	The Series E Preferred and Series F Preferred impose, and the AIG Recapitalisation would impose, restrictions that may materially restrict and adversely affect our business.
Risks Relating to Our Relationship with the AIG Group
•	Events relating to the AIG Group could continue to harm our business and reputation.

•	We may face competition from the AIG Group.

•	Due to our relationship with AIG, we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors may not be subject to.

SUMMARY
•	If we are unexpectedly or suddenly unable to continue to obtain from the AIG Group certain services used by us in the ordinary course of our operations, our operations may be subject to interruption and could be materially and adversely affected.

•	Investors may misinterpret our future financial relationship with the FRBNY or the U.S. Government.
Risks Relating to Our Industry
•	We face significant competition and our business and prospects will be materially harmed if we are not able to compete effectively.

•	Consolidation of distributors of insurance, investment and pension products may have a material adverse effect on the insurance industry and the profitability of our business.

•	Compliance with solvency and risk-based capital requirements may force us to raise additional capital, change our business strategy or reduce our growth.

•	The rate of growth of the life insurance, investment and pension industries in the Asia Pacific region may not be as high or as sustainable as we anticipate.

•	Customer preferences for insurance, investments and pension products as well as wealth management solutions may change and we may not respond appropriately or in time to sustain our business or our market share in the geographical markets in which we operate.

•	Government measures and regulations in response to financial and other crises may materially and adversely affect our business.

•	Changes in taxation on our business may materially and adversely affect our business, financial condition and results of operations.

SUMMARY
•	Investors should read the entire document carefully before making an investment decision concerning our Shares and should not rely on information from other sources, or any particular statement herein, without carefully considering the risks and the other information in this document; in particular, published media reports have cited financial information which may not be accurate or complete and AIG’s financial reports will contain financial information relating to our business that is not directly comparable to our IFRS financial information and therefore potentially confusing.
SUMMARY OF HISTORICAL FINANCIAL INFORMATION
     You should read the summary of the results of operations set forth below in conjunction with our consolidated financial information set forth in the Accountant’s Report set forth in Appendix I to this document.
     The table below provides a summary of the results of operations for the AIA Group presented on a consistent basis for the three years ended 30 November 2007, 2008 and 2009 and the six months ended 31 May 2009 and 2010. The AIA Group was formed following the combination of the branches and subsidiaries of AIA, our chief operating subsidiary, with certain of the Asia Pacific life insurance operations of the AIG Group. For more information, see the section headed “Our History and Reorganisation” in this document. The AIA Group reorganisation and business combinations arising from transfers of interests in entities that are under the common control of AIG throughout all periods presented in the Financial Information have been accounted for as if they had occurred at the beginning of the earliest period presented. Accordingly, the Financial Information presents the results of operations of the AIA Group as if it had been in existence throughout the period from 1 December 2006 to date. The Financial Information of the AIA Group for the three years ended 30 November 2007, 2008 and 2009 and the six months ended 31 May 2009 and 2010 has been prepared in accordance with (i) IFRS, as issued by the IASB; and (ii) HKFRS, as issued by the HKICPA. See note 1 to the Accountant’s Report set forth in Appendix I to this document. The results attributable to our interest in our joint venture in India are not reflected in TWPI, ANP or VONB for our Other Markets reporting segment because we account for this interest using the equity method of accounting, and its results are reflected in our Selected Results of Operations within the line item “Share of loss from associates.” For further details, see notes 2.4 and 15 of Section II to the Accountant’s Report set forth in Appendix I to this document.

SUMMARY
Selected Results of Operations

				Six months ended
	Year ended 30 November			31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI	11,358	12,203	11,632	5,330	6,022
New business — ANP(1)(3)	N/A	N/A	1,878	773	887
New business — NBP(2)(3)	2,456	2,347	1,841	N/A	N/A

Net premiums, fee income and other operating revenue (net of reinsurance ceded)	8,817	10,361	10,173	4,762	5,150
Investment income(4)	2,706	3,144	3,059	1,496	1,718

Total revenue(4)	11,523	13,505	13,232	6,258	6,868

Net insurance and investment contract benefits(5)	7,636	8,704	8,678	4,059	4,496
Commission and other acquisition expenses	947	1,563	1,648	731	660
Operating expenses	962	1,089	981	467	525
Investment management expenses and finance costs(6)	286	252	123	65	45

Total expenses(5)(6)	9,831	11,608	11,430	5,322	5,726

Share of loss from associates	—	(28)	(21)	(13)	(8)
Operating profit	1,692	1,869	1,781	923	1,134
Tax on operating profit	(411)	(274)	(338)	(175)	(230)

Operating profit after tax	1,281	1,595	1,443	748	904
Less: amounts attributable to non-controlling interests	(11)	(7)	(5)	(1)	(5)

Operating profit after tax attributable to shareholders of AIA Group Limited	1,270	1,588	1,438	747	899

Operating profit may be reconciled to net profit attributable to shareholders of AIA Group Limited as follows:
Operating profit	1,692	1,869	1,781	923	1,134
Non-operating investment return(7)	837	(2,412)	665	345	265
Changes in insurance and investment contract liabilities for policyholders’ tax on operating profit	50	74	54	25	57
Gain on recapture of reinsurance from former parent company	—	447	—	—	—
Restructuring and separation costs	—	(10)	(89)	(25)	(18)

Profit/(loss) before tax	2,579	(32)	2,411	1,268	1,438
Tax on operating profit	(411)	(274)	(338)	(175)	(230)
Tax on non-operating items	(190)	518	(262)	(105)	(89)
Other non-operating tax items	(50)	201	(54)	(25)	(57)

Tax (expense)/credit	(651)	445	(654)	(305)	(376)

Net profit	1,928	413	1,757	963	1,062
Less: amounts attributable to non-controlling interests	(14)	(5)	(3)	3	(5)

Net profit attributable to shareholders of AIA Group Limited	1,914	408	1,754	966	1,057

(1)	Beginning in FY 2009, we measured our new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009. We believe that for the AIA Group, ANP is comparable to NBP as there is a strong correlation between ANP and NBP in many of our markets where premiums are collected on an annual basis. ANP and NBP begin to deviate when there is a higher proportion of regular monthly mode premiums, which tends to be more prevalent in our developed markets of Hong Kong, Singapore and Korea.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% of first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP has been presented excluding NBP in respect of

SUMMARY

PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included new business of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007, US$2,377 million in FY 2008, and US$1,852 million in FY 2009.

(3)	We chose to use ANP instead of NBP as a measure of new business with effect from 2009 as we take the view that (i) NBP is influenced by sales activities in the 11-month period prior to the month of activity while ANP provides a more immediate measure of new business activity in comparison, thus ANP better reflects the activities of any given period, (ii) ANP is a more appropriate measure when comparing the value creation of VONB and (iii) ANP is a measure known to industry analysts as similar metrics are published by our industry peers.

(4)	Excludes investment income related to investment-linked contracts.

(5)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and changes in policyholders’ tax and investment income related to investment-linked contracts.

(6)	Excludes investment management expenses related to investment-linked contracts.

(7)	Non-operating investment return consists of investment experience, investment income related to investment-linked contracts, investment management expenses related to investment-linked contracts, corresponding changes in insurance and investment contract liabilities for investment-linked contracts and participating funds and changes in third-party interests in consolidated investment funds.
Selected Balance Sheet Information

				As of
	As of 30 November			31 May
	2007	2008	2009	2010
	(in US$ millions)
Assets
Financial investments	70,630	55,324	73,480	78,313
Deferred acquisition and origination costs	10,044	10,047	10,976	11,227
Assets — other than the above	7,518	6,638	6,203	6,198

Total assets	88,192	72,009	90,659	95,738

Liabilities
Insurance and investment contract liabilities	63,666	57,056	71,035	73,793
Borrowings	1,461	661	688	682
Obligations under securities lending and repurchase agreements	5,395	2,718	284	670
Liabilities — other than the above	4,179	2,656	3,693	3,986

Total liabilities	74,701	63,091	75,700	79,131

Equity
Issued share capital and shares yet to be issued, share premium and other reserves	699	1,434	1,848	1,847
Retained earnings	9,431	9,494	11,223	12,280

Allocated equity	10,130	10,928	13,071	14,127
Amounts reflected in other comprehensive income	3,310	(2,020)	1,837	2,420

Total equity attributable to shareholders of AIA Group Limited	13,440	8,908	14,908	16,547
Non-controlling interests	51	10	51	60

Total equity	13,491	8,918	14,959	16,607

Total liabilities and equity	88,192	72,009	90,659	95,738

SUMMARY
Recent Developments
     The section below sets forth selected financial information in the nine-month and three-month periods ended 31 August 2009 and 2010. This information has not been audited as of the date of this document and may be subject to change.
     VONB is defined as the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period less the cost of holding required capital in excess of regulatory reserves to support this business. The basis for determining VONB is different, and may differ in material respects, from the financial reporting basis used in preparing our consolidated financial information set forth in the Accountant’s Report included as Appendix I to this document. For details on the methodology used to determine the VONB, see the Actuarial Consultants’ Report set forth in Appendix III to this document.
     The VONB for each reporting segment reflects the local statutory reserving and capital requirements while the total results reflect the overall Hong Kong statutory reserving and capital requirements applicable to AIA and AIA-B.
Business scale (TWPI)
     The table below shows TWPI by reporting segment for the periods indicated:

	Nine months ended		Three months ended
	31 August		31 August
	2009	2010	2009	2010
	(US$ millions)
Hong Kong	2,040	2,105	755	765
Thailand	1,668	1,905	596	683
Singapore	1,120	1,236	403	440
Malaysia	520	595	178	205
China	731	808	262	289
Korea	1,279	1,460	452	471
Other Markets	1,019	1,218	401	452

Total	8,377	9,327	3,047	3,305

     TWPI increased by US$950 million, or 11.3%, from US$8,377 million in the nine months ended 31 August 2009 to US$9,327 million in the nine months ended 31 August 2010. This represented an increase of 4.4% on a constant exchange rate basis. Over this period, TWPI increased across all our product lines and reporting segments.
     Of our reporting segments, TWPI growth was led by Thailand, with an increase of US$237 million, or 14.2%, our Other Markets, with an increase of US$199 million, or 19.5%, and Korea, with an increase of US$181 million, or 14.2%.
     Of our products, TWPI growth was highest for group insurance products at 27.5%. TWPI growth in standalone A&H insurance products, traditional life insurance products and investment-linked and universal life insurance products, including their respective riders, was 15.8%, 10.0% and 6.4%, respectively.
     Reflecting stable and improving persistency, renewal premiums increased by 12.5%, from US$7,065 million, or 84.3% of TWPI for the nine months ended 31 August 2009, to US$7,946 million, or 85.2% of total TWPI for the corresponding period in 2010.

SUMMARY
New business (VONB and ANP)
     The table below sets forth an analysis of our new business as measured by VONB, ANP and new business margin for the periods indicated:

	Nine months ended		Three months ended
	31 August		31 August
	2009	2010	2009	2010
	(US$ millions)
VONB(1)	375	463	144	160
ANP(2)	1,325	1,390	552	503
New Business Margin(3)	27%	33%	26%	32%

(1)	VONB is presented after adjustment for Hong Kong reserving and capital requirements, after deducting the after tax value of group office expenses, and excludes the contribution of PT. Asuransi AIA Indonesia, which we disposed in October 2009.

(2)	ANP excludes new business of our corporate pension business, of personal lines and motor insurance, as well as of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(3)	New business margin is calculated as VONB, excluding the contribution of our corporate pension business, expressed as a percentage of ANP to the nearest per cent.
     VONB increased by US$88 million, or 23.5%, from US$375 million in the nine months ended 31 August 2009 to US$463 million in the nine months ended 31 August 2010. Over the same period, our new business margin increased from 27% to 33%, reflecting our focus on generating profitable VONB growth. ANP increased by US$65 million, or 4.9%, from US$1,325 million in the nine months ended 31 August 2009 to US$1,390 million in the nine months ended 31 August 2010.
     The table below shows VONB by reporting segment for the periods indicated:

	Nine months ended		Three months ended
	31 August		31 August
	2009	2010	2009	2010
	(US$ millions)
Hong Kong(1)	139	140	48	45
Thailand	85	115	33	48
Singapore	70	74	25	25
Malaysia	21	28	8	10
China	33	48	14	18
Korea	37	51	20	12
Other Markets	54	70	20	24

VONB before group office expenses (local statutory basis)	439	526	168	182
Hong Kong reserving and capital requirements	(36)	(32)	(14)	(12)
After-tax value of group office expenses	(28)	(31)	(10)	(10)

VONB after group office expenses (after Hong Kong reserving and capital requirement)	375	463	144	160

(1)	Includes VONB from our corporate pension business of US$12 million and US$5 million for the nine months ended 31 August 2009 and 2010, respectively, and US$2 million and US$1 million in the three months ended 31 August 2009 and 2010, respectively.
     VONB in the nine months ended 31 August 2010 increased in all of our reporting segments compared to the nine months ended 31 August 2009. This principally reflected an increase in VONB of US$30 million, or 35.3% in Thailand, US$16 million, or 29.6% in our Other Markets reporting segment, US$15 million, or 45.6% in China, and US$14 million, or 37.8%, in Korea. The growth in VONB was led by our traditional life insurance products, with the riders attached to our individual life insurance products our second greatest source of VONB.

SUMMARY
     The table below shows ANP by reporting segment for the periods indicated:

	Nine months ended		Three months ended
	31 August		31 August
	2009	2010	2009	2010
	(US$ millions)
Hong Kong	261	266	131	100
Thailand	258	288	102	107
Singapore	112	154	52	72
Malaysia	81	89	27	29
China	136	141	57	49
Korea	244	209	98	63
Other Markets	233	243	85	83
Total	1,325	1,390	552	503
     New business, as measured by ANP in the nine months ended 31 August 2010 increased in all our reporting units compared to the nine months ended 31 August 2009, except in Korea. The increase in new business was led by our investment-linked and universal life products, reflecting an increase in customer demand for investment related products in the period. The 37.5% increase in Singapore was primarily due to a successful limited sales campaign of lower margin savings products designed to generate opportunities for future cross-selling and up-selling of higher margin products. We achieved an 11.8% increase in Thailand despite the political unrest centred in Bangkok in the second quarter of 2010. These increases more than offset the 14.5% decline in Korea as we re-positioned our business to focus on higher margin products. Hong Kong’s ANP in the nine months ended 31 August 2009 was boosted by a sales campaign in respect of a savings plan, which accounted for US$57 million during that period.
     The table below shows new business margin by reporting segment for the periods indicated:

	Nine months ended		Three months ended
	31 August		31 August
	2009	2010	2009	2010
Hong Kong	48%	50%	35%	44%
Thailand	33%	40%	32%	45%
Singapore	63%	48%	49%	35%
Malaysia	26%	32%	29%	36%
China	24%	34%	24%	36%
Korea	15%	25%	21%	19%
Other Markets	23%	29%	24%	28%
Total after group office expenses (after Hong Kong reserving and capital requirement)	27%	33%	26%	32%
     The new business margin in the nine months ended 31 August 2010 increased in all of our operating units compared to the nine months ended 31 August 2009, except in Singapore, reflecting our focus on generating profitable VONB growth. The most significant change was in China, where new business margin increased from 24% to 34%, followed by Korea, where new business margin increased from 15% to 25%. The new business margin in Singapore declined from 63% to 48%, reflecting the limited sales campaign mentioned above, although new business margin for our Singapore reporting segment remained the second highest of all our reporting segments in the nine months ended 31 August 2010.
     In the three months ended 31 August 2010, VONB increased by US$8 million, or 5.3%, ANP increased by US$53 million, or 11.8%, and the new business margin declined from 34% to 32% as compared with the three months ended 31 May 2010.
     For additional information regarding the various risks and uncertainties inherent in our selected unaudited financial information, see the section headed “Forward Looking Statements” in the document. We cannot assure you that our TWPI, ANP, VONB and new business margin in the three months ended 31 August 2010 will be indicative of our financial results for the full year ending

SUMMARY
30 November 2010 or for future quarterly periods. Please refer to “Risk Factors” and “Financial Information” section in this document for information regarding trends and other factors that may influence our financial condition and results of operations.
PROFIT FORECAST FOR THE FISCAL YEAR ENDING 30 NOVEMBER 2010
     We believe that, on the basis and assumptions set forth in Appendix II and in the absence of unforeseen circumstances, our consolidated operating profit* for the fiscal year ending 30 November 2010 is expected to be not less than US$2,000 million, our consolidated operating profit after tax attributable to the shareholders of AIA Group Limited for the year ending 30 November 2010 is expected to be not less than US$1,6000 million and our consolidated net profit attributable to the shareholders of AIA Group Limited is expected to fall within the range of US$1,400 million to US$2,300 million. We will disclose a reconciliation of our consolidated operating profit to consolidated net profit attributable to our shareholders for the fiscal year ending 30 November 2010 in our annual results announcement and in our annual report for the fiscal year ending 30 November 2010.

*  Operating profit refers to profit before tax excluding investment experience; investment income related to investment-linked contracts; investment management expenses related to investment-linked contracts; corresponding changes in insurance and investment contract liabilities in respect of investment-linked contracts, participating funds and changes in third-party interests in consolidated investment funds resulting from the above; policyholders’ share of tax relating to changes in insurance and investment contract liabilities; and other significant items that management considers to be non-operating income and expenses.

SUMMARY
INSURANCE SOLVENCY MARGIN
     The AIA Group is in compliance with the solvency and capital adequacy requirements of its regulators. Our primary insurance regulator at the group level is the OCI, which requires that the Hong Kong regulated insurance entities within the AIA Group meet the solvency margin requirements of the ICO. The AIA Group defines “Total Available Capital” as the amount of assets in excess of liabilities measured in accordance with ICO and “Required Capital” as minimum required margin of solvency calculated in accordance with ICO. The “Solvency Margin Ratio” is the ratio of Total Available Capital to Required Capital. The ICO (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorised to carry on insurance business in or from Hong Kong. For additional information on certain undertakings the AIA Group has made with respect to solvency see the section headed “Supervision and Regulation — Regulatory Framework-Hong Kong —Section 35 Orders” in this document.

SUMMARY
     The information below illustrates AIA and AIA-B’s Total Available Capital, Required Capital and Solvency Margin Ratio under the ICO as of the respective dates indicated.
AIA

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions, except ratios)
Total Available Capital	2,551	2,751	4,811	5,185
Required Capital	1,357	1,316	1,547	1,664
Solvency Margin Ratio	188%	209%	311%	312%
AIA-B

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions, except ratios)
Total Available Capital	2,519	1,469	2,742	3,120
Required Capital	648	684	911	923
Solvency Margin Ratio	389%	215%	301%	338%
     The Total Available Capital, Required Capital and Solvency Margin Ratios as of 31 May 2010 of AIA under the ICO basis were US$5,185 million, US$1,664 million and 312% (the Solvency Margin Ratio as of 30 November 2009: 311%), respectively. As of the same date, the Solvency Margin Ratio of AIA-B was 338% (30 November 2009: 301%).
     A number of transactions undertaken in FY 2008 and FY 2009 enhanced the solvency position of the AIA Group at the fiscal year end 2009. See the section headed “Financial Information — Liquidity and Capital Resources — Insurance Solvency Margin” in this document.
     The AIA Group’s individual branches and subsidiaries are also subject to the supervision of government regulators in the jurisdictions in which those branches and subsidiaries are domiciled. AIA-B, although domiciled in Bermuda, is an authorised insurer in Hong Kong and so it is also required to comply with the solvency margin requirements of the ICO. The various regulators overseeing the AIA Group actively monitor the solvency margin position of the AIA Group. AIA and AIA-B submit annual filings to the OCI setting forth their solvency margins based on their annual audited accounts, and the AIA Group’s local operating units perform similar annual filings with their respective local regulators. The AIA Group’s local operating units were in compliance with the solvency margin requirements of their respective local regulators as of 30 November 2007, 2008 and 2009 and 31 May 2010.
EMBEDDED VALUE
     To enhance investors’ understanding of our economic value and profitability, we have disclosed information regarding our embedded value. We have also discussed the value of one year’s sales in respect of our new life insurance business. Towers Watson, consulting actuaries, has prepared a report on its review of our embedded value as of 31 May 2010 and the value of new business in respect of new policies issued for the 12 months ended 31 May 2010 as calculated by us. A copy of Towers Watson’s review report is included in Appendix III to this document.
     Because of the technical complexity involved in these calculations and the fact that these estimates vary materially with any change in key assumptions, you should read the section headed “Embedded Value” in this document as well as the Actuarial Consultants’ Report of Towers Watson set forth in Appendix III to this document in their entirety, interpret the embedded value results with special care, and seek the advice of experts familiar with the interpretation of embedded value results.

SUMMARY
DIVIDEND POLICY
     In accordance with the Articles, we may, upon ordinary resolution of our shareholders, declare dividends, but any such dividend may not exceed the amount recommended by the Board. The Board will recommend the declaration of dividends, if any, after considering various factors, including:
•	our financial results;

•	our shareholders’ interests;

•	general business conditions and strategies;

•	our capital and solvency requirements;

•	statutory restrictions on the payment of dividends by us to our shareholders;

•	our solvency margin position;

•	possible effects on our creditworthiness;

•	fluctuations of the respective functional currencies of our local operating units against our reporting currency, the U.S. dollar; and

•	other factors the Board may deem relevant.
     We will declare dividends, if any, on a per Share basis in U.S. dollars. Shareholders will have the option to receive cash dividends in Hong Kong dollars or U.S. dollars. AIA Group Limited will not pay a dividend before 2011. The Board will consider the factors set forth above in establishing a semi-annual dividend commencing for the interim period ending 1H 2011.
     AIG has given the Insurance Authority an undertaking that, for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued share capital of AIA Group Limited or AIA directly or indirectly is entitled to exercise or control the exercise of 10% or more of the voting power at any general meeting of the AIA Group Limited, AIG will ensure that no member of the AIG Group that holds AIG’s interest in AIA Group Limited and that is controlled by AIG will vote its Shares in any shareholder vote for the approval of a dividend distribution to AIA Group Limited’s shareholders. For more information concerning this undertaking given by AIG, see the section headed “Supervision and Regulation —Regulatory Framework — Section 35 Orders” in this document.

DEFINITIONS
     In this document:
•	“our”, “we” and “us” refer to the AIA Group;

•	the terms “associate”, “connected person”, “connected transaction”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires; and
     Additional definitions are set out below:

“Active Agent”	an agent who sells at least one life insurance product per month

“AIA”	American International Assurance Company, Limited, an AIA Group Limited subsidiary

“AIA-B”	American International Assurance Company (Bermuda) Limited, an AIA subsidiary

“AIA-CM”	AIA Corporate Marketing Co. Limited, an AIA subsidiary

“AIA-PT”	AIA Pension and Trustee Co. Ltd., an AIA subsidiary

“AIA-T”	American International Assurance Company (Trustee) Limited, an AIA subsidiary

“AIA Australia”	AIA Australia Limited, an AIA subsidiary

“AIA Brunei”	the business and operations of AIA’s Brunei branch

“AIA Central”	the building located at 1 Connaught Road Central, Hong Kong

“AIA China”	the business and operations of AIA’s China branches and sub-branches

“AIA Group”	refers to AIA Group Limited and, except where the context otherwise requires, all of its subsidiaries and their respective branches and businesses, or, where the context refers to any

DEFINITIONS

time prior to AIA Group Limited’s incorporation, the businesses which its present subsidiaries and their respective branches and businesses were engaged in and which were subsequently assumed by AIA Group Limited

“AIA Group Limited”	AIA Group Limited, a company incorporated on 24 August 2009 under the Hong Kong Companies Ordinance, heading the AIA Group

“AIA Hong Kong”	the business and operations of AIA in Hong Kong and AIA-B’s Hong Kong branch

“AIA India”	Tata AIG Life Insurance Company Limited, a joint venture between Tata Sons Limited and AIA

“AIA Indonesia”	PT. AIA FINANCIAL, an AIA subsidiary

“AIA Korea”	the business and operations of AIA-B’s Korea branch

“AIA Macau”	the business and operations of AIA-B’s Macau branch

“AIA Malaysia”	American International Assurance Bhd., an AIA subsidiary

“AIA New Zealand”	the business and operations of AIA-B’s New Zealand branch

“AIA Pension”	AIA-T and AIA-PT, collectively

“AIA Singapore”	the business and operations of AIA’s Singapore branch

“AIA Taiwan”	the business and operations of AIA-B’s Taiwan branch

“AIA Thailand”	the business and operations of AIA’s Thailand branches

“AIA Vietnam”	AIA (Vietnam) Life Insurance Company Limited, an AIA subsidiary

“AIG”	American International Group, Inc.

“AIG-AMG”	AIG Asset Management (Asia) Limited, an AIG subsidiary

“AIG Events”	the events described in the section headed “Our History and Reorganisation — The Growth of the Global Group which Became AIG” in this document

“AIG Edison”	AIG Edison Life Insurance Company

“AIG Framework Agreement”	the agreement between the Company and AIG as described in the section headed “Our Relationship with the AIG Group — The AIG Framework Agreement” in this document

“AIG Group”	AIG and its subsidiaries from time to time, excluding the AIA Group

“AIGGIC”	AIGGIC(A) and certain of its asset management affiliates

“AIGGIC(A)”	AIG Global Investment Corporation (Asia) Ltd.

DEFINITIONS

“AIG Insurance Affiliates”	insurance subsidiaries of the AIG Group that are outside the AIA Group

“AIG Recapitalisation”	has the meaning set out in the section headed “Our Relationship with the AIG Group — The AIG Recapitalisation”

“AIG Star”	AIG Star Life Insurance Co., Ltd.

“AIRCO”	American International Reinsurance Company, Ltd.

“ALICO”	American Life Insurance Company

“Articles”	the articles of association of the Company, to be conditionally approved and adopted and as amended from time to time

“Asia Pacific”	consists of Australia, Brunei, China, Hong Kong, India, Indonesia, Korea, Macau, Malaysia, New Zealand, the Philippines, Singapore, Taiwan, Thailand and Vietnam. For the avoidance of doubt, the phrase “Asia Pacific” excludes Japan

“BMA”	the Bermuda Monetary Authority

“Board”	the Board of Directors of the Company

“BPI”	Bank of the Philippine Islands

“BPI-Philam”	BPI-Philam Life Assurance Corporation, a joint venture between BPI and AIA

“Business Day”	a day that is not a Saturday, Sunday or public holiday in Hong Kong

DEFINITIONS

“CIRC”	China Insurance Regulatory Commission, a regulatory body responsible for the supervision and regulation of the PRC insurance industry

“Central Provident Fund” or “CPF”	a Singapore social security scheme jointly supported by employees, employers and the government in Singapore

“Chartis”	Chartis Inc., an AIG subsidiary

“China” or “PRC”	The People’s Republic of China, excluding for purposes of this document only (unless otherwise indicated), Taiwan, Hong Kong and Macau

“Company”	AIA Group Limited

“Commercial Paper Funding Facility”	the commercial paper funding facility established by the FRBNY and that became operational on 27 October 2008

“Director(s)”	the director(s) of the Company

“Disposition Demand”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholders Arrangements” in this document

“Disposition Shares”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholders Arrangements” in this document

“Distribution Demand”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholders Arrangements” in this document

DEFINITIONS

“Distribution Securities”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholders Arrangements” in this document

“Drag-Along Sale”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements” in this document

“FCPA”	The U.S. Foreign Corrupt Practices Act of 1977, as amended

“First Six-month Period”	has the meaning as prescribed under the Listing Rules

“FRBNY”	The Federal Reserve Bank of New York

“FRBNY Credit Agreement”	AIG’s revolving credit agreement with the FRBNY dated 22 September 2008, as amended from time to time, and as described in the section headed “Our History and Reorganisation” in this document

“FRBNY Framework Agreement”	the agreement between the Company and the FRBNY as described in the section headed “Our Relationship with the AIG Group — The FRBNY Framework Agreement” in this document

“FRBNY Purchase Agreement”	the purchase agreement dated 25 June 2009 among AIG, AIRCO and the FRBNY

DEFINITIONS

“FRBNY Transaction”	the transactions involving the FRBNY as described in the section headed “Our History and Reorganisation” in this document

“FSS”	Financial Supervisory Service of Korea

“FY”	the fiscal year of AIA Group Limited, which ends on 30 November of the year indicated

“Hong Kong Federation of Insurers” or “HKFI”	a self-regulated industry body in Hong Kong that issues codes of practice and guidance that are binding on its members in relation to, among other things, the administration of insurance agents and the provision of insurance products and services

“HKFRS”	Hong Kong Financial Reporting Standards promulgated by the HKICPA

“HKICPA”	The Hong Kong Institute of Certified Public Accountants

“Hong Kong” or “HK”	The Hong Kong Special Administrative Region of the PRC; in the context of our Key Markets, Hong Kong includes Macau

“Hong Kong Banking Ordinance”	the Banking Ordinance, Chapter 155 of the Laws of Hong Kong

“Hong Kong dollar” or “HK dollar” or “HK$”	Hong Kong dollar, the lawful currency of Hong Kong

“Hong Kong Companies Ordinance”	the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended from time to time

DEFINITIONS

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IAS”	The International Accounting Standards promulgated by the IASB

“IASB”	The International Accounting Standards Board

“ICO”	The Insurance Companies Ordinance (Chapter 41 of the Laws of Hong Kong), as amended from time to time

“IFRS”	standards and interpretations adopted by the International Accounting Standards Board comprising:

• International Financial Reporting Standards;

• International Accounting Standards; and

• interpretations developed by the International Financial Reporting Interpretations Committee or the former Standing Interpretations Committee

“India”	The Republic of India

“Indicia of Control”	has the meaning set forth in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements” in this document

“Indonesia”	The Republic of Indonesia

“Insurance Authority”	the Hong Kong OCI is headed by the Commissioner of Insurance, who has been appointed as the Insurance Authority for administering the ICO

“IT”	information technology

DEFINITIONS

“Investment-linked Investments”	investments related to investment-linked business

“Key Geographical Markets”	Hong Kong, Thailand, Singapore, Malaysia, China and Korea

“Key Markets”	Hong Kong (including Macau), Thailand, Singapore (including Brunei), Malaysia, China and Korea

“Korea”	The Republic of Korea

“Latest Practicable Date”	30 September 2010, being the latest practicable date for the purpose of ascertaining certain information contained in this document

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time

DEFINITIONS

“Liquidation Preference”	has the meaning set forth in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements” in this document

“LLC Agreement”	the operating agreement of AIA Aurora LLC as described in the section headed “Our Relationship with the AIG Group” in this document

“Lock-ups”	the undertakings made by AIG and AIA Aurora LLC pursuant to the Listing Rules

“Macau”	The Macau Special Administrative Region of the People’s Republic of China

“Majority Preferred Holder”	the holders (other than the FRBNY) of preferred units of AIA Aurora LLC representing more than 50% of the then-aggregate Liquidation Preference. As of the date of this document, the FRBNY holds 100% of the preferred units of AIA Aurora LLC and so there are no Majority Preferred Holders

“MAS”	the Monetary Authority of Singapore

“Million Dollar Round Table”	a global professional trade association of life insurance and financial services professionals that recognizes significant sales achievements for insurance agents and financial advisers while working to develop professional and ethical sales practices

“Moody’s”	Moody’s Investors Service

“MPFSO”	Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), as amended from time to time

“Nan Shan”	Nan Shan Life Insurance Company, Ltd.

“NT$”	New Taiwan dollars, the lawful currency of Taiwan

“NYSE”	The New York Stock Exchange

“OCI”	the Office of the Commissioner of Insurance, a regulatory body responsible for the supervision and regulation of the Hong Kong insurance industry

“OFAC”	The Office of Foreign Assets Control of the U.S. Treasury Department, which administers and enforces certain economic and trade sanctions against certain individuals, entities and jurisdictions

DEFINITIONS

“OIC”	the Office of the Insurance Commission of Thailand

“Option”	an option granted to a participant under the Share Option Scheme

“Other Geographical Markets”	Australia, the Philippines, Indonesia, Vietnam, Taiwan, New Zealand, Macau, Brunei and our interest in our joint venture in India

“Other Markets”	Australia, the Philippines, Indonesia, Vietnam, Taiwan, New Zealand and our interest in our joint venture in India

“ORSO”	Occupational Retirement Schemes Ordinance (Chapter 426 of the Laws of Hong Kong)

DEFINITIONS

“Philamlife”	The Philippine American Life and General Insurance Company, an AIA subsidiary

“Philippines”	The Republic of the Philippines

“PineBridge”	PineBridge Investments Asia Limited

“Policyholder and Shareholder Investments”	our total investment portfolio, excluding Investment-linked Investments

“Primus”	Primus — Nan Shan Holding Company Ltd.

“Prudential Transaction”	has the meaning set forth in the section headed “Our History and Reorganisation — Our Reorganisation” in this document

“PRC Guarantees”	has the meaning set forth in the section headed “Connected Transactions — Exempt continuing connected transactions — PRC Guarantees provided by AIG” in this document

“Recovery Act”	the American Recovery and Reinvestment Act of 2009

“Reorganisation”	the reorganisation of the AIA Group as described in the section headed “Our History and Reorganisation” in this document

“S&P”	Standard & Poor’s Rating Services

“SAA”	strategic asset allocation

DEFINITIONS

“Sale Demand”	has the meaning set out in the section headed “Our Relationship with the AIG Group — Certain Shareholder Arrangements” in this document

“Section 35 Orders”	has the meaning set out in the section headed “Supervision and Regulation — Regulatory Framework-Hong Kong — Section 35 Orders” in this document

“SFA”	the Securities and Futures Act of Singapore

“Singapore”	The Republic of Singapore; in the context of our Key Markets, Singapore includes Brunei

“Securities and Futures Commission” or “SFC”	the Securities and Futures Commission of Hong Kong

“Series C Preferred”	the Series C Preferred Stock of AIG held by the AIG Credit Facility Trust

“Series E Preferred”	the Series E Preferred Stock of AIG held by the U.S. Treasury Department as described in the section headed “Our Relationship with the AIG Group” in this document

“Series F Preferred”	the Series F Preferred Stock of AIG held by the U.S. Treasury Department as described in the section headed “Our Relationship with the AIG Group” in this document

“Series G Preferred”	the Series G Preferred Stock of AIG to be held by the U.S. Treasury Department as described in the section headed “Our Relationship with the AIG Group — the AIG Recapitalisation” in this document

“Share(s)”	ordinary share(s) with par value of US$1.00 each in the share capital of the Company

“Special Master”	Office of the Special Master for TARP Executive Compensation

DEFINITIONS

“Solvency II”	Directive 2009/138/EC of the European Parliament and of the Council on the taking-up and pursuit of the business of insurance and reinsurance

“TAA”	tactical asset allocation

“TARP”	The U.S. Troubled Asset Relief Program

“Thailand”	The Kingdom of Thailand

“Towers Watson”	Towers Watson Pennsylvania Inc., as further described in the Actuarial Consultant’s Report set forth in Appendix III to this document, an actuarial consultant engaged to perform certain review work and provide opinions on certain matters related to our insurance business

“Track Record Period”	the period comprising the three fiscal years ended 30 November 2009 and the six months ended 31 May 2010

DEFINITIONS

“United States” or “U.S.”	the United States of America, its territories, its possessions and all areas subject to its jurisdiction

“U.S. dollar” or “US$”	U.S. dollar, the lawful currency of the United States

“U.S. Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“U.S. GAAP”	generally accepted accounting principles in the United States

“U.S. Securities Act”	The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“U.S. Treasury”	the fiscal treasury of the United States Government (i.e. the general fund that is, in essence, the bank account of the U.S. taxpayer)

“U.S. Treasury Department”	The United States Department of the Treasury is the executive agency responsible for promoting economic prosperity and ensuring the financial security of the United States. The U.S. Treasury Department, among other things, is responsible for managing federal finances, collecting taxes and managing government accounts and public debt

“Vietnam”	The Socialist Republic of Vietnam

GLOSSARY
     This glossary contains explanations of certain terms used in this document in connection with the AIA Group and its business. These terms and their meanings may not always correspond to standard industry meaning or usage of these terms.

“A&H”	accident and health insurance products, which provide morbidity or sickness benefits and include health, disability, critical illness and accident cover. A&H insurance products are sold both as standalone policies and as riders that can be attached to our individual life insurance policies. A&H riders are presented together with their respective individual life insurance products for purposes of disclosure of financial information. Standalone A&H insurance includes any riders attached to such products. For purposes of disclosure of ANP, VONB and new business margin, A&H riders attached to traditional life insurance products, and investment-linked and universal life insurance products have been separately disclosed

“affinity customers”	a group of customers who share a common enterprise or social affinity or relationship

“agency leader”	an agent who manages a group of agents

“aided awareness”	in advertising research, the percentage of respondents who recognized advertisements for a specific product or brand in the past 30 days

“allocated equity”	equity attributable to shareholders of AIA Group Limited, less amounts reflected in other comprehensive income, consisting of the fair value reserve and the foreign currency translation reserve

“allocated segment equity”	segment assets less segment liabilities in respect of each reportable segment less fair value and foreign currency translation reserves and adjusted for subordinated intercompany debt

“annualised new premium” or “ANP”	a measure of new business activity that is calculated as the sum of 100% annualised first year premiums and 10% of single premiums, before reinsurance ceded, written during the period

“annuity”	a savings product where the accumulated amount can be paid out to the customer in a variety of income streams

“AUM”	assets under management

“bancassurance”	the distribution of insurance products through banks or other financial institutions

“CAGR”	compound annual growth rate, which is calculated at a constant exchange rate in the section headed “Our History and Reorganisation” in this document

GLOSSARY

“cash surrender value”	the amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract

“cede”	the transfer of all or part of a risk written by an insurer to a reinsurer

“claim”	an occurrence that is the basis for submission and/or payment of a benefit under an insurance policy. Depending on the terms of the insurance policy, a claim may be covered, limited or excluded from coverage

“commission”	a fee paid to an agent or broker by an insurance company for services rendered in connection with the sale or maintenance of an insurance product

“controlling shareholder”	any person who is or group of persons who are together entitled to exercise or control the exercise of 30% (or such other amount as may from time to time be specified in the Hong Kong Code on Takeovers and Merger as being the level for triggering a mandatory general offer) or more of the voting power at general meetings of the issuer or who is or are in a position to control the composition of a majority of the board of directors of the issuers; our controlling shareholders are AIA Aurora LLC and AIG

“credit risk”	the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation

“currency risk”	the risk that asset or liability values, cash flows, income or expenses will be affected by changes in exchange rates

“deferred acquisition costs” or “DAC”	deferred acquisition costs are expenses of an insurer which are incurred in connection with the acquisition of new insurance contracts or the renewal of existing insurance policies. They include commissions and other variable sales inducements and the direct costs of issuing the policy, such as underwriting and other policy issue expenses

“density rate”	life insurance premium per capita

“discretionary participation features” or “DPF”	a contractual right to receive, as a supplement to guaranteed benefits, additional benefits:

• that are likely to be a significant portion of the total contractual benefits;

• whose amount or timing is contractually at the discretion of the issuer; and

•   that are contractually based on the performance of any of the following: a specified pool of contracts or a specified type of contract; a specified pool of assets; or the Company, fund or other entity that issues the contract as discussed in IFRS 4

GLOSSARY

“duration”	the number of years required to receive the present value of a streamed future cash flow, which is often used as an indicator of a bond’s price volatility resulting from changes in interest rates

“embedded value”	an actuarially determined estimate of the economic value of a life insurance business based on a particular set of assumptions as to future experience, excluding any economic value attributable to future new business

“endowment product”	a traditional life insurance product that provides the insured party with various guaranteed benefits if it survives specific maturity dates or periods stated in the policy. Upon the death of the insured party within the coverage period, a designated beneficiary receives the face value of the policy

“equity securities and alternative investments”	equity securities (comprising private and public equities, securities held by consolidated mutual funds managed by AIG, interests in investment funds and the AIA Group’s holding of shares in AIG) and investment property

“expense ratio”	operating expenses expressed as a percentage of TWPI

“financial investments”	equity and fixed income securities plus receivables and derivative financial instruments classified as assets, excluding cash and cash equivalents

“first year premiums”	premiums received in the first year of a recurring premium policy. As such, they provide an indication of the volume of new policies sold

“fixed income securities”	debt securities (consisting of government and government agency bonds, corporate bonds and structured securities) as well as policy loans, mortgage loans on residential and commercial real estate, inter-company loans to fellow subsidiaries of AIG and other loans (less any allowance for loan losses) plus term deposits and cash and cash equivalents

“GDP”	gross domestic product

“high net worth individuals” or “HNWI”	individuals who have investable assets of US$1.0 million or more

“individual life insurance”	comprises insurance policies offered to individuals, such as traditional life insurance, investment-linked and universal life insurance, and standalone A&H insurance

“IFA”	independent financial advisor

“in-force policy”	an insurance policy or contract reflected on records that has not expired, matured or otherwise been surrendered or terminated

“investment experience”	realised and unrealised investment gains and losses recognised in the consolidated income statements

GLOSSARY

“investment funds”	pool of funds held for collective investment purposes

“investment grade”	“BBB-” or above for S&P
“Baa3” or above for Moody’s

“investment income”	investment income comprises interest income, dividends and rental income

“investment-linked financial investments”	financial investments held to back investment-linked contracts

“investment-linked products”, “investment-linked contracts” or “investment-linked insurance products”	investment-linked products are insurance products where the surrender value of the policy is linked to the value of underlying investments (such as collective investment schemes, internal investment pools or other property) or fluctuations in the value of underlying investment or indices. In general, the investment risk associated with these products is borne by the policyholder. Insurance coverage, investment and administration services are provided for which the charges are deducted from the investment fund assets. Benefits payable will depend on the price of the units prevailing at the time of surrender, death or the maturity of the policy, subject to surrender charges. Investment-linked products are presented together with pension products for purposes of disclosure of financial information

“investment property”	property (land and/or a building or part of a building) held to earn rentals or for capital appreciation or both rather than for use by the AIA Group

“investments”	fixed income securities plus equity securities and alternative investments. This may be further defined as financial investments excluding receivables, plus investment property and cash and cash equivalents

“lapse risk”	the risk that, having purchased an insurance policy from the AIA Group, customers either surrender the policy or cease paying premiums on it and so the expected stream of future premiums ceases. Lapse risk is taken into account in building projections of future premium revenues, for example when testing for liability adequacy and the recoverability of deferred acquisition costs

“life insurance premiums”	consideration received with respect to life insurance policies issued or reissued by an insurance company

“loans”	policy loans, mortgage loans on residential and commercial real estate and inter-company loans to subsidiaries of AIG and other loans

“morbidity rate”	incidence rates and period of disability, varying by such parameters as age, gender and period since disability, used in pricing and computing liabilities for accident and health insurance

GLOSSARY

“mortality rate”	rate of death, varying by such parameters as age, gender, and health, used in pricing and computing liabilities for life and annuity products, which contain mortality risks

“net insurance and investment contract benefits”	life insurance investment contract benefits, claims and movements in contract liabilities net of amounts ceded to third party reinsurers, excluding corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds, and investment income related to investment-linked contracts

“net premiums”	life insurance premiums net of reinsurance premiums ceded to third party reinsurers

“net profit attributable to shareholders of AIA Group Limited”	profit for the year after tax and deducting non-controlling interests

“net return on equity”	net return on equity measures our ability to generate returns for our shareholders. Net return on equity is calculated as net profit attributable to shareholders of AIA Group Limited, as a percentage of average total equity attributable to shareholders of AIA Group Limited, which is a simple average of the opening and closing balances

“new business margin”	new business margin is calculated as VONB expressed as a percentage of ANP. For the calculation of new business margin for our Hong Kong reporting segment and for the total for the AIA Group, VONB excludes VONB from our corporate pension business so that the numerator and denominator are expressed on a consistent basis

“new business premiums” or “NBP”	a measure of new business activity that is calculated as the sum of first year premiums on new business (without annualisation) and 10% of single premiums, before reinsurance ceded, written during the period

“new contributions”	a measure of new business activity in respect of our corporate pension business that is calculated as the sum of first year contributions and lump-sum contributions received during the period

“operating expenses”	the expenses of operations excluding restructuring and separation costs

“operating margin”	operating margin measures the operating profitability of our business relative to the volume of the business we generate; operating margin is calculated as operating profit as a percentage of TWPI

“operating profit”	profit before tax excluding investment experience; investment income related to investment-linked contracts; investment management expenses related to investment-linked contracts;

GLOSSARY

corresponding changes in insurance and investment contract liabilities in respect of investment-linked contracts, participating funds and changes in third party interests in consolidated investment funds resulting from the above; policyholders’ share of tax relating to changes in insurance and investment contract liabilities; and other significant items that management considers to be non-operating income and expenses

“operating return on allocated equity”	measures the efficiency of use of capital in our operations. Operating return on allocated equity is calculated as operating profit after tax attributable to shareholders of AIA Group Limited, expressed as a simple average of opening and closing total equity attributable to shareholders of AIA Group Limited, less the fair value and foreign currency translation reserves, and adjusted for subordinated intercompany debt

“participating funds”	distinct portfolios where the policyholders have a contractual right to receive at the discretion of the insurer additional benefits based on factors such as the performance of a pool of assets held within the fund, as a supplement to any guaranteed benefits. The insurer may either have discretion as to the timing of the allocation of those benefits to participating policyholders or as to the timing and the amount of the additional benefits

“participating policies” or “participating business”	contracts of insurance where the policyholders have a contractual right to receive, at the discretion of the insurer, additional benefits based on factors such as investment performance, as a supplement to any guaranteed benefits

“penetration rate”	life insurance premium as a percentage of GDP

“persistency”	the percentage of insurance policies remaining in force from month to month, as measured by premiums. Persistency data discussed in this document, except for 1H 2010, excludes Philamlife which only joined the AIA Group in November 2009

“policy fees”	an annual charge to the policyholder collected in addition to the premium to cover the costs of policy administration and certain other costs

“policyholder and shareholder investments”	investments other than those held to back investment-linked contracts

“private equities”	ordinary shares in a company that are not publicly traded on a stock exchange

“public equities”	ordinary shares publicly traded on an exchange

“recapture”	the action of a ceding company to take back reinsured risks previously ceded to a reinsurer

“regular premium product”	a life insurance product with regular periodic premium payments

GLOSSARY

“reinsurance”	the practice whereby a reinsurer, in consideration of a premium paid to it, agrees to indemnify another party for part or all of the liabilities assumed by the reinsured party under an insurance contract, which the reinsured party has issued

“renewal premiums”	premiums receivable in subsequent years of a multi-year insurance policy

“repurchase agreement”	a repurchase transaction involves the sale of financial investments by the AIA Group to a counterparty, subject to a simultaneous agreement to repurchase those securities at a later date at an agreed price

“reserves”	liability established to provide for future payments of claims and benefits to policyholders net of liability ceded to reinsurance companies

“restructuring and separation costs”	restructuring costs represent costs related to restructuring programmes and are primarily comprised of redundancy and contract termination. Separation costs are those significant and identifiable costs related to the AIA Group’s separation from AIG. Restructuring and separation costs do not form part of operating expenses

“retailassurance”	the distribution of pre-packaged insurance products through retail outlets

“re-Takaful”	reinsurance of Takaful business compliant with Islamic principles

“reverse repurchase agreement”	a reverse repurchase transaction involves the purchase of financial investments with a simultaneous obligation to sell the assets at a future date, at an agreed price

“rider”	a supplemental plan that can be attached to a basic insurance policy, typically with payment of additional premium. Unless otherwise stated, riders include unit-deducting riders for which no premiums are received. The insurance coverage of unit-deducting riders is funded by deduction of units from account balances of the underlying investment-linked and universal life contracts

“securities lending”	securities lending consists of the loan of certain of the AIA Group’s financial investments in third parties’ securities on a short-term basis. See the section headed “Business — Investments — Securities Lending” in this document for additional information. References to the effects of securities lending in the section headed Financial Information in this document relate to the investment income, investment management expenses and finance costs and nonoperating investment return directly arising from securities lending and their consequent impact on operating profit, operating profit after tax and net profit attributable to shareholders of AIA Group Limited

GLOSSARY

“single premiums”	single premium policies of insurance are those that require only a single lump sum payment from the policyholder

“solvency”	the ability of an insurance company to satisfy its policyholder benefits and claims obligations

“solvency margin”	a measure of an insurance company’s solvency

“sq.m.”	square meter

“strategic initiative expenses”	strategic initiative expenses are those operating expenses controlled by the AIA Group’s Strategic Initiatives Office, mainly comprising investment in distribution channel development and operational efficiency

“surrender”	the termination of a life insurance policy or annuity contract at the request of the policyholder after which the policyholder receives the cash surrender value, if any, of the contract

“surrender charge” or “surrender fee”	the fee charged to a policyholder when a life insurance policy or annuity contract is surrendered for its cash surrender value prior to the end of the surrender charge period

“Takaful”	insurance that is compliant with Islamic principles

“tied agency”, “tied agent”	an agency model which employs sales representatives who sell the products of one company exclusively; a sales representative who sells the products of one company exclusively

“total investment portfolio”	investment portfolio composed of cash and cash equivalents, investment property and financial investments but excluding receivables (consisting of amounts due from insurance and investment contract holders, amounts due from agents, brokers and intermediaries as well as insurance and intercompany receivables, receivables from sales of investments and other receivables)

“total premiums”	life insurance premiums for both in-force insurance policies and insurance policies sold during that year

“total weighted premium income” or “TWPI”	total weighted premium income consists of 100% of renewal premiums, 100% of first year premiums and 10% of single premiums (which we refer to as weighted single premiums); it provides an indication of the AIA Group’s longer term business volumes as it smoothes the peaks and troughs in single premiums

“underwriting”	the process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk

“universal life”	an insurance product where the customer pays flexible premiums, subject to specified limits, that are accumulated in an account and are credited with an investment return. The customer may vary the death benefit and the contract may

GLOSSARY

permit the customer to withdraw the account balance, typically subject to a surrender charge

“value of new business” or “VONB”	the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period less the cost of holding required capital in excess of regulatory reserves to support this business

“weighted single premium”	10% of single premiums; it provides an indication of longer term business volumes that takes account of changes in the mix of regular and single premium business

FORWARD LOOKING STATEMENTS
FORWARD LOOKING STATEMENTS
Forward looking statements contained in this document are subject to significant risks and uncertainties.
     This document contains certain forward looking statements relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management as of the date of this document. These forward looking statements are, by their nature, subject to significant risks and uncertainties. These forward looking statements include, without limitation, statements relating to:
•	our business prospects;

•	future developments, trends and conditions in the industry and geographical markets in which we operate;

•	our strategies, plans, objectives and goals;

•	changes to regulatory and operating conditions in the industry and geographical markets in which we operate;

•	our ability to control costs;

•	our dividend policy;

•	the amount and nature of, and potential for, future development of our business; and

•	certain statements in “Financial Information” in this document with respect to trends in prices, volumes, operations, margins, overall market trends, risk management and exchange rates.
     When used in this document, the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “going forward”, “intend”, “may”, “ought to”, “plan”, “project”, “seek”, “should”, “will”, “would” and similar expressions, as they relate to us or our management, are intended to identify forward looking statements. These forward looking statements reflect our views as of the date of this document with respect to future events and are not a guarantee of future performance or developments. You are strongly cautioned that reliance on any forward looking statements involves known and unknown risks and uncertainties. Actual results and events may differ materially from information contained in the forward looking statements as a result of a number of factors, including:
•	any changes in the laws, rules and regulations relating to any aspects of our business operations;

•	general economic, market and business conditions, including capital market developments;

•	changes or volatility in interest rates, foreign exchange rates, equity prices or other rates or prices;

•	the actions and developments of our competitors and the effects of competition in the insurance industry on the demand for, and price of, our products and services;

•	various business opportunities that we may or may not pursue;

•	changes in population growth and other demographic trends, including mortality, morbidity and longevity rates;

FORWARD LOOKING STATEMENTS
•	persistency levels;

•	our ability to identify, measure, monitor and control risks in our business, including our ability to manage and adapt our overall risk profile and risk management practices;

•	our ability to properly price our products and services and establish reserves for future policy benefits and claims;

•	seasonal fluctuations; and

•	the risk factors discussed in this document as well as other factors beyond our control.
     Subject to the requirements of the Listing Rules, we do not intend to update or otherwise revise the forward looking statements in this document, whether as a result of new information, future events or otherwise. As a result of these and other risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this document might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward looking information or statements. All forward looking statements in this document are qualified by reference to the cautionary statements set forth in this section.

RISK FACTORS
RISKS RELATING TO OUR OVERALL BUSINESS
Our business is inherently subject to market fluctuations and general economic conditions.
     Our business is inherently subject to market fluctuations and general economic conditions. In particular, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, unemployment, consumer confidence, declining asset values, capital market volatility and liquidity issues have created difficult operating conditions in the past and could create difficult operating conditions in the future. Difficult operating conditions, such as those present in 2008 and in the first half of 2009, could reduce the demand for our products and services, reduce the returns from our investment activities and otherwise have a material adverse effect on our business, including in the following ways:
•	Decreased sales of our products. An economic downturn or other adverse events may result in higher unemployment levels, lower family income, decreased corporate earnings and reduced business investment and consumer spending, which could in turn significantly reduce the demand for our products. In addition, our ability to sell certain investment products may be materially and adversely affected by excessive volatility in global capital markets.

•	Losses from bonds. An economic downturn or other adverse events may result in financial difficulties or default of issuers of bonds held in our investment portfolios. In addition, credit spread and benchmark interest rate variations could also reduce the fair value of these bonds. Under these circumstances, we may have to impair these bonds or may recognise losses realised upon their sale. Moreover, shareholders’ equity and earnings may be affected by fair value re-valuations of the bonds held in our investment portfolios.

•	Loan portfolio defaults and delinquencies. We may suffer losses due to delinquencies or defaults on our loans included in our investment portfolio.

•	Equity price declines. We may suffer declines in the value of our equity securities held in our investment portfolio as a result of conditions in certain capital markets.

•	Counterparty default. Our counterparties could fail to discharge their obligations to us or we may be unable to secure the products or services of counterparties.
Interest rate fluctuations may materially and adversely affect our profitability.
     We are exposed to fluctuations in interest rates. A substantial portion of our investment assets are in interest-bearing investments. For example, fixed income securities represented 90.2% of the carrying value of total Policyholder and Shareholder Investments as of 31 May 2010. During periods

RISK FACTORS
of declining interest rates our average investment yield will decline as maturing investments, as well as bonds and loans that are redeemed or repaid in order to take advantage of the lower interest rate environment, are replaced with new investments with lower yields and coupon payments. As a result, the decline in interest rates would reduce our return on investments, which could materially reduce our profitability, regardless of whether such investments are used to support particular insurance policy obligations.
     Certain of our insurance obligations have a longer duration than our investment assets. In addition, some of our premiums are calculated based on an assumed investment yield. As such, lower interest rates reduce our average investment yield while our premiums from certain outstanding products remain unchanged, thereby reducing our profitability. Falling interest rates or a prolonged period of low interest rates may make it difficult for us to effectively match our assets to our liabilities. If the current low interest rate environment continues, these negative effects on our profitability will persist or possibly increase as our average investment yield decreases. In addition, if a decrease in the profitability of our products reduces the policyholder surplus relating to our participating products, some payments to policyholders, such as non-guaranteed dividends, will decrease or not be paid. In such circumstances, we may experience an increase in customer dissatisfaction, complaints, potential litigation or surrenders relating to these products.
     The process of pricing our products often entails making assumptions about interest rates. If actual interest rates are lower than the interest rates we assumed during the product pricing process, this could have an adverse effect on the profitability of our products. For products with guaranteed interest rate benefits, declines in interest rates reduce our interest rate spread, or the difference between the amounts that we are required to pay under these products and the rate of return we are able to earn on our investments intended to support our obligations under these products. We have previously offered guaranteed interest products where the guaranteed rate of interest is in excess of current market interest rates. These products were sold primarily in China, the Philippines, Taiwan and Thailand at the then prevailing high market interest rates. As of 31 May 2010, our aggregate contract liabilities for such products, excluding fund deposits without interest guarantees above market interest rates, and net of DAC, calculated in accordance with IFRS, totaled US$4,777 million, or 7.6% of all contracts liabilities net of DAC.
     During periods of rising interest rates, although the increased investment yield increases the returns on our investment portfolio, surrenders and withdrawals of policies may increase as policyholders seek investments with higher perceived returns. This process could lead to a cash outflow from our business. Such outflows could require our investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which could in turn result in realised investment losses. In addition, unanticipated surrenders and withdrawals could require us to accelerate the amortisation of deferred policy acquisition costs, which would materially and adversely affect our results of operations.
     Changes in interest rates could also adversely impact our solvency levels and capital position. Insurance companies are generally required by applicable law to maintain their solvency at a level in excess of statutory minimum standards, and changing interest rates could adversely impact our ability to comply with these standards.
We may be unable to match closely the duration of our assets and liabilities, which could increase our exposure to interest rate risk.
     Matching the duration of our assets to their related liabilities reduces our exposure to changes in interest rates. We seek to manage the risk of duration mismatch by focusing on product offerings whose maturity profiles are in line with the duration of investments available to us. However, our ability to invest in financial instruments that would enable us to closely match the duration and yield of our investment assets and insurance policy liabilities may be restricted by applicable insurance laws, rules and regulations in certain of our geographical markets. In addition, certain geographical markets

RISK FACTORS
may not offer, or have only a limited availability of, long-duration investment assets with appropriate yield. Finally, we may not be able to effectively hedge our interest rate risk through financial derivative products in all of our geographical markets. If we are unable to match closely the duration of our assets and liabilities, we will be exposed to interest rate changes, which may materially and adversely affect our financial condition and results of operations.
An actual or perceived reduction in our financial strength, or a downgrade in our credit ratings, could increase policy surrenders and withdrawals, damage our business relationships and negatively impact new sales of our products.
     Policyholders’ confidence in the financial strength of an insurance company, as well as in the financial services industry generally, is an important factor affecting its business. Any actual or perceived reduction in our financial strength, whether due to a credit rating downgrade, a reduction in our solvency margin, our relationship with AIG (including any downgrade in AIG’s credit rating) or some other factor, could materially and adversely affect our business because any such development may, among other things:
•	increase the number of policy surrenders and withdrawals;

•	damage our relationship with our creditors, our customers and the distributors of our products;

•	negatively impact new sales of our products;

•	require us to reduce prices for many of our products and services to remain competitive;

•	adversely impact our ability to obtain reinsurance on acceptable terms; and

•	increase our borrowing costs as well as affect our ability to obtain financing on a timely basis.
     In connection with and subsequent to the global financial turmoil in 2008 and the AIG Events (which are described in detail in the section headed “Our History and Reorganisation” in this document), we experienced a temporary increase in policy surrenders and withdrawals and a reduction in new business, which we believe was primarily attributable to a perceived reduction in our financial strength. For further details, see the section headed “Financial Information — Results of Operations” in this document. We cannot assure you that we will not experience other reductions in our financial strength, actual or perceived, in the future.

RISK FACTORS
Our cross-border operations pose complex foreign currency, management, legal, tax and economic risks.
     We have extensive operations in 15 geographical markets throughout the Asia Pacific region, which expose us to risks associated with cross-border operations, including:
•	difficulties in managing and staffing multiple management teams;

•	currency exchange rate fluctuations and currency exchange controls; and

•	the burden of complying with a wide variety of political systems, tax regimes, laws and regulatory requirements.
     In addition, certain of our geographical markets, including some of our Key Geographical Markets, are developing and rapidly growing countries and markets that may not have a developed insurance market or a long history of or familiarity with foreign-owned or -operated businesses. These countries and markets may present unique risks, including:
•	political and economic instability, including related to changes in government;

•	inability to protect, or difficulty to enforce effectively, contractual or legal rights;

•	limited protection for, or increased costs to protect, intellectual property rights;

•	limited statistical data for the underwriting of certain insurance products;

•	volatile macroeconomic trends, including potentially significant inflation;

•	capital controls and other restrictions on the movement of currency into and out of the country or market;

RISK FACTORS
•	nationalisation or expropriation of property or assets;

•	rapid demographic and market changes that make it difficult to price products with stable profitability and execute successful business strategies;

•	opaque or unpredictable regulations, as well as broad exercise of regulatory discretion over insurance markets; and

•	evolving legal and regulatory systems that conflict with established industry practices or have difficult compliance requirements.
     We cannot assure you that we will be able to successfully manage all of the risks associated with operating an extensive cross-border business with operations in many developing and rapidly growing countries and markets, and any failure to do so may materially and adversely affect our business, financial condition, results of operations and prospects.
If we are not able to attract, motivate and retain agency leaders and individual agents, our competitive position, growth and profitability will suffer.
     We depend to a significant extent on our agency leaders and individual agents to distribute our products. We face intense competition to attract and retain our agency leaders and individual agents, and we compete with other companies for their services, primarily on the basis of our reputation, product range, compensation and retirement benefits, training, support services and financial position. We may not always be successful in attracting agency leaders and individual agents, and we cannot assure you that our initiatives to retain and attract agency leaders and individual agents will succeed. Competition from other insurance companies and business institutions may also force us to increase the compensation of our agency leaders and individual agents, which would increase operating costs and reduce our profitability. If we are unsuccessful in attracting and retaining agency leaders and individual agents, our ability to effectively market and distribute our products may be negatively affected, which could have a material adverse effect on our financial condition and results of operations.
We depend on key management and actuarial, information technology, investment management, underwriting, sales staff and other personnel, and our business would suffer if we lose their services and are unable to adequately replace them.
     The success of our business is dependent to a large extent on our ability to attract and retain key personnel who have in-depth knowledge and understanding of the life insurance markets in which we operate, including members of our senior management, actuaries, information technology specialists, experienced investment managers and finance professionals, underwriting personnel, sales staff and other personnel. In particular, our former chief financial officer and former general counsel resigned in the second quarter of FY 2010 following the announcement of the Prudential Transaction described in the section headed “Our History and Reorganisation” in this document. In addition, Mark Tucker replaced Mark Wilson, our former group chief executive officer and president, in July 2010. Mr. Wilson has agreed to remain with the AIA Group until the end of 2010 to assist with the transition of the AIA Group to the leadership of Mr. Tucker. Information concerning our current management is contained in the section headed “Directors and Senior Management” in this document.
     Our business could suffer if we lose the services of our personnel and cannot adequately replace them. Moreover, we may be required to increase substantially the number of such personnel in connection with any future growth plans, and we may face difficulty in doing so due to the intense competition in the Asia Pacific life insurance industry for such personnel. In addition, as a result of our relationship with AIG, we may be subject to U.S. laws and regulations that restrict the way we compensate our employees. We cannot assure you that we will be able to attract and retain qualified personnel or that they will not retire or otherwise leave the AIA Group in the near future.

RISK FACTORS
Differences between actual benefits and claims experience and underwriting and reserving assumptions, as well as deviations from the assumptions used in pricing our products, could have a material adverse effect on our financial condition and results of operations.
     We establish and carry reserves as balance sheet liabilities to pay future policyholder benefits and claims. We establish these reserves, price our products and report capital levels and the results of our long-term business operations based on many assumptions and estimates, including:
•	mortality rate (i.e., the relative incidence of death in a given time);

•	morbidity rate (i.e., the incidence rate of a disease or medical condition in a given time);

•	estimated premiums we will receive over the assumed life of the insurance policy;

•	lapse, surrenders and persistency (i.e., how long an insurance policy or contract stays in-force);

•	timing of the event covered by the insurance policy;

•	amount of benefits or claims to be paid;

•	amount of expenses to be incurred;

•	macroeconomic factors such as interest rates and inflation; and

•	investment returns on the assets we purchase with the premiums we receive.
     The process of determining these assumptions and estimates is a difficult and complex exercise involving many variable and subjective judgments. Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid benefits and claims, we cannot precisely determine the amount that we will ultimately pay to settle these liabilities. These amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future. In addition, actual experience, such as lapse, mortality, expense and morbidity, can be different from the assumptions used when we establish reserves for and price our products or otherwise use such assumptions in the conduct of our business. For example, significant changes in mortality could emerge over time, due to changes in the natural environment, the health habits of the insured population, effectiveness of diagnosis and treatment of disease and disability, or other factors. In addition, we may lack sufficient data to make accurate estimates of the future benefits or claims experience. Significant deviations in actual experience from our assumptions could materially and adversely reduce our profitability.
     We evaluate our reserves, net of DAC, periodically, based on changes in the assumptions and estimates used to establish these reserves, as well as our actual policy benefits and claims experience. A liability adequacy test is performed at least annually. See the description of “Liability adequacy testing” set forth in note 2.3 to the Accountant’s Report set forth in Appendix I to this document. If the net reserves initially established for future policy benefits prove insufficient, we must increase our net reserves, which may have a material adverse effect on our liquidity, financial condition and results of operations.
Agent, employee and distribution partner misconduct is difficult to detect and deter and could harm our reputation or lead to regulatory sanctions or litigation against us.
     Agent, employee or distribution partner misconduct could result in violations of law, regulatory sanctions, litigation or serious reputational or financial harm. Such misconduct could include:
•	binding us to transactions that exceed authorised limits;

•	hiding unauthorised or unsuccessful activities, resulting in unknown and unmanaged risks or losses;

RISK FACTORS
•	improperly using or disclosing confidential information;

•	making illegal or improper payments;

•	recommending products, services or transactions that are not suitable for our customers;

•	misappropriation of funds;

•	engaging in misrepresentation or fraudulent, deceptive or otherwise improper activities when marketing or selling products;

•	engaging in unauthorised or excessive transactions to the detriment of our customers; or

•	otherwise not complying with applicable laws or our internal policies and procedures.
     The measures that we have taken to detect and deter misconduct by our agents, employees and distribution partners may not be effective and so we may not always be successful in detecting or deterring such misconduct. We cannot assure you that any such misconduct would not have a material adverse effect on our reputation, business, financial condition, results of operations and prospects.
Losses on our investments may have a material adverse effect on our financial condition and results of operations.
     Our investment returns, and thus our profitability, may be materially and adversely affected by conditions affecting our investments, including currency exchange rates, credit and liquidity conditions, the performance and volatility of capital markets, asset values, and macroeconomic and geopolitical conditions. In particular, our ability to earn a profit on our products depends in part on the returns on investments supporting our obligations under these products, and the value of such investments may fluctuate substantially. Any significant deterioration in one or more of these factors could reduce the value of, and the income generated by, our investment portfolio and could have a material adverse effect on our business, financial condition and results of operations.
Increases in the amount of allowances and impairments taken on our investments could have a material adverse effect on our financial condition and results of operations.
     We determine the amount of allowances and impairments taken in respect of our investments in accordance with IFRS. See note 2 to our financial information included in the Accountant’s Report set forth in Appendix I to this document. Such determination varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset classes. These evaluations and assessments are revised as conditions change and new information becomes available. The determination of the amount of allowances and impairments to be taken on our investment assets may require complex and subjective judgments. We cannot assure you that our management’s best estimates reflect actual losses that we will ultimately incur on these investments, that historical trends will be indicative of future impairments or allowances or that we will not be required under future accounting standards to change the amounts of allowances and impairments of our investments.
Our businesses are highly regulated and compliance with, or failure to comply with, applicable regulations could result in financial losses or harm to our business.
     We are subject to laws, rules and regulations that regulate all aspects of our business. Compliance with applicable laws, rules and regulations, including those we are subject to as a result of our relationship with AIG, may restrict our business activities and require us to incur increased expense and to devote considerable time to such compliance efforts. Some of the laws, rules and

RISK FACTORS
regulations that we are subject to in the geographical markets in which we operate are relatively new and their interpretation and application remain uncertain. In certain other markets, industry practices may not always be compliant with local law and regulation. Failure to comply with any of the applicable laws, rules and regulations (or increased enforcement of previously unenforced rules and regulations) could result in fines, suspension of our business licences or, in extreme cases, business licence revocation, each of which would have a material adverse effect on our business, liquidity, financial condition and results of operations.
     Laws, rules, regulations and regulatory interpretations may change from time to time and such changes could have a material adverse effect on our business. Applicable laws, rules and regulatory interpretations may require us to change the legal structure of the AIA Group. In Singapore, we are preparing to convert AIA Singapore, which currently operates as a branch of AIA, into a subsidiary of AIA. This conversion will result in, among other things, increased operational, tax and related costs to the AIA Group. In China, Malaysia, Indonesia and Thailand, our businesses were established prior to the implementation of increased restrictions on foreign ownership. If any of our wholly-owned businesses were to become subject to more stringent foreign ownership restrictions, this could have a material adverse effect on our business. In certain of our geographical markets, domestic insurance companies or foreign insurance companies that partner with domestic companies may benefit from different regulations or licensing requirements that may give them a competitive advantage. Changes in government policy, legislation or regulatory interpretation applicable to companies in the financial services and insurance industries in any of our geographical markets, which in some circumstances may be applied retrospectively, may materially and adversely affect our product range, distribution network, capital requirements, day-to-day operations, corporate structure and, consequently, our business, financial condition and results of operations.
     We are subject to the regulatory oversight of a number of financial services, insurance, securities and related regulators, as described in the section headed “Supervision and Regulation” in this document. Collectively, these regulators oversee our operations in each of the geographical markets in which we operate and, as a result of this broad oversight, we are occasionally subject to overlapping, conflicting or expanding regulation. These regulators, some of which are governmental entities, have broad authority over our business, including our ownership and shareholding structure, capital, solvency and reserving requirements, investment portfolio allocations, our ability to declare dividends and other distributions (including the timing of dividends and distributions), expand our operations, enter certain lines of business and markets, offer new products, underwrite certain risks, price our products profitably and enter into certain distribution and outsourcing arrangements. In many of our geographical markets, regulator or government action may require us to underwrite certain unprofitable risks or restrict our ability to set product prices aligned with our product pricing and profitability criteria. In addition, there could be a substantial increase in government regulation and supervision of the financial services and insurance industries in the future. We cannot assure you that any regulatory or government action would not have a material adverse effect on our business, financial condition and results of operations.
Recent proposals on an independent insurance authority and a policyholder protection fund in Hong Kong may materially and adversely impact our business.
     The OCI regulates AIA and AIA-B, and these entities are subject to OCI regulation and the requirements of the ICO. As a result, the regulatory framework in Hong Kong is relevant not only to our Hong Kong operations, but also applies to a substantial number of our local operating units that are branches of AIA or AIA-B.
     The OCI is the regulatory body set up for the administration of the ICO and is headed by the Commissioner of Insurance of Hong Kong who has been appointed as the Insurance Authority for administering the ICO. The Hong Kong government has commenced a public consultation process on the establishment of an independent insurance authority that would give the relevant authority

RISK FACTORS
flexibility in its operations and prepare Hong Kong for the risk based capital regulatory regime. The OCI is also exploring with the HKFI the possibility of setting up a policyholder protection fund to be utilised in the event of insurer insolvencies. Compliance with changing regulation in Hong Kong entails costs to the AIA Group, and if such proposals materialise, they may have an impact on our business.
Data privacy laws, rules and regulations in our geographical markets could have a material adverse effect on our business, financial condition and results of operations.
     We are subject to data privacy laws, rules and regulations that regulate the use of customer data. Compliance with these laws, rules and regulations may restrict our business activities, require us to incur increased expense and devote considerable time to compliance efforts. For example, data privacy laws, rules and regulations could limit our ability to leverage our large customer base to develop cross-selling opportunities. Applicable data privacy laws, rules and regulations could also adversely impact our distribution channels, such as direct marketing, and limit our ability to use third-party firms in connection with customer data. A limited number of our bancassurance agreements include provisions providing for the sharing of customer data between the AIA Group and our bancassurance partners, which will be done in accordance with applicable laws, rules and regulations relating to data privacy. Certain of these laws, rules and regulations are relatively new and their interpretation and application remain uncertain. Data privacy laws, rules and regulations are also subject to change and may become more restrictive in the future. In Hong Kong, for example, recent events could result in data privacy laws, rules and regulations being changed.
     Historically, the AIA Group has entered into arrangements in the ordinary course of business for the purchase and/or sale of customer information. We believe that such arrangements were undertaken in all material respects in accordance with applicable laws, rules and regulations relating to data privacy in force at the time. At present, the AIA Group is working closely with applicable regulators to ensure that any arrangements for the purchase and/or sale of customer information is undertaken in accordance with applicable laws, rules and regulations, as well as any further guidelines and circulars provided by the relevant regulators, relating to personal data and data privacy. We intend to undertake arrangements for the purchase and/or sale of customer information in accordance with the applicable laws, rules and regulations relating to data privacy.
     Changes in data privacy laws, rules and regulations could have a material adverse effect on our business, financial condition and results of operations.
The impact of epidemics, international tension, terrorism, war, military actions, natural disasters, climate change or other catastrophes may materially and adversely affect our claims experience, investment portfolio, financial condition and results of operations.
     The threat of epidemics, international tensions in many parts of the world, terrorism, ongoing and future military and other actions, heightened security measures in response to these threats, natural disasters, climate change or other catastrophes may cause disruptions to commerce, reduced economic activity and market volatility. Our insurance business exposes us to claims arising out of such events and catastrophes affecting a large segment of the population. In particular, our life insurance business is exposed to the risk of catastrophic mortality, such as an epidemic or other events that cause a large number of deaths.
     In addition, the occurrence and severity of many catastrophic events, such as epidemics, earthquakes, typhoons, floods and fires, is inherently unpredictable. Significant influenza epidemics have occurred three times in the last century, but the likelihood, timing and severity of any future epidemics cannot be predicted. The effectiveness of external parties, including governmental and non-governmental organisations, in combating the spread and severity of any epidemic could have a material impact on the losses experienced by us. In our group insurance business, a localised event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.

RISK FACTORS
     In accordance with IFRS, we do not establish reserves for catastrophes in advance of their occurrence, and the loss or losses from a single catastrophe or multiple catastrophes could materially and adversely affect our business, financial condition and results of operations. In addition, a significant portion of our assets is comprised of our investment portfolio, which consists primarily of debt and equity securities, and catastrophic events may materially and adversely affect market prices for these investments, thereby causing decreased asset quality during a period in which we may also experience increases in claims incurred. A decrease in asset quality could result in, among other things, a write-down in the fair value of assets and other charges to our earnings, which would reduce our profitability.
Over our long operating history, our geographical markets have undergone significant legal and regulatory changes and there have been significant changes in the ownership, management, personnel and reporting structures of our business. This may make it difficult for us to identify all liabilities associated with our historical activities.
     In many markets in which we operate, there have been significant changes in the legal and regulatory regimes relevant to our business during our tenure in these markets, and legal compliance and enforcement practices have varied widely across the region and over time. In addition, the ownership, management, personnel and reporting structures of our business have changed over time. For example, some of the businesses contributed to the AIA Group as part of the Reorganisation, including Philamlife, AIA Korea, AIA Taiwan and certain businesses and operations of AIA-B, have been managed as part of the AIA Group for only a limited period of time. We have recognised all of the liabilities and disclosed all material contingent liabilities identified by us. However, we cannot assure you that we have identified all potential liabilities associated with our historical activities, and unidentified liabilities could materially and adversely affect our business, financial condition and results of operations.
We are subject to risks related to currency fluctuations and regulation.
     Due to its geographical diversity, our business is subject to the risk of exchange rate fluctuations. Our reporting currency is the U.S. dollar. Because a significant portion of our revenues and expenses are currently denominated in a number of foreign currencies, which we translate to U.S. dollars for financial reporting purposes, we are exposed to foreign exchange rate risk. Changes in exchange rates on the translation of foreign currencies into U.S. dollars are directly reflected in our financial results. In addition, to the extent our liabilities and assets are not denominated in the same currency, we could experience further exposure to exchange rate fluctuations.
     The AIA Group relies on dividends and other distributions and payments among the subsidiaries and branches of the AIA Group to fund its expenses and other obligations, and changes in foreign exchange rates could adversely impact these dividends, distribution and payments. Moreover, certain of the geographical markets in which we operate place restrictions or controls on the movement of currency into and out of the market. This may increase our exposure to exchange rate fluctuations, adversely impact the value of our investment portfolio and impair our ability to deploy our capital in the manner most advantageous to our business. We cannot predict future exchange rate fluctuations, and such fluctuations, particularly with respect to the currencies of our Key Markets such as the Thai Baht, could materially and adversely affect our financial condition and results of operations.
De-pegging of the HK dollar may adversely affect our financial condition and results of operations.
     Although the exchange rate between the HK dollar and the U.S. dollar has been pegged (i.e., the exchange rate is only permitted to fluctuate within a narrow band) since 1983, we cannot assure you that the HK dollar will remain pegged to the U.S. dollar. If the HK dollar were to strengthen against the U.S. dollar, the value of U.S. dollar assets relative to HK dollar liabilities would decline. If the HK dollar’s peg to the U.S. dollar is changed or removed this could have a material adverse effect on our financial condition and results of operations.

RISK FACTORS
We may need additional capital in the future, and we cannot assure you that we will be able to obtain such capital on acceptable terms or at all.
     We may require additional capital in the future in order for us to meet regulatory capital adequacy requirements, remain competitive, enter new businesses, pay operating expenses, conduct investment activities, meet our liquidity needs, expand our base of operations and offer new products and services. To the extent our existing sources of capital are not sufficient to satisfy our needs, we may have to seek external sources. Our ability to obtain additional capital from external sources in the future is subject to a variety of uncertainties, including:
•	our future financial condition, results of operations and cash flows;

•	our ability to obtain the necessary regulatory approvals on a timely basis;

•	any tightening of credit markets (such as what occurred in 2008) and general market conditions for debt and equity raising activities by insurance companies and other financial institutions; and

•	economic, political and social conditions in the geographical markets in which we operate and elsewhere.
     We cannot assure you that we will be able to obtain additional capital in a timely manner or on acceptable terms, if at all. In addition, our ability to raise capital may be restricted as a result of our relationship with the AIG Group and the FRBNY. See the section headed “Our Relationship with the AIG Group — The FRBNY Framework Agreement — Significant Matters Requiring the Prior Approval of the FRBNY” in this document. Future debt financing could include terms that restrict our financial flexibility or restrict our ability to manage our business freely. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant dilution to our shareholders’ equity interests.
Our risk management policies and procedures and internal controls, as well as the risk management tools available to us, may not be adequate or effective.
     Historically, we have followed the risk governance and framework established by AIG in managing our risk exposures, which include insurance, credit, market, liquidity, operational and related risks. Our risk management policies, procedures and internal controls may not be adequate or effective in mitigating our risk exposures, including risks that are unidentified or unanticipated. In particular, some methods of managing risk are based upon observed historical market behaviour and claims experience. These methods may fail to predict future risk exposures, which could be significantly greater than those indicated by historical measures. Other risk management methods depend upon an evaluation of available information regarding operating and market conditions and other matters. This information may not be accurate, complete, up-to-date or properly evaluated. In addition, in geographical markets that are rapidly developing, the information and experience data that we rely on may become quickly outdated by market and regulatory developments.
     Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, as well as appropriate and consistently applied internal control systems. These policies, procedures and internal controls may not be adequate or effective, and our business, financial condition and results of operations could be materially and adversely affected by the corresponding increase in our risk exposure and actual losses experienced as a direct or indirect result of failures of our risk management policies and internal controls. Any hedging programmes that we may utilise may also not be fully effective and may leave us exposed to unidentified and unanticipated risks. We use models in our risk management procedures and these models rely on assumptions and projections that are inherently uncertain.

RISK FACTORS
     In addition, our investment portfolio is governed by our risk management and asset allocation decisions. We may not have adequate risk management tools, policies and procedures, and we may not have sufficient access to resources and trading counterparties to effectively implement investment risk mitigation strategies and techniques related to our investment portfolio. If our investment decision making process fails to minimise losses while capturing gains, we could experience significant financial losses and harm to our business.
We may have difficulty implementing our new financial reporting and information systems and processes.
     Beginning in 2008, as part of the AIA Group’s finance transformation plan, we undertook a corporate initiative to update and improve our financial reporting, actuarial and information systems. A key aspect of the finance transformation plan is the gradual implementation of new financial reporting systems at our group office in Hong Kong and in each of our local operating units. Among other things, we are implementing new automated systems to track and analyze our investments and to eliminate certain manual processes that are difficult to control and more subject to human error than automated processes. Significant time, investment and management resources will be required for these financial reporting systems to be fully updated and optimised, and we may experience difficulties in transitioning to new or upgraded systems, including loss of data, decreases in productivity, business interruptions and substantial additional costs.
     An additional aspect of our finance transformation plan involves migrating to a uniform actuarial platform. Actuarial modeling inherently involves the application of judgment and estimation techniques, and as we implement this migration it is possible that it might impact the valuation of our liabilities to our policyholders.
     We cannot assure you that our system and process improvements will be successfully implemented on a timely basis. If we experience difficulties in implementing new or upgraded information systems, or experience a significant systems failure, our ability to run our business could be adversely affected and we may be required to rely on certain manual processes.
Failure to secure new distribution relationships, as well as any termination or disruption of our existing distribution relationships, may have a material adverse effect on our competitiveness and result in a material impact on our financial condition and results of operations.
     We have increasingly focused on developing our sales through bancassurance, direct marketing and other alternative distribution channels. As these distribution channels become increasingly important in the Asia Pacific life insurance industry, if we fail to secure new distribution relationships or to maintain our existing relationships, whether as a result of a downgrade of our credit ratings or otherwise, our competitiveness may be materially and adversely affected. Many of our distribution relationships are relatively short-term and non-exclusive. Our direct marketing distribution channel could be adversely impacted by the loss of sales staff or sponsor partners, improper activities when selling insurance products, mishandling of customer complaints, changing regulation and suspension of our direct marketing programmes. To the extent we are not able to maintain our existing distribution relationships or secure new distribution relationships, we may not be able to maintain or grow our premiums, and our financial condition and results of operations may be materially and adversely impacted.
Concentration of our investment portfolio in any particular asset class, market or segment of the economy may increase our risk of suffering investment losses.
     Our investment portfolio is comprised primarily of fixed income securities, and we hold significant amounts of government and governmental agency bonds and corporate bonds. As a result, we have significant credit exposure to sovereign and corporate issuers. In particular, as of 31 May 2010, we held Thai government bonds issued in Thai Baht with a carrying value of US$8,714 million, which

RISK FACTORS
represented 13.1% of the carrying value of our total Policyholder and Shareholder Investments. We also have significant risk exposure to banking and other financial institutions. Events or developments that have a negative effect on any particular industry, asset class, group of related industries, country or geographic region may have a greater negative effect on our investment portfolio to the extent that our portfolio is concentrated. These types of concentrations in our investment portfolio increase the risk that, in the event we experience a significant loss in any of these investments, our financial condition and results of operations would be materially and adversely affected.
     In addition, there may not be a liquid trading market for certain of our investments, which is in turn affected by numerous factors, including the existence of suitable buyers and market makers, market sentiment and volatility, the availability and cost of credit and general economic, political and social conditions. Due to the size of some of our fixed income investment holdings, such as Thai government bonds, relative to the size and liquidity of the relevant market, our ability to sell certain securities without significantly depressing market prices, or at all, may be limited. We also hold privately placed fixed income securities, structured securities, private equity investments and real estate investments. As of 31 May 2010, we had total financial assets that are categorised as “Level 3”, as defined in Note 23 of the Accountant’s Report set forth in Appendix I to this document, in the fair value hierarchy with total carrying value of US$1,058 million, or 1.4% of total investments carried at fair value. For additional information, see Note 23 of the Accountant’s Report set forth in Appendix I to this document. If we were required to dispose of these or other potentially illiquid assets on short notice, we could be forced to sell such assets at prices significantly lower than the prices we have recorded in our consolidated financial information.
We are subject to the credit risk of our investment counterparties, including the issuers or borrowers whose securities or loans we hold.
     Issuers or borrowers whose securities or loans we hold may default on their obligations to us. Our investment portfolio includes investment in the financial services sector and other market sectors that have recently experienced significant price fluctuations and defaults. Action, such as investment, nationalisation and other intervention, by governments and regulatory bodies in response to financial and other crises could negatively impact these instruments, securities, transactions and investments. Moreover, certain portions of our investment portfolio may not be rated by independent parties and this may affect our and your ability to evaluate the risks of these investments. Defaults on our investment securities or governmental action involving the issuers of such securities may have a material adverse effect on our financial condition and results of operations, as well as our liquidity and profitability.
     In addition, we cannot assure you that we will not suffer losses due to defaults from certain counterparties related to our investment activities, such as trading counterparties, counterparties under swaps and other derivative contracts and other financial intermediaries and guarantors. Any such losses may have a material adverse effect on our financial condition and results of operations, as well as our liquidity and profitability.
We hold significant amounts of sovereign debt obligations in our investment portfolio.
     We hold significant amounts of local currency- and foreign currency-denominated sovereign debt obligations in our investment portfolio, and consequently are exposed to the risk arising from potential or actual sovereign debt credit deterioration or default. We held government bonds, primarily issued by governments in the Asia Pacific region, with a carrying value of US$20,060 million as of 31 May 2010, representing 30.1% of the carrying value of our total Policyholder and Shareholder Investments. In particular, we held Thai government bonds issued in Thai Baht with a carrying value of US$8,714 million as of 31 May 2010.
     Investment in sovereign debt obligations involves risks not present in investments in debt obligations of corporate issuers. Investing in such instruments creates exposure to the direct or indirect consequences of political, governmental, social or economic changes in the countries in

RISK FACTORS
which the issuers are located and the creditworthiness of the sovereign. In addition, the issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or pay interest when due in accordance with the terms of such debt, and we may have limited recourse to compel payment in the event of a default. A sovereign debtor’s willingness or ability to repay principal and to pay interest in a timely manner may be affected by, among other factors, its cash flow situation, macroeconomic factors such as inflation or deflation, its relations with its central bank, the extent of its foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the sovereign debtor’s policy toward local and international lenders, and the political constraints to which the sovereign debtor may be subject. Periods of economic uncertainty may affect the volatility of market prices of sovereign debt to a greater extent than the volatility inherent in debt obligations of other types of issues. If a sovereign were to default on its obligations, this could have a material adverse effect on our financial condition and results of operations.
We rely on third-party service providers in several areas of our operations and therefore do not have full control over the services provided to us or our customers.
     We rely on third parties in several areas of our operations, including certain investment management and information technology services. In particular, we have outsourced a significant portion of our investment management services. If any of these third parties were to fail to provide these services and we were unable to secure an adequate alternative, our business and results of operations could be materially disrupted and our financial condition could be materially affected.
Our actual financial performance may vary materially from the financial information contained in this document.
     The historical financial information contained in this document may not be a reliable indicator of future results and our future results could vary materially from this historical financial information. Moreover, the historical financial information contained in this document reflects our historical relationship with AIG. Because our relationship with AIG has recently changed, our historical financial information may not fully reflect the impact of these recent changes on our financial condition and results of operations.
Litigation and regulatory investigations may result in significant financial losses and harm to our reputation.
     We face a significant risk of litigation, regulatory investigations and similar actions in the ordinary course of our business, including the risk of lawsuits and other legal actions relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties. For further details concerning pending actions against the Company and certain of the Directors, see the section headed “Business — Legal and Compliance” in this document. Any such action may include claims for substantial or unspecified compensatory and punitive damages, as well as civil, regulatory or criminal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, may remain unknown for significant periods of time. We are also subject to various regulatory inquiries, such as information requests and books and records examinations, from regulators and other authorities in the geographical markets in which we operate.
     A substantial liability arising from a lawsuit judgment or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers or employees could have a material adverse effect on our liquidity, business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant harm to our reputation, which could materially affect our prospects and future growth, including our ability to attract new customers, retain current customers and recruit and retain employees and agents.

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Our business and prospects may be materially and adversely affected if we are not able to manage our growth successfully.
     The life insurance market in the Asia Pacific region has experienced significant growth in recent years. Management of our growth to date has required significant management and operational resources and is likely to continue to do so. We intend to expand our business and operations, and the successful management of any such future growth will require, among other things:
•	the continued development of adequate underwriting and claim handling capabilities and skills;

•	stringent cost controls;

•	sufficient capital base;

•	the continued strengthening of financial and management controls and information technology systems;

•	increased marketing and sales activities; and

•	the hiring and training of new employees and agents.
     We cannot assure you that we will be successful in managing future growth. In particular, we may have difficulties in hiring and training sufficient numbers of customer service personnel and agents to keep pace with any future growth in the number of our customers. In addition, we may experience difficulties in upgrading, developing and expanding our information technology systems quickly enough to accommodate any future growth. If we are not able to manage future growth successfully, our business and prospects may be materially and adversely affected.
We may undertake investments, acquisitions, distribution arrangements, partnerships and new business lines and strategies, which may not be successful.
     As part of our overall strategy, we may acquire certain businesses, assets and technologies, as well as develop new products and distribution channels that are complementary to our business. Such transactions and initiatives could require that our management develop expertise in new areas, manage new business relationships and attract new types of customers. Furthermore, such transactions and initiatives may require significant attention from our management, and the diversion of our management’s attention and resources could have a material adverse effect on our ability to manage our business. We may also experience difficulties integrating any investments, acquisitions, distribution arrangements and/or partnerships into our existing business and operations. We cannot assure you that we will be able to successfully implement these initiatives or that we will be able to identify successful initiatives in the future. These acquisition and business initiatives may also expose us to potential risks, including risks associated with:
•	the integration of new business lines, operations and personnel;

•	the diversion of resources from our existing business and technologies;

•	the potential loss of, or harm to, relationships with employees or customers; and

•	unforeseen or hidden liabilities.
     If we fail to successfully identify or undertake future investments, acquisitions, distribution arrangements, partnerships and new business lines and strategies, we may experience a material adverse effect on our business, financial condition and results of operations.

RISK FACTORS
The terminated Prudential Transaction resulted in disruptions to our day-to-day operations that have had and could continue to have an adverse effect on our business and prospects.
     On 1 March 2010, AIG entered into an agreement to sell the AIA Group to Prudential plc. This transaction was mutually terminated on 1 June 2010. See the section headed “Our History and Reorganisation — Our Reorganisation” in this document. Between 1 March 2010 and 2 June 2010 this transaction demanded a significant amount of AIA Group resources and management attention, including resources and attention that would otherwise have been utilised to further ongoing AIA Group corporate initiatives. The terminated Prudential Transaction also adversely impacted and may continue to adversely impact agency recruitment and new business production by our agents. In addition, certain Prudential plc employees conducted customary due diligence on the AIA Group that, although subject to strict confidentiality and competition precautions, gave them access to certain AIA Group management and business information, which may result in competitive harm to the AIA Group. We cannot assure you that our business and prospects will not be materially and adversely affected by the terminated Prudential Transaction.
We may be unable to utilise reinsurance successfully.
     Our ability to obtain external reinsurance on a timely basis and at a reasonable cost is subject to a number of factors, many of which are beyond our control. In particular, certain risks that we are subject to, such as epidemics, are difficult to reinsure. If we are unable to renew any expiring external coverage or obtain acceptable new external reinsurance coverage, our net risk exposure could increase or, if we are unwilling to bear an increase in net risk exposure, our overall underwriting capacity and the amount of risk we are able to underwrite would decrease. To the extent that we are unable to utilise external reinsurance successfully, our business, financial condition and results of operations may be materially and adversely affected.
     In addition, although a reinsurer would be liable to us for the risk transferred pursuant to a reinsurance arrangement, such an arrangement does not discharge our primary liability to our policyholders. As a result, we are exposed to credit risk with respect to reinsurers in all lines of our insurance business. In particular, a default by one or more of our reinsurers under our reinsurance arrangements would increase the financial losses arising out of a risk we have insured, which would reduce our profitability and may have a material adverse effect on our liquidity position. We cannot assure you that our reinsurers will always be able to meet their obligations under our reinsurance arrangements on a timely basis, if at all. In addition, under a small number of reinsurance agreements, we receive payments from our reinsurers through brokers. We are consequently subject to the risk of non-payment from these brokers. From FY 2007 to FY 2009, we have not experienced any third-party reinsurer or broker default. However, if our reinsurers or brokers fail to pay us on a timely basis, or at all, our business, financial condition and results of operations may be materially and adversely affected.
Our operations could be disrupted by unexpected network interruptions caused by system failures, natural disasters, terrorist attacks, unauthorised tampering or security breaches of our information technology systems.
     Our business depends heavily on the ability of our information technology systems to timely process a large number of transactions across different geographical markets and numerous product lines. In particular, transaction processes have become increasingly complex and the volume of transactions continues to grow. The proper functioning of our financial controls, accounting, customer database, customer service and other data processing systems, including those relating to underwriting and claims processing functions, together with the communications systems linking our headquarters, local operating units and main information technology centres, is critical to our operations and to our ability to compete effectively. Although we maintain a network of disaster recovery facilities designed to be activated in place of primary facilities in the event of failure, we

RISK FACTORS
cannot assure you that our business activities would not be materially disrupted in the event of a partial or complete failure of any of these or other information technology or communications systems. These failures could be caused by, among other things, software bugs, computer virus attacks, conversion errors due to system upgrading, failure to successfully implement ongoing information technology initiatives, natural disasters such as earthquakes and floods, war, terrorist attack and unanticipated problems at our existing and future facilities. In addition, we are subject to risks related to AIG’s provision to us of certain information technology and communications services. We did not experience any network interruptions during the Track Record Period that had a material adverse effect on our business taken as a whole. A failure of our information technology or communications systems could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.
Our brand names and intellectual property are important to us and we may not be able to protect them.
     “AIA” and other brand names and intellectual property rights are important assets of the AIA Group. We have spent significant resources establishing and promoting these brand names, and we expect to expend significant resources promoting these brand names in the future. We rely on a combination of trademark, copyrights, trade secrets, domain names and other methods to protect our intellectual property rights, including our brands. We may not be able to protect the “AIA” and other brand names and may need to defend them against infringement claims, which could reduce the value of goodwill associated with our names, result in the loss of competitive advantage and materially harm our business and profitability. We have not identified any infringements of our brand names and intellectual property during the Track Record Period that had a material adverse effect on our business taken as a whole. We may need to resort to litigation or other proceedings to enforce our intellectual property rights. However, the validity, enforceability and scope of protection of intellectual property rights in certain geographical markets in which we operate may be uncertain, and we may not be successful in enforcing these rights. As a result, we may not be able to adequately protect our intellectual property rights. Any litigation, proceeding or other effort to protect our intellectual property rights could also result in substantial costs and diversion of resources and could materially harm our business and profitability. If we are unable to protect our brand names and other intellectual property rights from infringement, our competitive position may be undermined, and we may suffer material losses as well as reputational damage.
     In addition, certain of our local operating units and products used the “AIG” name or trademarks derived from the AIG brand. We have rebranded those local operating units and products that employed the AIG name or brand to more closely associate them with AIA. No rebranding was undertaken in the Philippines, where we will continue to use the strong Philamlife brand. In addition, our joint venture in India will continue to use the AIG brand until we have agreed with our joint venture partner regarding our branding strategy in India. We cannot assure you that our re-branding efforts will be successful or that we will be able to secure adequate legal protection for our key brands in all of these geographical markets and we do not yet know how these local operating units and products will perform under “AIA” names.
Registration of the AIA Group’s logo as a trademark is pending approval.
     As of the Latest Practicable Date, we are in the process of registering the current AIA logo in all jurisdictions in which the AIA Group conducts its business except for Brunei, where the registration has already been obtained. For complete details of the pending trademark applications, see the table set forth in Appendix VII to this document.
     As noted above, the AIA Group’s brand names and intellectual property rights are important assets of the AIA Group, and we have obtained prior trademark registrations of variations of the AIA logo across the Asia Pacific region. As of the Latest Practicable Date, we were not aware of any material infringement of our intellectual property rights, and we believe that we have taken all

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reasonable measures to prevent any infringement of any third-party intellectual property rights in relation to the AIA logo.
     There is no assurance, however, that we will not receive an objection to the pending trademark applications. Any claim in relation to the use of the current AIA logo by the AIA Group in the future, regardless of its merits, may give rise to increased trademark prosecution and potential litigation costs.
RISKS RELATING TO OUR CORPORATE STRUCTURE
The interests of the AIG Group, the FRBNY, the U.S. Treasury Department or the AIG Credit Facility Trust may not be aligned with your or our interests.
     All of the voting common units of AIA Aurora LLC are held by AIG. As a result, AIA Aurora LLC and AIG will have the ability to exercise significant influence over our business. Under the Listing Rules and the Articles, we are required to seek shareholders’ approval with respect to certain corporate matters. The vote by AIA Aurora LLC may not be the same as the decision of the Board on such matters. Moreover, even with respect to corporate matters that are subject only to Board approval under the Listing Rules or the Articles, AIA Aurora LLC may override the decision of the Board by convening a general meeting to replace or remove the Directors and/or pass a resolution to override the resolution of the Board and cause the Company to take such other course of action as AIG may determine. If AIA Aurora LLC removes or replaces the Directors or otherwise overrides decisions of the Board, the operation of our business may be disrupted and we may be subject to claims from third parties involved in transactions our Board had previously approved.
     Various conflicts of interest between the AIG Group and the AIA Group could arise going forward. The AIA Group has in the past entered, and expects that it will in the future enter, into various transactions with the AIG Group. See the section headed “Connected Transactions” in this document. Going forward, we intend to comply with the applicable Listing Rules and other regulations related to connected transactions. In addition, the AIG Group and the AIA Group are not restricted in any manner from competing with one another. There can be no assurance that conflicts of interest will not arise between the AIA Group and the AIG Group, including with respect to future business opportunities, or that any such conflicts will be resolved in our favour.
     The AIG Credit Facility Trust holds for the sole benefit of the U.S. Treasury the Series C Preferred of AIG that represents approximately 77.9% of the voting power of the Series C Preferred and common stock of AIG voting together, and therefore has the ability to exert influence over the AIG Group. If the AIG Recapitalisation is implemented pursuant to the agreement in principle described in the section headed “Summary—The AIG Events and Certain Shareholder Arrangements—The AIG Recapitalisation” in this document, the U.S. Treasury Department will have an ownership stake representing approximately 92.1% of the common stock of AIG. The FRBNY is a significant creditor of AIG and a number of significant matters relating to the AIA Group will be subject to the prior approval of the FRBNY. The interests, including the public policy interests, of the FRBNY, the U.S. Treasury Department and the AIG Credit Facility Trust could conflict with your or our interests, and the FRBNY, the U.S. Treasury Department and the AIG Credit Facility Trust, acting for the sole benefit of the U.S. Treasury, may take actions that have a material adverse effect on our business, financial condition or results of operations or the market value of our Shares.
     The FRBNY’s approval rights under the FRBNY Framework Agreement will terminate upon AIA Aurora LLC having received aggregate net proceeds from the sale of Shares owned by AIA Aurora

RISK FACTORS
LLC in the future in an amount equal to at least US$13.6 billion. The FRBNY’s approval rights under the LLC Agreement will terminate upon the payment in full of the Liquidation Preference of the preferred units in AIA Aurora LLC. If the AIG Recapitalisation is implemented in accordance with the agreement in principle described in the section headed “Summary—The AIG Events and Certain Shareholder Arrangements—The AIG Recapitalisation” in this document, it is anticipated that substantially all of the net proceeds of the sale of our Shares in the future will be loaned to AIG to repay the FRBNY Credit Agreement instead of being used to reduce the Liquidation Preference of the preferred units. Consequently, the reduction of the Liquidation Preference and the termination of the FRBNY’s approval and other rights under the LLC Agreement may not occur until a significant period of time after the occurrence of the sale of our Shares in the future. The FRBNY’s approval rights under the LLC Agreement and the FRBNY Framework Agreement would also be exercisable by the U.S. Treasury Department after assignment of these rights in connection with the AIG Recapitalisation as further described in the section headed “Summary—The AIG Events and Certain Shareholder Arrangements—The AIG Recapitalisation” in this document.
The FRBNY has approval rights over a number of significant matters relating to the AIA Group which the FRBNY may exercise in ways that adversely affect you and the value of your Shares.
     In connection with the Reorganisation, AIA Aurora LLC and the FRBNY (among others) entered into the LLC Agreement and the Company and the FRBNY will enter into the FRBNY Framework Agreement. Pursuant to the terms of these agreements, and as described in the section headed “Our Relationship with the AIG Group” in this document, a number of significant matters relating to the AIA Group will be subject to the prior approval of the FRBNY. The interests, including the public policy interests, of the FRBNY may differ from your or our interests, and there can be no assurance that the FRBNY will exercise its approval rights in your or our best interests. The FRBNY’s exercise of its approval rights may restrict our ability to conduct the business of the AIA Group as we would like to conduct it, which may have a material adverse effect on our business, financial condition and results of operations. In addition, the FRBNY’s exercise of its approval rights may prevent or delay certain transactions. For example, the FRBNY may withhold its approval to an acquisition, or other change in control, of the Company, which may deprive you of an opportunity to sell your Shares at a premium to the then prevailing market price.
The FRBNY has the right to initiate a sale of the AIA Group to a third party, which it may exercise in ways that adversely affect you and the value of your Shares.
     Pursuant to the terms of the LLC Agreement, and as described in the section headed “Our Relationship with the AIG Group” in this document, the FRBNY will have the right at any time, subject to certain limitations, to require AIA Aurora LLC to use its best efforts to effect the sale of the AIA Group or, if FRBNY wishes to sell its membership interest in AIA Aurora LLC to a third party, to require the other members of AIA Aurora LLC to sell their membership interest in AIA Aurora LLC to such person at the same time. In addition, if the preferred units in AIA Aurora LLC have not been fully redeemed by 1 December 2013, any holders (other than the FRBNY) of preferred units of AIA Aurora LLC representing more than 50% of the then aggregate Liquidation Preference (the “Majority Preferred Holders”) will also be entitled to make a Sale Demand or effect a Drag-Along Sale after such date. As of the date of this document, the FRBNY holds 100% of the preferred units of AIA Aurora LLC and so there are no Majority Preferred Holders.
     We will be obliged to cooperate with the FRBNY and any Majority Preferred Holder in connection with any such sale of the AIA Group or AIA Aurora LLC. The interests of the FRBNY and any Majority Preferred Holder may differ from your or our interests with respect to any sale of the AIA Group or AIA Aurora LLC. We cannot predict if or when the FRBNY or any Majority Preferred Holder may elect to exercise its right to require AIA Aurora LLC to use its best efforts to effect the sale of the AIA Group, or if or when the AIA Group may be sold in connection with the exercise of such right. Similarly, we cannot predict if or when the FRBNY or any Majority Preferred Holder may elect to require the other members of AIA Aurora LLC to sell their membership interests in AIA Aurora LLC to a third party to effect a sale of AIA Aurora LLC. In the event that any such sale leads to a person or persons acting in

RISK FACTORS
concert holding directly or indirectly 30% or more of the voting rights of the Company, such person or persons may be required to make a mandatory offer to shareholders in accordance with the Hong Kong Code on Takeovers and Mergers. We cannot predict the price which may be realised by the Company or our shareholders in connection with any such sale of the AIA Group or such mandatory offer. It is possible that the price per Share that may be realised by our shareholders in any such sale or mandatory offer may be less than the price at which they acquired their Shares.
     The FRBNY’s rights to make a Sale Demand or effect a Drag-Along Sale would also be exercisable by the U.S. Treasury Department after transfer of these rights in connection with the AIG Recapitalisation as further described in the section headed “Summary — The AIG Events and Certain Shareholder Arrangements — The AIG Recapitalisation” in this document.
     Transactions pursuant to a Sale Demand or Drag-Along Sale may require our management’s attention and resources and could be disruptive to our business. Moreover, such transactions could result in a new direct or indirect shareholder obtaining control over us. Such a shareholder may have a different business strategy for the AIA Group and could take actions that you may not agree with, or that are not in your or our best interests.
The ability of AIA Group Limited to pay dividends on our Shares and of the AIA Group to meet its obligations depends on dividends and other distributions and payments from and among the AIA Group’s operating subsidiaries and branches, which are subject to contractual, regulatory and other limitations.
     AIA Group Limited is a holding company and does not conduct any significant business operations of its own. AIA Group Limited depends upon dividends and other distributions and payments from AIA for its cash flow, and AIA depends upon dividends and other distributions and payments from AIA subsidiaries and branches for substantially all of its cash flow. Substantially all of the AIA Group’s assets are held by these subsidiaries and branches. The ability of AIA Group Limited to pay dividends, if any, on the Shares and the ability of the AIA Group to pay its expenses and meet its obligations is largely dependent upon the flow of funds from and among the AIA Group’s subsidiaries and branches. We cannot assure you that our subsidiaries and branches will be able to make dividend payments and other distributions and payments in an amount sufficient to meet the AIA Group’s cash requirements or to enable AIA Group Limited to pay any dividends on our Shares.
     The payment of dividends and other distributions and payments from and among the AIA Group’s subsidiaries and branches is regulated by applicable insurance, foreign exchange and tax laws, rules and regulations. The amount and timing of certain dividends, distributions and other payments by our insurance subsidiaries or branches require regulatory approval. In particular, the payment of dividends, distributions and other payments to AIA Group Limited by AIA is subject to the oversight of the OCI. Insurance regulators may prohibit the payment of dividends or other distributions and payments by our insurance subsidiaries and branches if they determine that such payment could be adverse to the interests of relevant policyholders or contract holders. The members of AIA Group paid dividends of US$261 million, US$346 million and US$25 million in FY 2007, FY 2008 and FY 2009, respectively. See the Accountant’s Report set forth in Appendix I to this document. Such historical payments by the members of the AIA Group may not be representative of future payments, if any, the members of AIA Group may make to other members of the AIA Group or the dividends, if any, AIA Group Limited may pay on our Shares.
     In addition, payment of dividends, distributions and other payments by the AIA Group could be subject to relevant taxation, regulations regarding the repatriation of earnings, monetary transfer restrictions and foreign currency exchange regulations. For example, our branches and subsidiaries are generally subject to the prudential supervision of their relevant markets and regulators. In most of our markets, the approval from relevant local regulatory bodies is required before the AIA Group’s branches and subsidiaries can remit surplus distributions. In particular, we have historically been limited by regulators in Thailand on the extent to which we can distribute surplus capital from AIA

RISK FACTORS
Thailand to any other subsidiary or branch of the AIA Group. Covenants contained in agreements relating to any future AIA Group debt could also restrict such payments. As of 31 May 2010, the AIA Group’s debt agreements contained no covenants which could materially restrict our payment of dividends or other distributions except for the loan facility for AIA Central which restricts certain payments by the owner of AIA Central, our 90%-owned subsidiary Bayshore Development Group Limited. For information on the AIA Group’s debt arrangements see the section headed “Financial Information — Indebtedness” in this document.
We face risks related to changes in our ownership.
     Certain of our agreements and other business arrangements require the consent of the counterparty or other parties in connection with certain changes in our ownership and other events related to us. In particular, changes in our ownership or other corporate events may trigger events of default in our material business agreements and arrangements, provide a counterparty or other party with an opportunity to renegotiate an agreement or arrangement in a manner disadvantageous to us or result in us having to meet other requirements that could be disadvantageous to our business and operations. We may also be adversely affected by changes in ownership of AIA Aurora LLC or its owners, including AIG. Furthermore, changes in our ownership could also require the approval of governmental authorities, and we cannot assure you that those approvals would be obtained on terms acceptable to us or on a timely basis or at all. We also cannot be certain when we may experience events that would trigger any of the foregoing. Changes in our ownership, whether as a result of the sale of our Shares in the future, future sales by AIA Aurora LLC of its ownership stake in us or other transactions may have a material adverse effect on our business, results of operations and financial condition.
The Series E Preferred and Series F Preferred impose, and the AIG Recapitalisation would impose, restrictions that may materially restrict and adversely affect our business.
     The Series E Preferred and Series F Preferred held by the U.S. Treasury Department impose restrictions on AIG and its subsidiaries and it is expected that the definitive documentation for the proposed AIG Recapitalisation will contain similar restrictions. These preferred securities include restrictions related to employee compensation as well as provisions requiring AIG and its subsidiaries to comply with AIG’s corporate policies on corporate expenses and its policy on lobbying, governmental ethics and political activity. These policies provide employees and, in certain circumstances, directors with guidelines that address, among other things, corporate expenditures, including entertainment and transportation expense practices, as well as potential conflicts of interests resulting from political activities, including political advocacy and financial contributions to political campaigns. These policies generally do not provide for explicit monetary caps. If an employee fails to comply with these policies it may result in disciplinary actions that can include financial sanctions and termination of employment. As a subsidiary of AIG, the AIA Group is subject to these restrictions and these restrictions could materially restrict and adversely affect the AIA Group’s business. In addition, the AIG Framework Agreement requires us to comply with these restrictions because they are reflected in AIG’s compliance policies and procedures that we are obliged to comply with for so long as (i) AIG directly or indirectly beneficially owns 50% or more of the voting equity interests of AIA Group, (ii) AIG has the ability to elect a majority of the Board, or (iii) AIG otherwise has de facto (or negative) control over the AIA Group as reasonably determined by AIG in accordance with applicable U.S. extraterritorial laws. A failure of the AIA Group to comply with these restrictions could result in a claim against the AIA Group for breach of contract under the AIG Framework Agreement. For additional information concerning these arrangements, see the sections headed “Our relationship with the AIG Group — Certain Shareholder Arrangements — The AIG Framework Agreement” and “Risk Factors — Risks Relating to our Relationship with the AIG Group — Due to our relationship with AIG we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors are not subject to” in this document.

RISK FACTORS
RISKS RELATING TO OUR RELATIONSHIP WITH THE AIG GROUP
Events relating to the AIG Group could continue to harm our business and reputation.
     Following the AIG Events, our customers, agents and employees, regulators and business counterparties expressed concerns about the business and financial condition of the AIG Group and the AIA Group. Going forward, we will continue to have certain relationships with the AIG Group, including through the provision of certain services to us, its ownership interest in AIA Aurora LLC and the LLC Agreement and the AIG Framework Agreement described in the section headed “Our Relationship with the AIG Group” in this document. In addition, although we have re-branded a number of our products and businesses to more closely associate them with AIA, in part to overcome any perception of instability surrounding the AIG Group, we cannot assure you that our re-branding efforts will be successful or that events related to the AIG Group will not adversely impact our reputation. Although we are a separate legal entity from AIG, our customers and other market participants may not recognise this feature of our corporate structure.
     The AIG Group is subject to a number of risks and uncertainties, and the AIG Group has been dependent on the facility provided by the FRBNY under the FRBNY Credit Agreement, the FRBNY’s Commercial Paper Funding Facility and other transactions with the FRBNY and the U.S. Treasury Department as its primary sources of liquidity. In addition, AIG and certain of its subsidiaries also have been dependent on the FRBNY and the U.S. Treasury Department to meet collateral posting requirements, to make debt repayments as amounts come due, and to meet capital or liquidity requirements. The AIG Group may need additional U.S. Government support to meet its obligations as they come due. If additional support is not available in such circumstances, there could be substantial doubt about AIG’s ability to operate as a going concern.
     Any future deterioration in the AIG Group’s business, lack of market confidence in the AIG Group, inability of the AIG Group to meet its capital and liquidity requirements or other events adversely impacting the AIG Group could have a material adverse effect on our business, financial condition or results of operations.
We may face competition from the AIG Group.
     The AIA Group and the AIG Group have not made any undertakings to each other that would require them or any of their respective affiliates to not compete with each other. Therefore, neither the AIA Group nor the AIG Group is restricted from establishing competing businesses in the geographical markets in which the other operates.
     Historically, we have not been subject to material competitive pressure from AIG Insurance Affiliates, and no AIG Insurance Affiliate has focused on life insurance business in our geographical markets except for Nan Shan. Nan Shan competes with AIA Taiwan in Taiwan, particularly with respect to group insurance and mortgage insurance products, and could seek to enter our other geographical markets in the future. Nan Shan has historically operated, to a significant degree, independently from the AIA Group, and for a comparison of Nan Shan and AIA Taiwan, see the section headed “Business —Competition” in this document. Following a careful review, AIG determined that it was in the best interests of both the AIA Group and Nan Shan for Nan Shan not to be included in the AIA Group as part of its Reorganisation. AIG entered into a share purchase agreement, dated as of 13 October 2009, as amended from time to time, to sell AIG’s interest in Nan Shan, representing approximately 97.57% of the outstanding shares in Nan Shan to a consortium led by Primus. The share purchase agreement was terminated on 20 September 2010. AIG is currently reviewing various options and alternatives with respect to its Nan Shan business.
     Except as disclosed in the paragraph immediately above, as of the Latest Practicable Date, neither AIG nor the AIA Group is aware of any definitive plans of any AIG Insurance Affiliate to sell life insurance products in any of the AIA Group’s geographical markets. For these reasons (among

RISK FACTORS
others), none of the AIG Insurance Affiliates were included in the AIA Group as part of our Reorganisation, and there is currently no intention to include the AIG Insurance Affiliates in the AIA Group in the future. It is possible that certain AIG Insurance Affiliates may seek to offer life insurance products in some of our geographical markets in the future and compete with our life insurance business. In particular, AIG Star and AIG Edison, have a significant presence in Japan, provide a range of insurance and savings products similar to our own and could seek to enter our geographical markets. On 30 September 2010, AIG announced a definitive agreement to sell AIG Star and AIG Edison to Prudential Financial, Inc., for a total purchase price of $4.8 billion, comprising $4.2 billion in cash and $0.6 billion in the assumption of third-party debt. The transaction is subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals, and so there can be no assurance that the transaction will close. Prudential Financial, Inc., a financial services company with operations in the United States, Asia, Europe and Latin America, is not affiliated with Prudential plc. Similarly, ALICO has a significant presence in Japan and, on 7 March 2010, AIG entered into a definitive agreement with MetLife, Inc. for the sale of ALICO and Delaware American Life Insurance Company by AIG to MetLife, Inc. for approximately US$15.5 billion. The transaction is expected to close in the fourth quarter of 2010. However, the transaction is subject to customary closing conditions and so there can be no assurance that the transaction will close on schedule or at all. Following the closing of these transactions, ALICO, AIG Star and AIG Edison will cease to be members of the AIG Group and it is possible that they could seek to offer life insurance products in some of our geographical markets in the future and compete with our life insurance business.
     In some of our geographical markets, we hold licences that permit us to offer general insurance products. Our general insurance business makes up a relatively small portion of our business. Our net premiums earned from our general insurance business (which includes certain A&H, motor vehicle damage and liability and property damage and general liability lines) were US$23 million, US$25 million, US$26 million and US$15 million in FY 2007, FY 2008, FY 2009 and 1H 2010, respectively. Based on the relatively small size of this business, we believe that the extent of competition between the AIA Group and the AIG Insurance Affiliates is not material to our business. If we were to seek to expand our offering of general insurance products in these or other geographical markets, we may encounter competitive pressure from AIG Insurance Affiliates that offer general insurance business in these markets. In addition, in some of our markets, A&H insurance products are sold both by life insurance companies (both on a stand-alone basis and as riders) and general insurance companies (on a stand-alone basis only). Accordingly, we may be subject to competitive pressure from AIG Insurance Affiliates relating to the sale of A&H insurance products. In particular, Chartis currently offers a wide range of general insurance products for individuals, small businesses and multinational companies in many of our geographical markets, and their product offering includes A&H insurance and employee benefits products.
     If competitive pressure posed to us by AIG Insurance Affiliates were to increase in the future and we were unable to compete effectively, our business and prospects could be materially harmed.
Due to our relationship with AIG, we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors may not be subject to.
     We entered into the AIG Framework Agreement primarily to enable AIG to comply with U.S. federal securities laws and various other U.S. laws, rules and regulations that may apply to AIG and its subsidiaries. Consequently, pursuant to the terms of the AIG Framework Agreement, we will need to continue to comply with certain U.S. laws, rules and regulations that may not impact our competitors, such as the FCPA, the Sarbanes-Oxley Act of 2002, the trade sanctions laws and regulations administered by OFAC and other U.S. laws, rules and regulations. These laws, rules and regulations subject us to liability, compliance costs and restrictions on our business that our competitors may not be subject to. For example, the FCPA generally prohibits U.S. companies and their intermediaries from making certain payments to foreign officials for the purpose of obtaining or

RISK FACTORS
retaining business. For so long as we are obliged to comply with the requirements of the FCPA as a result of our relationship with AIG, we may be subject to material fines as well as other regulatory enforcement actions which could have severe consequences for us. We intend to comply with all applicable U.S. laws, rules and regulations and to the extent that our competitors do not have to comply with such laws, rules and regulations, we could be at a competitive disadvantage. In addition, we have agreed to comply with AIG’s compliance policies relating to these U.S. laws, rules and regulations for so long as AIG has Indicia of Control with respect to AIA. Going forward, we will continue to be subject to AIG’s compliance policies and procedures under the AIG Framework Agreement as a result of AIG’s ongoing board representation and significant ownership stake (going forward, AIG’s wholly-owned subsidiary, AIA Aurora LLC, is expected to retain      % of our Shares and voting rights). We cannot assure you that our policies for compliance with these and similar laws and regulations will be effective. Any determination that we have violated such laws and regulations could have a material adverse effect on our business.
     On 17 February 2009, the Recovery Act was signed into law. The Recovery Act contains restrictions on bonus and other incentive compensation payable to the five executives named in a company’s proxy statement and the next twenty highest paid employees of each company receiving TARP funds. AIG and its subsidiaries are also subject to the review of the Special Master. Pursuant to the Recovery Act, the Special Master has issued Determination Memoranda with respect to the compensation of the executive officers of AIG and the 100 most highly compensated employees of AIG and its subsidiaries. These Determination Memoranda set significant restrictions on the compensation structures of AIG and its subsidiaries with respect to these 100 employees. The limitations on incentive compensation contained in the Recovery Act and the restrictions in the Determination Memoranda may adversely affect our ability to retain and motivate certain of our employees.
If we are unexpectedly or suddenly unable to continue to obtain from the AIG Group certain services used by us in the ordinary course of our operations, our operations may be subject to interruption and could be materially and adversely affected.
     We obtain from the AIG Group certain services that are used by us in the ordinary course of our operations, including certain:
•	insurance services under which we receive the benefit of insurance policies between the AIG Group and third parties;

•	investment management services provided by AIG-AMG; and

•	reinsurance transactions with members of the AIG Group in the ordinary course of business.
     We will obtain these services from the AIG Group on normal commercial terms. We have historically obtained, and continue to obtain, these services from the AIG Group rather than from a diverse pool of different suppliers principally as a result of our historical relationship with the AIG Group and the consequent operational convenience for us to continue to obtain such services from the AIG Group. For more information on these services and other connected transactions with the AIG Group, see the section headed “Connected Transactions” in this document. For more information on our historical relationship with the AIG Group, see the section headed “Our History and Reorganisation” in this document.
     While we believe that we are able to readily procure those services provided to us by the AIG Group from independent third parties on comparable terms, if the AIG Group were suddenly or unexpectedly unable to provide these services to us for any reason, such failure could materially disrupt our business operations if we are unable to perform the services described above ourselves or replace them in a timely manner.

RISK FACTORS
Investors may misinterpret our future financial relationship with the FRBNY or the U.S. Government.
     Given our relationship with the FRBNY, the AIG Credit Facility Trust’s and the U.S. Treasury Department’s continued shareholding in AIG and the previous actions of the FRBNY and the U.S. Treasury Department in connection with the financial situation of AIG and its subsidiaries, some investors may assume that if the AIA Group were to encounter financial, trading or other difficulties in the future, the FRBNY or the U.S. Government may provide support to the AIA Group. Investors should be aware that neither the FRBNY, nor any other department or agency of the U.S. Government, nor any of its or their respective employees, representatives or agents has given any guarantee, undertaking or assurance (whether express or implied and whether or not the same is legally binding) to provide any financial or other support (whether in the form of debt, equity or otherwise) to the AIA Group at any time in the future. Accordingly, investors should not assume that any such support would be provided by any such person in those circumstances.
RISKS RELATING TO OUR INDUSTRY
We face significant competition and our business and prospects will be materially harmed if we are not able to compete effectively.
     We face significant competition in all of the geographical markets in which we operate. Our ability to compete is based on a number of factors, including premiums charged and other terms and conditions of coverage, product features, investment performance, services provided, distribution capabilities, scale, experience, commission structure, brand strength and name recognition, information technology and actual or perceived financial strength. Our competitors include life and non-life insurance companies, mutual fund companies, banks and investment management firms. Some of these companies have greater financial, management and other resources than we do, and may be able to offer a broader range of products and services than us. In addition, in certain of our markets, domestic insurance companies or foreign insurance companies that partner with domestic companies may benefit from different regulations or licensing requirements that may give them a competitive advantage. Consolidation, including acquisitions of insurance and other financial services companies in the Asia Pacific region, could result in additional competitors with strong financial resources, marketing and distribution capabilities and brand identities. The increased competitive pressures resulting from these and other factors may materially harm our business and prospects, as well as materially reduce our profitability and prospects by, among other things:
•	reducing our market share in the geographical markets in which we operate;

•	decreasing our margins and spreads;

•	reducing the growth of our customer base;

•	increasing our policy acquisition costs;

•	increasing our operating expenses, such as sales and marketing expenses; and

•	increasing turnover of management and sales personnel, including agents.
Consolidation of distributors of insurance, investment and pension products may have a material adverse effect on the insurance industry and the profitability of our business.
     Many of our insurance, investment and pension products are distributed through other financial institutions such as banks and IFAs. As industry consolidation increases, the number of financial institutions suitable for distributing our products decreases. A reduction in distributors of insurance, investment and pension products may negatively impact the industry’s sales, increase competition for

RISK FACTORS
access to distributors, result in greater distribution expenses and potentially impair our ability to market our products to our current customer base or to expand our customer base. In addition, some banks and financial institutions in some of the geographical markets in which we operate are increasingly expanding into the origination, development and sale of insurance products and are directly competing against us.
Compliance with solvency and risk-based capital requirements may force us to raise additional capital, change our business strategy or reduce our growth.
     Insurance companies are generally required by applicable law to maintain their solvency at a level in excess of statutory minimum standards. Our solvency is affected primarily by the solvency margins we are required to maintain, which are in turn affected by the volume and type of new insurance policies we sell, the composition of our in-force insurance policies and by regulations on the determination of statutory reserves. Our solvency is also affected by a number of other factors, including the profit margin of our products, returns on our assets and investments, interest rates, underwriting and acquisition costs, and policyholder and shareholder dividends.
     The regulatory frameworks in Indonesia, Singapore and the Philippines currently utilise a risk-based capital regime. Other markets are transitioning to such a regime. Effective from 1 April 2009, Korea adopted a risk-based capital requirement to replace the solvency margin requirement that was previously applicable to insurance companies, and a two-year transition period is currently in progress. In Malaysia, Bank Negara Malaysia has recently introduced a risk-based capital framework, and the OCI is planning to implement a risk-based capital regime in Hong Kong.
     Compliance with changing solvency and risk-based capital requirements entails costs to the AIA Group. In order to comply with applicable solvency and risk-based capital requirements, we may need to transfer additional capital from a particular geographical market to another geographical market or raise or inject additional capital to meet our solvency and risk-based capital requirements, which may be dilutive to our shareholders. We may also need to change our business strategy, including the types of products we sell and how we manage our capital. Finally, compliance with solvency and risk-based capital requirements may require us to slow the growth of our business.
The rate of growth of the life insurance, investment and pension industries in the Asia Pacific region may not be as high or as sustainable as we anticipate.
     The rate of growth of the life insurance, investment and pension industries in the Asia Pacific region may not be as high or as sustainable as we anticipate. In particular, the insurance industry in the Asia Pacific region may not expand, and a low penetration rate in a given market does not necessarily mean that a market has growth potential or that we will succeed in increasing our penetration into that market. In addition, certain of the geographical markets in which we operate may be or become saturated and exhibit low or no growth in the future. The growth and development of the life insurance, investment and pension industries in the Asia Pacific region is subject to a number of industry trends and uncertainties that are beyond our control.
Customer preferences for insurance, investments and pension products as well as wealth management solutions may change and we may not respond appropriately or in time to sustain our business or our market share in the geographical markets in which we operate.
     The insurance, investment, pension and wealth management markets as well as our customer’s preferences are constantly evolving. As a result, we must continually respond to changes in these markets and customer preferences to remain competitive, grow our business and maintain market share in the geographical markets in which we operate. We face many risks when introducing new products. Our new products may fail to achieve market acceptance, which could harm our business. Our new products may also be rendered obsolete or uneconomical by competition or developments in the insurance, investment, pension and wealth management industries. Furthermore, even if our

RISK FACTORS
current and anticipated product offerings respond to changing market demand, we may be unable to commercialise them. Moreover, potential products may fail to receive necessary regulatory approvals, be difficult to market on a large scale, be uneconomical to introduce, fail to achieve market acceptance, or be precluded from commercialisation by proprietary rights of third parties. An inability to commercialise our products would materially impair the viability of our business. Accordingly, our future success will depend on our ability to adapt to changing customer preferences, industry standards and new product offerings and services. Any of these changes may require us to re-evaluate our business model and adopt significant changes to our strategies and business plan. Any inability to adapt to these changes would have a material adverse effect on our business, financial condition and results of operations.
Government measures and regulations in response to financial and other crises may materially and adversely affect our business.
     In 2008, global financial and credit markets experienced extraordinary levels of volatility and disruption, putting downward pressure on financial and other asset prices generally and on credit availability. In response, governments and governmental and regulatory bodies in numerous jurisdictions have taken, and may continue to take, various measures in response to the problems faced by financial institutions, including insurance companies. These measures have included increased regulatory scrutiny of, as well as restrictions on, the business and operations of certain financial institutions. These measures, and related laws, rules and regulations, including TARP, the Recovery Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, may change from time to time and we cannot assure you that future legislative or regulatory changes would not have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that actions of governmental and regulatory bodies taken for the purpose of stabilising capital markets and certain companies, including AIG and AIA, will achieve their intended effect or will resolve the credit or liquidity issues of affected companies.
Changes in taxation on our business may materially and adversely affect our business, financial condition and results of operations.
     Our business and operations are subject to the tax laws and regulations of the countries and markets in which they are organised and in which they operate. Changes in tax laws, tax regulations or interpretations of such laws or regulations may have a material adverse effect on our business, financial condition and results of operations. Such changes also could materially reduce the sales of certain of our products. For example, a reduction in estate taxes may reduce consumer demand for certain policies that are purchased for tax planning purposes and an increase in corporate tax rates could increase the amounts of tax that we pay. We cannot predict whether any tax laws or regulations impacting corporate taxes or insurance products will be enacted, what the specific terms of any such laws or regulations will be or whether, if at all, any laws or regulations would have a material adverse effect on our business, financial condition and results of operations.

PARTIES INVOLVED
DIRECTORS

Name	Address	Nationality
Executive Director

Mr. Mark Edward Tucker		United Kingdom

Non-Executive Directors

Mr. Edmund Sze Wing Tse	10C Headland Road Repulse Bay, Hong Kong	Hong Kong China

Mr. Jack Chak-Kwong So	Flat A, 26/F, Block 2, Garden Terrace, 8A Old Peak Road, Hong Kong	Hong Kong China

Mr. Jeffrey Joy Hurd		United States of America

Mr. Jay Steven Wintrob		United States of America

Independent Non-Executive Directors

Sir Chung-Kong (CK) Chow	Flat A, 26/F, Century Tower One No. 1 Tregunter Path Hong Kong	United Kingdom

Mr. Rafael Si-Yan Hui	Flat A, 20/F, Tower 6 The Leighton Hill 2B Broadwood Road Hong Kong	Hong Kong China

Dr. Qin Xiao	Flat E 40/F Tower 16 Yee Tsui Court (South Horizons) 16 South Horizon Drive Hong Kong	China

PARTIES INVOLVED

Name	Address	Nationality
Legal advisers to the Company	As to PRC law

King & Wood PRC Lawyers 40th Floor, Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhonglu Chaoyang District, Beijing PRC

PARTIES INVOLVED

Reporting accountant and independent auditor	PricewaterhouseCoopers Certified Public Accountants 22/F, Prince’s Building Central Hong Kong

Actuarial consultant	Towers Watson Suites 2106-8, Central Plaza 18 Harbour Road Wanchai Hong Kong

Property valuer	CB Richard Ellis 4/F, Three Exchange Square 8 Connaught Place Central Hong Kong

CORPORATE INFORMATION

Registered office	35/F, AIA Central, 1 Connaught Road, Central, Hong Kong

Headquarters and principal place of business	35/F, AIA Central, 1 Connaught Road, Central, Hong Kong

Website of the Company	www.aia.com (the contents of the website do not form part of this document)

Company Secretary	Ms. Wing Nga Lai, FCIS, FCS

INDUSTRY OVERVIEW
     The information and statistics provided for the “Asia Pacific” life insurance market in this section do not include Macau or Brunei data and neither of these markets is discussed in this section. As used below, unless otherwise indicated, “Europe” includes the following countries: Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, Turkey and the United Kingdom. As used below, unless otherwise indicated, “North America” is as classified in Sigma reports published by Swiss Reinsurance Company and includes the United States and Canada.
     For the purpose of this section, data on “life insurance premiums” indicated as derived from Sigma reports is primarily based on the following metrics from Sigma reports: “premium income”, “premium volume”, “premiums”, “life insurance premium” and “life premiums”. Market share data based on “life insurance premiums” or “total premiums” is generally based on data published by the industry source indicated.
     Described below are some of the key sources and methodologies used in calculating certain information and statistics provided in this section. Please note that the description below is not an exhaustive list of the sources and methodologies used to present the information and statistics set out in this section.
     Sigma reports present life insurance premium data on a local currency basis converted to U.S. dollars using the average local currency to U.S. dollar exchange rate for the year indicated. The figures are presented on a nominal basis and are not inflation-adjusted. In calculating simple and compound average growth rates for life insurance premiums, we use the as-converted U.S. dollar figures published in the Sigma reports. Since the data is converted at the average yearly exchange rate for each year and is presented in nominal terms, exchange rate and inflation fluctuations may impact the growth rates described in this document.
     Sigma reports present GDP data on a local currency basis converted to U.S. dollars using the average local currency to U.S. dollar exchange rate for the year indicated. GDP data from the Sigma reports is presented on a nominal basis and is not inflation-adjusted. In calculating simple and compound average growth rates for GDP, we use the as-converted U.S. dollar figures published in the Sigma reports. Since the data is converted at the average yearly exchange rate for each year and is presented in nominal terms, exchange rate and inflation fluctuations may impact the growth rates described in this document.
     This section also includes penetration rate, density rate and total population data from the Sigma reports. Penetration rate is a market’s life insurance premium as a percentage of its GDP. Density rate is a market’s life insurance premium per capita.
     Household savings rate data and data on the population above the age of 65 is based on data published in Euromonitor International, an independent market research firm that provides business information on industries, countries and consumers. Savings rate is defined as annual savings as a

INDUSTRY OVERVIEW
percentage of annual disposable income. In calculating simple and compound average growth rates for the population above the age of 65 and the percentage of population above the age of 65, we use data as published by Euromonitor International.
     Projected GDP and projected total population growth rates are based on data published by Global Insight, an independent market research firm that provides economic, financial and political coverage to support planning and decision making.
ASIA PACIFIC LIFE INSURANCE MARKET
     The Asia Pacific life insurance market is one of the largest in the world with US$358.0 billion of life insurance premiums in 2009, comprising 15.4% of aggregate global life insurance premiums. The region recorded positive GDP growth of 5.0% in 2009, compared to GDP growth rates of negative 10.2% in Europe and negative 2.2% in North America during the same period. Life insurance premiums in the Asia Pacific region grew at a CAGR of 13.5% from 2004 to 2009, primarily driven by strong regional economic growth, favourable demographic changes, social welfare reforms, healthcare demand and insurance market reforms.
     We believe that the Asia Pacific life insurance market is and will continue to be a growing and attractive market, and that the AIA Group is uniquely positioned to benefit from potential future market growth.
Industry Overview and Trends
     We believe that the following trends characterise the Asia Pacific life insurance market and industry.
Strong Economic Growth
     The Asia Pacific region has recently experienced strong economic growth and increases in income per capita. GDP in the Asia Pacific region grew at a CAGR of 14.7% from 2004 to 2009, with positive GDP growth of 5.0% in 2009. This growth is significantly higher than the growth experienced by Europe and North America (CAGR of 4.9% and 4.2% from 2004 to 2009, and GDP growth of negative 10.2% and negative 2.2% in 2009, respectively). In addition, strong economic growth is expected for the Asia Pacific region, with GDP projected to grow at a CAGR of 10.2% from 2009 to 2014 compared to projected CAGRs of 4.4% in North America and 2.5% in Europe. We believe the strong projected economic growth may support future growth in the Asia Pacific life insurance industry.
     The following table sets forth key historical macroeconomic data for the Asia Pacific region for the periods indicated.

							CAGR
	2004	2005	2006	2007	2008	2009	2004-9
GDP (US$bn)	5,018	6,028	6,886	8,251	9,478	9,956	14.7%
Nominal GDP growth (%)	16.1	20.1	14.2	19.8	14.9	5.0
GDP per capita (US$)	1,699	2,006	2,241	2,660	3,032	3,152

Source: Swiss Reinsurance Company Sigma Reports

INDUSTRY OVERVIEW
     The following table sets forth nominal historical and nominal forecast GDP growth by country for the Asia Pacific region, as well as regional GDP growth for Europe, North America and Japan, for the periods indicated.

	CAGR	CAGR
	2004-2009 (%)	2009-2014E (%)
Hong Kong	4.9	5.2
Thailand	10.1	8.5
Singapore	10.6	6.2
Malaysia	10.5	8.6
China	23.4	11.4
Korea	4.5	9.1
Philippines	13.4	8.1
Indonesia	16.0	14.4
Vietnam	15.4	11.6
Taiwan	4.4	8.9
India	12.6	10.0
Australia	8.9	6.6
New Zealand	3.6	5.2

Asia Pacific	14.7	10.2
Europe	4.9	2.5
North America	4.2	4.4
Japan	1.6	3.3

Source: Swiss Reinsurance Company Sigma Reports, International Monetary Fund World Economic Outlook Database 2010
High Historical Life Insurance Premium Growth Rates
     Asia Pacific life insurance premiums increased significantly in recent years, growing at a CAGR of 13.5% from 2004 to 2009 (life insurance premiums grew from US$189.9 billion in 2004 to US$358.0 billion in 2009). Emerging economies within the Asia Pacific region such as China, India and Indonesia each achieved life insurance premium CAGRs of over 20.0% from 2004 to 2009. Relatively more developed economies within the Asia Pacific region such as Hong Kong, Taiwan and Singapore recorded life insurance premium CAGRs of 9.9%, 9.4% and 6.2%, respectively, during the same period. Moreover, according to Sigma Swiss Re estimates, life insurance premiums in the region are projected to grow at a CAGR of approximately 12.3% between 2009 and 2014.
Continued Low Penetration and Density Rates
     Markets such as China, Thailand, the Philippines, Indonesia, Vietnam and India all have reported density rates under US$100 and penetration rates under 5%. We believe that if these economies grow and standards of living improve, the low density and penetration rates in these markets indicate significant growth potential for the Asia Pacific life insurance industry.

INDUSTRY OVERVIEW
     The following table sets forth certain life insurance premium and macroeconomic data for the Asia Pacific region, Japan, North America and Europe for the periods indicated.

				Penetration	Density
	Life insurance premiums		GDP	rate	rate
	2009	CAGR	2009	2009	2009
	(US$bn)	2004-2009 (%)	(US$bn)	(%)	(US$)
Hong Kong	20.3	9.9	211	9.6	2,887
Thailand	6.2	15.0	264	2.4	92
Singapore	9.1	6.2	177	5.1	1,912
Malaysia(1)	5.7	6.2	199	2.9	207
China	109.2	26.0	4,736	2.3	81
Korea(1)	57.4	3.4	882	6.5	1,181
AIA Group’s Key Geographical Markets Total	207.8	13.7	6,469	3.2	138
Philippines	1.6	15.5	161	1.0	17
Indonesia	5.1	21.0	541	0.9	22
Vietnam	0.7	6.7	92	0.7	8
Taiwan	52.2	9.4	379	13.8	2,257
India	57.1	26.7	1,255	4.6	48
Australia	32.5	4.8	943	3.4	1,525
New Zealand	1.1	8.1	116	0.9	249
AIA Group’s Other Geographical Markets Total(2)	150.2	13.3	3,487	4.3	91
Asia Pacific Total	358.0	13.5	9,956	3.6	113

Japan	399.1	0.4	5,099	7.8	3,139
North America	536.0	0.2	15,597	3.4	1,573
Europe	927.7	5.9	16,769	5.5	1,911

Source: Swiss Reinsurance Company Sigma Reports

(1)	Life insurance industry data is for the 12 months ended 31 March of the year subsequent to the year indicated.

(2)	Excluding Macau and Brunei.
Favourable Demographic Changes
     The Asia Pacific region had a population of approximately 3.2 billion people, or 46% of the total population in the world in 2009. The Asia Pacific region has experienced high population growth rates historically, and the region’s population is expected to increase by approximately 295 million people by 2019. Moreover, from 2004 to 2009, the population in the region above the age of 65 grew at a CAGR of 2.9% (compared to 1.5% and 1.8% for Europe and North America, respectively). In particular, the percentage of the population above the age of 65 in Korea and Singapore has grown significantly from 2004 to 2009, with CAGRs of 4.5% and 4.8%, respectively. Asia Pacific markets are also expected to see significant growth in the population segment between the ages of 40 and 65. According to data from the U.S. Census Bureau International Database 2010, the population segment between the ages of 40 and 65 in the Philippines and Vietnam are forecast to grow 40% between 2009 and 2020. In comparison, according to the same source, the same segment is forecast to grow 5% in the United States and 3% in the United Kingdom during the same period. In addition, urbanisation trends among emerging and developing markets in Asia are also favourable. In particular, the percentage of the total population in these markets living in urban areas is expected to grow to 47.5% in 2020 compared to 33.8% in 2000, according to data published by Euromonitor International. As populations move increasingly into urban areas, they become more accessible to distributors. We believe that the increasing size of the Asia Pacific region’s population and certain aging and urbanisation trends and demographic mixes within the region may result in increasing demand for insurance products in the future.

INDUSTRY OVERVIEW
     The following table sets forth certain demographic data for the Asia Pacific region, North America and Europe for the periods indicated.

			Population aged 65 and
	Population (mm)		above
		CAGR	% population	CAGR
	2009	2004-2009	2009	2004-2009
Asia Pacific	3,158.3	1.3%	7.3	2.9%
North America	340.8	1.0	13.0	1.8
Europe	485.5	0.9	16.2	1.5

Source: Euromonitor for population above the age of 65; Swiss Reinsurance Company Sigma Reports for total population
High Household Savings Rates
     Household savings rates in China (36.7% in 2009), Hong Kong (24.9% in 2009), Singapore (32.2% in 2009), Korea (19.4% in 2009), Thailand (18.0% in 2009) and Malaysia (15.8% in 2009) have remained above 10% from 2004 to 2009, which are relatively higher than household savings rates in the United States (2.8% in 2009) and the United Kingdom (negative 0.5% in 2009). We believe that the high household savings rates in many markets within the Asia Pacific region represent an opportunity for the insurance industry as customers may diversify their savings across a spectrum of financial products, including those offered by insurance companies.
Growing Commercially Attractive Population, Significant High Net Worth Populations and Increasing Financial Sophistication
     The Asia Pacific region has a growing commercially attractive population and a significant high net worth population. In particular, markets such as Hong Kong and Singapore already have an established commercially attractive population, and many other markets in the Asia Pacific region have an emerging commercially attractive population. The number of households with annual disposable income between US$10,000 and US$25,000 in emerging and developing Asia is expected to increase from 81 million in 2009 to 182 million in 2014, according to Euromonitor International. This represents an expected growth in disposable income from US$2,804 billion in 2009 to US$5,132 billion in 2014 in these markets, according to Euromonitor International. We believe the growth in commercially attractive populations with disposable income above US$10,000 represents increased opportunity for life insurers in the Asia Pacific region. In 2009, the Asia Pacific region (including Kazakhstan, Myanmar, Pakistan and Sri Lanka) had approximately 1.4 million high net worth individuals (“HNWI”) according to CapGemini, a consulting company that publishes industry research. High net worth individuals are defined as individuals with assets of US$1 million or more, excluding primary residence, collectables, consumables and other consumer goods. The Asia Pacific region combined with Japan, Kazakhstan, Myanmar, Pakistan and Sri Lanka had a total of 3.0 million HNWI and US$9.7 trillion in wealth as of 31 December 2009, an increase of 30.9% from 2008 and surpassing Europe for the first time. In addition, the high net worth population in China is currently the fourth largest in the world after the United States, Japan and Germany. We believe that the growing commercially attractive population and significant high net worth population in the Asia Pacific region are becoming increasingly financially sophisticated and aware of insurance products and therefore these groups may contribute to future growth in the Asia Pacific life insurance market.
Gaps in A&H Coverage Driving Growth for A&H Insurance Products
     There is a wide spectrum of public and private healthcare schemes across the Asia Pacific region. While many markets have government-provided healthcare, such healthcare is often subject to limitations, including with respect to the extent and quality of coverage. Moreover, individual out-of-pocket costs for healthcare are a significant percentage of healthcare expenditures in the Asia Pacific region. Even in markets such as Hong Kong and Korea, which provide broad healthcare coverage for residents, individual out-of-pocket healthcare expenditures account for over 30% of total healthcare expenditures, based on data published by the World Health Organization (compared to

INDUSTRY OVERVIEW
16% for Japan, 18% for the U.S. and 16% for Europe). Individual out-of-pocket costs for healthcare are projected to continue to be a significant percentage of healthcare expenditures in many Asia Pacific markets: by 2014, a projected 66% in Singapore, 60% in Hong Kong, 55% in Malaysia, 54% in China, 45% in Korea and 36% in Thailand, according to the World Pharmaceuticals Fact Book 2009 published by Epsicom, an independent market research firm providing business information services with a focus on the global pharmaceutical and medical sectors. This compares to 43% in the United States, 25% in Europe and 14% in Japan. Per capita expenditures of retirees in East Asia (as classified by the World Health Organization) are projected to triple by 2015. Many markets in the region have been receptive to private sector solutions that address A&H coverage gaps and reduce individual out-of-pocket healthcare expenditures.
     We believe that there is a growing gap in A&H coverage in the Asia Pacific region and that there is growing customer awareness of A&H needs and insurance products. We believe these trends present an opportunity in both the group health insurance segment (serving employers who provide A&H insurance benefits to their employees) and in the individual segment (in particular, to HNWIS who seek more comprehensive healthcare coverage).
Developing Pension Markets
     In 2009, the Asia Pacific region accounted for approximately 46% of the world population but only a small portion of global pension assets. In particular, in 2009, China, Korea, India, Hong Kong, Taiwan and Singapore had an aggregate of approximately 39% of the world’s population and 13% of global GDP, but had only approximately US$570 billion of private pension assets according to Cerulli Associates, a research firm specializing in asset management and distribution trends worldwide. This amount represented only 1.9% of global private pension assets (which totaled approximately US$30 trillion). In addition, government sponsored pension programmes in developed economies in the Asia Pacific region like Singapore and Hong Kong have created an opportunity for the private sector and benefited insurance companies in the region. For example, a significant portion of Singapore’s pension assets are held by the Central Provident Fund (the “CPF”) and insurance products accounted for approximately 67.3% of the CPF’s pension assets in the first half of 2009. We believe the relatively low percentage of pension assets represent a sustainable growth opportunity for the Asia Pacific insurance industry. We further believe that insurance companies in the region may benefit from any such increase in pension market size, particularly if government-initiated pension schemes in the region create opportunities for the private sector.
Shift to Multi-Channel Distribution
     While life insurance companies in the Asia Pacific region have historically focused on traditional agency distribution, many have expanded their distribution network to include other channels such as bancassurance, direct marketing, and financial advisers/brokers. In certain markets within the Asia Pacific region, bancassurance has become a significant distribution channel and has enabled life insurance companies to reach a broader customer base, in part as a result of certain markets’ extensive banking networks. We believe that the shift from traditional agency to multi-channel distribution in many Asia Pacific markets will continue.
THE AIA GROUP’S KEY GEOGRAPHICAL MARKETS
     The following section discusses the life insurance industry and major trends for each of the AIA Group’s Key Geographical Markets.

INDUSTRY OVERVIEW
Hong Kong
Industry Overview
     With approximately US$20.3 billion in life insurance premiums in 2009, the Hong Kong life insurance market is the sixth largest in the Asia Pacific region. The table below outlines key macroeconomic and life insurance industry data for the periods indicated:

	2004	2005	2006	2007	2008	2009	CAGR 2004-9
Macroeconomic data
GDP (US$bn)	166	178	190	207	215	211	4.9%
GDP growth rate (%)	5.7	7.2	6.7	8.9	3.9	(1.9)
Population (mm)	6.9	7.0	7.1	7.2	7.0	7.0	0.3%
GDP per capita (US$)	24,058	25,429	26,761	28,750	30,714	30,143
Life insurance industry data
Life insurance premiums (US$bn)	12.6	14.8	17.1	22.2	21.3	20.3	9.9%
Life insurance premiums growth rate (%)	27.4	16.8	16.1	29.4	(3.9)	(4.9)
Penetration rate (%)	7.6	8.3	9.2	10.7	9.7	9.6
Savings rate (%)	27.3	27.4	27.0	26.0	25.4	24.9
Density rate (US$)	1,835.9	2,096.8	2,451.2	3,077.6	2,978.7	2,886.6

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Reports for all other data
     The Hong Kong life insurance market had approximately 46 life insurance companies and 19 composite insurance companies as of 30 June 2010. The following table sets forth the top five life insurance companies in Hong Kong by market share of direct in-force individual and group business premiums in 2009 based on data classified and published by the Hong Kong Office of the Commissioner of Insurance (“OCI”):

Company	2009 Market Share (%)(1)
AIA Group	15.9
HSBC	11.7
Prudential plc	9.1
Manulife	8.8
AXA AP	8.7

(1)	Market share data excludes retirement scheme-related group business classes G and H, as categorised by the OCI.
Industry Trends
     Significant Wealth Management Market
     Hong Kong is one of the largest wealth management markets in the Asia Pacific region due to its significant high net worth population. Hong Kong had approximately 76,000 HNWIs as of 31 December 2009, which was an increase of 104% from 2008, and held financial assets of US$181 billion as of 31 December 2008. Hong Kong also has the highest average financial wealth per HNWI (approximately US$4.9 million in 2008) in the Asia Pacific region.
     Positive Economic Integration with Pearl River Delta and Regional Financial Centre
     Hong Kong is a financial centre for the Asia Pacific region and has historically served as a gateway to China and, in particular, the Pearl River Delta, which generated 9.9% of China’s GDP in 2008. We believe that favourable demographic and economic trends in China, such as a large, growing population and strong economic growth, have contributed to Hong Kong’s economic growth and created significant potential for growth in Hong Kong’s economy and life insurance industry.
     Healthcare Reform and Changing Demographics Driving A&H Insurance Growth
     Although the Hong Kong government provides public healthcare for its residents, there is a significant demand for non-public healthcare services, with out-of-pocket expenses representing a

INDUSTRY OVERVIEW
substantial percentage of an individual’s healthcare expenses. Hong Kong’s out-of-pocket health expenditure is expected to represent 60% of total health expenditure by 2014, according to the World Pharmaceutical Fact Book 2009. Hong Kong’s population above the age of 65 represented approximately 12.5% of its total population as of the end of 2009. This demographic is projected to grow to an estimated 28% of Hong Kong’s total population by 2039, according to data published by the Mandatory Provident Fund Schemes Authority of Hong Kong. We believe that this projected growth in Hong Kong’s population above the age of 65, as well as a potential increase in consumer awareness of A&H needs and products, could result in significant increases in healthcare expenditures.
     In addition, the Hong Kong government is exploring reform that could reduce its role in providing healthcare. Although medical reform has not yet been finalised, the Hong Kong government has put forth options that may increase demand for A&H insurance products offered by insurance companies. We believe that in much the same way that schemes under the Mandatory Provident Fund Scheme Ordinance (the “MPFSO”) stimulated growth for retirement products, potential healthcare reform may increase the demand for A&H insurance products.
     Retirement Protection Opportunity
     Hong Kong has a significant population above the age of 65 and this demographic is projected to grow in the future. Hong Kong’s population currently has significant assets invested with MPFSO schemes (approximately HK$317 billion as of 31 March 2010 according to data published by the Mandatory Provident Fund Schemes Authority of Hong Kong). We believe that MPFSO schemes have raised awareness of the importance of retirements savings and planning and that Hong Kong’s growing and aging population will result in an increase in MPFSO scheme assets, which may, in turn, benefit insurance companies if there is an increased demand for their retirement and pension products offered by insurance companies.
     Shift to Multi-Channel Distribution
     While agency distribution remains a significant distribution channel, bancassurance and other alternative distribution channels are growing. Bancassurance is becoming a significant channel and, although it is still relatively small, direct marketing has emerged as an important distribution channel. The IFA/brokerage channel is also increasingly important in the high net worth customer segment. We believe that the market will continue to include multiple distribution channels.
Thailand
Industry Overview
     With approximately US$6.2 billion in life insurance premiums in 2009, the Thai life insurance market is the eighth largest in the Asia Pacific region. The table below outlines key macroeconomic and life insurance industry data for the periods indicated:

							CAGR
	2004	2005	2006	2007	2008	2009	2004-9
Macroeconomic data
GDP (US$bn)	163	177	206	246	273	264	10.1%
GDP growth rate (%)	14.0	8.6	16.4	19.4	11.0	(3.3)
Population (mm)	62.4	64.2	63.4	63.9	67.4	67.8	1.7%
GDP per capita (US$)	2,612	2,757	3,249	3,850	4,050	3,894
Life insurance industry data
Life insurance premiums (US$bn)	3.1	3.5	3.9	4.9	5.7	6.2	15.0%
Life insurance premiums growth rate (%)	19.9	13.7	10.5	26.3	15.6	9.4
Penetration rate (%)	1.9	2.0	1.9	1.8	2.1	2.4
Savings rate (%)	15.3	14.8	16.0	20.0	19.1	17.9
Density rate (US$)	50.7	54.7	61.3	70.8	83.4	91.7

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Reports for all other data

INDUSTRY OVERVIEW
     There were 24 life insurance companies in the Thai life insurance market as of 31 December 2009. The following table sets forth the top five life insurance companies in Thailand by market share of total weighted premiums in 2009 based on data classified and published by the Thai Life Assurance Association:

Company	2009 Market Share (%)
AIA Group	35.6
Thai Life	13.6
Muang Thai Life	8.0
Bangkok Life	8.0
Siam Commercial New York Life	8.0
Industry Trends
     Favourable Demographic Changes
     Thailand’s population above the age of 65 increased to 8.0% of the total population in 2009, up from 6.0% in 1999. We believe that this population segment is becoming increasingly aware of insurance and pension products and may make greater use of such products for retirement planning in the future. We also believe that insurance companies with a strong and broad agency network and the ability to provide individual advice will be well-placed to capitalise on potential future opportunities.
     Rural Areas Remain Under-Served
     We believe that most life insurance companies are primarily focused on the Bangkok metropolitan area despite the fact that it represents only 16.1% of Thailand’s total population. Thailand had a life insurance penetration rate of 2.4% in 2009, and we believe that rural areas are less penetrated than the Bangkok metropolitan area. We believe this under-penetration in rural areas represents a potentially significant growth opportunity, especially for the AIA Group’s broad agency force, as it has the ability to deliver a variety of products, and the AIA Group’s operational scale to efficiently underwrite rural business.
     Agency-Dominated Distribution Complemented by Bancassurance
     The agency channel has historically been the primary distribution channel for insurance products in Thailand. However, bancassurance has emerged as a successful distribution channel for life insurance companies. Although products sold through the bancassurance channel are primarily traditional savings and single premium insurance products, we believe that there is potential for a wider array of insurance products, such as investment-linked and annuity products, to be distributed through this channel in the future.
     Regulatory Reforms Driving Potential Growth
     The Thai life insurance industry operates under the (Thailand) Life Insurance Act and is regulated by the Office of the Insurance Commission of Thailand (“OIC”). In December 2008, the Thai government approved an increase in the personal tax deduction for life insurance premiums to encourage the use of insurance protection products. In addition, the Thai government, supported by the OIC, is currently considering tax incentives for certain savings, retirement, annuity and investment-linked products, and is also closer to its objective to establish a centralised pension scheme that may include a role for insurance companies. We believe these potential regulatory reforms may create additional insurance product opportunities, improve investment options for life insurance companies, and provide sustainable growth opportunities for insurance companies in Thailand.

INDUSTRY OVERVIEW
Singapore
Industry Overview
     With approximately US$9.1 billion in life insurance premiums in 2009, Singapore’s life insurance market is the seventh largest in the Asia Pacific region. The table below outlines key macroeconomic and life insurance industry data for the periods indicated:

							CAGR
	2004	2005	2006	2007	2008	2009	2004-9
Macroeconomic data
GDP (US$bn)	107	117	132	161	182	177	10.6%
GDP growth rate (%)	17.6	9.3	12.8	22.0	13.0	(2.7)
Population (mm)	4.3	4.3	4.4	4.4	4.6	4.7	1.8%
GDP per capita (US$)	24,884	27,209	30,000	36,591	39,565	37,660
Life insurance industry data
Life insurance premiums (US$bn)	6.7	6.6	8.0	10.0	10.1	9.1	6.2%
Life insurance premiums growth rate (%)	20.2	(2.2)	22.3	25.1	0.8	(10.5)
Penetration rate (%)	6.0	6.0	5.4	6.2	5.6	5.1
Savings rate (%)	33.0	33.5	33.4	33.2	32.5	32.2
Density rate (US$)	1,483.9	1,619.1	1,616.5	2,263.5	2,193.1	1,912.0

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Reports for all other data
     There were approximately 16 life insurance companies in the Singapore life insurance market as of 31 December 2009. The following table sets forth the top five life insurance companies in Singapore by market share of total weighted life insurance premium income in 2009 based on data published by the Monetary Authority of Singapore:

Company	2009 Market share (%)
AIA Group	24.9
Great Eastern	18.3
Prudential plc	17.3
Manulife	16.1
Aviva	5.9
Industry Trends
     A Centre For Wealth Management
     Singapore has established itself as a regional financial centre in part as a result of its location, developed legal and educational systems, relative political stability and developed infrastructure. Singapore’s offshore assets under management (“AUM”) were estimated at US$500 billion in 2008. Singapore has a high density of high net worth households (8.5% in the high net worth segment as of 31 December 2008), and its high net worth population increased by a CAGR of 8.8% from 2003 to 2008 (compared to 1.6% in the United States and 0.8% in Europe over the same period).
     Advanced Multi-Channel Distribution Model
     Life insurance products are distributed through a broad mix of distribution channels in Singapore. While agency distribution remains a core distribution channel, bancassurance is a significant distribution channel. In addition, the direct marketing and financial adviser/brokerage channels are becoming increasingly important; as the percentage of new business sold through licensed financial advisers increased to 14.0% in the first half of 2010 from 8.0% in 2008, based on data published by the Singapore Life Insurance Association.
     Sales Boosted by Change in CPF Regulations
     The Singapore government introduced a compulsory savings scheme, the CPF, in 1955. Employers and employees are required to make monthly contributions that can be used to fund

INDUSTRY OVERVIEW
financial and insurance needs such as housing, retirement and healthcare. As of 31 March 2010, based on CPF statistics, total CPF members’ funds amounted to approximately 172.1 billion Singaporean Dollars. CPF regulations introduced in April 2008 limit the amount of single premium products that an individual can invest in or purchase. Following the implementation of these regulations, sales of single premium life insurance products have declined and sales of regular premium products have risen, based on data published by the Singapore Life Insurance Association. We believe this shift is beneficial to the insurance industry since regular premium products are typically products with higher margins than single premium products.
Malaysia
Industry Overview
     With life insurance premiums of approximately US$5.7 billion in the twelve-month period ended 31 March 2010, Malaysia’s life insurance market is the ninth largest in the Asia Pacific region. The table below outlines key macroeconomic and life insurance industry data (life insurance industry data is for the 12 months ended 31 March of the year subsequent to the year indicated) for the periods indicated:

							CAGR
	2004	2005	2006	2007	2008	2009	2004-9
Macroeconomic data
GDP (US$bn)	121	135	154	192	209	199	10.5%
GDP growth rate (%)	14.2	11.6	14.1	24.7	8.9	(4.8)
Population (mm)	25.2	25.3	26.1	26.6	27.0	27.5	1.8%
GDP per capita (US$)	4,802	5,336	5,900	7,218	7,741	7,236
Life insurance industry data
Life insurance premiums (US$bn)	4.2	4.5	5.2	5.7	5.9	5.7	6.2%
Life insurance premiums growth rate (%)	21.8	6.6	15.1	9.5	3.8	(3.2)
Penetration rate (%)	3.5	3.3	3.2	2.9	2.8	2.9
Savings rate (%)	13.9	14.6	15.2	15.4	15.6	15.8
Density rate (US$)	167.3	177.0	189.0	209.7	217.2	206.9

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Report for all other data
     There were approximately 16 registered life insurers in Malaysia’s life insurance market as of 31 December 2009. The following table sets forth the top five life insurance companies in Malaysia by market share of total in-force annual premiums in 2009 based on data classified and published by the Life Insurance Association of Malaysia:

Company	2009 Market Share (%)
Great Eastern	28.3
Prudential plc	19.2
AIA Group	12.6
ING	11.2
Hong Leong	6.0
Industry Trends
     Continued Growth Of Takaful Insurance
     The Takaful insurance market has expanded significantly in recent years and is expected to be a key driver of overall insurance industry growth. Gross Takaful contribution premiums globally grew at a CAGR of approximately 40% from 2004 to 2008 and are expected to reach US$8.9 billion by 2010. Malaysia was the largest Takaful market in the Asia Pacific region and the second largest Takaful market in the world in 2008. Malaysian Takaful contribution premiums grew 16% in 2009 according to data published by Bank Negara Malaysia. In addition, Takaful life and non-life insurance contribution premiums grew at a CAGR of 29% between 2005 to 2008, according to the 2010 World Takaful

INDUSTRY OVERVIEW
Report. We believe that Malaysia’s large Muslim population (approximately 60% of the population, or an estimated 16 million people), current low penetration rate of Takaful insurance products (only 0.5% in 2009 based on data published by Bank Negara Malaysia) and low density rate should support future growth in this market.
     Many international insurance companies have actively sought to procure licences to distribute Takaful insurance products in order to participate in this potentially high growth market. The AIA Group was the first foreign life insurer to receive an international Takaful operator licence in Malaysia in 2008, and is currently one of the few life insurers in Malaysia offering Takaful products in international currencies. Bank Negara Malaysia has announced that it will issue only a limited number of Takaful operator licences. On 1 September 2010, Bank Negara Malaysia announced the issuance of four new Family Takaful operator licences. AIA Malaysia, along with its joint venture partner Alliance Bank Malaysia Berhad, was one of the recipients of this licence. Please refer to the section headed “Business — Our Primary Operating Units — Malaysia” in this document for more details regarding our joint venture with Alliance Bank Malaysia Berhad.
     Increased Market Liberalisation
     Bank Negara Malaysia regulates the insurance industry and the entire financial sector. In 2001, Bank Negara Malaysia released a ten-year Financial Sector Master Plan that laid out a blueprint for domestic insurance companies to improve their financial and operating performance and to achieve market liberalisation in successive phases. Bank Negara Malaysia has relaxed certain investment limits, introduced risk-based capital regulations and guidelines for dynamic solvency testing, and increased the foreign ownership limit to 70% from 49% for all financial institutions except commercial banks.
     Shift to Multi-Channel Distribution
     Malaysia’s life insurance market has a multi-channel distribution network. Malaysia’s bancassurance distribution channel has grown significantly since its introduction, and it is currently a significant distribution channel in the market. We believe that recent liberalisation of the bancassurance channel by Bank Negara Malaysia should support future distribution through this channel. In addition, we believe that distribution through IFAs may grow in the future as customers seek independent advice on insurance products.
China
Industry Overview
     With life insurance premiums of approximately US$109.2 billion in 2009, the Chinese life insurance market is the largest in the Asia Pacific region and the sixth largest in the world. The table below outlines key macroeconomic and life insurance industry data for the periods indicated:

							CAGR
	2004	2005	2006	2007	2008	2009	2004-9
Macroeconomic data
GDP (US$bn)	1,654	2,225	2,626	3,214	4,323	4,736	23.4%
GDP growth rate (%)	16.7	34.5	18.0	22.4	34.5	9.6
Population (mm)	1,297.2	1,315.8	1,323.6	1,328.3	1,337.4	1,345.8	0.7%
GDP per capita (US$)	1,275	1,691	1,984	2,420	3,232	3,519
Life insurance industry data
Life insurance premiums (US$bn)	34.4	39.6	45.0	58.7	95.8	109.2	26.0%
Life insurance premiums growth rate (%)	3.9	15.2	13.7	30.3	63.3	13.9
Penetration rate (%)	2.1	1.8	1.7	1.8	2.2	2.3
Savings rate (%)	31.6	35.6	36.4	36.6	36.6	36.7
Density rate (US$)	27.3	30.1	34.0	44.2	71.7	81.1

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Reports for all other data

INDUSTRY OVERVIEW
     China’s life insurance market is currently dominated by six domestic Chinese life insurance companies that collectively held an aggregate market share of almost 86% of total premiums in 2009. Foreign life insurance companies held an aggregate market share of approximately 6% of total premiums in 2009 according to data classified and published by the China Insurance Regulatory Commission (the “CIRC”). The following table sets forth the top five foreign and foreign joint venture life insurance companies by market share of life insurance premiums in 2009 based on data classified and published by the CIRC:

Company	2009 Market Share (%)
AIA Group	1.0
Generali China	0.6
Huatai Life	0.5
Aviva-COFCO	0.5
CITIC-Prudential	0.5
Industry Trends
     Favourable Macroeconomic Trends
     China’s GDP has grown at a CAGR of 23.4% from 2004 to 2009, increasing to US$4,736 billion in 2009. This strong growth is expected to continue with GDP projected to grow at a CAGR of 9.1% from 2009 to 2014. In addition, China’s life insurance penetration rate was only 2.3% in 2009. This low penetration rate is due in part to the relatively late liberalisation of the insurance industry in 1996 when People’s Insurance Company of China, the then-state-owned and largest insurance company in China, was restructured. We believe that China’s macroeconomic trends and low penetration rate coupled with other related factors, such as rising per capita income and high household savings rates, may result in future growth of the insurance market.
     Demographic Fundamentals Support Retirement and Pension Product Growth
     China’s population above the age of 65 increased by approximately 2.8 million in 2009, representing 9.6% of the population. China’s elderly demographics are expected to constitute an increased percentage of China’s total population in the future as a result of low birth rates coupled with increasing life expectancies. This could result in a lower percentage of working population supporting a growing group of retirees. In addition, only 20% of individuals above the age of 60 are covered by pension programmes according to International Financial Services London (formerly IFSL), an independent promotional body for the United Kingdom’s financial services industry that has joined TheCityUK, the new promotional body for the UK-based financial services industry. We believe that increases in China’s population above the age of 65, shifting demographics and challenges facing the pension system, including low coverage, may result in increased demand for retirement and pension products offered by private sector insurance companies.
     Healthcare Needs Create A&H Opportunity
     The World Health Organization has indicated that total healthcare expenditure in China had risen from 3% of GDP in 1978 to 4.5% of GDP in 2007, while government funding as a percentage of total healthcare expenditure decreased (from approximately 32% in 1978 to 20% in 2007) and the percentage of out-of-pocket healthcare expenditure increased (from approximately 20% in 1978 to more than 45% in 2007) and is expected to continue to increase (to 54% by 2014). In part as a result of these trends, the cost of healthcare appears to be shifting to the individual. Rising per capita incomes and high household savings rates indicate that individuals may be able to bear some of these costs and we believe that savings products and A&H insurance products may play a significant role in meeting the healthcare needs of China’s population.

INDUSTRY OVERVIEW
     Potential for Growth Through Bancassurance
     The bancassurance distribution channel has been one of the main drivers of recent growth in the Chinese insurance industry. Products sold through the bancassurance channel are limited and there is potential to expand the products available through this channel. We believe that China’s large geographic size and extensive bank branch network with a large customer base present an excellent opportunity for growth in the bancassurance distribution channel.
Liberalisation in Investment Regulation Provides an Opportunity for Higher Investment Returns And Improved Asset-Liability Management
     Due to Chinese regulatory restrictions, the types of assets in which insurance companies are permitted to invest in remain limited, with a requirement that the largest portion of investments consists of fixed income securities issued by the Chinese government and financial institutions. A relaxation of regulatory restrictions announced in April 2009 allows life insurance companies to invest in a wider range of bonds and up to 6% of assets in bonds backed by infrastructure projects. The CIRC is also exploring the possibility of further liberalisation. These regulatory changes may enable insurance companies to achieve better investment diversity, higher investment returns and better asset-liability management.
Korea
Industry Overview
     With approximately US$57.4 billion in life insurance premiums in the 12 months ended 31 March 2010, the Korean life insurance market is the second largest in the Asia Pacific region and the eighth largest in the world. The table below outlines key macroeconomic and life insurance industry data (life insurance industry data is for the 12 months ended 31 March of the year subsequent to the year indicated) for the periods indicated:

	2004	2005	2006	2007	2008	2009	CAGR 2004-9
Macroeconomic data
GDP (US$bn)	707	805	913	995	840	882	4.5%
GDP growth rate (%)	13.8	13.9	13.4	9.0	(15.6)	5.0
Population (mm)	48.4	48.6	48.8	49.1	48.6	48.7	0.1%
GDP per capita (US$)	14,607	16,564	18,709	20,265	17,284	18,111
Life insurance industry data
Life insurance premiums (US$bn)	48.5	60.7	70.3	80.4	60.6	57.4	3.4%
Life insurance premiums growth rate (%)	14.0	25.2	15.8	14.5	(24.7)	(5.2)
Penetration rate (%)	6.9	7.5	7.7	8.2	7.2	6.5
Savings rate (%)	19.2	19.1	19.5	19.4	19.4	19.4
Density rate (US$)	1,007.3	1,248.2	1,438.5	1,652.3	1,247.6	1,180.6

Source: Euromonitor for savings rate data, Swiss Reinsurance Company Sigma Reports for all other data
     The Korean life insurance market had approximately 22 life insurance companies as of 31 March 2010. The following table sets forth the top five life insurance companies in Korea by market share of total premium income in 2009 based on data classified and published by the Korea Life Insurance Association:

Company	2009 Market share (%)
Samsung Life	27.4
Korea Life	13.7
Kyobo Life	13.0
ING	5.7
Mirae Asset	4.5

INDUSTRY OVERVIEW
Industry Trends
     Growth of Retirement Protection Market Due to Pension Reforms and Aging Population
     The Korean government implemented a pension scheme in 2005 that provided employers with increased flexibility in the management of their employee pension plans through third-party financial institutions. As a result, the size of the market for pension products has grown substantially since 2005, with assets under the scheme growing from approximately 16.3 billion Korean Won as of 31 December 2005 to approximately 14,024.8 billion Korean Won as of 31 December 2009, based on data published by the Financial Supervisory Service of Korea (the “FSS”). Life insurance companies have benefited significantly from the 2005 pension scheme, managing approximately 33.4% of assets within the scheme as of 31 December 2009, based on data published by the FSS. We believe that other factors and trends affecting the market, including changes in tax regulation that may make pension products offered by insurance companies more attractive, changes in the corporate pension product market and an aging population (Korea’s population above the age of 65 has increased from 6.9% in 1999 to 10.7% in 2009), may contribute to future growth in the pension products market.
     Supplementary A&H Insurance Growth
     Korean regulators have commented that there has been consistent demand for private health insurance and other products to meet the healthcare needs of Korea’s population. We believe that this demand may increase as Korea’s population ages and per capita income and customer awareness of A&H insurance products potentially increase. Increases in such demand may contribute to increased sales of A&H insurance products by insurance companies in the future. In addition, as a result of the adoption of standard policy terms for medical reimbursement products, a market segment that historically had been dominated by general insurance companies, we believe that life insurance companies may increase their market share in this segment.
     Shift to Multi-Channel Distribution
     The market has shifted to a multi-channel distribution network. Korean regulatory authorities approved the sale of savings insurance products in 2003 and certain types of protection products in 2005 via banks on a limited basis, and bancassurance has developed into a significant distribution channel. Direct marketing and hybrid marketing, a channel that relies on agents trained in both face-to-face and telephone distribution, have emerged as distribution channels and we believe they may represent future growth opportunities for insurance companies.
OTHER GEOGRAPHICAL MARKETS
     The following section provides certain key macroeconomic and life insurance industry data for the Philippines, Australia, Indonesia, Vietnam, Taiwan, New Zealand and India. Data for Macau and Brunei is not provided. Additional information on these markets is provided in the subsections headed “— Market Overview” in the sections headed “Business — Our Primary Operating Units — Other Geographical Markets” and “Business — Our Primary Operating Units — Joint Ventures” in this document.

INDUSTRY OVERVIEW
Philippines
     The table below sets forth certain key macroeconomic and life insurance industry data for the Philippines.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	86	98	117	144	167	161
GDP growth rate (%)	8.9	14.0	19.4	23.1	16.0	(3.6)
Life insurance premiums (US$bn)	0.8	0.9	1.1	1.3	1.5	1.6
Life insurance premiums growth rate (%)	5.7	19.1	22.7	19.9	11.9	5.0
Penetration rate (%)	0.9	0.9	1.0	0.9	0.9	1.0
Density rate (US$)	9.4	10.9	12.9	15.1	16.5	17.0

Source: Swiss Reinsurance Company Sigma Reports
Australia
     The table below sets forth certain key macroeconomic and life insurance industry data for Australia.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	616	707	753	910	988	943
GDP growth rate (%)	21.0	14.8	6.5	20.8	8.6	(4.6)
Life insurance premiums (US$bn)	25.7	26.0	28.3	34.7	42.7	32.5
Life insurance premiums growth rate (%)	23.3	1.2	8.7	22.8	23.0	(24.0)
Penetration rate (%)	4.2	3.7	3.8	3.8	4.3	3.4
Density rate (US$)	1,286.5	1,287.5	1,377.9	1,674.1	2,026.1	1,524.8

Source: Swiss Reinsurance Company Sigma Reports
Indonesia
     The table below sets forth certain key macroeconomic and life insurance industry data for Indonesia.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	258	281	364	433	514	541
GDP growth rate (%)	6.2	8.9	29.5	19.0	18.7	5.3
Life insurance premiums (US$bn)	2.0	2.1	3.3	4.7	4.7	5.1
Life insurance premiums growth rate (%)	29.8	9.0	53.3	44.8	(0.5)	7.7
Penetration rate (%)	0.6	0.8	0.8	1.1	0.9	0.9
Density rate (US$)	7.5	9.6	12.3	20.4	20.7	22.0

Source: Swiss Reinsurance Company Sigma Reports
Vietnam
     The table below sets forth certain key macroeconomic and life insurance industry data for Vietnam.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	45	53	61	71	91	92
GDP growth rate (%)	15.4	17.8	15.1	16.4	28.2	1.1
Life insurance premiums (US$bn)	0.5	0.5	0.5	0.6	0.6	0.7
Life insurance premiums growth rate (%)	15.8	4.5	1.6	13.8	7.8	6.2
Penetration rate (%)	1.4	1.0	0.9	0.8	0.7	0.7
Density rate (US$)	7.2	6.0	6.0	6.5	7.3	7.6

Source: Swiss Reinsurance Company Sigma Reports

INDUSTRY OVERVIEW
Taiwan
     The table below sets forth certain key macroeconomic and life insurance industry data for Taiwan.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	306	346	355	385	391	379
GDP growth rate (%)	6.6	13.1	2.6	8.5	1.6	(3.1)
Life insurance premiums (US$bn)	33.3	38.8	41.3	49.8	52.7	52.2
Life insurance premiums growth rate (%)	21.0	16.6	6.4	20.8	5.9	(1.0)
Penetration rate (%)	11.1	11.2	11.6	12.9	13.5	13.8
Density rate (US$)	1,494.6	1,702.5	1,800.3	2,165.7	2,288.1	2,257.3

Source: Swiss Reinsurance Company Sigma Reports
New Zealand
     The table below sets forth certain key macroeconomic and life insurance industry data for New Zealand.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	97	108	105	126	126	116
GDP growth rate (%)	21.3	11.3	(2.8)	20.0	0.0	(7.9)
Life insurance premiums (US$bn)	0.7	0.8	0.8	1.1	1.1	1.1
Life insurance premiums growth rate (%)	(31.8)	15.8	0.0	33.1	1.3	(5.7)
Penetration rate (%)	1.3	0.8	0.8	0.8	0.9	0.9
Density rate (US$)	321.9	204.7	201.9	244.7	266.6	249.3

Source: Swiss Reinsurance Company Sigma Reports
India
     The table below sets forth certain key macroeconomic and life insurance industry data for India. Life insurance industry data is for the twelve-month period ended 31 March of the year subsequent to the year indicated.

	2004	2005	2006	2007	2008	2009
GDP (US$bn)	692	798	910	1,167	1,159	1,255
GDP growth rate (%)	26.0	15.3	14.0	28.2	(0.7)	8.3
Life insurance premiums (US$bn)	17.5	24.0	34.6	50.2	48.2	57.1
Life insurance premiums growth rate (%)	21.3	36.9	44.3	45.1	(3.9)	18.4
Penetration rate (%)	2.5	2.8	3.9	4.4	4.2	4.6
Density rate (US$)	15.7	20.4	31.2	43.9	40.9	47.7

Source: Swiss Reinsurance Company Sigma Reports

SUPERVISION AND REGULATION
REGULATION OF THE AIA GROUP
     We are subject to local regulatory oversight in each of the geographical markets in which we operate. The OCI regulates AIA and AIA-B, and these entities are subject to OCI regulation and the requirements of the ICO. As a result, the regulatory framework in Hong Kong is relevant not only to our Hong Kong operations but also applies to a substantial number of our local operating units that are branches of AIA or AIA-B. For further details of regulation at the AIA Group level, see “— Regulatory Framework — Hong Kong” in this section. The Bermuda Monetary Authority (the “BMA”) regulates AIA-B’s business in Bermuda, as well as the operations of AIA-B’s branches. For further details of regulations in Bermuda, see “— Regulatory Framework — Bermuda” in this section. Subsidiaries of AIA and AIA-B, including those in Australia, Vietnam, Indonesia, Malaysia, Singapore and the Philippines and certain non-insurance subsidiaries in Hong Kong, are not subject to supervision and regulation by the OCI or the BMA.
     For a broad overview of the regulatory framework in each of our Key Geographical Markets (other than Hong Kong) applicable to the AIA Group’s operations in each of such Key Geographical Markets, see “— Regulatory Framework — Korea”, “— Regulatory Framework —Thailand”, “— Regulatory Framework — Singapore”, “— Regulatory Framework — China” and “— Regulatory Framework —Malaysia” in this section. For a brief summary of regulatory oversight in our Other Geographical Markets, see “— Summary of Supervision and Regulation in Other Geographical Markets” in this section.
REGULATORY FRAMEWORK — HONG KONG
Overview
     As described above, in Hong Kong the AIA Group is primarily regulated through AIA and AIA-B. The main source of statutory regulation of the insurance market and insurance businesses in Hong Kong is the Insurance Companies Ordinance (Chapter 41 of the Laws of Hong Kong) (the “ICO”) and its subsidiary regulations, which set out requirements for the authorisation, ongoing compliance and reporting obligations of insurers and insurance intermediaries. The OCI is the regulatory body set up for the administration of the ICO. The OCI is headed by the Commissioner of Insurance, who has been appointed as the Insurance Authority for administering the ICO. The principal functions of the Insurance Authority are to ensure that the interests of policyholders or potential policyholders are protected and to promote the general stability of the insurance industry. The Insurance Authority has the following major duties and powers: (i) authorisation of insurers to carry on insurance business in Hong Kong; (ii) regulation of insurers’ financial condition, primarily through the examination of the annual audited financial statements and business returns submitted by the insurers; and (iii) development of legislation and guidelines on insurance supervision.
     In addition to regulation by the OCI, AIA and AIA-B are members of the Hong Kong Federation of Insurers (the “HKFI”), a self-regulatory industry body that issues codes of practice and guidance that are binding on its members in relation to, among other things, the administration of insurance agents and the provision of insurance products and services. HKFI actively promotes a self-regulatory regime with respect to areas such as conduct of insurers and insurance intermediaries, cooling off initiatives, policy replacement and initiatives on needs analysis. The Insurance Agents Registration Board of the HKFI is responsible for administering the registration and approval of insurance intermediaries of insurance agents, their responsible officers and technical representatives and handling complaints against them and providing enquiry services to, and handling complaints from, the public relating to insurance agents. See “— The Code of Conduct for Insurers”, “— The Insurance Claims Complaints Bureau” and “— Regulation of Insurance Intermediaries” in this section.
     In July 2010, the Hong Kong Financial Services and Treasury Bureau issued a consultation paper on the “Proposed Establishment of an Independent Insurance Authority” (the “Consultation Paper”) and invited comments before 11 October 2010 on the possibility of establishing an independent

SUPERVISION AND REGULATION
insurance authority as this would give such regulatory authority more flexibility in its operations and prepare Hong Kong for the implementation of a risk based capital regulatory regime. In addition, the OCI is also exploring with the HKFI the possibility of setting up a policyholder protection fund to be utilised in the event of an insurer insolvencies.
     Certain types of products and services offered by the AIA Group in Hong Kong are regulated under separate statutory regimes by regulatory bodies other than the ICO and the OCI. These include the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”) and the Occupational Retirement Schemes Ordinance (Chapter 426 of the Laws of Hong Kong) (the “ORSO”), both administered by the Mandatory Provident Fund Schemes Authority for compulsory MPFSO and voluntary ORSO retirement schemes offered by AIA-T and AIA-PT, respectively, and the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”), administered by the Hong Kong Securities and Futures Commission (the “SFC”) for certain investment-linked products, MPFSO and ORSO retirement schemes, securities dealing and investment advisory services. See “— Regulatory Framework — Hong Kong — Regulation under the MPFSO and ORSO” and
“— Regulatory Framework — Hong Kong — Regulation under the SFO” in this section.
Licences Held by AIA in Hong Kong
     The AIA Group is authorised to carry on insurance business in Hong Kong through its subsidiaries AIA and AIA-B. AIA is licensed as a composite insurer in respect of all classes of general and long-term business (as defined under the ICO and described further below). AIA-B is licensed in respect of all classes of long-term business and in respect of Classes 1 and 2 (which relate to A&H) for general business. In relation to the AIA Group’s MPFSO retirement scheme business in Hong Kong, AIA-B, in addition to being an authorised insurer under the ICO, is a registered MPFSO corporate intermediary and AIA-T is an approved trustee under the MPFSO. AIA Wealth Management Company Limited is a licensed corporation under the SFO for the purposes of dealing in and advising on securities. AIA-PT and AIA-CM are each registered with the Mandatory Provident Fund Schemes Authority as MPFSO corporate intermediaries, with AIA-T as the sponsoring approved MPFSO trustee, and are also registered corporate insurance agents, with AIA-B as the sponsoring insurer. AIA-PT also acts as trustee of certain pooled retirement schemes for which it has been registered with the Mandatory Provident Fund Schemes Authority as an ORSO trustee.
Authorisation under the ICO
     Companies carrying on insurance business in or from Hong Kong must obtain authorisation from the OCI. Authorisation will be granted only to insurers meeting certain requirements set out in section 8 of the ICO, which focuses on, among other things, the following items:
•	paid-up capital;

•	solvency margin;

•	fitness and properness of directors and controllers; and

•	adequacy of reinsurance arrangements.
     In addition, an insurer must meet certain other criteria contained in the authorisation guidelines issued by the OCI, which are intended to ensure that the insurer is financially sound and competent to provide an adequate level of services to the insured public. These conditions continue to apply to an insurer after its authorisation.

SUPERVISION AND REGULATION
Types of Insurance Business under the ICO
     The ICO requirements vary depending on the type of insurance business being undertaken by an insurer. The ICO defines two main types of business as follows:
•	long-term business covers those types of insurance business in which policies are typically in place for long periods and includes life and annuity, linked long-term, permanent health and retirement scheme management policies; and

•	general business covers all business other than long-term business, including accident and sickness, fire, property, motor vehicle, general liability, financial loss and legal expenses insurance.
     Both types of business defined in the ICO include reinsurance as well as direct insurance business. With the exception of certain capital requirements in the case of pure reinsurers who do not undertake any direct insurance business, the authorisation criteria are the same for both direct insurers and reinsurers.
     An insurer that undertakes both long-term and general business is referred to by the OCI as a composite business insurer.
     In addition to these main types of business, the ICO imposes further requirements on insurers conducting insurance business relating to liabilities or risks in respect of which persons are required by law to be insured (“Statutory Business”), including employees’ compensation insurance and third-party insurance in respect of motor vehicles.
Minimum Paid-Up Capital Requirement
     Section 8(3)(b) of the ICO sets the following minimum paid up capital requirements for insurers depending on the type of business they intend to undertake:
•	general business without Statutory Business: HK$10 million;

•	general business including Statutory Business: HK$20 million;

•	long-term business: HK$10 million; and

•	composite business (with or without Statutory Business): HK$20 million.
Solvency Margin
     Pursuant to sections 8(3)(a) and 35AA of the ICO, an insurer is required to maintain at all times an excess of assets over liabilities of not less than a required solvency margin. The objective is to provide a reasonable safeguard against the risk that the insurer’s assets may be inadequate to meet its liabilities arising from unpredictable events, such as adverse fluctuations in its operating results or the value of its assets and liabilities.
     For long-term business insurers, the ICO stipulates a minimum solvency margin of HK$2 million. Solvency margins are determined in accordance with the Insurance Companies (Margin of Solvency) Regulation 1995 (Chapter 41F of the Laws of Hong Kong), which sets out a series of calculations to be used depending on the particular class of long-term business involved, subject to a minimum solvency margin of HK$2 million.

SUPERVISION AND REGULATION
     To determine whether a long-term business insurer meets the solvency margin requirements, its assets and liabilities are valued in accordance with the Insurance Companies (Determination of Long-Term Liabilities) Regulation (Chapter 41E of the Laws of Hong Kong), which sets out the bases for the determination of the amount of long-term business liabilities. An insurer is required to adopt prudent provisions and assumptions, particularly on interest rates, when valuing the amount of long-term business liabilities. Among other things, valuation methods are specified for calculating the yields on assets and the amount of future premiums payable under an insurance contract.
     For general business insurers, the ICO stipulates an absolute minimum solvency margin of HK$10 million, or HK$20 million in the case of insurers carrying on Statutory Business. Solvency margins are calculated on the basis of the greater of an insurer’s relevant premium income (defined as the greater of gross premium income after deduction of reinsurance premium payments or 50% of gross premium income) or relevant outstanding claims (defined as the sum of unexpired risks plus the greater of 50% of claims outstanding before deduction of sums recoverable from reinsurers or the amount of claims outstanding after deduction of sums recoverable from reinsurers) as follows:
•	20% of premium income/outstanding claims up to HK$200 million; and

•	10% of premium income/outstanding claims in excess of HK$200 million, subject to a minimum solvency margin of HK$10 million or HK$20 million as the case may be.
     To determine whether a general business insurer meets the solvency margin requirement, its assets are valued in accordance with the Insurance Companies (General Business) (Valuation) Regulation (Chapter 41G of the Laws of Hong Kong) (the “Valuation Regulation”). The Valuation Regulation prescribes the valuation methods for different types of assets commonly found on an insurer’s balance sheet. To ensure a prudent diversification of investments, the Valuation Regulation also stipulates admissibility limits for different categories of assets. The admissibility limits, however, do not apply to assets maintained in Hong Kong pursuant to section 25A of the ICO as described below.
     For composite insurers, the ICO stipulates a minimum solvency margin based on the aggregate of the solvency margin required in respect of an insurer’s general business and its long-term business, both calculated as described above.
Fit and Proper Directors and Controllers
     Section 8(2) of the ICO requires that all directors and controllers of an insurer must be “fit and proper” persons to hold such positions. Section 9 of the ICO defines an insurer’s controllers as including, among others, a managing director of the insurer or its corporate parent, a chief executive officer of the insurer or its corporate parent (only if the parent is also an insurer), a person in accordance with whose directions or instructions the directors of the insurer or its corporate parent are accustomed to act or who, alone or with any associate or through a nominee, is entitled to exercise, or control the exercise of, 15% or more of the voting power at any general meeting of the insurer or its corporate parent. Sections 13A, 13B and 14 of the ICO also require notification to the OCI of any change in the directors or controllers of an authorised insurer and the prior approval/no objection of the OCI for the appointment of certain controllers, including the chief executive of an insurer.
     Although the term “fit and proper” is not defined further in the ICO, the OCI has issued a guidance note which sets out those factors that the OCI will take into account in applying the “fit and proper” test to the directors or controllers of an insurer. These factors include a director’s or controller’s financial status, character, reputation, integrity, reliability, qualifications and experience regarding the functions to be performed by such director or controller and ability to perform such functions efficiently, honestly and fairly.

SUPERVISION AND REGULATION
     In the case of authorised insurers belonging to a financial group, the Insurance Authority adopts a group supervisory approach in assessing the financial integrity of a holding company controller and exercising oversight on the group as a whole for the purpose of administering the “fit and proper” requirements of the ICO. The Insurance Authority is empowered by ICO to raise objection if it appears to it that any person is not fit and proper to be a controller or director of an authorised insurer. In addition, we will receive guidance in a letter, from the OCI regarding certain additional factors that the OCI may take into account in applying the “fit and proper” test to AIA Group Limited, the holding company of AIA and AIA-B. These additional factors include:
•	the sufficiency of a holding company’s financial resources such that it is capable of providing continuing financial support to its insurance subsidiaries which are regulated by the Insurance Authority;

•	the viability of a holding company’s business plan for its insurance subsidiaries which are regulated by the Insurance Authority;

•	the clarity of the group’s legal, managerial and operational structures;

•	the identities of any other holding companies or major regulated subsidiaries;

•	whether the holding company, its directors or controllers is subject to receivership, administration, liquidation or other similar proceedings or failed to satisfy any judgment debt under a court order or the subject of any criminal convictions or in breach of any statutory or regulatory requirements;

•	the soundness of the group’s corporate governance, including the structure and experience of senior management and the board of directors, the oversight of significant transactions with related parties, the existence of committees of the board of directors and the robustness of internal controls;

•	the soundness of the group’s risk management framework, including its risk management policies and function, its risk profile and the existence of potential risks posed by affiliates, its capital management process and its liquidity management process;

•	the receipt of information from its insurance subsidiaries which are regulated by the Insurance Authority to ensure that they are managed in compliance with applicable laws, rules and regulations; and

•	its role in overseeing and managing the operations of its insurance subsidiaries which are regulated by the Insurance Authority.
     As AIA Group Limited is a controller of AIA and AIA-B under the ICO, we are required to provide the Insurance Authority with an annual update, if any, regarding our organizational, corporate governance and risk management structures as well as our annual audited financial statements and, going forward, half-yearly interim financial reports. We are also required to give written notification to the Insurance Authority as soon as practicable on the following:
•	matter that may cause us to have material financial exposure, impair our capital adequacy or liquidity, materially affect our principal activities, operations or management;

•	significant group-wide and intra-group financial exposure;

•	significant connected parties transactions

•	significant charge or encumbrances created over the assets of the group;

•	material acquisition, establishment, disposal or closure of subsidiaries and branches;

•	change of chief executive, directors and controllers;

•	circumstance which may change our percentage shareholding in or lead to a change in controller of AIA and AIA-B;

•	circumstance we are aware of which may put the interests of the policyholders or potential policyholders of AIA and AIA-B at risk;

•	relevant particulars if any of our group companies become subject to regulatory action or have been convicted of criminal offence by court;

•	change of our credit rating as appraised by credit rating agencies; and

•	subject to the consummation of listing of our Shares on the Hong Kong Stock Exchange (if any), any information or document that we are obliged to disclose or submit to the Hong Kong Stock Exchange or any other stock exchange has to be simultaneously disclosed or submitted to the Insurance Authority.
Adequate Reinsurance Arrangements
     Section 8(3)(c) of the ICO requires all insurers to have adequate reinsurance arrangements in force in respect of the risks of those classes of insurance business they carry out, or to justify why such arrangements are not necessary. In considering the adequacy of reinsurance arrangements of an insurer, the OCI will take into account the following factors:
•	the type of reinsurance treaties entered into by the insurer;

•	the maximum retention of risks by the insurer;

•	the security of the reinsurers; and

•	the spread of risks among participating reinsurers.

SUPERVISION AND REGULATION
     With regard to the spread of risks among reinsurers, the OCI considers that additional risks arise where a reinsurer is a related company of the insurer. To address this concern, in 2003 the OCI issued a guidance note on reinsurance with related companies, which sets out the criteria to be used in determining the adequacy of such arrangements. The OCI will consider a related reinsurer to have provided adequate security if any of the following requirements are met:
•	the reinsurer is itself authorised under the ICO;

•	the reinsurer or any one of its direct or indirect holding companies has received an adequate rating from a credit rating agency (currently the OCI specifies an Insurer Financial Strength Rating of AA- or above by S&P, Aa3 or above by Moody’s or A+ or above by A.M. Best, or equivalent rating); or

•	the reinsurer or any one of its direct or indirect holding companies is otherwise considered by the OCI as having a status comparable to the above.
     In the event that none of these requirements is met by a related reinsurer, the OCI will restrict the amount of net reinsurance it deems recoverable from that reinsurer when assessing the ceding party’s financial position, unless it determines that acceptable collateral security, such as an irrevocable and permanently renewable letter of credit, is in place in respect of the arrangement with that reinsurer.
Maintenance of Assets
     Sections 22 to 23 of the ICO require insurers carrying on long-term business to keep separate accounts for different classes of long-term businesses and to maintain certain levels of assets calculated on the basis of their solvency margins in respect of each class of business in funds that are applicable only to that particular business.
     Section 25A of the ICO requires insurers carrying on general business to maintain assets in Hong Kong in respect of the liabilities arising from their Hong Kong business. The minimum amount of assets to be maintained is calculated on the basis of an insurer’s net liabilities and the proportion of its solvency margin requirement attributable to its general business in Hong Kong, taking into account the level of reinsurance that has been entered into by the insurer in respect of its liabilities.
     The OCI has also issued a guidance note on reserve provisioning for Class G of long-term business (defined in the ICO as long-term business involving retirement scheme contracts which provide for a guaranteed capital or return) to reinforce and enhance the required standard of provision for Class G business. Policies classified under Class G of long-term business are mainly offered as retirement scheme contracts under the MPFSO or ORSO retirement schemes. An insurer authorised to carry on long-term business is required, among other things, to maintain a separate long-term business fund for its Class G business carried on in or from Hong Kong. In respect of the Class G business fund, the OCI requires that the value of the assets contained in the fund are in aggregate not less than the amount of the liabilities attributable to such business.
Accounting and Reporting Requirements
     The ICO requires insurers to maintain proper books of accounts which must exhibit and explain all transactions entered into by them in the course of their business. Insurers must submit information including audited financial statements, a directors’ report and statistics relating to the valuation of their insurance business and outstanding claims to the OCI on an annual basis.
     Insurers carrying on long-term business are also required to appoint an actuary to conduct an annual actuarial investigation and submit a report to the OCI on their financial condition in respect of the long-term business. The appointed actuary is responsible for advising on all actuarial aspects of the financial management of an insurer’s long-term business including proper premium setting, a

SUPERVISION AND REGULATION
prudent reserving policy, a suitable investment allocation, appropriate reinsurance arrangements and due reporting of irregularities to the OCI.
Corporate Governance of Authorised Insurers
     The OCI has issued a guidance note on the corporate governance of authorised insurers, which aims to enhance the integrity and general well being of the insurance industry by providing assistance to authorised insurers for the evaluation and formulation of their internal practices and procedures. This guidance note sets out the minimum standard of corporate governance expected of authorised insurers and applies to both authorised insurers incorporated in Hong Kong and authorised insurers incorporated outside Hong Kong where 75% or more of their annual gross premium income pertains to their Hong Kong insurance business, unless written consent for exemption has been obtained from the OCI. This guidance note covers the following key items:
•	structure of senior management;

•	roles and responsibilities of the board of directors;

•	board matters;

•	board committees;

•	internal controls;

•	compliance with laws and regulations; and

•	servicing of clients.
     Irrespective of the proportion of an overseas insurer’s Hong Kong insurance business, the OCI expects such an insurer to observe strictly any applicable guidelines on corporate governance promulgated by its home regulatory authority.
Asset Management
     In order to ensure that an insurer will meet its contractual liabilities to policyholders, its assets must be managed in a sound and prudent manner, taking into account the profile of liabilities and risks of the insurer. The OCI has issued a guidance note on asset management by authorised insurers, which is adopted from the paper “Supervisory Standard on Asset Management By Insurance Companies” as approved by the International Association of Insurance Supervisors in 1999. This guidance note applies to both an insurer incorporated in Hong Kong and the Hong Kong branch of an insurer incorporated outside Hong Kong whose investment in financial assets exceeds HK$100 million. This guidance note provides a checklist for assessing how insurers should control the risks associated with their investment activities and includes guidance and commentary on the following key items:
•	investment process, policy and procedures;

•	overall asset management strategies;

•	investment mandate given by the board of directors to senior management;

•	audit in respect of the insurer’s asset management functions;

•	risk management functions; and

•	internal controls.

SUPERVISION AND REGULATION
     In order to assess how insurers control the risks associated with their investment activities, the OCI may periodically request information from insurers, including accessing information through on-site inspections and discussion with insurers.
Power of Intervention
     The OCI is empowered under Part V of the ICO to intervene in an insurer’s business and take appropriate actions in the following circumstances:
•	where the OCI considers that the exercise of this power is desirable for protecting the interests of existing and potential policyholders against the risk that the insurer may be unable to meet its liabilities or to fulfil the reasonable expectations of existing or potential policyholders;

•	where it appears to the OCI that the insurer or its corporate parent has failed to satisfy any of its obligations under the ICO;

•	where it appears to the OCI that the insurer has provided misleading or inaccurate information to it for the purposes of the ICO;

•	where the OCI is not satisfied as to the adequacy of the insurer’s reinsurance arrangements;

•	where the OCI is not satisfied with the financial condition of the insurer or its compliance position with the prescribed regulatory benchmark or requirements in respect of, among other things, its assets and liabilities matching position, reserving level or financial protections; or

•	where the insurer fails its ongoing authorisation conditions or requirements imposed by the OCI, any financial undertakings provided by its corporate controller or any “fitness and properness” requirement on its directors and controllers.
     The OCI may also intervene in an insurer’s business, whether or not any of the above circumstances exist, at any time during the five year period following authorisation of the insurer or a person becoming a controller of an insurer.
     The actions that the OCI may take in intervening in an insurer’s business include:
•	restrictions on the insurer effecting new business;

•	limits on the amount of premium income an insurer may receive during a specified period in respect of certain classes of business;

•	restrictions on types of investments an insurer may make, or requirements that the insurer realise certain types of investments within a specified period;

•	requirements that an insurer maintain assets in Hong Kong equal to the whole or a specified portion of the liabilities arising from its Hong Kong business, and that these assets be held in the custody of a trustee approved by the OCI;

•	the appointment of a manager to assume control of an insurer; and

•	requirements that the insurer has to conduct a special actuarial investigation on its long-term business to produce information and documents and to accelerate submission by the insurer.

SUPERVISION AND REGULATION
Section 35 Orders
     Following the AIG Events, letters dated 17 September 2008 were issued from the Insurance Authority to each of AIA and AIA-B (“Section 35 Orders”) requiring each of AIA or AIA-B, including all of their branches, as appropriate:
(1)	to ensure that all insurance business and all transactions with any “specified person” are on normal commercial terms;

(2)	to ensure that AIA or AIA-B do not place any deposit with or transfer assets (except for normal insurance transactions) or provide financial assistance to any “specified person” without first obtaining written consent from the Insurance Authority; and

(3)	to inform the Insurance Authority as soon as practicable of any circumstances which may put the interest of policyholders or potential policyholders at risk.
     For the purpose of the Section 35 Orders, “specified person” includes but is not limited to an insurer’s branches, directors, controllers, shareholders and associates or group companies.
     Among other consequences, the Section 35 Orders place restrictions on the ability of AIA and AIA-B to engage in capital related transactions with specified persons. Accordingly, the Section 35 Orders restrict the ability of AIA and AIA-B to pay dividends to their parent companies, and limit their ability to engage in intercompany transactions with specified persons, such as payment of intercompany service fees, without first obtaining written consent from the Insurance Authority.
     By further letters dated 18 September 2008 to AIA and AIA-B, the Insurance Authority required that AIA and AIA-B not to acquire a new controller who, alone or with any associate or through a nominee, is entitled to exercise, or control the exercise of 15% or more of the voting power at their general meetings or the general meetings of their parent companies without first obtaining written consent from the Insurance Authority.
     The Insurance Authority will inform us by a letter that the Section 35 Orders will be rescinded on the first day of dealings in Shares on the Hong Kong Stock Exchange (in the case that the shares will be listed on the Hong Kong Stock Exchange) in consideration of the undertakings described below.
     AIG has given the Insurance Authority an undertaking that, with effect from the date of the rescission of the Section 35 Orders and for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued share capital of AIA Group Limited (or AIG directly or indirectly is entitled to exercise, or control the exercise of, 10% or more of the voting power at any general meeting of AIA Group Limited), AIG will ensure that, except with the prior written consent of the Insurance Authority:
(i)	any AIG Group holder of AIG’s interest in AIA Group Limited that is controlled by AIG will abstain from voting in any shareholder vote of AIA Group Limited for the approval of a dividend distribution to AIA Group Limited’s shareholders; and

(ii)	AIG will not, either directly or indirectly or through a member of the AIG Group that AIG controls: (a) accept any deposit from any member of the AIA Group; (b) be the recipient of any assets transferred from any member of the AIA Group except for (x) normal insurance transactions or any arrangements on normal commercial terms in place as of the date of the undertaking (including renewals thereof), and (y) dividends distributed to shareholders of AIA Group Limited that have been approved by the other shareholders of AIA Group Limited; or (c) accept any financial assistance (i.e., the granting of credit, lending of money, providing of security for or the guaranteeing of a loan) from any member of the AIA Group.

SUPERVISION AND REGULATION
     AIA Group Limited has given to the Insurance Authority an undertaking that AIA Group Limited will:
(i)	ensure that (a) AIA and AIA-B will at all times maintain a solvency margin ratio of not less than 150%, both on an individual insurer basis and on an AIA/AIA-B consolidated basis; (b) it will not withdraw capital or transfer any funds or assets out of either AIA or AIA-B that will cause AIA’s or AIA-B’s solvency ratio to fall below 150%, except with, in either case, the prior written consent of the Insurance Authority; and (c) should the solvency ratio of either AIA or AIA-B fall below 150%, AIA Group Limited will take steps as soon as possible to restore it to at least 150% in a manner acceptable to the Insurance Authority;

(ii)	ensure that, for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued share capital of AIA Group Limited (or AIG directly or indirectly is entitled to exercise, or control the exercise of, 10% or more of the voting power at any general meeting of AIA Group Limited), AIA and AIA-B shall not, without first obtaining written consent from the Insurance Authority: (a) place any deposit with AIG and/or any member of the AIG Group that AIG controls (excluding the Company, its subsidiaries and their branches); (b) transfer any assets to AIG and/or any member of the AIG Group that AIG controls (excluding the Company, its subsidiaries and their branches), except for normal insurance transactions or any arrangements on normal commercial terms in place as of the date of the undertaking (including renewals thereof); or (c) provide any financial assistance to AIG and/or any member of the AIG Group that AIG controls (excluding the Company, its subsidiaries and their branches);

(iii)	comply with the guidance set out in a letter from the Insurance Authority to AIA Group Limited, which confirms that the AIA Group will be subject to the supervision of the Insurance Authority and AIA Group Limited will be required to continually comply with the Insurance Authority’s guidance on the “fit and proper” standards of a controller pursuant to Section 8(2) of the ICO. The Insurance Authority is empowered by the ICO to raise objection if it appears to it that any person is not fit and proper to be a controller or director of an authorised insurer. These standards include the sufficiency of a holding company’s financial resources; the viability of a holding company’s business plan for its insurance subsidiaries which are regulated by the Insurance Authority; the clarity of the group’s legal, managerial and operational structures; the identities of any other holding companies or major regulated subsidiaries; whether the holding company, its directors or controllers is subject to receivership, administration, liquidation or other similar proceedings or failed to satisfy any judgment debt under a court order or the subject of any criminal convictions or in breach of any statutory or regulatory requirements; the soundness of the group’s corporate governance; the soundness of the group’s risk management framework; the receipt of information from its insurance subsidiaries which are regulated by the Insurance Authority to ensure that they are managed in compliance with applicable laws, rules and regulation; and its role in overseeing and managing the operations of its insurance subsidiaries which are regulated by the Insurance Authority. For additional information on these standards see “— Fit and Proper Directors and Controllers” in this section; and

(iv)	fulfil all enhancements or improvements to the guidance referred to in sub-paragraph (iii) above, as well as administrative measures issued from time to time by the Insurance Authority or requirements that may be prescribed by the Insurance Authority in accordance with the ICO, regulations under the ICO or Guidance Notes issued by the Insurance Authority from time to time.
The Code of Conduct for Insurers
     As part of the self-regulatory initiatives taken by the industry, the HKFI has published The Code of Conduct for Insurers. This code seeks to: describe the expected standard of good insurance practice in the establishment of insurance contracts and claims settling; promote the disclosure of relevant and useful information to customers; facilitate the education of customers about their rights and obligations under insurance contracts; foster a high professional standard in the transaction of insurance business; and encourage insurers to promote and enhance the industry’s public image and standing. This code applies to all general insurance members and life insurance members of the HKFI

SUPERVISION AND REGULATION
and applies to insurance effected in Hong Kong by individual policyholders resident in Hong Kong and insured in their private capacity only. As a condition of membership of the HKFI, all general insurance members and life insurance members undertake to abide by this code and use their best endeavours to ensure that their staff and insurance agents observe its provisions.
The Insurance Claims Complaints Bureau
     The Insurance Claims Complaints Bureau was established by the HKFI to implement self-regulation in the interpretation and handling of insurance claims complaints arising from all types of personal insurance policies taken out by residents of Hong Kong. The Insurance Claims Complaints Panel was established by the Insurance Claims Complaints Bureau with the objective of providing independent and impartial adjudication of complaints between insurers and their policyholders. The Insurance Claims Complaints Panel is in charge of handling claims complaints from both policyholders themselves and their beneficiaries and rightful claimants. The Insurance Claims Complaints Panel, in making its rulings, is required to act in conformity with the terms of the relevant policy, general principles of good insurance practice, any applicable rule of law or judicial authority, and any codes and guidelines issued from time to time by the HKFI.
Regulation of Insurance Intermediaries
General Provisions
     Insurance intermediaries are defined under the ICO as either insurance agents or insurance brokers. The key difference between the two types of insurance intermediaries is that insurance agents act as agents or subagents of insurers, while insurance brokers act as agents of policyholders and potential policyholders. Both are subject to a self-regulatory system supported by provisions contained in Part X of the ICO.
     Under the ICO, a person is prohibited from holding itself out as an insurance agent or insurance broker unless such person is properly appointed or authorised. A person is also prohibited from holding itself out as an appointed insurance agent and an authorised insurance broker at the same time. It is also an offence under the ICO for an insurer to effect a contract of insurance through, or accept insurance business referred to it by, an insurance intermediary who has not been properly appointed or authorised.
Registration and Administration of Appointed Insurance Agents
     To act as an insurance agent, a person is required to be appointed by an insurer and registered with the Insurance Agents Registration Board established by the HKFI. Under Section 66 of the ICO, an insurer is required to keep a register of appointed insurance agents and to make such register available for public inspection at its registered office (or principal place of business) in Hong Kong or the registered office of the HKFI. An insurer is required to give the Insurance Authority details of the registration or removal of its appointed insurance agents within seven days of such registration or removal.
     An insurer is required to comply with the Code of Practice for the Administration of Insurance Agents issued by the HKFI and endorsed by the OCI pursuant to section 67 of the ICO. The Code of Practice for the Administration of Insurance Agent specifies the rules and procedures governing the registration and de-registration of insurance agents, the power of the Insurance Agents Registration Board to handle complaints and to require insurers to take disciplinary actions against their insurance agents, the “fit and proper” criteria for insurance agents and the minimum requirements of agency agreements. An insurer is responsible for the actions of its appointed insurance agents in their dealings with clients in respect of the issue of insurance contracts and related insurance business. The OCI has the power to direct the de-registration of an appointed insurance agent.

SUPERVISION AND REGULATION
     Under the Consultation Paper, the proposed independent insurance authority should have more effective supervisory oversight over insurance intermediaries (which includes agents) through the introduction of a licensing regime.
Regulation under the MPFSO and ORSO
     Companies that operate compulsory retirement schemes in Hong Kong are regulated under the MPFSO. The Mandatory Provident Fund Schemes Authority is the body established to act as the regulatory authority under the MPFSO and is responsible for approving and supervising trustees who wish to administer MPFSO schemes. The Mandatory Provident Schemes Authority shares responsibility with other regulatory bodies for supervision of the institutions, such as banks and insurance companies, that act as MPFSO intermediaries that provide MPFSO products to customers. The MPFSO includes rules on prudential management and the permissible investments that may be made using scheme funds, accounting and reporting requirements and the powers of the Mandatory Product Fund Schemes Authority to intervene and terminate a trustee’s administration of a scheme. Voluntary retirement schemes are subject to regulation under the ORSO. The Mandatory Provident Fund Schemes Authority is also the supervisory body for ORSO schemes. The ORSO requires schemes to be registered with the Mandatory Provident Fund Schemes Authority and imposes reporting requirements and rules on the types of assets in which a scheme may invest. In addition, the marketing and promotion of MPFSO and ORSO scheme products requires SFC approval, as these products involve investment in securities. In addition to these reporting requirements, the Mandatory Provident Schemes Authority requested in 2008, following the AIG Events, that prior notice be given of the following types of events in respect of AIA-T and AIA-PT:
•	declaration or payment of dividends to shareholders;

•	granting of advances, loans or credit facilities to any parties;

•	incurrence of major cash outflow arising from extraordinary events or non-operating activities; and

•	any incidents which may have an adverse impact on the liquidity or financial position of either company.
Regulation under the SFO
     Companies that wish to deal in and advise on securities in Hong Kong must be licensed to do so under the SFO, and the marketing and promotion of certain financial products and schemes that involve investment in securities is also regulated under the SFO and subsidiary legislation enacted thereunder. The Securities and Futures Commission (the “SFC”) is the body responsible for licensing, supervision and enforcement pursuant to the SFO. Licensed corporations under the SFO are subject to financial adequacy and reporting requirements and directors, senior management and individuals responsible for investment activities must satisfy suitability and qualification requirements and be approved by the SFC.
     The operation, marketing and promotion of investment-linked products and schemes, including long-term insurance schemes by insurers, is subject to authorisation by the SFC in accordance with Part IV of the SFO and related codes and guidelines issued by the SFC that require certain information to be disclosed to potential investors and impose restrictions on the content of advertisements and the claims that can be made with respect to risks and potential returns on an investment. Most recently, in June 2010 the SFC issued the “SFC Handbook for Unit Trusts and Mutual Funds, Investment-Linked Assurance Schemes and Unlisted Structured Products”, which requires certain enhanced disclosures for existing and new investment-linked products and schemes.

SUPERVISION AND REGULATION
REGULATORY FRAMEWORK — BERMUDA
Overview
     AIA-B is regulated in respect of its branches and its business in Bermuda by the BMA. The Insurance Act 1978 and related regulations (the “Insurance Act of Bermuda”) govern the conduct of insurance business in or from within Bermuda and provide for a system of registration for insurers administered by the BMA. The Insurance Act of Bermuda also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. The Insurance Act of Bermuda imposes solvency and liquidity standards, as well as auditing and reporting requirements on Bermuda insurance companies.
Licences Held by AIA-B
     AIA-B is registered in Bermuda as a Class 3 general business and as long-term insurer under the Insurance Act of Bermuda and, as such, has the authority to conduct both general and life insurance business as a composite insurer. AIA-B has held its Class 3 and long-term insurance licence since 1 January 1996. AIA-B is classified as a “Section 24(6) composite” under the Insurance Act of Bermuda.
Regulation by the BMA under the Insurance Act of Bermuda
     The Insurance Act of Bermuda requires all insurers to maintain certain minimum solvency and liquidity standards and imposes auditing and reporting requirements on Bermuda insurance companies. In respect of insurers carrying on long-term business, the Insurance Act of Bermuda also imposes certain restrictions and conditions on the transfer of business by, and winding-up of, long-term insurers.
     The Insurance Act of Bermuda gives the BMA broad powers to supervise, investigate and intervene in the affairs of an insurer if it appears to the BMA that the insurer is in breach of a provision of the Insurance Act of Bermuda or there is significant risk of that insurer becoming insolvent. The BMA may appoint an inspector with powers to investigate the affairs of an insurer if it believes that an investigation is required in the interests of the insurer’s policyholders or persons who may become policyholders. If it appears to the BMA that there is a significant risk that an insurer will become insolvent, the BMA may also direct that such insurer not effect further contracts of insurance, vary any insurance contract if the effect would be to increase the insurer’s liabilities or make certain types of investments. The BMA may also direct such an insurer to realise certain of the investments it holds, maintain assets in Bermuda or transfer assets to the custody of a specified bank or limit its premium income.
     The BMA may cancel an insurer’s registration on grounds specified in the Insurance Act of Bermuda, including (i) the failure of that insurer to comply with its obligations under the Insurance Act of Bermuda; or (ii) the failure of that insurer in the opinion of the BMA to carry on its business in accordance with sound insurance principles.
     The BMA may present a petition for the winding-up of an insurer on the ground that (i) it is unable to pay its debts, (ii) it has failed to satisfy an obligation under the Insurance Act of Bermuda, or (iii) it has failed to produce or file statutory financial statements and that the BMA is unable to ascertain its financial position.
Principal Office and Principal Representative
     AIA-B is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not

SUPERVISION AND REGULATION
cease to act as such, unless 30 days’ notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative to forthwith notify the BMA where the principal representative believes there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred. Examples of such a reportable “event” include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. Within 14 days of such notification to the BMA, the principal representative must furnish the BMA with a written report setting out all the particulars of the case that are available to the principal representative.
Auditor
     AIA-B is required to appoint and maintain an independent auditor, subject to the approval of the BMA.
Actuaries
     AIA-B must appoint an actuary approved by the BMA. It is the approved actuary who prepares the annual actuary’s certificate for filing with the Statutory Financial Return. The actuary must be an individual and will typically be a qualified life actuary.
Loss Reserve Specialist
     As a Class 3 insurer, AIA-B will be required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist will normally be a qualified casualty actuary and must be approved by the BMA.
Capital Requirements
     Class 3 and long-term composite insurers are required to maintain a fully paid up share capital of at least US$370,000. In addition, the Insurance Act of Bermuda provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.
     With respect to its general business, an insurer is required to maintain a minimum solvency margin equal to the greatest of:
•	US$1,000,000;

•	20% of net premiums written, up to US$6,000,000, plus 15% of net premiums written over US$6,000,000; and

•	15% of loss and other insurance reserves.
     With respect to the minimum solvency margin requirement of its long-term business, a composite insurer’s long-term statutory assets must exceed its long-term statutory liabilities by not less than US$250,000.
     As a Section 24(6) composite insurer, AIA-B is required to maintain a minimum liquidity ratio whereby the value of its relevant assets are required to be not less than 100% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, and reinsurance balances receivable. There are certain categories of assets, which, unless specifically permitted by the BMA, do not qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, and real estate and collateral loans. The

SUPERVISION AND REGULATION
relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and certain other liabilities.
     In an effort to achieve equivalency with Solvency II, the BMA have issued a consultation paper on the proposed amendments to the Insurance Act of Bermuda and related regulations as they relate to long-term insurers. The BMA are proposing to enhance the capital and solvency framework to ensure that long-term insurers maintain adequate capital and liquidity levels proportionate to the insurer’s risk profile. As AIA-B is registered as a long-term insurer, the proposed amendments, if formally approved and implemented, will likely have a direct impact on AIA-B.
Financial Reporting Requirements
     All insurers are required to prepare and file with the BMA annual financial statements and returns in respect of their insurance business as stipulated in the Insurance Act of Bermuda, including an income statement, a balance sheet, a statement of capital and surplus, an independent auditor’s report and a declaration of statutory ratios and a certificate of solvency in the prescribed form. Composite insurers are also required to submit with their statutory financial returns, a general business solvency certificate, a long-term business solvency certificate, an opinion from an approved loss reserve specialist in respect of their general business loss and loss expense provisions and an opinion from an approved actuary in respect of their outstanding liabilities on account of their long-term business.
     AIA-B has been granted a Direction under Section 56 of The Insurance Act of Bermuda by the BMA which exempts AIA-B from the requirements of Sections 15 to 18 of The Insurance Act of Bermuda, conditional upon AIA-B filing with the BMA, in each financial year, its Financial Statements and Returns filed with the Insurance Regulatory Authorities in Hong Kong, and a Certificate of Compliance of Good Standing obtained from the Insurance Regulatory Authorities in Hong Kong. The Direction was granted under Section 56 of the Insurance Act of Bermuda on 26 March 2010 with respect to AIA-B’s financial years ending 30 November 2010, 2011 and 2012.
Restrictions on Dividends and Distributions
     As a Section 24(6) composite insurer, AIA-B is prohibited from declaring or paying any dividends during any financial year if it is, or by virtue of paying such dividends would be, in breach of its minimum general business solvency margin, minimum long-term business solvency margin or minimum liquidity ratio. If AIA-B fails to meet its minimum solvency margins or minimum liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.
     The restrictions on declaring or paying dividends or distributions under the Insurance Act of Bermuda are in addition to the solvency requirements under the Companies Act 1981 (as amended) which restrict Bermuda companies from declaring or paying a dividend or a distribution out of contributed surplus unless there are reasonable grounds for believing that the company is able, and after the payment of the dividend or distribution will be able, to pay its liabilities when they become due and that the realizable value of that company’s assets will, after payment of the dividend or distribution, be greater than the sum of its liabilities, share capital and share premium.
     In addition, a Class 3 and long-term composite insurer is prohibited from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements without the approval of the BMA.
New or Increased Controllers Requirement
     The Insurance Act of Bermuda states that no person shall become a controller of any description of a Bermuda registered insurer unless he has first served on the BMA notice in writing stating that he

SUPERVISION AND REGULATION
intends to become such a controller and that BMA has either, before the end of 45 days following the date of notification, provided notice to the proposed controller that it does not object to his becoming such a controller or the full 45 days has elapsed without the BMA filing an objection. Any person who fails to give notice or knowingly becomes a controller of any description before the prescribed time has elapsed is guilty of an offence.
     A controller includes (i) the managing director of the registered insurer or its parent company; (ii) the chief executive of the registered insurer or of its parent company; (iii) the holder of at least 10% of the voting shares of a Bermuda registered insurer or its parent company; and, (iv) any person in accordance with whose directions or instructions the directors of the registered insurer or of its parent company are accustomed to act. In the event the BMA determines that such person seeking to become a controller or who has become a controller is not “fit and proper”, the BMA may give notice objecting to such persons.
     In addition, pursuant to section 30J of the Insurance Act of Bermuda, all registered insurers are required to give the BMA written notice of the fact that a person has become, or ceased to be, a controller or officer of the registered insurer within 45 days of becoming aware of such fact. For purposes of notifications effected pursuant to section 30J, an officer in relation to a registered insurer includes a director, secretary, chief executive or senior executive, by whatever named called.
Code of Conduct
     Effective 1 July 2010, all Bermuda insurers must comply with the recently enacted Code of Conduct which prescribes duties and standards to be complied with under the Insurance Act of Bermuda. Failure to comply with these requirements will be a factor to be taken into account by the BMA in determining whether an insurer is conducting its business in a sound and prudent manner under the Insurance Act of Bermuda.
Disclosure of Information
     In addition to powers under the Insurance Act of Bermuda to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons related to the insurer) to be produced to the BMA. Furthermore, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda, subject to certain restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Additionally, the BMA must also consider whether cooperation with the foreign regulatory authority is in the public interest. The grounds on which the BMA can request further disclosure are limited and the Insurance Act of Bermuda provides for sanctions for breach of the statutory duty of confidentiality.
Certain Other Bermuda Law Considerations
     Although AIA-B is incorporated in Bermuda, it is classified as a non-resident of Bermuda for foreign exchange control purposes by the BMA. Pursuant to its non-resident status, AIA-B may engage in transactions in currencies other than Bermuda dollars, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to persons non-resident in Bermuda who are holders of its common shares.
     Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, AIA-B may not, without the express authorization of the Bermuda legislature or under a licence or consent granted by the Minister of Finance, participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or

SUPERVISION AND REGULATION
which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of US$50,000; or (iii) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances, such as doing business with another exempted undertaking in furtherance of the Company’s business carried on outside Bermuda. AIA-B is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.
     Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of Bermuda, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company.
     The Bermuda government actively encourages foreign investment in “exempted” entities like AIA-B that are based in Bermuda, but which do not operate in competition with local businesses. AIA-B is not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda.
Bermuda Letter Agreement After the AIG Events
     By a Letter of Undertaking dated 18 December 2008, American International Company Limited (now known as Chartis Bermuda Limited) in its capacity as the licensed Insurance Manager of AIA-B, made certain undertakings to the BMA. That Letter of Undertaking was replaced on 2 August 2010 by a Letter Agreement between the BMA and AIA-B. In the Letter Agreement, AIA-B has agreed to:
(1)	seek prior approval from the BMA before entering into a payment or transfer of assets out of AIA-B relating to a single transaction or matter (an “Outpayment Transaction”) outside the normal course of business that comprises a single payment or series of multiple linked payments that, in the aggregate would equal or exceed US$15,000,000;

(2)	notify the BMA before entering into an Outpayment Transaction below US$15,000,000 which is outside the normal course of business (the BMA may request additional information and, if the BMA objects, shall provide a written objection within 72 hours of receipt of the additional information); and

(3)	submit a daily report to the BMA on: (i) transfers of more than US$1,000,000 per transaction or an aggregate amount of greater than US$1,000,000 per day from AIA-B to another jurisdiction other than where the funds originated (including inter-jurisdictional transfers within AIA-B or a branch of AIA-B); (ii) transactions of greater than US$15,000,000 whether incoming or outgoing; and (iii) all material issues having an impact threshold of equal to or greater than 10% of AIA-B’s total statutory capital and surplus.
     The obligations of AIA-B under the Letter Agreement shall be extinguished in the event that the majority ownership interest of AIA-B is sold, transferred or assigned to a third-party purchaser. We are in discussions with the BMA in relation to the release of AIA-B from the obligations under the Letter Agreement.
REGULATORY FRAMEWORK — THAILAND
Overview
     AIA Thailand’s branches (“AIA (Life) Thailand” and “AIA (Non-Life) Thailand”) are regulated by the OIC Thailand, the Department of Business Development and the Office of the Securities and Exchange Commission of Thailand. The principal regulator of Thailand’s insurance industry is the OIC Thailand. Thailand’s non-life insurance and life insurance sectors are governed by the Non Life

SUPERVISION AND REGULATION
Insurance Act 1992 amended by the Non Life Insurance Act (No. 2) 2008 (the “Non Life Insurance Act of Thailand”) and the Life Insurance Act 1992 amended by the Life Insurance Act (No. 2) 2008 (the “Life Insurance Act of Thailand”) respectively. The legislative structure is similar for both types of insurance business and addresses the contractual relationship between insurers and consumers and the regulation of the insurance industry as a whole.
Licences Held by AIA Thailand’s Branches
     The licences held by AIA Thailand’s branches include the following:
     AIA (Life) Thailand:
•	Foreign Business Licence for undertaking AIA Thailand’s principal business activities in Thailand as a non-Thai company. This licence was issued on 15 July 2004.

•	Life Insurance Licence for operating life insurance business and to carry on reinsurance business for life insurance in Thailand. This licence was issued on 1 October 1938.

•	Private Fund Licence for providing provident fund management services. This licence was issued on 14 December 2000.

•	Securities Brokerage (Limited Broker Dealer and Underwriter) Licence for selling investment-linked products. This licence was issued on 20 September 2007.
     AIA (Non-Life) Thailand:
•	Foreign Business Licence for undertaking AIA Thailand’s principal business activities in Thailand as a non-Thai company. This licence was issued on 21 July 2004.

•	General Insurance for Personal Accident and Health Insurance Licence for selling personal accident and health insurance in Thailand. This licence was issued on 31 March 2000.
Regulatory Authorities in Thailand
     The OIC Thailand is an independent government body which operates within the Ministry of Finance of Thailand. The OIC Thailand is charged with reviewing the financial standing of insurers operating within the Thai market and, in particular, their compliance with capital requirements. The OIC Thailand also plays an important role in the development of the insurance industry as a whole in Thailand, as it directly controls the number of insurers, the types of products, the policy wording that an insurer may offer to customers and the premium that an insurer may charge.
     The Office of the Securities and Exchange Commission of Thailand is responsible for licensing companies that deal in securities and also for regulating products and schemes involving investment in securities, such as provident fund schemes.
     The Department for Business Development is part of the Ministry of Commerce of Thailand and has responsibility for granting foreign business licences to non-Thai companies to allow them to conduct business operations in Thailand.
Capital Requirements
     A branch office of a life or non-life foreign insurer must maintain assets in Thailand of not less than the amount of the capital funds required and in accordance with the types, procedures and conditions as prescribed pursuant to relevant Thai regulations. In addition, life insurers are required to maintain capital funds at the greater of 2% of their insurance reserve or 50 million Thai Baht, and

SUPERVISION AND REGULATION
non-life insurers are required to maintain capital funds at the greater of 10% of total net premiums received in the previous calendar year or 30 million Thai Baht.
Reserve and Asset Management Requirements
     The OIC Thailand requires a life insurance company to allocate a portion of its premium income to an insurance reserve for policies that remain in-force. A non-life insurance company is required to allocate reserves equivalent to: (i) the amount of covered risks for the remaining period of the insurance policies; and (ii) estimated potential claims compensation. In addition, an insurance company (both life and non-life) may be required to allocate reserves for other activities as prescribed by the OIC Thailand. The insurance reserve may consist of a mixture of different classes of assets. The assets in the insurance reserve must match the insurer’s liabilities as they come due over the duration of its policies. The types of assets that a life insurance company must place in its insurance reserve, and the rules, conditions and basis for assessing the value of assets placed in the insurance reserve are regulated by the OIC Thailand.
Statutory Deposit
     Thai regulations require every life insurer to place a security deposit with the OIC Thailand of not less than 20 million Thai Baht, which may consist of a mix of cash and certain types of bonds, treasury bills and similar specified instruments. Non-life insurers are also required to place a security deposit with the OIC Thailand of not less than 3.5 million Thai Baht for each type of insurance business they undertake (for example, fire insurance, marine and transportation insurance) which may consist of a mix of cash and certain types of bonds, treasury bills and similar specified instruments.
     Under the Life Insurance Act of Thailand, Non Life Insurance Act of Thailand and relevant bankruptcy laws of Thailand, in the event that an insurer goes bankrupt, policyholders entitled to receive payment under their insurance policies have preferential rights to the assets placed with the OIC Thailand as a security deposit and have the right to receive payment from such assets as secured creditors.
Statutory Fund
     Life insurance companies are required to contribute to a central life insurance fund intended to compensate policyholders in the event that an insurer is declared bankrupt or has its licence revoked. The OIC Thailand requires insurers to make payments twice a year into this central life insurance fund. The current amount payable is 0.1% of the premium income received in the six months prior to the payment date.
     Non-life insurers are also required to contribute to a central fund to compensate policyholders in the event of bankruptcy or revocation of an insurer’s licence. The OIC Thailand requires non-life insurers to make payments twice a year into this central non-life insurance fund. The current amount payable is 0.25% of premium income received in the six months prior to the payment date.
Reinsurance
     When a life insurance company wishes to cede its insurance liability under a policy by entering into a reinsurance treaty, it may only reinsure in respect of the net amount at risk that is outstanding on the policy as of each anniversary of the policy during its term.
     The OIC Thailand requires that a certain percentage of risks written by an insurer in Thailand must be retained domestically, either by cession to a domestic reinsurer licensed by the OIC Thailand or by the insurer itself retaining the risk.
     A copy of every reinsurance treaty that a life insurance company enters into must be submitted to the OIC Thailand within 30 days from the date of its execution. Insurers should also inform the OIC

SUPERVISION AND REGULATION
Thailand in the event a reinsurance treaty is amended or terminated and provide details of the same. The OIC Thailand may, if it deems appropriate, request a life insurance company to submit the reinsurer’s annual report or an auditor’s report as to the reinsurer’s financial and business condition in the previous year.
Regulation of Products
     Insurance policies, including their related documents and endorsements, must be in the form approved by the OIC Thailand. The use of non-approved policy documentation may result in policyholders having the option to terminate the policy with a full refund of premiums or to continue to benefit under the policy as written (or as amended by the order of the OIC Thailand).
     The premium rates for an insurance policy are also subject to the approval of the OIC Thailand. A notification issued by the OIC Thailand sets out the factors that it will take into account in determining premium rates.
     The OIC Thailand prohibits all insurers from underwriting policies denominated in currencies other than Thai Baht.
Restrictions on Foreign Insurers
     Expansion of the branch office network of a foreign insurer in Thailand is restricted pursuant to the Life Insurance Act of Thailand and the Non Life Insurance Act of Thailand. Consequently, a foreign insurer currently may not open additional branch offices in Thailand.
Restrictions on Dividends and Profit Remittances
     Pursuant to the Life Insurance Act of Thailand, the calculation of profits for the purpose of paying dividends of a life insurance company requires the prior approval of the OIC Thailand. Although profit remittances by a branch office of a foreign life insurance to its head office are not, in practice, regarded as a dividend payment, it is a possibility that the OIC Thailand may interpret the Life Insurance Act of Thailand to impose the foregoing approval requirement on the profit remittances of a branch office of a foreign life insurance company to its head office. In addition, while there are no formal limitations on profit remittances by the Thai branch of a foreign insurer on a strict interpretation of the Life Insurance Act of Thailand, the approval of the Bank of Thailand is required for profit remittances to outside of Thailand. In practice, the Bank of Thailand will typically consult with the OIC Thailand before permitting a Thai insurer of the Thai branch of a foreign insurer to make any remittances to outside of Thailand.
Financial Reporting Requirements
     A life insurance company and a non-life insurance company are required to prepare and submit interim quarterly and audited annual financial statements to the OIC Thailand in respect of both its branch offices and operations as a whole. A branch office of a foreign life insurance company and a foreign non-life insurance company must comply with the additional requirement of submitting an annual report of its parent company within five months of the end of the parent company’s fiscal year. In addition, a certified actuarial report must be submitted annually by all insurers.
REGULATORY FRAMEWORK — SINGAPORE
Overview
     AIA Singapore is regulated by the Monetary Authority of Singapore (“MAS”) as a registered direct insurer under the Insurance Act, Chapter 142 of Singapore (the “Insurance Act of Singapore”) in respect of both life insurance business and general insurance business. The MAS regulates and

SUPERVISION AND REGULATION
supervises registered insurers in Singapore. The insurance regulatory framework consists of the Insurance Act of Singapore and its related regulations, as well as the relevant notices, guidelines, circulars and practice notes issued by the MAS. The MAS has issued several consultation papers, including consultations on proposed amendments to the Insurance Act of Singapore, which, if implemented, may affect the contents of this section. This section sets out a broad overview of the regulatory framework applicable to registered insurers, and does not address the regulatory framework applicable to insurance intermediaries whether in respect of life or non-life policies.
     AIA Singapore is also included by the CPF Board as an insurer under the CPF Investment Scheme, where CPF monies may, subject to certain conditions, be used by CPF members to purchase investment-linked insurance policies issued by AIA Singapore if such policies are also included under the CPF Investment Scheme.
Licence held by AIA Singapore
     AIA Singapore is a branch of AIA and is a registered direct insurer under the Insurance Act of Singapore. AIA Singapore holds a composite licence to carry on both life insurance business and general insurance business. In particular, AIA Singapore may carry on any of the following activities in Singapore relating to both life insurance and general insurance:
(a)	the receipt of proposals for policies;

(b)	the issuing of policies; and

(c)	the collection or receipt of premiums on insurance policies.
     By paying a prescribed annual fee, an insurer in Singapore may continue to carry on the insurance business for which it has been licensed, provided its registration has not been cancelled or it has not been otherwise directed by the MAS.
Exempt Status of AIA Singapore
Exempt financial adviser
     As a company registered under the Insurance Act of Singapore, AIA Singapore, is an exempt financial adviser under the Financial Advisers Act, Chapter 110 of Singapore (the “Financial Advisers Act of Singapore”) in relation to (a) advising others (other than advising on corporate finance within the meaning of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act of Singapore”), either directly, through publications or writings, or by issuing or promulgating research analyses or research reports, concerning life policies other than contracts of reinsurance (the “FAA life policies”) and (b) arranging of any contract of insurance in respect of the FAA life policies. As an exempt financial adviser, AIA Singapore is subject to certain conduct of business and other requirements applicable under the Financial Advisers Act of Singapore and its related regulations, notices, guidelines, practice notes and information papers.
Exempt from the requirement to hold a capital markets services licence
     As a company registered under the Insurance Act of Singapore, AIA Singapore is exempt under Section 99(1)(d) of the Securities and Futures Act of Singapore from the requirement to hold a capital markets services licence in respect of fund management for the purpose of carrying out insurance business. On 30 September 2005, AIA Singapore notified the MAS of its commencement of business in respect of dealing in securities and fund management. However, as AIA Singapore is exempt under Section 99(1)(d) only in respect of fund management for the purpose of carrying out insurance business, it has commenced business under that Section only in respect of fund management for the purpose of carrying out insurance business. As an exempt person, AIA Singapore is subject to MAS’

SUPERVISION AND REGULATION
supervisory powers under the Securities and Futures Act of Singapore. Whilst conduct of business requirements (other than certain filing requirements) are not specifically imposed under the Securities and Futures Act of Singapore on registered insurers who carry on activities regulated under that Act, the MAS has circulated draft amendments to the Securities and Futures (Licensing and Conduct of Business) Regulations that propose to apply certain regulations under the Securities and Futures (Licensing and Conduct of Business) Regulations to registered insurers who are exempt from holding a capital markets services licence in respect of their business in any regulated activity under the Securities and Futures Act (that is, fund management for the purpose of carrying out insurance business) as those provisions apply to the holder of a capital markets services licence.
The Monetary Authority of Singapore
     Under the Insurance Act of Singapore, the MAS has, among other things, the power to impose conditions on a registered insurer and may add to, vary or revoke any existing conditions of registration. In addition, the MAS may issue such directions as it may consider necessary for carrying into effect the objects of the Insurance Act of Singapore and may also issue such directions to an insurer as it may consider necessary where it is satisfied that the affairs of the insurer are being conducted in a manner likely to be detrimental to the public interest or the interests of the policy owners or prejudicial to the interests of the insurer.
Capital Requirements
     A registered insurer is required at all times to maintain a minimum level of paid-up ordinary share capital. A registered insurer is also required at all times to satisfy its capital adequacy requirement, which is that its financial resources must not be less than the greater of:
(a)	the sum of:
(i)	the aggregate of the total risk requirement of all insurance funds established and maintained by the insurer under the Insurance Act of Singapore; and

(ii)	where the insurer is incorporated in Singapore, the total risk requirement arising from the assets and liabilities of the insurer that do not belong to any insurance fund established and maintained under the Insurance Act of Singapore (including assets and liabilities of any of the insurer’s branches located outside Singapore); or
(b)	a minimum amount of 5 million Singapore Dollars.
     A registered insurer is required to immediately notify the MAS when it becomes aware that it has failed, or is likely to fail, to comply with the capital adequacy requirement described above, or that a financial resources warning event has occurred or is likely to occur. A “financial resources warning event” means an event which results in the financial resources of the insurer being less than the higher of (i) 120% of the amount calculated in accordance with paragraph (a) under the heading “Capital Requirements”; or (ii) the minimum amount in paragraph (b) under the heading “Capital Requirements”. Each of the “financial resources” of an insurer and the “total risk requirement” is determined, and assets and liabilities are valued, in accordance with the requirements of the Insurance (Valuation and Capital) Regulations 2004, the MAS Guidelines on Valuation of Policy Liabilities of General Business and the MAS Notice 319, “Valuation of Policy Liabilities of Life Business”, where applicable. The MAS has the authority to direct that the insurer satisfy capital adequacy requirements other than those that the insurer is required to maintain under the relevant section of the Insurance Act of Singapore if the MAS considers it appropriate.
Statutory Deposit
     A person carrying on insurance business in Singapore as an insurer, while registered in respect of any class of insurance business, is required to have at all times in respect of that class of business a

SUPERVISION AND REGULATION
deposit (in assets of such nature as the MAS may specify) with the MAS of a value of not less than 500,000 Singapore Dollars. Subject to the approval of the MAS, a bank covenant for an equivalent amount may be provided to the MAS in lieu of the deposit.
Statutory Fund
     The MAS maintains a Policy Owners’ Protection Fund for the purposes of indemnifying, assisting or protecting policy owners and others who may be prejudiced by the inability of registered insurers to meet their liabilities under life policies and compulsory insurance policies issued by such insurers. For the purposes of funding the Policy Owners’ Protection Fund, the MAS may impose a levy on registered insurers. Among other things, the MAS may take measures to secure or facilitate the transfer of the life business of the insurer, or part of that business, to another registered insurer or to secure the issue by another registered insurer to the policy owners of life policies in substitution of their existing policies. The MAS has sought feedback on proposed amendments to the Policy Owners’ Protection Fund schemes, and has announced that the Policy Owners’ Protection Fund schemes will be revised, with the intention to implement these changes in 2011.
Asset Management
     The MAS Notice 104, “Use of Derivatives for Investment of Insurance Fund Assets”, provides, among other things, that insurers are only permitted to enter into or effect derivative transactions for the purposes of hedging and efficient portfolio management. In addition, insurers are prohibited from taking uncovered positions in derivatives.
     The MAS Notice 105, “Appointment of Custodian and Fund Manager”, requires a registered insurer to file with the MAS, a list of all assets of all insurance funds established and maintained under, the Insurance Act of Singapore by the insurer where documents evidencing titles are kept by custodians for the insurer as of the end of that accounting period or a nil return where the registered insurer as of the end of the accounting period does not have such insurance fund assets or has not as yet established and maintained insurance funds for its policies, to, among other things, exercise due care and diligence when appointing overseas custodians, and to notify the MAS prior to the appointment of a fund manager or revocation of such appointment.
     The MAS Notice 317, “Asset Management of Life Insurance Funds”, sets out the basic principles that govern the oversight of the asset management process of life insurance funds. It requires the board of directors of an insurer carrying on life business to establish an investment committee and prescribes the main elements that must be incorporated in the investment policy of an insurer carrying on life insurance business.
     The MAS Notice 320, “Management of Participating Life Insurance Business”, requires an insurer which has established or will be establishing a participating fund to put in place an internal governance policy on the management of its participating life insurance business, which shall include information on, among other things, the investment of participating fund assets.
Separate Accounts Requirement
     Every registered insurer is required to establish and maintain a separate insurance fund (a) for each class of insurance business carried on by the insurer that (i) relates to Singapore policies and (ii) relates to offshore policies; (b) in the case of a direct insurer registered to carry on life insurance business, for its investment-linked policies and for its non-investment-linked policies; and (c) if, in the case of a direct insurer registered to carry on life insurance business, no part of the surplus of assets over liabilities from the insurer’s non-participating policies is allocated by the insurer by way of bonus to its participating policies, in respect of its non-investment-linked policies (i) for its participating policies and (ii) for its non-participating policies.

SUPERVISION AND REGULATION
     The MAS Notice 101, “Maintenance of Insurance Funds”, the MAS Notice 313, “Basis for Establishing Separate Funds for Participating and Non-participating Policies”, and the MAS Guidelines on Implementation of Insurance Fund Concept provide further guidance and requirements on the establishment and maintenance of insurance funds and the segregation of the assets of registered insurers in Singapore as required under the Insurance Act of Singapore.
     The solvency requirement in respect of an insurance fund must at all times be such that the “financial resources” of the fund are not less than the “total risk requirement” of the fund. A registered insurer is required to immediately notify the MAS when it becomes aware that it has failed, or is likely to fail, to comply with the fund solvency requirement. Each of the “financial resources” of an insurance fund and its “total risk requirement” is determined, and assets and liabilities are valued, in accordance with the requirements of the Insurance (Valuation and Capital) Regulations 2004, the MAS Guidelines on Valuation of Policy Liabilities of General Business and the MAS Notice 319, “Valuation of Policy Liabilities of Life Business”, where applicable. The MAS has the authority to direct that the insurer satisfy fund solvency requirements other than those that the insurer is required to maintain under the relevant section of the Insurance Act of Singapore if the MAS considers it appropriate.
     All receipts of the insurer properly attributable to the business to which an insurance fund relates (including the income of the fund) shall be paid into that fund, and the assets in the insurance fund shall apply only to meet such part of the insurer’s liabilities and expenses as is properly so attributable (excluding certain levies).
Reinsurance
     The MAS Notice 114, “Reinsurance Management Strategy”, sets forth the guiding principles relating to the oversight of the reinsurance management process of insurers and includes the principle that the board of directors and senior management of an insurer should develop, implement and maintain a reinsurance management strategy appropriate to the operations of the insurer to ensure that the insurer has sufficient capacity to meet obligations as they come due. In addition, the MAS has issued the MAS Guidelines on Risk Management Practices for Insurance Business — Core Activities, which provide further guidance on risk management practices in general, relating to, among other things, reinsurance management.
     The MAS Notices 208 and 316, “Financial Reinsurance”, impose certain requirements in respect of financial reinsurance for insurers registered to carry on general business and life business respectively. These include mandatory requirements on, among other things, prudent management oversight, disclosure and reporting obligations and guidelines on transfers of insurance risk.
Regulation of Products
     A direct insurer registered to carry on life business may only issue a life policy or a long-term accident and health policy if the premium chargeable under the policy is in accordance with rates fixed with the approval of an appointed actuary or, where no rates have been so fixed, is a premium approved by the actuary.
     Before offering certain new products, an insurer is required under the MAS Notice 302, “Product Development and Pricing”, to either obtain the approval of, or notify, the MAS, as the case may be. Such request for approval or notification shall include information on, among other things, the tables of premium rates. In addition, the MAS has issued the MAS Guidelines on Risk Management Practices for Insurance Business — Core Activities, which provide further guidance on risk management practices in general, relating to, among other things, product development and pricing.
     There are also mandatory requirements and non-mandatory standards which would apply under MAS Notice 307, “Investment-Linked Life Insurance Policies” to investment-linked life insurance policies relating to, among other things, disclosure, investment guidelines, borrowing limits and

SUPERVISION AND REGULATION
operational practices. Registered insurers are required to provide for a free-look period for life policies and accident and health policies with a duration of one year or more.
Market Conduct Standards
     The MAS Notice 306, “Market Conduct Standards for Life Insurers Providing Financial Advisory Services As Defined under the Financial Advisers Act” imposes certain requirements on direct life insurers which provide financial advisory services under the Financial Advisers Act of Singapore relating to, among other things, training and competency requirements, prohibition against subsidised loans to representatives out of life insurance funds, establishing a compliance unit, taking disciplinary action against representatives for misconduct, and allocation/non-allocation of income and expenses to the life insurance funds. The MAS Notice 318, “Market Conduct Standards for Direct Life Insurer as a Product Provider” also imposes certain requirements on direct life insurers as product providers of life policies relating to, among other things, standards of disclosure and restrictions on the sales process and the replacement of life policies.
     The MAS Notice 211, “Minimum and Best Practice Training and Competency Standards for Direct General Insurers” requires direct general insurers to only enter into insurance contracts arranged by agents or staff with requisite registration and minimum examination requirements (unless exemptions apply), and requires direct general insurers to ensure that staff of certain agents who sell or provide sales advice on the insurers’ products are adequately trained and that front-end operatives meet the examination requirements (unless exemptions apply) before they are allowed to provide sales advice on or sell general insurance products or handle claims. Non-mandatory best practice standards apply to direct general insurers to implement training and competency plans for front-end operatives. The MAS Guidelines on Market Conduct Standards and Service Standards for Direct General Insurers set out the standards of conduct expected of direct general insurers as product providers of insurance policies.
     In respect of health insurance products, direct insurers must ensure, among other things, that any individual employed by them or who acts as their insurance agent or representative pass the examination requirements specified in the MAS Notice 117, “Training and Competency Requirement: Health Insurance Module” (unless exemptions apply) and are prohibited from accepting business in respect of any health insurance product from any individual whom they employ or who acts as their insurance agent and who has not met such requirements.
     The MAS Notice 120, “Disclosure and Advisory Process Requirements for Accident and Health Insurance Products” sets out both mandatory requirements and best practice standards on the disclosure of information and provision of advice to insureds for accident and health policies and life policies that provide accident and health benefits.
     Various industry codes of practice also apply to insurers, including codes/guidelines issued by the Life Insurance Association of Singapore and the General Insurance Association of Singapore.
Risk Management and Fit and Proper Person
     Broadly, the MAS has issued risk management guidelines applicable to insurers specifically and to financial institutions generally which would apply to registered insurers.
     Under the MAS Guidelines on Fit and Proper Criteria, the following persons, among others, are required to be “fit and proper” persons: a substantial shareholder of a registered insurer, a principal officer or director of a registered insurer, a person having effective control of a registered insurer, a person having control of a registered insurer, and an exempt financial institution and its representatives in relation to activities regulated by the MAS under the Financial Advisers Act of Singapore and the Securities and Futures Act of Singapore. Broadly, the MAS will take into account the following criteria in considering whether a person is fit and proper: (i) honesty, integrity and

SUPERVISION AND REGULATION
reputation; (ii) competence and capability; and (iii) financial soundness. The principal officer of a registered insurer must also be approved by the MAS prior to his appointment as such.
Anti-money Laundering
     Registered life insurers must comply with anti-money laundering and countering the financing of terrorism requirements under the MAS Notice 314, “Prevention of Money Laundering and Countering the Financing of Terrorism — Life Insurers” and relevant legislation.
Financial Reporting Requirements
     The Insurance (Accounts and Statements) Regulations 2004 sets forth various reporting requirements and prescribes the form in which the relevant returns and statements of a registered insurer are to be made.
     A registered insurer is required to file, among other things, the following with the MAS (i) for each quarter and each accounting period, statements for each insurance fund established and maintained under the Insurance Act of Singapore, (ii) the reports by an actuary on his investigation of policy liabilities and on the prospective test of the financial condition of each insurance fund established and maintained under the Insurance Act of Singapore, each in respect of its life insurance business, (iii) the report by an actuary on his investigation of policy liabilities in respect of its general insurance business, (iv) statements on the fund solvency requirement and capital adequacy requirement, (v) an auditor’s report and supplementary report (if any); and (vi) any other information the MAS may require for the discharge of its functions under the Insurance Act of Singapore.
     In the case of a company incorporated or established outside Singapore, the financial audit need not extend beyond the business for which an insurance fund is maintained under the Insurance Act of Singapore. A registered insurer incorporated outside Singapore is required to file with the MAS for each financial year, in respect of the insurer’s global business operations, a statement of the financial position of the insurer as of the end of that financial year.
     In addition, the MAS Notice 306, “Market Conduct Standards for Life Insurers Providing Financial Advisory Services As Defined under the Financial Advisers Act” and the MAS Notice 318, “Market Conduct Standards for Direct Life Insurer as a Product Provider” require direct life insurers to submit information on their businesses to the MAS annually or (in the case of MAS Notice 306) a nil return.
Actuaries
     A registered insurer carrying on life and general business is also required, for each accounting period, to have an investigation made by an actuary approved by the MAS into (i) the financial condition of its life insurance business and (ii) for its general business, its liabilities in respect of insurance policies. A direct life insurer is also required to appoint an actuary approved by the MAS. The appointed actuary is responsible for, among other things, reporting to the principal officer of a direct life insurer on various matters including matters which in the actuary’s opinion have a material adverse effect on the financial condition of the insurer in respect of its life insurance business. In the event a direct life insurer fails to take appropriate steps to rectify any matter reported by the actuary to its principal officer within a reasonable time, the actuary is required to immediately send a copy of his report to the MAS.
MAS Directions Following the AIG Events
     Since October 2008, the MAS has issued certain directions to AIA Singapore specifying that it comply with increased capital adequacy requirements. In addition, the directions provide that prior MAS consent be sought in respect of certain transactions, including transfers or disposals of certain assets (including land or buildings) and financing and guarantee arrangements. The directions also

SUPERVISION AND REGULATION
impose certain additional reporting requirements on AIA Singapore. As a regulated entity, AIA has various discussions with the MAS. The discussions with the MAS in relation to the lifting of the directions have been favourable as MAS takes further comfort that AIA Singapore intends to become a locally incorporated subsidiary of AIA in the foreseeable future.
REGULATORY FRAMEWORK — MALAYSIA
Overview
     AIA’s Malaysian subsidiaries American International Assurance Bhd and AIA Takaful International Bhd (a wholly-owned subsidiary of American International Assurance Bhd) are regulated by Bank Negara Malaysia (the central bank of Malaysia) and the Ministry of Finance. American International Assurance Bhd carries on life and general insurance businesses of Malaysia and is licensed under the Insurance Act 1996. AIA Takaful International Bhd is a company registered under the Takaful Act 1984 and holds a Takaful operator licence to carry out Takaful business in currencies other than ringgit.
Licences held by American International Assurance Bhd and AIA Takaful International Bhd
     American International Assurance Bhd was granted a composite licence to carry on life and general insurance business in Malaysia on 30 May 2008.
     AIA Takaful International Bhd was granted Malaysia’s first International Takaful operator licence on 15 September 2008 to carry out family solidarity and general Takaful businesses in currencies other than ringgit. An International Takaful operator licence also means AIA Takaful International Bhd may engage in Takaful business in other countries, provided that such other countries’ local requirements are complied with. AIA Malaysia, along with its joint-venture partner Alliance Bank Malaysia Berhad (on a 70:30 equity participation basis), received an approval for a new Family Takaful licence from Bank Negara Malaysia on 1 September 2010. The Family Takaful company is expected to be operational in the first quarter of 2011.
Bank Negara Malaysia and Industry Associations
     Bank Negara Malaysia is a statutory body established under the Central Bank of Malaysia Act 1958. Insurance business in Malaysia is regulated pursuant to two key pieces of legislation, the Insurance Act 1996 which governs conventional insurance business, and the Takaful Act 1984 which governs Takaful business. Bank Negara Malaysia is responsible for administering both the Insurance Act 1996 and the Takaful Act 1984 and for regulating the conventional insurance and Takaful industries. As a regulator, Bank Negara Malaysia has broad powers, which include the power to examine the documents, directors, employees and agents of an insurer, issue guidelines, circulars or notices relating to the insurance industry, make regulations with the approval of the Finance Minister, direct an insurer or Takaful operator to submit new products for review, recall any product offered, compensate consumers who have suffered losses, modify the terms and conditions of any product offered, impose additional capital charges and publish details of corrective actions taken against an insurer.
     American International Assurance Bhd is a member of the Life Insurance Association of Malaysia and the General Insurance Association of Malaysia. AIA Takaful International Bhd is a member of the Malaysian Takaful Association. The Life Insurance Association of Malaysia, General Insurance Association of Malaysia and Malaysian Takaful Association are self-regulated bodies. Resolutions and circulars issued by these associations are binding on the member insurance companies.
Capital Requirements
     Bank Negara Malaysia has recently introduced a risk-based capital framework aimed at improving the risk management practices of insurers. Under the risk-based capital framework, insurers are required to maintain a capital adequacy level that is commensurate with their risk profiles.

SUPERVISION AND REGULATION
Each insurer is required to determine the adequacy of the capital available in its insurance and shareholders’ fund to support the total capital required by the insurer. This will serve as a key indicator of the insurer’s financial resilience and will be used to determine any supervisory interventions by Bank Negara Malaysia.
     Under the risk-based capital framework guideline, the board of directors and senior management of an insurer are also expected to identify, monitor and control risks which are not adequately addressed under the framework. An insurer is also expected to actively manage its capital adequacy by taking into account the potential impact of its business strategies on its risk profile and overall financial resilience.
     With the introduction of the risk-based capital framework, insurers are now exempted from solvency margin requirements under the Insurance Act 1996.
Reserve Requirements
     The risk-based capital framework requires the appointed or signing actuary of an insurer to determine the required amount of policy reserves for the insurance liabilities of the insurer’s general business to ensure that such insurance liabilities are at the required level. With respect to liabilities arising from an insurer’s life insurance business, the determination of the required amount of policy reserves is based on prescribed actuarial methodologies.
Separate Accounts Requirements
     An insurer is required to establish and maintain separate insurance funds for its policies. An insurer is required to pay into the applicable insurance fund all money received in respect of polices of a class to which the insurance fund relates, keep the assets of its insurance fund separate from its other assets and maintain assets of equivalent or higher value than the liabilities of that insurance fund. An insurer may apply the assets of an insurance fund only to meet such of its liabilities and expenses as are properly attributable to that insurance fund.
     An insurer may withdraw from an insurance fund where there is a surplus of assets over liabilities at the end of a fiscal year. For a life insurance fund, upon the actuarial valuation and recommendation by the appointed actuary, the life insurer may allocate a part of the surplus attributable to participating and non-participating policies by way of a bonus paid to participating policies and for transfer out of that life insurance fund to the shareholders’ fund.
Asset Management
     An insurer’s investment of an insurance fund in foreign assets is currently capped by Bank Negara Malaysia at 10% of each insurance fund. Bank Negara Malaysia has also imposed other investment guidelines relating to the investment of an insurer’s assets.
Reinsurance
     A licensed insurer’s reinsurance arrangements must be consistent with sound insurance principles. The general principles to be observed in a reinsurance arrangement are the appropriateness of retention level, security of reinsurers, spread of reinsurers and appropriateness of reinsurance treaties. An insurer is required both to design its reinsurance programme in line with its exposure and portfolio of business, taking into account, among other things, its insurance risk profile and the concentration of its business and to ensure that its reinsurance arrangements provide adequate protection for all classes of business underwritten to enable it to pay its liabilities as they come due.

SUPERVISION AND REGULATION
     In placing reinsurance in respect of general insurance, an insurer must accord priority to local reinsurers up to such local reinsurers’ full retention capacity before securing reinsurance support from foreign insurers.
Regulation of Products
     All life insurers are required to adhere to the prescribed minimum content requirements for product design, proposal form, nomination form, life policy contract, marketing materials, sales illustrations, policy information statements and annual statements as set out by Bank Negara Malaysia. All insurers are also required to be transparent with respect to their products and to make relevant disclosures on products to policyholders.
Shariah Law in respect of AIA Takaful International Bhd
     The general operational framework of a Takaful operator is similar to that of a conventional insurer. In addition, a Takaful operator is required to comply with applicable Shariah laws, which means that the operations of a Takaful operator would be consistent with principles of Islamic laws applicable to its business.
     The Shariah authority of Malaysia in Islamic Finance is the Shariah Advisory Council. The Shariah Advisory Council was established by Bank Negara Malaysia and is the Shariah authority referred to by local courts and arbitrators in disputes involving Shariah issues in Islamic banking, finance and Takaful cases. The resolutions passed by the Shariah Advisory Council on the interpretation of Shariah law and principles are applicable to all Islamic financial institutions, including Takaful operators.
     Each Takaful operator is required to establish a Shariah committee. The Shariah committee shall consist of a minimum of three members approved by Bank Negara Malaysia. The main duties and responsibilities of the Shariah committee are:
•	to advise the board of directors of the Takaful operator on Shariah matters in its business operation;

•	to endorse Shariah compliance manuals and relevant documents;

•	to assist and advise related parties on Shariah matters; and

•	to provide written Shariah opinions.
     An effective Shariah compliance review processes is required to be in place during the pre- and post-launch stages of any new product offering.
Restrictions on Foreign Insurers
     An insurer must be licensed under the Insurance Act 1996 in order to carry on insurance business. A licensed foreign insurer must maintain in Malaysia a surplus of assets over liabilities of an amount not less than the requirement for the minimum amount of paid-up share capital of a licensed local insurer which is RM100 million.
Financial Reporting Requirements
     In general, insurers are required to submit each of the following to Bank Negara Malaysia within a specified timeframe: (a) audited annual accounts; (b) an auditor’s report and certificate; (c) an appointed actuary’s report and certificate; (d) a report on the action taken by the board of directors on the auditor’s report; (e) the board of directors’ report on its operations; and (f) quarterly returns of

SUPERVISION AND REGULATION
each fiscal year. Bank Negara Malaysia has also issued guidelines which require an insurer to submit additional reports which, among other things, relate to such insurer’s investments, claims, reinsurance, solvency and capital adequacy.
Bank Negara Malaysia Requirements Following the AIG Events
     In connection with AIA Malaysia’s adoption of a risk based capital framework in Malaysia, Bank Negara Malaysia, by a letter dated 26 August 2010, lifted the requirement outlined in its letter of 16 September 2008 that requested AIA Malaysia to obtain the prior written approval of Bank Negara Malaysia in relation to the following:
(1)	payment of dividends (interim and/or final) to its shareholders;

(2)	extension of credit facilities to related-parties within the AIG Group (which for these purposes is understood also to include members of the AIA Group);

(3)	guarantees or undertaking given to/on behalf of related parties within the AIG Group (which for these purposes is understood to include members of the AIA Group); or

(4)	any other related-party transactions, excluding any transaction in the ordinary course of AIA Malaysia’s business relating to insurance policies, reinsurance cessions and claims.
REGULATORY FRAMEWORK — CHINA
Overview
     AIA’s branches and sub-branches in China are primarily regulated by the CIRC, which was established in 1998 and authorised by the China State Council to regulate and supervise the insurance industry in China.
Licences Held by AIA’s China Branches and Sub-Branches
     AIA currently holds nine insurance business permits and nine business licences in different locations of China. AIA has a branch in each of Beijing, Guangdong, Shanghai, Shenzhen and Jiangsu. Within the Guangdong province, AIA has a sub-branch in each of Foshan, Jiangmen and Dongguan and within the Jiangsu province, AIA has a central sub-branch in Suzhou.
     The insurance business permits of these branches and sub-branches were issued by the CIRC and the business licences were issued by the relevant local Administrations for Industry and Commerce. These permits and licences allow AIA’s branches and sub-branches in China to provide individual and group life insurance products (including endowment, whole or term life insurance), investment linked products, participating insurance products, universal life products, A&H products and pension products. An insurer is required to obtain approval from the CIRC and the State Administration of Foreign Exchange for conducting any businesses related to foreign exchange denominated insurance.
The CIRC and the State Administration for Industry and Commerce
     The principal law regulating the insurance industry in China is the Insurance Law of the People’s Republic of China , passed by the Standing Committee of the National People’s Congress and amended on 28 October 2002 and 28 February 2009 respectively, with a view to standardizing insurance activities, protecting legitimate rights and interests of parties to insurance activities, strengthening supervision and administration of the insurance industry, maintaining social economic order and social public interests and promoting the sound development of insurance business in China. In order to reflect the changes in the PRC insurance industry, significant

SUPERVISION AND REGULATION
amendments have been made to the version of PRC Insurance Law effective on 1 October 2009, including but not limited to: (i) providing more protection for policyholders, such as imposing restrictions on the termination of insurance policies by insurance companies, limiting an insurance company’s ability to exonerate itself from claims and benefit payments and defining the procedures and time limits to facilitate claims settlement for the insured; (ii) stipulating that, where the object of a property and casualty insurance contract is transferred, the transferee shall succeed to the rights and obligations of the insured specified in the property and casualty insurance contract; (iii) broadening the investment channels for insurance funds, including bank deposits, bonds, stocks, securities investment funds, real estate and other channels as provided by the State Council; and (iv) eliminating the requirement of giving priority to reinsurers incorporated in the PRC when an insurance company seeks reinsurance. Key regulations that govern foreign insurers include the Management Provisions on Insurance Companies of the People’s Republic of China , Management Provisions on Foreign Invested Insurance Companies of the People’s Republic of China and the Detailed Rules on Management Provisions on Foreign Invested Insurance Company of the People’s Republic of China .
     The CIRC oversees the China insurance market and the insurers operating in China directly as well as indirectly through its authorised regulatory bureaus in provinces, autonomous regions, municipal cities, and cities specially designated in the state plan . In the locations where AIA has operation, the CIRC has authorised bureaus in Beijing, Jiangsu, Shanghai, Guangdong and Shenzhen.
Capital Requirements
     The minimum registered paid-in capital of a foreign invested insurance company is RMB200 million. A similar requirement is imposed on a Chinese branch of a foreign insurance company. Both foreign invested insurance companies and Chinese branches of foreign insurance companies are required to maintain a solvency ratio that is not lower than 100%. Under relevant PRC regulations, the solvency ratio is the ratio of actual capital to the minimum capital requirement applicable to the insurer pursuant to relevant regulations. Minimum capital requirement is defined as the amount of capital that an insurer must maintain to respond to the adverse impact of asset risks and underwriting risks on its solvency margin, while the actual capital is the difference between the admitted assets and admitted liabilities . The CIRC requires solvency reports to be submitted quarterly, annually or as required by the CIRC. If an event that may have significant adverse impact on an insurer’s solvency margin occurs or an insurer is not able to meet its solvency requirement, it is required to immediately report to the CIRC.
     The CIRC classifies insurance companies into three categories based on their solvency margins:
(i)	Inadequate Solvency: insurance companies with solvency ratio of less than 100%;

(ii)	Adequate Solvency I: insurance companies with solvency ratio between 100% and 150%; and

(iii)	Adequate Solvency II: insurance companies with solvency ratio of higher than 150%.
     For an insurance company that falls within the category of Inadequate Solvency, the CIRC may take one or more of the following supervisory measures: (i) order the insurance company to increase its capital or restrict its distribution of dividends; (ii) limit the compensation and spending of directors and senior managements; (iii) impose restrictions on its advertising; (iv) restrict its establishment of new branches, limit its business scope, or order it to cease the commencement of any new business and to transfer or cede its business to other insurance companies; (v) order an auction of the insurance company’s assets or restrict it from purchasing additional fixed assets; (vi) restrict the channels for the application of its insurance funds; (vii) change the person in charge and management

SUPERVISION AND REGULATION
personnel; (viii) assume control of the insurance company; and (ix) other measures as determined to be necessary by the CIRC.
     The CIRC may require an insurance company that falls within the category of Adequate Solvency I to submit and implement an insolvency prevention plan, which may include a detailed plan to set up a functioning solvency risk prevention mechanism. Where an insurance company in the category of Adequate Solvency I or Adequate Solvency II experiences a significant risk of insolvency, the CIRC may order it to make a rectification, which may include imposing specific requirements on the insurance company to increase its solvency margin ratio to a specified level or other necessary supervisory measures as determined to be necessary by the CIRC.
Reserve Requirements
     The CIRC has promulgated various rules and regulations on the reserves to be established and maintained by insurers, and the reserve requirements pursuant to such rules and regulations depend on the nature and type of insurance product. Reserves that the CIRC requires a life insurer to maintain include an unearned premium reserve , a life insurance reserve , a long-term health insurance reserve and an insurance claims payment reserve and other reserves as required by the CIRC. The reserve amounts are generally determined with reference to, among other things, actuarial projections of future cash flow.
Statutory and Other Deposit Requirements
     A foreign invested insurance company is required to deposit 20% of its registered capital and a foreign insurer’s Chinese branch is required to deposit 20% of its working capital with a bank designated by the CIRC. This statutory deposit may only be used to discharge debts owed by an insurer in the event that it is put into liquidation or declared bankrupt.
     A life insurer is required by the CIRC to contribute up to 1% of its total assets to an insurance protection fund, which is a non-governmental fund maintained by a state-owned fund management company. In the event any insurer is put into liquidation or declared bankrupt or deemed by the CIRC to pose material risks to the public interest and financial stability, this insurance protection fund may be used, among other things, to pay policyholders or other life insurance companies accepting life policies assigned from the insolvent life insurer.
Separate Accounts Requirement
     An insurer is required to maintain assets in separate accounts for certain types of products specified by the CIRC, including participating, universal life and investment-linked products. Establishment, amalgamation, demerger and closure of investment accounts maintained in respect of investment-linked products are subject to the approval of the CIRC.
Asset Management
     An insurer is required to invest its insurance funds in a stable and prudent manner. An insurer may only invest its insurance funds in bank deposits, bonds such as government bonds, financial bonds, enterprise (corporate) bonds, and convertible bonds, stocks and negotiable securities such as securities investment funds and RMB-denominated common shares listed on PRC stock exchanges, shares of unlisted commercial banks, shares of unlisted PRC joint stock and limited liability companies, infrastructure projects, real estate and other permitted investments as stipulated by the China State Council. The CIRC also sets caps on the proportion of an insurer’s total investments that can be held in particular classes of assets. Such caps may be revised by the CIRC from time to time. The approvals of the CIRC and State Administration of Foreign Exchange are required if the insurer wishes to invest insurance funds denominated in foreign currencies offshore.

SUPERVISION AND REGULATION
Reinsurance
     An insurer may reinsure its liabilities within its authorised scope as stated in its insurance business permit and/or business licence. Under the PRC Insurance Law, the liability of an insurer for the maximum amount of loss that may be caused by a single insured event may not be more than 10% of the sum of paid-in capital (working capital) and the reserve revenue fund. In the event that the maximum amount of any such loss may be greater than such sum, any part exceeding the 10% limit must be reinsured. Any reinsurance arrangement between a foreign-funded insurance company (including a Chinese branch of a foreign insurer) and its affiliate is subject to the CIRC’s approval. An insurer is required to implement a comprehensive risk management system and report to the CIRC annually regarding its reinsurance arrangements. An insurer may only cede its liabilities to reinsurers who satisfy the CIRC’s credit rating requirements (as specified from time to time) or are Chinese state-owned reinsurers.
Regulation of Products
     Products which are legally mandatory, newly developed, or may concern public interests are required to be reviewed and approved by the CIRC before they can be introduced to the market for sale. Terms and premium rates for all other insurance products must be filed with CIRC within seven days upon initial sales.
Insurance Agent
     Insurance agents are entities or individuals entrusted by an insurer to sell insurance products on behalf of the insurer within the scope of the insurer’s authorization and receive commissions from the insurer for such sales. Insurance agents include individual insurance agents, full-time institutional insurance agents and ancillary agency organisations. The insurance company is required to enter into an agency agreement with its agents stipulating the rights and obligations of the respective parties. The insurer is responsible for the actions of an insurance agent who carries out insurance business activities pursuant to terms of the agency agreement.
Anti-Money Laundering
     According to the PRC Anti-Money Laundering Law and other relevant regulations, financial institutions incorporated in the PRC are subject to anti-money laundering obligations, which include: (i) establishing a sound internal control system of anti-money laundering and a client identification system; (ii) properly preserving a client’s identification materials and relevant transaction information and documentation; (iii) reporting to the China Anti-Money Laundering Monitoring and Analysis Center any large-sum transaction or any suspicious transaction; (iv) submitting a written report to the local branch of the People’s Bank of China and to the local public security bureau, if a financial institution suspects of any criminal activities; and (v) submitting anti-money laundering statements and materials to the People’s Bank of China.
Financial Reporting Requirements
     The CIRC requires each insurer to file with the CIRC monthly financial accounts, annual audited financial statements and annual audited solvency statements prepared in accordance with applicable Chinese laws, rules and regulations.
Information Disclosure
     The CIRC issued the Information Disclosure Management Measures of Insurance Company on 26 May 2010 (the “Measures”). The Measures require that the insurers shall disclose basic information related to the company, accounting information, its risk control situation, insurance products, solvency information, substantial related transaction and major events,

SUPERVISION AND REGULATION
etc. The Measures also stipulate that annual information disclosure report shall be published before 30 April of each year on the corporate website of insurer and the newspapers specified by CIRC, and the major events and substantial related transaction shall be disclosed within ten business days on the corporate website of company.
Restrictions on Foreign Insurers
     The Management Provisions on Foreign Invested Insurance Companies of the People’s Republic of China provides that the establishment of a foreign-funded insurance company, including the establishment of a Chinese branch of a foreign insurance company, shall be subject to the CIRC’s approval. In the event that the head office of a foreign insurer who has a China office is dissolved, shut down or declared bankrupt in accordance with the applicable law, the CIRC will order the Chinese branch(es) of such foreign insurance company to cease carrying out new business. In addition, a Chinese branch of a foreign insurance company is required to notify the CIRC of fundamental events relating to such foreign insurance company within ten days following the occurrence of the event.
China Insurance Regulatory Notices following the AIG Events
     Notices issued by the CIRC dated 19 September 2008 and 16 February 2009 ordered AIA’s Shanghai branch, Guangdong branch, Jiangsu branch, Beijing branch, Shenzhen branch, Suzhou Central sub-branch, Dongguan sub-branch and Jiangmen sub-branch to:
(1)	maintain sufficient funds to provide for possible cancellations and to prevent liquidity risks and monitor liquidity daily; and

(2)	enhance capital stability by: (a) not entering into any mortgage, guarantee or letter of credit or incurring any debt other than in the normal course of business; (b) not transferring any assets or funds outside of the PRC; and (c) obtaining approval from the CIRC on any affiliated transaction with AIG, including reinsurance transactions (so as to prevent the flow of capital or assets out of the PRC).
     We are in discussions with CIRC to establish a mutually acceptable timetable for rescission of these orders as soon as practicable.
REGULATORY FRAMEWORK — KOREA
Overview
     AIA Korea, a branch of AIA-B, is primarily regulated by the Financial Service Commission of Korea (the “FSC”) and the FSS. A branch office of a foreign insurer licensed by the FSC to carry on insurance business in Korea is classified as an insurance company under Korea’s Insurance Business Act. A number of laws govern the insurance industry in Korea, including the Korean Commercial Act, which regulates insurance contracts, and the Insurance Business Act, which, together with subordinate rules and decrees, imposes a set of supervisory regulations that govern the authorisation, organisation, operation and asset management of insurance companies. Korea’s Financial Investment Services and Capital Markets Act also regulates the sales and asset management on variable insurance by insurance companies. The detailed enforcement procedures for the Insurance Business Act, the Financial Investment Services and Capital Markets Act are set out further in subordinate legislation.
Licences held by AIA Korea
     AIA Korea holds two licences, one in respect of its life insurance business and the other in respect of its asset management business with respect to variable insurance policies. The life

SUPERVISION AND REGULATION
insurance business licence was granted on 25 March 1997 while the asset management business licence was granted on 4 February 2009, superseding a 2005 licence granted under a previous regulatory regime. Pursuant to the life insurance business licence, AIA Korea is authorised under the Insurance Business Act to carry on the business of life insurance, casualty insurance, illness insurance, nursing insurance and incidental business and services related thereto. The asset management business licence, issued pursuant to the Financial Investment Services and Capital Markets Act, authorises AIA Korea to carry on asset management business related to variable life insurance. Pursuant to this licence, AIA Korea may establish and terminate investment trusts and manage investment trust assets with respect to variable insurance policies.
The FSC and FSS
     The FSC is empowered with the authority to supervise financial institutions, including insurance companies, and is responsible for, among other things, supervising the soundness of operation, business conduct and management of financial institutions and protecting consumers of the products and services provided by financial institutions. The primary function of the FSS is to examine and to supervise financial institutions and exercise functions delegated to it by the FSC.
Capital Requirements
     In respect of an insurer’s capital adequacy requirement, Korea previously had a solvency margin requirement. Effective from 1 April 2009, Korea adopted a risk-based capital requirement to replace the solvency margin requirement. A two-year transition period between the two requirements is currently in place, which means that both requirements will be enforced in parallel until 31 March 2011. During this transition period, insurers have the discretion to elect which of the two requirements to comply with. From 1 April 2011, it will be mandatory for all insurers to comply with the risk-based capital requirement.
     The solvency margin requirement under the Insurance Business Act is intended to ensure that insurers maintain a solvency surplus against future liabilities, and the requirement is based on the European Union solvency ratio model. In particular, all insurers, including branches of foreign insurers, must maintain net assets of equal or greater value to an amount calculated on the basis of the liabilities that they insure such that they maintain a solvency margin ratio of at least 100%.
     The risk-based capital requirement was introduced pursuant to amendments to the Insurance Business Supervisory Regulation and its relevant enforcement regulations issued pursuant to the Insurance Business Act. Under this requirement, the ratio of an insurer’s available capital to required capital is calculated, and the analysis of equity capital used to determine capital adequacy is expanded, to take into account market, credit, operational, insurance and interest rate risks, out of which insurance and interest risks are currently taken into consideration under the solvency margin requirement.
     In the event an insurer fails to satisfy the applicable capital adequacy requirement and this poses a threat to the financial soundness of that insurer in Korea, the FSC may order the insurer to increase its capital reserves or restrict its investments in high risk securities and other assets.
Reserve Requirements
     In order to satisfy the payment obligations of an insurer’s policies, which include claims, reimbursements and dividends payable to policyholders, an insurer must establish and maintain a separate liability reserve in respect of each of the following: insurance premiums reserve, unexpired insurance premiums reserve, insurance claim payments reserve, dividends reserve, profit dividends reserve, dividend insurance loss maintenance reserve and reinsurance premiums reserve. However, if an insurer acquires reinsurance of its liability under an insurance contract and such reinsurance

SUPERVISION AND REGULATION
satisfies stipulated regulatory conditions, the liability reserve in respect of that insurance contract need not be maintained by the insurer.
Statutory Fund
     Under the Depositor Protection Act of Korea, the Korea Deposit Insurance Corporation insures certain liabilities (the “KDIC Insured Liabilities”) owed to the public in Korea by financial institutions. The KDIC Insured Liabilities of an insurer under the Depositor Protection Act of Korea include insurance premiums, surrender values and insurance claims payable by an insurer to an individual policyholder. Under the Depositor Protection Act of Korea, all insurers are required to contribute an annual insurance premium to the Korea Deposit Insurance Corporation at a rate determined pursuant to the Depositor Protection Act, up to a maximum of 0.5% of an insurer’s KDIC Insured Liabilities in that year. The annual insurance premium payable by an insurer is currently 0.3% of the average of the insurer’s annual premium income and liability reserve. Under the current rules, the Korea Deposit Insurance Corporation insures only up to a total of Korean Won 50 million per individual against each insurer.
Asset Management Regulation
     Subject to certain exceptions, the Insurance Business Act provides for caps on the proportion of an insurer’s total investments that can be held in particular classes of assets. Such caps may be revised by the FSC from time to time as it deems necessary.
     The Insurance Business Act restricts, among other things, certain asset management transactions such as the making of speculative loans, loans for the acquisition of an insurer’s securities, loans for political funds and foreign exchange and financial derivative transactions that fail to meet the requirements of the FSC.
     Use of insurance funds by an insurer is subject to certain restrictions, including a general prohibition on an insurer offering its assets as security or guaranteeing debts of any other person (unless permitted under the Insurance Business Act), and a general prohibition on an insurer owning more than 15% of the voting shares of another corporation unless that corporation is a subsidiary of the insurer and the approval of the FSC has been obtained.
Reinsurance
     Pursuant to the Insurance Business Supervisory Regulation issued pursuant to the Insurance Business Act, an insurer will be given credit for the purposes of its solvency margin and risk-based capital calculations only for ceded reinsurance covering a maximum of 50% of its total insurance liabilities. Any reinsurance ceded by an insurer in excess of 50% will be disregarded in calculating its capital requirements. In addition, insurers are required to give notice to the FSS within one month after execution of every reinsurance treaty with a term that exceeds one year where the reinsurance treaty determines reinsurance premiums with reference to an expected rate of investment return, or the reinsurance treaty provides for a limitation of the reinsurer’s liability.
Regulation of Products
     Any new product (including its terms, introduction to the market and premium rates and their calculation methods) is subject to ex ante or ex post review by the FSS (“Process for File & Use” or “Use & File”, depending on the product). In addition, an insurer must disclose on its internet website certain information, including a summary of its products, insurance terms, applicable interest rates and, in relation to the premium rates of variable insurance products, the calculation method for such rates and information on any designated accounts for such variable insurance products.

SUPERVISION AND REGULATION
Restrictions on Korean branches of Foreign Insurers
     In the event that the head office of a Korean branch of a foreign insurer is closed due to a merger or transfer of business in its home jurisdiction, is subject to suspension or revocation of its insurance licence by any foreign financial supervisory agency on grounds of illegal conduct or unfair business practices, or suspends its insurance business or ceases to operate, the insurance licence of that insurer’s Korea branch may be revoked.
     A branch of a foreign insurer must hold assets located in Korea equivalent to the liability reserve sufficient to fulfil all insurance contracts written in Korea. If the amount of assets located in Korea held by the branch of a foreign insurer is determined to be insufficient based on the annual audited accounts, the assets must be supplemented through an injection of capital within 60 calendar days. In the event an insurer is instructed to remedy any deficiency following a decision of the FSS in consultation with the FSC, remedial action must be taken within 30 calendar days.
Financial Reporting Requirement
     An insurer is required to close its books on 31 March of each year and submit its financial statements, including supplementary statements, audit reports, a statement of repaid funds and a statement of interest on funds, to the FSC within three months.
SUMMARY OF SUPERVISION AND REGULATION IN OTHER GEOGRAPHICAL MARKETS
     In addition to the regulatory framework of our six Key Geographical Markets discussed above, regulatory oversight also applies to our operations in our Other Geographical Markets. The insurance businesses of our local operating units in Vietnam, Taiwan, Australia, New Zealand, Indonesia, India, the Philippines, Macau and Brunei are respectively subject to the regulation of the Ministry of Finance of Vietnam, the Insurance Bureau of the Financial Supervisory Commission of Taiwan, the Australian Securities and Investments Commission and the Australian Prudential Regulation Authority, the Ministry of Economic Development of New Zealand, the Insurance Bureau of Bapepam-LK of Indonesia, the Insurance Regulatory and Development Authority of India, the Insurance Commissioner of the Philippines, the Macau Monetary Authority through its Insurance Supervisory Department and the Brunei Ministry of Finance.
     The operations of the AIA Group in our Other Geographical Markets are subject to their respective relevant local insurance regulatory requirements, including requirements with respect to solvency, asset management, financial reporting and reinsurance. We have been duly licensed in each of the Other Geographical Markets by the relevant regulatory authorities.
OTHER REGULATORY CONSIDERATIONS
     As a result of our relationship with AIG and pursuant to the terms of the AIG Framework Agreement, we will need to continue to comply with applicable U.S. laws, rules and regulations including:
•	The Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), which makes it unlawful for AIG, as a U.S. listed parent company, to authorise, direct or turn a blind eye to bribes by a foreign subsidiary to non-U.S. government officials to obtain, direct or retain business or secure an improper advantage. The FCPA also imposes two requirements with respect to books and records of any foreign subsidiary whose financial statements are consolidated in those of a U.S. listed parent. Under the FCPA, AIG and its consolidated subsidiaries, including the Company, must make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company and its subsidiaries. In addition, AIG and its consolidated subsidiaries must devise and maintain a system of internal accounting controls sufficient to provide

SUPERVISION AND REGULATION
reasonable assurance that all transactions are executed in accordance with management’s authorization and recorded in conformity with generally accepted accounting principles.

•	Economic and trade sanctions regulations administered by the Office of Foreign Assets Control (the “OFAC”), a division of the U.S. Treasury Department. OFAC sanctions are directed at certain individuals, entities and jurisdictions. Although most OFAC sanctions programmes apply to U.S. persons (corporate entities and individuals), the OFAC sanctions applicable to Cuba and North Korea apply more broadly to all persons “subject to the jurisdiction of the United States.” This phrase is defined to include entities “owned or controlled” by a U.S. person. “Owned or controlled” is not specifically defined. For OFAC sanctions applicable to Burma, Iran and Sudan, U.S. parent company liability is triggered if the U.S. parent facilitates or approves the activity of its foreign subsidiaries and, therefore, the subsidiary has certain compliance responsibilities in order to avoid triggering that liability. In addition, the U.S. Government has brought claims against U.S. companies when their foreign subsidiaries have deliberately structured transactions that would be prohibited by OFAC in a manner designed to mask their origin or destination.
•	The Export Administration Regulations prohibit passive and active compliance with unsanctioned boycotts, and these U.S. anti-boycott regulations apply to AIG’s foreign subsidiaries or affiliates under its de facto control.

•	U.S. criminal and civil anti-money laundering laws prohibit AIG and its subsidiaries from engaging in money laundering and terrorist financing activities, and AIG could be held liable under those laws for the illegal activities of its subsidiaries, including its non-US subsidiaries
     In order for AIG to comply with the above, we will need to continue to take actions including but not limited to the maintenance of books and records in line with the requirements of the FCPA and implementing additional procedures to monitor compliance with anti-money laundering rules and other applicable laws and regulations. In addition, we will need to adhere, to the extent applicable, with restrictions under TARP, including with respect to expense management, lobbying and executive compensation.
     AIG is a U.S. public company subject to the periodic reporting requirements of the U.S. Exchange Act as well as the Sarbanes-Oxley Act of 2002. AIG is also listed on the NYSE and must comply with the NYSE’s listing rules. Since AIG has certain public reporting obligations with respect to its equity ownership stake in AIA, we have agreed to certain reporting obligations in order to facilitate such periodic reporting requirements. The obligations of the Company with respect to these financial reporting obligations will progressively decrease as AIG’s shareholding in the Company is reduced below the thresholds of 50%, 20%, 10% and 5%.
     Although we are not directly subject to U.S. listing rules, as a result of our relationship with AIG and AIG’s on-going compliance obligations with respect to the above laws and regulations, we will need to continue to monitor our compliance with several U.S. federal and state laws. In addition, we will be required to comply with AIG’s compliance policies and procedures pursuant to the AIG Framework Agreement for so long as AIG has an Indicia of Control. The existence or absence of a de facto (or negative) control relationship will be assessed by AIG after consideration of all relevant facts and circumstances, including, AIG’s percentage ownership of our Shares, AIG’s representation on the Board and any relevant continuing contractual arrangements between the AIG Group or the FRBNY, on the one hand, and the AIA Group, on the other hand. Going forward, we may continue to be subject to the compliance and informational reporting requirements set forth in the AIG Framework Agreement as a result of AIG’s board representation and significant ownership stake following the sale of its Shares in the future. For additional information concerning these arrangements, see the sections headed “Our Relationship With The AIG Group — Certain Shareholder Arrangements

SUPERVISION AND REGULATION
— The AIG Framework Agreement” and “Risk Factors — Risks Relating to our Relationship with the AIG Group — Due to our relationship with AIG we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors are not subject to” in this document.

OUR HISTORY AND REORGANISATION
OUR HISTORY
Introduction
     We trace our roots in Asia to 1919 when Cornelius Vander Starr, a young American entrepreneur, established a fire and marine insurance agency in Shanghai — a key commercial centre of the region at that time. From this beginning, the foundations were laid for many of the Asia Pacific life insurance businesses that today form the core of our business, as well as a network of life insurance, general insurance, financial services and asset management businesses that would span the globe and grow to become the global insurance and financial services group, AIG.
     Leveraging our legacy in the region, we have become a leading life insurer stretching across Asia Pacific, whose future growth and prospects remain intrinsically linked to the future growth and dynamism of the region. Our history is also interwoven with that of the growth and development of AIG into a world leader in insurance and financial services until it experienced a series of events in 2008 described in “— The Growth of the Global Group which Became AIG” in this section that have required AIG to undertake a comprehensive global divestment and restructuring programme. As part of this restructuring, AIG has decided to position the AIA Group as a separate entity and publicly-listed company.
The Founding of the AIA Group
     In 1931, our principal operating subsidiary, AIA, was initially registered in Shanghai as a Hong Kong company under the name International Assurance Company, Limited (“INTASCO”) to sell life insurance as part of Mr. Starr’s growing group of insurance operations based in Shanghai. Within seven years, INTASCO’s business had expanded into several other markets in the Asia Pacific region through the establishment of branches in Singapore (1931), Hong Kong (1931), Thailand (1938, in respect of life insurance business) and Malaysia (1948), all of which remain key markets for us today.
     In many Asia Pacific markets, we were among the first to begin selling life insurance, and our early entry into these markets has given us a historic advantage in establishing an ownership structure and operating infrastructure that we believe would be difficult for our competitors to replicate. As life insurance industry pioneers in the region, we have gained invaluable experience and contributed to the development of the insurance industry in many of our markets. For example, we believe we were among the first to develop and implement the tied agency model that remains an important distribution channel in the region today.
     In 1939, Mr. Starr moved his group’s headquarters to New York as political instability increased in Asia. Two years later, business activity in the Asia Pacific region was significantly impacted by the Pacific War. At the end of the war, the group moved quickly to return to Asia and re-open its operations in China.
     In the late 1940s, an extensive reorganisation of Mr. Starr’s group of expanding insurance operations was undertaken and the network of companies was organised into distinct groups based on their businesses and geographic coverage. At INTASCO, this led to the changing of our name to AIA and the assignment of a designated role within the group to sell life insurance in South East Asia. In the late 1940s, events in China led to the transfer of AIA’s regional office to Hong Kong and, in 1950, the suspension of operations in the PRC.
     Our new Hong Kong base became the platform for a programme of post-war expansion with the geographic footprint of the AIA Group expanding to include Brunei (1957), Australia (1972, in respect of life insurance business), New Zealand (1981), Macau (1982), Indonesia (1984), Korea (1987), Taiwan (1990), Vietnam (2000) and India (2001). Hong Kong was also the gateway back to our roots in mainland China in 1992 when we became the first foreign insurer to receive a licence to sell life insurance in the PRC and opened a branch office in Shanghai. In 2009, we were the largest foreign life

OUR HISTORY AND REORGANISATION
insurance company in terms of life insurance premiums operating in the PRC, based on data classified and published by the CIRC, with licensed sales offices in two provinces (Guangdong and Jiangsu) and three cities (Shanghai, Beijing and Shenzhen). Following this period of geographical market expansion, the AIA Group’s business in the region continued to grow. For example, we estimate that our TWPI grew at a CAGR of approximately 15% between FY 2000 and FY 2007. Over the FY 2000 to FY 2007 period, this CAGR represents a doubling of our TWPI on an aggregate basis in certain of our developed markets (i.e., Australia, Hong Kong, New Zealand, Singapore and Taiwan), a more than twofold increase of our TWPI on an aggregate basis in certain of our developing markets (i.e., China, Malaysia and Thailand), and a more than threefold increase of our TWPI on an aggregate basis in certain of our emerging markets (i.e., Indonesia, the Philippines and Vietnam). In addition, between FY 2000 and FY 2007, our surplus capital, adjusted for capital contributions and dividends paid and excluding our holding of AIG shares, grew at a CAGR of approximately 18.7%.*
     Today, our Hong Kong base is the hub of an insurance network that spans the following 15 geographical markets:

Geographical Market	Commencement of Operations	Current Ownership Structure
Singapore	1931	Branch
Hong Kong	1931	Branch
Thailand	1938	Branch
Philippines	1947	Subsidiary (owned 99.78%)
Malaysia	1948	Wholly-owned subsidiary
Brunei	1957	Branch
Australia	1972	Wholly-owned subsidiary
New Zealand	1981	Branch
Macau	1982	Branch
Indonesia	1984	Joint venture company(1)
Korea	1987	Branch
Taiwan	1990	Branch
PRC	1992	Branches
Vietnam	2000	Wholly-owned subsidiary
India	2001	Joint venture

(1)	Initial operation was via a joint venture that was divested on 22 October 2009. Our current Indonesian business is operated through PT. AIA FINANCIAL. PT. AIA FINANCIAL is owned and operated by two AIA Group companies. See the section headed “Business — Our Primary Operating Units” in this document.

*	The FY 2000 to FY 2006 period financial data used to calculate the TWPI and adjusted surplus capital CAGRs described above is unaudited and was not prepared in accordance with IFRS or the accounting standards set forth in the Accountant’s Report set forth in Appendix I to this document. As such, the FY 2000 to FY 2006 period financial data is not comparable to, and may differ materially from, the financial information found elsewhere in this document.

OUR HISTORY AND REORGANISATION

OUR HISTORY AND REORGANISATION
The Growth of the Global Group which Became AIG
     As part of the global reorganisation of worldwide operations after the Second World War, it was decided that Mr. Starr’s U.S. businesses would be managed and serviced from New York, while the non-U.S. businesses would be managed from Bermuda.
     Through the 1950s and 1960s, Mr. Starr’s group of companies continued to grow rapidly. In 1969, under the leadership of a new generation of management led by Maurice R. Greenberg, the shares of the group, now known as AIG, began trading on the over-the-counter market in the United States. In 1984, AIG’s shares were listed on the New York Stock Exchange.
     The turn of the 21st century marked a new period of significant growth for AIG and included a number of significant acquisitions. By 2007, AIG had grown to be one of the largest financial services groups in the world with assets of approximately US$1 trillion and US$110 billion in annual revenues and 116,000 employees in 130 countries and jurisdictions.
     Over the years, AIG built upon its premier global franchises in life and general insurance by expanding into a range of financial services businesses, including AIG Financial Products Corp., a company that engaged as principal in a wide variety of financial transactions for a global client base. During the second half of 2008, AIG experienced an unprecedented strain on liquidity. This strain led to a series of transactions with the FRBNY and the U.S. Treasury Department. The two principal causes of the liquidity strain were demands for the return of cash collateral under AIG’s U.S. securities lending programme and collateral calls on AIG Financial Product Corp.’s super senior multi-sector collateralised debt obligation (“CDO”) credit default swap portfolio.
     Both of these liquidity strains were significantly exacerbated by the downgrades of AIG’s long-term debt ratings by S&P, Moody’s and Fitch on 15 September 2008.
     As a result of the AIG Events and AIG’s inability to find a viable private sector solution to its liquidity issues, AIG entered into the FRBNY Credit Agreement with the FRBNY on 22 September 2008. Since 2008, the FRBNY and the U.S. Treasury Department have extended significant financial assistance to the AIG Group in the form of debt and equity investments.
     With the FRBNY Credit Agreement in place, the AIG management team developed a plan to sell or separate many of AIG’s leading businesses, including AIA and its subsidiaries, in order to repay the FRBNY loan.
     In March 2009, AIG announced adjustments to existing restructuring plans and several new initiatives. At that time, AIG announced that it had agreed to transfer its equity ownership of AIA to a special purpose vehicle in return for a reduction of the debt owed by AIG under the FRBNY Credit Agreement. For more information on how this reorganisation affected our ownership structure, see the section headed “Our Relationship With the AIG Group” in this document.
     In May 2009, AIG announced that it would take additional steps to position the AIA Group as a separate entity and seek a public listing or sale of the AIA Group.
Impact of the AIG Events on the AIA Group
     The impact of the AIG Events on AIA primarily included reputational damage, a decline in the value of new business, an increase in surrendered policies and an adverse impact on our capitalisation resulting from the decline in the value of AIG stock owned by AIA. Throughout this period, AIA worked closely with its regulators to ensure that policyholders were not adversely impacted by the AIG Events and to comply with regulatory requirements (including regulatory orders designed to protect the AIA Group’s assets in several of our geographical markets). Subsequent to the AIG Events, AIA management moved to enhance the capital adequacy of the AIA Group by

OUR HISTORY AND REORGANISATION
unwinding certain arrangements with the AIG Group. For more information concerning our financial performance during this period, see the section headed “Financial Information” in this document.
The AIA Group’s Next Chapter
     Building on its 90-year heritage, the AIA Group’s core businesses in the Asia Pacific region have historically been operated locally while remaining part of AIG’s overall governance stewardship. The AIA Group’s profitable businesses have permitted the AIA Group to finance and construct a largely standalone operating infrastructure in the region. The AIA Group has been engaged in a series of separation initiatives since 2007. For additional information concerning the AIA Group’s relationship with the AIG Group and material ongoing interdependencies between the AIA Group and the AIG Group, see the sections headed “Our Relationship with AIG” and “Connected Transactions” in this document.
     In 2009, the AIA Group launched a new branding initiative throughout the Asia Pacific region to communicate its new identity and to transition branding in certain markets that have historically used the AIG brand.
OUR REORGANISATION
     In 2009 we implemented a reorganisation of the AIA Group in order to improve operational and financial efficiency, respond to the AIG Events and better position the AIA Group (collectively, the “Reorganisation”). The Reorganisation consists of three phases: (1) rationalisation of the AIA Group structure; (2) reorganisation driven by the AIG Events; and (3) preparation for a public offering or sale.
     The following chart is a simplified representation of our principal operating subsidiaries and branches before the Reorganisation. All subsidiaries are wholly-owned unless otherwise indicated.

OUR HISTORY AND REORGANISATION
Phase I — Rationalisation of the AIA Group Structure
Internal Reorganisation
     In the first six months of 2009, we implemented an internal reorganisation that had been in process since 2007. For historical reasons, a number of the life insurance businesses that worked closely with AIA, and now form part of the AIA Group, were held directly by AIRCO, rather than as subsidiaries of AIA, our principal operating subsidiary. In order to rationalise our structure and simplify our corporate governance, regulatory management, tax planning and legal and compliance functions, an internal reorganisation was initiated to transfer legal ownership of these entities, and of the Taiwan branch of American Life Insurance Company (“ALICO”), to create the AIA Group. On 28 February 2009, pursuant to the terms of a series of share swap agreements, this internal reorganisation was completed and AIA-B, AIA Australia and AIA-PT were transferred by AIRCO to AIA. Consequently, such entities became wholly-owned and consolidated subsidiaries of AIA. On 1 June 2009, our wholly-owned subsidiary AIA-B, acquired the business of the Taiwan branch of ALICO (now known as American International Assurance Company (Bermuda) Limited — Taiwan Branch) in exchange for payment by AIA of the net book value of the business acquired.
     The first phase of the restructuring has permitted us to consolidate within a single corporate group the Asia Pacific businesses that had been historically managed together from a regional office in Hong Kong. This core group of companies, which primarily arose from businesses established in South-East Asia in the 1930s and 1940s, was both legally and operationally separate from other AIG affiliates in the region well before the AIG Events. For example, this core group did not include AIG’s life insurance businesses in Japan. The AIA Group and AIG’s Japanese life insurance subsidiaries have historically been operated through separate management groups, with little operational overlap, due in part to the distinct nature of the Japanese market relative to other Asian markets.
Phase II — Reorganisation Driven by the AIG Events
     As a consequence of the AIG Events, on 2 March 2009, AIG and the FRBNY announced their intention to enter into certain transactions that would reduce AIG’s obligations under the FRBNY Credit Agreement and more clearly separate the AIA Group from the AIG Group.
     On 25 June 2009, AIG, AIRCO and the FRBNY entered into a purchase agreement (the “FRBNY Purchase Agreement”) relating to AIA and Philamlife. Pursuant to the FRBNY Purchase Agreement, AIG agreed to contribute the equity of AIA to a special purpose vehicle, AIA Aurora LLC, in exchange for common units of AIA Aurora LLC, and the FRBNY agreed to receive preferred units of AIA Aurora LLC. The agreement also provided for Philamlife to be transferred to AIA as further described in
“— Transfer of Philamlife” in this section.
     In connection with, and as a result of, the transactions contemplated by the FRBNY Purchase Agreement (the “FRBNY Transaction”):
•	AIG Life Holdings (International) LLC formed AIA Aurora LLC on 11 August 2009;

•	AIA Aurora LLC incorporated AIA Group Limited on 24 August 2009;

•	AIG Life Holdings (International) LLC transferred AIA Aurora LLC to AIRCO on 8 October 2009;

•	AIRCO transferred 100% of the common stock of AIA to AIA Group Limited on 30 November 2009;

•	AIG retained 100% (1% directly and 99% indirectly through AIRCO) of the common units of AIA Aurora LLC;

OUR HISTORY AND REORGANISATION
•	the FRBNY received 100% of the preferred units of AIA Aurora LLC on 1 December 2009;

•	as consideration for the preferred units in AIA Aurora LLC received by the FRBNY, the outstanding balance owed by AIG under the FRBNY Credit Agreement was reduced by US$16 billion; and

•	AIRCO transferred its 99% holding of the common units of AIA Aurora LLC to AIG Life Holding (International) LLC, which then transferred such units to AIG on 18 June 2010, resulting in AIG directly owning 100% of the common units of AIA Aurora LLC.
     For more information on our ownership structure as a result of the FRBNY Transaction, see the section headed “Our Relationship With the AIG Group” in this document.
Phase III — Preparation Stage
     Following the announcement of the FRBNY Transaction, and after careful review by AIG of its strategic options with respect to other AIG businesses in Asia Pacific that were not already part of AIA’s core life insurance group, we entered into a number of additional corporate transactions with other AIG subsidiaries. These transactions included the AIA Group acquiring certain AIG life insurance businesses that had previously worked closely with AIA and divesting certain businesses that were owned by members of the AIA Group for historical reasons but which were more aligned with other entities and business lines in the AIG Group. The key transactions resulting from this reorganisation were as follows:
Transfer of Philamlife
     After initially considering a third party sale for Philamlife, which at the time was almost wholly-owned (99.78%) by AIG and ALICO, AIG determined that the consolidation of Philamlife with the AIA Group would benefit both organisations by expanding the AIA Group’s footprint and product offering in the Asia Pacific region while permitting Philamlife to draw on AIA’s broader resources, expertise, best practices and experience in the region. Consequently, on 24 August 2009, ALICO and AIG entered into an agreement with AIA to transfer all of their legal and beneficial interests in Philamlife to AIA in exchange for an AIA promissory note equal to the net book value of Philamlife. In conjunction with the FRBNY Transaction, this promissory note was contributed by AIG to AIA and cancelled. The purchase agreement contains customary representations and warranties relating to the business transferred and an indemnification from AIG for losses arising from a breach of warranty. Except in the case of a breach of warranty relating to title, tax and certain other matters, the amount of any indemnity payable by AIG (i) is subject to a deductible equal to 75% of the purchase price, (ii) shall not exceed 20% of the purchase price, and (iii) will be payable only in respect of claims notified to AIG within 18 months of the transfer of beneficial ownership, which occurred on 3 November 2009. The transfer of legal title is pending approval by the Philippines Bureau of Internal Revenue. Based on the advice of legal counsel, we have no reason to believe that there are any legal impediments to such transfer of legal title. As a result of the transfer of beneficial ownership, Philamlife is now an operating subsidiary of AIA. Philamlife occupied the leading position in the Philippines’ life insurance market with a 19% market share of total premium income in 2009, based on data classified and published by the Philippine Insurance Commission.
     For more information about Philamlife’s operations, see the section headed “Business — Our Primary Operating Units — Other Geographical Markets — The Philippines” in this document.
Sale of AIGGIC(A)
     AIG determined that AIG Global Investment Corporation (Asia) Ltd. (“AIGGIC(A)”), the asset management business owned by AIA-B (but managed by the AIG Group separately from AIA-B’s life insurance business), would be consolidated with AIG’s global asset management business which was

OUR HISTORY AND REORGANISATION
in the process of being sold to a third party as part of AIG’s global restructuring plan. Consequently, on 13 August 2009, AIG and AIA-B entered into a purchase agreement to transfer AIGGIC(A) and its subsidiaries, consisting of asset management and related entities, from AIA-B to AIG in exchange for a promissory note issued by AIG to AIA-B in the face amount of US$86,600,000. Except for customary warranties relating to ownership of the shares and due authorization, AIA-B did not provide any substantive representations, warranties or indemnities to AIG in connection with the transfer of AIGGIC(A) to AIG. At the closing of this transaction, which occurred on 25 November 2009, AIGGIC(A) and certain of its asset management affiliates (collectively, “AIGGIC”), on the one hand, and AIA, on the other hand, entered into agreements providing for certain services and transition arrangements, including the provision of investment management services by AIGGIC to the AIA Group. On 29 March 2010, AIG announced that a portion of AIGGIC’s business had been sold by AIG to Bridge Partners, L.P., an entity affiliated with the Pacific Century Group, for a purchase price of approximately US$500 million, consisting of a cash payment of approximately US$300 million at closing and additional future consideration that includes a performance note and a continuing share of carried interest. The business sold by AIG to Bridge Partners, L.P., has been renamed PineBridge Investments Asia Limited.
     For more information on our relationship with AIGGIC, see the sections headed “Business — Investments” in this document.

OUR HISTORY AND REORGANISATION
Group Structure After the Reorganisation
     The following chart is a simplified representation of the principal operating subsidiaries and branches of the AIA Group following the Reorganisation. All subsidiaries are wholly-owned unless otherwise indicated.

*	The remaining interests in AIA India are held by Tata Sons Limited, our joint venture partner.

**	Approximately 0.22% of Philamlife’s shares are owned by 3 separate independent third parties, consisting of 1 natural person and the estate of two natural persons.
     On 1 March 2010, AIG and AIA Aurora LLC had entered into a definitive agreement (as amended on 16 March 2010, the “Prudential Share Purchase Agreement”) with Prudential plc (“Prudential”) and Petrohue (UK) Investments Limited (“Petrohue”) for the sale of AIA Group Limited by AIA Aurora LLC to Petrohue, for US$35.5 billion, subject to closing adjustments

OUR HISTORY AND REORGANISATION
(the “Prudential Transaction”). Prudential is an international financial services group with operations in Asia, the United States and the United Kingdom. The consummation of the Prudential Transaction was subject to certain conditions, including shareholder and regulatory approvals.
     On 2 June 2010, AIG, AIA Aurora LLC, Prudential and Prudential Group plc (formerly Petrohue) entered into an agreement (the “Termination Agreement”) to terminate the Prudential Share Purchase Agreement. The Termination Agreement provides that all rights and obligations under the Prudential Share Purchase Agreement are terminated, except that confidentiality agreements among the parties and certain procedural provisions of the Prudential Share Purchase Agreement remain in effect. On 1 July 2010, AIG received a termination fee from Prudential equal to £152,569,000.

BUSINESS
OVERVIEW
     We are a leading life insurance organisation in the Asia Pacific region that traces its roots in the region back more than 90 years. We provide individuals and businesses with products and services for their evolving insurance, protection, savings, investment and retirement needs in 15 geographical markets in the region: Hong Kong, Korea, Thailand, Singapore, China, Malaysia, the Philippines, Australia, Indonesia, Vietnam, Taiwan, New Zealand, India, Macau and Brunei. We had TWPI of US$11,632 million in FY 2009 and US$6,022 million in 1H 2010. Our new business as measured by ANP in FY 2009 and 1H 2010 was US$1,878 million and US$887 million, respectively. The value of new business was US$545 million in FY 2009 and US$303 million in 1H 2010. As of 31 May 2010, we had total assets of US$95,738 million, total equity attributable to shareholders of AIA Group Limited of US$16,547 million and an embedded value of US$21,978 million.
     We believe that we have a scale and scope in the Asia Pacific region that our competitors may find difficult to replicate, particularly in more developed markets. As of 31 May 2010, we had approximately 24,500 employees serving the holders of our more than 23 million in-force policies and more than 10 million participating members of our clients for group life, medical, credit life coverage and pension products.
     We derive substantially all of our TWPI from our 15 geographical markets across the Asia Pacific region. Our individual local operating units are significant businesses in their own right, with Hong Kong, Singapore and Thailand each contributing more than US$300 million of operating profit in FY 2009. At the same time, no more than 25% of our TWPI came from any one geographical market in FY 2008 or FY 2009.
     Our extensive book of in-force business has created a stable operating profit base, with high renewal premiums — for example, 84.1% of our TWPI consisted of renewal premium in FY 2009. In FY 2009, we had an operating profit of US$1,781 million and an operating margin of 15.3%. For the six months ended 31 May 2010, we had an operating profit of US$1,134 million and an operating margin of 18.8%. As of 31 May 2010, we had capital in excess of our requirements under relevant Hong Kong insurance regulatory guidance and we were in compliance with relevant capital adequacy requirements in each of our geographical markets.
     We were a market leader in the Asia Pacific region based on life insurance premiums in 2009 and held number one positions in 6 of our 15 geographical markets, based on data classified and published by relevant regulatory and industry sources. We were also the largest foreign life insurer in China in terms of life insurance premiums during the same period. Due to our historic roots in the Asia Pacific region, we have built a network consisting almost entirely of wholly-owned businesses operating as branches or subsidiaries, in contrast with most other multi-national insurance companies that typically operate through joint ventures and partnerships with local companies. In addition, we believe that we possess a strong brand name and brand awareness in the markets we serve and that we have earned a reputation as an industry leader in quality and service excellence.
     Our tied agency force consisted of more than 309,000 agents as of 31 May 2010 and spans the Asia Pacific region from developed urban centres to rural areas. Our tied agency force made up more than 25% of the total agents in the Hong Kong and Singapore insurance markets in 2009, as well as more than 20% of the total ordinary life agents in the Philippine insurance market and more than 15% of the total agents in the Thai insurance market in 2008, the respective periods of the latest available published market data.
     In addition to building our tied agency force, we continue to develop our other distribution channels, particularly bancassurance and direct marketing, to create a multi-channel distribution platform tailored to the unique characteristics of our geographical markets. Our focus on creating a multi-channel distribution platform has significantly increased our exposure to our 15 geographical

BUSINESS
markets. For example, our more than 120 bancassurance relationships provide us with potential access to over 13,000 of our partners’ bank branches.
     We believe that our long track record in the Asia Pacific region has provided us with significant experience and know-how that enables us to provide insurance products and services across all classes of consumers, from the mass market to high net worth individuals in diverse geographical markets.
OUR COMPETITIVE STRENGTHS
     The Asia Pacific life insurance market is one of the largest in the world and is supported by high historical GDP growth (GDP grew at a CAGR of 14.7% between 2004 and 2009) and high historical life insurance premium growth (life insurance premiums grew at a CAGR of 13.5% between 2004 and 2009). Many markets in the Asia Pacific region have experienced continued low penetration and density rates and remain underpenetrated by insurers. At the same time, many markets have a high household savings rate and favourable demographic trends, such as urbanisation and a growing commercially attractive population, are providing further opportunities for insurers in areas such as A&H, retirement and pension products.
     We believe that the Asia Pacific life insurance market is and will continue to be a growing and attractive market. As a leading life insurer in the Asia Pacific region with a deep knowledge of the region, many market leading positions, significant scale, leading brand recognition, extensive distribution and product marketing expertise and financial strength, we believe that we are well positioned to take advantage of this market’s potential future growth.
     Our competitive strengths include:
Deep and historic roots in the Asia Pacific region
     We trace our roots in the Asia Pacific region back more than 90 years. We were among the first insurers to establish operations in many of our Key Geographical Markets and in certain cases played a role in the development of the life insurance industry in these markets. In Hong Kong, Singapore and Thailand, we have sold life insurance products to our customers since the 1930’s. We were also the first licensed foreign life insurer to establish operations in the PRC. Our early entry into many of our geographical markets has given us a historic advantage in establishing a network consisting almost entirely of wholly-owned businesses in a region in which most other multi-national insurance companies typically operate through joint ventures and partnerships with local companies. We believe that this allows us to exert control over our operations and strategy as well as minimise value leakage to third parties.
     We believe that our long history of serving customers in the Asia Pacific region gives us an in-depth understanding of our geographical markets as they have evolved and has enabled us to leverage lessons learned decades ago in certain markets to grow our business across other markets. In addition, the experience that we have gained and proprietary data that we have gathered have helped us develop products that we believe remain profitable in many economic and market scenarios.
     Through the years we have served successive generations of customers and offered them financial security through various crises in the Asia Pacific region. The AIA Group’s reputation in the Asia Pacific region has helped us build long-term relationships with many of our customers and our tied agents. In some cases, our tied agents have worked with us for most of their careers and have passed their business relationships down to the next generation.

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Market leading brand across the Asia Pacific region
     For generations we have been building goodwill in our business as we offered customers financial security through various economic, social and political changes in the Asia Pacific region. Currently, the AIA Group has high brand recognition across the Asia Pacific region: a number one position in terms of brand awareness among major life insurance companies in Hong Kong, Malaysia, Singapore and Thailand and a number three position in China, according to consumer surveys conducted by Synovate Limited, an independent global market research company.
     In 2009, we launched a high profile “We are ASIA” branding initiative across the region to communicate our renewed identity and to solidify a consistent branding across our local operating units, including some units that had previously also used the AIG brand. We followed this campaign with a customer-focused campaign “The Power of We” in 2010 where we highlighted our continued focus on meeting the needs of each of our customers. Today, all of our local operating units are consolidated under our core AIA brand and logo except for Philamlife and AIA India.
     The strength and resiliency of the AIA brand through the AIG Events and recent financial market turmoil has been underscored by a number of recent branding awards. In Media Magazine’s “Top 1000 Asia Pacific Brands 2010” report sponsored by the Wall Street Journal (Asia), AIA was named the leading brand in the insurance category, based on a survey of consumers in markets across the region. We also received the Gold Trust Award for Asia in the “Reader’s Digest Trusted Brand Awards 2010” which surveyed consumers throughout the Asia Pacific region on such qualitative criteria as trustworthiness and credibility, quality, value, understanding of customer needs, innovation and social responsibility. In Hong Kong, we are also the only insurance company to have received the Economic Digest’s “Outstanding Brand Award” in recognition of the success of our strategic brand building every year since the inception of the award in 2008.
A broad footprint and market leadership in the Asia Pacific region
     We have a broad geographic footprint in the Asia Pacific region, with a business network stretching across 15 geographical markets. As of 31 May 2010, we had more than 309,000 agents and approximately 24,500 employees serving the holders of our more than 23 million in-force policies and the more than 10 million participating members of our clients for group life, medical, credit life coverage and pension products.

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     We were a market leader in the Asia Pacific region based on life insurance premiums in 2009 and held number one market positions in 6 of our 15 geographical markets. We believe that our leadership positions in the region are evidence of our ability to successfully implement our customer-centric business model across varied geographical markets that are at different stages of development. We were also the largest foreign life insurer in China in terms of life insurance premiums in 2009. The following table shows our market position and market share in each of our geographical markets in 2009 unless otherwise indicated:

Market	Market Position*	Market Share (%)*
Our Key Geographical Markets
Hong Kong(1)	1	15.9
Singapore(2)	1	24.9
Thailand(3)	1	35.6
Korea (Domestic and Foreign)(4)	12	3.1
Korea (Foreign Life Insurers)(4)	4	14.5
China (Domestic and Foreign)(5)	8	1.0
China (Foreign Life Insurers)(5)	1	18.9
Malaysia(6)	3	12.6
Our Other Geographical Markets
The Philippines(7)	1	25.3
Australia(8)	6	8.5
Indonesia(9)	3	9.4
Taiwan(10)	25	0.3
Vietnam(11)	4	6.7
New Zealand(12)	7	5.2
Macau(13)	1	42.1
Brunei(14)	1	70
India(15)	9	1.2

*	For information regarding our market position and market share in our individual geographical markets, see “— Our Primary Operating Units” in this section.

(1)	Based on direct in-force individual and group business premiums, as classified and published by the OCI. Data excludes retirement scheme-related group business classes G and H as classified by the OCI.

(2)	Based on total weighted premium income, published by the Monetary Authority of Singapore.

(3)	Based on total weighted premiums, as classified and published by the Thai Life Assurance Association.

(4)	Based on total premium income, as classified and published by the Korea Life Insurance Association, for the 12 months ended 31 March 2010.

(5)	Based on total premiums, as classified and published by the CIRC.

(6)	Based on total in-force annual premiums, as classified and published by the Life Insurance Association of Malaysia.

(7)	Based on total premium income, as classified and published by the Philippine Insurance Commission, and includes BPI-Philam.

(8)	Based on total risk premiums, as classified and published by Plan for Life, Actuaries and Researchers, Australia.

(9)	Based on total weighted premiums, as classified and published by the Indonesian Life Insurance Association.

(10)	Based on total premiums, as classified and published by the Taiwan Insurance Institute.

(11)	Based on total premiums, as classified and published by the Association of Vietnamese Insurers.

(12)	Based on total premiums, as classified and published by the Investment Saving and Insurance Association, New Zealand, for the 12 months ended 30 June 2010.

(13)	Based on gross premiums, as classified and published by the Monetary Authority of Macau.

(14)	Based on estimated share of the conventional life insurance market, as classified and published by Axco Insurance Information Services, in 2008.

(15)	Based on total premiums, as classified and published by the Life Insurance Council, India, for the twelve months ended 31 March 2009.

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An extensive tied agency network and an expanding multi-channel distribution platform
     We have a large, long-standing tied agency force of more than 309,000 agents as of 31 May 2010 that is the cornerstone of our multi-channel distribution platform and product offering. In 1H 2010, our agency distribution channel contributed 69.3% of our ANP and 72.2% of our value of new business. For many decades, our agents have provided us with significant reach and face-to-face customer targeting and servicing capabilities, enabling us to build and maintain long-term relationships with our customers. Our tied agency force spans the Asia Pacific region from developed urban centres to rural areas. We believe that this established infrastructure and the scale of our agency force would be difficult for our competitors to replicate.
     Our agency force made up more than 25% of the total agents in the Hong Kong and Singapore insurance markets in 2009, as well as more than 20% of the total agents in the Philippine insurance market and more than 15% of the total agents in the Thai insurance market in 2008, the respective periods of the latest available published market data. Moreover, in 2009, more than 1,300 of our tied agents were registered members of the Million Dollar Round Table, a global professional trade association of life insurance and financial services professionals that recognises significant sales achievements for insurance agents and financial advisers while working to develop professional and ethical sales practices. Our Million Dollar Round Table members are among the most productive tied agents in the AIA Group’s agency force. We have a loyal agency force. In our Key Geographical Markets, approximately 42% of our agency leaders and approximately 16% of our total tied agency force, which includes our agency leaders, have been AIA agents for more than 10 years as of 31 May 2010. For additional information on our agency distribution channel, see “— Distribution — Agency” in this section.
     In many of our geographical markets, we have built and continue to develop other distribution channels to increase market penetration, broaden access to potential customers and meet the evolving preferences of our current customers. For example, as of 31 May 2010, we have established more than 120 bank relationships, which provide us with potential access to over 13,000 of our partners’ bank branches. We have also developed our direct marketing and IFA distribution channels across the region by drawing on well-established models in some of our key markets to capitalise on emerging direct marketing and IFA opportunities. For additional information on our bancassurance, direct marketing and IFA/Brokerage channels, see “ — Distribution” in this section.
A diversified suite of products and innovative product capabilities
     We have a broad and diversified suite of products that ranges from traditional to investment-oriented products and is designed to meet our customers’ needs at different stages of their lives. We believe that our diversified product suite positions us well to capture shifting customer demand and cater our products to the varying stages of development of the life insurance industries in our geographical markets. We believe that our long track record in the region has provided us with significant experience and know-how that enables us to provide insurance products and services across all classes of consumers, from the mass market to high net worth individuals in diverse geographical markets. In addition, we believe the experience we have gained and proprietary data we have gathered have helped us develop products that are suitable for different economic and market scenarios.
     We strive to identify and react quickly to market trends and be the market leader with differentiated products that target strong business opportunities. Our tied agents are trained to sell all of our product lines and this enables them to respond quickly to shifting market conditions and meet changing consumer demand. We believe that our product portfolio management capabilities help us meet evolving customer needs and bolsters our position as a customer-centric organisation. For example, we continue to focus on developing A&H products, which are key drivers of our profitability.

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     We believe that we are a market leader in terms of product development and that our strong product capabilities are based on a number of factors, including:
•	a centralised regional infrastructure supported by local business know-how;

•	disciplined underwriting standards and extensive experience data accumulated over a long history in the Asia Pacific region;

•	a rigorous product development process to ensure that product features meet risk controls and are focused on long-term profitability; and

•	an ability to enhance profitability via product mix optimisation and packaging.
Stable profitability and financial strength derived from a diversified base of geographical markets and products and economies of scale
     We have a track record of stable and profitable growth, which we consider to be evidence of the success of our business model and market leadership. Our extensive book of in-force business has created a stable profit base, with high renewal premiums — for example 84.1% of our TWPI in FY 2009 consisted of renewal premiums. In FY 2009, we had an operating profit of US$1,781 million and an operating margin of 15.3%. For the six months ended 31 May 2010, we had an operating profit of US$1,134 million and an operating margin of 18.8%.
     We derive our income from a diverse range of sources across our geographical markets, which we believe puts us in a strong position to maintain our financial strength and profitability, as we are not reliant on a single business line or geographical market. Three of our Key Markets, Hong Kong, Singapore and Thailand, each generated more than US$300 million of operating profit in FY 2009, while Malaysia, China, Korea and our Other Markets generated US$138 million, US$89 million, US$81 million and US$189 million, respectively, of operating profit in FY 2009. At the same time, no more than 25% of our TWPI came from any one geographical market in FY 2008, FY 2009 or 1H 2010, demonstrating the diversification of our geographical presence.
     We believe the scale and efficiencies of our operations at the regional level, and in many of our geographical markets, give us a competitive advantage in pricing our products and investing in strategic initiatives, such as infrastructure and information technology. In particular, our scale has permitted us to manage our cost base more effectively. In 1H 2010, our group-wide operating expense ratio (relative to TWPI) was 8.7%, which we believe is lower than the expense ratios of most of our peers. We also believe that there are opportunities for greater efficiencies as we grow, as demonstrated by the fact that our largest operating units also have the lowest operating ratios. For example, AIA Hong Kong and AIA Thailand had an operating cost ratio in 1H 2010 of 6.2% and 5.8%, respectively.
     In addition, we have a strong solvency position. As of 31 May 2010, we had capital significantly in excess of our requirements under relevant Hong Kong insurance regulatory guidance and we were in compliance with relevant capital adequacy requirements in each of our geographical markets.
Experienced management driving a comprehensive business growth strategy
     We have a deep management team with extensive experience and know-how in the Asia Pacific life insurance industry as well as new stewardship by a widely-respected insurance industry leader. Mark Tucker, who recently joined us, served as the Group Chief Executive of Prudential plc from 2005 to 2009, and he spent significant time in Asia building Prudential’s Asian operations. The other members of his global management team, as well as the local management teams in each of our key markets, have on average more than 20 years experience in the insurance and financial services

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industries. This combination of experience gained from working both within the AIA Group and for our competitors gives us a broad perspective on the industry that we believe will help us drive our business strategies and quickly respond to changes in the Asia Pacific life insurance market.
OUR STRATEGY
     Our goal is to be the pre-eminent insurer in the Asia Pacific life insurance market by leveraging our deep knowledge of the region, many market leading positions, significant scale, extensive distribution and product marketing expertise and financial strength. We believe our competitive strengths position us to capture the significant growth potential in the region. Our overall corporate strategy is to continue to grow our business model and infrastructure to enable us to best meet the needs of, and challenges of operating in, life insurance markets that range in maturity from the early growth stage to the developed stage.
     We plan to pursue the following strategies:
Continue to grow our tied agency distribution strength
     We seek to continue to expand and strengthen our tied agency channel, which is the cornerstone of our distribution platform and product offering. We are focused on growing the size of our agency force, particularly in developing and emerging markets such as China, Indonesia and Vietnam, and enhancing agency productivity. Our agency growth strategy strives both to recruit new tied agents and retain existing productive tied agents. Our strategy to grow the number of new agents concentrates on geographic and sales office expansion supported by recruitment strategies such as utilisation of a consistent and systematic recruitment cycle, programmes aimed at recruiting younger agents and programmes that leverage our strong brand name, and enhanced agency compensation schemes, including the alignment of manager compensation with new tied agent recruitment.
     To enhance agent retention, we are focused on increasing our agent training and support programmes as well as fostering career development through promotion opportunities and agent recognition programmes. We believe that our agency retention rate is evidence of the commitment our agents have to the AIA Group. Our 12-month agent retention rate increased to approximately 57.6% in FY 2009 from approximately 52.1% in FY 2008 and has further improved in 1H 2010. In the first and second quarter of FY 2010, our 12-month agent retention rate increased to approximately 58% and 60%, respectively. We believe that our successful track record, strong brand recognition and existing agency relationships will allow us to continue recruiting and retaining a high quality and productive tied agency force.
     We are also focused on agent productivity, particularly in developed markets. Our strategies to enhance productivity include continuing to foster needs-based selling that anticipates and is responsive to customer needs with relevant products. We also support our agents with dedicated training resources, agent activity management, automation to improve efficiency and service levels and segmented agency management that matches incentive and levels of service to productivity. In addition, we are focused on developing our agents into Million Dollar Round Table members and pursuing our goal of building the most professional and profitable agency force in each of our geographical markets.
Expand and broaden our multi-channel distribution platform
     In addition to our tied agency distribution channel, we will continue to develop other distribution channels to increase penetration in our geographical markets, to broaden our access to potential customers and to meet the evolving preferences of our current customers. We continue to expand our bancassurance, direct marketing, IFA and brokerage channels, all of which are targeted to contribute significantly to our premiums.

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     Bancassurance is a key part of our distribution channel diversification strategy and therefore we have established dedicated AIA Group level and local operating unit level teams to focus on bank relationships and expansion of this channel. Our bancassurance strategies include providing a wide range of bancassurance models that can be customised to meet our bank partners’ needs, implementing bank branch and customer segmentation to provide enhanced services, developing product offerings tailored to customer segments and enhancing our bancassurance infrastructure to offer a greater range of services and support. We believe we are an attractive partner for banks and financial services companies given the wide recognition of the AIA brand, our broad product offering tailored to the customer segment specific to our partners, our product development capabilities, and our infrastructure and scale that enable us to offer a greater range of services and support than most of our competitors. In addition, we believe the strength of our tied agency force is an attractive feature to bancassurance partners seeking to sell banking services via our extensive tied agency network that often reaches areas that may be underserved by financial institutions. See “— Distribution — Bancassurance Channel” in this section.
     We seek to enhance our direct marketing channel, including by strengthening our market position in markets that we believe are well-suited for the channel as well as by employing several direct marketing sub-channels. For example, we believe AIA Korea is a market leader in the direct marketing distribution channel in Korea, utilising 14 dedicated call centres and total staff of over 470 telemarketers as of 31 May 2010. AIA Korea utilises a variety of sub-channels within the direct marketing channel such as hybrid marketing, a distribution channel that relies on a phased sales approach consisting of telephone marketing followed by face-to-face meetings. In our other geographical markets, we employ several other direct marketing sub-channels, such as broad media advertising, database marketing, outbound calling to affinity customers and direct marketing firms. In addition, we have implemented digital marketing via the internet and mobile phones and are expanding our presence in newer channels, such as retailassurance. We believe that we can transfer the skills and experience we have gained in geographical markets like Korea to other geographical markets.
     We are leveraging our direct marketing expertise to significantly enhance our relationships with bancassurance partners. We seek to develop additional direct marketing centers and expand our investment in direct marketing in Thailand, Australia, Indonesia, Malaysia, China and India, where we believe the regulatory and/or consumer environment is receptive to the channel. Moreover, we are striving to enhance customer service and sales and marketing efficiencies. See “— Distribution — Direct Marketing” in this section. Moreover, we also seek to expand our IFA/brokerage distribution channel in our geographical markets, primarily Hong Kong, Singapore and Australia, where sophisticated customers, particularly HNWIs, often seek independent advice from advisers. We have established a dedicated team of IFA/brokerage distribution channel specialists at the AIA Group level to drive a “partnership model” to develop sustainable long-term and productive customer relationships.
Maximise cross-selling opportunities by leveraging our broad customer base and diverse product offerings to build our financial services platform
     We have built a large customer base that includes the holders of our more than 23 million in-force policies. We believe that our large and varied customer base offers significant cross-selling opportunities. We intend to continue capitalising on this opportunity by offering our customers a broad range of complementary insurance and financial products and services, such as wealth and asset management and pension products, under our own brands. We are also focused on continuing to offer a product range that includes riders that can be effectively attached to our other insurance products.
     Group insurance, which is typically marketed to corporations, government entities and associations, has been a driver of both our product volume and profitability growth. One of our key strategies in this area is to leverage our access to our approximately 100,000 corporate clients and

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more than 10 million participating members of our clients for group life, medical, credit life coverage and pension products as of 31 May 2010 to distribute additional individual life insurance and A&H insurance products that are tailored to improve the coverage provided by their employers. We believe that we are a leading provider of group insurance in the Asia Pacific region, and we aim to extend the success we have experienced in certain of our geographical markets, such as Australia and Hong Kong, to other geographical markets in the Asia Pacific region. We are increasing our agents’ training on group insurance products to encourage greater sales and drive agency force productivity. We are also exploring alternative distribution models, and we believe that we are well positioned to leverage our experience database and benefit from certain of the regulatory reforms discussed in the section headed “Industry Overview” in this document.
     We believe that there are significant growth opportunities from increased cross-selling. We have a range of product penetration rates across our geographical markets. As of 31 May 2010, the AIA Group average number of in-force policies, excluding riders, per in-force customer in our geographical markets (excluding those from our operations in the geographical market of Australia, given the predominance of group business in this geographical market) was approximately 1.61. In general, this ratio is higher in our developed markets (2.33 and 2.11, respectively, in our Key Markets of Singapore and Hong Kong) than in our emerging markets (1.00 and 1.18, respectively, in India and Vietnam). We believe that the lower ratios in our emerging markets present a significant opportunity for growth through cross-selling, particularly if our emerging markets mature.
     We believe we are well-positioned to capitalise on new growth opportunities in non-insurance related financial services with our well-recognised brand name, product development capabilities, large agency force with long-term customer relationships and expanding multi-channel distribution network and business infrastructure.
Increase the proportion of high margin products
     We are focused on maximising the profitability of our new business. We intend to maintain our focus on agency distribution as our core distribution channel to shift our product sales to higher margin insurance products. Our tied agents are trained to sell all of our product lines and this enables them to respond quickly to shifting market conditions and meet changing consumer demand with an appropriate product. We believe that our broad product offering combined with a strong tied agency force trained to sell all of our product lines provide us with a strong distribution platform to pursue our strategy of increasing the proportion of high margin insurance products that we sell. To support this strategy we are also focused on proactively optimising our product mix to adapt to market conditions, continuing to drive the attachment of riders to our other insurance products, replacing less profitable products with higher margin products and targeting affluent customers and HNWIs.
     We also aim to take advantage of opportunities presented by different product lines and geographical markets. The market for A&H products is expected to grow as healthcare costs are shifted from governments to citizens in certain markets. A&H products are key drivers of our profitability due to our extensive claims database, continuous experience tracking, proactive remedial actions and economies of scale in operations. We are focused on strengthening our A&H insurance product offering, including our offering of A&H riders. For example, as of 31 May 2010, excluding the Philippines and India and new riders sold on in-force policies, 73% of our regular premium traditional life insurance products and investment-linked and universal life insurance products distributed by our tied agency force are sold with one or more riders. We are also focused on creating a centralised A&H insurance product strategy with execution at our local operating units and expanding our distribution channels for A&H insurance products. In 2009, we had a number one market share in A&H insurance in Hong Kong (33%), Singapore (27%), Malaysia (17%) and Thailand (73%), based on data classified and published by relevant industry sources, and we intend to continue our focus on A&H products. In addition to focusing on maximising the profitability of our product lines such as A&H insurance products, we believe that many of our geographical markets present opportunities for the AIA Group

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to grow in the future. For example, we believe there are significant market opportunities in Malaysia and Indonesia to meet Takaful/Sharia market needs.
Maximise opportunities in China and India
     AIA China currently operates in two provinces (Guangdong and Jiangsu) and three cities (Shanghai, Beijing and Shenzhen), representing a population of more than 219 million people. The markets accessible to AIA China represent approximately one-third of China’s GDP and combined life insurance product and A&H insurance product premiums in 2009. We believe that China’s economic and demographic characteristics coupled with its low penetration rate (2.3% in 2009) and density rate (approximately US$81 in 2009) suggest a significant growth opportunity for AIA China. We believe that we can increase our market share in China by increasing the geographical reach of AIA China, including by expanding to second- and third-tier Chinese cities, and focusing on China’s affluent and HNWI customer segments. In addition, we are refreshing our agency recruitment strategy by focusing on agency management fundamentals. We believe that we are well-placed to maximise the new agent recruitment opportunities presented by our existing infrastructure to attract more tied agents, increase agent productivity and increase agency retention rates. In addition, we intend to enhance our bancassurance and direct marketing channels as well as diversify our product offering to include higher margin products.
     We believe that our joint venture in India is another valuable opportunity for us. We have a strong joint venture partner, Tata, and significant operations in India, with approximately 148,100 agents as of 31 May 2010 and over 430 sales offices across 270 cities and towns in India as of 31 March 2010. In order to fully capitalise on the opportunities in India, we plan to expand our agency force and increase agent productivity. In addition, we will continue to leverage our successful bancassurance relationship with United Bank of India and pursue additional bancassurance partners to increase sales through bank branches. In order to capture changing market needs resulting from an evolving life insurance industry landscape and the introduction of new regulations, we also seek to diversify our product offering in India.
Drive operational efficiencies to further streamline our business and reduce costs
     We are committed to improving profitability by reducing our operating expenses and continuing to enhance the efficiency of our operations. To this end, we are implementing a large number of strategic initiatives that are designed to reduce expenses across the region and to realise scale benefits, including further enhancement of shared-services centres, system and process standardisation that is tailored to our local operating units and local operating conditions, strategic outsourcing of non-core operations, empowerment of local operating units and rationalisation of operations. Employing technology also allows us to more effectively target and serve our customers while reducing the time-to-market of differentiated product and service strategies. We believe the simplification of our corporate structure and the consolidation of our operations throughout the Asia Pacific region will allow us to further invest and to grow our business.
Be an employer of choice
     Our human resources strategy is to be an “employer of choice”. To achieve this goal, we utilise five key strategies: foster a performance-based culture with innovative compensation practices; manage our talent and develop leaders through assessment of performance as well as through the implementation of employee resourcing and development initiatives that focus on tangible business outcomes; engineer a cohesive and engaged workforce through thematic programmes emphasising the “We” culture; enhance organisational capabilities and skills for mission-critical functions; and improve our organisational integration through standardised human resource and management reporting processes that relieve managers and human resources personnel from day-to-day administration and permit them to focus on developing human capital.

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OUR PRODUCTS
     To serve the evolving needs of our customers, we have developed and continue to expand a broad, diversified product suite that is designed to respond to our customer’s needs at each stage of their lives. We typically develop and launch numerous new products across our multi-channel distribution platform annually.
     We believe that our long history in the Asia Pacific region, broad product suite and product development know-how allow us to:
•	respond swiftly and cater our products to changing customer preferences;

•	adapt quickly to changing market environments; and

•	capture opportunities in different markets and economic cycles.
Product Strategy and Development
     The mission statement of our product strategy and development group is: “To proactively provide tailor-made solutions and expert knowledge-based support to our businesses in the development and marketing of innovative and relevant products that add real value for customers.” A key element of our product development strategy is to provide relevant product solutions that meet our clients’ evolving insurance, protection, savings, investment and retirement needs. In addition, we vary our product offerings by geographical market in order to respond to varying stages of economic and regulatory development and specific market trends.
     Our group office in Hong Kong oversees a product development group consisting of three distinct teams: business intelligence, customer value management and product management. We are increasingly utilising sophisticated consumer research and analysis tools to identify trends and fill new product niches.
     We believe that our long track record and extensive experience give us a competitive advantage when we price our products in many of our geographical markets. In particular, we have an extensive proprietary information database accumulated over our long history in the Asia Pacific region. In addition, we test our products to ensure that product features meet risk controls. The pricing of all products is overseen by our actuarial group which applies specific criteria so that all new products are vetted for profitability, capital efficiency and sustainability (i.e., that they are suitable for different economic and market scenarios). Existing products are also reviewed annually to ensure that they continue to meet our profitability, capital efficiency and sustainability requirements.
     One of the goals of our product development process is to be a market leader with innovative and profitable products as demonstrated by the following products:
•	In October 2008, we believe we were the first insurance company in Thailand to test a guaranteed issue whole life insurance product through direct marketing and were able to tap a market segment not covered by tied agency distribution. Encouraging test results led us to launch an enhanced guaranteed issue whole life insurance product in 1H 2010;

•	In May 2009, we believe we were the first insurance company in the Philippines to successfully launch an investment-linked product with a high watermark feature on the net asset value of the underlying fund;

•	In July 2009, we believe we were one of the first insurers in Hong Kong to launch an innovative product that embedded critical illness benefits into a limited pay participating whole life plan. We determined that customers were demanding even more protection

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elements as part of their overall financial planning needs due to the global economic downturn and therefore decided to integrate our critical illness benefits into our existing successful regular whole-life plan; and

•	In December 2009, we believe we were the first insurance company in Singapore to offer a complete critical cover A&H insurance product that allowed customers to make multiple claims over the life of their policy with total payouts of up to 200% of the insured amount.
Our Key Product Lines
TWPI for our key products lines for the periods indicated is set forth in the table below.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(US$ millions)
TWPI includes:
Traditional life insurance(1)	6,789	7,073	6,983	3,183	3,502
Investment-linked and universal life insurance	2,763	3,000	2,423	1,114	1,231
Standalone A&H insurance	1,304	1,426	1,349	624	743

Individual life insurance (including riders)(2)	10,856	11,499	10,755	4,921	5,476
Group(3)	502	704	877	409	546

Total	11,358	12,203	11,632	5,330	6,022

(1)	Includes TWPI in respect of incidental personal lines and motor insurance of US$23 million in FY 2007, US$29 million in FY 2008, US$27 million in FY 2009, of which US$12 million was in respect of 1H 2009, and US$15 million in 1H 2010.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.
Beginning in FY 2009, we measured our new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. Prior to FY 2009, we measured our new business using NBP, which consists of first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP and ANP for our key product lines indicated is set forth in the table below.

					Six months ended
	Year ended 30 November				31 May
	2007	2008	2009	2009	2009	2010
	NBP(1)	NBP(1)	NBP(1)	ANP(2)	ANP(2)	ANP(2)
					Unaudited
	(US$ millions)
New business includes:
Traditional life insurance(3)(4)	672	698	824	716	267	307
Investment-linked and universal life insurance(3)	1,287	1,129	456	429	141	261
Standalone A&H insurance(5)	397	349	261	281	136	116
Riders	N/A	N/A	N/A	163	74	73

Individual life insurance (including riders)(6)	2,356	2,176	1,541	1,589	618	757
Group insurance(7)	100	171	300	289	155	130

Total	2,456	2,347	1,841	1,878	773	887

(1)	NBP has been presented excluding NBP in respect of PT. Asuransi AIA Indonesia, which we disposed in October 2009. If we had included new business of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007, US$2,377 million in FY 2008 and US$1,852 million in FY 2009.

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(2)	ANP has been presented excluding new business in respect of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia, which we disposed in October 2009.

(3)	NBP for traditional life insurance, and investment-linked and universal life insurance in FY 2007, FY 2008 and FY 2009 has been presented inclusive of their respective riders.

(4)	Includes NBP in respect of incidental personal lines and motor insurance for FY 2007, FY 2008 and FY 2009.

(5)	NBP and ANP for standalone A&H insurance includes riders.

(6)	Excludes unit-deducting riders for which no premium is received.

(7)	NBP in FY 2007, FY 2008 and FY 2009 includes new business in respect of our insured corporate pension schemes. ANP in FY 2009 and 1H 2010 excludes new business in respect of our corporate pension business.
     The contributions of the following products to our ANP and value of new business, as well as their respective new business margins for the periods indicated are set forth below:

	Six months ended			Six months ended			Six months ended
	31 May 2009			30 November 2009			31 May 2010
			New			New			New
			Business			Business			Business
			Margin(3)			Margin(3)			Margin(3)
	ANP(1)	VONB(2)	(%)	ANP(1)	VONB(2)	(%)	ANP(1)	VONB(2)	(%)
	(US$ millions, except New Business Margin)
Traditional life insurance(4)	267	49	18	449	100	22	307	99	32
Investment-linked and universal life insurance(4)	141	11	8	288	31	11	261	35	13
Standalone A&H insurance(5)	136	46	34	145	71	49	116	68	58
Riders	74	100	135	89	118	132	73	93	127

Individual life insurance (including riders)(6)	618	206	33	971	320	33	757	295	39
Group insurance	155	55	35	134	41	30	130	46	36

Total	773	261	34	1,105	361	33	887	341	38

(1)	ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	VONB has been presented before group office expenses, on a local statutory basis, and excludes the contribution of our corporate pension business as well as PT. Asuransi AIA Indonesia, which we disposed in October 2009. The basis for determining VONB is different, and may differ in material respects, from the financial reporting basis used in preparing our audited consolidated financial information set forth in the Accountant’s Report included in Appendix I to this document.

(3)	New business margin is calculated as VONB, before group office expenses, on a local statutory basis and excluding the contribution of our corporate pension business and PT. Asuransi AIA Indonesia, expressed as a percentage of ANP.

(4)	ANP, VONB and new business margin for traditional life insurance, and investment-linked and universal life insurance has been presented exclusive of their respective riders.

(5)	ANP, VONB and new business margin for standalone A&H insurance has been presented exclusive of riders.

(6)	Excludes unit-deducting riders for which no premium is received.
     Traditional life insurance products was our largest line of business and accounted for 34.5% of ANP in 1H 2009 and 34.6% of ANP in 1H 2010. Value of new business (“VONB”) attributable to traditional life insurance products has more than doubled from US$49 million in 1H 2009 to US$99 million in 1H 2010, reflecting our efforts at margin enhancement. Our new business margin increased from 18% in 1H 2009 to 32% in 1H 2010, reflecting our increased focus on value generation.
     New business as measured by ANP in respect of investment-linked and universal life insurance products increased 85.1% from US$141 million in 1H 2009 to US$261 million in 1H 2010. We believe

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that our sales of investment-linked and universal life insurance typically decrease in periods of protracted or steep declines in equity markets and the increase in new business in respect of these products reflects the more benign economic outlook in the latter part of FY 2009 and 1H 2010. We have increased our VONB attributable to investment-linked and universal life insurance products from US$11 million in 1H 2009 to US$35 million in 1H 2010, with new business margin increasing from 8% in 1H 2009 to 13% in 1H 2010.
     New business as measured by ANP in respect of standalone A&H insurance products, including riders, was US$116 million in 1H 2010 compared with US$136 million in 1H 2009. The decrease was mainly due to lower sales of regular premium products, particularly in Korea, as we re-priced certain products and focused on enhancing value and margins, rather than volumes. In particular, in Korea, we temporarily withdrew our long term cancer protection products to new customers in the latter part of FY 2009 as we redesigned a range of more appropriately priced products. In addition, ANP in Korea was adversely impacted by changes in regulations governing direct marketing channel in Korea.
     Riders mainly comprise A&H riders attached to our traditional life and investment-linked and universal life insurance products. ANP in respect of riders remained steady, at US$73 million in 1H 2010 compared with US$74 million in 1H 2009. ANP does not include sales of unit-deducting riders, for which no premiums are received. Riders have an important role to play in meeting customers’ needs for insurance protection products. The attachment of riders enhances the margins on our individual life insurance products. The new business margin on our individual life products grew from 33% in 1H 2009 to 39% in 1H 2010.
     New business as measured by ANP in respect of our group insurance products were US$130 million in 1H 2010 compared with US$155 million in 1H 2009, while VONB decreased from US$54 million in 1H 2009 to US$46 million in 1H 2010. Our ANP and VONB in 1H 2009 benefited from two significant corporate accounts acquired by our operations in Australia in 1H 2009. New business margins have increased from 35% in 1H 2009 to 36% in 1H 2010.
     As a result of the foregoing, total VONB generated by us increased by 30.6% from US$261 million in 1H 2009 to US$341 million in 1H 2010, while ANP grew from US$773 million to US$887 million over the same period. As a result, new business margin improved from 34% in 1H 2009 to 38% in 1H 2010.
     In addition, our corporate pension business reported new contributions as set forth below:

	Six months ended
	31 May 2009	30 November 2009	31 May 2010
	(in US$ millions)
Corporate pension — new contributions	430	127	162
     We offer corporate pension products to customers in Hong Kong, Thailand and Indonesia as well as through our joint venture in India. New business in relation to our corporate pension business are measured in terms of new contributions. New contributions to our corporate pension business, excluding those in relation to our joint venture in India, were US$430 million and US$162 million in 1H 2009 and 1H 2010, respectively, reflecting the acquisition of the assets of a significant scheme in FY 2009.
     Set forth below is a description of our key product lines. Each of the following key product lines is offered in each of our Key Markets.
Traditional Life Insurance
     We offer a wide variety of traditional life insurance products for individuals in four principal categories: term life; traditional basic participating; traditional basic non-participating; and general

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personal lines insurance products. These products continue to be the major contributor to our TWPI, accounting for 63.5%, 61.0% and 62.6% in FY 2007, FY 2008 and FY 2009, respectively. These products include a significant portion of regular premium business and have contributed to our stable profits over time. Our traditional life products, except general personal lines insurance, are typically designed so that A&H and other protection riders can be attached to the basic policy.
     Term Life
     Term life insurance provides life insurance protection for a defined period. The sum assured under the policy is paid to the beneficiary if death occurs during the period of coverage.
     Traditional Basic Participating Life Insurance
     Participating policies are contracts of insurance where the policyholders have a contractual right to receive additional benefits based on investment return and/or other factors, as a supplement to any guaranteed benefits. In some markets, participating business is written in a participating fund that is distinct from the other assets of the insurer. In these markets, the allocation of benefits to participating policyholders from the assets held in the distinct participating fund is typically subject to minimum levels or other mechanisms established by applicable regulation. In markets where participating business is not written in a distinct fund, allocations to participating policyholders are based, at the insurer’s discretion, on the investment performance of a group of assets or contracts and other factors. Whether participating policies are written in a distinct participating fund largely depends on local practice and regulation. The extent of policy participation may change over time.
     Traditional Basic Non-Participating Life Insurance
     Traditional basic non-participating life insurance products are contracts of insurance where the policyholder has a guaranteed right to the benefit, which is not at the contractual discretion of the insurer.
     General Personal Lines Insurance Products
     Our personal lines insurance business is comprised of private motor insurance, buildings and household contents insurance, accident and health insurance, pet insurance, travel insurance and insurance for domestic helpers. We underwrite selected personal lines insurance in Hong Kong, Singapore and Malaysia. Key products include travel, home contents, private motor, domestic helper and personal liability insurance.
Investment-Linked and Universal Life Insurance
     This includes universal life products and other investment-linked products. Our investment-linked and universal life products are typically designed such that A&H and other protection riders may be attached to the basic policy.
     Universal life products
     Universal life products are insurance products where the customer pays flexible premiums that are accumulated in an account balance and is credited with an investment return. The customer may vary the death benefit and the contract may permit the customer to withdraw the account balance, typically subject to a surrender charge. Our universal life products fall into two broad groups, fixed universal life, where we determine the rate of interest credited to the account balance, and variable universal life, where the return credited to the customer’s account balance is linked to the value of underlying investments or fluctuations in the value of underlying investments or indices. We include variable universal life products within investment-linked products.

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     Investment-linked Products
     Investment-linked products are insurance products where the surrender value of the policy is linked to the value of underlying investments (such as collective investment schemes, internal investment pools or other property) or fluctuations in the value of underlying investments or indices. Investment-linked products would include variable life insurance products, variable universal life insurance products, equity-linked products and unit-linked products, the classification of which would vary depending on local legal regulations. In general, the investment risk associated with such products is borne by the policyholder. Investment-linked products include variable universal life products, where the return credited to the policyholder’s account balance is linked to the value of underlying investments or fluctuations in the value of underlying investment or indices. Insurance coverage, investment and administration services are provided for which the charges are deducted from the investment fund assets. Benefits payable will depend on the price of the units prevailing at the time of surrender, death or the maturity of the policy, subject to surrender charges.
     Annuity Products
     Our annuity products are savings products where the accumulated amount could be paid out to the customer in a variety of income streams. The purpose of these products is to fund retirement for individuals. We have two main types of annuities products: a single premium product, where a customer can invest money in a deferred annuity by paying a single lump sum or a flexible premium product, where a customer can invest over a period of years. Customers may also generally purchase an immediate or income annuity with a single premium, where annuity payments continue during the lifetime of the annuitant or for a fixed period of time.
Accident & Health Insurance
     We offer A&H insurance products, which provide morbidity or sickness benefits and include health, disability, critical illness and accident cover. A&H insurance products are sold both as standalone policies and as riders that can be attached to our individual life insurance products. A&H riders attached to traditional life insurance products, investment-linked and universal life insurance products are included within their respective product category for purposes of disclosure of TWPI and NBP, but are disclosed separately as “Riders” for purposes of disclosure of ANP, VONB and new business margin. Standalone A&H insurance products have been presented inclusive of their respective riders for purposes of disclosure of TWPI, NBP, ANP, VONB and new business margin. In addition, we also offer unit-deducting A&H riders that can be attached to our investment-linked and universal life insurance products, for which no premiums are received. The insurance coverage provided by such riders are funded by deduction of units from account balances of the underlying investment-linked and universal life contracts.
     The market for A&H insurance products is expected to grow as healthcare costs are shifted from governments to citizens in certain markets. A&H insurance products are key drivers of our profitability due to our extensive claims database, continuous experience tracking, proactive remedial actions and economies of scale in operations. In 2009, we had a number one market share in A&H insurance in Hong Kong (33%), Singapore (27%), Malaysia (17%) and Thailand (73%), based on data classified and published by relevant regulatory and industry sources.
Group Insurance
     Our group insurance business is operated through our Group Corporate Solutions division (“AIA GCS”), which provides employee benefits, credit insurance and pension products and services in the Asia Pacific region and serves approximately 100,000 corporate clients with more than 10 million participating members as of 31 May 2010. We distribute these products in all 15 of our geographical markets, generally by leveraging our multi-channel distribution network. Our most important geographical markets for these products and services are Australia, Hong Kong, Malaysia, Singapore

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and Thailand. We believe that we are a leading provider in the Asia Pacific region for these services. The AIA Group occupied the leading position in Australia (21.8% market share of group life business as of March 2010) and the second position in Hong Kong (16.7% market share of group medical insurance business in 2009) and Singapore (29.0% market share of group life business as of March 2010), based on data classified and published by relevant regulatory and industry sources.
     One of our key strategies in this area is to leverage our access to our participating members to distribute additional individual life insurance and A&H insurance products that are tailored to improve the coverage provided by their employers. We are increasing our agents’ training on AIA GCS products to encourage greater sales, drive agency force productivity and explore alternative distribution models. For example, we are working to increase IFA sales of corporate products to smaller and medium-sized local enterprises. Finally, we believe that our AIA GCS business is well positioned to benefit from certain regulatory reforms discussed in the section headed “Industry Overview” in this document.
     Group insurance, which is typically marketed to corporations, government entities and associations, has been a driver of both our product volume and profitability growth. Group insurance coverage is typically arranged by employers for employees of corporate or government entities. The employers typically pay premiums for basic policies, such as group term life and group medical coverage. Group credit life insurance products typically provide life insurance protection to the customers (borrowers) of financial lending institutions. The premium is usually built into the cost of the loans, which may cover mortgages, credit cards and auto loans. We have a significant in-force portfolio of group insurance policies with approximately 62,000 corporate policyholders and approximately seven million insured employees/members for group life insurance products, as well as approximately 1,500 corporate policyholders and approximately 2.6 million insured members for group credit life insurance products as of 31 May 2010. In addition, we believe that Korea, China and Vietnam represent largely untapped markets for this type of insurance product.
Corporate Pension Products
     Our corporate pension products business is mainly operated by AIA-PT and AIA-T. AIA-PT and AIA-T serve as trustees of a multi-investment manager platform offering more than 50 constituent funds under Hong Kong’s ORSO with respect to voluntary corporate pensions and MPFSO with respect to defined contribution plans. These products are distributed across a wide range of distribution channels. AIA Pension also acts as the trustee of other collective investment schemes.
     Since 2000, there has been a substantial increase in our pension business due to the Hong Kong government requiring mandatory provident funds for employees. As of 31 May 2010, AIA Pension had a combined US$5.7 billion of AUM for its pension management business that covered more than 700,000 members of its approximately 37,000 ORSO and MPFSO clients in Hong Kong.
     The AIA Group primarily utilises tied agency, brokerage and direct marketing channels to distribute pension products and our operations are supported by our proprietary Regional Pensions Administration System and other operational support programmes. We use a mixture of in-house managed funds and third-party managed funds. These funds are generally not held on the AIA Group balance sheet and, accordingly new business activities in respect of corporate pension products are not included within our new business measures (ANP and NBP) or TWPI in respect of our life insurance business.
DISTRIBUTION
     We distribute our broad range of products through all major distribution channels, including tied agents, banks, direct marketing, IFAs and brokers. We believe that our experience with a broad range of distribution models across many geographical markets at different stages of economic development positions us well to respond to trends and effectively transfer successful distribution strategies across markets.

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     Over the course of our time in the Asia Pacific region, we have developed a tied agency force that spans across the region, from developed urban centres to rural areas. As of 31 May 2010, our tied agency force consisted of more than 309,000 agents.
     We are expanding our other distribution channels to extend our exposure and reach. In particular, we strive to become a preferred partner of banks and financial service providers across the Asia Pacific region. We had more than 120 relationships with banks and financial institutions throughout the region as of 31 May 2010, and we utilise a range of partnership models to tailor our bancassurance programme to meet specific market needs and expand the breadth of our distribution network.
     In Korea and Taiwan, we have used sophisticated direct marketing distribution (such as database marketing) to expand our distribution platform. In addition, our products are also increasingly sold on a non-exclusive basis by IFAs and brokers, particularly in more developed markets such as Hong Kong, Singapore and Australia.
     The contributions of our five primary distribution channels to our ANP and value of new business as well as their respective new business margins for the periods indicated are set forth below:

	Six months		Six months		Six months
	ended	%	ended	%	ended	%
	31 May 2009	Total	30 November 2009	Total	31 May 2010	Total
	(US$ millions, except New Business Margin)
Agency
ANP(1)	506	65.5	801	72.5	614	69.3
Value of New Business(2)	201	77.0	279	77.2	246	72.2
New Business Margin(3) (%)	39.7	N/A	34.8	N/A	40.0	N/A
Bancassurance
ANP(1)	44	5.7	64	5.8	71	8.0
Value of New Business(2)	5	1.9	14	3.9	17	5.1
New Business Margin(3) (%)	11.1	N/A	22.0	N/A	24.3	N/A
Direct Marketing
ANP(1)	94	12.2	109	9.9	87	9.8
Value of New Business(2)	12	4.5	30	8.4	36	10.5
New Business Margin(3) (%)	12.5	N/A	27.7	N/A	41.1	N/A
Others
ANP(1)	129	16.6	131	11.9	115	12.9
Value of New Business(2)	43	16.6	38	10.5	42	12.2
New Business Margin(3) (%)	33.7	N/A	29.0	N/A	36.3	N/A
Total
ANP(1)	773	100.0	1,105	100.0	887	100.0
Value of New Business(2)	261	100.0	361	100.0	341	100.0
New Business Margin(3) (%)	33.8	N/A	32.6	N/A	38.4	N/A

(1)	ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	VONB has been presented before group office expenses, on a local statutory basis, and excludes the contribution of our corporate pension business as well as PT. Asuransi AIA Indonesia, which we disposed in October 2009.

(3)	New business margin is calculated as VONB, before group office expenses, on a local statutory basis and excluding the contribution of our corporate pension business and PT. Asuransi AIA Indonesia, expressed as a percentage of ANP.
     Agency remained our most significant distribution channel as measured by ANP, generating 69.3% and 72.2% of our total ANP and VONB, respectively, in 1H 2010. In particular, our agency force accounted for more than 70% of ANP generated by each of our Key Markets, except for our operations in Korea, which derived 58.0% of ANP in 1H 2010 from agency distribution. Our distribution channels within our Other Markets reporting segment are more diversified, with our agency force contributing 23.0% of ANP in 1H 2010. Agency remains our most profitable channel,

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contributing 77.0% of total VONB in 1H 2009 and 72.2% in 1H 2010. Our new business margin on sales through our agency channel was 39.7% in 1H 2009 and 40.0% in 1H 2010.
     Direct marketing contributed 9.8% and 10.5% of our total ANP and VONB, respectively, in 1H 2010. Our operations in Korea reported the highest ANP contribution from direct marketing amongst our operating units, generating 36.3% and 75.3% of ANP and VONB, respectively, in 1H 2010 compared with 47.6% and 53.2%, respectively, in 1H 2009. The decrease in the proportion of ANP contributed by Korea reflects increased regulation of the direct marketing channel in that market, which was more than offset by the growth in the VONB contribution driven by an increase in new business margin from 13.0% in 1H 2009 to 55.8% in 1H 2010, reflecting our focus on maximising the profitability of our new business.
     Bancassurance was our fastest growing distribution channel by ANP in 1H 2010 and contributed 8.0% and 5.1% of our total ANP and VONB, respectively, during the period. We now have over 120 bancassurance relationships across the Asia Pacific region. Among our reporting segments, the ANP generated by our bancassurance distribution channel was most significant in our Other Markets reporting segment, particularly Indonesia, followed by our Thailand and China reporting segments. In Indonesia, ANP from bancassurance grew more than twofold between 1H 2009 and 1H 2010 as we continued to develop our relationship with our bancassurance partners in the market. In Thailand and China, ANP contribution from this distribution channel grew 5.1% and 31.3%, respectively, between 1H 2009 and 1H 2010 as we continued to seek new bancassurance partners. As a result of the foregoing, VONB generated by our bancassurance channel increased from US$5 million in 1H 2009 to US$17 million in 1H 2010, more than doubling our new business margin from 11.1% in 1H 2009 to 24.3% in 1H 2010.
     Our other channels include the IFA/brokerage channel and our corporate sales centres, which in total contributed 12.9% and 12.2% of our total ANP and VONB, respectively, in 1H 2010 compared with 16.6% of total ANP and 16.6% of VONB in 1H 2009. The IFA/brokerage channel is primarily utilised in Hong Kong, Singapore and Australia, while corporate sales centres are mainly utilised in our operations in Hong Kong, Singapore and Indonesia.
Agency Channel
     We believe that we have one of the strongest tied agency franchises in the Asia Pacific region. Our agency force made up more than 25% of the total agents in the Hong Kong and Singapore insurance markets in 2009, as well as more than 20% of the total ordinary life agents in the Philippines insurance market and more than 15% of the total agents in the Thailand insurance market in 2008, the respective periods of the latest available published market data. While our tied agents distribute almost all of our insurance products, they are a preferred distribution channel for many of our more complex, and generally more profitable, insurance products, such as our universal life products. We believe the scale and breadth of penetration of our agency channel results in cost efficiencies which may be difficult for our competitors to replicate, particularly in developed markets.
     The tied nature of our agency model and our role in managing, training and motivating the agency force provide us with significant control over this distribution channel, allowing us to (i) drive the product strategy and development process to meet specific customer segments and demands; (ii) anticipate the needs of our customers and potential new customers; and (iii) create new products and disseminate best practices based on these needs.
     We believe that we have a productive agency force. Our first year premium per Active Agent (i.e., an agent who sells at least one life insurance product per month) for both FY 2008 and FY 2009 was more than US$22,000 per year, or US$1,800 per month, across our 12 geographical markets where we utilise agency distribution. Each Active Agent on average sold more than 42 life insurance products per year during FY 2008 and FY 2009. The persistency of insurance products sold through our tied agency force for FY 2009 ranged from approximately 80% in most of our markets to around

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95% in some developed markets. We are focused on increasing the productivity of our agency force, particularly in developed markets where agent productivity in 1H 2010 fell below FY 2008 and FY 2009 levels, partly as a result of the terminated Prudential Transaction. For example, in our Key Markets of Hong Kong, Singapore and Korea, our first year premium per tied agent per month was approximately US$5,000, US$4,300, US$2,500, US$3,700 and US$3,000 in 1H 2008, 2H 2008, 1H 2009, 2H 2009 and 1H 2010, respectively. We believe there is significant opportunity to restore agent productivity in these markets back to historical levels. We are also focused on further enhancing agent productivity in developing and emerging life insurance markets, some of which have shown more stable tied agent production. For example, in our Key Markets of Thailand, Malaysia and China, our first year premium per tied agent per month was approximately US$380, US$360, US$330, US$440 and US$380 in 1H 2008, 2H 2008, 1H 2009, 2H 2009 and 1H 2010, respectively.
     We are also focused on developing our tied agents into Million Dollar Round Table members. In 2009, more than 1,300 of our tied agents were rewarded for their productivity by membership in the Million Dollar Round Table, an important measure of success in the life insurance industry. Fewer than 1% of life insurance agents industry-wide are registered Million Dollar Round Table members. The AIA Group was among the top five life insurance companies globally in terms of Million Dollar Round Table registered members in 2009, and ranked third among all insurance companies in terms of Million Dollar Round Table members outside of the Americas in the same period.
     The following table shows the approximate size of our tied agency force in each of our Key Geographical Markets and our Other Geographical Markets as of 31 May 2010:
Agency Size

Number of Tied
Geographical Market	Agents
Hong Kong(1)	8,195
Thailand	81,670
Singapore	3,555
Korea	3,940
China	23,115
Malaysia	10,200
Other Geographical Markets(2)	178,610

Total	309,285

(1)	Amount includes Macau.

(2)	Amount includes all of the approximately 148,100 agents of AIA India.
     We believe that we were among the first life insurers operating in the Asia Pacific region to pioneer the tied agency model, which is one of the most important legacies of our long-standing roots in the Asia Pacific region. Among other things, we believe that the history and track record of our agency network foster stability and agent retention, particularly among our agency leaders. As of 31 May 2010, 19.5% of our total agency leaders have been AIA agents for more than 10 years and 7.3% of our total tied agency force (which includes our agency leaders) have been AIA agents for more than 10 years. In our Key Geographical Markets, approximately 42% of our agency leaders and approximately 16% of our total tied agency force, which includes our agency leaders, have been AIA agents for more than 10 years as of 31 May 2010. The number of new agent leaders increased to 10,106 in 2H 2009 from 5,471 in 1H 2009. The number of new agent leaders in 1H 2010 was 10,284.
     Our 12-month agent retention rate increased to approximately 58% in FY 2009 from approximately 52% in FY 2008, and has remained stable at approximately 58% in 1H 2010. We believe this retention rate is evidence of the commitment our agents have to the AIA Group. In some cases, our tied agents have worked with us for most of their careers and have passed their business relationships down to the next generation. We believe the stability of our agency force has enabled

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our agents to develop long-term relationships with our customers that are strengthened by face-to-face interaction and the convenience of the 24-hours-a-day, seven-days-a-week service that many of our agents provide.
     We are focused on growing the number of new tied agents through geographic and sales office expansion supported by recruitment strategies, such as utilisation of a consistent and systematic recruitment cycle, programmes aimed at recruiting younger tied agents and that leverage our strong brand name and enhanced agency compensation schemes, including the alignment of manager compensation with new tied agent recruitment. We believe that the number of new tied agents we recruit reflects the success of our recruitment strategies. In particular, we recruited 167,637 and 143,766 new tied agents in FY 2008 and FY 2009, respectively, and we recruited 52,596 new tied agents in 1H 2010 and 33,446 new tied agents in the third quarter of FY 2010 despite the adverse impact of the terminated Prudential Transaction on new tied agent recruitment.
Agency Management
     We have established a comprehensive agency training, compliance and compensation structure to ensure that our tied agency force operates effectively. Our tied agency force is led by a chief agency officer and a team of directors of agencies and agency executives. Each local operating unit has a team of employees dedicated to optimising that unit’s agency force, which is structured as a hierarchy in which high achievers can advance to supervise and manage other agents. Our agency executives supervise our agency leaders who, in turn, supervise our tied agents. Agency staff monitor and audit the activities of our tied agency force. In order to supervise and motivate our agents, each local agency team has a wide range of responsibilities, including:
•	developing and implementing strategic plans for agency expansion;

•	providing advice to agency leaders on how to better manage their agencies;

•	working with AIA Group agency to develop annual strategic plans and productivity goals;

•	working with development teams to create agency incentive contests and award programmes; and

•	overseeing training and development programmes for various levels of agents.
     We find that our close relationship with our agents provides important feedback that assists us in meeting our customers’ needs. For example, our agents employ our proprietary “Financial Health Check” questionnaire for customers, which we consider a valuable tool for identifying gaps in our customers’ insurance coverage and other specific needs that we can match with one of our products or use to develop new products.
     We have developed an agency business strategy reflecting the varying nature of the markets in which we operate. In more developed markets, such as Hong Kong and Singapore, we are focusing on greater market and agent segmentation to better serve the high net worth population, improving agent compensation schemes to incentivise sales of more profitable products and developing a “needs-based” selling approach. In addition, we have taken steps to rationalise tied agents that did not meet AIA Group productivity requirements under their agency contracts. In faster growing markets, such as China, our priority is to expand the agency force by aligning manager compensation with recruiting success.
Compensation
     Our compensation system for tied agents aligns their incentives with our key objectives, such as sales of more profitable products, production and policy persistency. The core components of our

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agency compensation scheme are commissions, production bonuses and persistency bonuses. Reflecting the different operating environments in the Asia Pacific region, the specific terms and conditions regarding agent compensation vary from market to market. For example, in many of the markets that the AIA Group has entered relatively recently, compensation is designed to drive agent recruitment and growth of the agency force, while arrangements in established markets place greater emphasis on sales of more complex and profitable products. We constantly review our compensation arrangements in light of industry developments and have a well-defined internal approval process for any modifications to our compensation schemes.
     Our tied agents are not employees of the AIA Group. We believe that our contracts with our tied agents provide terms and compensation structures that are customary and competitive for such contracts in our business. Our contractual arrangements with our tied agents are reviewed by our legal and compliance departments to ensure that they comply in all material respects with the requirements of applicable law.
     An incentive plan for our top performing agents was implemented in early 2010 for agents in Brunei, Hong Kong, Indonesia, Macau, the Philippines, China, Singapore, Korea, Thailand and Vietnam (the “Agency Incentive Plan”). Incentive awards under the Agency Incentive Plan will be paid to participants in cash, or at the AIA Group’s absolute discretion, in kind by substituting assets which have a value, as determined by the AIA Group, equal to the cash amount of the incentive award that would otherwise be payable to the participant. Incentive awards are based on each eligible agent’s performance from 1 June 2010 to 30 November 2011, with payments staggered so that final awards will be paid out on or before 31 March 2013. Depending on the actual performance and turnover of eligible agents, the cost of the Agency Incentive Plan when recognised over future periods may have a material impact on the operating profit, embedded value movement and excess of acquisition expenses above acquisition expenses reflected in VONB. As the AIA Group considers the Agency Incentive Plan as a one-off initiative to improve agency activity and productivity, we do not expect any impact on VONB.
Training and Development
     To enhance agent productivity and retention, we have developed a training programme designed for new agents, experienced agents, new agency leaders and experienced agency leaders. At all levels, training focuses on compliance with local licensing requirements and our conduct guidelines, as well as productivity and profitability, with an emphasis on understanding our product suite so as to permit our agents to respond to customer needs with the relevant product solutions. As of 31 May 2010, we had more than 600 agent trainers dedicated to the training of our tied agency force.
Bancassurance Channel
     We have focused on extending our presence in bancassurance, through which we distribute all categories of our insurance products and which is an increasingly important distribution channel for our traditional and A&H insurance products. We utilise bancassurance in all of our geographical markets except New Zealand and, as of 31 May 2010, had more than 120 bancassurance relationships, the majority of which are pursuant to formal, stand-alone distribution agreements. Our bancassurance relationships range from exclusive agreements that generally have a term of five years or more, to open architecture agreements. Open architecture agreements are non-exclusive and typically allow our partners to sell the insurance products of two to four insurance companies and have open-ended or one-year renewable terms. Our bancassurance relationships typically include commission-based payment terms. Our bancassurance partners have a network of more than 13,000 bank branches, which we believe provide us with an opportunity to extend our reach and access our bancassurance partners’ customers. In FY 2009, we entered into 10 bancassurance relationships, including an exclusive strategic joint venture in the Philippines that provides Philamlife with access to the distribution network of the more than 800 branches of the Bank of the Philippine Islands (“BPI”), a leading bank in the Philippines. In the six months ended 31 May 2010, we entered into 11 new

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bancassurance relationships. In addition, on 9 September 2010, we signed a long-term strategic partnership agreement with Industrial and Commercial Bank of China Limited (“ICBC”). Under the agreement, the AIA Group and ICBC intend to jointly develop a bancassurance business in China and work closely in a wide range of banking areas, including bank deposits, asset management, cash management, investment banking, e-banking, credit cards, customer services, fund raising, credit lending and staff training.
     Bancassurance is attractive because it provides access to our partners’ client base and branch infrastructure, and extends our market reach and exposure. Bancassurance distribution is also responsive to the evolving needs of customers who prefer a single point of entry for banking, insurance and other financial services.
     We continue to pursue additional bancassurance opportunities and believe that we are an attractive partner for banks and financial services companies because of a number of unique attributes:
•	we are open to and have significant experience with a wide range of bancassurance models that can be customised to meet our partner’s needs from joint ventures and strategic alliances to non-exclusive distribution relationships for the supply of specific products or services;

•	the AIA brand is widely recognised in most of our markets;

•	we have a broad product offering tailored to the customer segment specific to our partners and related expertise resulting from our long track record in the region;

•	our infrastructure and scale permit us to offer a greater range of services and support than most of our competitors; and

•	our extensive agency force creates significant cross-selling opportunities for credit cards and other bank services.
Direct Marketing Channel
     Direct marketing is an increasingly important distribution channel for us. We employ direct marketing teams in Taiwan for both direct-to-consumer sales and for sponsor arrangements where we market products to the customers of consumer lending partners. In Korea, we utilise hybrid marketing, a distribution channel that relies on a phased sales approach consisting of telephone marketing followed by face-to-face meetings. We typically establish sponsor partnerships on a market-by-market basis. Our approach to direct marketing is diverse, leveraging several sub-channels such as: broad media advertising; database marketing; outbound calling of affinity customers; and direct marketing agencies, which are external call centres that distribute our products. We are developing additional direct marketing centres in Thailand, Australia and Indonesia, where we believe the regulatory and consumer environment is also well-suited to the channel. In Thailand, we signed agreements with five new sponsor partners in FY 2008 and FY 2009. We also launched a broad marketing campaign in Thailand in the fourth quarter of 2008 for a guaranteed issue whole life product for senior citizens. In Indonesia, we set up a call centre in 2008 and extended a number of our bancassurance relationships to include a direct marketing component in 2009. We are typically responsible for the management and operation of our call centres and direct marketing centres, while our sponsor partners provide certain infrastructure such as office space. Our role in managing these centres enables us to ensure that AIA Group and sponsor partner sales staff have obtained relevant registrations and licences. Our agreements with our sponsor partners typically include sales targets for sales staff, an initial term of one to three years and payment terms tied to sales-based commissions for sales staff and fees for workstation usage. We typically manage the sales process to meet productivity targets. We are responsible for the provision of after-sales service to customers who are solicited by the sales staff at our call centres and direct marketing centres.

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Other Distribution Channels
     We utilise IFA and brokerage distribution channels primarily in Hong Kong, Singapore and Australia for retail insurance products. As of 31 May 2010, we had approximately 480 active relationships with business partners in this channel, including relationships with more than 280 broker-dealerships in Australia. Arrangements between the AIA Group and our IFA and brokerage partners are typically non-exclusive and include commission-based payment terms. We expect the IFA channel to become increasingly important in our more developed markets, to the extent that customers seek independent advice from advisers. We have established a dedicated team of channel specialists at the AIA Group to drive our “partnership model” to develop sustainable long-term and productive relationships in our geographical markets.
     We also utilise broker intermediaries, as well as direct corporate sales teams to market our group insurance business, which provides employee benefits, credit insurance and pension products to corporate clients. The group sales teams deploy a proactive, disciplined and customer focused business model, whereby we regularly hold customer workshops to obtain feedback in order to enhance our operations. This is a specialised business and we believe the AIA Group has developed strong capabilities and proprietary technology solutions to offer a differentiated value proposition to our clients. Our group business also contributes to our other channels by helping the AIA Group attract new bancassurance partners and by providing the AIA Group with an opportunity to cross-sell and up-sell additional products and services to group members.
OUR PRIMARY OPERATING UNITS
     We have local operating units in 15 geographical markets which give us a broad geographic footprint in the Asia Pacific region. We consider Hong Kong, Korea, Thailand, Singapore, China and Malaysia to be our Key Geographical Markets. We refer to our local operating units in the Philippines, Australia, Indonesia, Vietnam, Taiwan, New Zealand, India, Macau and Brunei as our Other Geographical Markets.
     Within the Asia Pacific region, we consider Hong Kong (including Macau), Singapore (including Brunei), Taiwan, Korea, Australia and New Zealand to be developed life insurance markets, Thailand, Malaysia and China to be developing life insurance markets, and Indonesia, Vietnam, the Philippines and India to be emerging life insurance markets.
Key Geographical Markets
Hong Kong
     Market Overview
     The Hong Kong life insurance market was the sixth largest in the Asia Pacific region, with approximately US$20.3 billion in life insurance premiums in 2009. We consider Hong Kong to be a sophisticated and developed insurance market within the Asia Pacific region. The Hong Kong life insurance industry has experienced double-digit life insurance premium growth, with a CAGR of approximately 9.9% between 2004 and 2009. We believe this recent premium growth and Hong Kong’s recent economic growth (GDP grew at a CAGR of approximately 4.9% from 2004 and 2009), coupled with its penetration rate (9.6% in 2009) and density rate (over US$2,800 in 2009), suggest a developed life insurance market within the Asia Pacific region with a demonstrated customer demand for insurance products.
     Our Business
     We began conducting business in Hong Kong in 1931 when AIA established a branch in Hong Kong. We have maintained a presence in Hong Kong for over 70 years, except for limited

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interruptions. Hong Kong is the location of our group office. The AIA Group occupied the leading position in the Hong Kong life insurance market with a reported 15.9% market share of direct in-force individual and group business premiums in 2009, based on data classified and published by the OCI. AIA Hong Kong served more than one million individual customers as of 31 May 2010.
     AIA Hong Kong maintains a multi-channel distribution network. AIA Hong Kong’s primary distribution channel is its agency force. AIA Hong Kong had approximately 8,195 agents as of 31 May 2010. We believe that we have the largest agency force in the Hong Kong insurance market, and AIA Hong Kong’s agency force is characterised by both its stability (more than 2,700 agents had over 10 years of service with AIA Hong Kong as of 31 May 2010) and its professionalism and productivity (more than 600 agents, the highest number in the Hong Kong market, were registered members of the Million Dollar Round Table in 2009). Through its IFA/brokerage distribution channel, AIA Hong Kong has partnered with approximately 520 broker firms and established approximately 35 significant business relationships as of 31 May 2010. AIA Hong Kong’s relationships with its broker partners are pursuant to written agreements and are typically non-exclusive, include commission-based payment terms and automatically renew on an annual basis. In addition, AIA Hong Kong entered into a bancassurance relationship with a major retail bank in February 2010.
     AIA Hong Kong is focused on the following key strategies:
•	continue to expand and increase the productivity of its agency force, and implement a customer-centric agency delivery model to further enhance the productivity of its agency force through the use of customer value management tools and grow its agency force;

•	expand and build its alternative distribution channels, including further development of its retail and high net worth customer bancassurance channels and its IFA/brokerage channel to further access high net worth customers; and

•	build premium advisory capability for HNWIs to provide a broad range of financial and wealth planning solutions.
Thailand
     Market Overview
     Thailand’s life insurance market was the eighth largest in the Asia Pacific region in 2009, with approximately US$6.2 billion of life insurance premiums. Life insurance premiums grew at a 15.0% CAGR between 2004 and 2009. We believe the relatively small size of the life insurance market and the relatively low penetration rate (2.4% in 2009) and density rate (approximately US$92 in 2009) suggests a developing life insurance market within the region with significant growth opportunities.
     Our Business
     We began conducting business in Thailand in 1938 when AIA established a branch in Thailand. We were one of the first international life insurance companies to operate in Thailand and, in part as a result of our long operating history, AIA Thailand is the only wholly-owned branch of a foreign life insurance company operating in the market. The AIA Group occupied the leading position in Thailand’s life insurance market with a reported 35.6% market share of total weighted premiums in 2009, based on data classified and published by the Thai Life Assurance Association. AIA Thailand had the largest number (approximately 6.6 million based on data published by the Thai Life Assurance Association) of in-force insurance policies for life and personal accident products among Thai life insurance companies as of 30 November 2009.
     The cornerstone of AIA Thailand’s distribution strategy is its large network of approximately 81,670 agents as of 31 May 2010, which has historically accounted for a high proportion of AIA

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Thailand’s business. We believe our agency force is the largest in the Thailand insurance market. In addition, AIA Thailand had six bancassurance relationships, giving it access to more than 1,200 bank branches, as of 31 May 2010. AIA Thailand also had 11 direct marketing relationships as of 31 May 2010. Within the direct marketing channel, we believe AIA Thailand is a market leader in direct response distribution. Direct response distribution does not rely on customer databases, but instead involves the distribution of products to customers who respond to AIA Thailand newspaper, television and similar advertisements.
     AIA Thailand is focused on the following key strategies:
•	improve agency force productivity through (i) agency segmentation, (ii) improved customer service, (iii) cross-selling and maturing policy recapture programmes, (iv) leveraging AIA Thailand’s extensive customer database and credible experience data and (v) the implementation of specialised recruitment programmes aimed at cultivating a greater number of agents;

•	further enhance product and customer segmentation and agency training initiatives to extend our leading position in the growing rural market;

•	capitalise on our dominant position in the health segment through offering innovative health and wellness product solutions; and

•	expand our financial services footprint to include investment, wealth planning and retirement solutions.
Singapore
     Market Overview
     Singapore’s life insurance market is the seventh largest in the Asia Pacific region, with approximately US$9.1 billion of life insurance premiums in 2009. Life insurance premiums grew at a 6.2% CAGR between 2004 and 2009. We believe Singapore is an attractive and developed life insurance market within the Asia Pacific region because of its status as a regional financial centre, its compulsory social security savings scheme (the CPF), penetration rate (5.1% in 2009) and density rate (approximately US$1,912 in 2009). We believe that the country’s small population and significant wealth have created a market that presents unique growth opportunities for insurance companies.
     Our Business
     We began conducting business in Singapore in 1931 when AIA established a branch in Singapore. We have maintained a presence in Singapore for nearly 80 years, except for limited interruptions, and were one of the first international insurers to operate in the country. We are preparing to convert AIA Singapore into a subsidiary of AIA. The AIA Group occupied the leading life insurance position in Singapore’s life insurance market with a reported 24.9% market share of total weighted life insurance premium income in 2009, based on data classified and published by the Monetary Authority of Singapore. AIA Singapore served more than 900,000 individual customers as of 31 May 2010.
     AIA Singapore’s agency channel has historically been the major contributor to AIA Singapore’s sales production, although bancassurance is a growing distribution channel. AIA Singapore had approximately 3,555 agents and six bancassurance relationships as of 31 May 2010. Among other purposes, AIA Singapore’s bancassurance channel is used to access Singapore’s high net worth customer segment and distribute investment products.

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     AIA Singapore is focused on the following key strategies:
•	continue to expand its distribution channels by (i) further strengthening its agency force and productivity as well as implementing maturing policy recapture programmes; (ii) scaling bancassurance relationships; and (iii) introducing a direct marketing model that leverages our existing customer database and business partners;

•	develop customer segment specific marketing initiatives; and

•	enhance operational capability to be “easy to do business with”.
Malaysia
     Market Overview
     With life insurance premiums of approximately US$5.7 billion in the 12 months ended 31 March 2010, Malaysia’s life insurance market is the ninth largest in the Asia Pacific region. Life insurance premiums grew at a CAGR of 6.2% from the 12 months ended 31 March 2005 to the 12 months ended 31 March 2010. We believe that Malaysia’s recent economic growth (GDP grew at a CAGR of approximately 10.5% from 2004 to 2009), penetration rate (2.9% in 2009) and density rate (approximately US$206 in 2009) suggest a developing life insurance market within the Asia Pacific region with strong growth opportunities.
     Our Business
     We began conducting business in Malaysia in 1948. In 2008, our Malaysian branch operations were converted to a locally incorporated company. In 2008, AIA Malaysia became the first life insurance company in Malaysia to receive an international Takaful operator licence, and is one of few life insurance companies in Malaysia offering Takaful products in international currencies. AIA Takaful International Bhd. was formed to focus on foreign currency denominated Takaful insurance and re-Takaful business. On 1 September 2010, Bank Negara Malaysia announced that AIA Malaysia, along with its joint venture partner Alliance Bank Malaysia Berhad, had received a new Family Takaful operator licence. AIA Malaysia intends to establish a joint venture with Alliance Bank Malaysia Berhad whereby AIA Malaysia would hold 70% of the equity in the joint venture and Alliance Bank Malaysia Berhad would hold the remaining 30%. This joint venture would operate the Family Takaful licence and offer Family Takaful products in Malaysian Ringgit in the Malaysian market. The AIA Group occupied the third position in Malaysia’s life insurance market with a reported 12.6% market share of total in-force annual premiums in 2009, based on data classified and published by the Life Insurance Association of Malaysia. AIA Malaysia had more than one million individual customers as of 31 May 2010.
     A number of channels within AIA Malaysia’s distribution network contribute to its sales, with its agency force constituting the majority of sales production. AIA Malaysia had approximately 10,200 agents and four bancassurance relationships as of 31 May 2010. We believe that AIA Malaysia’s growing direct marketing distribution channel, with over 20 direct marketing relationships as of 31 May 2010, is one of the market leaders in the channel.
     AIA Malaysia is focused on the following key strategies:
•	expand its product suite to include Takaful, pension and mutual fund products;

•	grow its financial services capabilities by capitalising on industry liberalisation initiatives resulting from Bank Negara Malaysia’s Financial Sector Master Plan and inorganic growth opportunities; and

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•	further expand multi-channel distribution network through agency force expansion and leveraging the direct marketing channel and bancassurance to expand into other distribution channels.
China
     Market Overview
     With life insurance premiums of approximately US$109.2 billion in 2009, the Chinese life insurance market is the largest in the Asia Pacific region and the seventh largest in the world. China’s life insurance market has recorded significant growth in recent years, with total premiums increasing at a CAGR of 26.0% between 2004 and 2009. We believe that China’s large economy (the second largest in the world in terms of GDP), recent economic growth (GDP grew at a CAGR of approximately 23.4% from 2004 and 2009) and large population (approximately 20.5% of the world’s total as of 31 December 2009) combined with the life insurance market’s recent premium growth, penetration rate (2.3% in 2009) and density rate (approximately US$81 in 2009), suggest a large developing life insurance market with significant growth opportunities.
     Our Business
     We returned to the PRC in 1992 when we opened a branch in Shanghai, but the AIA Group has roots in China dating back to 1919. For more information on our history in China, see the section headed “Our History and Reorganisation” in this document. AIA China currently operates in two provinces (Guangdong and Jiangsu) and three cities (Shanghai, Beijing and Shenzhen), representing a population of more than 219 million people. The markets accessible to AIA China represented approximately 32.0% of China’s combined life insurance product and A&H insurance product premiums in 2008 and approximately 31.7% of China’s GDP in 2009. AIA China, which operates through branches and sub-branches of AIA, our Hong Kong-based subsidiary, was the first foreign life insurance company to be licensed to operate in China and is currently the only wholly-owned foreign life insurance company operating in China.
     The AIA Group occupied the leading market position among foreign life insurance companies, with approximately a 18.9% market share of total premiums earned by foreign life insurance companies in 2009, based on data classified and published by the CIRC. The AIA Group had a reported 1.0% market share of total premiums earned by both domestic and foreign life insurance companies in 2009, based on data classified and published by the CIRC. AIA China served approximately 1.8 million individual customers as of 31 May 2010.
     AIA China maintains a multi-channel distribution network. Agency is the core distribution channel and AIA China had approximately 23,115 agents as of 31 May 2010. AIA China has a growing presence in both bancassurance and the direct marketing channels. AIA China had 17 bancassurance relationships, which provided it with access to more than 420 bank branches, as of 31 May 2010. In addition, on 9 September 2010, we signed a long-term strategic partnership agreement with ICBC. Under the agreement, the AIA Group and ICBC intend to jointly develop a bancassurance business in China and work closely in a wide range of banking areas, including bank deposits, asset management, cash management, investment banking, e-banking, credit cards, customer services, fund raising, credit lending and staff training. As of 31 May 2010, AIA China’s direct marketing channel is supported by a sales force of approximately 680 licensed telesales representatives. These telesales representatives are typically the contract staff of third-party human resources firms. AIA China’s agreements with these third-party human resources firms typically provide for payment of fees by AIA China for the recruiting and administration of licensed telesales representatives and often have an initial term of one to three years.

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     AIA China is focused on the following key strategies:
•	seek continuous geographic expansion opportunities, including expanding into a range of new cities;

•	grow the size and quality of its agency force through systematic recruiting and productivity improvement; and

•	grow bancassurance and scale up its direct marketing channel, including by developing new products focused on the emerging high net worth customer segment.
Korea
     Market Overview
     With approximately US$57.4 billion in life insurance premiums in the 12 months ended 31 March 2010, the Korean life insurance market is the eighth largest in the world and the second largest in the Asia Pacific region. Life insurance premiums grew at a CAGR of approximately 3.4% between 2004 and 2009. We believe the size of the market, together with its penetration rate (6.5% in 2009) and density rate (over US$1,180 in 2009), suggest a developed life insurance market within the region with a demonstrated customer demand for insurance products.
     Our Business
     AIA Korea commenced operations in 1987, initially as a branch of ALICO. AIA Korea was reorganised as a branch of AIA-B in 1997, although ALICO continued to have certain management and reporting oversight over AIA Korea through 2008. In 2000, AIA Korea began operating under the name “AIG Life Korea”. In June 2009, AIA Korea initiated a comprehensive, and we believe successful, re-branding campaign and currently operates under the name “AIA Life”. The AIA Group occupied the fourth position among foreign life insurance companies (excluding those operating through joint venture arrangements), with approximately a 14.5% market share of total premium income earned by foreign life insurance companies for the year ended 31 March 2010, based on data classified and published by the Korea Life Insurance Association. In addition, the AIA Group held an 8.2% market share of statutory net profit realised by foreign life insurance companies in Korea in 2009. The AIA Group had a reported 3.1% market share of life insurance premiums earned by both domestic and foreign life insurance companies in 2009, based on data classified and published by the Korea Life Insurance Association. AIA Korea served more than two million individual customers and had approximately 3.1 million in-force policies as of 31 May 2010.
     A number of channels within AIA Korea’s multi-channel distribution network contribute to its sales: in 1H 2010, agency, direct marketing and bancassurance accounted for 58.0%, 36.3% and 5.3%, respectively, of AIA Korea’s total ANP. AIA Korea’s agency force had approximately 3,940 agents as of 31 May 2010, and is one of the most productive agency forces in the AIA Group, with first year premiums of approximately 36 million Korean Won per agent in the first half of FY 2010. We believe AIA Korea is a strong participant in the direct marketing distribution channel, leveraging its 14 dedicated call centres and total staff of over 470 telemarketers as of 31 May 2010. In September 2006, AIA Korea launched hybrid marketing, a distribution channel that relies on a phased sales approach consisting of telephone marketing followed by face-to-face meetings. This channel had more than 360 master planners (i.e., personnel that work in the hybrid marketing channel) as of 31 May 2010 and is an important distribution channel. Bancassurance is also an important distribution channel, and AIA Korea had bancassurance relationships with 17 banks and seven securities companies as of 31 May 2010. AIA Korea’s goal is to equip each of its agency, bancassurance, direct and hybrid marketing channels with every insurance product category AIA Korea offers.

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     AIA Korea is focused on the following key strategies:
•	grow its agency business by increasing the size of its agency force of tied and non-tied agents, enhance its branch management model and build quality financial advisory capability;

•	further enhance its bancassurance and direct marketing operations, and continue its record of new distribution channel development;

•	redesign and reposition its A&H insurance products as part of a diversified product offering aligned with its customer segmentation strategy; and

•	further increase AIA brand awareness through re-branding activities and enhance capital and risk management capabilities.
Other Geographical Markets
Philippines
     Market Overview
     With life insurance premiums of approximately US$1.6 billion in 2009, the Philippines’ life insurance market is the eleventh largest in the Asia Pacific region. Life insurance premiums grew at a CAGR of 15.5% from 2004-2009. We believe the market’s low penetration rate (1.0% in 2009) and density rate (approximately US$17 in 2009) suggest an emerging life insurance market with significant growth opportunities.
     Our Business
     Philamlife was formed in 1947 and is one of only three life insurers in the Philippines with a composite insurer’s licence. As described in greater detail in the section headed “Our History And Reorganisation” in this document, Philamlife recently joined the AIA Group. Philamlife occupied the leading position in the Philippines’ life insurance market with a 25.3% market share of total premium income in 2009, based on data classified and published by the Philippine Insurance Commission. Philamlife served more than 700,000 customers under individual and group insurance policies as of 31 May 2010. Although a part of the AIA Group, Philamlife will continue to use the “Philamlife” brand, the most recognised life insurance brands in the Philippines’ life insurance market.
     Philam Asset Management, Inc. (“PAMI”), established in 1992, provides asset management services. PAMI had more than US$348 million AUM as of June 2010, representing approximately 22%, or the second highest amount of AUM in the Philippines’ asset management industry, based on data published by the Investment Company Association of the Philippines. PAMI leverages the distribution platform of Philamlife’s agents, third-party banks and brokers together with its own wealth management force to distribute its broad line of investment products, including seven PAMI-managed mutual funds as of 30 June 2010.
     Philamlife’s agency force and bancassurance relationships constitute the majority of Philamlife’s sales production. Philamlife had over 7,600 agents as of 31 May 2010, or over 20% of the total ordinary life agents in the Philippines’ life insurance market, based on the latest available published market data. On 27 November 2009, the AIA Group acquired 51% of the share capital of Ayala Life Assurance Incorporated (subsequently renamed BPI-Philam Life Assurance Corporation (“BPI-Philam”)), a company engaged in life insurance business in the Philippines, for consideration of US$50 million (including a purchase price adjustment that was finalised and settled in May 2010 and acquisition costs), and BPI-Philam entered a distribution agreement with BPI to distribute BPI-Philam products. Among other things, this strategic bancassurance joint venture provides Philamlife with

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access to BPI’s network of over 800 bank branches. For further details on this strategic exclusive bancassurance joint venture, see the section headed “Connected Transactions — Exempt continuing connected transactions — Transactions between BPI-Philam and BPI” in this document.
     Philamlife is focused on the following key strategies:
•	continue to build the leading agency force by recruiting dynamic agents and agency leaders and improve the productivity and geographic reach of the agency force;

•	continue expanding new distribution channels, including by accelerating growth in bancassurance and the direct marketing channel; and

•	focus on key customer segments through programmes tailored to the market such as its Overseas Filipino Workers business programme.
Australia
     Market Overview
     Australia’s life insurance market is the fifth largest in the Asia Pacific region, with approximately US$32.5 billion of life insurance premiums in 2009. Life insurance premiums grew at a CAGR of 4.8% from 2004 and 2009. In 2009, Australia’s penetration rate was 3.4% and its density rate was approximately US$1,525. AIA Australia focuses on the life risk insurance segment. This segment, which consists primarily of protection products (as opposed to wealth, investment and superannuation products), had total premiums of approximately 8.2 billion Australian Dollars in 2009. We view the Australian life insurance market as a developed market within the Asia Pacific region supported by a robust economic and regulatory framework, compulsory employer contributions to Australia’s superannuation system (a pension system) and favourable tax treatment for individuals purchasing life insurance products through the superannuation system (group insurance). In addition, according to industry sources, it is estimated that the market is underinsured as a result of the market’s dependence on superannuation life insurance coverage, and we believe this presents significant growth opportunities.
     Our Business
     AIA Australia, a wholly-owned subsidiary of AIA, was formed in 1970 and registered under relevant Australian life insurance legislation in 1972. AIA Australia has historically operated under the “AIA” brand, although from 2004 to June 2009 it operated under the “AIG” and related brands. In June 2009, AIA Australia re-branded back to the “AIA” brand.
     Based on data classified and published by Plan for Life, Actuaries and Researchers, Australia, AIA Australia occupied the (i) sixth position in Australia’s life risk insurance segment, with a reported 8.5% market share of total risk premiums in the 12 months ended 31 December 2009; (ii) fifth position in Australia’s life risk insurance segment in terms of total new sales, with a reported 11.7% market share in the 12 months ended 31 December 2009; and (iii) leading position in the group life risk insurance segment, with a reported 20.4% market share of total premiums in the 12 months ended 31 December 2009.
     The life risk group insurance channel and IFA channel have historically been the most important to AIA Australia’s sales production. AIA Australia’s life risk group insurance channel distributes products through its contracts with regulated superannuation funds as of 31 December 2009. AIA Australia had more than 2,150 IFA relationships as of 31 July 2010. AIA Australia served over two million customers as of 31 May 2010. In addition, AIA Australia recently entered into a series of direct marketing partnerships, including a heads of agreement with Citigroup for a five-year arrangement, and a five-year exclusive arrangement with Priceline.

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     AIA Australia is focused on the following key strategies:
•	consolidate its market position as the leading group life risk insurance provider through enhanced business service capabilities to the superannuation market;

•	outperform market growth in the IFA/brokerage channel, and expand its direct marketing and bancassurance distribution channels through alliances with Australian companies with high brand awareness and strong customer affinity; and

•	expand its business by seeking inorganic growth opportunities in the life risk insurance market.
Indonesia
     Market Overview
     Indonesia’s life insurance market is the tenth largest in the Asia Pacific region, with approximately US$5.1 billion of life insurance premiums in 2009. Indonesia’s life insurance market has recorded significant growth in recent years, with life insurance premiums increasing at a CAGR of 21% between 2004 and 2009. We believe this recent premium growth coupled with the country’s large population of approximately 243 million in 2009 (the fourth largest in the world) and low penetration rate (0.9% in 2009) and density rate (approximately US$22 in 2009) suggest an emerging life insurance market with strong growth opportunities.
     Our Business
     The AIA Group entered Indonesia in 1984 via a joint venture, PT. Asuransi AIA Indonesia. In order to simplify our operations in Indonesia and enable the AIA Group to focus on running one core, wholly-owned multi-channel life insurer under the AIA brand in Indonesia, we exited this joint venture by selling our 60% interest to our joint venture partner on 22 October 2009. Based on data classified and published by the Indonesia Life Insurance Association, PT. Asuransi AIA Indonesia had total premiums of approximately US$101 million, US$94 million and US$109 million in 2007, 2008 and 2009, respectively. Our current business in Indonesia operates through PT. AIA FINANCIAL, which is a successor to PT Asuransi Jiwa Lippo Utama, a separate company that we acquired in 1999, and is not related to our former joint venture. PT. AIA FINANCIAL is owned and operated by two AIA Group companies, AIA-B and PT. Asta Indah Abadi. Our subsidiary AIA-B owns 80% of the share capital of PT. AIA FINANCIAL. PT. Asta Indah Abadi, another AIA Group subsidiary, owns the remaining 20% of the share capital of PT. AIA FINANCIAL. Based on data classified and published by the Indonesia Life Insurance Association, PT. AIA FINANCIAL had total premiums of approximately US$285 million, US$311 million and US$322 million in 2007, 2008 and 2009, respectively. AIA Indonesia occupied the third position in Indonesia’s life insurance market with a reported market share of total weighted premiums in 2009 of approximately 9.4%, based on data classified and published by the Indonesia Life Insurance Association.
     AIA Indonesia maintains a multi-channel distribution network. AIA Indonesia had more than 11,000 agents as of 31 May 2010 and seven bancassurance relationships that provided it with access to over 1,000 bank branches as of 31 May 2010. AIA Indonesia had more than 660,600 in-force policies as of 31 May 2010. AIA Indonesia also utilises direct marketing and group distribution channels. In August 2009, AIA Indonesia received a Sharia life insurance licence. This new licence has given AIA Indonesia the opportunity to develop and recently launch Sharia products aimed at the substantial Muslim population in Indonesia.

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     AIA Indonesia is focused on the following key strategies:
•	grow the size of its agency force and continue to focus on its bancassurance, direct marketing and group distribution channels; and

•	further develop its Sharia business and provide innovative life, A&H, group and pension products.
Taiwan
     Market Overview
     With approximately US$52.2 billion of life insurance in 2009, Taiwan’s life insurance market is the fourth largest in the Asia Pacific region and the tenth largest in the world. Life insurance premiums grew at a CAGR of 9.4% from 2004 to 2009. We believe the market’s penetration rate (13.8% in 2009) and density rate (over US$2,250 in 2009) suggest that it is a developed market within the Asia Pacific region with a demonstrated customer demand for life insurance products.
     Our Business
     Our branch in Taiwan commenced business in 1990. As described in the section headed “Our History and Reorganisation” in this document, on 1 June 2009, AIA-B acquired the business of the Taiwan branch of ALICO and changed the legal name of that business to American International Assurance Company (Bermuda) Limited — Taiwan Branch. AIA Taiwan served more than 110,000 individual customers as of 31 May 2010.
     AIA Taiwan’s multi-channel distribution network consists of bancassurance, direct marketing and broad marketing, a channel that utilises mass marketing through television, newspapers and the Internet. AIA Taiwan had nine bancassurance relationships and employed more than 350 licensed direct marketers in charge of selling our products by phone as of 31 May 2010. Direct marketing is an important distribution channel for AIA Taiwan, and accounted for 88.7% of AIA Taiwan’s total ANP in 1H 2010 (bancassurance accounted for 11.3% of AIA Taiwan’s total ANP in the same period). We believe AIA Taiwan currently occupies a leading position in the broad marketing distribution channel.
     AIA Taiwan is focused on the following key strategies:
•	become the leader in the direct marketing channel; and

•	grow AIA Taiwan’s customer database by further developing broad marketing campaigns and alternative distribution channels to reach under-served customer segments.
Vietnam
     Market Overview
     Vietnam’s life insurance market had approximately US$0.7 billion of life insurance premiums in 2009. Life insurance premiums grew at a CAGR of 6.7% from 2004 to 2009. We believe the country’s growing economy (GDP grew at a CAGR of approximately 15.4% from 2004 to 2009) and a population that is largely uninsured (0.7% penetration rate in 2009) suggest strong growth opportunities in an emerging life insurance market despite the challenges of distributing insurance products in a market in which only 29.6% of the population is urbanised.
     Our Business
     AIA Vietnam, a wholly-owned subsidiary of AIA, was formed in 2000 and was one of the first foreign-owned life insurers to operate in the country. AIA Vietnam has historically operated under the

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“AIA” brand, although during a limited period between July 2008 and June 2009 it operated under the “AIG” brand. In June 2009, AIA Vietnam re-branded back to the “AIA” brand. AIA Vietnam occupied the fourth position in Vietnam’s life insurance market with a reported 6.7% market share of total premiums in 2009, based on data classified and published by the Association of Vietnamese Insurers. AIA Vietnam had more than 240,000 in-force policies as of 30 June 2010.
     AIA Vietnam’s agency channel has historically dominated its sales production. AIA Vietnam had the third largest individual agency force in the Vietnamese life insurance market as of 31 December 2009, based on data published by the Association of Vietnamese Insurers, and AIA Vietnam had more than 11,330 agents as of 31 May 2010, based on data published by the same source. AIA Vietnam is focused on building multi-channel distribution capabilities and had distribution agreements with five bank partners and commercial agreements with three brokers as of 31 May 2010.
     AIA Vietnam is focused on the following key strategies:
•	develop its agency distribution channels by implementing programmes to recruit experienced agency leaders and improving its agency activity ratio and its agents’ productivity, sales quality and volume; and

•	extend its distribution reach by developing alternative distribution channels, including the bancassurance channel by entering into a long-term or exclusive partnership agreement with a major bank and increasing market penetration through partnerships with smaller banks.
New Zealand
     Market Overview
     New Zealand’s life insurance market had approximately US$1.1 billion of life insurance premiums in 2009. We believe that the market is supported by a relatively developed economic framework and that it has a low penetration rate (0.9% in 2009).
     Our Business
     AIA New Zealand commenced business in 1981, initially as a branch of ALICO. Between 1993 and 1996, the business was transferred to AIA-B and began doing business under the “AIA New Zealand” brand. AIA New Zealand occupied the seventh position in New Zealand’s life insurance market with a reported 5.2% market share of total premiums as of 30 June 2010, based on data classified and published by the Investment Savings and Insurance Association, New Zealand. AIA New Zealand served more than 46,000 individual customers and corporate clients as of 31 May 2010. AIA New Zealand actively participates in the group insurance market.
     AIA New Zealand’s IFA channel has historically dominated AIA New Zealand’s sales production. AIA New Zealand had over 2,000 IFA relationships as of 31 May 2010. This distribution channel has been supplemented by a modest bancassurance channel.
     AIA New Zealand is focused on the following key strategies:
•	develop new products and services to support growth within IFA, bancassurance and group distribution channels; and

•	develop a direct marketing distribution channel.
Macau
     AIA Macau began its business in 1982. AIA Macau is managed and supported by AIA Hong Kong and is a branch of AIA-B. AIA Macau occupied the leading position in Macau’s life insurance market

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with a reported 42.1% market share of gross premiums in 2009, based on data classified and published by the Monetary Authority of Macau.
     AIA Macau had the largest agency force in the Macau life insurance market with more than 780 agents, representing over 35% of the total individual agents in the market as of 31 December 2009, based on data published by the Monetary Authority of Macau. AIA Macau is focused on the following key strategies:
•	grow its agency force to 1,000 agents by 2011; and

•	build alternative distribution channels, including bancassurance.
Brunei
     AIA Brunei was registered for business in 1957, and we were one of the first international life insurance companies to operate in the country. AIA Brunei is managed and supported by AIA Singapore and is a branch of AIA. AIA Brunei occupied the leading position in Brunei’s life insurance market with an estimated 70% market share of the conventional life insurance market in 2008, based on data classified and published by Axco Insurance Information Services.
     AIA Brunei’s main distribution channel is its network of approximately 205 agents as of 31 May 2010. Bancassurance is a growing distribution channel for AIA Brunei, and it has two distribution relationships with major financial institutions as of 31 May 2010.
     AIA Brunei is focused on the following key strategies:
•	grow its agency force through initiatives that include a recruitment project with Brunei’s Department of Labour;

•	expand its bancassurance channel by introducing more group, life and other products that meet the needs of its customers; and

•	improve customer service by introducing initiatives such as “e-Care”, an on-line policy services system for its customers to enquire about their policies.
AIA Pension
     AIA-T was formed in 1987 and AIA-PT was formed in 1992. AIA-PT and AIA-T serve as trustees of a multi-investment manager pension platform offering more than 50 constituent funds under Hong Kong’s ORSO with respect to voluntary corporate pensions and MPFSO with respect to defined contribution plans as of 31 May 2010. AIA Pension also acts as the trustee of other collective investment schemes. AIA Pension strives to provide a comprehensive investment platform to satisfy the spectrum of individual members’ risk appetites as well as investment management needs.
     There are 19 approved trustees in the Hong Kong MPFSO market and AIA Pension (together with JF Asset Management, with which it formed a strategic alliance in 1999) occupied the third position in the MPFSO market with approximately a 10% market share of AUM as of 31 March 2010, based on data published by the Gadbury Group Limited. As of 31 May 2010, AIA Pension had a combined US$5.7 billion of AUM for its pension management business that covered more than 700,000 members of its approximately 37,000 ORSO and MPFSO clients. AIA Pension’s products are distributed across a range of distribution channels, including registered mandatory provident fund intermediaries in AIA Hong Kong’s tied agency force and brokers, IFAs, consultants and bank partners. AIA Pension has received a number of awards from third parties in recognition of its products and services.

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     AIA Pension is focused on the following key strategies:
•	continue to promote its products to corporate customers;

•	implement strategies to satisfy the needs of the retail segment of the MPFSO market in the event of regulatory changes shift the MPFSO market from a pure corporate pension market to a retail pension market;

•	expand and strengthen MPFSO-licensed agency force and alternative distribution channels; and

•	further develop services to improve customer access to pension information.
Joint Ventures
India
     Market Overview
     India’s life insurance market is the third largest in the Asia Pacific region, with approximately US$57.1 billion of life insurance premiums for the 12 months ended 31 March 2009. The market has experienced significant recent growth, with total premiums growing at a CAGR of approximately 26.7% between the 12 months ended 31 March 2004 and the 12 months ended 31 March 2009. We believe this recent premium growth, India’s large population (approximately 1.2 billion people) and the success of non-state-owned insurance companies in increasing their market share suggest a large, growing life insurance market with significant growth opportunities.
     Our Business
     We commenced operations in India in 2001 through a joint venture established with Tata Sons Limited under the name Tata AIG Life Insurance Company Limited. The AIA Group has a 26% equity interest in AIA India. As described on Tata’s internet web-site (www.tata.com), Tata companies operate in seven business sectors: communications and information technology, engineering, materials, services, energy, consumer products and chemicals. They are, by and large, based in India and have significant international operations. Tata Sons Limited was incorporated as a company in 1917. Tata Sons Limited is the promoter of all key Tata companies and holds the bulk of shareholding in these companies. The equity shares of Tata Sons Limited are not listed on any stock exchange and approximately two-thirds of the equity capital of Tata Sons Limited is held by philanthropic trusts endowed by members of the Tata family.
     Based on data classified and published by the Life Insurance Council, India, AIA India’s market share of total premiums generated by non-state-owned insurance companies was approximately 4.4% for the 12 months ended 31 March 2009. Based on data classified and published by the Life Insurance Council, AIA India’s market share of total premiums generated by all life insurance companies was approximately 1.2% for the 12 months ended 31 March 2009.
     While AIA India has developed a multi-channel distribution network, its agency force of approximately 148,100 agents as of 31 May 2010 contributes the majority of its sales production. AIA India has over 430 sales offices across 270 cities and towns in India as of 31 March 2010.
     AIA India is focused on the following key strategies:
•	calibrate growth in a changing financial services landscape and balancing scale, productivity, expenses and capital requirements;

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•	strengthen agency distribution and further expand its alternative distribution channels and products suite; and

•	continue the successful bancassurance relationship with United Bank of India while continuing to pursue additional bank partners in India.
INVESTMENTS
Overview
     The carrying value of our total investment portfolio was US$80 billion as of 31 May 2010, of which policyholder and shareholder investments (i.e., excluding Investment-linked Investments) (“Policyholder and Shareholder Investments”) represented 83% and investments related to investment-linked business (“Investment-linked Investments”) represented 17% of our total investment portfolio. Our investment management function is a key aspect of our business and can create significant value for our customers and shareholders. Our financial strength and ability to profitably underwrite insurance business depends significantly on the quality and performance of our investment portfolios. We invest the premiums and other income generated from our insurance business with an objective of meeting the future liabilities associated with the insurance products that we underwrite, as well as to generate a return for our business. Our success in investment management contributes to the competitiveness of our products, our financial strength and business reputation.
     Our culture of disciplined investing, active management of investments and risk management has enabled us to maintain financial stability through many varied business and economic cycles, including global economic downturns. We believe that we have considerable investment expertise in managing our portfolios across our geographical markets, and we utilise both a centralised investment management function in Hong Kong and local investment teams in our local operating units. During the period of significant volatility and uncertainty that affected the markets in the second half of calendar year 2008 and the beginning of calendar year 2009, we preserved our capital and the value of our investments by reducing our exposure to riskier assets and increasing our fixed income investment allocation and cash balances. We believe that the scale of our investment portfolio well positions us to pursue various asset allocation and investment strategies that aim at managing our portfolio prudently and taking measured risks to enhance our portfolio returns. This is reflected in our increased allocation to riskier assets, primarily equities, in our investment portfolios since the second quarter of FY 2009.
Our Investment Objectives and Processes
Policyholder and Shareholder Investments
     For our Policyholder and Shareholder Investments, our primary investment principle is to achieve optimal levels of risk-adjusted return for policyholders and shareholders over the long-term while: (i) preserving capital; (ii) maintaining adequate solvency and liquidity levels; (iii) remaining in line with our risk management and asset-liability management objectives; and (iv) ensuring full compliance with applicable regulations and internal policies. Our investment objective is to produce stable and consistent income and returns, mainly through investments in long duration fixed income instruments. We also invest a portion of our portfolio in other asset classes, such as public equities, private equities and real estate, to generate higher returns in line with our SAA (as defined below) guidelines.
     To meet these objectives, we have established a structured investment management framework consisting of the following elements: (i) a strategic asset allocation (“SAA”) framework designed to meet long-term liability requirements, along with five-year execution targets; (ii) a tactical asset allocation (“TAA”) overlay designed to reduce risk and/or benefit from market opportunities in the near

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term; and (iii) a combination of internal and external investment management for individual asset classes where appropriate to enhance investment performance and risk characteristics.
     The SAA framework sets our strategic asset allocation targets in the next five years, while the TAA defines a range around the SAA targets within which investment managers can operate to respond to market conditions. The SAA and TAA are designed with consideration given to liability characteristics, long-term investment return and risk expectations, capital market correlations and conditions, market supply assumptions, risk appetite defined by capital and solvency, regulatory and liquidity requirements at both an AIA Group and a local operating unit level, and an optimised risk-return profile through the use of a quantitative model with stress testing to ensure that our capital and solvency requirements are not compromised under adverse scenarios.
     SAA and TAA are designed with close collaboration among various functions, including investment, actuarial, capital and risk management, at both an AIA Group and a local operating unit level, and they are governed by our asset liability management committees or their equivalent.
     In addition, we set strategic duration targets for our major fixed income portfolios and, to the extent possible and practicable, lengthen the duration of our assets to better match that of our liabilities.
Investment-linked Investments
     Investment-linked products are insurance products where the surrender value of the policy is linked to the value of underlying investments (collective investment schemes, internal investment pools or other investment instruments). Investment return associated with the product is usually passed through to the policyholder.
     Our pension business predominantly consists of employer-sponsored defined-contribution arrangements. Employers use the AIA Group as their service provider and either select specific funds for investment or allow participating employees to choose their funds. Our pension business provides fund analysis, risk profiling and prevailing market condition outlooks from chosen third-party fund managers.
Investment Framework and Management
     We have established a comprehensive and integrated investment framework to ensure that the AIA Group’s investments are properly authorised, monitored and managed, and our investments are managed at both the AIA Group level and local operating unit level, with investment strategies tailored to the business needs of, and regulatory requirements applicable to, each of our local operating units.
     The Board has delegated investment review and approval authority to the AIA Group’s Investment Committee and to the investment committees of each of our local operating units. These investment committees and the AIA Group’s investment officers determine the AIA Group’s investment strategy, including the SAA target and TAA band for each of our local operating units, in conjunction with their responsibility of maintaining and monitoring the management of the assets included in Policyholder and Shareholder Investments. The setting of these SAA targets and TAA bands requires the approval of the asset-liability management committees of the relevant local operating units.
     At our local operating units, investment transactions are carried out by our investment teams in accordance with the investment objectives and the guidelines established by the SAA targets and TAA bands. The investment committee of each local operating unit reviews and, to the extent within its authority, approves investment transactions.

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     We manage our investment portfolios using a combination of internal and external managers selected based on established criteria and approved by the investment committee of our operating units. As of 31 May 2010, approximately 80% of our Policyholder and Shareholders Investments is managed internally, and approximately 20% is managed externally and approximately 17% of our Investment-linked Investments is managed internally and approximately 83% is managed externally. We plan to increase the proportion of assets that we manage internally to leverage our competence in managing Asian fixed income and equity securities. The use of external managers serves to complement this core competency and to meet the varying needs of our customers.
     Historically, AIGGIC was our primary investment manager for certain fixed income, equity and real estate investments, providing both back office and front office functions. On 29 March 2010, AIG announced that a portion of AIGGIC’s business had been sold to Bridge Partners, L.P., an affiliate of the Pacific Century Group. That business has been renamed PineBridge Investments Asia Limited. AIG retained certain portions of the AIGGIC business through its subsidiary, AIG Asset Management (Asia) Limited (“AIG-AMG”). Certain front and back office services will continue to be provided to the AIA Group by PineBridge and AIG-AMG going forward. PineBridge managed approximately 11% of our total investment portfolio as of 31 May 2010 relating to fixed income securities, public equities and private equities. AIG-AMG managed approximately 11% of our total investment portfolio as of 31 May 2010 primarily relating to non-Asian fixed income securities. For more information regarding our investment management arrangements with AIG-AMG, see the section headed “Connected Transactions — Investment Management Agreements with AIG’s asset management group” in this document.
     To ensure the quality of third-party funds underlying our investment-linked products, we have in place a set of quantitative and qualitative criteria that enables us to select as well as monitor the underlying investment fund on an ongoing basis. We put underperforming funds on a closely-monitored watch list and replace those that do not demonstrate clear signs of improvement.
     Our pension platform offers a wide range of funds managed by third parties where valuations are tied to the price of the unit of the underlying fund. The selection of asset management companies and their underlying funds is subject to a rigorous selection process and is reviewed in comparison to established benchmarks and relevant peer groups.
     We believe that the limited amount of impairment losses on our financial assets reflects our investment competence. For example, we had total available for sale debt securities of US$30,955 million, US$29,934 million, US$37,722 million and US$40,853 million as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively, and we recognised impairment losses of nil in FY 2007, US$142 million in FY 2008, US$67 million in FY 2009 (of which US$31 million was recognised in 1H 2009) and US$1 million in 1H 2010.
Our Investment Portfolio
Overview
     The AIA Group manages its financial investments in two distinct categories: Investment-linked Investments and Policyholder and Shareholder Investments. In general, the investment risk in respect of Investment-linked Investments is borne by holders of our investment-linked insurance products. Furthermore, investment-linked contract holders are responsible for allocation of their policy values among investment options offered by the AIA Group. Policyholder and Shareholder Investments include financial investments other than Investment-linked Investments. The investment risk in respect of Policyholder and Shareholder Investments is partially or wholly borne by the AIA Group. Policyholder and shareholder investments are not generally segregated from one another unless otherwise required by applicable laws, rules or regulations. The management of the different types of Policyholder and Shareholder Investments follows the same investment governance and process.

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     Our investment portfolio consists of two principal asset classes: (i) fixed income securities and (ii) equity securities and alternative investments. The following table sets forth the carrying value of our principal asset classes in our investment portfolio as of the dates indicated.

	As of 30 November 2007
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Fixed income securities	49,184	84	2,202	17	51,386
Equity securities and alternative investments	9,289	16	11,040	83	20,329

Total	58,473	100	13,242	100	71,715

	As of 30 November 2008
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Fixed income securities	46,845	93	2,691	32	49,536
Equity securities and alternative investments	3,282	7	5,682	68	8,964

Total	50,127	100	8,373	100	58,500

	As of 30 November 2009
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Fixed income securities	56,640	91	2,598	19	59,238
Equity securities and alternative investments	5,342	9	11,080	81	16,422

Total	61,982	100	13,678	100	75,660

	As of 31 May 2010
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Fixed income securities	60,051	90	2,562	19	62,613
Equity securities and alternative investments	6,536	10	11,105	81	17,641

Total	66,587	100	13,667	100	80,254

     We generally allocate a large proportion of our investment portfolio to fixed income securities, which represented 84%, 93% 91% and 90% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010 respectively. Equity securities and alternative investments, which accounted for 16%, 7%, 9%, and 10% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively, declined in FY 2008 primarily as a result of the AIA Group de-risking its investment portfolio in response to the global economic downturn and the AIG Events as well as the decline in fair value of AIG shares, which had a carrying value of US$2,520 million as of 30 November 2007. On 27 August 2010, all AIG shares in our investment portfolio were divested.

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Fixed Income Investment Portfolio
     Overview
     The following table sets forth the carrying value of the subcategories of our fixed income securities in our investment portfolio as of the dates indicated.

	As of 30 November 2007
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Debt securities:
Government bonds	15,811	27	286	2	16,097
Government agency bonds	6,862	12	164	1	7,026
Corporate bonds	18,210	31	1,020	8	19,230
Structured securities	2,033	4	18	—	2,051

Subtotal	42,916	74	1,488	11	44,404
Loans:
Policy loans	1,327	2	—	—	1,327
Mortgage loans on residential real estate	609	1	—	—	609
Mortgage loans on commercial real estate	112	—	—	—	112
Inter-company loans to fellow subsidiaries of AIG	1,589	3	—	—	1,589
Other loans	120	—	62	1	182
Allowance for loan losses	(15)	—	—	—	(15)

Subtotal	3,742	6	62	1	3,804
Term deposits	557	1	38	—	595
Cash and cash equivalents	1,969	3	614	5	2,583

Total fixed income securities	49,184	84	2,202	17	51,386

	As of 30 November 2008
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Debt securities:
Government bonds	14,663	29	261	3	14,924
Government agency bonds	7,295	14	220	3	7,515
Corporate bonds	17,956	36	971	12	18,927
Structured securities	942	2	15	—	957

Subtotal	40,856	81	1,467	18	42,323
Loans:
Policy loans	1,437	3	—	—	1,437
Mortgage loans on residential real estate	587	1	—	—	587
Mortgage loans on commercial real estate	105	—	—	—	105
Inter-company loans to fellow subsidiaries of AIG	29	—	—	—	29
Other loans	182	1	60	—	242
Allowance for loan losses	(7)	—	—	—	(7)

Subtotal	2,333	5	60	—	2,393
Term deposits	608	1	48	1	656
Cash and cash equivalents	3,048	6	1,116	13	4,164

Total fixed income securities	46,845	93	2,691	32	49,536

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	As of 30 November 2009
		% of Total
	Policyholder	Policyholder		% of Total
	and	and	Investment-	Investment-
	Shareholder	Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Debt securities:
Government bonds	17,690	28	280	2	17,970
Government agency bonds	7,641	12	256	2	7,897
Corporate bonds	24,147	39	1,170	9	25,317
Structured securities	997	2	20	—	1,017

Subtotal	50,475	81	1,726	13	52,201
Loans:
Policy loans	1,644	3	—	—	1,644
Mortgage loans on residential real estate	527	1	—	—	527
Mortgage loans on commercial real estate	48	—	—	—	48
Inter-company loans to fellow subsidiaries of AIG	87	—	—	—	87
Other loans	371	1	75	—	446
Allowance for loan losses	(12)	—	—	—	(12)

Subtotal	2,665	5	75	—	2,740
Term deposits	859	1	33	—	892
Cash and cash equivalents	2,641	4	764	6	3,405

Total fixed income securities	56,640	91	2,598	19	59,238

	As of 31 May 2010
		% of Total
	Policyholder	Policyholder		% of Total
	and	and	Investment-	Investment-
	Shareholder	Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Debt securities:
Government bonds	19,742	30	318	3	20,060
Government agency bonds	7,932	12	269	2	8,201
Corporate bonds	25,243	38	1,245	9	26,488
Structured securities	1,064	1	21	—	1,085

Subtotal	53,981	81	1,853	14	55,834
Loans:
Policy loans	1,670	2	—	—	1,670
Mortgage loans on residential real estate	476	1	—	—	476
Mortgage loans on commercial real estate	49	—	—	—	49
Inter-company loans to fellow subsidiaries of AIG	—	—	—	—	—
Other loans	508	1	46	—	554
Allowance for loan losses	(24)	—	—	—	(24)

Subtotal	2,679	4	46	—	2,725
Term deposits	804	1	28	—	832
Cash and cash equivalents	2,587	4	635	5	3,222

Total fixed income securities	60,051	90	2,562	19	62,613

     Debt securities constitute the largest asset class in our Policyholder and Shareholder Investments, representing 74%, 81%, 81% and 81% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. The remaining asset classes within the fixed income investments portion of our investment portfolio include loans, term deposits and cash and cash equivalents.

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     A large proportion of our investments in debt securities are in the form of government bonds and government agency bonds. Government agency bonds comprise bonds issued by government-sponsored institutions such as state owned enterprises, provincial and municipal authorities and supranational financial institutions, such as the Asian Development Bank. This allocation is driven primarily by asset-liability and capital management purposes as these assets tend to be capital efficient and provide longer maturities to enable us to better match our liability profiles. We maintain the principle of currency matching between assets and liabilities. We also hold a sizable portfolio of corporate bonds, comprising 31%, 36%, 39% and 38% of carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. Our corporate bond investments are selected from a global pool on a relative value basis, and primarily consist of investment grade issues. We believe these bonds generally offer yield enhancement over government bonds, while also providing duration matching for our liabilities.
     In conducting our credit risk assessment of potential investment opportunities, we use an internal risk rating system which is conceptually similar to systems used by external credit rating agencies, such as Moody’s and S&P.
     A portion of our investment in fixed income securities is composed of government agency bonds, corporate bonds and structured securities that are below investment grade or not rated by international credit rating agencies. These investments, and the rationales for our investments in such securities, principally consist of:
•	Government and government agency bonds whose ratings are capped by the sovereign debt rating ceiling issued by rating agencies and our internal rating system. These fixed income securities are held primarily for asset-liability management purposes in countries that are rated below investment grade;

•	Bonds and structured notes issued by issuers in local markets that do not seek credit ratings from international credit rating agencies. These fixed income securities are held for their credit spreads to enhance the yield of our portfolios;

•	Bonds that were rated investment grade at time of purchase but have been subsequently downgraded. We reassess our holding of such securities upon a downgrade; and

•	Certain below investment grade or non-rated emerging market bonds that offer yield enhancement opportunities.
     Below investment grade or non-rated securities typically carry risks. Complementing our investment framework described above in “— Investment Objectives and Process” and the tools used in connection with our investment process, such as our internal risk rating system, certain aspects of our risk management framework help us manage the risks associated with such investments. These measures include the involvement of our Credit Risk Committee and the policies and procedures described under “— Credit Risk” and “— Market Risk” in “— Risk Management” in this section.
     Government Bonds
     Government bonds constituted 27%, 29%, 29% and 30% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively.

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     The following tables show the breakdown of government bonds issued in local and foreign currency by country. In order to enhance investment returns and diversify our investment risk, we maintain a portfolio of foreign currency denominated government bonds from a diverse range of countries outside our geographical markets which are set forth below, including a small portfolio of emerging markets debt securities.

	As of 30 November 2007
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in their local currency
Singapore	AAA	1,846	14	51	24	1,897
Thailand	A	5,826	44	—	—	5,826
Philippines	BB	1,200	9	30	14	1,230
Malaysia	A	1,374	10	1	—	1,375
China	A	895	7	30	14	925
Indonesia	BB	514	4	86	40	600
Korea	A	1,399	10	16	8	1,415
Other		313	2	—	—	313

Total		13,367	100	214	100	13,581

	As of 30 November 2008
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in their local currency
Singapore	AAA	1,713	13	69	32	1,782
Thailand	A	6,377	50	—	—	6,377
Philippines	BB	862	7	12	5	874
Malaysia	A	1,482	12	3	1	1,485
China	A	967	7	70	32	1,037
Indonesia	BB	315	2	59	27	374
Korea	A	857	7	6	3	863
Other		244	2	—	—	244

Total		12,817	100	219	100	13,036

	As of 30 November 2009
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in their local currency
Singapore	AAA	2,255	15	70	33	2,325
Thailand	A	7,374	48	—	—	7,374
Philippines	BB	1,309	8	22	10	1,331
Malaysia	A	1,149	7	1	—	1,150
China	A	1,107	7	3	1	1,110
Indonesia	BB	494	3	115	54	609
Korea	A	1,539	10	4	2	1,543
Other		317	2	—	—	317

Total		15,544	100	215	100	15,759

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	As of 31 May 2010
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in their local currency
Singapore	AAA	2,305	13	77	32	2,382
Thailand	A	8,714	49	—	—	8,714
Philippines	BB	1,551	9	26	11	1,577
Malaysia	A	1,199	7	6	2	1,205
China	A	1,163	6	8	3	1,171
Indonesia	BB	571	3	121	50	692
Korea	A	1,873	11	6	2	1,879
Other		285	2	—	—	285

Total		17,661	100	244	100	17,905

	As of 30 November 2007
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in foreign currency
Mexico	BBB	168	7	—	—	168
South Africa	BBB	103	4	1	1	104
Philippines	BB	632	26	39	55	671
Malaysia	A	307	12	1	1	308
Indonesia	BB	360	15	17	24	377
Korea	A	365	15	1	1	366
China	A	53	2	1	1	54
Other		456	19	12	17	468

Total		2,444	100	72	100	2,516

	As of 30 November 2008
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in foreign currency
Mexico	BBB	167	9	3	7	170
South Africa	BBB	116	6	2	5	118
Philippines	BB	465	25	18	43	483
Malaysia	A	266	14	2	5	268
Indonesia	BB	252	14	5	12	257
Korea	A	67	4	2	5	69
China	A	59	3	2	5	61
Other		454	25	8	18	462

Total		1,846	100	42	100	1,888

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	As of 30 November 2009
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in foreign currency
Mexico	BBB	159	7	2	3	161
South Africa	BBB	166	8	2	3	168
Philippines	BB	761	36	46	71	807
Malaysia	A	88	4	1	2	89
Indonesia	BB	268	13	—	—	268
Korea	A	222	10	2	3	224
China	A	46	2	2	3	48
Other		436	20	10	15	446

Total		2,146	100	65	100	2,211

	As of 31 May 2010
		Policyholder
		and		Investment-
		Shareholder		linked
	Rating	Investments	%	Investments	%	Total
	(in US$ millions)
Government bonds — issued by governments in foreign currency
Mexico	BBB	162	8	2	3	164
South Africa	BBB	197	9	2	3	199
Philippines	BB	577	28	51	69	628
Malaysia	A	86	4	1	1	87
Indonesia	BB	276	13	2	3	278
Korea	A	257	12	4	5	261
China	A	31	2	2	3	33
Other		495	24	10	13	505

Total		2,081	100	74	100	2,155

     Government Agency Bonds
     Government agency bonds constituted 12%, 14%, 12% and 12% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. These securities are primarily issued by government-sponsored institutions largely in the geographical markets in which we operate.
     We use the following conventions for the country credit ratings in the government bonds table set forth above and the breakdowns by credit rating below of (i) government agency bonds, (ii) corporate bonds and (iii) structured securities. For ease of reference, we use S&P ratings where available. For securities where S&P ratings are not immediately available, we use Moody’s ratings as an alternative. Where S&P and Moody’s ratings are not readily available, our internal rating methodology is used. The following conventions have been adopted to conform the various ratings.

Reported as:	S&P	Moody’s	Internal Ratings
AAA	AAA	Aaa	1
AA	AA+ to AA-	Aa1 to Aa3-	2+ to 2-
A	A+ to A-	A1 to A3	3+ to 3-
BBB	BBB+ to BBB-	Baa1 to Baa3	4+ to 4-
Below investment grade	BB+ and below	Ba1 and below	5+ and below

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     The following tables show the breakdown of our government agency bond holdings by credit rating. 98%, 96%, 96% and 97% of total government agency bonds were rated BBB or higher as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. The credit ratings of government agency bonds are capped at the sovereign debt rating ceilings of the individual countries, some of which are rated below investment grade.

	As of 30 November 2007
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Government agency bonds:
AAA	1,336	20	31	19	1,367
AA	290	4	35	21	325
A	3,165	46	63	38	3,228
BBB	1,884	28	16	10	1,900
Below investment grade	85	1	3	2	88
Not rated	102	1	16	10	118

Total government agency bonds	6,862	100	164	100	7,026

	As of 30 November 2008
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Government agency bonds:
AAA	1,190	16	15	7	1,205
AA	395	5	65	30	460
A	3,069	42	100	45	3,169
BBB	2,377	33	6	3	2,383
Below investment grade	264	4	1	—	265
Not rated	—	—	33	15	33

Total government agency bonds	7,295	100	220	100	7,515

	As of 30 November 2009
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Government agency bonds:
AAA	1,236	16	64	25	1,300
AA	195	3	64	25	259
A	3,408	45	116	45	3,524
BBB	2,456	32	4	2	2,460
Below investment grade	346	4	—	—	346
Not rated	—	—	8	3	8

Total government agency bonds	7,641	100	256	100	7,897

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	As of 31 May 2010
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Government agency bonds:
AAA	1,239	16	56	21	1,295
AA	186	2	65	24	251
A	3,513	44	123	46	3,636
BBB	2,799	35	9	3	2,808
Below investment grade	195	3	—	—	195
Not rated	—	—	16	6	16

Total government agency bonds	7,932	100	269	100	8,201

     Corporate Bonds
     Corporate bonds constituted 31%, 36%, 39% and 38% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. In each of our geographical markets, our corporate bond investments include both local and foreign currency-denominated bonds. We invest in U.S. dollar-denominated bonds primarily to match the U.S. dollar-denominated liabilities of certain operating units, such as AIA Hong Kong, and to diversify the credit exposure of certain operating units’ investment portfolios, such as AIA Singapore and AIA Thailand, where the supply of corporate debt in the local geographical markets in which they operate is limited. AIA Singapore and AIA Thailand use currency swaps to hedge their U.S. dollar exposure into local currencies.
     Our corporate bond investments are diversified across markets, industries and issuers or obligors. During FY 2008, FY 2009 and 1H 2010, we recognised impairment losses of US$67 million, US$3 million and US$1 million, respectively, relating to bonds issued by Lehman Brothers. Sale of the defaulted bonds in 2009 resulted in recovery of US$19 million in FY 2009. As of 31 May 2010 the carrying value of these bonds was US$0.4 million based on relevant price quotes available from independent external price vendors.
     The table below shows the carrying value of our corporate bonds invested in various industries as of the dates indicated.

	As of 30 November						As of 31 May
	2007		2008		2009		2010
	Policyholder		Policyholder		Policyholder		Policyholder
	and		and		and		and
	Shareholder		Shareholder		Shareholder		Shareholder
	Investments	%	Investments	%	Investments	%	Investments	%
				(in US$ millions)
Banks	5,470	30	6,090	34	6,864	28	6,752	27
Oil and Gas	1,859	10	2,168	12	3,089	13	3,281	13
Telecommunications	2,496	14	1,730	10	2,293	9	2,465	10
Diversified Financial Services	1,950	11	1,601	9	2,079	9	2,399	9
Electricity Power and Gas	1,288	7	1,329	7	2,359	10	2,587	10
Conglomerates	635	3	696	4	924	4	928	4
Real Estate	514	3	556	3	760	3	775	3
Insurance	580	3	440	3	543	2	561	2
Transport Marine	407	2	358	2	612	3	667	3
Mining	149	1	232	1	257	1	276	1
Others	2,862	16	2,756	15	4,367	18	4,552	18

Total	18,210	100	17,956	100	24,147	100	25,243	100

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     The banking sector represented our largest sector exposure in our Policyholder and Shareholder Investments corporate bond portfolio as of 31 May 2010 which includes bank hybrid capital securities. Bank hybrid capital securities generally provide better credit spreads as compared to senior debt securities, and generally are expected to enhance returns of our investment portfolio. A significant proportion of our holdings consists of securities issued by Asia Pacific banks and international banks whose business is largely focused on Asia. “Others” consists of exposures to various industries with no single industry accounting for more than 2% of total corporate bond investments.
     The following tables show that 93%, 93%, 94% and 95% of total corporate bonds were rated BBB or higher as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively.
     The credit ratings of corporate bonds are also capped at the sovereign debt rating ceilings of the individual country, some of which are rated below investment grade.

	As of 30 November 2007
	Shareholder
	and		Investment-
	Policyholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Corporate bonds:
AAA	301	2	59	6	360
AA	3,496	19	281	28	3,777
A	8,096	44	292	28	8,388
BBB	5,064	28	200	20	5,264
Below investment grade	1,171	6	151	15	1,322
Not rated	82	1	37	3	119

Total corporate bonds	18,210	100	1,020	100	19,230

	As of 30 November 2008
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Corporate bonds:
AAA	225	1	78	8	303
AA	3,271	18	298	30	3,569
A	7,981	44	292	30	8,273
BBB	5,397	30	211	22	5,608
Below investment grade	997	6	45	5	1,042
Not rated	85	1	47	5	132

Total corporate bonds	17,956	100	971	100	18,927

	As of 30 November 2009
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Corporate bonds:
AAA	533	2	34	3	567
AA	3,233	13	253	22	3,486
A	11,297	47	454	39	11,751
BBB	7,730	32	198	17	7,928
Below investment grade	1,106	5	41	3	1,147
Not rated	248	1	190	16	438

Total corporate bonds	24,147	100	1,170	100	25,317

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	As of 31 May 2010
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Corporate bonds:
AAA	912	4	41	3	953
AA	3,134	12	282	23	3,416
A	11,794	47	501	40	12,295
BBB	8,043	32	236	19	8,279
Below investment grade	1,254	5	50	4	1,304
Not rated	106	—	135	11	241

Total corporate bonds	25,243	100	1,245	100	26,488

     Structured Securities
     Our fixed income investment asset class also includes structured securities, which consist of asset-backed securities, mortgage-backed securities and collateralised debt obligations, constituting 4%, 2%, 2% and 1% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. Structured securities issued by Asia Pacific entities represented 30%, 38%, 75% and 73% of the total carrying value of structured securities as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively.
     During FY 2008, FY 2009 and 1H 2010, we recognised impairment losses of US$52 million, US$9 million and nil, respectively, relating to collateralised debt obligations.
     The following tables show that 94%, 89%, 84% and 77% of our total structured securities were rated BBB or higher as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively.

	As of 30 November 2007
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Structured securities:
AAA	998	49	—	—	998
AA	268	13	—	—	268
A	440	22	—	—	440
BBB	220	11	3	17	223
Below investment grade	71	3	15	83	86
Not rated	36	2	—	—	36

Total structured securities	2,033	100	18	100	2,051

	As of 30 November 2008
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Structured securities:
AAA	479	51	—	—	479
AA	72	8	—	—	72
A	78	8	—	—	78
BBB	218	23	1	7	219
Below investment grade	95	10	14	93	109
Not rated	—	—	—	—	—

Total structured securities	942	100	15	100	957

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	As of 30 November 2009
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Structured securities:
AAA	29	3	—	—	29
AA	—	—	—	—	—
A	463	46	—	—	463
BBB	357	36	5	25	362
Below investment grade	143	14	15	75	158
Not rated	5	1	—	—	5

Total structured securities	997	100	20	100	1,017

	As of 31 May 2010
	Policyholder
	and		Investment-
	Shareholder		linked
	Investments	%	Investments	%	Total
	(in US$ millions)
Structured securities:
AAA	31	3	—	—	31
AA	—	—	—	—	—
A	442	41	—	—	442
BBB	357	34	6	29	363
Below investment grade	224	21	15	71	239
Not rated	10	1	—	—	10

Total structured securities	1,064	100	21	100	1,085

     Loans
     We extend loans to enhance yields on our fixed income investments asset class. Loans represented 6%, 5%, 5% and 4% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. These loans principally consisted of policy loans, mortgage loans on residential and commercial real estate and intercompany loans to subsidiaries of AIG. The decrease in loans in FY 2008 was primarily due to the pay down of intercompany loans to subsidiaries of AIG.
     We have lending policies that are based on a credit analysis process and underwriting guidelines that account for diverse factors, including market conditions, industry specific conditions, company cash flows and quality of collateral. We also have a monitoring programme in place whereby our credit teams review the status of the obligor on a regular basis to anticipate any credit issues. Policy loan amounts are restricted to the policy’s cash surrender values and, as a result, we are not exposed to credit risk on policy loans. The loss on residential mortgage loans and other loans was insignificant in each of FY 2007, FY 2008, FY 2009 and 1H 2010.
     Term Deposits and Cash and Cash Equivalents
     Our term deposits and cash and cash equivalents constituted 4%, 7%, 5% and 5% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. The increase in cash and cash equivalents in FY 2008 resulted from the AIA Group’s de-risking of its investment portfolio as well as liquidity management initiative by shifting to cash, our results of operations, as well as capital contributions from AIG.

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   Equity Securities and Alternative Investments
     We allocate a portion of our investments to equity securities and alternative investments for yield-enhancement and risk-return optimisation purposes. A significant proportion of our equity securities are held to match investment-linked products and products with participating features where investment returns are shared between AIA and policyholders. The asset allocation strategies used to match these products are generally consistent with the nature of the products.
     In certain other Policyholder and Shareholder Investment portfolios that back other products and shareholder funds, we invest in equity securities in order to enhance overall investment portfolio returns. These investments are subject to the SAA and TAA, which seeks to optimise risk and return on such portfolios.
     The following table sets forth the carrying value of the subcategories of our equity securities and alternative investments in our investment portfolio as of the date indicated.

	As of 30 November 2007
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Equity securities:
Private equities	191	—	—	—	191
Public equities	4,255	8	2,268	17	6,523

Ordinary shares(1)	4,446	8	2,268	17	6,714
Securities held by consolidated mutual funds managed by AIG	1,154	2	1,558	12	2,712

Interests in investment funds:
Private equity and alternative asset classes	288	1	—	—	288
Other	691	1	7,214	54	7,905

Subtotal	979	2	7,214	54	8,193

Shares in AIG	2,520	4	—	—	2,520

Equity securities-total	9,099	16	11,040	83	20,139

Investment property	190	0	—	—	190

Total equity securities and alternative investments	9,289	16	11,040	83	20,329

(1)	Other than shares in AIG.

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	As of 30 November 2008
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Equity securities:
Private equities	86	—	—	—	86
Public equities	1,619	4	1,211	14	2,830

Ordinary shares(1)	1,705	4	1,211	14	2,916
Securities held by consolidated mutual funds managed by AIG	728	2	805	10	1,533

Interests in investment funds:
Private equity and alternative asset classes	287	1	—	—	287
Other	258	—	3,666	44	3,924

Subtotal	545	1	3,666	44	4,211
Shares in AIG	87	—	—	—	87

Equity securities-total	3,065	7	5,682	68	8,747
Investment property	217	—	—	—	217

Total equity securities and alternative investments	3,282	7	5,682	68	8,964

(1)	Other than shares in AIG.

	As of 30 November 2009
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Equity securities:
Private equities	69	—	—	—	69
Public equities	3,624	6	2,738	20	6,362

Ordinary shares(1)	3,693	6	2,738	20	6,431
Securities held by consolidated investment funds	661	1	1,333	10	1,994

Interests in investment funds:
Private equity and alternative asset classes	151	—	—	—	151
Other	531	1	7,009	51	7,540

Subtotal	682	1	7,009	51	7,691
AIG shares	62	—	—	—	62

Subtotal	5,098	8	11,080	81	16,178
Investment property	244	1	—	—	244

Total equity securities and alternative investments	5,342	9	11,080	81	16,422

(1)	Other than shares in AIG.

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	As of 31 May 2010
	Policyholder	% of Total		% of Total
	and	Policyholder	Investment-	Investment-
	Shareholder	and Shareholder	linked	linked
	Investments	Investments	Investments	Investments	Total
	(in US$ millions)
Equity securities:
Private equities	85	—	—	—	85
Public equities	4,332	7	2,914	21	7,246

Ordinary shares(1)	4,417	7	2,914	21	7,331
Securities held by consolidated investment funds	691	1	1,238	9	1,929

Interests in investment funds:
Private equity and alternative asset classes	138	—	—	—	138
Other	966	2	6,953	51	7,919

Subtotal	1,104	2	6,953	51	8,057
AIG shares	77	—	—	—	77

Subtotal	6,289	10	11,105	81	17,394
Investment property	247	—	—	—	247

Total equity securities and alternative investments	6,536	10	11,105	81	17,641

(1)	Other than shares in AIG.
     Our equities and alternative investment portfolio includes investments in public equities, private equities and investment funds that may invest in private equities and other alternative asset classes, and investment properties. Our equities and alternative investment portfolio represented 16%, 7%, 9% and 10% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. The significant decrease in equities in FY 2008 was mainly due to the implementation of the de-risking strategy and the reduction in the carrying value of AIG shares.
     Our portfolio of private equities is relatively small, constituting 0.2%, 0.2%, 0.1% and 0.1% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. We have made investments in private equity in high growth economies, such as China and India, and diverse sectors, including manufacturing, services, retail and infrastructure.
     Our investment funds portfolio represented 2%, 1%, 1% and 2% of the carrying value of total Policyholder and Shareholder Investments as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively. We own a portfolio of investment properties used strictly for investment purposes. We also own real estate for operational use but these are not reflected in our investment portfolio. Our investment property portfolio had a net book value of US$190 million, US$217 million, US$244 million and US$247 million as of 30 November 2007, 2008 and 2009 and 31 May 2010, respectively, excluding the carrying value of operating leases of leasehold land relating to long-term leaseholds. For more information, see the Accountant’s Report set forth in Appendix I to this document and the property valuation report set forth in Appendix IV to this document.
Securities Lending
     AIA-B, AIA Hong Kong and AIA Brunei began participating in AIG’s global securities lending programme in 2002 to enhance portfolio return. AIG Global Securities Lending (Ireland) Ltd acted as an agent for AIG subsidiaries in this programme. The operating units that participated in the

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programme lent AIA Group assets from their Policyholder and Shareholder Investments in exchange for cash as collateral from the borrowers of the assets. The cash collateral was then used to reinvest generally in securities which were rated as investment grade at the date of purchase. Due to the deterioration of market conditions and liquidity issues in the securities lending programme at AIG, we began to restructure and wind down our participation in this programme and, as of 31 May 2010, we no longer participated in this programme.
RISK MANAGEMENT
Overview
     Risk management is fundamental to the AIA Group’s business and its long-term growth. Our risk management framework is managed by a dedicated enterprise risk management team with an established risk management committee structure and risk control procedures across both an AIA Group level and a local operating unit level. Our risk management framework seeks to deliver:
•	a consolidated risk oversight structure;

•	enhanced reporting lines for functional aspects of enterprise risk management;

•	strengthened risk management capabilities at our local operating units;

•	promotion of effective oversight and internal controls; and

•	effective allocation of resources.
     This framework enables us to provide holistic oversight of our risk management, formulate risk management strategies on a collective basis, provide a platform for our management to determine our risk appetite, prioritise risk management deliverables and resources to support the business objectives of the AIA Group and drive management accountability and organisational behaviour to maximise risk-adjusted returns.

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Our Risk Management Framework
     Our day-to-day enterprise risk management team consists of a group of risk professionals that focus on integrated risk management and oversight at the AIA Group level and another group of risk professionals that focus on risk management matters at our local operating units. These risk professionals report, through our head of enterprise risk management, to our group chief risk officer. Our enterprise risk management team also provides support to various risk management committees and maintains risk management policies and control procedures at both an AIA Group level and a local operating unit level. The chart below outlines AIA Group’s primary risk management committees as of the Latest Practicable Date.
     Our primary risk management committee is the AIA Group risk management committee (the “Risk Management Committee”). This committee of AIA Group management oversees four principal supporting subcommittees: the asset-liability management committee (the “ALM Committee”); the operational risk management committee (the “ORM Committee”); the product risk management committee (the “PRM Committee”); and the catastrophic and emerging risk committee (the “CERC Committee”). Complementing these principal risk management committees is our transaction review committee (the “TR Committee”).
     In addition to the AIA Group level risk management committees outlined above, each of our local operating units has its own local risk management framework that is consistent with the regional AIA Group level risk management framework. Operating units in our larger markets, including those in each of our Key Geographical Markets, have their own local risk management committees overseeing local asset-liability management subcommittees, operational risk management subcommittees and product risk management subcommittees. Some of our operating units in our smaller markets do not require dedicated subcommittees and so have a single risk management committee. The local risk management committees and subcommittees report to the respective AIA Group level risk management committees and operate similarly to the comparable regional AIA Group committees described below, but their scope and operations are appropriately tailored to their particular geographical market. Risk management processes are managed within a framework defined by policies and control procedures that are transparent and consistent throughout the AIA Group.
     Each of our committees, both at the AIA Group level and local operating unit level, meets every two months as well as on an as-needed basis.

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Risk Management Committee
     The Risk Management Committee is our primary risk management body and focuses on managing the AIA Group’s overall risk exposure and overseeing our four principal subcommittees described below. The Risk Management Committee reports directly to the Board Risk Committee and the AIA Group Executive Committee.
     The committee has nine members of AIA Group management and includes our group chief executive officer, group chief financial officer, group chief actuary, group chief investment officer, group chief administrative officer, group chief risk officer, group chief compliance officer, group general counsel and a member with product development, legal and compliance and enterprise risk management expertise.
ALM Committee
     The ALM Committee focuses on asset-liability management exposure, major asset-liability proposals, solvency and capital management, strategic asset allocation, credit risk management, market risk management, financial mitigation programmes and reinsurance strategies. The objective of our asset-liability management is to manage the risk exposures of our assets and our liabilities and to ensure that our obligations arising from our liabilities are met. We identify material asset-liability management risks through regular stress-testing of our portfolio. We seek to measure the level of our risk exposures and assess the anticipated rewards and costs (e.g., on capital) associated with the particular risk exposure. Risk exposures are monitored and reported on regularly within the AIA Group’s and local operating units’ risk management structure. We also seek to formulate and implement appropriate risk control and mitigation plans and routinely review asset-liability management strategies. One aim of our asset-liability management is to focus on managing our assets with our liabilities on the basis of duration. Due to the wide spectrum of financial risk issues managed through the ALM Committee, we have established three sub-committees to assist the ALM Committee in providing oversight to achieve effective financial risk management: the Capital Management Committee, the Derivatives Committee and the Credit Risk Committee.
     The committee has ten members, including our group chief actuary, group chief investment officer and members with finance, actuarial, investment, treasury, enterprise risk management and market risk management experience.
Capital Management Committee
     The Capital Management Committee assists the ALM Committee in managing the capital and liquidity needs of the AIA Group. The Capital Management Committee is responsible for strategic capital and solvency management, stress testing and capital budgeting. The AIA Group’s capital management function is managed out of our regional AIA Group office located in Hong Kong, and we also have professionals familiar with our capital management function in each of the geographical markets in which we operate.
Derivatives Committee
     The Derivatives Committee supports the ALM Committee by helping to oversee and monitor the use of derivative instruments by the AIA Group. The Derivatives Committee develops policies and procedures regarding the use of derivatives by the AIA Group and monitors the personnel, processes and systems utilised in conducting derivatives activities. The Derivatives Committee is also responsible for reviewing derivatives transaction documentation and overseeing the execution of derivatives transactions, including ensuring that counterparties fall within AIA Group credit risk and related guidelines. Furthermore, the Derivatives Committee is responsible for measuring and monitoring the effectiveness of hedging through the use of derivatives, ensuring proper accounting of derivatives and reporting on derivatives, including, when appropriate, regulatory reporting.

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Credit Risk Committee
     The Credit Risk Committee is a credit oversight committee responsible for determining credit policy and monitoring credit risk undertaken by the AIA Group. The Credit Risk Committee is responsible for developing the AIA Group’s credit risk framework, assisting the ALM Committee with determining acceptable credit risk tolerances for the AIA Group and ensuring that overall credit risks are managed within the AIA Group’s risk appetite.
ORM Committee
     The purpose of the ORM Committee is to provide oversight of the operational risk management activities within the AIA Group and ensure the related operational risk management policies and programmes are implemented appropriately and consistently within our local operating units. The ORM Committee is responsible for establishing priorities and coordination across the AIA Group’s functional operational risk management activities, monitoring operational risk exposures and the status of action plans, developing guidelines for reporting on key operational risks, key risk indicators and risk event data capture. The ORM Committee is also responsible for the review and monitoring of the most significant operational deficiencies identified by the AIA Group’s internal audit and compliance functions or through self-assessments to ensure appropriate management focus is being directed toward risk mitigation activities and the successful implementation of remediation measures. Management reports are created every two months by the ORM Committee to share information and to aggregate key risks for senior management.
     The committee has nine members, including our group chief administration officer, group chief human resources officer and members with human resources, information technology, finance, legal, operations, compliance, investment operations and enterprise risk management experience.
PRM Committee
     The PRM Committee focuses on the pricing of insurance product risks, the risk exposure of existing and new products and guidance for internal controls to manage product risks. The objective of the PRM Committee is to provide oversight of the product risk management activities within the AIA Group and ensure the related product risk management policies and programmes are implemented appropriately and consistently. The PRM Committee reviews and approves product pricing policies and guidelines, monitors products risks and develops product approval authority limits.
     The committee has five members, including our group chief actuary and members with actuarial, product management, investment and enterprise risk management experience.
CERC Committee
     The CERC Committee provides oversight and guidance with respect to catastrophic and emerging risks and their potential impact to the AIA Group. These risks include financial, operational and insurance related risks, and the CERC Committee is responsible for catastrophic and emerging risk assessments and related risk mitigation initiatives.
     The CERC Committee has seven members, including our group chief underwriter and members with actuarial, product management, investment and enterprise risk management experience.
TR Committee
     The TR Committee complements our risk management structure and plays an important role in our due diligence of certain business transactions. The TR Committee reviews our products and transactions with a business partner or among members of the AIA Group that may expose us to

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heightened legal, regulatory, accounting or reputational risk. These business partners may include our customers, brokers, employees, agents, government officials, consultants, financial advisers or other parties, and these transactions may include those related to certain of our products, distribution strategies, reinsurance programmes, mergers and acquisitions activity, investments and financing arrangements. The TR Committee is responsible for the effective review of all risks associated with the products or transactions presented to it, and it consults with, if appropriate, outside experts regarding legal, accounting, regulatory or related issues. The TR Committee is based in our regional AIA Group office in Hong Kong.
     The committee has six members, including our group chief financial officer, group chief risk officer, group chief compliance officer and group general counsel.
Our Principal Risk Exposures
Insurance Risk
     We consider life insurance risk to be a combination of the following component risks: (i) inadequate or inappropriate product design; (ii) inappropriate underwriting or pricing of policies; (iii) lapse risk; and (iv) variability of claims experience. We manage our exposure to insurance risk in many ways. We have significant underwriting and actuarial personnel resources and have implemented well-defined underwriting and actuarial guidelines and practices. We have accumulated a substantial volume of experience and data which assists in the evaluation, pricing and underwriting of our products. In addition, we have dedicated resources in our comprehensive risk management framework, such as our PRM Committee, to limit insurance risk. Our insurance risk exposure is also considered when our ALM Committee reviews our SAA Plan and asset-liability management strategy.
     Product Design Risk
     Product design risk refers to potential defects in the development of a particular insurance product. Our product development process is overseen by our PRM Committee, which provides direction on pricing guidelines, as well as a separate committee, the product development committee. We seek to manage this risk by completing pre-launch reviews of a new product by regional AIA Group and local operating unit functional departments, including product development and approval, actuarial, legal and underwriting. These departments have substantial experience and have developed significant expertise in identifying potential flaws in product development that could expose the AIA Group to risks that are not aligned with our risk appetite. We closely monitor the performance of our new products and focus on actively managing each part of the actuarial control cycle to minimise risk in both in-force and new products.
     Pricing and Underwriting Risk
     Pricing and underwriting risk refer to the possibility of product related income being inadequate to support future obligations arising from a product. We seek to manage pricing and underwriting risk by adhering to regional AIA Group underwriting guidelines. Each of our local operating units maintains a team of professional underwriters who review and select risks that are consistent with the risk appetite and underwriting strategy of the AIA Group. A second layer of underwriting review is conducted at the regional AIA Group for complex and large risks.
     In certain circumstances, such as when we enter new lines of business, product or markets and do not have sufficient experience data, we make use of reinsurance to obtain product pricing expertise. The use of reinsurance subjects us to the risk that our reinsurers become insolvent or fail to make any payment when due to us. The ALM Committee oversees our reinsurance strategies, and we engage in limited outward reinsurance. Our premiums ceded to third-party reinsurers (i.e., neither AIA Group nor AIA Group members) in FY 2009 was US$316 million. Our reinsurance partners are also highly rated: our top five third-party reinsurers, who collectively accounted for 93% of our external

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reinsurance premiums in FY 2009, are all rated A+ or above by S&P as of the Latest Practicable Date. See “— Operations — Reinsurance” in this section.
     Claims Risk
     Claims risk refers to the possibility that the frequency or severity of claims arising from insurance products exceed the levels assumed when the products were priced. We seek to mitigate claims risk by conducting regular experience studies, including reviews of mortality and morbidity experience, reviewing internal and external data and considering the impact of such information on reinsurance needs and product design and pricing. We also seek to mitigate claims risk by adhering to the underwriting and claims management policies and procedures described in “— Underwriting and New Business” and “— Claims Management” in this section.
     Claims risk also includes risk related to the possibility of significant financial losses arising from a lack of diversification, either geographical or by product type, of the risk insured by the AIA Group. We have a broad geographical footprint across the Asia Pacific region, providing a natural diversification of geographic concentrations of claims and other risks. Our broad product offering and in-force product portfolio also reduces our exposure to risks associated with claims concentration risk. In addition, we use catastrophe insurance to help minimise concentration risk.
     Lapse Risk
     Lapse risk refers to the possibility of actual lapse experience that diverges from the anticipated experience we assumed when products were priced as well as financial loss due to early termination of policies or contracts where the acquisition cost incurred may not be recoverable from future revenue. We carry out regular studies of persistency experience and the results are assimilated into new and in-force product management. In addition, many of our products include surrender charges that entitle us to additional fees upon early termination by policyholders, thereby reducing our exposure to lapse risk.
     Concentration of Insurance Risk
     Concentration of insurance risk refers to the possibility of significant financial losses arising from a lack of diversification, either geographical or by product type, of the AIA Group’s portfolio. Certain events, such as viral pandemics, may give rise to higher levels of mortality or morbidity experience and exhibit geographical concentrations. The AIA Group has a broad geographical footprint across the Asia Pacific region and its results are not substantially dependent upon any one geographical market. This breadth provides a natural diversification of geographic concentrations of insurance and other risks (such as political risks). However, given the AIA Group’s exposure to Asia, it may be relatively more exposed to pandemics localised in Asia than insurance groups with a world-wide presence.
     The AIA Group has a range of product offerings, which vary in the extent and nature of risk coverage and thereby reduce exposures to concentrations of mortality or morbidity risk. As a result of the AIA Group’s history and scale, a substantial volume of experience data has been accumulated, which assists in evaluation and pricing of insurance risk. The AIA Group’s capital position combined with its broad product portfolio are factors in management’s decision to retain (rather than reinsure) a high proportion of its written insurance risks. Concentrations of risk are managed within each geographical market through the monitoring of product sales and size of the in-force business by product group. Actuarial analyses are also performed to establish the impact of changes in mortality and morbidity experience for use in financial reporting, pricing and the AIA Group’s assessment of reinsurance needs.

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Credit Risk
     Credit risk arises from the possibility of financial loss arising from default by borrowers and transactional counterparties and the decrease in value of financial instruments due to deterioration in credit quality. The key areas where we are exposed to credit risk include repayment risk in respect of cash and cash equivalents, investments in debt securities, loans and receivables (including insurance receivables) and reinsurance receivables.
     Our approach to managing credit risk is a bottom-up process based on fundamental research. We maintain a team of credit analysts to analyse each obligor’s financial and competitive position. The process typically includes a review of macroeconomic outlooks, industry trends and financial information, an analysis of issuer credit fundamentals, dialogue with issuers, third-party checks and on-going monitoring of fixed income and equity values. Internal credit ratings and credit limits are reviewed and approved by our credit risk management group on a regular basis. Each analyst is responsible for reviewing and revising internal ratings of his or her portfolio of assigned credits.
Market Risk
     Market risk arises from the possibility of financial loss caused by changes in financial instruments’ fair values or future cash flows due to fluctuations in key variables, including interest rates, foreign exchange rates, equity market prices and real estate property market prices. We manage our market risk exposure in a variety of ways. Our ALM Committee oversees activities to evaluate market risk exposure and considers each component of market risk when formulating our SAA. AIA Group enterprise risk management uses various quantitative models to assess market risks. These models include sensitivity analyses, value-at-risk models and stress test scenarios, which are common tools in the investment and insurance industries. We routinely conduct various sensitivity analyses on our fixed income and equity portfolios in an effort to estimate our exposure to broad movements in interest rates or equity indices. We also conduct stress test scenarios that are used by the Capital Management Committee to monitor compliance with internal targets for solvency and capital risk appetite and target credit ratings.
     Interest Rate Risk
     Our exposure to interest rate risk predominantly arises from investments in long-term fixed income debt securities, which are exposed to fluctuations in interest rates.
     We manage our interest rate risk primarily by investing in fixed income assets in the same currencies as those of our liabilities, as well as investing in financial instruments with tenors that broadly match the duration of our liabilities. We also consider the effect of interest rate risk in our overall product strategy.
     Foreign Exchange Rate Risk
     At the AIA Group level, foreign exchange rate risk arises mainly from our operations in multiple geographical markets in the Asia Pacific region and the translation of multiple currencies to U.S. dollars for financial reporting purposes.
     On a local operating unit level, to the extent possible and appropriate, we have invested in assets denominated in currencies that match the relevant liabilities to avoid currency mismatches. In certain portfolios we hold investments in currencies that are different from the underlying liabilities in order to achieve yield as well as diversification benefits. We hedge the related foreign exchange risk through derivatives such as swaps, futures and forwards.

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     Equity Risk
     Equity price risk arises from changes in the market value of equity securities and equity funds. Equity securities form a small portion of our investment portfolio and SAA, and therefore we have relatively limited exposure to equity risk.
     Property Price Risk
     Property price risk arises from our interests in real estate assets which form a part of our investment portfolios and are subject to increases or decreases in market value. Our real estate investment sub-committee reviews and oversees all major real estate investment activity. Real estate assets form a small portion of our investment portfolio and SAA, and as a result, we have relatively limited exposure to property price risk.
Liquidity Risk
     Liquidity risk primarily refers to the possibility that we have insufficient cash available to meet our payment obligations to counterparties as they become due. We are subject to liquidity risk on insurance products that permit surrender, withdrawal or other forms of early termination for a cash surrender value.
     We seek to manage liquidity risk by emphasising flexible insurance product design and by matching, to the extent possible and appropriate, the duration of our investment assets with the duration of our insurance policies. Most of our assets are in the form of marketable securities, which we can typically convert to cash quickly should we have unexpected cash payment obligations arise. We develop cash flow forecasts and maturity gap analyses to quantify and monitor liquidity needs to minimise the risk that unexpected cash obligations arise.
     For a detailed liquidity risk analysis, see note 37 to the Accountant’s Report set forth in Appendix I to this document.
Operational Risk
     Operational risk is the risk of direct or indirect loss resulting from inadequate or failed internal processes, personnel and systems or from external events.
     The primary tool to manage operational risk is risk and control self-assessment. The objective of risk and control self-assessment is to identify, evaluate, measure and monitor operational risks. This assessment is performed by each member of the AIA Group and is subject to oversight by each local business units’ operational risk management subcommittees and the ORM Committee. Other tools utilised to manage operational risks are risk event data capture and analysis and key risk indicators. The ORM Committee and other operational risk management personnel share lessons learned as a result of operational incidents and losses, fraud and internal audit reporting issues with all local operating units to increase overall AIA Group risk awareness and proactively strengthen our control environment.
     The ORM Committee and operational risk management personnel provide guidance, training and assistance to our local operating units in implementing risk management programmes and ongoing risk management.
COMPETITION
External competition
     The competitive landscape across the Asia Pacific region differs widely by geographical market. Leading market participants are primarily either subsidiaries of large global life insurers or local

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domestic (including state-owned) entities. Subsidiaries of European and North American life insurance groups that operate in the Asia Pacific region tend to operate in all or nearly all of the major markets in the Asia Pacific region, and some currently have top 10 market shares in a few major markets. Almost all local domestic life insurers in the Asia Pacific region remain focused on their home market. Developed and liberalised markets such as Hong Kong and Singapore are dominated by subsidiaries and branches of foreign life insurance groups. In certain countries with continued foreign ownership restrictions (such as the PRC and Malaysia), the life insurance market is dominated by local domestic insurers or by joint venture entities with a local conglomerate. Our key competitors in the Asia Pacific region include Allianz, Aviva, AXA Asia Pacific, ING, Manulife and Prudential. Other competitors relevant in one or two of our Key Geographical Markets include HSBC Life in Hong Kong, Korea Life, Kyobo Life and Samsung Life in Korea, Thai Life in Thailand, Great Eastern in Singapore and Malaysia, and China Life, China Pacific and Ping An in China.
     We expect that competition in the Asia Pacific region may increase if markets deregulate, allowing increased foreign competition as global life insurance groups expand their presence in the Asia Pacific region and local domestic insurers diversify their operations outside of their home markets.
Competition with AIG Group Companies and Affiliates
     The AIA Group and the AIG Group have not made any undertakings to each other that would require them or any of their respective affiliates to not compete with each other. Therefore, neither the AIA Group nor the AIG Group is restricted from establishing competing businesses in the geographical markets in which the other operates.
     Historically, we have not been subject to material competitive pressure from AIG Insurance Affiliates, and no AIG Insurance Affiliate has focused on life insurance business in our geographical markets except for Nan Shan. Nan Shan competes with AIA Taiwan in Taiwan, particularly with respect to group insurance and mortgage insurance products, and could seek to enter our other geographical markets in the future.
     While the two businesses currently do compete in Taiwan, Nan Shan has a significantly larger scale of operations than AIA Taiwan. Based on data published by the Taiwan Insurance Institute, Nan Shan had approximately NT$257.0 billion (US$8.1 billion), NT$219.0 billion (US$6.9 billion) and NT$205.9 billion (US$6.5 billion) of total premiums in 2007, 2008 and 2009, respectively. According to the same source, these amounts represent market shares of total premiums in the Taiwan life insurance market of approximately 13.7% (the second position in the market), 11.4% (the third position in the market) and 10.3% (the third position in the market) in 2007, 2008 and 2009, respectively. In comparison, based on data from the same source, AIA Taiwan had approximately NT$4.9 billion (US$154.5 million), NT$5.1 billion (US$160.8 million) and NT$5.0 billion (US$158.0 million) of total premiums in 2007, 2008 and 2009, respectively. These amounts represent market shares of total premiums in the Taiwan life insurance market of approximately 0.3%, 0.3% and 0.3% in 2007, 2008 and 2009, respectively, and (ii) approximately 1.4%, 1.3% and 1.4% of our TWPI in FY 2007, FY 2008 and FY 2009, respectively. Based on publicly-available information, Nan Shan had net income of approximately NT$12,759 million in 2007 and NT$10,571 million in 2009, and a net loss of approximately NT$46,667 million and NT$12,742 million in 2008 and the first half of 2010. Based on publicly-available information, AIA Taiwan had net income of approximately NT$57 million in 2007 and a net loss of NT$126 million, NT$46 million and NT$36 million in 2008, 2009 and the first half of 2010, respectively. In this paragraph, amounts denominated in New Taiwan dollars have been translated to U.S. dollars at a rate of NT$31.75:US$1.00.
     Nan Shan and AIA Taiwan also operate different business models. For example, Nan Shan and AIA Taiwan utilise different distribution channels. Agency is a substantial component of Nan Shan’s distribution channels while AIA Taiwan relies on direct marketing and bancassurance distribution channels. In addition, Nan Shan offers a broader range of insurance products in Taiwan than AIA Taiwan. Based on Nan Shan’s market position, the significant scale of the operations of Nan Shan as

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compared to AIA Taiwan (which has not been significant compared to the AIA Group as a whole during the Track Record Period), and the different business models that Nan Shan and AIA Taiwan have, we believe that there is limited competition between Nan Shan and AIA Taiwan.
     Nan Shan has historically operated, to a significant degree, independently from the AIA Group. Following a careful review, AIG determined that it was in the best interests of both the AIA Group and Nan Shan for Nan Shan not to be included in the AIA Group as part of its Reorganisation. AIG entered into a share purchase agreement, dated as of 13 October 2009, as amended from time to time, to sell AIG’s interest in Nan Shan, representing approximately 97.57% of the outstanding shares in Nan Shan to a consortium led by Primus. The share purchase agreement was terminated on 20 September 2010. AIG is currently reviewing various options and alternatives with respect to its Nan Shan business.
     Except as disclosed in the paragraph immediately above, as of the Latest Practicable Date, neither AIG nor the AIA Group is aware of any definitive plans of any AIG Insurance Affiliate to sell life insurance products in any of the AIA Group’s geographical markets. For these reasons (among others), none of the AIG Insurance Affiliates were included in the AIA Group as part of our Reorganisation, and there is currently no intention to include the AIG Insurance Affiliates in the AIA Group in the future. It is possible that certain AIG Insurance Affiliates may seek to offer life insurance products in some of our geographical markets in the future and compete with our life insurance business. In particular, AIG Star and AIG Edison have a significant presence in Japan, provide a range of insurance and savings products similar to our own and could seek to enter one of our geographical markets. On 30 September 2010, AIG announced a definitive agreement to sell AIG Star and AIG Edison to Prudential Financial, Inc., for a total purchase price of $4.8 billion, comprising $4.2 billion in cash and $0.6 billion in the assumption of third-party debt. The transaction is subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals, and so there can be no assurance that the transaction will close. Prudential Financial, Inc., a financial services company with operations in the United States, Asia, Europe and Latin America, is not affiliated with Prudential plc. Similarly, ALICO has a significant presence in Japan and, on 7 March 2010, AIG entered into a definitive agreement with MetLife, Inc. for the sale of ALICO and Delaware American Life Insurance Company by AIG to MetLife, Inc. for approximately US$15.5 billion. The transaction is expected to close in the fourth quarter of 2010. However, the transaction is subject to customary closing conditions and so there can be no assurance that the transaction will close on schedule or at all. Following the closing of these transactions, ALICO, AIG Star and AIG Edison will cease to be members of the AIA Group and it is possible that they could seek to offer life insurance products in some of our geographical markets in the future and compete with our life insurance business.
     In some of our geographical markets, we hold licences that permit us to offer general insurance products. Our general insurance business makes up a relatively small portion of our business. Our net premiums earned from our general insurance business (which includes certain A&H, motor vehicle damage and liability and property damage and general liability lines) were US$23 million, US$25 million, US$26 million and US$15 million in FY 2007, FY 2008, FY 2009 and 1H 2010, respectively. Based on the relatively small size of this business, we believe that the extent of competition between the AIA Group and the AIG Insurance Affiliates is not material to our business. If we were to seek to expand our offering of general insurance products in these or other geographical markets, we may encounter competitive pressure from AIG Insurance Affiliates that offer general insurance business in these markets. In addition, in some of our markets A&H insurance products are sold both by life insurance companies (both on a standalone basis and as riders) and general insurance companies (on a standalone basis only). Accordingly, we may be subject to competitive pressure from AIG Insurance Affiliates relating to the sale of A&H insurance products. In particular, Chartis currently offers a wide range of general insurance products for individuals, small businesses and multinational companies in many of our geographical markets, and their product offering includes A&H insurance and employee benefits products. See the section headed “Risk Factors — Risk Relating to Our Relationship With the AIG Group — We may face competition from the AIG Group” in this document.

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     Mr. Edmund Tse, a non-executive Director of the Company, is also the Chairman of Nan Shan which competes with AIA Taiwan in Taiwan and could seek to enter one or more of our other geographical markets in the future. Notwithstanding his position in Nan Shan, Mr. Edmund Tse does not have any beneficial interest in any shares in Nan Shan and serves only as the Chairman of Nan Shan.
     Mr. Jeffrey Hurd, a non-executive Director of the Company, is an employee of AIG, a director of AIG Life Holdings (US), Inc. and Senior Vice President of AIG. AIG Life Holdings (US), Inc., a subsidiary of AIG, is a holding company and the parent company of the American general life insurance companies which carry on the business of life insurance and retirement services to commercial, institutional, and individual customers in the U.S. To the extent that the subsidiaries of AIG Life Holdings (US), Inc. seek to enter any one of our geographical markets in the future, they may compete with the AIA Group in such geographical markets. Mr. Hurd receives AIG stock as part of his compensation for serving as an executive officer of AIG Group, but notwithstanding his position in AIG Life Holdings (US), Inc., he does not have any direct equity interest in AIG Life Holdings (US) Inc.
     Mr. Jay Wintrob, a non-executive Director of the Company, is an employee of AIG, Executive Vice President of AIG, President and Chief Executive Officer of SunAmerica Financial Group. Mr. Wintrob is the senior executive officer of AIG with management responsibility in respect of the life insurance and retirement services business of AIG Group, including those carried on by SunAmerica Financial Group, AIG Star Life Insurance Co. and AIG Edison Life Insurance Co. He serves as an officer and/or director of a number of the AIG subsidiaries involved in these businesses. The SunAmerica Financial Group is currently licensed to carry on the business of life insurance and retirement services in the U.S. only while AIG Star Life Insurance Co. and AIG Edison Life Insurance Co., carry on the business of life insurance and retirement services only in Japan. To the extent that the SunAmerica Financial Group, AIG Star Life Insurance Co. and AIG Edison Life Insurance Co., and their respective subsidiaries seek to enter any one of our geographical markets in the future, they may compete with the AIA Group in such geographical markets. Mr. Wintrob receives AIG stock as part of his compensation for serving as an executive officer of AIG Group but notwithstanding his role in the business of the SunAmerica Financial Group, AIG Star Life Insurance Co. and AIG Edison Life Insurance Co., he does not have any direct equity interest in the SunAmerica Financial Group, AIG Star Life Insurance Co. and AIG Edison Life Insurance Co., or their respective subsidiaries.
     The Articles require that a Director (including Mr. Tse, Mr. Hurd and Mr. Wintrob) shall not vote or be counted in the quorum present at the meeting in respect of any proposal in which he or his associate is materially interested. Save as disclosed in this paragraph, none of the Directors as of the Latest Practicable Date had any competing interest, which competes or is likely to compete, either directly or indirectly, with our business.
OPERATIONS
     Our operations unit focuses on processing new business and servicing policies and policyholders across the AIA Group.
     Operations are currently structured as three separate departments, representing various functional responsibilities:
•	Underwriting and New Business;

•	Claims Management; and

•	Customer Service.
     As part of an ongoing strategic initiative to rationalise our infrastructure and achieve greater operational efficiencies, the operations unit is currently engaged in several key strategic initiatives,

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including increasing automation, reducing the amount of paper-based processing and increasing the internet-based self-service capability that we can offer customers in developed markets.
     For markets where operational costs are higher, the AIA Group has constructed a low-cost shared services centre in Malaysia. The centre provides information technology, human resources, finance and administration supports services.
     For a discussion of our operating expenses ratios, see the section headed “Financial Information” in this document.
Underwriting and New Business
     Our underwriting operations involve the evaluation of our insurance products by a professional staff of underwriters and actuaries who determine the type and the amount of risk that we are willing to accept. We have established rigorous personnel qualification requirements and review procedures for our underwriting professionals. We also employ a certain level of automated rules-based systems in both medical and non-medical underwriting that is centrally managed by our regional AIA Group office. Underwriting is governed by detailed policies, guidelines and procedures centrally to assist our underwriters to assess and quantify risks before issuing an insurance policy or contract to a qualified customer. Based on regional approval, local personnel and underwriters in the business units in each of the geographical markets in which we operate customise the underwriting systems to serve their respective local markets. Our geographical reach also allows us to utilise our underwriting experience from more developed markets and apply it to developing markets with less historical underwriting data by sharing established best practice underwriting principles among markets. In this manner we are able to leverage our long history and experience in markets such as Thailand, and assess risk in geographical markets with limited statistical data, such as Vietnam.
     Our underwriters evaluate the risk characteristics of each prospective insured risk and underwriting decisions are based on a group-wide model. Requests for coverage are reviewed based on their merits. An insurance policy or contract is not issued unless the particular risk has been examined and approved for underwriting or falls within certain pre-established criteria. We set authorisation limits and procedures depending on the size of the policy or contract and have pre-established authorisation limits for our underwriting personnel depending on their level of qualification.
     In order to maintain high standards of underwriting quality and consistency, we engage on an ongoing basis in a multilevel series of internal underwriting audits. Our product pricing philosophy reflects our underwriting standards and is based on the expected payout of benefits, calculated through the use of assumptions for mortality, morbidity, persistency, expenses and investment returns, as well as certain macroeconomic factors such as inflation. These assumptions include a margin for expected profitability and the possibility that actual experience deviates from anticipated experience, and are based on our own extensive experience and internal data as well as data published by external sources in each of the geographical markets in which we operate.
     For more information on regulation of our products, see the section headed “Supervision and Regulation” in this document.
Claims Management
     Claims that we receive on our products are processed and investigated in a structured manner by the claims team in each of the geographical markets in which we operate. Claims are typically received by our employees or agents who assist policyholders with claims for submission and forward them to our claims team for further review and verification. Major and unusual claims, such as early death claims, are elevated to senior assessors and sometimes will be referred to our regional AIA Group office. If a claim is verified, the amount payable is calculated and, if approved, is distributed to

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the customer or directly settled with the service provider. Claims policies, procedures and controls are determined by our regional AIA Group office. We manage claims management risk through organisational and computer systems controls. Our organisational controls include pre-established procedures, guidelines and authorisation limits for various operating levels as well as periodic and ad hoc inspections of the local operating units in each of the geographical markets in which we operate. Routine quality assurance control is part of our standard operating procedure to ensure that claim assessment quality and accuracy are in line with our expected loss ratio. We also impose specific requirements on the qualification and employment of our claims staff. We have service standards for claims processing and strive to resolve claims in a timely and structured manner with appropriate diligence.
     We have established a claims assessment process to ensure the authenticity and quality of submitted claims, including those related to health and medical insurance. Our staff assess the submitted claims in accordance with detailed internal guidelines and checklists, which require comprehensive review and verification of key documents and events. Claimants are required to submit detailed documentation. For example, a typical reimbursement claim requires a full set of original, duly signed claims forms, receipts and, if applicable, hospital statements. Our staff check the authenticity of documents by, among other things, reviewing the signatures on the documents, checking that submitted documents are in the usual formats issued by the relevant authorities and reviewing the official stamps of the relevant clinic, hospital or authority. Our staff assess the appropriateness of submitted claims by reviewing the status of the relevant policies or benefits, as well as any limitations set forth in the relevant contracts, such as terms related to exclusions, pre-existing conditions and waiting periods. We verify the identities of the claimants or insured beneficiaries and collect and review documentation related to the events on which the claim is based. In addition, our staff conduct background checks of the hospitals and physicians or other health care providers referenced in the claims to ensure that they have the necessary authorisations and appropriate medical qualifications. Our claims assessment process also provides our staff with flexibility to properly assess the submitted claim. For example, our staff may accept a late claim if it determines that the reason for delay is reasonable or may conduct further investigations and fact findings if a submitted claim lacks critical information or appears fraudulent.
Customer Service and Contact Centre
     We seek to provide quality services to our customers and potential customers and to be responsive to their needs, both before and after issuing a policy or contract, through an extensive customer service network. We deliver customer services primarily through our customer service units at each of our local operating units via our contact centres and offices, agency force, internet platform and telephone services based on guidelines established by AIA Group operations. We are continually enhancing our customer services through technology and innovation, such as innovation towards customer self-service through interactive voice response and other digital services, with a goal of transitioning to a platform that is efficient for customers and distribution channels at all interactive sites. Our customer services are also adapted based on geographic market needs. For example, our Korea’s business emphasis is on internet- and website-based customer service, while our Singaporean business is testing a pilot programme that focuses on high value customers.
     Our customer service network is managed by a specialised customer service department in each of our local operating units. The regional AIA Group office is responsible for setting uniform service standards and procedures for providing product-related services to customers, handling inquiries and complaints from customers and training customer services personnel. Our customer service is consistent and well rated in the markets in which we participate. We are a frequent recipient of various industry awards, including:
•	Readers Digest Trust Brand Award for Insurance (Hong Kong 2004 — 2009; Singapore 2004 — 2009; Thailand 2004 — 2009; Australia 2007 — 2009; Malaysia 2006 — 2008); and

•	Preferred Insurance Vendor of the Year 2008 — Singapore.

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Reinsurance
     We reinsure a portion of the risk that we assume under our insurance products to reduce our exposure to loss and protect our capital resources. In addition, we use reinsurance to obtain product pricing expertise when entering new lines of business, products or markets. Our reinsurance includes both arrangements with third-party reinsurers not affiliated with the AIA Group (i.e., external reinsurance) and arrangements between and among businesses entirely within the AIA Group (i.e., internal reinsurance). Until 2007, a significant portion of the AIA Group’s reinsurance arrangements were placed with the AIG Group, mainly with AIRCO. In 2007, we began preparing to recapture our reinsurance arrangements with the AIG Group or to novate them to AIA companies. The largest of these recaptures became effective during the first three quarters of 2008, and the recaptured business was largely retained internally. A central component of our reinsurance strategy is to use internal reinsurance where applicable local regulations allow. As a result of our history and scale, we have accumulated a substantial volume of experience and data which assists in our reinsurance strategy. Where we do not have adequate data, such as when we insure a new type of risk, we may reinsure a substantial portion or all of such risk. As we develop experience data related to such new risk, we may gradually retain more of the risk and reduce the use of related external reinsurance over time.
     When we use reinsurance, we cede to a reinsurer a portion of the risk that we assume under our insurance products in exchange for a portion of the premiums we receive with respect to these products.
     Our criteria for selecting third-party reinsurers include financial strength, service, terms of coverage, claims settlement efficiency and price. We monitor the financial condition of our third-party reinsurers on an ongoing basis and review our reinsurance arrangements periodically. To reduce reinsurance concentration risk, we have established reinsurance programmes with various leading international third-party reinsurers and limit our exposure to any one third-party reinsurer. In some geographical markets in which we operate, local insurance regulations require us to use local third-party reinsurers for a portion of our reinsurance. We have clearly defined risk limits, tailored to our products and geographical markets in which we operate, related to both internal and external reinsurance.
     When we use internal reinsurance, one of our operating subsidiaries or branches cedes to another member of the AIA Group, typically AIA-B, a portion of the risk that operating subsidiary or branch assumes under our insurance products. Under our internal reinsurance strategy, the member of the AIA Group that acts as reinsurer will typically obtain external reinsurance in order to cede to a third-party reinsurer risk above certain defined risk limits. We believe that our internal reinsurance arrangements comply in all material respects with the requirements of applicable law.
     We engage in limited external reinsurance, and our premiums ceded to third-party reinsurers (i.e., neither AIG Group nor AIA Group members) in FY 2007, FY 2008 and FY 2009 were US$199 million, US$219 million and US$316 million, respectively. See the section headed “Financial Information” in this document for additional information on premiums ceded to reinsurers. Our third-party reinsurance partners are highly rated, with our top five third-party reinsurers, who collectively accounted for 93% of our external reinsurance premiums in FY 2009, all rated A+ or above by S&P as of the Latest Practicable Date. From FY 2007 to FY 2009, we have not experienced any third-party reinsurer or broker default.
Information Technology
     Our information technology group plays a significant role in supporting our business growth and providing reliable service to our customers, agents and business partners. We have adopted a shared services strategy and currently have three shared services centres to improve quality, service and cost-efficiency. The majority of our core application development and support is delivered through these shared services centres.

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     Our systems include applications related to e-business processes, sales and management support, sales illustration, underwriting, imaging and workflow, policy administration, actuarial, financial management and analysis and human resources. We are expanding our deployment of “straight through” process functions across the AIA Group to both expedite new business underwriting processes and significantly improve control, turnaround time and customer and business partner satisfaction. We are also in the process of implementing a uniform group-wide financial system with service providers through our financial transformation programme.
     Our digital strategy includes the expansion of self-service functions to provide additional convenience to our customers, agents and business partners. We are also expanding the usage of the internet and other digital platforms (e.g., cell phones, PDA, etc.) to provide even more online functions.
     We have expanded, and will continue to expand, our strategy of centralizing our information technology group to improve efficiency, quality and lower unit cost. Where permitted by local regulations, we intend to consolidate our existing infrastructure and data centres and outsource them to third-party vendors.
     To minimise the impact of a partial or complete failure of any of our information technology or communications systems, we have implemented two programmes — the Business Continuity Plan and the Disaster Recovery Plan — which provide detailed processes and procedures to be applied in case of any such failure. In addition, we maintain a network of disaster recovery facilities designed to be activated in place of our primary facilities in case of failure and we have created a remote backup management system to limit potential losses of data resulting from system disruptions.
LEGAL AND COMPLIANCE
Compliance
     We have policies and procedures to manage legal and compliance risks and address regulatory requirements and other compliance obligations. We have a centralised AIA Group legal department that sets legal policy for the AIA Group, supervises the AIA Group’s overall legal function and provides legal management reporting to the Board. We have dedicated personnel focusing on legal areas, including applicable regulations, investments, pension and wealth management, information technology and intellectual property, securities regulation, corporate secretary and human resources. In addition, we generally have local legal departments located in each of our local operating units that report to the AIA Group’s centralised legal department.
     We have an AIA Group compliance department that sets compliance policy for the AIA Group and supervises the AIA Group’s overall compliance function. We have personnel focusing on compliance matters related to our products, investments, wealth management and corporate affairs. Each of our local operating units has dedicated compliance personnel to address applicable regulatory requirements. The local compliance personnel and the AIA Group compliance department report directly to AIA’s Chief Compliance Officer.
     The AIA Group legal and compliance departments, together with aspects of our enterprise risk management framework, assist the AIA Group in monitoring its overall liability profile associated with legal and regulatory matters, including liabilities that may be associated with the AIA Group’s historical activities.
Legal and Regulatory Proceedings
     We are a party to legal actions and regulatory proceedings in most of our geographical markets arising out of our normal business operations, including as the plaintiff and defendant in arbitration and litigation matters related to contested insurance claims. While we cannot predict the outcome or

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impact of any pending or future arbitration, litigation or regulatory proceedings, we do not believe that any pending arbitration, litigation or regulatory proceedings will have a material adverse effect on our business, financial condition or results of operations. Two of our Directors, Mr. Tse and Mr. Wintrob, are also parties to certain legal actions arising out of the AIG Group’s normal business operations, in their roles as senior executives/directors of certain AIG Group entities. The Company and the Directors consider that such legal actions are not expected to materially affect the operations or financial position of the AIA Group.
     As of 31 May 2010, the aggregate amount of all outstanding claims against the AIA Group, in each case where the amount claimed exceeded US$1 million, was approximately US$14.8 million, of which approximately US$1.4 million related to claims litigation and approximately US$13.4 million related to all other litigation.
     We make provisions for legal and regulatory proceedings and matters and litigation; these form part of our “other provisions” as described in note 32 to the Accountant’s Report set forth in Appendix I to this document. As of 31 May 2010, the aggregate amount of these other provisions, which also include provisions for certain reorganization and restructuring liabilities unrelated to regulatory matters and litigation, was US$115 million. The Company believes that adequate provisions have been made in respect of known legal and regulatory proceedings and matters.
     See the section headed “Risk Factors — Litigation and regulatory investigations may result in significant financial losses and harm to our reputation” for more information regarding litigation and regulation-related risks.
Regulatory Matters
     Our business is highly regulated. See the section headed “Supervision and Regulation” in this document for more information regarding the regulatory framework pursuant to which our business operates. In many markets in which we operate, there have been significant changes in the legal and regulatory regimes relevant to our business during our tenure in these markets, and legal compliance and enforcement practices have varied widely across the region and over time. In addition, some of the laws, rules and regulations that we are subject to are relatively new and their interpretation and application remain uncertain. The Directors confirm that, as of the Latest Practicable Date, there were no material breaches or violations of laws or regulations applicable to us, including laws or regulations on reinsurance that apply to us, that would result in a material adverse effect on our business, financial condition or results of operations taken as a whole. As of the Latest Practicable Date, the AIA Group had obtained all material permits, licences and regulatory approvals that are required in connection with the Reorganisation or to operate its business. While we may require a significant period of time before we are able to achieve full compliance with certain laws and regulations in all of our geographical markets, during the period under review, we have taken a number of measures to implement more comprehensive compliance systems and to prevent breaches of applicable laws and regulations, including building a broad compliance team across our geographical markets.
PROPERTIES
Owned Properties
     As of 31 August 2010, the AIA Group owned 133 properties, consisting of three properties in the PRC, four properties in Hong Kong, two properties in Indonesia, 21 properties in Malaysia, 89 properties in the Philippines, five properties in Singapore and nine properties in Thailand.
Completed Properties
     As of 31 August 2010, the AIA Group owned 103 completed properties in total. The aggregate building floor area was approximately 444,651 sq.m., with the breakdown of 3,429 sq.m. in the PRC,

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69,733 sq.m. in Hong Kong, 2,164 sq.m. in Indonesia, 53,546 sq.m. in Malaysia, 173,712 sq.m. in the Philippines, 58,392 sq.m. in Singapore and 83,675 sq.m. in Thailand. As of 31 August 2010, the AIA Group owned 29 parcels of land in total, consisting of an aggregate site area of approximately 214,997 sq.m., with the breakdown of 6,897 sq.m. in Malaysia, 185,644 sq.m. in the Philippines and 22,456 sq.m. in Thailand.
Properties under Construction
     As of 31 August 2010, construction of one property in the PRC was in progress with a site area of 35,000 sq.m. with a maximum gross floor area above ground of approximately 138,070 sq.m. to be completed. The land use rights of the site expire on 4 May 2058.
Leased Properties
     As of 31 August 2010, the AIA Group has 547 property leases located throughout Australia, Brunei, Hong Kong, Indonesia, Korea, Macau, Malaysia, New Zealand, the Philippines, the PRC, Singapore, Taiwan, Thailand and Vietnam.
     In Australia, the AIA Group has five property leases with a total floor area of approximately 5,321 sq.m. The properties were leased from various landlords for offices and other uses for various terms.
     In Brunei, the AIA Group has two property leases with a total floor area of approximately 1,086 sq.m. The properties were leased from various landlords for offices and other uses for various terms.
     In Hong Kong, the AIA Group has 76 property leases with a total floor area of approximately 82,654 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In Indonesia, the AIA Group has 56 property leases with a total floor area of approximately 28,617 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In the Republic of Korea, the AIA Group has 70 property leases with a total floor area of approximately 91,585 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In Macau, the AIA Group has six property leases with a total floor area of approximately 6,001 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In Malaysia, the AIA Group has ten property leases with a total floor area of approximately 7,715 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In New Zealand, the AIA Group has seven property leases with a total floor area of approximately 1,753 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In the Philippines, the AIA Group has 64 property leases with a total floor area of approximately 9,908 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.

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     In the PRC, the AIA Group has 157 property leases with a total floor area of approximately 151,334 sq.m. located in Beijing, Changzhou, Dongguan, Foshan, Guangzhou, Huizhou, Jiangmen, Maoming, Nanjing, Nantong, Qingyuan, Shanghai, Shantou, Shenzhen, Suzhou, Taizhou, Wuxi, Xuzhou, Yangzhou, Zhanjiang, Zhaoqing, Zhongshan and Zhuhai. The properties were leased from various landlords for offices, staff quarters and other uses for various terms. A property ownership certificate or a certificate or other document evidencing sufficient rights for the landlord to lease to a tenant were not produced for our property valuation advisers CB Richard Ellis with respect to 34 commercial property leases and two residential property leases. The floor area of these concerned properties constitute a small percentage, approximately 24%, of the total floor area of the PRC’s entire leased properties and these concerned properties, including some that are used as staff quarters, are not used for purposes that are critical to the PRC’s operations; nor have the leases been attributed any commercial value by CB Richard Ellis.
     In Singapore, the AIA Group has ten property leases with a total floor area of approximately 4,292 sq.m. The properties were leased from various landlords for offices, staff quarters and other uses for various terms.
     In Taiwan, the AIA Group has three property leases with a total floor area of approximately 6,418 sq.m. The properties were leased from various landlords for offices and other uses located in Taipei and Kaohsiung for various terms.
     In Thailand, the AIA Group has 55 property leases with a total floor area of approximately 80,676 sq.m. The properties were leased from various landlords for offices and other uses for various terms.
     In Vietnam, the AIA Group has 26 property leases with a total floor area of approximately 15,300 sq.m. The properties are leased from various landlords for offices, staff quarters and other uses for various terms.
Property Valuation
     CB Richard Ellis, an independent property valuer, has valued the property interests that we owned as of 31 August 2010 with commercial value of US$2,634,338,500. The text of the valuation letter, a summary of values and the valuation certificates issued by CB Richard Ellis for this document are set out in Appendix IV.
     No appraised commercial value is attributed to any leased properties which are based on market rent.

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INTELLECTUAL PROPERTY
     Most of our branches and wholly-owned subsidiaries conduct their businesses primarily under the “AIA” brand name and its derivatives and variants, with the notable exception of Philamlife which will continue to operate primarily under the “Philam Life” brand name. Consequently, we possess an extensive portfolio of domain names and trademarks relating to the businesses in the geographical markets in which our subsidiaries and branches operate. However, until recently, certain of our branches and subsidiaries, including AIA Australia, AIA Indonesia, AIA Korea, AIA New Zealand, AIA Taiwan and AIA Vietnam, used primarily AIG-derived trademarks in their businesses, and many of our businesses used AIG trademarks and domain names for certain products and purposes.
     On 30 November 2009, AIG assigned and transferred to AIA substantially all of the trademarks and domain names owned by AIG that were used primarily in the businesses and operations of AIA and its subsidiaries, including without limitation, the AIA and AIA-related trademarks registered in our geographical markets. We also rebranded certain of our subsidiaries’ businesses and generally transitioned the AIA Group from the use of trademarks and domain names that incorporated the AIG marks, to the use of trademarks and domain names derived exclusively from the “AIA” marks. This assignment agreement also contains provisions relating to the co-existence of the AIA and AIG brands. We are limited in our ability to adopt variations of the “AIA” initials and name and to object to AIG’s name and certain other names based on “AIA” initials. Furthermore, except to a limited extent, we cannot use the “AIA” initials or “American International Assurance” name in North America or U.S. overseas territories, excluding Guam. We have also entered into a licence agreement with AIG, dated as of 30 November 2009, to facilitate the AIA Group’s transition from the use of the AIG trademark and certain derivative marks and domain names. The transitional licence agreement will expire, subject to certain exceptions, on the later of (i) 30 November 2011, or (ii) one year from the date on which the AIG Group no longer either (a) beneficially owns, directly or indirectly, 50% of the total voting power represented by the ordinary issued shares of AIA, or (b) has the power to, directly or indirectly, direct or cause the direction of the management or policies of AIA. In the event of a change of control during the term of this licence, AIG will have additional termination rights in case of a non-cured material breach or in case of certain insolvency events. In light of the transitional nature of this licence, the relevant exceptions to the limitations imposed on AIA and its affiliates under the licence, and the fact that we are transitioning off the use of the AIG trademarks and domain names in our business, the Directors are of the opinion that the term of the transitional licence is sufficient. The underlying AIG trademarks covered by the licence agreement were not transferred to the AIA Group because they are not principally used by the AIA Group. The licence agreement may only be terminated unilaterally by AIG after an event of change of control in case of a non-cured material breach by AIA and in case of certain insolvency events. In light of the transition period and the limited ongoing use of the AIG marks by the AIA Group, we do not believe that such a termination would have an adverse impact on the AIA Group.
     On 30 November 2009 and on 18 August 2010, we entered into licence agreements with AIG pursuant to which we were granted certain perpetual rights to continue using certain intellectual property (other than trademarks) used by the AIA Group or its affiliates prior to a change of control of

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the AIA Group on a worldwide, royalty-free basis. These licences can be terminated with respect to a particular intellectual property right in case of a non-cured material breach. For more information concerning these licences, see the section headed “Connected transactions — Intellectual Property Licence Transactions with AIG” in this document.
     See also the sections headed “Risk Factors — Our brand names and intellectual property are important to us and we may not be able to protect them” and “Risk Factors — Registration of the AIA Group’s logo as a trademark is pending approval” in this document.
EMPLOYEES
     As of 31 May 2010, we had a total of approximately 24,500 permanent employees, employee agents and fixed term employees. The following table shows an approximate breakdown of our employees by function as of 31 May 2010:

	Approximate Number of
	Employees	% of Total
Sales & Marketing	13,350	54
Claims/Customer Services	2,300	9
Business Acquisition	2,250	9
General Services	1,600	7
Information Technology	1,500	6
Finance and Accounting	1,100	4
Actuarial/Product Development	500	2
Human Resources	350	2
Legal/Compliance/Internal Audit	350	2
Executive Management	200	1
Investment	250	1
Others	750	3

Total	24,500	100

     The following table shows an approximate breakdown of our employees by market as of 31 May 2010:

Approximate number of
Market	Employees
Hong Kong (including Macau)	1,120
Thailand	2,080
Singapore (including Brunei)	750
Malaysia	1,540
China	4,240
Korea	700
Indonesia	1,230
Philippines	1,620
Other Markets	10,280
Others	940

Total	24,500

     As of 31 May 2010, we had a total of approximately 1,250 contract and temporary employees.
     We enter into employment agreements with individual employees covering matters such as salary, employee benefits, confidentiality obligations and termination of employment. We generally formulate our employees’ compensation to include one or more elements such as salaries, allowances, bonuses, long-term incentives and benefits subject to applicable rules and regulations. Our compensation programmes are designed to remunerate our employees based on their

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performance, roles and responsibilities, skills and competencies. We also perform market benchmarking with respect to our compensation programmes.
     Our human resources goal is to be an “employer of choice”. To achieve this goal, we utilise five key strategies: innovate compensation practices to sustain a performance-based culture; attract, develop and retain committed and competent employees through measurable assessment of their performance and employee resourcing and development initiatives that emphasize tangible business outcomes; engineer a cohesive and engaged workforce through thematic programmes emphasizing the “We” culture; build current and future competencies for mission critical functions; and achieve effective and efficient human resources processes that relieve managers and human resource personnel from day-to-day administration and permit them to focus on human capital.
     Following the AIG events, we took a series of actions to retain our employees, including regular management feedback, career assignments and opportunities and retention award programmes. We believe that, in part as a result of these measures, our turnover of employees at the level of vice president and above was similar to historical levels (approximately 10% in FY 2009).
CUSTOMERS
     Our five largest customers constituted in aggregate less than 30% of our total sales for each of FY 2007, 2008 and 2009.
RESERVES
     In accordance with appropriate methodologies called for by applicable accounting and regulatory standards, we establish, and carry as liabilities, reserves which are actuarially determined amounts that are calculated to meet our obligations under our insurance products.
IFRS Reserves
     In accordance with IFRS, our reserves for AIA Group financial reporting purposes are based on actuarially recognised methods for estimating future benefits and claims.
     We establish liabilities for obligations for future benefits and claims on our products based on assumptions that are formulated with reference to experience and economic variables. Our assumptions include assumptions for mortality, morbidity, persistency, expenses and investment returns, as well as macroeconomic factors. Actual experience may deviate from these assumptions and, as a result, we cannot determine precisely the amounts which we will ultimately pay to settle the liabilities on our products or when these payments will need to be made. See the section headed “Risk Factors — Risks Relating to Our Overall Business — Differences between actual benefits and claims experience and underwriting and reserving assumptions, as well as deviations from the assumptions used in pricing our products, could have a material adverse effect on our financial condition and results of operations” in this document. Actual amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future. We evaluate our liabilities regularly, based on applicable assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience. We expense changes in our liabilities in the period the liabilities are established or re-estimated. To the extent that actual experience and trends are less favourable than our underlying assumptions used in establishing these reserves, we could be required to increase our reserves for such liabilities.
     For more information on our reserves and reserving practices, see note 34 to our financial information included in the Accountant’s Report set forth in Appendix I to this document.

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Statutory Reserves
     We are required to report local operating unit reserves for regulatory purposes in many of the geographical markets in which we operate. These reserves are reported in accordance with the statutory reserve standards applicable to each of these geographical markets.
CREDIT RATINGS
     Indicators of financial strength are an important factor affecting public confidence in our business and products. One measure is the financial strength ratings assigned by recognised rating agencies. AIA and AIA-B currently have published financial strength ratings of A+ from S&P and AIA-B has a published financial strength rating of Aa3 from Moody’s. These ratings are characterised by the rating agencies as Strong and Excellent, respectively.
     Our goal is to maintain or improve our credit rating. To this end, the AIA Group has implemented a rigorous product pricing policy and established specific criteria to ensure that all new products are carefully vetted for profitability, sustainability and capital efficiency. See “— Product Strategy and Development” in this section.
     The foregoing ratings reflect each rating agency’s independent opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed towards holders of our Shares, and do not in any way reflect evaluations of the safety and security of our Shares. You should not rely upon these ratings in making an investment decision regarding our Shares. The ratings set forth above are subject to revision or withdrawal at any time by the assigning rating agency. See the section headed “Risk Factors — Risks Relating To Our Overall Business — An actual or perceived reduction in our financial strength, or a downgrade in our credit ratings, could increase policy surrenders and withdrawals, damage our business relationships and negatively impact new sales of our products” in this document.

OUR RELATIONSHIP WITH THE AIG GROUP
OWNERSHIP STRUCTURE OF THE AIG GROUP
     The chart below is a simplified representation of the relationships among the AIG Group, the FRBNY and the U.S. Treasury Department that are relevant to their respective interests in the AIA Group:

*	Other than Philamlife (99.78%) and our interest in AIA India (26%).

OUR RELATIONSHIP WITH THE AIG GROUP
Following the Completion of the AIG Recapitalisation
     The chart below is a simplified representation of the expected relationships among the AIA Group, the AIG Group, the FRBNY and the U.S. Treasury Department immediately following the completion (currently contemplated for the first quarter of 2011) of the AIG Recapitalisation if it is implemented as described in “— The AIG Recapitalisation” in this section.

*	Other than Philamlife (99.78%) and our interest in AIA India (26%).
Ownership of AIA Group Limited
     The Company’s largest shareholder will be AIA Aurora LLC, a Delaware limited liability company which was formed on 11 August 2009 in connection with the FRBNY Transaction. As of the date of this document, AIA Aurora LLC holds all of the Company’s issued and outstanding Shares.
Ownership of AIA Aurora LLC
     AIG owns 100% of the common units of AIA Aurora LLC, which represents 100% of the voting power, including the right to appoint the entire board of managers, of AIA Aurora LLC. In connection with the closing of the transactions contemplated by the FRBNY Purchase Agreement, on 1 December 2009, AIG, AIRCO, the FRBNY and AIA Aurora LLC entered into the Fourth Amended and Restated Limited Liability Company Agreement of AIA Aurora LLC (the “LLC Agreement”), which sets forth the terms and conditions of the respective parties’ ownership and governance rights in AIA Aurora LLC. Pursuant to the LLC Agreement, the FRBNY has acquired certain governance rights over AIA Aurora LLC and its subsidiaries to protect the FRBNY’s interests until such time as the

OUR RELATIONSHIP WITH THE AIG GROUP
Liquidation Preference of its preferred units in AIA Aurora LLC is paid in full. The FRBNY own 100% of the non-voting preferred units of AIA Aurora LLC. For further information concerning the terms of the LLC Agreement, see “— Certain Shareholder Arrangements — The LLC Agreement” in this section.
Ownership of AIG
     The U.S. Treasury Department holds two series of preferred stock in AIG (the “Series E Preferred” and “Series F Preferred”) that do not have voting rights but permit their holders to elect the greater of two additional directors to AIG’s board of directors or up to 20% of the total number of AIG board members in certain circumstances. In addition, pursuant to the FRBNY Credit Agreement, on 4 March 2009, AIG issued 100,000 shares of a third series of preferred stock in AIG (the “Series C Preferred”) to the AIG Credit Facility Trust, a trust for the sole benefit of the United States Treasury established under the AIG Credit Facility Trust Agreement dated 16 January 2009. The AIG Credit Facility Trust is overseen by three independent trustees and holds all outstanding shares of the Series C Preferred stock, representing approximately 77.9% of the voting power of the Series C Preferred and the common stock of AIG voting together. The remaining 22.1% of voting power is held by holders of shares of AIG common stock.
     As depicted above and described under “— The AIG Recapitalisation” in this section, the relationships of the AIG Group, the FRBNY, the U.S. Treasury Department and the AIA Group are expected to change if the AIG Recapitalisation is implemented.
The AIG Recapitalisation
     On 30 September 2010, AIG entered into an agreement in principle with the U.S. Treasury Department, the FRBNY and the AIG Credit Facility Trust for a series of integrated transactions (the “AIG Recapitalisation”) to recapitalise AIG, including to repay all amounts owed under the FRBNY Credit Agreement.
     The key components of the AIG Recapitalisation, all of which are to be implemented substantially simultaneously at the closing of the AIG Recapitalisation (currently contemplated to occur before the end of the first quarter of 2011), are as follows:
•	Repaying and Terminating the FRBNY Credit Agreement. AIG will repay to the FRBNY in cash all amounts owing under the FRBNY Credit Agreement, and the FRBNY Credit Agreement will be terminated. As of the Latest Practicable Date, the total repayment amount under the FRBNY Credit Agreement is approximately US$20 billion. The funds for repayment are to come from net cash proceeds from the sale of our Shares in the future, the sale of ALICO, which is expected to close in the fourth quarter of 2010, and from additional funds from AIG’s operations, financings and asset sales. The net cash proceeds from the sale of our Shares in the future and the sale of ALICO will be loaned to AIG (for repayment of the FRBNY Credit Agreement), in the form of secured non-recourse loans (the “SPV Intercompany Loans”), from AIA Aurora LLC and the special purpose vehicle formed at the same time as AIA Aurora LLC to hold the equity interest of ALICO (the “ALICO SPV”).

OUR RELATIONSHIP WITH THE AIG GROUP
•	Exchange of AIG Preferred Shares for AIG Common Stock. Pursuant to the AIG Recapitalisation, the U.S. Treasury Department is expected to receive approximately 1.655 billion shares of AIG common stock in exchange for the approximately US$49.1 billion outstanding (as of the Latest Practicable Date) of the Series E Preferred and Series F Preferred held by the U.S. Treasury Department and the Series C Preferred held by the AIG Credit Facility Trust, which would represent ownership of approximately 92.1% of the common stock of AIG. In addition, immediately after the closing of the AIG Recapitalisation, AIG will issue by means of a dividend to its common shareholders who held shares in AIG prior to such closing 10-year warrants for the purchase of up to 75 million shares of its common stock at an exercise price of US$45.00 per share. After the exchange is completed, it is expected that over time the U.S. Treasury Department will sell its stake in AIG on the open market.

•	Facilitating the Orderly Exit of the U.S. Government’s Interests in AIA Aurora LLC and the ALICO SPV. The FRBNY holds preferred units in AIA Aurora LLC (as described in the section headed “Our History and Reorganisation — Reorganisation Driven by the AIG Events” in this document) and the ALICO SPV. Collectively, the aggregate liquidation preference of the FRBNY’s preferred units in AIA Aurora LLC and the ALICO SPV is approximately US$26 billion. Pursuant to the AIG Recapitalisation, AIG will draw down up to approximately US$22 billion of undrawn funds available to AIG under the Series F Preferred held by the U.S. Treasury Department to purchase an equal amount of the FRBNY’s preferred units in AIA Aurora LLC and the ALICO SPV. AIG will then immediately transfer these preferred units, together with approximately 167.6 million shares of AIG common stock and shares of a new series of preferred stock of AIG (the “Series G Preferred”), to the U.S. Treasury Department as consideration for the exchange of the Series F Preferred. In connection with the AIG Recapitalisation, the FRBNY will transfer certain of its rights under the LLC Agreement to the U.S. Treasury Department which will then have the right to exercise those rights, including after the retirement of the FRBNY’s remaining preferred units in AIA Aurora LLC, for so long as the U.S. Treasury Department holds preferred units in AIA Aurora LLC. The U.S. Treasury Department has agreed that its preferred units will be subordinate to the FRBNY’s preferred units. After the AIG Recapitalisation and the sale of our Shares in the future, AIG will apply proceeds from future asset monetisations, including the publicly announced sales of its subsidiaries AIG Star and AIG Edison, to further repay the SPV Intercompany Loans and thereby provide funds, together with the proceeds of sales of Shares after the sale of our Shares in the future as further described below, with which AIA Aurora LLC and the ALICO SPV will retire the FRBNY’s remaining preferred units in these special purpose vehicles. When these transactions are completed, AIG expects that it will have repaid the FRBNY in full. To retire the U.S. Treasury Department’s preferred units in AIA Aurora LLC and the ALICO SPV, AIG will apply the proceeds of further future asset monetisations, including the proceeds of sales of Shares in the future, and sales of the equity securities of MetLife that the ALICO SPV will own after the closing of the sale of ALICO to MetLife.

It is anticipated that one of the primary means by which the Liquidation Preference will be reduced will be through (i) the distribution to the holders of the preferred units of the net proceeds of additional sales of our Shares in the future by AIA Aurora LLC or (ii) the distribution from time to time of Shares then held by AIA Aurora LLC or any of its affiliates to the holder of the preferred units pursuant to a Distribution Demand, the concurrent sale of our Shares by the FRBNY and then the U.S. Treasury Department, and reduction of the Liquidation Preference by an amount equal to the closing sale price of such Shares on the Hong Kong Stock Exchange in the ten consecutive days ending on the second full trading date prior to the date of the Distribution Demand, as described in the section headed “Our Relationship with the AIG Group — The FRBNY’s Right to Receive Shares” in this document.

OUR RELATIONSHIP WITH THE AIG GROUP
The FRBNY, the U.S. Treasury Department and AIG do not have a definitive timeline for the reduction of the Liquidation Preference of the preferred units of AIA Aurora LLC through sales of Shares in the future. It is intended that the reduction will occur as promptly as practicable in an orderly manner, subject to market conditions and other factors, including the Lock-ups. It is not currently anticipated that dividends or other distributions of the AIA Group will be a significant source of financing for the payment of the Liquidation Preference.
     The parties to the agreement in principle will seek to promptly enter into definitive documentation to implement the AIG Recapitalisation and the other agreements described in their agreement in principle. Among other closing conditions, it will be a condition to the closing of the AIG Recapitalisation that AIG has sufficient cash proceeds available to fully repay all amounts owed under the FRBNY Credit Agreement and that the FRBNY will not hold preferred units in AIA Aurora LLC and ALICO SPV with an aggregate liquidation preference in excess of US$6 billion immediately after the closing of the AIG Recapitalisation. Additionally, AIG and certain of its key subsidiaries will be required to have credit rating profiles, taking into account the AIG Recapitalisation, that are reasonably acceptable to the parties, and AIG must have in place at the closing available cash and third-party financing commitments that are in amounts and on terms reasonably acceptable to AIG, the U.S. Treasury Department and the FRBNY. The closing will also be subject to regulatory approvals in a number of jurisdictions. Subject to any more specific provision that may subsequently be set forth in the definitive documentation, any of the parties may terminate the AIG Recapitalisation if it is not completed by 15 March 2011. No assurance can be given that AIG, the FRBNY, the U.S. Treasury Department and the AIG Credit Facility Trust will be able to agree on definitive documentation. Moreover, even if definitive documentation is executed, a number of factors outside of AIG’s control could impair AIG’s ability to consummate the AIG Recapitalisation and fulfil the closing conditions, including receipt of regulatory approvals, third-party approvals and satisfactory ratings. No assurance can be given that AIG will be able to meet these conditions.
     In addition, the implementation of the AIG Recapitalisation and other agreements that the AIG Group, the FRBNY and the U.S. Treasury Department may enter into from time to time could result in material amendments to the LLC Agreement and the FRBNY Framework Agreement that currently govern our relationship with AIG and the FRBNY as further described below.
CLEAR DELINEATION OF BUSINESS
     Prior to the AIG Events and the Reorganisation, many of the key operations of the members of the AIA Group were already managed locally and most of our businesses were branded under the “AIA” brand. One objective of the Reorganisation was to establish an even clearer delineation between the businesses carried out by the AIA Group and the AIG Group as separate and distinct corporate groups with limited interdependencies. We have effected this by consolidating AIA’s businesses within a separate corporate group, re-branding certain “AIG” branded businesses to “AIA” brands and entering into the transition service agreements described in the section headed “Connected Transactions” in this document.
OUR INDEPENDENCE FROM THE AIG GROUP
     Having considered the factors set out below, the Directors are satisfied that we will continue to be able to conduct our business independently from the AIG Group going forward, subject to agreements with the FRBNY and AIG that will affect the conduct of our business and which you should review carefully. Pursuant to the LLC Agreement and the FRBNY Framework Agreement, the FRBNY has acquired certain governance rights over the Company to protect its interests until its Liquidation Preference is repaid. In addition, the Company and AIG entered into the AIG Framework Agreement primarily to enable AIG to comply with the U.S. federal securities laws and various other U.S. laws, rules and regulations that may apply to the Company in

OUR RELATIONSHIP WITH THE AIG GROUP
respect of AIG’s ownership interest in or “control” over the Company. For more information, see “— Certain Shareholder Arrangements” in this section.
Our Reorganisation
     We completed the Reorganisation as described in the section headed “Our History And Reorganisation” in this document. The Reorganisation rendered the separation between the AIA Group and the AIG Group more distinct and helped us formalise the separation of management and operations of the two corporate groups.
     Apart from the changes in legal structure described in this section and the significant reduction in operational interdependencies between the AIG Group and the AIA Group that have been undertaken, we consider that there has been no material change in the management, operation or conduct of business of the AIA Group since September 2008 except for the changes in management described in the section headed “Risk Factors — Risks Relating to Our Overall Business — We depend on key management and actuarial, information technology, investment management, underwriting, sales staff and other personnel, and our business would suffer if we lose their services and are unable to adequately replace them” in this document.
Management Independence
     There are only three Directors who hold management roles in the AIG Group: Mr. Jeffrey Hurd and Mr. Jay Wintrob (who are employees of the AIG Group) and Mr. Edmund Tse (who is the Chairman of Nan Shan, a subsidiary of AIG). None of our senior management are directors of, or hold management roles in, the AIG Group. Mark Tucker is considered an employee and officer of the AIG Group only for certain U.S. legal and regulatory purposes, but has no operational or day-to-day role in the AIG Group.
     The AIG Group will have a maximum of two non-executive Directors on the Board (for the avoidance of doubt, excluding Edmund Tse and Mark Tucker) and, as the AIG Group’s ownership interest in the Company decreases, its representation on the Board is expected to be reduced. No AIG directors serve on the Board of the Company or on the board of directors of any subsidiary of the Company. In addition, although the two non-executive directors nominated by AIG for the Board of AIA Group Limited are employees of AIG, neither of these directors, nor any other employee of the AIG Group, serves on the boards of directors of any subsidiary of AIA Group Limited, except for Mark Tucker.
     Each of the eight Directors of the Board possesses relevant management or industry-related experience to act as a Director of the Company. Details of the experience of each Director are set forth in the section headed “Directors and Senior Management” in this document.
     We also have a robust corporate governance structure and strict measures are in place to ensure our corporate governance practices are ultimately driven towards the protection of our shareholders’ interests and to facilitate our compliance with applicable laws and regulations. For the following reasons, the Directors are of the view that we are managed independently from the AIG Group:
(i)	the decision-making mechanism of the Board is set out in the Articles and other robust corporate governance measures to ensure the independence of our management. For further details relating to our corporate governance structure, see “— Corporate Governance” in this section;

(ii)	our day-to-day operations are managed by our senior management team, and all non-Board members of our senior management are independent from the AIG Group; and

(iii)	one-third of the Board comprises independent non-executive Directors with extensive corporate governance and financial experience to serve as independent non-executive

OUR RELATIONSHIP WITH THE AIG GROUP
Directors of the Company, and to review, enhance and implement measures to manage any conflict of interests between the AIG Group and the AIA Group in order to protect shareholders’ interests. The independent non-executive Directors must approve any resolution relating to connected transactions.
     In addition, we expect to review our corporate governance practices from time to time and adopt additional corporate governance initiatives, such as the introduction of non-executive chairman and lead independent director roles on our Board, with a view to implementing guidance provided by our regulators and best practices as they evolve.
     Based on the above, the Board is satisfied that the Board as a whole and our senior management team are able to perform the managerial role in the AIA Group independently.
     For further details of our corporate governance practices see “— Corporate Governance” in this section.
Operational Independence
     We do not rely on the AIG Group for any material amount of our revenue, technology, infrastructure, product development, staffing or marketing. Since completion of the Reorganisation, we have had ownership of, or the legal right to use, all of the material assets that we use to conduct our business.
     The Directors and our senior management are responsible for the conduct of our business. We have a separate organisation structure made up of functional departments, each with specific areas of responsibility. Transactions with the AIG Group will be governed by agreements entered into in the ordinary and usual course of our business and will be on normal commercial terms. In the event that the AIG Group is unable to provide the services they provide to us on reasonable terms, we are free to terminate these relationships on arms’ length terms and deal with third parties who can provide services upon comparable terms. We believe that we are able to readily procure those services provided to us by the AIG Group from independent third parties on comparable terms. More details on these transactions are set out in the section headed “Connected Transactions” in this document.
Financial Independence
     The AIA Group is financially independent from the AIG Group. Our insurance operations are sufficiently capitalised, both at the AIA Group Limited and local operating unit levels, to satisfy our regulatory solvency and capital adequacy requirements and operational needs. We self-fund our capital and liquidity needs from cash provided by our operating activities, which principally consist of insurance premiums, deposits, policy fees, management fees for our investment-linked products and annuity sales. Additional liquidity sources include income from our portfolio of cash and investment assets, which generate interest and dividend income and which may be sold should we experience additional liquidity demands. In addition, we maintain our own stand-alone credit ratings, which we may leverage should we seek financing.
     As disclosed in the section headed “Connected Transactions — Exempt continuing connected transactions — PRC Guarantees Provided by AIG” in this document, AIG has issued the PRC Guarantees in respect of certain branches of AIA in the PRC. The termination of the PRC Guarantees is not expected to have any material adverse impact on the financial condition of the relevant branches of AIA in the PRC. Other than the PRC Guarantees, as of the Latest Practicable Date we are not aware of any other financial guarantees provided by the AIG Group in respect of the AIA Group.
     As of 30 May 2010, the outstanding amounts due from and due to our related parties (including the AIG Group) were US$3 million and US$76 million, respectively. For further information, see note 41 of the Accountant’s Report set forth in Appendix I to this document.

OUR RELATIONSHIP WITH THE AIG GROUP
Corporate Governance
     We have adopted the following corporate governance measures to further strengthen the protection of our shareholders’ interests:
•	The Articles require the Directors to declare material interests. The Articles provide that if a Director or any of his or her associates is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement with the Company (including one that is proposed), the Director shall declare the nature of such interest at the earliest meeting of the Board at which it is practicable for him or her to do so, notwithstanding that the contract, transaction or arrangement may not be considered at that meeting of the Board.

•	The Articles require that the Directors with material interests shall not vote nor be counted in quorum. Subject to certain exceptions, the Articles provide that a Director shall not vote (nor shall he or she be counted in the quorum) on any resolution of the Board approving any contract, arrangement or proposal in which he or she, or any of his or her associates, is, to his or her knowledge, materially interested. If he or she shall vote, his or her vote shall not be counted (nor shall he or she be counted in the quorum for that resolution). Mr. Edmund Tse, a non-executive Director of the Company, is also the Chairman of Nan Shan which competes with AIA Taiwan in Taiwan and could seek to enter one or more of our other geographical markets in the future. Notwithstanding his position in Nan Shan, Mr. Edmund Tse does not have any beneficial interest in any shares in Nan Shan. In addition, Mr. Jeffrey Hurd and Mr. Jay Wintrob, two of our non-executive Directors, are employees of the AIG Group. The Articles require a Director to recuse himself or herself from voting in the event the Director has any conflict of interest. Save as disclosed in this paragraph, as of the Latest Practicable Date, none of the Directors had any interest that competes or is likely to compete, either directly or indirectly, with our business.

•	Audit, nomination and remuneration committees. We have established an audit committee, a nomination committee and a remuneration committee to assess and control, and ensure the Board is appropriately advised as to, matters relating to (among other things) our relationship with our external auditors and our internal audit function, the remuneration of the Directors and our senior management, and the composition of the Board. Our audit committee is constituted with non-executive Directors and each of our nomination committee and remuneration committee is constituted with a majority of independent nonexecutive Directors. Moreover, the chairmen of each of our audit, nomination and remuneration committees is an independent non-executive Director. For the composition of, and other details relating to, these committees, see the section headed “Directors and Senior Management” in this document.

•	Risk committee. We have established a risk committee to consider, review and approve risk management policies, guidelines, strategies, risk levels and related resource allocation. For the composition of, and other details relating to, this committee, see the section headed “Directors and Senior Management” in this document.

•	Information provided pursuant to the AIG Framework Agreement is subject to our compliance with applicable law, regulations and the Listing Rules. The AIG Framework

OUR RELATIONSHIP WITH THE AIG GROUP
Agreement specifically provides that any of our obligations to provide information to AIG thereunder shall be subject to the condition that nothing therein shall in any way limit or otherwise restrict our ability to comply with applicable laws, regulations and stock exchange requirements (including requirements under the Listing Rules).

•	Information provided pursuant to the AIG Framework Agreement is subject to strict confidentiality restrictions. To ensure that material non-public information is not leaked, we have agreed with AIG to enter into a confidentiality agreement that any material non-public information exchanged pursuant to the AIG Framework Agreement will be kept confidential.

•	Material non-public information exchanged pursuant to the AIG Framework Agreement will not be used for trading in securities. The Company and AIG will collectively implement procedures and mechanisms to ensure that neither party trades in securities of the other on the basis of material non-public information that may be exchanged pursuant to the AIG Framework Agreement.

OUR RELATIONSHIP WITH THE AIG GROUP
CERTAIN SHAREHOLDER ARRANGEMENTS
The LLC Agreement
     In connection with the closing of the transactions contemplated by the FRBNY Purchase Agreement, on 1 December 2009, AIG, AIRCO, the FRBNY and AIA Aurora LLC entered into the LLC Agreement, which sets forth the terms and conditions of the respective parties’ ownership and governance rights in AIA Aurora LLC. The key terms of the LLC Agreement are set forth below.
Board Composition of AIA Aurora LLC
     AIA Aurora LLC has been established as a “managers-managed” limited liability company under Delaware law and the board of managers of AIA Aurora LLC currently comprises three managers, each of whom has been designated by AIG. Only the holders of a majority of the common units of AIA Aurora LLC are entitled to designate or remove any manager. Until the payment in full of the Liquidation Preference and as long as it continues to hold any preferred units of AIA Aurora LLC, the FRBNY will be entitled to appoint two individuals to attend meetings of the board of managers of AIA Aurora LLC as non-voting observers.
Voting Rights and FRBNY Approval Rights
     The holders of the common units of AIA Aurora LLC are entitled to one vote for each common unit held. The preferred units of AIA Aurora LLC are non-voting. However, until the payment in full of the Liquidation Preference and as long as the FRBNY continues to hold any preferred units, a number of significant matters relating to AIA Aurora LLC and its subsidiaries, including the AIA Group, will be subject to the prior approval of the FRBNY. These approval rights of the FRBNY correspond to those arising under the FRBNY Framework Agreement that are described below in “— The FRBNY Framework Agreement — Significant Matters Requiring the Prior Approval of the FRBNY” in this section. The U.S. Treasury Department will acquire rights substantially similar to those of the FRBNY under the LLC Agreement in connection with the AIG Recapitalisation.
     The FRBNY has agreed that its approval rights arising under the FRBNY Agreement will terminate upon AIA Aurora LLC having received aggregate net proceeds from the sale of the Shares owned by AIA Aurora LLC in an amount equal to at least US$13.6 billion. Notwithstanding any termination of the approval rights under the FRBNY Framework Agreement, the FRBNY or the U.S. Treasury Department (following any assignment by the FRBNY of its rights in connection with the proposed AIG Recapitalisation) will continue to have substantially similar approval rights with respect to actions taken by AIA Aurora LLC (including the voting of its Shares in AIA Group Limited) until payment in full of the outstanding liquidation preferences relating to the preferred units of both AIA Aurora LLC and the ALICO SPV.
Liquidation Preference of the Preferred Units
     The preferred units of AIA Aurora LLC have an aggregate initial liquidation preference of US$16 billion, which accrues at five percent (5%) per annum until 22 September 2013 and thereafter at nine percent (9%) per annum, each compounded quarterly (such accrued amount, at any time, the “Liquidation Preference”). The preferred units of AIA Aurora LLC have no fixed maturity date.
     The amount of the Liquidation Preference will be reduced by the amount of any distributions received by the holders of the preferred units of AIA Aurora LLC as a result of the priority distribution

OUR RELATIONSHIP WITH THE AIG GROUP
rights described in “— Distributions by AIA Aurora LLC to its Members” in this section. After the amount of the Liquidation Preference is repaid in full, AIA Aurora LLC will, at any time, be able to redeem the preferred units in full by paying the FRBNY an additional amount equal to 1% of the net proceeds AIA Aurora LLC would receive if it were to sell 100% of the Shares of AIA Group Limited then held by AIA Aurora LLC (based on the average closing sales price of AIA Group Limited’s shares on the trading day immediately prior to the date of the notice of such a redemption). Upon such a redemption, the preferred units of AIA Aurora LLC will automatically terminate and the FRBNY will no longer have any rights (economic or otherwise) as a member of AIA Aurora LLC.
     It is anticipated that one of the primary means by which the Liquidation Preference will be reduced will be through (i) the distribution to the holders of the preferred units of the net proceeds of additional sales of our Shares by AIA Aurora LLC after the sale of our Shares in the future or (ii) the distribution from time to time of Shares in the future then held by AIA Aurora LLC or any of its affiliates to the holder of the preferred units pursuant to a Distribution Demand, the concurrent sale of these Shares by the FRBNY and then the U.S. Treasury Department, and reduction of the Liquidation Preference by an amount equal to the closing sale price of such Shares on the Hong Kong Stock Exchange in the ten consecutive days ending on the second full trading date prior to the date of the Distribution Demand, as described below in “—The FRBNY’s Right to Receive Shares” in this section.
     The FRBNY, the U.S. Treasury Department and AIG do not have a definitive timeline for the reduction of the Liquidation Preference of the preferred units of AIA Aurora LLC through sales of Shares after the sale of our Shares. It is intended that the reduction will occur as promptly as practicable in an orderly manner, subject to market conditions and other factors, including the Lock-ups. It is not currently anticipated that dividends or other distributions of the AIA Group will be a significant source of financing for the payment of the Liquidation Preference.
Distributions by AIA Aurora LLC to its Members
     Each fiscal year, the holders of the common units of AIA Aurora LLC are entitled to receive an aggregate distribution of up to US$200,000,000 from AIA Aurora LLC. Other distributions to the members of AIA Aurora LLC will be made in accordance with the distribution waterfall set forth in the LLC Agreement which affords priority to the payment of the Liquidation Preference to the holders of the preferred units of AIA Aurora LLC (all of which are currently held by the FRBNY). In addition, AIA Aurora LLC will be required to make mandatory distributions, in accordance with the distribution waterfall, of the net proceeds to AIA Aurora LLC of (a) any public offering of securities by AIA Aurora LLC, the Company or any of its material subsidiaries, (b) any sale of assets by AIA Aurora LLC or any of its subsidiaries in excess of US$15,000,000, or (c) any sale, merger, consolidation or other business combination of AIA Aurora LLC or any of its material subsidiaries, subject to certain exceptions.
The FRBNY’s Right to Receive Shares
     Until the payment in full of the Liquidation Preference, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to demand the reduction of the then-outstanding Liquidation Preference attaching to its preferred units in exchange for an equivalent value of Shares then held by AIA Aurora LLC or any of its affiliates (each such demand, a “Distribution Demand”). The FRBNY will sell all of the Shares distributed to it upon the exercise of any Distribution Demand (“Distribution Securities”) concurrently with such distribution. The FRBNY has agreed that it will not exercise a Distribution Demand: (i) until after the expiration of the First Six-month Period, or (ii) during the Second Six-month Period in any manner that would cause AIG or AIA Aurora LLC to cease to be a controlling shareholder of the AIA Group or otherwise be in breach of their respective lock-up obligations.

OUR RELATIONSHIP WITH THE AIG GROUP
     The FRBNY’s rights to make a Distribution Demand would also be exercisable by the U.S. Treasury Department after the transfer of the preferred units of AIA Aurora LLC in connection with the AIG Recapitalisation.
     Upon the completion of a distribution of Distribution Securities to the FRBNY pursuant to a Distribution Demand, the amount of the Liquidation Preference required to be repaid by AIA Aurora LLC in respect of the preferred units held by the FRBNY will be reduced by an amount equal to the trading value of the Shares distributed. The average closing sales price of such Shares on the Hong Kong Stock Exchange in the ten consecutive days ending on the second full trading day prior to the date of the Distribution Demand will be used to calculate such trading value. The maximum value of Shares that can be subject to a Distribution Demand will be equal to the amount of the then current Liquidation Preference.
The FRBNY’s Right to Require Dispositions of Shares
     As a condition to the FRBNY’s consent to the sale of Shares by AIA Aurora LLC in the future pursuant to the LLC Agreement, AIG, AIA Aurora LLC and the FRBNY have agreed that after the payment in full of the Liquidation Preference and until the payment in full of all amounts outstanding and payable to the FRBNY under the FRBNY Credit Agreement, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to demand, from time to time, the additional sale of Shares by AIA Aurora LLC (each such demand, a “Disposition Demand”). The net proceeds of all Shares sold by AIA Aurora LLC upon the exercise of any Disposition Demand (“Disposition Shares”) shall be applied by AIG to reduce the amounts then outstanding under the FRBNY Credit Agreement. The FRBNY has agreed that it will not exercise a Disposition Demand in any manner that would cause AIG or AIA Aurora LLC to be in breach of the Lock-ups.
     If, in connection with the AIG Recapitalisation the FRBNY Credit Agreement is fully repaid and terminated, the FRBNY shall no longer have a right to make a Disposition Demand.
     See the section headed “Risk Factors — Risks Relating to Ownership of our Shares — Future sales of substantial amounts of our Shares in the public market could significantly depress the price of our Shares” in this document.
The FRBNY’s Right To Make a Sale Demand
     Until the payment in full of the Liquidation Preference and as long as it continues to hold any preferred units of AIA Aurora LLC, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to require AIA Aurora LLC to use its best efforts to effect the sale of AIA Aurora LLC or any other entity owning all or substantially all of the assets of AIA Aurora LLC and its subsidiaries (whether by merger, consolidation, business combination or similar transaction) (such demand, a “Sale Demand”). The FRBNY’s rights to make a Sale Demand or effect a Drag-Along Sale would also be exercisable by the U.S. Treasury Department after the transfer of the preferred units of AIA Aurora LLC in connection with the AIG Recapitalisation.

OUR RELATIONSHIP WITH THE AIG GROUP
AIA Aurora LLC may be required to use its best efforts to effect the sale of its Shares in the Company pursuant to a Sale Demand.
     The FRBNY has agreed that it will not exercise its Sale Demand going forward until AIG and AIA Aurora LLC cease to be subject to the Lock-ups.
The FRBNY’s Right To Compel a Drag-Along Sale
     Until the payment in full of the Liquidation Preference and as long as it continues to hold any preferred units of AIA Aurora LLC, the FRBNY will have the right (until 1 December 2010 with the prior concurrence of the AIG Credit Facility Trust, until 1 December 2013 upon prior consultation with the AIG Credit Facility Trust and after 1 December 2013 in its sole discretion) to compel the holders of the common units of AIA Aurora LLC to sell their common units concurrently with the FRBNY’s sale of its preferred units (a “Drag-Along Sale”).
     The FRBNY has agreed that it will not exercise a Drag-Along Sale going forward until AIG and AIA Aurora LLC cease to be subject to the Lock-ups.
Transfers of Membership Interests in AIA Aurora LLC
     Until the payment in full of the Liquidation Preference, without the prior consent of the holders of a majority of the preferred units of AIA Aurora LLC, no holder of common units of AIA Aurora LLC may transfer any common units to any person other than the FRBNY, AIG, AIG Life Holdings (International) LLC, another holder of common units or any person that is a wholly-owned subsidiary of a holder of common units. The preferred units of AIA Aurora LLC are freely transferable by the FRBNY.
The FRBNY Framework Agreement
     In order to implement directly at the AIA Group level certain of the FRBNY’s rights arising under the LLC Agreement, the Company and the FRBNY will enter into the FRBNY Framework Agreement. The key terms of the FRBNY Framework Agreement are set forth below.
Significant Matters Requiring the Prior Approval of the FRBNY
     The actions described below may not be taken by the Company and the Company’s material subsidiaries without the prior approval of the FRBNY. The FRBNY has agreed that these approval rights will terminate upon AIA Aurora LLC having received aggregate net proceeds from the sale of the Shares owned by AIA Aurora LLC in an amount equal to at least US$13.6 billion.
(a)	any amendment of the Articles or the constitutional documents of any of the Company’s material subsidiaries in a manner that materially adversely affects any right of the preferred units of AIA Aurora LLC;

(b)	any authorization or issuance of any equity securities of the Company or any of its material subsidiaries that are convertible into, or exercisable or exchangeable for, equity securities that are senior in priority to the common or ordinary equity securities of the entity issuing such securities;

OUR RELATIONSHIP WITH THE AIG GROUP
(c)	any merger, consolidation, scheme of arrangement or similar transaction involving the Company or any sale of all or substantially all of the consolidated assets of the AIA Group;

(d)	any recapitalisation, reorganisation, reclassification, spin-off or combination of any equity securities of the Company or any of its material subsidiaries;

(e)	any sale, transfer, pledge or other disposition of any assets, business or operations representing 10% or more of the consolidated assets of the AIA Group or generating 10% or more of the consolidated revenues of the AIA Group, subject to the following exceptions:
(i)	intercompany transactions within the AIA Group;

(ii)	investment asset and cash management by the Company’s regulated subsidiaries in the ordinary course of business consistent with past practices;

(iii)	reinsurance or co-insurance arrangements in the ordinary course of business consistent with past practices; and

(iv)	the creation of any lien permitted under the FRBNY Credit Agreement;
(f)	any acquisition of assets by the AIA Group with an aggregate purchase price equal to or greater than 10% of the consolidated assets of the AIA Group or generating 10% or more of the consolidated revenues of the AIA Group, subject to the exceptions specified in clauses (e)(i) through (e)(iii) above;

(g)	any public sale of equity securities of the Company or any of its material subsidiaries;

(h)	any redemption or repurchase of any equity securities of the Company or any of its material subsidiaries that are owned by any person, other than AIA or any wholly-owned subsidiary of AIA;

(i)	any entry into or modification of any contract or other transaction or arrangement with any member of AIA Aurora LLC or other affiliate of the Company which is a legal entity, requiring payments in excess of US$10 million per annum, subject to the following exceptions:
(i)	actions taken in ordinary course of business consistent with past practice and on arm’s-length terms; or

(ii)	intercompany transactions within the AIA Group;
(j)	any voluntary liquidation, dissolution, bankruptcy or legal action evidencing insolvency of the Company or any of its material subsidiaries;

(k)	entry into any agreement, indenture or other instrument which contains provisions that would restrict the Company’s ability to declare, pay or make dividends or distributions with respect to any of its equity securities, other than (i) agreements or undertakings entered into by any subsidiary that is an insurance company in the ordinary course of business (ii) as required by any applicable law, regulation, directive or order or (iii) in connection with the exceptions specified in clause (l) below; or

(l)	the incurrence of indebtedness by the Company (other than the promissory note, dated as of 30 November 2009, of a principal amount of US$50 million issued by the Company to AIA Aurora LLC in connection with the closing of the FRBNY Transaction) or by any of the

OUR RELATIONSHIP WITH THE AIG GROUP
Company’s subsidiaries having an outstanding principal amount in excess of US$500 million in the aggregate or guaranteeing any such indebtedness, subject to the following exceptions:
(i)	any refinancing (including any extension, renewal or exchange) of existing indebtedness, in a principal amount no greater than the amount of such existing indebtedness;

(ii)	borrowings under currently available lines of credit;

(iii)	intercompany indebtedness within the AIA Group; or

(iv)	other indebtedness incurred in connection with the matters specified in clauses (e)(ii) and e(iii) above or any acquisition of assets by the AIA Group with an aggregate purchase price less than 10% of the consolidated assets of the AIA Group or generating less than 10% of the consolidated revenues of the AIA Group.
     Please see the section headed “Risk Factors — Risks Relating to our Corporate Structure — The FRBNY has approval rights over a number of significant matters relating to the AIA Group which the FRBNY may exercise in ways that adversely affect you and the value of your Shares” in this document.
     The FRBNY’s approval rights under the FRBNY Framework Agreement as summarised above will not apply to any of the following: (i) actions taken to comply with any applicable law or regulatory requirement, or any directive or order of any relevant governmental regulator or (ii) any action resulting in the distribution of the entire Liquidation Preference to the holders of the preferred units in AIA Aurora LLC. In the event of any conflict between the FRBNY Framework Agreement and any law, regulation, directive or order applicable to the Company, the Company has agreed to take such actions as the FRBNY may reasonably request in order to resolve such conflict such that the transactions contemplated by the FRBNY Framework Agreement may be consummated as originally contemplated to the fullest extent possible.
     The Company is required to obtain the prior written consent of the FRBNY with respect to any proposed action summarised above, unless such approval rights have terminated as a result of AIA Aurora LLC having received aggregate net proceeds from the sale of the Shares in the future owned by AIA Aurora LLC in an amount equal to at least US$13.6 billion. The Company shall deliver to the FRBNY a written request for consent, setting forth sufficient detail regarding the facts and circumstances of such proposed action (including all financial and background information) to enable the FRBNY to make a reasonably informed decision with respect to such request for consent. The FRBNY shall only have been deemed to have provided its written consent to any proposed action if the FRBNY has delivered to the Company a copy of the written request with respect to such proposed action which has been countersigned by the FRBNY. Pursuant to the FRBNY Framework Agreement, the FRBNY agrees to use reasonable efforts to cause a decision as to whether or not to grant its consent to any proposed action to be made within 30 calendar days after a conforming written request with respect thereto is delivered to the FRBNY.
     The FRBNY’s approval rights under the LLC Agreement and the FRBNY Framework Agreement would also be exercisable by the U.S. Treasury Department after the transfer of such rights in connection with the AIG Recapitalisation.
Cooperation with the Sale and Marketing of Distribution Securities and Disposition Shares
     The Company is required to cooperate with the FRBNY in connection with the marketing and sale of any Distribution Securities and any Disposition Shares, as described above in “— The LLC Agreement of AIA Aurora LLC — The FRBNY’s Right to Receive Shares” and “— Ownership of AIA Aurora LLC — The FRBNY’s Right to Require Dispositions of Shares” in this section. The Company shall provide such assistance to the FRBNY as may be reasonably requested, including, without limitation, (i) preparing and making management presentations and participating in due diligence

OUR RELATIONSHIP WITH THE AIG GROUP
sessions and other reasonable meetings, (ii) participating in road shows and providing other marketing assistance, (iii) providing access to its financial and other information and its officers and other key employees who are knowledgeable about the Company’s business and operations, (iv) assisting in the preparation of any offering memoranda or documents and/or any necessary securities and/or document registrations or other filings in relevant jurisdictions, and (v) executing and delivering any documents reasonably necessary for the consummation of such transaction.
Cooperation with any Sale Demand or Drag-Along Sale
     The Company is required to cooperate with the FRBNY in connection with a Sale Demand or Drag-Along Sale, each as described above in “— Ownership of AIA Aurora LLC — The FRBNY’s Right To Make a Sale Demand” and “— The LLC Agreement — The FRBNY’s Right to Compel a Drag-Along Sale” in this section. The Company shall provide such assistance to the FRBNY as may be reasonably requested, including, without limitation, (i) preparing and making management presentations and participating in due diligence sessions and other reasonable meetings, (ii) preparing an information memorandum and an electronic data room, (iii) providing access to its financial and other information and its officers and other key employees who are knowledgeable about the Company’s business and operations, (iv) assisting in the preparation of the transaction agreement(s), including any disclosure schedules or exhibits thereto, (v) making any announcements or required filings in relevant jurisdictions, (vi) preparing and mailing any circulars and/or notices of shareholder meetings as may be required in connection with such transaction, and (vii) executing and delivering any documents reasonably necessary for the consummation of such transaction.
     The FRBNY’s rights to make a Sale Demand or effect a Drag-Along Sale would also be exercisable by the U.S. Treasury Department after assignment of such rights in connection with the AIG Recapitalisation.
The FRBNY’s Right to Appoint a Global Coordinator
     Until the payment in full of the Liquidation Preference and as long as it continues to hold a majority in interest of the preferred units of AIA Aurora LLC, the FRBNY will have the right to appoint one of the global coordinators for any public offering of securities by the Company. In addition, the FRBNY will have the right to appoint one of the global coordinators in connection with any disposition of Disposition Shares that involves a public offering.
The AIG Framework Agreement
     Going forward, AIG will continue to beneficially own a material portion of our issued and outstanding Shares. As a result of our relationship with AIG, we will be subject to certain U.S. laws, rules and regulations, such as the FCPA, the Sarbanes-Oxley Act of 2002, the trade sanction laws and regulations administered by OFAC and other U.S. laws, rules and regulations, and we will need to facilitate AIG’s reporting obligations as a U.S. public reporting company listed on the NYSE. Accordingly, we entered into AIG Framework Agreement, with AIG that governs our related obligations going forward. We have agreed with AIG that any material non-public information exchanged pursuant to the AIG Framework Agreement will be kept confidential and will not be used for any purpose other than the intended purposes of the agreement.
Compliance and Related Information Reporting Requirements
     We will be subject to AIG’s compliance procedures and related information reporting requirements pursuant to the AIG Framework Agreement for so long as (i) AIG directly or indirectly beneficially owns 50% or more of the voting equity interests of AIA Group Limited, (ii) AIG has the ability to elect a majority of the Board or (iii) AIG otherwise has de facto (or negative) control over the AIA Group as reasonably determined by AIG in accordance with applicable U.S. extraterritorial laws (collectively the “Indicia of Control”). The existence or absence of a de facto (or negative) control relationship will be assessed by AIG after consideration of all relevant facts and circumstances,

OUR RELATIONSHIP WITH THE AIG GROUP
including AIG’s percentage ownership of our Shares, AIG’s representation on the Board and any relevant continuing contractual arrangements between the AIG Group or the FRBNY, on the one hand, and the AIA Group, on the other hand.
     AIA’s principal compliance obligations under the AIG Framework Agreement are as follows:
•	adopting AIG’s regulatory and compliance policies and procedures, and information reporting and training requirements;

•	complying with U.S. extraterritorial laws, including with respect to establishing and implementing internal controls and maintaining accurate books and records;

•	conducting periodic certifications, compliance reviews and reporting to AIG;

•	cooperating with audits and investigations by AIG with respect to our compliance with AIG’s regulatory and compliance policies and procedures, and information reporting and training requirements and any other investigations of AIG subsidiaries by a U.S. governmental authority; and

•	adhering, to the extent applicable to the AIA Group, to restrictions under TARP, including with respect to expense management, lobbying and executive compensation.
     Going forward, we will be subject to such compliance policies and procedures as a result of AIG’s ongoing Board representation and significant ownership stake in AIA Group Limited. For more information regarding the impact of certain U.S. laws and regulations on our business and the applicable TARP restrictions relating to executive compensation see the section headed “Risk Factors — Risks Relating to our Relationship with the AIG Group — Due to our relationship with AIG we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors are not subject to” in this document.
     Separately, we have agreed to notify AIG if we have reason to believe that our conduct has, or could reasonably be expected to have, resulted in a violation by AIG of U.S. anti-corruption laws. In addition, we have agreed to cooperate with AIG in response to any governmental investigation of AIG relating to our conduct and any reasonable suspicion by AIG that our conduct could have resulted in, or reasonably be expected to result in, a violation by AIG of U.S. anti-corruption laws. In addition to when AIG has an Indicia of Control, AIA Group Limited shall comply with U.S. anti-boycott laws and related requirements for so long as AIG directly or indirectly beneficially owns 25% or more of the voting equity interests of AIA Group Limited.
     The AIG Framework Agreement also provides that for so long as AIG has one Director on the Board, (i) our chief compliance officer will make periodic reports to the Board and to AIG’s chief compliance officer with regard to any conduct of the Company or any of its subsidiaries that has resulted in, or could reasonably be expected to result in, a violation by AIG or AIG’s directors of any applicable anti-corruption laws, and (ii) the Board and AIA Group Limited’s chief compliance officer will receive certain additional compliance training on applicable anti-corruption laws.
     See the section headed “Risk Factors — Risks Relating to Our Relationship with the AIG Group — Due to our relationship with AIG, we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors may not be subject to” in this document.
Financial Information and Related Covenants
     Going forward, AIG may continue to include us as a “subsidiary” for various financial reporting, accounting and other purposes, and AIG may have certain reporting obligations based on AIG’s beneficial ownership of our Shares. As a result, pursuant to the AIG Framework Agreement, we

OUR RELATIONSHIP WITH THE AIG GROUP
have agreed to comply with certain financial information and related covenants in accordance with applicable law and U.S. public reporting requirements.
     For so long as (i) AIG directly or indirectly beneficially owns 50% or more of the voting equity interests of AIA Group Limited or (ii) any member of the AIG Group is required, in accordance with U.S. GAAP, to consolidate our financial statements with the AIG Group’s financial statements, in addition to the 5% threshold covenants, 10% threshold covenants and 20% threshold covenants (each described below), we have agreed to:
•	provide AIG with access to our books and records;

•	comply with AIG’s accounting policies, provide reasonable notice to AIG of any proposed material change in our accounting estimates or accounting policies and, other than as required under applicable law, not make any material change in our accounting principles or policies without AIG’s prior written consent;

•	submit to AIG management certifications attesting to the accuracy and completeness of our financial and accounting records and the effectiveness of our disclosure controls and procedures;

•	maintain a system of internal accounting controls to provide AIG with reasonable assurance of our compliance with the requirements of AIG’s agreements with the FRBNY or the U.S. Treasury Department, and submit certifications to AIG of such compliance;

•	deliver to AIG within 15 calendar days after the end of each quarter the AIG standard internal financial reporting package;

•	timely deliver to AIG drafts of our consolidated financial statements for the fiscal year or quarter then ended, a discussion and analysis by management of our consolidated financial condition and results of operations, all statistical information necessary for inclusion in any AIG Group member’s annual or quarterly earnings press release, and the final form of our annual or quarterly report, as applicable, together with all certifications required by applicable law and an opinion thereon by our independent auditors;

•	consult with AIG in advance of selecting the firm to be appointed as our auditor;

•	deliver to AIG annual budgets and updated financial projections and provide AIG with an opportunity to meet with our management to discuss such projects and projections upon reasonable notice;

•	maintain current documentation of design and testing results of internal control over U.S. GAAP financial reporting, perform testing and report to AIG information that AIG reasonably requires to assess significant deficiencies or material weaknesses in internal control over U.S. GAAP financial reporting; and

•	inform AIG within a reasonable time period regarding any material tax issue raised by a tax authority.
     All financial information provided by the AIA Group to AIG pursuant to this requirement must be consistent in terms of format, content, timing and also consistent with the procedures and practices then in effect, including, if applicable, AIG’s GAAP and U.S. Securities and Exchange Commission accounting and financial reporting requirements, with such changes in procedures and practices as may be reasonably requested by AIG from time to time in order to comply with applicable law and the applicable rules and regulations of the U.S. Securities and Exchange Commission.

OUR RELATIONSHIP WITH THE AIG GROUP
     If (i) AIG directly or indirectly beneficially owns at least 20% of the voting equity interests of AIA Group Limited or (ii) any member of the AIG Group is required to account for its investment in us under the equity method of accounting (determined in accordance with U.S. GAAP), in addition to the 5% threshold covenants and 10% threshold covenants (described below), we have agreed to:
•	maintain books, records and accounts which accurately and fairly reflect the transactions and dispositions of our assets, and devise and maintain a system of internal control over U.S. GAAP financial reporting to provide reasonable assurances: (i) that transactions are executed in accordance with management’s general or specific authorisation; (ii) that transactions are properly recorded; (iii) that access to assets is permitted only in accordance with management’s general or specific authorisation; and (iv) of the effectiveness of our disclosure controls and procedures;

•	provide to AIG annual reports filed by AIA with the OCI promptly following the filing of such reports by AIA;

•	provide to AIG such other financial information and analyses that may be necessary for any member of the AIG Group to comply with applicable U.S. GAAP and U.S. Securities and Exchange Commission accounting or financial reporting requirements or other regulatory requirements or respond to any requests regarding us received from investors, financial analysts or governmental authorities;

•	deliver to AIG certain risk, management, capital and investment information;

•	cooperate with AIG in preparing our reports, notices, proxy and information statements, registration statements and documents;

•	consult with AIG as to the appropriate timing for annual, semi-annual and special meetings and calls between us and members of the institutional investment community (AIG will have the right to comment on information to be provided if AIG directly or indirectly beneficially owns more than 50% of our outstanding Shares); and

•	in connection with any AIG Group member’s preparation of its audited annual financial statements and its annual report, instruct our auditors to date their opinion on our audited financial statements no later than AIG’s auditor dates their opinion on the AIG annual financial statements, and to make available to AIG’s auditors access to the personnel who are performing our annual audit and any related working papers.
     For any taxation period during which, at any time, AIG directly and indirectly beneficially owns at least 10% of the voting equity interests of AIA Group Limited, we have agreed to deliver to AIG the tax data and other information reasonably required by AIG to prepare and file its tax returns for such period, and we will promptly notify AIG of any changes in the information previously provided, particularly changes resulting from filing amended tax returns or examinations by any governmental authority. In addition, we will retain documentation necessary to support the information furnished to AIG for at least five years following the calendar year to which the information requested relates, and will not otherwise destroy or discard such documentation without providing AIG prior notice and an opportunity to examine, duplicate or take possession of such information.
     If AIG directly or indirectly beneficially owns at least 5% of the voting equity interests of AIA Group Limited, we have agreed to provide to AIG any information which AIG reasonably needs to comply with any requirements imposed on AIG by a governmental authority, and for use in any other judicial, regulatory, administrative, tax or other proceeding. We will cooperate fully with AIG and provide all information that AIG reasonably requests in the preparation of AIG’s press releases, public earnings releases, quarterly reports, annual reports, any current reports and any other public filings made by any member of the AIG Group.

CONNECTED TRANSACTIONS
OVERVIEW
     We have entered into certain transactions with parties who are our connected persons (as defined in the Listing Rules) and these transactions will continue going forward, thereby constituting continuing connected transactions under the Listing Rules.
     The historical values disclosed for FY 2007, FY 2008, FY 2009 and 1H 2010 in respect of the continuing connected transactions in this section constitute a portion of the values disclosed in respect of related party transactions for FY 2007, FY 2008, FY 2009 and 1H 2010 at Note 41 of the Accountant’s Report set forth in Appendix I to this document.
     A further portion of the amounts disclosed in respect of related party transactions for FY 2007, FY 2008, FY 2009 and 1H 2010 at Note 41 of the Accountant’s Report is attributable to: (i) those continuing connected transactions disclosed in this section which constitute shared administrative services exempt from the reporting, announcement and independent shareholders’ approval requirements under Rule 14A.33(2) of the Listing Rules and for which historical values have not been disclosed; and (ii) transactions between us and members of the AIG Group that will not continue going forward and which therefore do not constitute continuing connected transactions requiring disclosure in this section. Further details of related party transactions are included in the Accountant’s Report set forth in Appendix I to this document.
Exempt continuing connected transactions
     Going forward, the following transactions will be regarded as continuing connected transactions exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33 of the Listing Rules.
Insurance and Investment Management Products and Services Provided by Us in the Ordinary Course of Business
     We provide insurance and investment management products and services to customers in the ordinary and usual course of our business. These customers include persons who are our connected persons under Chapter 14A of the Listing Rules.
     These transactions have been entered into in the ordinary and usual course of our business and are on normal commercial terms, as either the products and services are provided by us at market rates comparable to third-party insurers, or where such products and services are provided by us to connected persons who are employees at staff rates which are below market rates, these terms are no more favourable than those applicable to comparable employees who are not our connected persons.
     We expect to continue providing insurance and investment management products and services to such connected persons going forward and will continue to do so on normal commercial terms.
     The provision of insurance and investment management products and services by the Company to persons who are our connected persons and their associates constitutes the acquisition by such connected persons of consumer goods and services for their own private use on normal commercial terms in the ordinary and usual course of business, and the value of each of these transactions is less than 1% of the total revenue of the Company. Accordingly, the provision of insurance and investment management products and services to each connected person as described above will constitute a continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(1) of the Listing Rules.

CONNECTED TRANSACTIONS
Information Technology (“IT”) Services Transactions with the AIG Group
     We have entered into various agreements with members of the AIG Group under which we provide IT and related services, including domestic network and hosting services.
     These transactions have been entered into in the ordinary and usual course of our business and are on normal commercial terms. The fees payable are set forth in each agreement relating to these transactions.
     We and the AIG Group are in the process of reducing our dependency upon one another, including in respect of IT services. We expect that all of the agreements under which we provide IT services to the AIG Group will terminate by 31 December 2010 and we do not expect to enter into any new agreements relating to IT services with the AIG Group.
     The IT services transactions with the AIG Group constitute shared administrative services provided by us to the AIG Group, and the fees payable for these services are shared at a cost that is identifiable and allocated to the parties on a fair and equitable basis. Accordingly, the IT services transactions with the AIG Group constitute continuing connected transactions exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(2) of the Listing Rules.
Management and Administrative Services Transactions with the AIG Group
     We have entered into various agreements with members of the AIG Group under which we provide or receive management, administrative and related services, including data management, trustee services and services in support of our investment management activities including trade execution and settlement, custodian interface, portfolio performance measurement and related ancillary services.
     These transactions have been entered into in the ordinary and usual course of our business and are on normal commercial terms. The fees payable are set forth in each agreement relating to these transactions.
     We expect to continue providing such services to, and receiving such services from, members of the AIG Group going forward and will continue to do so on normal commercial terms.
     The management and administrative services transactions with the AIG Group constitute shared administrative services, and the fees payable for these services are shared at a cost that is identifiable and allocated to the parties on a fair and equitable basis. Accordingly, the management and administrative services transactions with the AIG Group constitute continuing connected transactions exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(2) of the Listing Rules.
Group Insurance Transactions with the AIG Group
     We have entered into various agreements with members of the AIG Group under which we sell or purchase insurance policies against risks relating to corporate group business assets and operations, including movable and immovable property insurance, fire insurance, travel insurance and employee life, group life and medical insurance. We have also entered into agreements with the AIG Group under which we receive the benefit of insurance policies entered into between the AIG Group and third-party insurers in relation to business assets and operations risks including employee misconduct, directors’ and officers’ liability and electronic data loss insurance.

CONNECTED TRANSACTIONS
     Those transactions under which we sell or purchase insurance policies have been entered into in the ordinary and usual course of our business and are on normal commercial terms, as the premiums and other fees payable under these transactions are comparable to those in transactions with third-party providers.
     The aggregate historical values on a gross basis of payments made by us under these transactions in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$5.9 million, US$9.0 million, US$5.8 million and US$2.0 million respectively.
     The aggregate historical values on a gross basis of payments received by us under these transactions in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$0.6 million, US$1.4 million, US$1.8 million and US$1.2 million respectively.
     Those transactions under which we receive the benefit of insurance policies entered into between the AIG Group and third-party insurers have been entered into in the ordinary and usual course of our business and are on normal commercial terms, as the premiums and fees payable by us are proportionate to our share of the risks insured under the third-party insurance policies.
     We expect to continue selling insurance policies to, and purchasing insurance policies from, members of the AIG Group going forward and will continue to do so on normal commercial terms.
     While we expect that a number of the agreements under which we receive the benefit of insurance policies entered into between the AIG Group and third-party insurers will terminate due to our entering into new policies directly with third-party insurers, we expect to continue receiving the benefit of insurance policies entered into between the AIG Group and third-party insurers going forward, and will continue to do so on normal commercial terms.
     It is anticipated that the aggregate annual value on a fiscal basis of the transactions under which insurance policies are sold to members of the AIG Group, together with the aggregate annual value of the insurance policies purchased from members of the AIG Group, and the transactions under which we receive the benefit of insurance policies entered into between the AIG Group and third-party insurers, will not exceed US$9.4 million on a gross basis and, therefore, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, less than 0.1%. Accordingly, insurance transactions with the AIG Group constitute in aggregate a de minimis continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(3) of the Listing Rules.
Real Estate Transactions with the AIG Group
     We have entered into various agreements under which we grant leases or licences in respect of office premises and storage space to members of the AIG Group in a number of countries including Hong Kong, Malaysia, Singapore, Thailand and the Philippines.
     The aggregate historical values on a gross basis of payments received by us under these transactions in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$2.5 million, US$2.8 million, US$2.5 million and US$1.3 million respectively.
     These transactions have been entered into in the ordinary and usual course of our business and are on normal commercial terms, as the rent and other fees payable under the leases and licences are comparable to the market rates for similar properties in the relevant country. Our independent property valuer, CB Richard Ellis, has confirmed that the rents and other fees payable under the leases in respect of these transactions are within the reasonable range of the then prevailing market rates at the date of execution of each lease agreement.

CONNECTED TRANSACTIONS
     We expect to continue granting leases and licences in respect of office premises and storage space to members of the AIG Group going forward and will continue to do so on normal commercial terms.
     It is anticipated that the aggregate annual value on a fiscal basis of the leases and licences entered into with members of the AIG Group will not exceed US$3.3 million on a gross basis and, as a result, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, less than 0.1%. Accordingly, real estate transactions with the AIG Group constitute in aggregate a de minimis continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(3) of the Listing Rules.
Intellectual Property Licence Transactions with AIG
     We have entered into various agreements since 30 November 2009 with AIG under which AIG grants to us non-exclusive, fully paid-up, royalty-free licences of certain intellectual property including certain AIG trademarks and corporate names, rights in respect of computer software and other registered and unregistered intellectual property rights. The AIG trademarks and corporate names are licensed to us on a transitional basis in order to enable us to migrate away from the use of AIG branding in our business. These licences cover our geographical markets and are for a term which expires on the later of 30 November 2011 or one year from the date on which AIG no longer either (i) beneficially owns, directly or indirectly, 50% of the total voting power represented by the ordinary issued shares of AIA; or (ii) has the power to, directly or indirectly, direct or cause the direction of the management or policies of AIA. The rights in respect of computer software and other registered and unregistered intellectual property are licensed to us worldwide on a perpetual basis, subject to the right to terminate the licence in respect of any particular intellectual property right in the event of a non-cured material breach by either party following the date on which AIG no longer either (i) beneficially owns, directly or indirectly, 50% of the total voting power represented by the ordinary issued shares of AIA; or (ii) has the power to, directly or indirectly, direct or cause the direction of the management or policies of AIA.
     These licence agreements have been entered into in the ordinary and usual course of our business and are on normal commercial terms. As the intellectual property licences are royalty free, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, less than 0.1%. Accordingly, the intellectual property licence transactions with AIG constitute in aggregate a de minimis continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(3) of the Listing Rules.
Reinsurance Agreements with the AIG Group
     We have entered into various agreements with members of the AIG Group relating to the sale or purchase of reinsurance for risks insured by us or members of the AIG Group in the ordinary and usual course of our respective businesses (the “AIG Reinsurance Agreements”) that will continue going forward. This is a continuation of existing business between us and the AIG Group. Save for the ALICO Reinsurance Agreements as described below in “— Non-exempt continuing connected transactions — Group Employee Benefit Reinsurance Agreements with ALICO” in this section, we do not expect to enter into any new reinsurance transactions with the AIG Group going forward.
     The aggregate values on a gross basis of payments in respect of reinsurance premiums, commissions and fees paid by us under the AIG Reinsurance Agreements in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$26.6 million, US$3.9 million, US$0.6 million and US$0.1 million respectively. The decrease in the payments made by us since FY 2007 is largely attributable to one of the reinsurance arrangements closing for new business in 2008.

CONNECTED TRANSACTIONS
     The aggregate values on a gross basis of payments in respect of reinsurance premiums, commissions and fees received by us under the AIG Reinsurance Agreements in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$0.7 million, US$0.2 million, US$0.1 million and US$0.03 million respectively.
     The AIG Reinsurance Agreements were entered into in the ordinary and usual course of our business and are on normal commercial terms, as the reinsurance premiums, commissions and related fees payable under these agreements are comparable to those in transactions with third-party reinsurers. The terms of the AIG Reinsurance Agreements are in accordance with applicable normal market practices.
     It is anticipated that the aggregate annual value on a fiscal basis of the premiums and fees payable and received under the AIG Reinsurance Agreements will not exceed US$0.8 million on a gross basis and, as a result, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, less than 0.1%. Accordingly, the AIG Reinsurance Agreements constitute in aggregate a de minimis continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(3) of the Listing Rules.
Investment Management Agreements with AIG’s asset management group
     We have entered into investment management agreements under which non-Asian fixed income assets of our business are managed by members of the asset management group of the AIG Group, in the ordinary and usual course of our respective businesses (the “AMG Investment Management Agreements”). This is a continuation of existing business between us and the AIG Group.
     The aggregate values of payments in respect of management fees made by us under non-Asian fixed income asset investment management transactions between us and the AIG Group in FY 2007, FY 2008, FY 2009 and 1H 2010 were US$1.9 million, US$2.3 million, US$2.8 million and US$1.8 million respectively.
     The AMG Investment Management Agreements were entered into in the ordinary and usual course of our business and are on normal commercial terms, as the management fees payable by us to the members of the asset management group of the AIG Group are based on the value of AUM and are comparable to those in transactions with third-party investment managers. The terms of the AMG Investment Management Agreements are in accordance with applicable normal market practices.
     It is anticipated that the aggregate annual value on a fiscal basis of the management fees payable under the AMG Investment Management Agreements will not exceed US$10.1 million and, as a result, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, less than 0.1%. Accordingly, the AMG Investment Management Agreements constitute in aggregate a de minimis continuing connected transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(3) of the Listing Rules.
PRC Guarantees Provided by AIG
     AIG has issued a total of six letters of guarantee to the People’s Bank of China and CIRC, pursuant to which AIG guarantees and indemnifies all liabilities and tax obligations of six branches of AIA in the PRC (the “PRC Guarantees”). The PRC Guarantees were provided by AIG between 1992 and 2002 pursuant to the requirements of the People’s Bank of China and CIRC in order to allow each of the six AIA branches to commence operations in the PRC. The PRC Guarantees will continue to be effective going forward.
     The PRC Guarantees are on normal commercial terms (or better to us), as no fees have been paid or will be payable by us to AIG in respect of the PRC Guarantees, and we are not subject to any terms, conditions or obligations as a result of the PRC Guarantees.

CONNECTED TRANSACTIONS
     We do not consider the PRC Guarantees to be necessary for us to operate the relevant branches of AIA in the PRC, and we and AIG therefore intend to seek the consent of the People’s Bank of China and CIRC to terminate the PRC Guarantees as soon as practicable going forward.
     The PRC Guarantees constitute financial assistance provided by AIG for the benefit of AIA (in order to allow the relevant PRC branches of AIA to operate in accordance with the relevant PRC regulatory requirements), are on normal commercial terms (or better to us) and no security over any assets of the AIA Group has been granted by us in respect of the financial assistance. Accordingly, the PRC Guarantees constitute continuing connected financial assistance transactions exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.65(4) of the Listing Rules.
Guarantee Provided by AHA
     On 1 November 2002, American Home Assurance Company (“AHA”), a subsidiary of the AIG Group, issued a letter of guarantee in favour of each party insured by AIA Australia in relation to the present and future obligations and liabilities of AIA Australia arising from policies issued by AIA Australia (the “AHA Guarantee”). The AHA Guarantee was originally entered into to provide ratings support for AIA Australia.
     The AHA Guarantee is on normal commercial terms (or better to us), as no fees have been paid or will be payable by us to AHA in respect of the AHA Guarantee, and we are not subject to any terms, conditions or obligations as a result of the AHA Guarantee.
     We have taken steps, and procured that AHA take steps, for the AHA Guarantee to be terminated and for AIA to enter into a new guarantee on similar terms (the “AIA Replacement Guarantee”) as soon as practicable. In accordance with its termination provisions, the AHA Guarantee will terminate and it is expected that the AIA Replacement Guarantee will become effective on 31 October 2010.
     The AHA Guarantee constitutes financial assistance provided by the AIG Group for the benefit of AIA Australia, is on normal commercial terms (or better to us) and no security over assets of the AIA Group has been granted by us in respect of the financial assistance. Accordingly, the AHA Guarantee constitutes a continuing connected financial assistance transaction exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.65(4) of the Listing Rules.
Lease Agreement with Lai Sun
     On 3 April 2007, we, through our non-wholly owned subsidiary Bayshore Development Group Limited (“Bayshore”), entered into a lease agreement (the “Lai Sun Lease Agreement”) with Lai Sun Development Company Limited (“Lai Sun”) pursuant to which Lai Sun leases certain premises in AIA Central from Bayshore for a period of 12 years commencing 6 June 2005. A subsidiary of Lai Sun currently holds the remaining 10% of the total issued share capital of Bayshore that we do not hold.
     The Lai Sun Lease Agreement was entered into in the ordinary and usual course of our business and is on normal commercial terms. Our independent property valuer, CB Richard Ellis, has confirmed that the rents and other fees payable under the Lai Sun Lease Agreement are within the reasonable range of the then prevailing market rates at the date of execution.
     As (i) the Lai Sun Lease Agreement is: (a) entered into on normal commercial terms, (b) of a revenue nature in the Company’s ordinary and usual course of business, and (c) is with a person connected to the Company only at the level of its subsidiary and (ii) Bayshore’s total assets, profits and revenue are each less than 5% of the percentage ratios (as defined under the Listing Rules) under the latest published accounts, the Lai Sun Lease Agreement constitutes a transaction with a person connected at the level of the Company’s subsidiaries and as such is exempt from the reporting,

CONNECTED TRANSACTIONS
announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(4) of the Listing Rules.
Transactions Between BPI-Philam and BPI
     On 7 September 2009, we entered into an agreement with BPI through our subsidiary, Philamlife, to acquire 51% of the shares in BPI-Philam. BPI continues to hold 47.7% of the shares in BPI-Philam. Pursuant to this agreement, we, through BPI-Philam, have entered into the following transactions with BPI relating to the operation of BPI-Philam and the types of products and services that BPI-Philam offers to customers in the Philippines in the ordinary and usual course of its business (together, the “BPI-Philam Agreements”):
•	a bancassurance distribution agreement with BPI under which BPI is appointed as our exclusive distributor for the marketing, promotion, distribution and sale of our life insurance products via its branch network, and we are the exclusive supplier of such life insurance products to BPI, in the ordinary and usual course of our respective businesses, effective for an initial period of ten years from 1 December 2009 with an automatic renewal for a further period of five years in the event that sales targets under the agreement are exceeded by 20% or more (the “BPI Bancassurance Agreement”);

•	an asset management agreement with BPI under which BPI is appointed as our exclusive fund manager for investment-linked products and investment manager for all other financial assets in the Philippines in the ordinary and usual course of our respective businesses, effective for the duration of the BPI Bancassurance Agreement; and

•	a transitional services agreement with BPI under which BPI provides IT and administrative services used by us in the ordinary and usual course of our business, effective for a period of 12 months from 1 December 2009.
     The BPI-Philam Agreements have been entered into in the ordinary and usual course of our business and are on normal commercial terms, as they were negotiated between us and BPI on arm’s length terms with the advice of external counsel before BPI became our connected person, and the fees payable under the BPI-Philam Agreements in respect of sales commissions, asset management services and transitional IT and administrative services are comparable to those in similar transactions with third parties. The terms of the BPI-Philam Agreements are in accordance with normal market practices.
     As (i) these transactions are: (a) on normal commercial terms, (b) of a revenue nature in the Company’s ordinary and usual course of business, and (c) are with a person connected to the Company only at the level of its subsidiary and (ii) BPI-Philam’s total assets, profits and revenue are each less than 5% of the percentage ratios (as defined under the Listing Rules) under the latest published accounts, these transactions with BPI constitute transactions with persons connected at the level of subsidiaries and as such are exempt from the reporting, announcement, annual review and independent shareholders’ approval requirements under Rule 14A.33(4) of the Listing Rules.
Non-exempt continuing connected transactions
     Going forward, the following transactions will be regarded as continuing connected transactions subject to the reporting, announcement and annual review requirements but exempt from the independent shareholders’ approval requirements under Rule 14A.34(1) of the Listing Rules.
Group Employee Benefit Reinsurance Agreements with ALICO
     We have entered into reinsurance transactions with ALICO, a member of the AIG Group, under which ALICO reinsures risks relating to group employee benefit insurance policies issued by branches

CONNECTED TRANSACTIONS
of our subsidiaries in Hong Kong, Singapore, Australia and New Zealand. All of these transactions will be in the ordinary and usual course of our business going forward. These transactions are intended to replace previous arrangements in place between the parties prior to the Reorganisation under which our subsidiaries in certain countries and other insurance companies in the AIG Group were introduced via ALICO’s sales network to multinational corporate clients to whom they issued group employee benefit policies for each multinational’s local operations in their respective countries, and the insured risks under these policies were then pooled and shared between ALICO and the insurance companies. These transactions are based on a reinsurance model under which ALICO commits to reinsure a fixed percentage of the risk under each the group employee benefit policy written by us. For Hong Kong and Singapore the percentage reinsured by ALICO is 90% and for Australia and New Zealand it is 100%. For each underlying group employee benefit policy ALICO reinsures the risk up to an agreed claim limit. These transactions will be continuing business between us and ALICO replacing the previous arrangements. Such transactions will be conducted in the ordinary and usual course of our business on normal commercial terms.
     As these reinsurance transactions are intended to replace the previous arrangements in place prior to the Reorganisation that involved us and ALICO obtaining leverage from scale by combining our respective insurance liabilities, rather than ALICO acting as our reinsurer, there is no comparable historical value information available for these transactions for FY 2007, FY 2008 and FY 2009. The aggregate historical values on a gross basis of payments made and received by us under these transactions in 1H 2010 were US$21.6 million and US$3.3 million respectively.
     It is anticipated that the aggregate annual value of reinsurance premiums and fees payable by us to ALICO, together with the aggregate annual value of reinsurance premiums, commissions and fees payable by ALICO to us, under these transactions will be at least US$57.2 million on a gross basis in each of FY 2010, FY 2011 and FY 2012 and, therefore, the highest applicable percentage ratio under the Listing Rules will be, on an annual basis, more than 0.1% and less than 5%. Accordingly, each of these transactions between us and ALICO will constitute a continuing connected transaction subject to the reporting, announcement and annual review requirements but exempt from the independent shareholders’ approval requirements under Rule 14A.34(1) of the Listing Rules.
     To comply with Rules 14A.35(1) and 14A.35(2) of the Listing Rules and to document the relationship between us and ALICO in relation to these ongoing reinsurance transactions, we entered into quota share reinsurance agreements in Hong Kong, Singapore, Australia and New Zealand with ALICO in December 2009, which became effective on 1 January 2010 (the “ALICO Reinsurance Agreements”). The ALICO Reinsurance Agreements were negotiated between us and ALICO on arm’s length terms with the advice of external counsel.
     Pursuant to the ALICO Reinsurance Agreements, we and ALICO have agreed on rates of reinsurance premiums and commissions which are comparable to those available under similar reinsurance contracts with independent third-party reinsurers. We have also agreed with ALICO to conduct all reinsurance transactions in accordance with applicable normal market practices and on normal commercial terms.
     Each of the ALICO Reinsurance Agreements will be effective for a period of not more than three years. We will comply with the applicable provisions of the Listing Rules in respect of any renewal of these agreements.
     On 7 March 2010, AIG and Metlife, Inc. entered into a stock purchase agreement, pursuant to which AIG will sell the entire issued and outstanding capital stock of ALICO to Metlife, Inc.. Upon completion of the stock purchase agreement, ALICO will cease to be a connected person of the Company, and the ALICO Reinsurance Agreements disclosed above will cease to be continuing connected transactions of the Company.

CONNECTED TRANSACTIONS
Annual Caps
     Pursuant to Rule 14A.35(2) of the Listing Rules, we have set annual caps for the maximum aggregate amount of premiums, commissions and fees payable on a gross basis under the ALICO Reinsurance Agreements in FY 2010, FY 2011 and FY 2012 as follows:
     Premiums and fees payable by us to ALICO

Annual Cap for Year Ending 30 November
	(in US$ millions)
2010	2011	2012
48.7	60.2	75.0
     Premiums, commissions and fees payable by ALICO to us

Annual Cap for Year Ending 30 November
	(in US$ millions)
2010	2011	2012
8.6	10.9	14.0
     The annual caps above have been estimated primarily on the basis of: (i) our projection of the normal rate of growth in premium income from our group employee benefit insurance business in each of the countries covered by the agreements; and (ii) our expectation that we will continue to reinsure the same portion of this new business to ALICO throughout the term of the ALICO Reinsurance Agreements as we do at present. Due to the fact that a fixed share of premiums will be paid by us to ALICO, and a fixed proportion of those premiums will be paid as commission by ALICO to us during the full term of the ALICO Reinsurance Agreements, the total amounts that will be payable by the parties is directly determined by insurance premium growth.

DIRECTORS AND SENIOR MANAGEMENT
GENERAL
     The Board currently consists of eight Directors, comprising one executive Director, four non-executive Directors and three independent non-executive Directors.
     Except as disclosed below in “— Directors” in this section, none of the Directors has any other directorships in listed companies. In accordance with the Articles, the remaining terms of the Directors are in a range of two to four years as of the date of this document, as one-third of the Directors are required to retire from office by rotation each year. None of the Directors have any family relationship or are a relative to each other.
     The following table sets forth certain information in respect of our Directors as of 28 October 2010:

Name	Age	Date of Birth
Mr. Mark Edward Tucker	52	29 December 1957	Executive Director
Mr. Edmund Sze Wing Tse	72	2 January 1938	Non-executive Director
Mr. Jack Chak-Kwong So	65	12 March 1945	Non-executive Director
Mr. Jeffrey Joy Hurd	43	3 December 1966	Non-executive Director
Mr. Jay Steven Wintrob	53	29 March 1957	Non-executive Director
Sir Chung-Kong (CK) Chow	60	9 September 1950	Independent non-executive Director
Mr. Rafael Si-Yan Hui	62	8 February 1948	Independent non-executive Director
Dr. Qin Xiao	63	25 April 1947	Independent non-executive Director
DIRECTORS
Executive Director
     Mr. Mark Edward Tucker, aged 52, is an executive Director and our Group Chief Executive Officer. He joined the AIA Group in July 2010 and is also a director of AIA-B and AIA. He is responsible for the strategic direction and overall performance of the AIA Group. Prior to joining the AIA Group, Mr. Tucker served as Group Chief Executive of Prudential plc from 2005 to 2009 and as Group Finance Director of HBOS plc from 2004 to 2005. He was Chief Executive of Prudential Corporation Asia Limited from 1994 to 2003. Mr. Tucker began his career in 1980 as a Tax Consultant for PriceWaterhouse, UK. He joined Prudential plc in 1986 as Controller of North American Investment Operations of Prudential Portfolio Managers Limited, UK and subsequently became the Finance Controller of Prudential Venture Managers Limited, UK from 1986 to 1987. From 1987 to 1989, he was Assistant Director of Prudential plc. Mr. Tucker went on to become General Manager of Prudential Assurance Co. Limited, Hong Kong from 1989 to 1992, Senior Vice President of Operations in Jackson National Life Insurance Co. Lansing, USA from 1992 to 1993 and a director of Prudential plc from 1999 to 2003. Mr. Tucker has been a non-executive director of the Court of The Bank of England and a member of its Financial Stability Committee since 2009. He was awarded the prestigious Government of Vietnam’s Friendship Medal by the President of Vietnam in 2009 in recognition of his contribution to the development of Vietnam’s financial services sector. Mr. Tucker is a Companion of the Chartered Management Institute (CCMI) since 2007 and has been a non-executive director of Edinburgh International Festival Society since 2005. Mr. Tucker qualified as a Chartered Accountant (ACA) in 1985. He received a Bachelor of Arts (Hons) degree from the University of Leeds, the United Kingdom in 1980.
Non-executive Directors
     Mr. Edmund Sze Wing Tse , aged 72, is our honorary chairman and non-executive Director. Mr. Tse began his career in the insurance industry in 1961 when he joined AIA. Mr. Tse was

DIRECTORS AND SENIOR MANAGEMENT
President and Chief Executive Officer of AIA from 1983 to 2000, Chairman and Chief Executive Officer of AIA from 2000 to June 2009 and continues to serve as honorary chairman of AIA. Mr. Tse also retired in June 2009 as a director of AIG and Senior Vice Chairman — Life Insurance of AIG. Mr. Tse is the Chairman of Philamlife and the Chairman of Nan Shan. Mr. Tse is also an independent non-executive director of PCCW Limited and a non-executive director of PICC Property and Casualty Company Limited. In recognition of his outstanding efforts to the development of Hong Kong’s insurance industry, Mr. Tse was awarded the Gold Bauhinia Star by the Hong Kong Government in 2001. Mr. Tse received an honorary fellowship and an honorary degree of doctor of social sciences from The University of Hong Kong in 1998 and 2002, respectively. In 2003, Mr. Tse was elected to the Insurance Hall of Fame, a prestigious award in the insurance industry. Mr. Tse was appointed as our non-executive Director on 27 September 2010 and our honorary chairman in October 2010.
     Mr. Jack Chak-Kwong So , aged 65, is a non-executive Director. Mr. So has served as independent non-executive director of AIA from 2007 to 2010 and became the non-executive Vice Chairman of Credit-Suisse (Greater China) in January 2008. Mr. So has also served as an independent non-executive director of Cathay Pacific Airways Limited since 2002. He served as a director on the board of directors of The Hongkong and Shanghai Banking Corporation Limited from 2000 to 2007. He served as executive director of the Hong Kong Trade Development Council from 1985 to 1992 and was appointed Chairman in October 2007. Mr. So was Deputy Chairman and Group Managing Director of PCCW Limited from 2003 to 2007 and Chairman and Chief Executive of the MTR Corporation Limited from 1995 to 2003. Since 2008, Mr. So has been a member of the Chinese People’s Political Consultative Conference, and he is also a member of the International Business Leader Advisory Council for the Mayor of Beijing. He received a bachelor of arts degree from The University of Hong Kong in 1969. Mr. So was appointed as our non-executive Director on 28 September 2010.
     Mr. Jeffrey Joy Hurd, aged 43, is a non-executive Director. Mr. Hurd is the Senior Vice President — Human Resources and Communications of AIG. From April 2009 to December 2009, Mr. Hurd was the Vice President and Chief Administrative Officer of AIG and he was also the Senior Vice President, Head of Asset Management of AIG’s restructuring from January 2009 to December 2009. He served as Interim President and Chief Executive Officer of AIG Global Real Estate from May to August 2009. Mr. Hurd was the Senior Managing Director, Chief Administrative Officer and General Counsel of AIG Investments from 2006 to 2009. Mr. Hurd joined the AIG Corporate Legal Department in 1998. He was named Associate General Counsel, Mergers & Acquisitions of AIG in 1999 and was named General Counsel of AIG Investments in 2003. He was a Deputy General Counsel of AIG from 2003 to 2009. Prior to joining AIG, Mr. Hurd was licensed to practice law in New York in 1994 and in private practice at Morgan Lewis & Bockius in New York from 1993 to 1998. He received a Juris Doctor and graduated cum laude from New York University School of Law in 1993 and a bachelor’s degree in political science and graduated magna cum laude from Union College, where he was elected to Phi Beta Kappa, in 1989. Mr. Hurd was appointed as our non-executive Director on 28 September 2010.
     Mr. Jay Steven Wintrob, aged 53, is a non-executive Director. Mr. Wintrob has served as Executive Vice President — Retirement Services of American International Group, Inc. since 2002. He also served as a Director of AIG from 1999 to 2004. In 2009, Mr. Wintrob was named President and Chief Executive Officer of SunAmerica Financial Group, AIG’s life and retirement services businesses based in the United States, as well as two life insurance operations in Japan. Mr. Wintrob joined SunAmerica Inc. in 1987 as Assistant to the Chairman, was elected Senior Vice President in 1989, Executive Vice President in 1991, Vice Chairman in 1995 and served as a Director from 1997 to 1998. Following AIG’s acquisition of SunAmerica, Mr. Wintrob served as Vice Chairman of AIG Retirement Services, Inc. (now known as SAFG Retirement Services, Inc.) from 1998 to 2005, Chief Operating Officer from 1998 to 2001 and was named President in 2000 and Chief Executive Officer in 2001. Prior to joining SunAmerica, Mr. Wintrob was an associate with the law firm O’Melveny & Myers where he practiced corporate law. Mr. Wintrob is also a board member of several non-profit organizations, including Bet Tzedek Legal Services, The Broad Foundation, California Institute of Technology, Cedars-Sinai Medical Center, The J. Paul Getty Trust, Los Angeles World Affairs Council, and Skirball

DIRECTORS AND SENIOR MANAGEMENT
Cultural Center. He received the Ecumenical Council Leadership Award from the Archdiocese of Los Angeles in 2001 and the Luis Lainer Founder’s Award from Bet Tzedek Legal Services in 2002. Mr. Wintrob received a Juris Doctor (Order of the Coif) from the Boalt Hall School of Law at University of California, Berkeley in 1982 and a bachelor’s degree in political science from University of California, Berkeley in 1979. Mr. Wintrob was appointed as a non-executive Director on 28 September 2010.
Independent Non-executive Directors
     Sir Chung-Kong (CK) Chow , aged 60, is an independent non-executive Director. Sir C K was appointed Chief Executive Officer of MTR Corporation Limited on 1 December 2003. He was formerly chief executive officer of Brambles Industries Ltd, a global support services company from 2001 to 2003. From 1997 to 2001, Sir C K was chief executive of GKN PLC, a global engineering company based in the United Kingdom. Sir C K joined the BOC Group PLC in 1977 and was named as chief executive officer of BOC Gases Worldwide in 1993. He has served as deputy chairman of Hong Kong General Chamber of Commence since 2010. He has served as a director of Anglo American PLC since 2008 and an non-executive chairman of Standard Chartered Bank (Hong Kong) Limited since 2004. He was an independent non-executive director of Standard Chartered PLC from 1997 to 2008. In 2000, Sir C K was knighted in the United Kingdom for his contribution to industry. A chartered engineer, he received a master of science degree and a bachelor of science degree in Chemical Engineering from The University of California and The University of Wisconsin respectively. He also received a master’s degree in business administration from The Chinese University of Hong Kong and attended the Advanced Management Program of Harvard Business School. Sir C K was appointed as our independent non-executive Director on 28 September 2010.
     Mr. Rafael Si-Yan Hui , aged 62, is an independent non-executive Director. Mr. Hui was the former Chief Secretary for Administration of the government of Hong Kong from 2005 to 2007. He was the managing director of the Mandatory Provident Fund Schemes Authority from 2000 to 2003. Mr. Hui joined the Government of Hong Kong in 1970 and successively served as Secretary for Financial Services, Commissioner for Transport, Deputy Secretary for Works, Deputy Secretary for Economics Services and Deputy Secretary-General, office of the Unofficial Members of Executive and Legislative Council in the Government of Hong Kong from 1970 to 2000. He was a Non-official member of the Executive Council of the Hong Kong Government from 2007 to 2009. Mr. Hui was appointed as a Justice of the Peace in 1986 and received the honour of Gold Bauhinia Star in 1998 and the Grand Bauhinia Medal in 2007. He was elected a steward of The Hong Kong Jockey Club from 2002 to 2005 and has been an Honorary Steward since 2005. He has been a member of the Standing Committee of the Chinese People’s Political Consultative Conference National Committee since 2008. He received a master’s degree in public administration from Harvard University in 1983 and a bachelor of arts degree from The University of Hong Kong in 1970. In 2007, he was awarded an Honorary Doctorate Degree in Social Science by The University of Hong Kong. Mr. Hui was appointed as our independent non-executive Director on 28 September 2010.
     Dr. Qin Xiao , aged 63, is an independent non-executive Director. Dr. Qin has served as Chairman of China Merchants Bank Co., Ltd. from 2001 to September 2010. He served as Chairman of China Merchants Group Limited from December 2000 to August 2010, President and Vice Chairman of China International Trust and Investment Corporation (CITIC) from 1995 to 2000 and Chairman of CITIC Industrial Bank from 1998 to 2000. Dr. Qin has served as independent non-executive director and a member of the audit committee of HKR International Limited since 2009 and of China Telecom Corporation Limited since 2008 and is responsible for, among other things, reviewing the financial statements of these public companies and overseeing these companies’ financial systems and internal control procedures. He is also involved in monitoring the integrity of the financial statements of these companies to ensure their compliance with the relevant rules and requirements. He has been a member of Eleventh Session of Chinese People’s Political Consultative Conference since 2008 and a member of Lafarge’s International Advisory Board since 2007 and Chairmen of Asia Business Council since 2009. He also served as Chairman of APEC Business Advisory Council (ABAC) in 2001. He was a member of Toyota’s International Advisory Board from 1997 to 2005. Dr. Qin received his Ph.D. in

DIRECTORS AND SENIOR MANAGEMENT
economics from University of Cambridge in 2003 and he obtained a master’s degree in Department of Economics and Management from China Mining University in 1983. Dr. Qin was appointed as our independent non-executive Director on 28 September 2010.
SENIOR MANAGEMENT
     The following table sets forth certain information in respect of our senior management as of 28 October 2010:

Name	Age	Position/Title
Mr. Mark Edward Tucker	52	Group Chief Executive Officer
Mr. Marc Joseph de Cure	52	Executive Vice President and Group Chief Financial Officer
Mr. John Tai Wo Chu	71	Executive Vice President and Group Chief Investment Officer
Mr. Ng Keng Hooi	55	Executive Vice President and Regional Managing Director
Mr. Thanh Phong Huynh	44	Executive Vice President and Regional Managing Director
Mr. William Lisle	45	Proposed Executive Vice President and Group Chief Distribution Officer
Mr. Nitinbhai Babubhai Maganbhai Amin	54	Executive Vice President and Group Chief Administration Officer
Mr. Christopher Brian Wei	43	Executive Vice President and Group Chief Marketing Officer
Ms. Margaret Kuk Kuen Chiu	51	Executive Vice President and Group Chief Human Resources Officer
Mr. Simeon Preston	40	Executive Vice President and Group Head of Business Strategy
Mr. Kenneth Joseph Juneau	53	Executive Vice President and Chief Executive Officer of AIA Singapore
Mr. Hock Seng Khor	51	Executive Vice President and Senior Regional Executive
Mr. Lai Hing Tan	43	Senior Vice President and Group Head of Alternative Distribution
Mr. Sai Cheong Foong	40	Senior Vice President, Group Chief Actuary and Appointed Actuary
Mr. Clement Ka-Chuen Ho	48	Senior Vice President and Group Chief Risk Officer
Mr. Jon Paul Nielsen	38	Senior Vice President and Regional Chief Financial Officer
Ms. Martina Kit Hung Chung	52	Senior Vice President and Head of Group Corporate Planning
Ms. Marie-Louise Li	38	Vice President and Acting Group General Counsel
     For a detailed biography of Mr. Mark Edward Tucker, see “— Directors” in this section. The biographies of other senior management personnel are as follows:
     Mr. Marc Joseph de Cure, aged 52, joined the AIA Group in September 2010 as Group Chief Financial Officer. He is responsible for leading the AIA Group in all aspects of financial planning, information and control and for the development of financial systems and processes. Prior to joining the AIA Group, Mr. de Cure served as a senior strategic and management advisor to Australian and internationally based financial service groups, principally in wealth, insurance and asset management from 2004 to 2010. He has served as a non-executive director of Macquarie Atlas Roads Ltd since June 2010. He was an Executive General Manager — Strategy and Development from 2002 to 2004 and Chief Financial Officer from 2000 to 2002 of AMP Limited. He had executive management responsibility for a number of AMP’s businesses including its banking, reinsurance, Asian and European operations, and its joint venture with Virgin Money. Mr. de Cure began his career in 1981 at Coopers & Lybrand (now known as PricewaterhouseCoopers) Sydney Audit Division. He was admitted to a partner in 1990 and held a number of senior positions from 1996 to 2000, including Leader of Coopers & Lybrand National Financial Services Industry Group and Managing Director of Asia Pacific Theatre and Australian Global Risk Management Solutions practice of PricewaterhouseCoopers. He is a former Principal Advisor to Bain & Company from 2004 to 2009. Mr. de Cure has been the Chair of the Australian Institute for Population Ageing Research (AIPAR) since 2009 and a member of the Advisory Board of the University of New South Wales Australian School of Business from 2007 to 2010. Mr. de Cure has been a member of The Institute of Chartered Accountants in Australia since 1984, held Public Practice Certificate from 1990 to 2010 and advanced to Fellow in 2010. He received a Bachelor of Commerce (Hons) degree from University of New South Wales in 1981.

DIRECTORS AND SENIOR MANAGEMENT
     Mr. John Tai Wo Chu , aged 71, is our Executive Vice President and Group Chief Investment Officer. Mr. Chu is responsible for managing our investment portfolios. Mr. Chu joined the AIA Group in June 1993 as senior vice president and chief investment officer of AIA and held that position until April 1997 when he was promoted to his current role. Mr. Chu is a director of other companies within the AIA Group, including AIA and AIA-B. Prior to joining the AIA Group, Mr. Chu spent 19 years with Bank of America in various senior management positions, including country senior credit officer, head of corporate banking in Hong Kong and country manager of Bank of America in China. Mr. Chu received a master of arts degree in education in 1967 from Concordia University in the United States. He also received a master of business administration degree from the Chinese University of Hong Kong in 1974. Mr. Chu attended the Foreign Executive Programme at Princeton University in 1982.
     Mr. Ng Keng Hooi, aged 55, is our Executive Vice President and one of our Regional Managing Directors. He is responsible for overseeing various aspects of our business from a regional perspective, with a focus on achieving further profitable growth through agency, bancassurance and direct distribution. He joined the AIA Group in October 2010 and, subject to regulatory approval, will be appointed a controller of AIA. Prior to joining the AIA Group, Mr. Ng served as the director and Group Chief Executive of Great Eastern Holdings Limited since December 2008. He worked with Prudential since 1989, and served as the Managing Director, Insurance, Asia from 2005 to 2008, responsible for Malaysia, Singapore, Indonesia and the Philippines. He was the General Manager of Prudential Assurance Malaysia Berhad in 1995 and became the Chief Executive Officer in 1998. Mr. Ng also spent six years with AIA Malaysia in actuarial, system and operations functions. He is a fellow of the Society of Actuaries since 1985. Mr. Ng received a bachelor of science degree in Mechanical Engineering from Lafayette College, Pennsylvania, the United States of America in 1979.
     Mr. Thanh Phong Huynh, aged 44, is our Executive Vice President and one of our Regional Managing Directors. He is responsible for spearheading various initiatives benefiting the AIA Group as a whole as well as specific operations within. He joined the AIA Group in October 2010. Prior to joining the AIA Group, Mr. Huynh has served as the Executive Vice President for Insurance of Fullerton Financial Holdings in Singapore since 2009. He worked with Prudential since 1996, and served as a board member and Managing Director of Insurance of Prudential Corporation Asia from 2005 to 2008. He was the founding chief executive officer of Prudential Vietnam Assurance Ltd from 1999 to 2005. Mr. Huynh began his insurance career in Toronto in 1986 with Crown Life Insurance and then Manulife Financial of Canada. He was awarded the title of Officer of the Order of the British Empire (OBE) by Queen Elizabeth II in 2005. Mr. Huynh is a qualified actuary and a Fellow of both the Society of Actuaries (USA) and the Canadian Institute of Actuaries. He received a bachelor of science degree from University of Alberta, Canada in 1986.
     Mr. William Lisle, aged 45, is our proposed Executive Vice President and Group Chief Distribution Officer. He will be responsible for all AIA Group Office resources supporting distribution, including the regional agency and the alternative distribution teams. He is expected to join the AIA Group by December 2010. Prior to joining the AIA Group, Mr. Lisle served as the Developing Markets Director, Asia Pacific, AVIVA since May 2009, overseeing businesses in Hong Kong, Singapore, Malaysia, Korea, India, and Sri Lanka. Mr. Lisle joined Prudential Corporation Asia as Director of Agency Development, South Asia in 2001 and then served as Chief Agency Officer for ICICI Prudential from 2002 to 2004. He was subsequently promoted as a chief executive officer in Korea in 2005 and in Malaysia in 2008. Mr. Lisle was the Head of agency development of AIA Singapore in 2001. Mr. Lisle received a master of business administration (distinction) degree from National Institute of Management, Mumbai, India in 2004.
     Mr. Nitinbhai Babubhai Maganbhai Amin, aged 54, is our Executive Vice President and Group Chief Administration Officer. He is responsible for providing effective support operations to the AIA Group, and he plays an active role in the development and execution of business strategies. Mr. Amin joined the AIA Group in October 2006 as senior vice president of special projects of AIA. Prior to

DIRECTORS AND SENIOR MANAGEMENT
joining the AIA Group, he worked at CIGNA International Corporation. He joined CIGNA International Corporation in 1998 and remained there through 2004, with his final position as chief operating officer for the Asia Pacific region, based in Singapore. He also spent 14 years with Citibank NA, with his last position as Vice President and Chief Information Officer/Senior Technology Officer for the European region, based in Germany. Mr. Amin has a City and Guilds certificate in data processing from the City and Guilds London Institute in the United Kingdom.
     Mr. Christopher Brian Wei , aged 43, is our Executive Vice President and Group Chief Marketing Officer. Mr. Wei is responsible for branding, marketing, corporate communications, customer value management, product strategy and product development. Mr. Wei has been in the insurance industry since 1991, and his previous experience includes working at ING Canada Inc. and Allstate Insurance Company of Canada. He joined the AIA Group in October 2008 as senior vice president and regional head of bancassurance and was promoted to his current role in April 2009. Prior to joining the AIA Group, Mr. Wei held the position of Chief Executive Officer of AIG United Guaranty Insurance (Asia) Limited in Hong Kong. He is an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Wei received a bachelor of science degree from the University of Toronto in 1991 where he completed a specialist programme in actuarial science.
     Ms. Margaret Kuk Kuen Chiu , aged 51, is our Executive Vice President and Group Chief Human Resources Officer. She is responsible for all aspects of human resources, including formulating the strategic direction of human resources, assessing key needs and deploying specific programmes to meet the regional human resources requirements of a dynamic and very competitive business. Ms. Chiu joined the AIA Group in March 1991 as assistant vice president of human resources of AIA. She has held numerous positions within the AIA Group and was promoted to senior vice president — human resources in May 2002. She was appointed senior vice president and chief human resources officer of the AIA Group in April 2009. Ms. Chiu has been a professional member of the Hong Kong Institute of Personnel Management (now known as the Hong Kong Institute of Human Resource Management) since April 2010. Ms. Chiu has a bachelor degree of business administration from the University of East Asia in Macau. She also received diplomas in training management from the Chinese University of Hong Kong and the Institute of Training and Development in the United Kingdom.
     Mr. Simeon Preston, aged 40, is our Executive Vice President and Group Head of Business Strategy. He is responsible for supporting and challenging country strategy development, execution and AIA Group-level business planning and development of business initiatives. He joined the AIA Group in September 2010. Prior to joining the AIA Group, Mr. Preston served as a senior partner in the Financial Services practice of global management consultants, Bain & Company, where he specialised in the Asia life insurance sector from May 2008 to August 2010. He also spent almost nine years with consulting firm Marakon Associates from September 1999 to April 2008 and was named a partner in 2006. He has served as a governor of Tanglin Trust School in Singapore since September 2009. Mr. Preston received a master of business administration degree with distinction from INSEAD, France in 1999. He received a master of science degree in transportation policy and planning from the University of Newcastle in 1993 and a master of science degree in geographical information systems from the University of Leicester in 1993.
     Mr. Kenneth Joseph Juneau, aged 53, is our Executive Vice President and Chief Executive Officer of AIA Singapore. He is responsible for overseeing and growing our business in Singapore. Mr. Juneau has 31 years of experience in marketing, agency and executive management in the insurance industry. He joined the AIA Group in April 1993 and has held numerous positions within the AIA Group, including Senior Regional Executive, general director of AIG Life Vietnam, general manager of AIA Korea, general manager of AIA China, vice president of marketing of AIA Thailand and agency development manager of AIA Australia. Mr. Juneau attended Northeast Louisiana University in the United States (now known as The University of Louisiana Monroe).

DIRECTORS AND SENIOR MANAGEMENT
     Mr. Hock Seng Khor, aged 51, is our Executive Vice President and one of our senior regional executives. He is also the chief executive officer of AIA Malaysia and he is responsible for overseeing the business of AIA Malaysia. He has more than 28 years experience in the life insurance industry. Prior to joining the AIA Group in February 2006, he held a series of senior positions at Manulife Insurance (Malaysia) Berhad (formerly John Hancock Life Insurance (Malaysia) Berhad), including the role of managing director, president and chief executive officer. He is a member of the management committee in the Life Insurance Association of Malaysia. Mr. Khor received a bachelor of arts degree from Macquarie University in Australia in 1982. He obtained a certificate in actuarial techniques from the Institute of Actuaries in the United Kingdom in 1987.
     Mr. Lai Hing Tan , aged 43, is our Senior Vice President and Group Head of Alternative Distribution. He is responsible for spearheading the development and expansion of distribution through alternative channels, namely bancassurance and direct marketing. He joined the AIA Group in September 2010. Prior to joining the AIA Group, Mr. Tan was Global Head, Bancassurance of Standard Chartered Bank’s Consumer Banking Global Office based in Singapore since 2003. He was the Vice President and Director of Global Distribution (Asia and Middle East) of Wachovia National Bank in Charlotte, North Carolina and Hong Kong from 1999 to 2003. Mr. Tan worked for the ING Group from 1997 to 1999 as the Actuarial Manager of Financial Services International ING Life, and subsequently Senior Research Analyst of ING Investment Management. Mr. Tan received a master of business administration degree from University of California Los Angeles in 2007. He also received a master of science degree in actuarial science from Georgia State University in 1993.
     Mr. Sai Cheong Foong , aged 40, is our Senior Vice President, Group Chief Actuary and Appointed Actuary. Mr. Foong is responsible for overseeing our actuarial activities, including product pricing, reinsurance management, actuarial reserving, embedded value and external actuarial disclosures, as well as statutory accountabilities in his position as our Appointed Actuary. He has more than 17 years experience in the actuarial profession and has held various positions at the AIA Group since joining us in 1993. Mr. Foong was a life division actuary in AIG’s Life Management Division in New York from 2002 to 2004. Mr. Foong is a fellow of both the Society of Actuaries and the Institute of Actuaries of Australia. He is also the Immediate Past President of the Actuarial Society of Hong Kong. He received a master’s degree in economics from Macquarie University in Australia in 1993.
     Mr. Clement Ka-Chuen Ho , aged 48, is our Senior Vice President and Group Chief Risk Officer. He is responsible for ensuring effective enterprise risk management and risk governance across the AIA Group for all lines of business. He oversees a diverse portfolio of risks including insurance, liquidity, credit, market and asset liability management and operations. Mr. Ho joined the AIA Group in February 2010. He has over 25 years of capital market, asset management and risk management experience with leading financial institutions. Prior to joining the AIA Group, he was Director and Chief Investment Officer of Hang Seng Investment Management Limited and Head of Asset Management for Hang Seng Bank between July 2007 and January 2010. Mr. Ho also spent 12 years, working for the Hong Kong Monetary Authority from 1995 to 2007, with his last held position there being Head of the Risk Management and Compliance Division. Mr. Ho obtained a bachelor’s degree majoring in economics from the Chinese University of Hong Kong in 1984. He became a Chartered Financial Analyst in 2002. Mr. Ho was appointed as our Group Chief Risk Officer in February 2010.
     Mr. Jon Paul Nielsen, aged 38, is our Senior Vice President and Regional Chief Financial Officer. He is responsible for overseeing the AIA Group’s finance and accounting activities, including financial reporting, systems and operations, and tax and treasury. He has more than 14 years experience in the finance and accounting profession, and his previous experience includes working as the Assistant Director of Accounting Policy in AIG, Deputy Head of Accounting Policy in Allianz Group and Senior Manager in Deloitte & Touche in the United States. He joined the AIA Group in August 2007 as the Vice President, Finance, before becoming the Senior Vice President, Finance in January 2010. In

DIRECTORS AND SENIOR MANAGEMENT
August 2010, he was promoted to his current role as Senior Vice President and Regional Chief Financial Officer. Mr. Nielsen received a master of professional accountancy in 1996 and a bachelor of science in business administration in 1995 from the University of Nebraska and qualified as Certified Public Accountant in 1997.
     Ms. Martina Kit Hung Chung , aged 52, is our Senior Vice President and Head of Group Corporate Planning. She is responsible for spearheading our risk committees and helping to drive our corporate initiatives. Ms. Chung joined the AIA Group in July 1990 and has held numerous positions over the past 20 years, including Senior Vice President of Group Corporate Planning and Chief Actuary. She is a director of other companies within the AIA Group, including AIA, AIA-B, AIA-PT and AIA-T. Ms. Chung is a fellow of both the Society of Actuaries and the Canadian Institute of Actuaries. She received a bachelor of arts degree from the University of Toronto in 1980.
     Ms. Marie-Louise Li, aged 38, is our Vice President and Acting Group General Counsel. Ms. Li heads the legal department as the Acting Group General Counsel with effect from 1 April 2010 and oversees and co-ordinates legal strategy relating to insurance, pensions, wealth management, regulatory, intellectual property, information technology, securities, investments, human resources, litigation and corporate secretarial matters. Ms. Li joined the AIA Group in September 2005 and has held a number of regional legal positions within the AIA Group including Vice President and Regional Counsel, Projects. She headed the AIA Group’s regulatory team as Vice President and General Counsel, Regulatory before assuming her current role. Previously, she spent over seven years with Deacons in Hong Kong where she focused on a wide range of insurance-related matters including corporate, regulatory and transactional insurance work within the Financial Services Practice Group. Ms. Li is admitted as a solicitor in England and Wales and in Hong Kong. Ms. Li holds a bachelor of science degree in economics from The London School of Economics and Political Science, University of London in the United Kingdom and attended the College of Law in London.

DIRECTORS AND SENIOR MANAGEMENT
COMPANY SECRETARY
     Ms. Wing Nga Lai , aged 46, is the Company Secretary of our Company. She is responsible for corporate secretarial duties and corporate governance matters in relation to the Company. Ms. Lai joined the AIA Group and was appointed Group Company Secretary in April 2010. Ms Lai has had over 15 years of working experience in the corporate secretariat and compliance areas of sizable listed companies and financial institutions. Prior to joining the AIA Group, she was the company secretary of Standard Chartered Bank (Hong Kong) Limited from April 2005 to March 2010 and before that was the company secretary of Industrial and Commercial Bank of China (Asia) Limited between April 2000 and April 2005. Ms Lai obtained a master of business degree from the University of Newcastle in Australia in 2008. She also obtained a postgraduate diploma in Corporate Finance from Hong Kong Polytechnic University in 2004. Ms. Lai has been an associate member of both the Hong Kong Institute of Chartered Secretaries and the Institute of Chartered Secretaries and Administrators since 1999 and was admitted as a Fellow in February 2010.
AUDIT COMMITTEE
     We have established an audit committee with written terms of reference in compliance with Rule 3.21 of the Listing Rules and paragraph C3 of the Code on Corporate Governance Practices, as set out in Appendix 14 to the Listing Rules. The audit committee consists of three members: two independent non-executive Directors, being Dr. Qin Xiao, an independent non-executive Director with the appropriate financial management expertise, who will serve as chairman of the committee, and Mr. Rafael Si-Yan Hui; and one non-executive Director, being Mr. Jack Chak-Kwong So. The primary duties of the audit committee are to oversee the AIA Group’s financial reporting system and internal control procedures, monitor the integrity of the financial information of the AIA Group, oversee and manage the relationship with the AIA Group’s external auditors, including reviewing and monitoring the external auditor’s independence and objectivity and the effectiveness of the audit process in accordance with applicable standards, review the AIA Group’s financial and accounting policies and practices, review whistle-blowing arrangements and oversee the internal audit process by the internal audit department of the Company.
REMUNERATION COMMITTEE
     We have established a remuneration committee with written terms of reference in compliance with paragraph B1 of the Code on Corporate Governance Practices, as set out in Appendix 14 to the Listing Rules. The remuneration committee consists of three members: two independent non-executive Directors, being Mr. Rafael Si-Yan Hui, who will serve as chairman of the committee, and Sir Chung-Kong (CK) Chow; and one executive Director, being Mr. Mark Tucker. The primary duties of the remuneration committee are to evaluate and make recommendations to the Board on the remuneration policy covering the Directors and senior management of the AIA Group.

DIRECTORS AND SENIOR MANAGEMENT
NOMINATION COMMITTEE
     We have established a nomination committee with written terms of reference as recommended under the Code on Corporate Governance Practices, as set out in Appendix 14 to the Listing Rules. The nomination committee consists of five members: three independent non-executive Directors, being Sir Chung-Kong (CK) Chow, who will serve as chairman of the committee, Dr. Qin Xiao and Mr. Rafael Si-Yan Hui; and two non-executive Directors, being Mr. Jack Chak-Kwong So and Mr. Edmund Sze Wing Tse. The primary duties of the nomination committee are to make recommendations to the Board on the structure, size and composition of the Board, succession planning for Directors and the membership of Board committees.
RISK COMMITTEE
     We have established a risk committee with written terms of reference. The risk committee consists of five members: two independent non-executive Directors, being Sir Chung-Kong (CK) Chow, who will serve as the chairman of the committee, and Dr. Qin Xiao; two non-executive Directors, being Mr. Jack Chak-Kwong So and Mr. Edmund Sze Wing Tse; and one executive Director, being Mr. Mark Tucker. The primary duties of the risk committee are to advise on the risk profile and risk management strategy of the AIA Group and consider, review and approve risk management policies and guidelines and decide on risk levels and related resource allocation.
COMPENSATION OF DIRECTORS AND SENIOR MANAGEMENT
     Our directors and senior management receive compensation in the form of salaries, bonuses, contributions to pension schemes, long-term incentives (including share-based compensation), housing and other allowances and benefits in kind subject to applicable laws, rules and regulations including the Recovery Act. The aggregate amount of compensation (including fees, salaries, bonuses, stock, stock options, contributions to pension schemes, long-term incentives, housing and other allowances) and benefits in kind paid to the Directors during FY 2007, FY 2008, FY 2009 and the first six months of FY 2010 were US$9,345,080, US$6,226,352, US$1,041,620 and US$174,602, respectively. The aggregate amount of compensation and benefits in kind paid to the five highest paid individual employees of the AIA Group during FY 2007, FY 2008, FY 2009 and the first six months of FY 2010 were US$14,359,106, US$12,420,132, US$11,828,223 and US$11,317,850 respectively.
     Under the arrangements currently in force, we estimate the aggregate amount of compensation (excluding discretionary bonus) and including stock and benefits in kind payable to the Directors for FY 2010 to be US$3,200,960. The executive Director receives compensation in the form of salaries, bonuses, contributions to pension schemes, long-term incentives, housing and other allowances and benefits in kind subject to applicable laws, rules and regulations including the Recovery Act. Bonuses and long-term incentives (which may include share-based compensation) represent the variable components in the executive Director’s compensation and are linked to the performance of the AIA Group and the individual executive Director. The executive Director is currently entitled to severance benefits in addition to benefits provided by law upon termination of employment. The independent non-executive Directors receive fees and benefits in kind from the Company. All Directors receive reimbursements from the Company for expenses which are necessary and reasonably incurred for providing services to the Company or executing matters in relation to the operations of the Company and are paid out of the funds of the Company by way of fees for their services as directors such sums (if any) as the Directors may from time to time determine (not exceeding in aggregate an annual sum excluding other amounts payable (e.g. expenses as remuneration for employment) or such larger amount as the Company may by ordinary resolution determine. Save as disclosed above, the Directors are not entitled to receive any other special benefits from the Company. The compensation of the Directors is determined by the Board which will receive recommendation from the Remuneration Committee which will take into account applicable laws, rules and regulations including the Recovery Act. The Recovery Act contains restrictions on bonus, incentive compensation, severance and other compensation payable to employees of the AIG Group (including

DIRECTORS AND SENIOR MANAGEMENT
the AIA Group). The obligations of the AIA Group to comply with the Recovery Act will, in accordance with the regulation, cease when the Company ceases to be treated as the same “employer” as AIG for the purposes of the United States Internal Revenue Code using a 50% ownership threshold, or when AIG has repaid 100% of the aggregate financial assistance received by AIG under TARP, whichever is the earlier. See the section headed “Risk Factors — Risks Relating to our Relationship with the AIG Group — Due to our relationship with AIG, we will need to comply with certain U.S. laws that may impose liability, restrictions and costs on us that our competitors may not be subject to” in this document.
     Historically, the AIA Group’s employees participated in various stock based compensation arrangements operated by AIG. See Note 39 to the Accountant’s Report set forth in Appendix I to this document for financial information in relation to these schemes. Following the AIG Events, the Special Master must approve AIG’s compensation payments for AIG’s Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers and next 20 most highly compensated employees of the AIG Group (including the AIA Group) (the “Top 25”). Additionally, the Special Master must approve the compensation structures developed for the next 75 most highly compensated employees and executive officers of the AIG Group (including the AIA Group) (collectively with the Top 25, the “Top 100”). The Top 25 and Top 100 are identified on an annual basis with reference to the proxy rules adopted by the U.S. Securities and Exchange Commission. To the extent that any AIA Group employee (including the executive Director) falls within the Top 25 or Top 100 for a given year and until the Company ceases, in accordance with the regulation, to be treated as the same “employer” as AIG for the purposes of the United States Internal Revenue Code using a 50% ownership threshold or AIG has repaid 100% of the aggregate financial assistance received by AIG, under TARP, whichever is the earlier, the compensation of such Top 25 employee and the compensation structures of such Top 100 employees will be subject to approval of the Special Master.
     Please refer to Note 40 of the Accountant’s Report set forth in Appendix I to this document for compensation paid to past directors of the Company for loss of office in the three years ended 30 November 2007, 2008 and 2009 and the six months ended 31 May 2009 and 2010.
     Save as disclosed above, no other payments have been paid or are payable, in respect of FY 2009 and the first six months ended 30 May 2010, by us or any of our subsidiaries to the Directors.

SUBSTANTIAL SHAREHOLDERS
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SHARE CAPITAL
SHARE CAPITAL
     As of the date of this document, our authorised share capital was US$20,000,000,000, divided into 20,000,000,000 Shares, and our issued share capital was US$12,044,000,001, comprising 12,044,000,001 issued Shares.

FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion and analysis together with the AIA Group’s audited consolidated financial information as of and for each of the three fiscal years ended 30 November 2009 and as of and for the six months ended 31 May 2010, and the unaudited financial information for the six months ended 31 May 2009 and the accompanying notes thereto, which is set forth in the Accountant’s Report included as Appendix I to this document. The Accountant’s Report has been prepared in order to achieve dual compliance with IFRS and HKFRS. The basis of preparation is set forth in note 2 to the Accountant’s Report.
BUSINESS OVERVIEW
     We are a leading life insurance organisation in the Asia Pacific region that traces its roots in the region back more than 90 years. We provide individuals and businesses with products and services for their evolving insurance, protection, savings, investment and retirement needs. As of 31 May 2010, we had approximately 24,500 employees serving the holders of more than 23 million of our in-force policies and more than 10 million participating members of our clients for group life, medical, credit life coverage and pension products. As of 31 May 2010, our tied agency force consisted of more than 309,000 agents. We have also developed our other distribution channels, particularly bancassurance and direct marketing, to create a multi-channel distribution platform. We derive substantially all of our revenues from our 15 geographical markets across the Asia Pacific region.
Financial Overview of Our Business
     We measure the scale of our business using a key performance indicator we refer to as total weighted premium income (“TWPI”), which provides a volume measure of transactions undertaken in the reporting period that have the potential to generate profits for our shareholders. TWPI consists of 100% of renewal premiums, 100% of first year premiums and 10% of single premiums across all lines of business except our corporate pension business and includes deposits and contributions for contracts that are accounted for as deposits in accordance with our accounting policies. We apply a weighting of 10% to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums. In this manner, TWPI provides an indication of longer term business volumes by taking into account changes in the mix of regular and single premium business. There are two key drivers of TWPI, namely the persistency of the renewal premiums generated by our in-force portfolio and our new business.
     We measure the profitability of our business using operating profit. IFRS does not define operating profit but recognises that an entity may elect to disclose the results of its operating activities. We believe that the presentation of operating profit enhances the understanding and comparability of our performance and that of our operating segments. In particular, trends can be more clearly identified without the fluctuating effects of non-operating item, many of which are largely dependent on market factors. In 1H 2010, we recorded operating profit of US$1,134 million, compared with US$923 million for 1H 2009, US$1,781 million for FY 2009, US$1,869 million for FY 2008 and US$1,692 million for FY 2007. The definition of operating profit is set forth in “— Basis of Presentation — Operating Profit and Operating Profit After Tax Attributable to Shareholders of AIA Group Limited” in this section.
     We evaluate our financial results on a geographical market basis. Our business provides traditional life, investment-linked and universal life, A&H, and group insurance products to customers in our geographical markets. Our reporting segments are categorised as follows: (i) each Key Market; (ii) combined results for Other Markets; and (iii) our Corporate and Other reporting segment. Our Key Markets consist of the individual results of: Hong Kong (including Macau); Thailand; Singapore

FINANCIAL INFORMATION
(including Brunei); Malaysia; China and Korea. The Other Markets segment consists of the combined results of: Australia, the Philippines, Indonesia, Vietnam, Taiwan and New Zealand, and our interest in our joint venture in India. The results attributable to our interest in our joint venture in India are not reflected in TWPI, ANP or NBP for our Other Markets reporting segment because we account for this interest using the equity method of accounting, and its results are reflected in our Selected Results of Operations within the line item “Share of loss from associates.” For further details see notes 2.4 and 15 to the Accountant’s Report set forth in Appendix I to this document. The Corporate and Other segment includes our corporate functions, shared services, and elimination of intra-group transactions.
Business scale (TWPI)
     In 1H 2010, we had TWPI of US$6,022 million, compared with US$5,330 million in 1H 2009, US$11,632 million in FY 2009, US$12,203 million in FY 2008 and $11,358 million in FY 2007. TWPI increased by 13.0% between 1H 2009 and 1H 2010.
     We believe our business is well diversified with no more than 25% of TWPI attributable to any one geographical market in each of FY 2008, FY 2009, 1H 2009 and 1H 2010.
     We experienced the highest growth in TWPI between FY 2007 and 1H 2010 in our Other Markets segment, which includes markets where the demand for insurance products is growing rapidly, such as Indonesia and Vietnam, and more mature markets, such as Australia, where we have grown our offering of group protection products targeted at corporate customers.

	Year ended			Six months ended
	30 November			31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
Hong Kong	2,845	2,916	2,861	1,285	1,340
Thailand	2,164	2,351	2,373	1,072	1,222
Singapore	1,514	1,641	1,524	717	796
Malaysia	667	727	707	342	390
China	806	934	1,018	469	519
Korea	2,178	2,268	1,759	827	989
Other Markets	1,184	1,366	1,390	618	766
Total	11,358	12,203	11,632	5,330	6,022
New business (ANP) — FY 2009 onwards
     Since FY 2009, we have measured our new business using ANP which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. Single premiums are weighted by 10% in the same manner as for TWPI, because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums.

FINANCIAL INFORMATION
     In 1H 2010, we recorded ANP of US$887 million, compared with US$773 million in 1H 2009 and US$1,878 million in FY 2009. Between 1H 2009 and 1H 2010, ANP increased by 14.7%. Historically, our new business have tended to be stronger in the second half of our fiscal year.

	Year ended	Six months ended
	30 November	31 May
	2009	2009	2010
		Unaudited
	(in US$ millions)
Hong Kong	387	130	165
Thailand	372	156	181
Singapore	162	60	82
Malaysia	108	54	61
China	188	79	92
Korea	340	146	146
Other Markets(1)	321	148	160
Total(2)	1,878	773	887

(1)	ANP for Other Markets in FY 2009 and 1H 2009 excludes new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	ANP excludes new business of our corporate pension business and personal lines and motor insurance.
New business (NBP) — FY 2007 to FY 2009
     Prior to the introduction of ANP in FY 2009, we measured our new business using NBP, which comprise first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP was US$2,456 million in FY 2007, compared with US$2,347 million in FY 2008 and US$1,841 million in FY 2009. Single premiums are weighted by 10% for the same reasons as in the computation of TWPI and ANP.

	Year ended
	30 November
	2007	2008	2009
	(in US$ millions)
Hong Kong	571	461	374
Thailand	311	342	349
Singapore	235	234	151
Malaysia	89	100	96
China	199	179	183
Korea	757	709	330
Other Markets(1)	294	322	358
Total	2,456	2,347	1,841

(1)	NBP has been presented excluding NBP in respect of PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included new business of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007, US$2,377 million in FY 2008 and US$1,852 million in FY 2009.
Operating profit/(loss) before tax
     Our individual local operating units are significant businesses in their own right, with Hong Kong, Thailand, and Singapore, each generating more than US$300 million of operating profit before tax in FY 2009.
     In 1H 2010, we recorded operating profit before tax of US$1,134 million, compared with US$923 million in 1H 2009, US$1,781 million in FY 2009, US$1,869 million in FY 2008 and $1,692 million in FY 2007. Between 1H 2009 and 1H 2010 operating profit before tax grew by 22.9%.

FINANCIAL INFORMATION
     The historical financial information included in the Accountant’s Report set forth in Appendix I to this document represents our consolidated results. These results are discussed in “— Results of Operations” in this section.

	Year ended 30			Six months
	November			ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
Hong Kong	408	590	698	367	423
Thailand	401	424	358	184	243
Singapore	326	266	316	135	200
Malaysia	97	117	138	67	69
China	122	85	89	62	56
Korea	269	281	81	71	91
Other Markets	168	187	189	90	114
Corporate and Other	(99)	(81)	(88)	(53)	(62)
Total	1,692	1,869	1,781	923	1,134
Major Factors Affecting Our Financial Condition and Results of Operations
     Our financial condition and results of operations, as well as the comparability of our results of operations between periods, are affected by a number of factors, including: (i) economic conditions and demographic fundamentals in the Asia Pacific region; (ii) fluctuations in market interest rates and credit risk; (iii) fluctuations in equity markets; (iv) fluctuations in foreign exchange rates; (v) regulatory environment; (vi) customer sentiment and policyholder behaviour; (vii) claims experience; (viii) product mix and multi-channel distribution; and (ix) competition in our geographical markets.
Economic Conditions and Demographic Fundamentals in the Asia Pacific Region
     The Asia Pacific region’s economic growth trends, household savings rates, demographic profiles and life insurance penetration rates are some of the key factors affecting the performance of the region’s life insurance industry. As we operate in 15 geographical markets across the region and provide a range of products to different customer segments in each market, our business is less susceptible to adverse trends in any one geographical market. However, if the economic conditions in the Asia Pacific region deteriorate, or the impact on our business is different from what we expect, our financial condition and results of operations may be materially and adversely affected.
Fluctuations in Market Interest Rates and Credit Risk
     We are affected by fluctuations in market interest rates as a substantial portion of our investment portfolio is held in debt securities, particularly fixed income government securities. Movements in interest rates may affect the level and timing of recognition of gains and losses on debt securities and other investments held in our investment portfolio. A sustained period of lower interest rates would generally reduce the investment yield of our investment portfolio over time as higher yielding investments mature or are redeemed and proceeds are reinvested in new investments with lower yields. However, declining interest rates would also increase realised and unrealised gains on our existing investments. Conversely, rising interest rates should, over time, increase our investment income, but may reduce the market value of our investment portfolio. Our holding of debt securities also exposes us to corporate, sovereign and other credit risk.
     In addition, interest rate risk arises from our insurance and investment contracts with guaranteed features. These contracts carry the risk that interest income from the financial assets backing the liabilities are insufficient to fund the guaranteed benefits payable as interest rates fall or fail to meet customer expectations for participating products. In periods of rapidly increasing interest rates, policy loans, surrenders and withdrawals may increase. These events may result in cash payments by the AIA Group requiring the sale of invested assets at a time of declining prices, which may result in realised losses.

FINANCIAL INFORMATION
Fluctuations in Equity Markets
     Fluctuations in equity markets may affect our investment returns and sales of many of our investment-linked and universal life insurance products. Our exposure to equity markets is significantly less than our exposure to debt markets, with equity securities representing only 7.7% of the total carrying value of other policyholder and shareholder financial investments as of 31 May 2010. Other policyholder and shareholder financial investments accounted for 21.8% of the total carrying value of our equity securities as of 31 May 2010. In general, the investment risk in respect of investments held to back investment-linked contracts is borne by holders of our investment-linked insurance products, such as variable universal life insurance products, whereas the investment risk associated with investments held by participating funds is shared between our policyholders and our shareholders. The investment risk in respect of fixed universal life products is borne by our shareholders.
     Sales of investment-linked and universal life insurance products typically decrease in periods of protracted or steep declines in equity markets and increase in periods of rising equity markets. In particular, customers may be reluctant to commit to new investment-linked and universal life savings products in times of uncertainty or market volatility, although some customers with regular premium paying policies may choose to maintain their payments of regular premiums as markets decline, following a strategy of dollar cost averaging. Policy loans, surrenders and withdrawals may increase at times of declining equity markets. In addition, lower investment returns for our investment-linked and universal life insurance products would also reduce the asset management and other fees we earn, certain of which are based on the account balance of these contracts.
Fluctuations in Foreign Exchange Rates
     Our business spans 15 geographical markets in the Asia Pacific region. As each of our operating units operates largely in its local currency, we face foreign exchange rate risk arising from the conversion of the functional currencies of our local operations to our reporting currency, the U.S. dollar. In addition, this means that profits generated in local currencies by our operating units must be converted to U.S. dollars at the exchange rate in effect on the date at which they are repatriated to the AIA Group.
     Our exposure to foreign exchange rate risk in each operating unit is partially mitigated because assets and liabilities in the local functional currency of each operating unit are usually matched. Premiums and deposits are largely received in the local functional currency, insurance and investment contract liabilities are largely determined in that currency and operating units typically invest in assets denominated in that currency to match insurance and investment contract liabilities. In addition, we undertake hedging activities to mitigate our foreign exchange exposure to certain operating units, in particular Thailand, Singapore and Korea.
     At a local operating unit level, foreign exchange rate risk could arise from transactions denominated in currencies that are different from the functional currency of the operating unit. For example, despite a significant increase in annuity surrenders in Korea in the fourth quarter of FY 2008, we chose to maintain our investment in a portfolio of U.S. dollar denominated assets originally held to back the annuity business, thereby creating a temporary currency mismatch that resulted in an underlying currency exposure to U.S. dollars in our Korean operating unit. For more financial information regarding this increase in annuity surrenders in FY 2008 and its impact on our reported results, see “— Segmental Information — Korea” in this section.
     In addition, there have been significant fluctuations in the exchange rate between the Korean Won and U.S. dollar between FY 2007 and FY 2009. The average exchange rate of Korean Won to U.S. dollar depreciated from Korean Won 929.37 to 1.00 U.S. dollar in FY 2007 to Korean Won 1,047.12 to 1.00 U.S. dollar in FY 2008 and further depreciated to Korean Won 1,287.00 to 1.00 U.S. dollar in FY 2009, which has had an adverse impact on our reported financial results. The average

FINANCIAL INFORMATION
exchange rate of Korean Won to U.S. dollar has since appreciated to Korean Won 1,146.79 to 1.00 U.S. dollar in 1H 2010.
Regulatory Environment
     We are subject to the regulatory oversight of a number of financial services, insurance, securities and related regulators, as described in the section headed “Supervision and Regulation” in this document. These regulators have broad authority over our business, including our capital requirements, where we are authorised to operate and our ability to enter certain new lines of business, expand our operations, offer new products, enter into distribution arrangements and declare dividends. These regulators oversee our operations in each of the geographical markets in which we operate and, as a result of this broad and diverse oversight, we are occasionally subject to overlapping, conflicting and/or increased regulation. Our efforts to comply with changes in regulations may lead to increased operating and administrative expenses. In addition, pursuant to the insurance laws, rules and regulations of the various geographical markets in which we operate, we are restricted to a specified range of investment activities. These restrictions may limit our ability to diversify investment risks and improve returns on our investment portfolio, thereby affecting our results of operations as well as liquidity and solvency positions. Furthermore, we are subject to the tax regime of each geographical market in which we operate. If the tax regime, or the application of the tax regime to us, changes, our tax liabilities in each of these geographical markets could also change materially.
Customer Sentiment and Policyholder Behaviour
     As an insurer with a long-established track record, a significant portion of our business is on a regular premium basis, which has provided us with a regular stream of renewal premiums. However, customer sentiment and actual policyholder behaviour (such as policy take-up rates, premium holidays, lapses and surrenders) may differ from our expectations due to factors that are outside of our control. In particular, persistency varies over time and from one type of product to another. Persistency measures the proportion of customers who continue to maintain their policies with us, which we calculate by reference to the percentage of insurance policies remaining in-force from month to month, as measured by premiums. Factors that cause policy take-up, lapse and surrender rates to vary over time include changes in investment performance of the assets underlying the contract (in the case of investment-linked and universal life contracts), changes in the rate of policyholder dividends declared relative to competitors, regulatory changes that make alternative products more attractive, customer perception of the insurance industry in general and the AIA Group in particular, and general economic conditions in each of our Key Markets. These factors can cause our results of operations and the financial position of our business to fluctuate from year to year.
     For example, the decline in Asian and global equity markets in 2H 2008 resulted in lower demand for our investment-linked and universal life contracts, while demand for protection-based contracts increased in some of our Key Markets. Customers may also perceive particular value in universal life contracts with guaranteed features at times of low market interest rates and consequently policy lapses may be lower than expected.
Claims Experience
     Our reported financial results are affected by our claims experience, which may vary from the assumptions that we make both when we design and price our products and when we calculate our insurance contract liabilities. Claims experience varies over time and from one type of product to another, and may be impacted by specific events and changes in macroeconomic conditions, population demographics, mortality, morbidity and other factors.

FINANCIAL INFORMATION
Product Mix and Multi-Channel Distribution
     We design and distribute a broad range of traditional life, investment-linked and universal life, A&H and group insurance products. The performance of our operating units, and the revenue we generate, are affected by our ability to deliver the most suitable products to our targeted customer segments through multiple distribution channels in each of our Key Markets on a timely basis. Our ability to expand and build alternative distribution channels, including bancassurance, direct marketing and IFA/brokerage channels, may affect the performance of our operating units.
Competition in Our Geographical Markets
     Competition may negatively affect our business and future business prospects by reducing our market share in the geographical markets in which we operate, decreasing our margins and spreads, increasing our policy acquisition costs and operating expenses and reducing the growth of our customer base. Our competitors include insurance companies, mutual fund companies, banks and investment management firms.
Revenues, Expenses and Profitability
We derive our revenues primarily from:
•	insurance premiums from the sale of life insurance policies and annuity contracts, as well as A&H insurance products;

•	policy fees for our investment-linked and universal life insurance products; and

•	investment returns from our investment portfolio.
     Our expenses consist primarily of:
•	the change in insurance and investment contract liabilities;

•	insurance and investment contract benefits and claims paid to policyholders;

•	commission and other acquisition expenses;

•	operating expenses, including employee salaries and benefits, information technology, advertising, marketing, training, rental, depreciation and amortisation;

•	investment management expenses and finance costs; and

•	restructuring and separation costs.
     Our profitability depends mainly on our ability to: (i) attract new customers; (ii) retain existing customers; (iii) price and manage risk on insurance products; (iv) manage our investment portfolio; and (v) control our expenses. Specific drivers of our profitability include:
•	our ability to design and distribute products and services that meet market needs and are delivered on a timely basis;

•	our ability to manage persistency. Maintaining a high level of persistency is important to our financial results, as a large block of in-force policies provides us with regular revenues in the form of renewal premiums. In addition, our ability to convert first year premiums into renewal premiums — thereby increasing the number of in-force policies — is an important factor affecting our financial condition and results of operations, as well as the long-term growth of our revenues and profitability;

FINANCIAL INFORMATION
•	our ability to price our insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring new policies and administering those products. The adequacy of our product pricing is, in turn, primarily a function of:
-	our mortality and morbidity experience on individual and group insurance;

-	the adequacy of our methodology for underwriting insurance policies and establishing reserves for future policyholder benefits and claims; and

-	the extent to which our actual expenses and investment performance meet our assumptions;
•	our ability to actively manage our investment portfolio to earn an acceptable return while managing liquidity, credit and duration risks in our asset and policy portfolios through asset-liability management; and

•	our ability to control expenses in order to maintain the target margins for our insurance products.
BASIS OF PRESENTATION
     The AIA Group was formed following the combination of the branches and subsidiaries of AIA, our chief operating subsidiary, with certain of the Asia Pacific life insurance operations of the AIG Group. AIA Group Limited is the parent company of the AIA Group. For more information, see the section headed “Our History and Reorganisation” in this document. The AIA Group reorganisation and business combinations arising from transfers of interests in entities that are under the common control of AIG throughout all periods presented in this section have been accounted for as if they had occurred at the beginning of the earliest period presented. Accordingly, this section presents the results of operations of the AIA Group as if it had been in existence throughout the period from 1 December 2006 to date. See note 1 to the Accountant’s Report set forth in Appendix I to this document.
     We have also identified certain accounting policies that are significant to the preparation of our financial information. These significant accounting policies, which are important for the understanding of our financial condition and results of operations, are set forth in more detail in the Accountant’s Report set forth in Appendix I to this document.
Operating Profit and Operating Profit After Tax Attributable to Shareholders of AIA Group Limited
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited are key measures of the performance of each of our reportable segments, as well as at the AIA Group level.
     Our operating profit is stated before tax and excludes the following non-operating items: (i) investment experience (which consists of realised gains and losses, foreign exchange gains and losses, impairments and unrealised gains and losses on investments held at fair value through profit or loss); (ii) investment income related to investment-linked contracts (consisting of dividends, interest income and rental income); (iii) investment management expenses related to investment-linked contracts; (iv) corresponding changes in insurance and investment contract liabilities in respect of investment-linked contracts and participating funds and changes in third-party interests in consolidated investment funds resulting from the above; (v) policyholders’ share of tax relating to changes in insurance and investment contract liabilities; and (vi) other significant items we consider to be non-operating income and expenses. IFRS recognises that an entity may elect to disclose in its financial statements the results of operating activities or a similar line item, even though this term is not defined in IFRS.

FINANCIAL INFORMATION
     In general, the investment risk in respect of investments held to back our investment-linked contracts is borne by policyholders. This means that any increase or decrease in the value of investments held to back many of these contracts is matched by the same movement in insurance and investment contract benefits, and there is no impact to our reported results, except with respect to the asset management and other fees which we earn, that are based on the account balances of these contracts.
     As benefits related to investment-linked contracts are based on the investment return on the invested assets underlying such contracts, including them in our presentation of net insurance and investment contract benefits would subject our reported results to significant fluctuations due to market volatility, such as those observed in FY 2008, which may adversely affect an investor’s ability to evaluate our period-to-period operating results. For these reasons we choose to exclude the effects of investment-linked contracts from the presentation of net insurance and investment contract benefits, as this is consistent with the basis on which we measure our operating profit.
     While these excluded non-operating items are significant components in our profit, we believe that the presentation of operating profit enhances the understanding and comparability of our performance and that of our operating segments. In particular, trends can be more clearly identified without the fluctuating effects of these non-operating items, many of which are largely dependent on market factors.
     Operating profit after tax attributable to shareholders of AIA Group Limited is stated after deducting non-controlling interests.
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited are provided as additional information to assist in the comparison of business trends in different reporting periods on a consistent basis, and enhance overall understanding of our current financial performance and prospects for the future. Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited form part of our results of operations presented in accordance with IFRS, but should not be considered a substitute for or superior to net profit or net profit attributable to shareholders of AIA Group Limited presented in accordance with IFRS. In addition, our calculation of operating profit and operating profit after tax attributable to shareholders of AIA Group Limited may be different from the calculation used by other companies, and therefore comparability may be limited. See notes 2.2, 5 and 7 to the Accountant’s Report set forth in Appendix I to this document.
Net Profit Attributable to Shareholders of AIA Group Limited
     Net profit attributable to shareholders of AIA Group Limited is stated after deducting taxes and non-controlling interests.
CRITICAL ACCOUNTING POLICIES
     The preparation of consolidated financial information requires selecting accounting policies and making estimates and assumptions that affect items reported in the consolidated income statement, consolidated statement of financial position, other primary statements and notes to the consolidated financial information. Critical accounting policies are considered to be those where a diverse range of accounting treatments is permitted by IFRS and significant judgments and estimates are required. For more information regarding our significant accounting policies, see note 2 to the Accountant’s Report set forth in Appendix I to this document.
Product Classification
     IFRS 4, Insurance Contracts, requires contracts written by insurers to be classified either as insurance contracts or investment contracts, depending on the level of insurance risk. Insurance

FINANCIAL INFORMATION
contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. Some insurance and investment contracts, referred to as participating business, have discretionary participation features (“DPF”), which may entitle the customer to receive, as a supplement to guaranteed benefits, additional non-guaranteed benefits, such as policyholder dividends or bonuses. We apply the same accounting policies for the recognition and measurement of obligations arising from investment contracts with DPF as we do for insurance contracts.
     Accordingly, we perform a product classification exercise covering our portfolio of contracts to determine the classification of contracts to these categories. Product classification requires the exercise of significant judgment to determine whether there is a scenario (other than those lacking commercial substance) in which an insured event would require us to pay significant additional benefits to our customers. In the event that we have to pay significant additional benefits to our customers, the contract is accounted for as an insurance contract. For investment contracts that do not contain DPF, IAS 39, Financial Instruments: Measurement and Recognition, and, if the contract includes an investment management element, IAS 18, Revenue Recognition, are applied. IFRS 4 permits the continued use of previously applied accounting policies for insurance contracts and investment contracts with DPF, and this basis has been adopted by us in accounting for such contracts.
     The judgments exercised in determining the level of insurance risk deemed to be significant in product classification affect the amounts recognised in our consolidated financial information as insurance and investment contract liabilities and deferred acquisition and origination costs.
Insurance Contract Liabilities (including liabilities in respect of investment contracts with DPF)
     IFRS 4 permits a wide range of accounting treatments to be adopted for the recognition and measurement of insurance contract liabilities, including liabilities in respect of insurance and investment contracts with DPF. We calculate insurance contract liabilities for traditional life insurance using a net level premium valuation method, whereby the liability represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. This method uses best estimate assumptions adjusted for a provision for the risk of adverse deviation for mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises on liability adequacy testing. Interest rate assumptions can vary by geographical market, year of issuance and product. Mortality, surrender and expense assumptions are based on actual experience by each geographical market, modified to allow for variations in policy form. We exercise significant judgment in making appropriate assumptions.
     For contracts with an explicit account balance, such as universal life and investment-linked contracts, insurance contract liabilities represent the accumulation value, which represents premiums received and investment returns credited to the policy less deductions for mortality and morbidity costs and expense charges. Significant judgment is exercised in making appropriate estimates of gross profits, which are also regularly reviewed by us.
     Participating business, consisting of contracts with DPF, is distinct from other insurance and investment contracts as we have discretion as to either the amount or the timing of the benefits declared. In some geographical markets, participating business is written in a participating fund which is distinct from the other assets of the operating unit or branch. The allocation of benefits from the assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by applicable regulations. The extent of such policyholder participation may change over time.
     We account for insurance contract liabilities for participating business written in participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net

FINANCIAL INFORMATION
premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders assuming all relevant surplus at the date of the consolidated statement of financial position were to be declared as a policyholder dividend based upon applicable regulations. Establishing these liabilities requires the exercise of significant judgment. In addition, the assumption that all relevant performance is declared as a policyholder dividend may not be borne out in practice. We account for other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation, less estimated future net premiums to be collected from policyholders.
     The judgments exercised in the valuation of insurance contract liabilities (including contracts with DPF) affect the amounts recognised in our consolidated financial information as insurance contract benefits and insurance contract liabilities.
Deferred Policy Acquisition and Origination Costs
     The costs of acquiring new insurance contracts, including commission, underwriting and other policy issue expenses, which vary with and are primarily related to the production of new business or renewal of existing business, are deferred as an asset. Deferred acquisition costs (“DAC”) are assessed for recoverability in the year of policy issue to ensure that these costs are recoverable out of the estimated future margins to be earned on the policy. Future investment income is also taken into account in assessing recoverability. To the extent that acquisition costs are not considered to be recoverable at inception or thereafter, these costs are expensed in the consolidated income statement.
     DAC for traditional life insurance and annuity policies is amortised over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are applied consistently throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing.
     DAC for universal life and investment-linked contracts is amortised over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realised over the life of the contract or on a straight-line basis. Estimated gross profits include expected amounts for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. The interest rate used to compute the present value of estimates of expected gross profits is based on our estimate of the investment performance of the assets held to match these liabilities. Estimates of gross profits are revised regularly. Deviations of actual results from estimated experience are reflected in our earnings. The expensing of acquisition costs is accelerated following adverse investment performance. Likewise, in periods of favourable investment performance, previously expensed acquisition costs are reversed, not exceeding the amount initially deferred.
     The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortised over the period that investment management services are provided. Such deferred origination costs are tested for recoverability in the year of policy issue. The costs of acquiring investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortised cost of the related investment contract liabilities.
     The judgments exercised in the deferral and amortisation of acquisition and origination costs affect amounts recognised in our consolidated financial information as deferred acquisition and origination costs and insurance and investment contract benefits.
Liability Adequacy Testing
     We evaluate the adequacy of our insurance and investment contract liabilities at least annually. Liability adequacy is assessed by portfolio of contracts in accordance with our manner of acquiring,

FINANCIAL INFORMATION
servicing and measuring the profitability of our insurance contracts. We perform liability adequacy testing separately for each geographical market in which we operate.
     For traditional life insurance contracts, the insurance contract liabilities, reduced by DAC and value of business acquired on acquired insurance contracts, are compared with the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortised balance of DAC and value of business acquired on insurance contracts are written down to the extent of the deficiency. If, after writing down DAC to nil (for the specific portfolio of contracts) a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
     For universal life and investment contracts, DAC, net of unearned revenue liabilities, is compared to estimated gross profits. If a deficiency exists, the DAC asset is written down.
     Significant judgment is exercised in determining the level of aggregation at which liability adequacy testing is performed and in selecting best estimate assumptions. The judgments exercised in liability adequacy testing affect amounts recognised in our consolidated financial information as commission and other acquisition expenses, DAC and insurance contract benefits and insurance and investment contract liabilities.
Financial Investments
Financial Investments at Fair Value Through Profit or Loss
     We designate financial assets at fair value through profit or loss if this eliminates or reduces an accounting mismatch between the recognition and measurement of our assets and liabilities, or if the related assets and liabilities are actively managed on a fair value basis. This is the case for:
•	financial assets held to back investment-linked contracts and held by participating funds;

•	financial assets managed on a fair value basis; and

•	compound instruments containing an embedded derivative which would otherwise require bifurcation.
Available for Sale Financial Assets
     The available for sale category of financial assets is used where the relevant investments are not managed on a fair value basis. These assets principally consist of our holding of shares in the AIG Group and our portfolio of debt securities (other than those backing participating fund liabilities and investment-linked contracts). Available for sale financial assets are initially recognised at fair value plus attributable transaction costs and are subsequently measured at fair value. Changes in the fair value of available for sale securities, except for impairment losses and foreign exchange gains and losses on monetary items, are recorded in a separate fair value reserve within total equity, until such securities are disposed of.
     The classification and designation of financial assets, either at fair value through profit or loss, or as available for sale, determines whether movements in fair value are reflected in our consolidated income statement or in our consolidated statement of comprehensive income.
Fair Values of Financial Assets
     We determine the fair values of financial assets traded in active markets using quoted bid prices as of each reporting date. The fair values of financial assets that are not traded in active markets are typically determined using a variety of other valuation techniques, such as prices observed in recent

FINANCIAL INFORMATION
transactions and values obtained from current bid prices of comparable investments. More judgment is used in measuring the fair value of financial assets for which market observable prices are not available or are available only infrequently.
     Changes in the fair value of financial assets held by our participating funds affect not only the value of financial assets, but are also reflected in corresponding movements in insurance and investment contract liabilities. This is due to an insurance liability being recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders if all relevant surplus at the date of the consolidated statement of financial position were to be declared as a policyholder dividend based on current local regulations. Both of the foregoing changes are reflected in the consolidated income statement.
     Changes in the fair value of financial assets held to back our investment-linked contracts result in a corresponding change in insurance and investment contract liabilities. Both of the foregoing changes are also reflected in our consolidated income statement.
Impairment of Financial Assets
     Financial assets, other than those at fair value through profit or loss, are assessed for impairment regularly. This requires the exercise of significant judgment. A financial investment is impaired if its carrying value exceeds the estimated recoverable amount and there is objective evidence of impairment to the investment. We recognised impairment losses in respect of available for sale debt securities of nil in FY 2007, US$142 million in FY 2008, US$67 million in FY 2009, of which US$31 million was recognised in 1H 2009, and US$1 million in 1H 2010.
Definition of KPIs
     TWPI provides an indicative volume measure of transactions undertaken in the reporting period that have the potential to generate profits for our shareholders. TWPI consists of 100% of renewal premiums, 100% of first year premiums and 10% of single premiums across all lines of business, except our corporate pension business, and includes deposits and contributions for contracts that are accounted for as deposits in accordance with our accounting policies. We apply a factor of 10% to single premiums because such weighting makes the value of a single premium sale broadly equivalent to the same dollar amount of first year premiums. As such, it provides an indication of longer term business generation by taking into account changes in the mix of regular and single premium business. TWPI is measured before reinsurance ceded.
     Beginning in FY 2009, we measured new business using annualised new premiums or ANP, which consist of 100% of annualised first year premiums and 10% of single premiums (referred to as “weighted single premiums”), before reinsurance ceded. Prior to FY 2009, we measured new business using new business premiums, or NBP, which consisted of first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. Single premiums are weighted by 10%, in the same manner as for TWPI, because such weighting makes the value of single premium sales broadly equivalent to the same dollar amount of first year premiums. New business generated by our corporate pension business is not included in ANP or NBP.
     Investment income is one of the key drivers of our profitability, and affects to a significant extent our ability to meet our obligations in respect of the policies we issue and offer attractive returns to our policyholders and shareholders. Investment income has been presented excluding investment income related to investment-linked contracts, as investment income from these contracts is not attributable to our shareholders. Investment income includes interest, dividend and rental income.
     Operating expenses are a key measure at the AIA Group level and in each geographical market to monitor and manage our operational efficiency, which is one of the critical factors driving our profitability.

FINANCIAL INFORMATION
     Operating profit measures our ability to generate earnings from our operations before tax expense, and is a key measure of the underlying profitability of our operations.
     Operating profit after tax attributable to shareholders of AIA Group Limited measures our ability to generate earnings from our operations for the shareholders of AIA Group Limited, after tax expense and deducting non-controlling interests.
     Net profit attributable to shareholders of AIA Group Limited, consisting of profit for the year after tax and deducting non-controlling interests, measures our profitability, including non-operating items.
     Our expense ratio measures our ability to manage our cost base as we grow our business. Our expense ratio is calculated as operating expenses as a percentage of TWPI.
     Operating margin measures the operating profitability of our business relative to the volume of the business we generate. Operating margin is calculated as operating profit as a percentage of TWPI.
     Operating return on allocated equity measures the efficiency of use of capital by our operations. Operating return on allocated equity is calculated as operating profit after tax attributable to shareholders of AIA Group Limited, expressed as a percentage of a simple average of opening and closing allocated equity attributable to shareholders of AIA Group Limited (being equity attributable to shareholders of AIA Group Limited, less amounts reflected in other comprehensive income, consisting of the fair value and foreign currency translation reserves, and adjusted for subordinated intercompany debt). Both operating margin and operating return on allocated equity are influenced to an extent by the level of surplus capital retained at each operating unit and on a group-wide basis as any such surplus capital retained may earn investment returns.
     Net return on equity measures our ability to generate returns for our shareholders. Net return on equity is calculated as net profit attributable to shareholders of AIA Group Limited, as a percentage of average total equity attributable to shareholders of AIA Group Limited, which is a simple average of the opening and closing balances.
KEY PERFORMANCE INDICATORS
Overview
     We measure our performance using the key indicators set forth in the table below. All references to Indonesia in this discussion of KPIs refer to PT. AIA FINANCIAL, our ongoing operations in Indonesia, following the disposal of our 60% interest in PT. Asuransi AIA Indonesia in October 2009.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	11,358	12,203	11,632	5,330		6,022
New business — ANP(1)(3)	N/A	N/A	1,878	773		887
New business — NBP(2)(3)	2,456	2,347	1,841	N/A		N/A

Investment income(4)	2,706	3,144	3,059	1,496		1,718
Operating expenses	962	1,089	981	467		525
Operating profit	1,692	1,869	1,781	923		1,134
Operating profit after tax(5)	1,270	1,588	1,438	747		899
Net profit(4)	1,914	408	1,754	966		1,057

Ratios:
Expense ratio	8.5%	8.9%	8.4%	8.8%		8.7%
Operating margin	14.9%	15.3%	15.3%	17.3%		18.8%
Operating return on allocated equity	13.7%	15.1%	12.0%	13.1	%(6)	13.2	%(6)
Net return on equity	14.7%	3.7%	14.7%	19.0	%(6)	13.4	%(6)

FINANCIAL INFORMATION

(1)	Beginning in FY 2009, we measured our new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009. We believe that for the AIA Group, ANP is comparable to NBP as there is a strong correlation between ANP and NBP in many of our markets where premiums are collected on an annual basis. ANP and NBP begin to deviate when there is a higher proportion of regular monthly mode premiums, which tends to be more prevalent in our developed markets of Hong Kong, Singapore and Korea.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP has been presented excluding the NBP in respect of PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included the business of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007, US$2,377 million in FY 2008, and US$1,852 million in FY 2009.

(3)	We chose to use ANP instead of NBP as a measure of new business with effect from 2009 as we take the view that (i) NBP is influenced by sales activities in the 11-month period prior to the month of activity whilst ANP provides a more immediate measure of new business activity in comparison, thus ANP better reflects the activities of any given period, (ii) ANP is a more appropriate measure when comparing the value creation of VONB and (iii) ANP is a measure known to industry analysts as similar metrics ore published by our industry peers.

(4)	Excludes investment income related to investment-linked contracts.

(5)	Operating profit after tax and net profit are stated after deduction of amounts attributable to non-controlling interests.

(6)	The ratios of operating return on allocated equity and net return on equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.
Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     TWPI was US$6,022 million in 1H 2010, a 13.0% increase compared with 1H 2009. We experienced TWPI growth in all of our operating segments, with an overall TWPI increase of 4.5% from 1H 2009 to 1H 2010 on a constant exchange rate basis. This was largely attributable to an improvement in persistency to 94.1% at 31 May 2010 compared with 92.5% at 31 May 2009, and an increase in new business. Our average persistency during 1H 2010 returned to a level comparable with our average persistency during 1H 2008 of 94.2%, before the AIG Events in 2008. Renewal premiums, which represented 85.4% and 85.3%, respectively, of TWPI in 1H 2010 and 1H 2009, were the largest contributor to this increase, growing on a constant exchange rate basis in all of our operating segments. In Other Markets, renewal premiums grew from 74.4% of TWPI to 80.0% of TWPI between 1H 2009 and 1H 2010. This increase was primarily due to the acquisition of significant new corporate customers in 1H 2009 on multi-year agreements in respect of group business in Australia, which increased renewal premiums substantially in 1H 2010.
     New business, as measured by ANP, was 14.7% higher in 1H 2010 compared with 1H 2009, reflecting an increase in new business across most of our Key Markets. The ANP growth was driven principally by our insurance operations in Hong Kong, Thailand and Singapore. In particular, our insurance operations in Hong Kong experienced ANP growth of 27.0% over the period, driven principally by higher sales of regular premium investment-linked and traditional life insurance products. ANP grew 15.8% between 1H 2009 and 1H 2010 in Thailand, notwithstanding a temporary decline in new business sales in May 2010 due to the localised political unrest centred around Bangkok, while Singapore experienced ANP growth of 36.9% over the period, reflecting higher sales of both traditional life and investment-linked insurance products. The most significant percentage growth in new business was seen in the developing insurance markets served by our Other Markets segment, in particular, Indonesia and the Philippines, where ANP grew by 93.6% and 62.7%, respectively. Australia recorded a decline in ANP of 19.9%, which reduced the overall growth recorded by our Other Markets segment to 7.8%, reflecting Australia’s strong new business generation in 1H 2009 referred to above. Excluding our operations in Australia, ANP of the remaining components of our Other Markets segment collectively grew by 58.1% between 1H 2009 and 1H 2010, driven primarily by sales of regular premium investment-linked and universal life insurance products.

FINANCIAL INFORMATION
     Investment income, excluding investment income related to investment-linked contracts, increased 14.8% to US$1,718 million in 1H 2010 from US$1,496 million in 1H 2009 as we increased our holdings of other policyholder and shareholder financial investments by US$3,884 million over the period. The increase also reflected higher dividend income in Thailand and China, as well as higher interest income resulting from holding debt securities with longer maturities in Korea.
     Operating expenses increased 12.4% to US$525 million in 1H 2010 from US$467 million in 1H 2009, partly due to the effects of the appreciation of most of the local currencies in the Asia Pacific region, other than the Renminbi and the Hong Kong dollar, against the U.S. dollar and an increase in strategic initiative expenses. On a constant exchange rate basis, operating expenses increased 7.5% over the period. Our expense ratio was 8.8% and 8.7% in 1H 2009 and 1H 2010, respectively, as expenses increased in line with the growth in TWPI.
     Operating profit increased 22.9% to US$1,134 million in 1H 2010 compared with US$923 million in 1H 2009, reflecting the effects of local currency appreciation against the U.S. dollar in most of our Key Markets, particularly in Korea, Singapore, Thailand and Malaysia. On a constant exchange rate basis, operating profit grew 15.0%, mainly due to an increase in investment income and a decrease in commission and other acquisition expenses, which more than offset the increase in operating expenses. Our results in 1H 2010 benefited from a net reserve release of US$18 million as we updated other provisions to reflect current expectations of our liabilities in Singapore. The profitability of each of our geographical markets is discussed in greater detail in “— Segmental Information” in this section.
     Our operating margin increased to 18.8% in 1H 2010 from 17.3% in 1H 2009, reflecting the improvement in operating profit. Operating return on allocated equity remained stable between the periods, whereas our net return on equity decreased to 13.4% in 1H 2010 from 19.0% in 1H 2009 due to the effects of an increase in the average total equity attributable to shareholders of AIA Group Limited in 1H 2010 compared with 1H 2009, resulting from a significant increase in fair value and foreign currency translation reserves during 2H 2009. Our total equity attributable to shareholders of AIA Group Limited grew to US$16,547 million as of 31 May 2010, compared with US$11,449 million as of 31 May 2009.
     Net profit attributable to shareholders of AIA Group Limited was US$1,057 million in 1H 2010 compared with US$966 million in 1H 2009, reflecting higher operating profit, offsetting the decrease in non-operating investment return to US$265 million in 1H 2010 from US$345 million in 1H 2009. Excluding the effects of restructuring and separation costs and securities lending, from which we largely withdrew by 30 November 2009, our operating profit and net profit attributable to shareholders of AIA Group Limited was US$1,152 million and US$1,075 million, respectively, in 1H 2010, compared with US$974 million and US$1,025 million, respectively, in 1H 2009. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI was US$11,632 million in FY 2009 compared with US$12,203 million in FY 2008. The 4.7% decrease between FY 2008 and FY 2009 was influenced by foreign currency movements; on a constant exchange rate basis, TWPI increased by 1.1% over the period. Renewal premiums represented 84.1% of TWPI in FY 2009 compared with 80.5% in FY 2008. Of the geographical markets in which we operate, the most significant impact of local currency depreciation was in Korea, where the average Korean Won exchange rate depreciated against the U.S. dollar by 22.9% between FY 2008 and FY 2009, from 1,047.12 Korean Won to 1.00 U.S. dollar in FY 2008 to 1,287.00 Korean Won to 1.00 U.S. dollar in FY 2009.
     New business, as measured by NBP, was US$1,841 million in FY 2009 compared with US$2,347 million in FY 2008. The decrease was largely attributable to the AIG Events in 2008 which significantly

FINANCIAL INFORMATION
reduced sales in a number of our major geographic markets, particularly in Korea and Indonesia, where our operations were branded AIG, and to a lesser extent in Hong Kong and Singapore. We believe that the decline also reflected lower customer confidence as a result of the global economic crisis and the significant decline in Asian and global equity markets in 2H 2008, which adversely affected demand for investment-linked and universal life insurance products. In particular, NBP for investment-linked and universal life insurance products fell 59.6% between FY 2008 and FY 2009. Our new business in FY 2008 reflected a strong 1H 2008 when a more favorable economic outlook prevailed in Asia.
     Our NBP was US$1,841 million in FY 2009 as compared with our ANP of US$1,878 million. The difference between the two new business measures reflects the effect of annualising first year premiums on regular monthly premium policies in the calculation of ANP, whereas NBP reflects the nominal value of the monthly premiums actually received in the first year of the policy. This distinction has the greatest impact in markets where we have a greater proportion of monthly premium-paying policyholders.
     Investment income, excluding investment income related to investment-linked contracts, decreased 2.7% to US$3,059 million in FY 2009 from US$3,144 million in FY 2008, mainly due to lower dividend income and a small decline in interest income from securities lending. We largely completed our withdrawal from securities lending by 30 November 2009.
     Our expense ratio decreased to 8.4% in FY 2009 compared with 8.9% in FY 2008, due to expense reductions from operational efficiency initiatives, notwithstanding further investment in strategic initiatives, such as broadening of our distribution capability, which increased by 148.0% from US$25 million in FY 2008 to US$62 million in FY 2009.
     Despite growth in most of our geographical markets, operating profit decreased 4.7% to US$1,781 million in FY 2009 compared with US$1,869 million in FY 2008, due to the effects of the depreciation of most of the currencies in the Asia Pacific region, other than the Renminbi and the Hong Kong dollar, against the U.S. dollar. On a constant exchange rate basis, the decrease in operating profit was 0.3% over the period. Factors affecting the profitability of each of our geographical markets are discussed in greater detail in “—Segmental Information” in this section.
     Our operating margin was unchanged at 15.3% in FY 2008 and FY 2009. Operating return on allocated equity declined to 12.0% in FY 2009 compared with 15.1% in FY 2008, primarily reflecting the growth of our equity base, and the absence of significant dividend distributions in FY 2009.
     Net profit attributable to shareholders of AIA Group Limited increased by 329.9% to US$1,754 million in FY 2009 compared with US$408 million in FY 2008, driven in part by the increase in non-operating investment return to a net gain of US$665 million in FY 2009 compared with a net loss of US$2,412 million in FY 2008. The increase in non-operating investment return in FY 2009 compared with FY 2008 contributed to a significant improvement in our net profit attributable to shareholders of AIA Group Limited and our net return on equity, which increased to 14.7% in FY 2009 compared with 3.7% in FY 2008. Our withdrawal from securities lending was largely completed by 30 November 2009, and, after excluding the effects of securities lending, we recorded non-operating investment return of a net gain of US$802 million in FY 2009, compared with a net loss of US$2,325 million in FY 2008. Excluding the effects of restructuring and separation costs and securities lending, operating profit was US$1,886 million in FY 2009 and US$1,885 million in FY 2008, and the corresponding net profit attributable to shareholders of AIA Group Limited was US$1,996 million and US$511 million in FY 2009 and FY 2008, respectively. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.

FINANCIAL INFORMATION
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI was US$12,203 million in FY 2008, a 7.4% increase compared with FY 2007. This increase was as a result of an increase in renewal premiums, which represented 80.5% of TWPI in FY 2008, compared with 78.1% in FY 2007. TWPI grew in all of our operating units, led by Korea, which grew at 4.1%, or 17.3% on a constant exchange rate basis, and our Other Markets segment, where TWPI grew by 15.5%, or 12.7% on a constant exchange rate basis. Within our Other Markets segment, TWPI for Australia and Indonesia increased 33.2% and 20.3% respectively, or 28.2% and 24.2%, respectively, on a constant exchange rate basis.
     New business, as measured by NBP, was US$2,347 million in FY 2008 compared with US$2,456 million in FY 2007. NBP was stronger in 1H 2008 compared with 2H 2008, as new business activity in 2H 2008 was adversely impacted by the AIG Events and as the global financial crisis became more acute during that period. Both events severely affected NBP of investment-linked and universal life insurance products and standalone A&H insurance products, each of which decreased by 12.2% between FY 2007 and FY 2008. The adverse trend in NBP for investment-linked and universal life insurance products was particularly apparent in Hong Kong, where we experienced a 31.1% decrease over the period. Notwithstanding this trend, NBP in respect of traditional life insurance products grew 3.9% over the period, with higher sales reported in most of our Key Markets. NBP in FY 2008 also benefited from a 70.9% increase in new business in respect of group insurance products as we continued to develop our corporate solutions proposition, particularly in Australia and China.
     Investment income, excluding investment income related to investment-linked contracts, increased 16.2% to US$3,144 million in FY 2008 from US$2,706 million in FY 2007, largely reflecting an increase in interest income.
     Our expense ratio increased to 8.9% in FY 2008 compared with 8.5% in FY 2007, principally due to the effect of recapturing a portfolio of business previously reinsured to another company in the AIG Group and costs associated with strategic initiatives in certain geographical markets primarily associated with expanding our multi-channel distribution capability. The recapture, described in “— Segmental Information — Hong Kong — Year Ended 30 November 2008 Compared with Year Ended 30 November 2007” in this section, was effective from 1 March 2008 and increased our operating expense ratio related to such business. Overall, the recapture was beneficial to us in generating non-operating income in FY 2008 of US$447 million.
     Operating profit increased 10.5% to US$1,869 million in FY 2008 from US$1,692 million in FY 2007. This was primarily due to increases in renewal premiums and investment income, which collectively grew at a faster rate than our expense base, as well benefiting from higher surrender fee income as we experienced a significant increase in policy surrenders in certain of our geographical markets following the AIG Events and the significant declines in the global capital markets during the fourth quarter of FY 2008, which more than offset the acceleration of DAC amortisation relating to these surrendered policies. The reinsurance recapture also had a beneficial effect on our operating profit.
     Net profit attributable to shareholders of AIA Group Limited decreased 78.7% to US$408 million in FY 2008 from US$1,914 million in FY 2007. This decrease was principally the result of the adverse non-operating investment return of US$2,412 million caused by declines in market values compared with a net gain of US$837 million in FY 2007, partially offset by the increase in operating profit, a US$447 million gain arising on the reinsurance recapture, and the release of a withholding tax provision of US$275 million on the clarification of a tax treaty. Excluding the effects of securities lending, we recorded non-operating investment return of a net loss of US$2,325 million in FY 2008 compared with a net gain of US$837 million in FY 2007. Excluding the effects of restructuring and separation costs and securities lending, operating profit was US$1,885 million in FY 2008 and US$1,692 million in FY 2007, and the corresponding net profit attributable to shareholders of AIA

FINANCIAL INFORMATION
Group Limited was US$511 million and US$1,914 million in FY 2008 and FY 2007, respectively. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Performance highlights are discussed in greater detail in “— Results of Operations” in this section. For our detailed financial information and related notes, see the Accountant’s Report set forth in Appendix I to this document.
RESULTS OF OPERATIONS
     The table below provides a summary of the results of operations for the AIA Group presented on a consistent basis for the three years ended 30 November 2007, 2008 and 2009 and the six months ended 31 May 2009 and 2010. For more information on performance by each reporting segment, see “— Segmental Information” in this section. We present certain financial information on a constant exchange rate basis to facilitate a comparison of year-on-year performance without the impact of movements in the functional currencies of our operating units against the U.S. dollar, and where applicable this is explicitly stated.

FINANCIAL INFORMATION
Selected Results of Operations

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI	11,358	12,203	11,632	5,330	6,022
New business — ANP(1)	N/A	N/A	1,878	773	887
New business — NBP(2)	2,456	2,347	1,841	N/A	N/A

Net premiums, fee income and other operating revenue (net of reinsurance ceded)	8,817	10,361	10,173	4,762	5,150
Investment income(3)	2,706	3,144	3,059	1,496	1,718

Total revenue(3)	11,523	13,505	13,232	6,258	6,868

Net insurance and investment contract benefits(4)	7,636	8,704	8,678	4,059	4,496
Commission and other acquisition expenses	947	1,563	1,648	731	660
Operating expenses	962	1,089	981	467	525
Investment management expenses and finance costs(5)	286	252	123	65	45

Total expenses(4) (5)	9,831	11,608	11,430	5,322	5,726

Share of loss from associates	—	(28)	(21)	(13)	(8)
Operating profit	1,692	1,869	1,781	923	1,134
Tax on operating profit	(411)	(274)	(338)	(175)	(230)

Operating profit after tax	1,281	1,595	1,443	748	904
Less: amounts attributable to non-controlling interests	(11)	(7)	(5)	(1)	(5)

Operating profit after tax attributable to shareholders of AIA Group Limited	1,270	1,588	1,438	747	899

Operating profit may be reconciled to net profit attributable to shareholders of AIA Group Limited as follows:
Operating profit	1,692	1,869	1,781	923	1,134
Non-operating investment return(6)	837	(2,412)	665	345	265
Changes in insurance and investment contract liabilities for policyholders’ tax on operating profit	50	74	54	25	57
Gain on recapture of reinsurance from former parent company	—	447	—	—	—
Restructuring and separation costs	—	(10)	(89)	(25)	(18)

Profit/(loss) before tax	2,579	(32)	2,411	1,268	1,438
Tax on operating profit	(411)	(274)	(338)	(175)	(230)
Tax on non-operating items	(190)	518	(262)	(105)	(89)
Other non-operating tax items	(50)	201	(54)	(25)	(57)

Tax (expense)/credit	(651)	445	(654)	(305)	(376)

Net profit	1,928	413	1,757	963	1,062
Less: amounts attributable to non-controlling interests	(14)	(5)	(3)	3	(5)

Net profit attributable to shareholders of AIA Group Limited	1,914	408	1,754	966	1,057

(1)	Beginning in FY 2009, we measured our new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP has been presented excluding the NBP in respect of PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included new business of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007, US$2,377 million in FY 2008, and US$1,852 million in FY 2009.

FINANCIAL INFORMATION

(3)	Excludes investment income related to investment-linked contracts.

(4)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and changes in policyholders’ tax and investment income related to investment-linked contracts.

(5)	Excludes investment management expenses related to investment-linked contracts.

(6)	Non-operating investment return consists of investment experience, investment income related to investment-linked contracts, investment management expenses related to investment-linked contracts, corresponding changes in insurance and investment contract liabilities for investment-linked contracts and participating funds and changes in third-party interests in consolidated investment funds.
Selected Balance Sheet Information

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions)
Assets
Financial investments	70,630	55,324	73,480	78,313
Deferred acquisition and origination costs	10,044	10,047	10,976	11,227
Assets — other than the above	7,518	6,638	6,203	6,198

Total assets	88,192	72,009	90,659	95,738

Liabilities
Insurance and investment contract liabilities	63,666	57,056	71,035	73,793
Borrowings	1,461	661	688	682
Obligations under securities lending and repurchase agreements	5,395	2,718	284	670
Liabilities — other than the above	4,179	2,656	3,693	3,986

Total liabilities	74,701	63,091	75,700	79,131

Equity
Issued share capital and shares yet to be issued, share premium and other reserves	699	1,434	1,848	1,847
Retained earnings	9,431	9,494	11,223	12,280

Allocated equity	10,130	10,928	13,071	14,127
Amounts reflected in other comprehensive income	3,310	(2,020)	1,837	2,420

Total equity attributable to shareholders of AIA Group Limited	13,440	8,908	14,908	16,547
Non-controlling interests	51	10	51	60

Total equity	13,491	8,918	14,959	16,607

Total liabilities and equity	88,192	72,009	90,659	95,738

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
Discussion of Selected Results of Operations
     Our operating profit during 1H 2010 was US$1,134 million, which was 22.9%, or 15.0% on a constant exchange rate basis, higher than that achieved in 1H 2009 of US$923 million, while average persistency improved to 93.8% during 1H 2010 compared with 90.4% during 1H 2009.

FINANCIAL INFORMATION
     TWPI
     The table below sets forth an analysis of TWPI by premium type and by product line for the periods indicated.

	Six months ended 31 May 2009
		Renewal	First year	Single
	TWPI	premium	premium	premium
	Unaudited
	(in US$ millions)
TWPI includes:
Traditional life insurance(1)	3,183	2,856	311	140
Investment-linked and universal life insurance	1,114	917	178	188
Standalone A&H insurance	624	503	122	2

Individual life insurance (including riders)(2)	4,921	4,276	611	330
Group insurance(3)	409	271	135	40

Total	5,330	4,547	746	370

	Six months ended 31 May 2010
		Renewal	First year	Single
	TWPI	premium	premium	premium
	(in US$ millions)
TWPI includes:
Traditional life insurance(1)	3,502	3,122	370	120
Investment-linked and universal life insurance	1,231	978	224	289
Standalone A&H insurance	743	611	131	2

Individual life insurance (including riders)(2)	5,476	4,711	725	411
Group insurance(3)	546	434	104	76

Total	6,022	5,145	829	487

(1)	Includes TWPI in respect of incidental personal lines and motor insurance of US$12 million in 1H 2009 and US$15 million in 1H 2010.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.
     The table below sets forth quarterly TWPI and renewal premium for the periods indicated.

	Three months ended		Six months ended
	28 February 2009	31 May 2009	31 May 2009
	(US$ millions)
TWPI	2,625	2,705	5,330
Of which Renewal premium	2,254	2,293	4,547

	Three months ended		Six months ended
	28 February 2010	31 May 2010	31 May 2010
	(US$ millions)
TWPI	2,950	3,072	6,022
Of which Renewal premium	2,514	2,631	5,145
     TWPI increased 13.0% to US$6,022 million in 1H 2010 from US$5,330 million in 1H 2009, reflecting increased average persistency and higher sales volumes. Renewal premiums continued to account for the largest proportion of TWPI, representing 85.3% and 85.4% of TWPI in 1H 2009 and 1H 2010, respectively. On a constant exchange rate basis, TWPI grew 4.5% over the period, with increases across all of our operating segments in 1H 2010, compared with 1H 2009.

FINANCIAL INFORMATION
     TWPI attributable to traditional life insurance products increased 10.1% to US$3,502 million in 1H 2010 from US$3,183 million in 1H 2009. On a constant exchange rate basis, the increase was 3.5%, with growth across most of our Key Markets led by Thailand, Hong Kong and China. In particular, our operations in Thailand and China experienced growth in TWPI in respect of traditional life insurance products of 5.1% and 12.3%, on a constant exchange rate basis, respectively, driven by improvements in average persistency. The 6.1% increase in sales of traditional life insurance products in Hong Kong was attributable to increased renewal premiums as average persistency improved to 96.6% during 1H 2010 from 91.7% during 1H 2009, as well as the launch of a new suite of wealth management products towards the end of November 2009.
     TWPI attributable to our investment-linked and universal life insurance products increased 10.5%, or 2.6% on a constant exchange rate basis, to US$1,231 million in 1H 2010 from US$1,114 million in 1H 2009. On a constant exchange rate basis, this mainly reflects increases in Hong Kong, Indonesia (through our continuing wholly-owned business in Indonesia, PT. AIA FINANCIAL) and Singapore of 2.9%, 20.2% and 14.3%, respectively, partially offset by a 5.3% decrease in Korea and the disposal of our joint venture business in Indonesia, PT. Asuransi AIA Indonesia, in October 2009.
     TWPI in respect of standalone A&H insurance products increased 18.9% to US$743 million in 1H 2010 from US$624 million in 1H 2009. On a constant exchange rate basis, the increase was 5.5%. The increase in standalone A&H insurance premiums was primarily driven by renewal premiums, led by our operating units in Korea and Australia at 6.9% and 23.0%, respectively, on a constant exchange rate basis. Korea, representing 52.7% of our standalone A&H insurance business in 1H 2010, is our largest market for standalone A&H insurance products. The increase in our operations in Australia reflects customer retention following the strong growth in new business in FY 2009. For further details, see “— Other Markets — Year ended 30 November 2009 compared with year ended 30 November 2008” in this section.
     TWPI in respect of group insurance products grew by 33.3%, or 15.5% on a constant exchange rate basis, between 1H 2010 and 1H 2009. This increase was largely due to a 60.3% increase in renewal premiums, or 41.1% on a constant exchange rate basis. This growth was principally driven by our operations in Australia, where renewal premiums increased 225.3%, or 149.1% on a constant exchange rate basis, as a number of significant new corporate accounts acquired in FY 2009 were retained through multi-year insurance arrangements.

FINANCIAL INFORMATION
     New business — ANP
     The table below sets forth an analysis of ANP by product line and reporting segment for the periods indicated.

			Six months			Six months
	Three months ended		ended	Three months ended		ended
	28 February	31 May	31 May	28 February	31 May	31 May
	2009	2009	2009	2010	2010	2010
		(Unaudited)
			(US$ millions)
ANP includes:
Traditional life insurance(1)	107	160	267	148	159	307
Investment-linked and universal life insurance(1)	61	80	141	124	137	261
Standalone A&H insurance(2)	64	72	136	58	58	116
Riders	33	41	74	36	38	73

Individual life insurance (including riders)(3)	265	353	618	366	392	757
Group	90	65	155	71	58	130

Total(4)	355	418	773	437	450	887

			Six months			Six months
	Three months ended		ended	Three months ended		ended
	28 February	31 May	31 May	28 February	31 May	31 May
	2009	2009	2009	2010	2010	2010
		(Unaudited)
			(US$ millions)
ANP by reporting segment:
Hong Kong	53	77	130	77	88	165
Thailand	67	89	156	95	86	181
Singapore	21	39	60	32	50	82
Malaysia	23	31	54	28	33	61
China	37	42	79	44	48	92
Korea	68	78	146	76	70	146
Other Markets	86	62	148	85	75	160
of which:
Australia	62	33	95	44	33	77
Philippines	6	7	13	11	10	21
Indonesia	10	12	22	21	20	41
Taiwan	5	5	10	5	6	11
Vietnam	2	4	6	3	4	7
New Zealand	1	1	2	1	2	3

Total(3)(4)	355	418	773	437	450	887

(1)	ANP for traditional life insurance, and investment-linked and universal life insurance have been presented exclusive of their respective riders.

(2)	ANP for standalone A&H insurance has been presented inclusive of riders.

(3)	Excludes unit-deducting riders for which no premiums are received.

(4)	Excludes ANP in respect of our corporate pension business, and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

FINANCIAL INFORMATION
     New business — Corporate pension
     The table below sets forth new contributions generated by our corporate pension business for the periods indicated.

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Corporate pension — new contributions	430	162

     New business, as measured by ANP, increased 14.7%, or 3.1% on a constant exchange rate basis, to US$887 million in 1H 2010 compared with US$773 million in 1H 2009, with increases reported in all of our reporting segments, on a constant exchange rate basis, except Korea and Other Markets. In Korea, ANP decreased 15.7%, on a constant exchange rate basis, between 1H 2009 and 1H 2010, reflecting, among other factors, increased regulation affecting our direct marketing channel as well as our decision to re-price our universal life insurance products in FY 2009. Within our Other Markets segment, the decrease in ANP was led by Australia, where ANP in 1H 2009 reflected a US$77 million contribution from two large corporate customers, in respect of our group insurance product, compared to an ANP contribution of US$48 million from those accounts in 1H 2010. The factors affecting new business of each of our geographical markets are discussed in greater detail in “— Segmental Information” in this section.
     ANP in respect of traditional life insurance products, excluding riders, increased 15.2% between 1H 2009 and 1H 2010, led mainly by improved sales of regular premium policies in Singapore and China. In Singapore, the increase reflected our renewed focus on more affluent consumers, whereas the increase in China was mainly attributable to improved productivity of our tied agency force.
     ANP in respect of investment-linked and universal life insurance products, excluding riders, of US$261 million in 1H 2010 was 84.6% higher compared with 1H 2009. The growth in ANP was mainly attributable to higher sales of investment-linked insurance products in Hong Kong and Indonesia, and higher sales of universal life insurance products in Thailand. The increase in Hong Kong was mainly attributable to the launch of a new suite of investment-linked products towards the end of FY 2009, whereas the growth in Indonesia was principally driven by increased sales through our bancassurance partners.
     ANP in respect of standalone A&H insurance products, including riders, was US$116 million in 1H 2010 compared with US$136 million in 1H 2009. The decrease of 14.7% was mainly led by lower sales of regular premium products, particularly in Korea, as we re-priced certain products and focused on margins instead of new business volumes. In particular, in Korea, we decided to close our long term cancer protection products to new customers in the latter part of FY 2009. Moreover, increased regulatory restrictions over direct marketing in Korea led to a decrease in ANP generated from our direct marketing channel.
     Riders mainly comprise A&H riders attached to our traditional life and investment-linked and universal life insurance products. ANP in respect of riders remained steady at US$73 million in 1H 2010 compared with US$74 million in 1H 2009.
     ANP in respect of group insurance products decreased 16.3% to US$130 million in 1H 2010 compared with US$155 million in 1H 2009. This was principally because new business in respect of group insurance products in Australia were very strong in 1H 2009. Australia represents 47.1% of our group insurance business in 1H 2010 measured in terms of TWPI.
     We offer corporate pension products to customers in Hong Kong, Thailand and Indonesia, as well as through our joint venture in India. New business in relation to our corporate pension business are

FINANCIAL INFORMATION
measured in terms of new contributions. New contributions to our corporate pension business, excluding those in respect of our joint venture in India, decreased to US$162 million in 1H 2010 from US$430 million in 1H 2009, reflecting the acquisition of the assets of a significant scheme in FY 2009. Total assets under management of our corporate pension business, excluding those in respect of our joint venture in India, grew by 14.9% to US$6,475 million as of 31 May 2010, compared with US$5,636 million as of 31 May 2009.
     Net Premiums, Fee Income and Other Revenues

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Premiums, fee income and other revenues	4,905	5,376
Premiums ceded to reinsurers	(143)	(226)

Total	4,762	5,150

     Premiums, fee income and other revenues increased 9.6% to US$5,376 million in 1H 2010 from US$4,905 million in 1H 2009. In particular, our operations in Thailand and Singapore experienced the highest increases in sales among our Key Markets in 1H 2010. Premiums ceded to reinsurers increased to US$226 million in 1H 2010 from US$143 million in 1H 2009, reflecting the growth in our group insurance business in Australia, as we bought relatively more reinsurance in respect of our protection products.
     Investment Income

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Investment income(1)
Interest income	1,397	1,561
Dividend income	64	122
Rental income	35	35

Total	1,496	1,718

(1)	Excludes investment income related to investment-linked contracts.
     Investment income, as defined above, which comprises interest, dividends and rental income, increased 14.8% to US$1,718 million in 1H 2010 from US$1,496 million in 1H 2009, largely due to an increase in the average invested assets over the period.
     Interest income increased to US$1,561 million in 1H 2010 from US$1,397 million in 1H 2009, mainly reflecting a US$3,141 million increase in holdings of debt securities in respect of other shareholder and policyholder financial investments between FY 2009 and 1H 2010 and an increase in the holding of debt securities with longer maturities in Korea.
     Dividend income increased to US$122 million in 1H 2010 from US$64 million in 1H 2009, principally as a result of higher dividends from our holdings of equity securities in Thailand and China.

FINANCIAL INFORMATION
     Net Insurance and Investment Contract Benefits

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Net insurance and investment contract benefits(1)
Insurance contract benefits	2,626	2,820
Net change in insurance and investment contract liabilities	1,548	1,839

Insurance and investment contract benefits	4,174	4,659
Insurance and investment contract benefits ceded	(115)	(163)

Total	4,059	4,496

(1)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and changes in policyholders’ tax and investment income related to investment-linked contracts.
     Net insurance and investment contract benefits (on a basis consistent with the table above) reflect the cost of all maturities, surrenders, withdrawals and claims arising during the reporting period and the net movement in the associated liabilities as a result of new and renewal business, benefit payments and changes to expected future benefits payable to policyholders, excluding investment-linked contracts and participating funds.
     Net insurance and investment contract benefits (on a basis consistent with the table above) increased 11.6% to US$4,659 million in 1H 2010 from US$4,174 million in 1H 2009, largely reflecting the increase in net premiums and fee income resulting from growth in sales of traditional life and standalone A&H insurance products, as well as the appreciation of local currencies against the U.S. dollar in most of our Key Markets.
     Insurance and investment contract benefits ceded increased to US$163 million in 1H 2010 from US$115 million in 1H 2009, corresponding to the increase in premiums ceded to reinsurers as described in “— Results of Operations — Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009 — Net Premiums, Fee Income and Other Revenues” in this section.
     Commission and Other Acquisition Expenses

	Six months
	ended 31 May
	2009	2010
	Unaudited
	(in US$ millions)
Commission and other acquisition expenses
Commission and other acquisition expenses incurred	798	933
Deferral and amortisation of acquisition costs	(67)	(273)

Total	731	660

     Commission and other acquisition expenses incurred increased 16.9% to US$933 million in 1H 2010 from US$798 million in 1H 2009. This increase was principally the result of our increased efforts to support the growth in new business during the period.
     Deferral and amortisation of acquisition costs increased to US$273 million in 1H 2010 compared with US$67 million in 1H 2009, partly attributable to an increase in average persistency from 90.4% during 1H 2009 to 93.8% during 1H 2010, which was comparable to our average persistency before the AIG Events in 2008. In addition, the rate of amortisation of DAC was lower in 1H 2010 compared with 1H 2009, particularly in relation to DAC for investment-linked and universal life contracts, as the

FINANCIAL INFORMATION
gross profit expected to be realised over the life of these contracts have increased reflecting the recovery in equity capital market valuations in the Asia Pacific region.
     Operating Expenses

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Operating expenses
Operating expenses excluding strategic initiative expenses	447	491
Strategic initiative expenses	20	34

Total	467	525

     Operating expenses were 12.4% higher in 1H 2010 compared with 1H 2009, mainly due to the effects of the appreciation of most of the currencies in the Asia Pacific region, other than the Renminbi and the Hong Kong dollar, against the U.S. dollar, which affected most of our operating segments with the exception of Hong Kong and China, and an increase in strategic initiative expenses. On a constant exchange rate basis, operating expenses increased 7.5% over the period.
     Strategic initiative expenses, which consist of expenses relating to enhancing our growth initiatives, such as distribution capability and operational efficiency and are approved by our Strategic Initiative Office, increased to US$34 million in 1H 2010 from US$20 million in 1H 2009. This increase was mainly attributable to a group-wide programme to enhance the capabilities of our finance and investment management function, which involved the implementation of new IT systems and upgrades of our existing infrastructure. In addition, the geographical scope of our Strategic Initiative Office was expanded in 2H 2009 to include our operations in Korea and certain components of Other Markets, in particular the Philippines, following the implementation of our reorganisation as set forth in the note 1 of the Accountant’s Report included in Appendix I of this document.
     Investment Management Expenses and Finance Costs

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Investment management expenses and finance costs(1)
Investment management expenses	33	41
Finance costs	32	4

Total	65	45

(1)	Excludes investment management expenses related to investment-linked contracts.
     Investment management expenses increased to US$41 million in 1H 2010 from US$33 million in 1H 2009, principally as a result of an increase in the amount of invested assets over the period. The total carrying value of other policyholder and shareholder financial investments increased to US$49,250 million as of 31 May 2010 from US$45,366 million as of 30 November 2009, reflecting the net increase in investments arising from purchases less sales and maturities, as well as an increase in market values over the period.
     Finance costs decreased significantly to US$4 million in 1H 2010 from US$32 million in 1H 2009, primarily due to our withdrawal from securities lending in FY 2009. Finance costs in respect of securities lending were nil in 1H 2010 compared with US$26 million in 1H 2009.

FINANCIAL INFORMATION
     Operating Profit
     Operating profit grew 22.9% to US$1,134 million in 1H 2010 compared with US$923 million in 1H 2009, reflecting the effects of local currency appreciation against the U.S. dollar in most of our Key Markets, particularly in Korea, Singapore, Thailand and Malaysia. On a constant exchange rate basis, operating profit grew 15.0%, with improvement experienced across most of our Key Markets. This increase is largely attributable to higher investment income as our holdings of financial investments increased during the period and a decrease in commission and other acquisition expenses, which more than offset the increase in operating expenses. In addition, our financial results in 1H 2010 benefited from net reserve release of US$18 million as we updated other provisions to reflect current expectations of our liabilities in Singapore, as discussed above.
     Excluding the effects of restructuring and separation costs and securities lending, operating profit was US$1,152 million in 1H 2010 and US$974 million in 1H 2009. There was no impact from securities lending on operating profit in 1H 2010 as our withdrawal from securities lending was largely completed by 30 November 2009. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Tax on Operating Profit
     We operate in 15 principal jurisdictions, each with its own tax regime, and the change in the tax expense (or credit) from one year to the next is affected by changes in the mix of income by jurisdiction. The tax expense on operating profit in 1H 2010 of US$230 million was largely in line with the effective tax rate in FY 2009, excluding the impact of tax and regulatory changes. The tax expense for 1H 2010 reflected the issue of a new accounting standard by the Ministry of Finance of the People’s Republic of China on the accounting for insurance contracts in December 2009, which had a consequential impact on the computation of income taxes for our China insurance operations, where the effective tax rate on operating profit increased to 30% from 19% between 1H 2009 and 1H 2010.
     Profit Before Tax
     Profit before tax increased to US$1,438 million in 1H 2010 from US$1,268 million in 1H 2009, primarily due to an improvement in operating profit which more than offset the effects of lower non-operating investment return. Profit before tax increased in all of our reporting segments, with the exception of China and our Corporate and Other segment, where profit/loss before tax was affected by decreases in non-operating investment return reflecting declines in asset prices and foreign exchange movements during the period.
     Non-operating investment return was US$265 million in 1H 2010 compared with US$345 million in 1H 2009, which reflected significant increases in equity capital market valuations in 1H 2009 compared with a decline in equity capital market valuations in 1H 2010.
     The improvement in profit before tax was also attributable to lower impairment losses in respect of available for sale debt securities as we experienced impairment losses of US$1 million in 1H 2010 compared with US$31 million of impairment losses in 1H 2009.

FINANCIAL INFORMATION
     Income Tax

	Six months ended
	31 May
	2009	2010
	Unaudited
	(in US$ millions)
Current income tax	134	296
Deferred income tax on temporary differences	171	80

Tax expense	305	376

Of which:
Tax expense attributable to shareholders’ profit	259	306
Tax expense attributable to policyholders’ returns	46	70

Total	305	376

     Our tax expense has two components: the tax charged on shareholders’ profits of US$306 million in 1H 2010 compared with US$259 million in 1H 2009, and the tax that we bear on behalf of policyholders of US$70 million in 1H 2010 compared with US$46 million in 1H 2009. The tax charged on shareholders’ profits and the tax expense attributable to policyholders’ returns was US$376 million in 1H 2010, compared with US$305 million in 1H 2009.
     The tax expense attributable to shareholders’ profit for the period increased, largely reflecting the increase in the tax on operating profit in 1H 2010. Tax attributable to policyholders’ returns reflects gains and losses that do not directly relate to our net profit attributable to shareholders of AIA Group Limited.
     Net Profit attributable to shareholders of AIA Group Limited
     Net profit attributable to shareholders of AIA Group Limited grew to US$1,057 million in 1H 2010 compared with US$966 million in 1H 2009, reflecting the improvement in operating profit as described above, which more than offset the decrease in non-operating investment return of US$265 million in 1H 2010 from US$345 million in 1H 2009.
     Excluding the effects of restructuring and separation costs and securities lending, net profit attributable to shareholders of AIA Group Limited was US$1,075 million, compared with US$1,025 million in 1H 2009. There was no impact from securities lending on net profit attributable to shareholders of AIA Group Limited in 1H 2010 as our withdrawal from securities lending was largely completed by 31 November 2009. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
Discussion of Selected Balance Sheet Information
     Assets
     Our total assets grew 5.6% to US$95,738 million as of 31 May 2010 from US$90,659 million as of 30 November 2009, primarily reflecting net amounts invested in the period.

FINANCIAL INFORMATION
The table below sets forth our financial investments by asset class as of the dates indicated.

	As of 30 November 2009				As of 31 May 2010
	Policyholder and		Investment-		Policyholder and		Investment-
	shareholder		linked	Total	shareholder		linked	Total
	Other				Other
	policyholder				policyholder
	and	Participating			and	Participating
	shareholder	funds			shareholder	funds
	(in US$ millions)
Financial investments includes:
Debt securities
Available for sale	37,722	—	—	37,722	40,853	—	—	40,853
At fair value through profit or loss	944	11,809	1,726	14,479	954	12,174	1,853	14,981

Total debt securities	38,666	11,809	1,726	52,201	41,807	12,174	1,853	55,834

Equity securities
Available for sale	62	—	—	62	77	—	—	77
At fair value through profit or loss	2,827	2,209	11,080	16,116	3,719	2,493	11,105	17,317

Total equity securities	2,889	2,209	11,080	16,178	3,796	2,493	11,105	17,394

Loans and receivables	3,598	942	108	4,648	3,346	1,144	74	4,564
Derivative financial instruments	213	240	—	453	301	220	—	521

Total financial investments	45,366	15,200	12,914	73,480	49,250	16,031	13,032	78,313

     All debt and equity securities are carried at fair value and, consequently, the values reported in our financial information reflect current market values as of the end of each reporting period. The carrying value of our financial investments increased to US$78,313 million as of 31 May 2010 compared with US$73,480 million as of 30 November 2009, as more funds were invested given the improvement in the outlook for capital markets in the Asia Pacific region during 1H 2010 and reflecting our increase in new business.
     Financial investments held in respect of other policyholder and shareholder (shown in the column “Other policyholder and shareholder” in the table above), which consist mainly of fixed income debt securities, increased to US$49,250 million as of 31 May 2010 compared with US$45,366 million as of 30 November 2009. The US$3,884 million increase over the period reflects further investment of new funds, particularly in governments bonds and investment-grade corporate bonds, as well as an increase in the carrying value of debt securities during 1H 2010 as a result of the appreciation of local currencies in the region, particularly the Thai Baht, Korean Won and Malaysian Ringgit, against the U.S. dollar. The market value of our available for sale debt securities increased over the period, which is reflected in the increase in our fair value reserve to US$2,092 million as of 31 May 2010 from US$1,528 million as of 30 November 2009.
     Financial investments held in respect of participating funds (shown in the column “Participating funds” in the table above) increased to US$16,031 million as of 31 May 2010 from US$15,200 million as of 30 November 2009, with growth experienced in both our debt and equity investment portfolios.
     Financial investments backing investment-linked contracts (shown in the column “Investment-linked” in the table above), which comprise mainly equity securities, increased to US$13,032 million as of 31 May 2010 compared with US$12,914 million as of 30 November 2009, reflecting the increase in sales of investment-linked insurance products during the period. In general, the investment risk in respect of assets related to our investment-linked contracts is borne by the customers of our investment-linked insurance products, and does not affect our net profit attributable to shareholders of AIA Group Limited, except for asset management fees earned on account balances, as described above in “— Results of Operations — Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009 — Net insurance and investment contract benefits” in this section.

FINANCIAL INFORMATION
     We held debt securities with a carrying value of US$55,834 million as of 31 May 2010 compared with US$52,201 million as of 30 November 2009. Consistent with prior periods, government bonds and bonds issued by government agencies comprised a substantial portion of our fixed income debt portfolio, representing 50.6% of our debt securities as of 31 May 2010 compared with 49.6% as of 30 November 2009. Investment-grade corporate bonds and investment-grade structured securities accounted for 46.2% of debt securities as of 31 May 2010, compared with 47.1% as of 30 November 2009.
     Our equity securities had a carrying value of US$17,394 million as of 31 May 2010, compared with US$16,178 million as of 30 November 2009. The increase in carrying value was largely attributable to the investment of new funds, offset by a small decline in asset prices. Equity securities held in respect of investment-linked contracts accounted for 63.8% of our overall holdings of equity securities as of 31 May 2010, compared to 68.5% as of 30 November 2009.
     Our loans and receivables outstanding were US$4,564 million as of 31 May 2010 compared with US$4,648 million as of 30 November 2009, reflecting decreases in term deposits of US$60 million and mortgage loans on residential real estate in Malaysia of US$51 million, respectively, during 1H 2010.
     Liabilities

	As of
	30 November 2009	31 May 2010
	(in US$ millions)
Insurance and investment contract liabilities	71,035	73,793
Borrowings	688	682
Obligations under securities lending and repurchase agreements	284	670
Liabilities — other than the above	3,693	3,986

Total liabilities	75,700	79,131

     Total liabilities increased 4.5% to US$79,131 million as of 31 May 2010 compared with US$75,700 million as of 30 November 2009, mainly due to higher insurance and investment contract liabilities and an increase in obligations under repurchase agreements.
     Insurance contract liabilities increased by US$2,526 million during 1H 2010, reflecting the growth in the in-force portfolio, accretion of interest and investment returns on participating funds, whereas investment contract liabilities increased by US$232 million, reflecting net deposits and withdrawals and fees and expenses charged against account balances.
     Our borrowings, which comprise mainly bank overdrafts and a term loan facility financing AIA Central, our group headquarters building in Hong Kong, remained largely unchanged at US$682 million as of 31 May 2010 compared with US$688 million as of 30 November 2009. Our capital base is comprised solely of shareholders’ equity and we had no structural borrowings consisting of senior or subordinated debt, hybrid capital, loan notes or commercial paper outstanding as of 31 May 2010.
     Obligations under securities lending and repurchase agreements increased to US$670 million as of 31 May 2010 from US$284 million as of 30 November 2009, as we increased our participation in repurchase activities during 1H 2010. We undertook no securities lending in 1H 2010, having largely withdrawn from securities lending during FY 2009.
     Liabilities other than insurance and investment contract liabilities, borrowings and obligations under securities lending and repurchase agreements increased to US$3,986 million as of 31 May 2010 from US$3,693 million as of 30 November 2009, mainly reflecting an increase in deferred and current tax liabilities.

FINANCIAL INFORMATION
     Equity
     Total equity attributable to shareholders of AIA Group Limited increased 11.0% to US$16,547 million as of 31 May 2010 from US$14,908 million as of 30 November 2009. This increase was primarily due to the growth in retained earnings and increases in the fair value reserve and foreign exchange reserve, which together contributed to an increase of US$583 million, reflecting increases in the fair value of our portfolio of financial investments classified as available for sale and local currency appreciation against the U.S. dollar over the period.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
Discussion of Selected Results of Operations
     TWPI
     The table below sets forth an analysis of TWPI by premium type and by product line for the periods indicated.

	Year ended 30 November 2008
		Renewal	First year	Single
	TWPI	premium	premium	premium
		(in US$ millions)
TWPI includes:
Traditional life insurance(1)	7,073	6,371	682	194
Investment-linked and universal life insurance	3,000	1,849	923	2,283
Standalone A&H insurance	1,426	1,077	349	5

Individual life insurance (including riders)(2)	11,499	9,297	1,954	2,482
Group insurance(3)	704	529	166	93

Total	12,203	9,826	2,120	2,575

	Year ended 30 November 2009
		Renewal	First year	Single
	TWPI	premium	premium	premium
		(in US$ millions)
TWPI includes:
Traditional life insurance(1)	6,983	6,154	787	420
Investment-linked and universal life insurance	2,423	1,963	403	565
Standalone A&H insurance	1,349	1,089	260	5

Individual life insurance (including riders)(2)	10,755	9,206	1,450	990
Group insurance(3)	877	573	293	101

Total	11,632	9,779	1,743	1,091

(1)	Includes TWPI in respect of incidental personal lines and motor insurance of US$29 million in FY 2008 and US$27 million in FY 2009.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.

FINANCIAL INFORMATION
     The table below sets forth quarterly TWPI and renewal premium for the periods indicated.

	Three months ended				Year ended
	29 February 2008	31 May 2008	31 August 2008	30 November 2008	30 November 2008
			(US$ millions)
TWPI	2,996	3,111	3,110	2,986	12,203
Of which Renewal premium	2,363	2,434	2,491	2,539	9,827

	Three months ended				Year ended
	28 February 2009	31 May 2009	31 August 2009	30 November 2009	30 November 2009
			(US$ millions)
TWPI	2,625	2,705	3,047	3,255	11,632
Of which Renewal premium	2,253	2,293	2,519	2,714	9,779
     TWPI decreased 4.7% between FY 2009 and FY 2008, influenced by foreign currency movements. On a constant exchange rate basis, TWPI increased 1.1% over the period led by a 5.0% increase in renewal premiums. Renewal premiums contributed 84.1% to our TWPI in FY 2009, an increase from 80.5% in FY 2008.
     TWPI attributable to traditional life insurance products decreased 1.3% to US$6,983 million in FY 2009 from US$7,073 million in FY 2008. This decrease was influenced by foreign currency movements; on a constant exchange rate basis, TWPI increased by 2.9% over the period, with renewal premiums remaining steady at 0.7%, on a constant exchange rate basis, as persistency improved to an average of 93.4% during 2H 2009 from 90.4% during 1H 2009. Overall, traditional life insurance products accounted for 60.0% of TWPI in FY 2009, compared with 58.0% in FY 2008, as we focused on providing protection-based products to our customers, particularly in Hong Kong and Singapore, given the continued economic uncertainties during FY 2009.
     TWPI attributable to investment-linked and universal life insurance products decreased 19.2% to US$2,423 million in FY 2009 from US$3,000 million in FY 2008. Despite a 12.9% decrease of TWPI on a constant exchange rate basis, which reflected the fall in demand for single premium products as a result of the economic uncertainty during FY 2009, most of our Key Markets experienced increases in renewal premiums for investment-linked and universal life insurance products.
     TWPI attributable to standalone A&H insurance products decreased 5.4% to US$1,349 million in FY 2009 from US$1,426 million in FY 2008, but increased 6.4% on a constant exchange rate basis. In particular, our renewal premiums increased 1.1%, or 13.6% on a constant exchange rate basis, from US$1,077 million in FY 2008, to US$1,089 million in FY 2009, growing on a constant exchange rate basis in all of our reporting segments.
     TWPI attributable to group insurance products continued an upward trend from FY 2008, increasing by 24.5% to US$877 million in FY 2009 from US$704 million in FY 2008. On a constant exchange rate basis the increase was 31.9%, led by our operations in China and Other Markets which grew at 49.3% and 77.4%, respectively, between FY 2008 and FY 2009. Our operations in Australia, part of our Other Markets reporting segment, continued to experience strong growth in group insurance products, with TWPI for this product line increasing 88.6%, on a constant exchange rate basis, driven by the acquisition of a number of large new corporate accounts during FY 2009. Australia represented 45.3% of our total TWPI attributable to group insurance products in FY 2009 compared with 33.2% in FY 2008.

FINANCIAL INFORMATION
New business — ANP
     The table below sets forth an analysis of ANP by product line and reporting segment for the periods indicated:

			Six months			Six months
	Three months ended		ended	Three months ended		ended	Year ended
	28 February	31 May	31 May	31 August	30 November	30 November	30 November
	2009	2009	2009	2009	2009	2009	2009
		(Unaudited)
				(US$ millions)
ANP includes:
Traditional life insurance(1)	107	160	267	246	203	449	716
Investment-linked and universal life insurance(1)	61	80	141	115	174	289	430
Standalone A&H insurance(2)	64	72	136	77	67	144	280
Riders	33	41	74	45	44	89	163

Individual life insurance (including riders)(3)	265	353	618	483	488	971	1,589
Group insurance	90	65	155	68	66	134	289

Total(4)	355	418	773	551	554	1,105	1,878

			Six months			Six months
	Three months ended		ended	Three months ended		ended	Year ended
	28 February	31 May	31 May	31 August	30 November	30 November	30 November
	2009	2009	2009	2009	2009	2009	2009
		(Unaudited)
				(US$ millions)
ANP by reporting segment:
Hong Kong	53	77	130	131	126	257	387
Thailand	67	89	156	101	115	216	372
Singapore	21	39	60	52	50	102	162
Malaysia	23	31	54	27	27	54	108
China	37	42	79	57	52	109	188
Korea	68	78	146	98	96	194	340
Other Markets	86	62	148	85	88	173	321
of which:
Australia	62	33	95	47	49	96	191
Philippines	6	7	13	10	8	18	31
Indonesia	10	12	22	16	20	36	58
Taiwan	5	5	10	5	5	10	20
Vietnam	2	4	6	5	4	9	15
New Zealand	1	1	2	2	2	4	6

Total(3)(4)	355	418	773	551	554	1,105	1,878

(1)	ANP for traditional life insurance, and investment-linked and universal life insurance have been presented exclusive of their respective riders.

(2)	ANP for standalone A&H insurance has been presented inclusive of riders.

(3)	Excludes unit-deducting riders for which no premiums are received.

(4)	Excludes ANP in respect of our corporate pension business, and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

FINANCIAL INFORMATION
New business — NBP

	Year ended 30 November 2008
	First year	Single
	premium	premium	NBP(1)
	(in US$ millions)
NBP includes:
Traditional life insurance	682	194	698
Investment-linked and universal life insurance	923	2,283	1,129
Standalone A&H insurance	349	5	349

Individual life insurance (including riders)(2)	1,954	2,482	2,176
Group insurance(3)	166	93	171

Total	2,120	2,575	2,347

	Year ended 30 November 2009
	First year	Single
	premium	premium	NBP(1)
	(in US$ millions)
NBP includes:
Traditional life insurance	787	420	824
Investment-linked and universal life insurance	403	565	456
Standalone A&H insurance	260	5	261

Individual life insurance (including riders)(2)	1,450	990	1,541
Group insurance(3)	293	101	300

Total	1,743	1,091	1,841

(1)	NBP excludes new business of PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included the NBP in respect of PT. Asuransi AIA Indonesia, NBP would have been US$2,377 million in FY 2008 and US$1,852 million in FY 2009.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.
     We began measuring new business activity using ANP in FY 2009. ANP grew 42.9% from US$773 million in 1H 2009 to US$1,105 million in 2H 2009, with increases experienced across all of our reporting segments, with the exception of Malaysia where ANP was US$54 million in both 1H 2009 and 2H 2009.
     Notwithstanding the trend in ANP, overall new business as measured by NBP declined by 21.6%, or 14.7% on a constant exchange rate basis, from US$2,347 million in FY 2008 to US$1,841 million in FY 2009.
     NBP in respect of traditional life insurance products grew by 18.0%, or 23.3% on a constant exchange rate basis between FY 2008 and FY 2009, reflecting strong growth in sales of first year premiums and weighted single premiums. The growth in first year premiums was particularly evident in Hong Kong (growth of US$135 million or 141.6%) and China (growth of US$21 million or 27.0% on a constant exchange rate basis). The growth in weighted single premiums was led by Singapore (US$14 million or 467.6% on a constant exchange rate basis) and China (US$12 million or 2,733.0% on a constant exchange rate basis).
     However, the growth in NBP in respect of traditional life insurance products was more than offset by the 59.6% decline in NBP in respect of our investment-linked and universal life insurance products which decreased from US$1,129 million in FY 2008 to US$456 million in FY 2009. In our experience, customers are reluctant to commit to such products at times of economic uncertainty and capital

FINANCIAL INFORMATION
market volatility. The fall in first year premiums for investment-linked and universal life insurance products was led by Hong Kong (decrease of US$183 million or 64.1%), Korea (decrease of US$262 million or 51.0% on a constant exchange rate basis), and Other Markets (decrease of US$77 million or 53.7% on a constant exchange rate basis). With improving economic conditions at the end of 2009, we experienced an increase in sales of investment-linked and universal life insurance products in 2H 2009.
     NBP in respect of standalone A&H insurance products decreased 25.3%, or 15.8% on a constant exchange rate basis, mainly attributable to our Korean operations. The results of our Korean operations were severely affected in 1H 2009 by their association with the AIG brand as well as by the effects of the depreciation of the Korean Won against the U.S. dollar.
     NBP in respect of our group insurance products grew from US$171 million in FY 2008, to US$300 million in FY 2009, an increase of 76.0%, or 86.6% on a constant exchange rate basis, led by our Other Markets segment, largely driven by Australia, where our operations acquired two significant corporate accounts in 1H 2009.
     Net Premiums, Fee Income and Other Revenues

	Year ended 30 November
	2008	2009
	(in US$ millions)
Premiums, fee income and other revenues	10,753	10,504
Premiums ceded to reinsurers	(392)	(331)

Total	10,361	10,173

     Premiums, fee income and other revenues decreased 2.3% to US$10,504 million in FY 2009 from US$10,753 million in FY 2008. The decrease was primarily due to the effect of the depreciation of most of the currencies in the Asia Pacific region, other than the Renminbi and the Hong Kong dollar, against the U.S. dollar.
     Premiums ceded to reinsurers amounted to US$331 million in FY 2009 compared with US$392 million in FY 2008. This primarily reflects a reduction in amounts ceded to reinsurers by our Hong Kong segment as the reinsurance recapture discussed further in “— Factors Affecting Certain of our Geographical Markets in 2008” below took place at the start of the second quarter of FY 2008 (with the result that such premiums were ceded only for the first quarter of FY 2008), partially offset by an increase in amounts ceded to reinsurers by our Other Markets segment, reflecting the growth in our Group business product line in FY 2009.
     On a constant exchange rate basis, net premiums, fee income and other revenues increased 4.0%, consistent with a 5.0% increase on a constant exchange rate basis in renewal premiums, which represent a substantial portion of our premium income.
     Investment Income

	Year ended 30 November
	2008	2009
	(in US$ millions)
Investment income(1)
Interest income	2,900	2,870
Dividend income	181	122
Rental income	63	67

Total	3,144	3,059

(1)	Excludes investment income related to investment-linked contracts.

FINANCIAL INFORMATION
     Investment income, as defined above, consisting of interest, dividends and rental income, decreased marginally to US$3,059 million in FY 2009 from US$3,144 million in FY 2008. A significant proportion of our assets are invested in fixed income government securities and investment grade corporate bonds.
     Interest income fell to US$2,870 million in FY 2009 from US$2,900 million in FY 2008, mainly due to a reduction in interest income from securities lending to US$23 million in FY 2009 from US$102 million in FY 2008. Our withdrawal from securities lending was largely completed by 30 November 2009.
     Dividend income decreased to US$122 million in FY 2009 from US$181 million in FY 2008 due to lower yields from our equity portfolio principally resulting from a reduction in dividends in response to challenging economic conditions in FY 2009.
     Net Insurance and Investment Contract Benefits

	Year ended 30 November
	2008	2009
	(in US$ millions)
Net insurance and investment contract benefits(1)
Insurance contract benefits	5,402	5,375
Net change in insurance and investment contract liabilities	3,550	3,554

Insurance and investment contract benefits	8,952	8,929
Insurance and investment contract benefits ceded	(248)	(251)

Total	8,704	8,678

(1)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and changes in policyholders’ tax and investment income related to investment-linked contracts.
     Net insurance and investment contract benefits (on a basis consistent with the table above) was stable between FY 2008 and FY 2009. The increase in surrender activity that we saw in the fourth quarter of FY 2008 abated in most geographical markets during FY 2009. For further details see “— Significant Events Affecting 2009” in this section.
     Commission and Other Acquisition Expenses

	Year ended 30 November
	2008	2009
	(in US$ millions)
Commission and other acquisition expenses
Commission and other acquisition expenses incurred	2,269	1,855
Deferral and amortisation of acquisition costs	(706)	(207)

Total	1,563	1,648

     Commission and other acquisition expenses incurred decreased to US$1,855 million in FY 2009 from US$2,269 million in FY 2008 due to lower sales activity in 1H 2009, compared with FY 2008 and 2H 2009, following the AIG Events in the latter part of FY 2008.
     Deferral and amortisation of acquisition costs decreased to US$207 million from US$706 million, mainly reflecting lower commission and other acquisition expenses incurred, as discussed above.

FINANCIAL INFORMATION
Operating Expenses

	Year ended 30 November
	2008	2009
	(in US$ millions)
Operating expenses
Operating expenses excluding strategic initiative expenses	1,064	919
Strategic initiative expenses	25	62

Total	1,089	981

     Operating expenses excluding strategic initiative expenses decreased 13.6% to US$919 million in FY 2009 from US$1,064 million in FY 2008, primarily due to active control of day-to-day operational expenses, reductions based on operational efficiency initiatives undertaken in FY 2008 and the beneficial effects of foreign exchange. In addition, our operating expenses in FY 2008 included certain period specific items, which are discussed in greater detail for each segment in “— Segmental Information” in this section.
     Strategic initiative expenses, which consist of expenses relating to enhancing our growth initiatives, such as distribution capability and operational efficiency and other initiatives administered by our Strategic Initiative Office, increased 148.0% between FY 2008 and FY 2009, and represented 6.7% of our total operating expenses in FY 2009 compared with 2.3% in FY 2008.
     Investment Management Expenses and Finance Costs

	Year ended 30 November
	2008	2009
	(in US$ millions)
Investment management expenses and finance costs(1)
Investment management expenses	93	73
Finance costs	159	50

Total	252	123

(1)	Excludes investment management expenses related to investment-linked contracts.
     Investment management expenses and finance costs decreased significantly to US$73 million and US$50 million, respectively, in FY 2009 from US$93 million and US$159 million, respectively, in FY 2008, principally resulting from our withdrawal from securities lending which was largely completed during FY 2009 and lower finance costs due to a reduction in interest rates in relation to a term loan financing AIA Central, our group headquarters building in Hong Kong. Finance costs relating to securities lending decreased to US$39 million in FY 2009 from US$109 million in FY 2008.
     Operating Profit
     Operating profit fell 4.7% to US$1,781 million in FY 2009 compared with US$1,869 million in FY 2008, despite an improvement in operating profit in local currency terms in most of our reporting segments. This decrease was mainly due to the effects of the depreciation of local currencies against the U.S. dollar, in particular the depreciation of the Korean Won. On a constant exchange rate basis, operating profit decreased 0.3% over the period.
     Our operating profit was adversely affected by weaker performance of our operations in Korea and Thailand, which reported operating profit of US$81 million and US$358 million in FY 2009 compared with US$281 million and US$424 million, respectively, in FY 2008. Factors affecting the profitability of our Korean and Thailand operations are discussed in greater detail in “— Segmental Information” in this section.

FINANCIAL INFORMATION
     Excluding the effects of restructuring and separation costs, and securities lending, operating profit was US$1,886 million in FY 2009, compared with US$1,885 million in FY 2008. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Tax on Operating Profit
     The AIA Group operates in 15 principal jurisdictions, each with its own tax regime, and the change in the tax expense (or credit) from one year to the next is affected by changes in the mix of income by jurisdiction.
     Our weighted average corporate tax rate on operating profit increased to 19% in FY 2009 from 15% in FY 2008, reflecting the impact of the change in the mix of income by jurisdiction and because our tax expense for FY 2008 reflected the benefit of a tax credit arising from changes in tax laws in Malaysia and a reduction in the corporate tax rate in Korea.
     Profit Before Tax
     Profit before tax increased significantly to US$2,411 million in FY 2009 compared with a loss before tax of US$32 million in FY 2008, mainly reflecting stable operating profit and the recovery in equity markets which led to a strong positive non-operating investment return.
     Non-operating investment return improved to a net gain of US$665 million in FY 2009 from a net loss of US$2,412 million in FY 2008. The improvement in non-operating investment return principally reflected net fair value gains of US$533 million on our holdings of Thai equity securities.
     The improvement in profit before tax was also attributable to lower impairment losses in respect of available for sale debt securities of US$67 million in FY 2009, compared with US$142 million in FY 2008.
     Income Tax

	Year ended 30 November
	2008	2009
	(in US$ millions)
Current income tax	401	321
Deferred income tax temporary differences	(846)	333

Tax (credit)/expense	(445)	654

Of which:
Tax (credit)/expense attributable to shareholders’ profit	(355)	517
Tax (credit)/expense attributable to policyholders’ returns	(90)	137

Total	(445)	654

     Our tax expense has two components: the tax charged on shareholders’ profits of US$517 million in FY 2009 compared with a tax credit of US$355 million in FY 2008, and the tax that we bear on behalf of policyholders of US$137 million in FY 2009 compared with a tax credit of US$90 million in FY 2008.
     The tax on shareholders’ profits for FY 2009 reflected factors affecting the tax charge on operating profit discussed above, whereas the tax credit in FY 2008 included the effects of a release of a provision for withholding tax of US$275 million, as described in Note 10 to the Accountant’s Report set forth in Appendix 1 to this document. Tax attributable to policyholders’ returns reflects gains and losses that do not directly relate to our net profit attributable to shareholders of AIA Group Limited.

FINANCIAL INFORMATION
     Net Profit attributable to shareholders of AIA Group Limited
     Net profit attributable to shareholders of AIA Group Limited increased by 329.9% to US$1,754 million in FY 2009 compared with US$408 million in FY 2008. This increase largely reflected the after-tax effect of a significant improvement in non-operating investment return of US$403 million in FY 2009 compared with a loss after tax of US$1,894 million in FY 2008. Included in net profit attributable to shareholders of AIA Group Limited is US$89 million of non-operating restructuring and separation costs in FY 2009, compared with US$10 million in FY 2008.
     Excluding the effects of restructuring and separation costs, and securities lending, net profit attributable to shareholders of AIA Group Limited was US$1,996 million in FY 2009, compared with US$511 million in FY 2008. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Significant Events Affecting FY 2009
     During FY 2009 we largely withdrew from securities lending. Please refer to the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document for more details regarding securities lending. We earned interest income and fees from securities lending of US$23 million, and incurred finance costs consisting of interest expense on our related obligations of US$39 million and recorded net realised losses on disposal of US$137 million in FY 2009. During FY 2008, we earned interest income and fees of US$102 million and incurred finance costs of US$109 million, with realised losses of US$87 million, including impairment losses of US$52 million. In FY 2007, we earned interest income and fees from securities lending of US$145 million and incurred finance costs of US$143 million. The lower interest income and finance costs in FY 2009 reflected the gradual winding-down of securities lending during the year. As of 30 November 2009, we had largely ceased all securities lending and had repaid all obligations under agreements related to securities lending, whereas as of 30 November 2008, we held financial investments with a carrying value of US$1,480 million and cash of US$160 million in connection with securities lending and had obligations in respect of securities lending of US$1,963 million. The balance of US$284 million as of 30 November 2009 shown in the line item “Obligations under securities lending and repurchase agreements” in “— Results of Operations — Selected Balance Sheet Information” in this section is entirely in respect of our outstanding repurchase agreements which are described further in Note 30 to the Accountant’s Report set forth in Appendix I to this document. The cumulative effect of securities lending was a loss of US$153 million in FY 2009 and a loss of US$93 million in FY 2008, resulting in a cumulative loss of US$246 million over FY 2008 and FY 2009. Excluding the effects of securities lending, our operating profit was US$1,797 million in FY 2009 and US$1,875 million in FY 2008, and net profit attributable to shareholders of AIA Group Limited was US$1,907 million in FY 2009 and US$501 million in FY 2008.
     During the fourth quarter of FY 2008, we experienced a significant increase in surrender activity following the AIG Events, while our month-on-month persistency, measuring the proportion of our customers who continue to pay their premiums, declined significantly before recovering moderately to 89.3% in November 2008, compared with 93.9% in December 2007. Surrenders peaked at over US$250 million in September 2008. Persistency has since recovered during FY 2009, reaching 95.1% in November 2009, above the level at the start of FY 2008, with surrenders of less than US$75 million in both October and November 2009. ANP has also increased significantly in 2H 2009, and was higher in 1H 2010 compared with 1H 2009.
     During FY 2009, we entered into a strategic exclusive bancassurance joint venture in the Philippines with BPI, whereby Philamlife acquired a 51% interest in Ayala Life Assurance Inc., the life insurance subsidiary of BPI, and entered into a bancassurance distribution agreement with BPI. As the acquisition took place immediately before the end of our fiscal year, there was no impact on our results of operations in FY 2009.

FINANCIAL INFORMATION
     In October 2009, we sold our 60% interest in PT. Asuransi AIA Indonesia, our joint venture operation in Indonesia, for US$65 million, giving rise to a loss on disposal of US$29 million before tax. We continue to operate in Indonesia through our wholly owned subsidiary, PT. AIA FINANCIAL. Both of these transactions are discussed in “— Segmental Information — Other Markets” in this section.
Discussion of Selected Balance Sheet Information
     Assets
     Our total assets grew 25.9% to US$90,659 million as of 30 November 2009 from US$72,009 million as of 30 November 2008, primarily reflecting a recovery in the market values of our financial investments, the majority of which are carried at fair value.
     The table below sets forth our financial investments by asset class at their carrying values based on how they were accounted for as of the dates indicated.

	As of 30 November
	2008				2009
	Policyholder and				Policyholder and
	shareholder				shareholder
	Other				Other
	policyholder				policyholder
	and	Participating	Investment-		and	Participating	Investment-
	shareholder	funds	linked	Total	shareholder	funds	linked	Total
	(in US$ millions)
Financial investments includes:
Debt securities
Available for sale	29,934	—	—	29,934	37,722	—	—	37,722
At fair value through profit or loss	852	10,070	1,467	12,389	944	11,809	1,726	14,479

Total debt securities	30,786	10,070	1,467	42,323	38,666	11,809	1,726	52,201

Equity securities
Available for sale	87	—	—	87	62	—	—	62
At fair value through profit or loss	1,855	1,123	5,682	8,660	2,827	2,209	11,080	16,116

Total equity securities	1,942	1,123	5,682	8,747	2,889	2,209	11,080	16,178

Loans and receivables	2,908	986	108	4,002	3,598	942	108	4,648
Derivative financial instruments	165	87	—	252	213	240	—	453

Total financial investments	35,801	12,266	7,257	55,324	45,366	15,200	12,914	73,480

     All debt and equity securities are carried at fair value and, consequently, the values reported in our financial information reflect current market values as of the end of each reporting period. The carrying value of our financial investments increased to US$73,480 million as of 30 November 2009 compared with US$55,324 million as of 30 November 2008, driven by a recovery in equity markets during 2H 2009 and as credit spreads narrowed and risk-free interest rates fell.
     Financial investments held to back other policyholder and shareholder liabilities (shown in the column “Other policyholder and shareholder” in the table above), which consisted mainly of fixed income debt securities, increased to US$45,366 million as of 30 November 2009 compared with US$35,801 million as of 30 November 2008. Despite disposals made during FY 2009, including the sale of US$1,840 million of debt securities previously held as collateral in respect of securities lending, impairments of US$67 million and net realised losses of US$162 million and the effects of foreign

FINANCIAL INFORMATION
exchange, the carrying value of other policyholder and shareholder debt securities increased 25.6% to US$38,666 million, reflecting a recovery in the market values of these securities. The recovery in the market value of available for sale financial assets is reflected in the fair value reserve, which increased to a net gain of US$1,528 million as of 30 November 2009 from a net loss of US$1,565 million as of 30 November 2008.
     Financial investments held in respect of participating funds (shown in the column “Participating funds” in the table above) increased to US$15,200 million as of 30 November 2009 from US$12,266 million as of 30 November 2008.
     Financial investments backing investment-linked contracts (shown in the column “Investment-linked” in the table above), which comprise mainly equity securities, increased to US$12,914 million as of 30 November 2009 compared with US$7,257 million as of 30 November 2008, largely reflecting the recovery in equity capital market valuations during the period. In general, the investment risk in respect of assets related to our investment-linked contracts is borne by the customers of our investment-linked insurance products, and does not affect the net profit attributable to shareholders of AIA Group Limited, except for asset management fees earned on account balances.
     We held debt securities with a carrying value of US$52,201 million as of 30 November 2009 compared with US$42,323 million as of 30 November 2008, including US$1,840 million of debt securities previously held as collateral under our securities lending programme. Government bonds and bonds issued by government agencies comprised a substantial portion of our fixed income debt portfolio, representing 49.6% of our debt securities as of 30 November 2009 compared with 53.0% as of 30 November 2008. Investment-grade corporate bonds and investment-grade structured securities accounted for 47.1% of debt securities as of 30 November 2009, compared with 44.0% as of 30 November 2008.
     Our equity securities had a carrying value of US$16,178 million as of 30 November 2009 compared with US$8,747 million as of 30 November 2008, mainly as a result of a recovery in equity capital market valuations. Equity securities held in respect of investment-linked contracts accounted for 68.5% of our overall holdings of equity securities as of 30 November 2009, compared to 65.0% as of 30 November 2008. Holders of our investment-linked contracts receive the benefit of positive movements in the market value of the securities held to back investment-linked contracts. Of the increase in the carrying value of our equity securities between FY 2008 and FY 2009 of US$7,431 million, US$5,398 million is attributable to financial investments held to back investment-linked contracts. This amount is credited to the value of the policies held by the holders of our investment-linked contracts.
     Our loans and receivables outstanding were US$4,648 million as of 30 November 2009 compared with US$4,002 million as of 30 November 2008. This increase was mainly attributable to an increase in policy loans of US$207 million and an increase in term deposits of US$236 million between FY 2008 and FY 2009.
     The growth of our investment portfolio described above contributed to a decrease in cash and cash equivalents to US$3,405 million as of 30 November 2009 compared with US$4,164 million as of 30 November 2008, reflecting the gradual re-deployment of cash holdings during FY 2009.
     Liabilities

	Year ended 30 November
	2008	2009
	(in US$ millions)
Insurance and investment contract liabilities	57,056	71,035
Borrowings	661	688
Obligations under securities lending and repurchase agreements	2,718	284
Liabilities — other than the above	2,656	3,693

Total liabilities	63,091	75,700

FINANCIAL INFORMATION
     Total liabilities increased 20.0% to US$75,700 million as of 30 November 2009 compared with US$63,091 million as of 30 November 2008, mainly due to higher insurance and investment contract liabilities. The increased insurance and investment contract liabilities resulted from growth in the in-force portfolio, accretion of interest on account balances and investment returns accrued on participating funds. The increase in investment contract liabilities comprises the investment return on matching assets, net deposits and withdrawals and fees and expenses charged against account balances.
     Our borrowings, which comprise mainly bank overdrafts and a term loan facility financing our group office building in Hong Kong, remained largely unchanged at US$688 million as of 30 November 2009 compared with US$661 million as of 30 November 2008. Our capital base is comprised solely of shareholders’ equity and we had no structural borrowings consisting of senior or subordinated debt, hybrid capital, loan notes or commercial paper in issue as of 30 November 2009.
     The marginal increase in bank borrowings was more than offset by the significant decrease in our obligations under our securities lending and repurchase agreements, which fell to US$284 million in FY 2009 compared with US$2,718 million in FY 2008, as we wound down and largely withdrew from securities lending by November 2009. We had no obligations outstanding in respect of securities lending as of 30 November 2009, compared with US$1,963 million as of 30 November 2008, and our obligations under repurchase agreements decreased to US$284 million as of 30 November 2009 compared with US$755 million as of 30 November 2008.
     Liabilities — other than insurance and investment contract liabilities, borrowings and obligations under securities lending and repurchase agreements, increased to US$3,693 million compared with US$2,656 million in FY 2008, largely reflecting an increase in deferred tax liabilities of US$540 million in FY 2009.
     Equity
     Total equity attributable to shareholders of AIA Group increased 67.4% to US$14,908 million as of 30 November 2009 compared with US$8,908 million as of 30 November 2008. This mainly reflected an increase in retained earnings, recovery in the fair value of our available for sale financial investments and foreign exchange movements, which together contributed to an increase in other comprehensive income from a net loss of US$2,020 million as of 30 November 2008 to a net gain of US$1,837 million as of 30 November 2009.
     Our equity reflects a capital contribution of US$408 million from AIG during FY 2009, primarily in relation to separation activities linked to the withdrawal from securities lending, reimbursement of other separation costs, and consideration for the sale of our investment management operations to AIG and the disposal of other entities to third parties, details of which are set forth in the section headed “Our History and Reorganisation — Our Reorganisation — Phase III — Preparation Stage” in this document.

FINANCIAL INFORMATION
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
Discussion of Selected Results of Operations
     TWPI
     The table below sets forth an analysis of TWPI by premium type and by product line for the periods indicated.

	Year ended 30 November 2007
		Renewal	First year	Single
	TWPI	premium	premium	premium
		(in US$ millions)
TWPI includes:
Traditional life insurance(1)	6,789	6,115	662	112
Investment-linked and universal life insurance	2,763	1,455	960	3,489
Standalone A&H insurance	1,304	906	397	5

Individual life insurance (including riders)(2)	10,856	8,476	2,019	3,606
Group insurance(3)	502	398	97	73

Total	11,358	8,874	2,116	3,679

	Year ended 30 November 2008
		Renewal	First year	Single
	TWPI	premium	premium	premium
		(in US$ millions)
TWPI includes:
Traditional life insurance(1)	7,073	6,371	682	194
Investment-linked and universal life insurance	3,000	1,849	923	2,283
Standalone A&H insurance	1,426	1,077	349	5

Individual life insurance (including riders)(2)	11,499	9,297	1,954	2,482
Group insurance(3)	704	529	166	93

Total	12,203	9,826	2,120	2,575

(1)	Includes TWPI in respect of incidental personal lines and motor insurance of US$23 million in FY 2007 and US$29 million in FY 2008.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.
     The table below sets forth quarterly TWPI and renewal premium for the periods indicated.

	Three months ended				Year ended
	28 February 2007	31 May 2007	31 August 2007	30 November 2007	30 November 2007
	(US$ millions)
TWPI	2,538	2,693	2,858	3,269	11,358
Of which Renewal premium	2,006	2,110	2,219	2,539	8,874

	Three months ended				Year ended
	29 February 2008	31 May 2008	31 August 2008	30 November 2008	30 November 2008
	(US$ millions)
TWPI	2,996	3,111	3,110	2,986	12,203
Of which Renewal premium	2,363	2,434	2,491	2,539	9,827
     TWPI increased 7.4% to US$12,203 million in FY 2008 from US$11,358 million in FY 2007, with increases reported across all our major product lines in FY 2008 compared with FY 2007. Renewal

FINANCIAL INFORMATION
premiums, which increased 10.7% in FY 2008 compared with FY 2007, provided the biggest contribution to the increase in TWPI. Renewal premiums accounted for 80.5% of TWPI in FY 2008, compared with 78.1% of TWPI in FY 2007.
     TWPI attributable to traditional life insurance products increased 4.2% to US$7,073 million in FY 2008 from US$6,789 million in FY 2007. On a constant exchange rate basis, the increase was 1.6%. Our operating units in Thailand, China and Singapore recorded the largest increases in traditional life insurance premiums at 8.0%, 15.1% and 7.2%, respectively. Renewal premiums for traditional life insurance products were the largest contributor to TWPI.
     TWPI attributable to investment-linked and universal life insurance products increased 8.6% to US$3,000 million in FY 2008 from US$2,763 million in FY 2007. On a constant exchange rate basis, the increase was 9.8%. The operating units driving this growth were our operations in Korea and Other Markets at 16.6% and 36.9%, respectively. In particular, our operating unit in Korea experienced significant demand for investment-linked and universal life insurance products during 1H 2008. The increase in Other Markets was principally due to the expansion of the bancassurance distribution channel in Indonesia during 2008. In addition, renewal premiums for investment-linked and universal life insurance products grew 27.1% in FY 2008. This increase in renewal premiums may be due to customers with regular premium paying policies choosing to maintain their payments of regular premiums as markets declined, following a strategy of dollar cost averaging.
     TWPI attributable to standalone A&H insurance products increased 9.4% to US$1,426 million in FY 2008 from US$1,304 million in FY 2007. On a constant exchange rate basis, the increase was 14.1%. The increase in standalone A&H insurance premiums was primarily driven by renewal premiums, led by our operating units in Korea, Other Markets and China at 18.0%, 46.0% and 30.7%, respectively. Our operations in Korea were the largest contributor to this increase, as it was the largest market for our standalone A&H insurance products, representing 52.9% of our standalone A&H insurance business in FY 2008. The growth of standalone A&H renewal premiums in our Korean operations was 33.8% on a constant exchange rate basis, which more than offset the impact of the depreciation of the Korean Won against the U.S. dollar in 2H 2008. Renewal premiums for standalone A&H insurance products increased 18.9% between FY 2007 and FY 2008. First year premiums for standalone A&H insurance products decreased 12.3%, with the largest decrease in premiums attributable to our operating unit in Korea, exacerbated by the depreciation of the Korean Won against the U.S. dollar offsetting first-year premium growth in other geographical markets, during the same period.
     TWPI attributable to group insurance products was our fastest growing product line in FY 2008, increasing 40.4% to US$704 million from US$502 million in FY 2007. On a constant exchange rate basis, the increase was 35.5%. Our operating units in Other Markets, Singapore, Hong Kong and China had the highest growth with increases of 50.2%, 33.4%, 27.1% and 136.2%, respectively. Our operations in Australia, which are aggregated as part of our Other Markets segment, represented 33.2% of our overall group product business in FY 2008 and grew 57.8% from FY 2007 to FY 2008. The increase occurred across all premium paying modes, with renewal premiums growing at 42.2%.

FINANCIAL INFORMATION
New business — NBP

	Year ended 30 November 2007
	First year	Single
	premium	premium	NBP(1)
	(in US$ millions)
NBP includes:
Traditional life insurance	662	112	672
Investment-linked and universal life insurance	960	3,489	1,287
Standalone A&H insurance	397	5	397

Individual life insurance (including riders)(2)	2,019	3,606	2,356
Group insurance(3)	97	73	100

Total	2,116	3,679	2,456

	Year ended 30 November 2008
	First year	Single
	premium	premium	NBP(1)
	(in US$ millions)
NBP includes:
Traditional life insurance	682	194	698
Investment-linked and universal life insurance	923	2,283	1,129
Standalone A&H insurance	349	5	349

Individual life insurance (including riders)(2)	1,954	2,482	2,176
Group insurance(3)	166	93	171

Total	2,120	2,575	2,347

(1)	NBP excludes new business of PT. Asuransi AIA Indonesia which we disposed in October 2009. If we had included the NBP in respect of PT. Asuransi AIA Indonesia, NBP would have been US$2,484 million in FY 2007 and US$2,377 million in FY 2008.

(2)	Excludes unit-deducting riders for which no premiums are received.

(3)	Includes insured corporate pension schemes.
     New business, as measured by NBP decreased by 4.4% from US$2,456 million in FY 2007 to US$2,347 million in FY 2008. The decline was experienced across all product lines with the exception of our traditional life insurance and group insurance products, which grew by 3.9% and 70.9%, respectively, reflecting our focus on growing this area and increasing customer demand for protection in times of economic uncertainty.
     NBP in respect of traditional life insurance products increased by 3.9%, largely reflecting an increase in first year premiums of 2.8%. This was led by our operating unit in Hong Kong, which recorded growth in NBP in respect of traditional life insurance products of 65.5%, principally following the launch of a new suite of protection products designed to meet consumers’ needs during periods of economic uncertainty. In addition, our operating unit in Singapore experienced a shift back to demand for traditional life insurance products in 2H 2008, primarily due to the economic slowdown and the resulting decline in equity market prices, as well as investment restrictions introduced by the CPF discussed below.
     NBP in respect of investment-linked and universal life insurance products declined by 12.2%, reflecting a decrease in weighted single premiums of 34.6%, and a decrease in first year premiums of 3.9%. The decline in weighted single premiums, particularly in our operating unit in Hong Kong, was primarily due to customers’ reluctance to commit to new investment-linked savings products during times of uncertainty or market volatility. Sales of single premium investment-linked insurance products reached US$1,173 million, their highest level between FY 2007 and FY 2009, in our operations in Singapore, as policyholders invested savings from their CPF ordinary accounts in

FINANCIAL INFORMATION
search of higher returns. However, in April 2008, investment restrictions introduced by the CPF on the use of funds held in CPF ordinary accounts resulted in substantially lower weighted single premiums for investment-linked insurance products in Singapore for the remainder of FY 2008.
     NBP in respect of standalone A&H insurance products declined 12.2%, or 7.2% on a constant exchange rate basis. The decrease was most significant in Korea, our single largest market for standalone A&H insurance products, which experienced a decline in first year premiums of 27.7%, or 19.2% on a constant exchange rate basis. At the time, our Korean business was branded AIG Life Korea and consequently was more severely affected by the AIG Events. Notwithstanding the AIG Events, NBP in respect of standalone A&H insurance products increased in our Other Markets segment, Thailand, Singapore and Malaysia. The increase in our Other Markets segment was driven by growth in our operations in Australia, principally resulting from higher sales achieved through greater focus on the IFA channel during 2008.
     NBP in respect of our group products increased from US$100 million in FY 2007 to US$171 million in FY 2008, reflecting growth in first year premiums of 74.1% and weighted single premiums of 28.1%. This was driven by our Other Markets segment, led by Australia, where premiums more than doubled on a constant exchange rate basis.
     Net Premiums, Fee Income and Other Revenues

	Year ended 30 November
	2007	2008
	(in US$ millions)
Premiums, fee income and other revenues	9,650	10,753
Premiums ceded to reinsurers	(833)	(392)

Total	8,817	10,361

     Premiums, fee income and other revenues increased 11.4% to US$10,753 million in FY 2008 from US$9,650 million in FY 2007. The increase in net premiums was primarily due to an increase in renewal premiums in all our major product lines and the continued expansion of our policyholder base. Moreover, in FY 2008, we recaptured a portfolio of business written by our in Hong Kong reporting segment which had been previously reinsured to another company in the AIG Group, as discussed further in “— Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section.
     Premiums ceded to reinsurers amounted to US$392 million in FY 2008 compared with US$833 million in FY 2007, reflecting the reinsurance recapture discussed above.
     Investment Income

	Year ended 30 November
	2007	2008
	(in US$ millions)
Investment income(1)
Interest income	2,507	2,900
Dividend income	174	181
Rental income	25	63

Total	2,706	3,144

(1)	Excludes investment income related to investment-linked contracts.
     Investment income, as defined above, increased 16.2% to US$3,144 million in FY 2008 from US$2,706 million in FY 2007, with Hong Kong, Thailand and Singapore recording increases of 26.4%, 18.0% and 14.5%, respectively.

FINANCIAL INFORMATION
Net Insurance and Investment Contract Benefits

	Year ended 30 November
	2007	2008
	(in US$ millions)
Net insurance and investment contract benefits(1)
Insurance contract benefits	4,555	5,402
Net change in insurance and investment contract liabilities	3,734	3,550

Insurance and investment contract benefits	8,289	8,952
Insurance and investment contract benefits ceded	(653)	(248)

Total	7,636	8,704

(1)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and changes in policyholders’ tax and investment income related to investment-linked contracts.
     Insurance and investment contract benefits (on a basis consistent with the table above) increased 14.0% to US$8,704 million in FY 2008 from US$7,636 million in FY 2007, with Hong Kong, Thailand and Singapore recording increases of 37.0%, 9.0% and 11.1%, respectively. The increase in insurance and investment contract benefits (on a basis consistent with the table above) was largely due to the reinsurance recapture in Hong Kong described below in “— Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section, growing in-force portfolios across all our geographical markets and higher interest and dividends credited to policyholders in FY 2008. However, there was an increase in policy surrenders in the fourth quarter of FY 2008. Total surrenders in FY 2008 amounted to US$1,283 million, of which US$663 million arose in the fourth quarter. This may be due to local customers’ sentiment being affected by the general economic downturn and the AIG Events in the fourth quarter of 2008 in certain geographical markets, as demonstrated by our persistency ratios. The persistency of our overall in-force policies declined from 93.9% at the start of FY 2008 before the AIG Events, to end the year at 89.3%. By the end of FY 2009, our persistency had improved to 95.1%, above the levels we experienced at the beginning of FY 2008.
     Insurance and investment contract liabilities ceded decreased 62.0% to a recovery of US$248 million in FY 2008 from a recovery of US$653 million in FY 2007, primarily due to the reinsurance recapture described below in “— Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section.
     Commission and Other Acquisition Expenses

	Year ended 30 November
	2007	2008
	(in US$ millions)
Commission and other acquisition expenses
Commission and other acquisition expenses incurred	2,282	2,269
Deferral and amortisation of acquisition costs	(1,335)	(706)

Total	947	1,563

     Commission and other acquisition expenses incurred decreased 0.6% to US$2,269 million in FY 2008 from US$2,282 million in FY 2007, in line with the decrease in new business sales.
     Deferral and amortisation of acquisition costs decreased 47.1% to US$706 million in FY 2008 from US$1,335 million in FY 2007. The decrease was mainly attributable to a significant increase in amortisation of acquisition costs, partly in relation to DAC for investment-linked and universal life contracts, as a result of adverse market conditions prevailing in 2H 2008.

FINANCIAL INFORMATION
     Operating Expenses

	Year ended 30 November
	2007	2008
	(in US$ millions)
Operating expenses
Operating expenses excluding strategic initiative expenses	962	1,064
Strategic initiative expenses	—	25

Total	962	1,089

     Our operating expenses excluding strategic initiative expenses increased 10.6% to US$1,064 million in FY 2008 from US$962 million in FY 2007, which was principally driven by the reinsurance recapture described below in “— Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section and higher employee benefit expenses. Costs of strategic initiatives in FY 2008 include costs associated with expansion of distribution channels, optimisation of back-office support functions and increasing our agency and customer services infrastructure in China to 127 centres in FY 2008 from 104 centres in FY 2007.
Investment Management Expenses and Finance Costs

	Year ended 30 November
	2007	2008
	(in US$ millions)
Investment management expenses and finance costs(1)
Investment management expenses	83	93
Finance costs	203	159

Total	286	252

(1)	Excludes investment management expenses related to investment-linked contracts.
     Our investment management expenses and finance costs decreased 11.9% to US$252 million in FY 2008 from US$286 million in FY 2007. This decrease was principally the result of lower financing costs relating to securities lending and repurchase agreements, as we continued to reduce our participation in securities lending and repurchase agreements.
     Operating Profit
     As a result of the foregoing, operating profit increased 10.5% to US$1,869 million in FY 2008 from US$1,692 million in FY 2007. As discussed above, the increase in operating profit was primarily due to growth in renewal premiums and increased investment income, which collectively increased at a faster rate than our expense base and the impact of the increased level of surrenders in the fourth quarter of FY 2008, as well as the beneficial effect of the reinsurance recapture in Hong Kong described below in “Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section.
     Excluding the effects of restructuring and separation costs, and securities lending, from which we withdrew in FY 2009, our operating profit was US$1,885 million in FY 2008, compared with US$1,692 million in FY 2007. Restructuring and separation costs, and securities lending, had no significant net impact on our operating profit for FY 2007. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Tax on Operating Profit
     We operate in 15 principal jurisdictions, each with its own tax regime, and the change in the tax expense (or credit) from one year to the next is affected by changes in the mix of income by jurisdiction.

FINANCIAL INFORMATION
     Our weighted average corporate tax rate on operating profit decreased to 15% in FY 2008 from 24% in FY 2007. This reflected the impact of the change in the mix of income by jurisdiction together with a tax credit relating to a change in tax law in Malaysia, the effects of a reduction in the corporate tax rate in Korea and tax savings from consolidating our tax filing in China. In Korea, a change in the corporate tax rate to 22% with effect from 2012 was announced in FY 2008, enabling us to reduce our deferred tax liabilities accordingly.
     Profit/loss Before Tax
     Profit before tax fell 101.2% to a loss of US$32 million in FY 2008 compared with a profit of US$2,579 million in FY 2007. This significant deterioration was primarily driven by an adverse non-operating investment return arising from a decrease in the market value of our investment portfolio in FY 2008 of US$2,412 million compared with a gain of US$837 million in FY 2007. This loss in FY 2008 was partially offset by a US$447 million gain on settlement of the reinsurance recapture in Hong Kong. For more information, see “— Factors Affecting Certain of Our Geographical Markets in FY 2008” in this section.
     Income Tax

	Year ended 30 November
	2007	2008
	(in US$ million)
Current income tax	464	401
Deferred income taxes on
Temporary differences	187	(571)
Release of withholding tax provision	—	(275)

Tax expense/(credit)	651	(445)

Of which:
Tax expense/(credit) attributable to shareholders’ profits	581	(355)
Tax expense/(credit) attributable to policyholders’ returns	70	(90)

Total	651	(445)

     Current income tax decreased 13.6% to US$401 million in FY 2008 from US$464 million in FY 2007. The amount of current taxes paid on our overseas operations was primarily attributable to our operations in Thailand and Korea, where the local corporate tax rates are among the highest in the region and local tax rules for life insurance companies accelerate the recognition of profits generating current taxes.
     Excluding the release of the withholding tax provision, we had a deferred income tax credit of US$571 million in FY 2008 compared with a deferred income tax charge of US$187 million in FY 2007, reflecting a decline in the market value of our investments and the impact of the factors set forth above, which affected our weighted average corporate tax rate.
     A US$275 million withholding tax provision was released in FY 2008 as a result of the clarification of a tax treaty.
     Net Profit attributable to shareholders of AIA Group Limited
     Net profit attributable to shareholders of AIA Group Limited decreased 78.7% to US$408 million in FY 2008 from US$1,914 million in FY 2007. The decline was primarily due to a negative non-operating investment return of US$2,412 million caused by declining market values, of which US$87 million was attributable to our securities lending, which was partially offset by the increase in operating profit after tax attributable to shareholders of AIA Group Limited, a US$447 million gain arising on the reinsurance recapture in Hong Kong and the release of the provision for withholding tax of US$275 million discussed above.

FINANCIAL INFORMATION
     Excluding the effects of restructuring and separation costs and securities lending, net profit attributable to shareholders of AIA Group Limited was US$511 million in FY 2008, compared with US$1,914 million in FY 2007. Restructuring and separation costs, and securities lending, had no significant impact on our net profit attributable to shareholders of AIA Group Limited for FY 2007. Securities lending is described in further detail in the section headed “Business — Investments — Our Investment Portfolio — Securities Lending” in this document.
     Significant Events During Fourth Quarter FY 2008
     During the fourth quarter of FY 2008, following the AIG Events, credit spreads widened and equity capital markets declined significantly. At the same time, we experienced a sharp increase in surrenders of our products. This temporary increase in surrender activity had an adverse effect on our persistency.
     The AIG Events had a significant impact on our results of operations in FY 2008, particularly in the following areas:
•	A decline in new business production of single premium investment-linked and universal life insurance products, especially in Hong Kong and Singapore. New business improved in 2H 2009 compared with 1H 2009, as demonstrated by growth in first year premiums and single premiums products, when compared with 1H 2009, in most of our geographical markets. Trends in each of our geographical markets in FY 2009 are discussed in greater detail in “— Segmental Information” in this section.

•	A short-term increase in surrender fee income as such income more than offset the accelerated amortisation of DAC on the surrendered policies. In particular, annuity surrenders in Korea, which operated under the AIG brand during that period, were US$1,023 million in FY 2008, compared with US$250 million in FY 2007. Surrender trends have improved in FY 2009 and 1H 2010 with the average persistency of our overall in-force policies increasing to 93.4% during 2H 2009 compared with 91.4% during 2H 2008.

•	We accelerated a planned reorganisation and retrenchment programme resulting in restructuring and separation costs of US$10 million being recognised in FY 2008. This reduced our headcount by approximately 200 and contributed to an improvement in our expense ratio to 8.4% in FY 2009 from 8.9% in FY 2008, despite a 148.0% increase in spending on strategic initiatives during the year.
     Factors Affecting Certain of Our Geographical Markets in FY 2008
     Our operating unit in Hong Kong recaptured a portfolio of reinsurance business which had previously been reinsured to another company in the AIG Group. The recapture had no impact on TWPI since this is stated before the effects of ceded reinsurance, but resulted in a one-time gain of US$447 million arising on the recapture. The gain arose because the fair value of financial assets received on recapture exceeded the insurance and investment contract liabilities, deferred acquisition and origination costs and the recapture fee of US$190 million.
     Our operating unit in Singapore experienced strong growth in investment-linked and universal life insurance products in FY 2007 and 1H 2008. In 2H 2008, our operating unit in Singapore experienced a shift back to demand for traditional life insurance products, primarily due to the economic slowdown and the resulting decline in equity market prices, as well as the changes to the regulations relating to the CPF. Sales of single premium investment-linked insurance products reached US$1,173 million, their highest level between FY 2007 and FY 2009, in our operations in Singapore, as policyholders reinvested savings from their CPF ordinary account in search of higher returns. In April 2008, a change in CPF regulations introduced restrictions on the use of CPF ordinary accounts, thereby resulting in substantially lower sales of single premium investment-linked insurance products for the

FINANCIAL INFORMATION
remainder of FY 2008. New business improved during FY 2009 as demonstrated by growth in first year premiums and sales of single premium products between 1H 2009 and 2H 2009, as described in “— Segmental Information — Singapore — Year Ended 30 November 2009 Compared with Year Ended 30 November 2008” in this section.
     Operating expenses for our China business increased 35.4% to US$172 million in FY 2008 from US$127 million in FY 2007 due to increased headcount from an expansion of our operations and an increase in our agency and customer services infrastructure to 127 centres in FY 2008 from 104 centres in FY 2007. This contributed to the growth in TWPI from our branch network in China to over US$1 billion in FY 2009. Performance of our operations in China during FY 2009 is discussed further in “— Segmental Information — China — Year Ended 30 November 2009 Compared with Year Ended 30 November 2008” in this section.
Discussion of Selected Balance Sheet Information
     Assets
     Our total assets as of 30 November 2008 were US$72,009 million, compared with US$88,192 million as of 30 November 2007. This decrease primarily reflected the decline in market value of our financial investments, the majority of which were carried at fair value.
     The table below sets forth our financial investments by asset class and type of business as of the dates indicated.

	As of 30 November
	2007				2008
	Policyholder and				Policyholder and
	shareholder				shareholder
	Other				Other
	policyholder				policyholder
	and	Participating	Investment-		and	Participating	Investment-
	shareholder	funds	linked	Total	shareholder	funds	linked	Total
	(in US$ millions)
Financial investments includes:
Debt securities
Available for sale	30,955	—	—	30,955	29,934	—	—	29,934
At fair value through profit or loss	1,148	10,813	1,488	13,449	852	10,070	1,467	12,389

Total debt securities	32,103	10,813	1,488	44,404	30,786	10,070	1,467	42,323

Equity securities
Available for sale	2,520	—	—	2,520	87	—	—	87
At fair value through profit or loss	4,258	2,321	11,040	17,619	1,855	1,123	5,682	8,660

Total equity securities	6,778	2,321	11,040	20,139	1,942	1,123	5,682	8,747

Loans and receivables	4,429	1,136	100	5,665	2,908	986	108	4,002
Derivative financial instruments	175	247	—	422	165	87	—	252

Total financial investments	43,485	14,517	12,628	70,630	35,801	12,266	7,257	55,324

     All debt and equity securities are carried at fair value and, consequently, the values reported in our financial information reflect current market values as of the end of each reporting period. Despite net sales and purchases of debt and equity securities of US$6,045 million in FY 2008 and receipt of the investment portfolio of US$2,967 million arising on the reinsurance recapture in FY 2008, the total carrying value of our financial investments decreased to US$55,324 million as of 30 November 2008 compared with US$70,630 million as of 30 November 2007.
     Other policyholder and shareholder financial investments comprise mainly available for sale debt securities. Of the US$1,317 million reduction in the value of these debt securities in FY 2008, US$142

FINANCIAL INFORMATION
million related to impairments, and a further US$90 million related to other gains and losses realised during the year, with the balance consisting of fair value movements and disposals made during the year.
     Financial investments backing our insurance contract liabilities in participating funds are shown under the column “Participating funds” in the table above. The decrease in financial investments in participating funds to US$12,266 million as of 30 November 2008 from US$14,517 million as of 30 November 2007 mainly reflected the general decline in equity market prices that occurred towards the end of FY 2008.
     Financial investments backing our investment-linked contracts are shown under the column “Investment-linked” in the table above. In general, the investment risk in respect of assets related to our investment-linked contracts is borne by the customers of our investment-linked insurance products, and does not affect our net profit attributable to shareholders of AIA Group Limited, except for asset management fees earned on account balances. The decrease in financial investments in respect of investment-linked contracts as of 30 November 2008 compared with 30 November 2007 was mainly due to the general decline in equity market prices that occurred towards the end of FY 2008.
     Our debt securities had a carrying value of US$42,323 million as of 30 November 2008, compared with US$44,404 million as of 30 November 2007. This decrease was primarily due to declines in market values as a result of increased credit spreads under adverse market conditions and disposals made during the year. Government bonds or bonds issued by governmental agencies accounted for 53.0% of our debt securities as of 30 November 2008, compared with 52.1% as of 30 November 2007. In addition, investment-grade corporate bonds and structured securities accounted for 44.0% of our debt securities as of 30 November 2008, compared with 44.4% as of 30 November 2007.
     Our available for sale equity securities had a carrying value of US$87 million as of 30 November 2008, compared with US$2,520 million as of 30 November 2007. Our available for sale equity securities during this period consisted solely of shares in AIG, which were carried at fair value and decreased reflecting the significant decline in AIG’s share price during FY 2008.
     Our equity securities at fair value through profit or loss had a carrying value of US$8,660 million as of 30 November 2008, compared with US$17,619 million as of 30 November 2007. This decrease was principally a result of declines in prices in the global and major Asian equity markets during the latter part of FY 2008. The majority of our equity securities at fair value through profit or loss are held to back the liabilities related to our investment-linked contracts, the investment risk for which is wholly borne by the policyholders of many of our investment-linked insurance products.
     Our loans and receivables outstanding were US$4,002 million as of 30 November 2008, compared with US$5,665 million as of 30 November 2007. This decrease was primarily due to repayments of inter-company loans of US$1,560 million from other subsidiaries of AIG.
     Cash and cash equivalents increased to US$4,164 million as of 30 November 2008 from US$2,583 million as of 30 November 2007, as we significantly increased our cash holdings in response to adverse conditions in both debt and equity markets in the fourth quarter of 2008.

FINANCIAL INFORMATION
     Liabilities

	Year ended 30 November
	2007	2008
	(in US$ millions)
Insurance and investment contract liabilities	63,666	57,056
Borrowings	1,461	661
Obligations under securities lending and repurchase agreements	5,395	2,718
Liabilities — other than the above	4,179	2,656

Total liabilities	74,701	63,091

     Our total liabilities as of 30 November 2008 were US$63,091 million, compared with US$74,701 million as of 30 November 2007. This decrease primarily reflected lower insurance and investment contract liabilities, lower borrowings and obligations in respect of securities lending, and a reduction in “Liabilities — other than the above”.
     The decrease in insurance and investment contract liabilities to US$57,056 million as of 30 November 2008 from US$63,666 million as of 30 November 2007 was principally due to the movement in liabilities related to our investment-linked contracts, which comprised the investment return on the matching assets, net deposits or withdrawals, fees charged against account balances and the effects of foreign exchange translation.
     The decrease in borrowings to US$661 million as of 30 November 2008 from US$1,461 million as of 30 November 2007 was mainly due to the repayment of loans to subsidiaries of AIG as long-term notes matured.
     Our obligations under securities lending and repurchase agreements each decreased from US$3,814 million and US$1,581 million, respectively, as of 30 November 2007, to US$1,963 million and US$755 million, respectively, as of 30 November 2008. This decrease largely reflected lower securities lending to related parties and third parties, and because we had lower amounts payable in respect of repurchase agreements. The decrease in “Liabilities — other than the above” was principally due to a decrease in deferred tax liabilities.
     Equity
     Our total equity attributable to shareholders of AIA Group Limited was US$8,908 million as of 30 November 2008, compared with US$13,440 million as of 30 November 2007. This decrease is primarily related to the decrease in the fair value and foreign currency translation reserves, offsetting an increase in issued share capital and shares yet to be issued, share premium, and other reserves. Issued share capital, shares yet to be issued, share premium, and other reserves increased to US$1,434 million in FY 2008 from US$699 million in FY 2007, primarily due to a capital injection from the AIG Group of US$731 million. The decrease in the fair value reserve of US$4,534 million was mainly due to unrealised movements in the fair value of available for sale financial investments, including our holdings of AIG shares. The decrease in the foreign currency translation reserve of US$796 million was due to a strengthening of the U.S. dollar in FY 2008. Retained earnings increased by US$63 million for FY 2008, consisting of net profit attributable to shareholders of AIA Group Limited of US$408 million, less dividends paid of US$346 million.
SEGMENTAL INFORMATION
     This section provides performance highlights of each of our reporting segments. Our reporting segments are categorised as follows: (i) each Key Market; (ii) combined results for Other Markets; and (iii) our Corporate and Other reporting segment. Our Key Markets consist of: Hong Kong (including Macau); Thailand; Singapore (including Brunei); Malaysia; China and Korea. The Other Markets segment consists of the combined results of Australia, Indonesia, the Philippines, New Zealand,

FINANCIAL INFORMATION
Taiwan, Vietnam and our interest in our joint venture in India. The Corporate and Other segment includes our corporate functions, shared services and elimination of intra-group transactions.
Hong Kong

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	2,845	2,916	2,861	1,285		1,340
New business — ANP(1)	N/A	N/A	387	130		165
New business — NBP(2)	571	461	374	N/A		N/A

Investment income(3)	607	767	779	387		421
Operating expenses	133	183	163	81		83
Operating profit	408	590	698	367		423
Operating profit after tax attributable to shareholders of AIA Group Limited	368	568	653	346		399

Allocated segment equity (at period end)	2,646	3,573	4,164	3,931		4,578
Net capital in/(out) flow(4)	(7)	684	(30)	3		3

Ratios:
Expense ratio	4.7%	6.3%	5.7%	6.3%		6.2%
Operating margin	14.3%	20.2%	24.4%	28.6%		31.6%
Operating return on allocated equity	15.5%	18.3%	16.9%	18.4	%(5)	18.3	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity in 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	2,274	2,455	2,487	1,161	1,181
First year premium	482	414	357	117	155
Weighted single premium	89	47	17	7	4

Total TWPI	2,845	2,916	2,861	1,285	1,340

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     Hong Kong is our largest geographical market based on TWPI and accounted for 22.3% of our total TWPI in 1H 2010. Hong Kong is also our largest market for investment-linked insurance products based on TWPI. TWPI grew 4.3% from 1H 2009 to 1H 2010, largely due to an increase in new business over the period.
     Renewal premiums, which accounted for 88.1% of TWPI in 1H 2010 compared with 90.3% of TWPI in 1H 2009, remained steady at US$1,161 million and US$1,181 million in 1H 2009 and

FINANCIAL INFORMATION
1H 2010, respectively, notwithstanding an improvement in average persistency from 91.7% during 1H 2009 to 96.6% during 1H 2010. The improvement in average persistency during 1H 2010 was partly offset by the effects of maturities in our in-force portfolio, while surrenders remained in line with expectation.
     New business, as measured by ANP, was US$165 million in 1H 2010, compared with US$130 million in 1H 2009. The increase of 27.0% between 1H 2009 and 1H 2010 was principally driven by higher sales of regular premium investment-linked and traditional life insurance products during the period. We launched a new suite of investment-linked products towards the end of FY 2009 and this contributed to higher sales of investment-linked insurance products, with first year premiums for such products growing by 74.5% in 1H 2010 compared with 1H 2009.
     Investment income (excluding investment income related to investment-linked contracts) in 1H 2010 was US$421 million in 1H 2010 compared with US$387 million in 1H 2009. This increase was mainly due to an increase in the average size of the investment portfolio over the respective periods. The carrying value of debt and equity securities attributable to other policyholder and shareholder financial investments was US$12,674 million and US$909 million, respectively, as of 31 May 2010, compared with US$12,069 million and US$609 million, respectively, as of 30 November 2009.
     Operating expenses and our expense ratio remained stable between 1H 2010 and 1H 2009, while operating profit grew 15.3% to US$423 million in 1H 2010 compared with US$367 million in 1H 2009, notwithstanding the beneficial effects of higher policy surrender fee income recorded in 1H 2009 of US$23 million. The increase in operating profit in 1H 2010 was primarily due to the higher investment income, as described above, and a US$6 million increase in the operating profit generated by our corporate pension business, AIA-PT. AIA-PT contributed operating profit of US$22 million in 1H 2010 compared with US$16 million in 1H 2009, and would have generated ANP of US$31 million in 1H 2010 compared with US$65 million in 1H 2009, if its new contributions were measured using ANP.
     The improvement in operating profit led to a corresponding increase in operating profit after tax attributable to shareholders of AIA Group Limited, which was 15.3% higher in 1H 2010 compared with 1H 2009, and an improvement in operating margin to 31.6% in 1H 2010 from 28.6% in 1H 2009.
     Operating return on allocated equity remained relatively unchanged despite the increase in operating profit after tax, due to the retention of capital in our principal insurance business in Hong Kong. This is evidenced by the increase in the allocated segment equity to US$4,578 million as of 31 May 2010 from US$3,931 million as of 31 May 2009.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI in Hong Kong accounted for 24.6% of our total TWPI in FY 2009, with more than US$2,400 million of renewal premiums in both FY 2009 and FY 2008. Traditional life insurance and investment-linked insurance products represented 51.8% and 38.5%, respectively, of total TWPI generated in the Hong Kong reporting segment during FY 2009 compared with 46.6% and 43.8%, respectively, in FY 2008.
     Renewal premiums accounted for 86.9% of TWPI in FY 2009, compared with 84.2% of TWPI in FY 2008, as average persistency improved to 95.8% during 2H 2009 compared with 93.1% during 2H 2008.
     New business, as measured by NBP, was US$374 million in FY 2009, compared with US$461 million in FY 2008. First year premiums and weighted single premiums decreased, largely driven by a decline in sales of investment-linked insurance products in 1H 2009, which more than offset higher sales of traditional life insurance products. Sales of investment-linked insurance products improved significantly in 2H 2009, with growth in first year premiums and weighted single premiums of 68.2% and 48.4%, respectively, compared with 1H 2009. First year premiums in respect of traditional life

FINANCIAL INFORMATION
insurance products also increased by 138.4% in 2H 2009 compared with 1H 2009 following the launch of an enhanced regular savings product with critical illness benefits.
     Investment income (excluding investment income related to investment-linked contracts) grew 1.6% to US$779 million in FY 2009 from US$767 million in FY 2008, due to an increase in the average size of the investment portfolio following the recapture of an intra-group reinsurance arrangement in March 2008 and positive results of operations in FY 2009. For more information regarding the recapture see “— Segmental Information — Hong Kong — Year Ended 30 November 2008 Compared with Year Ended 30 November 2007” in this section.
     Operating expenses decreased 10.9% to US$163 million in FY 2009 compared with US$183 million in FY 2008, due in part to the inclusion of certain non-recurring items in FY 2008. The reduction in operating expenses had a positive impact on our expense ratio, which improved to 5.7% in FY 2009 compared with 6.3% in FY 2008.
     Operating profit grew by 18.3% and operating profit after tax attributable to shareholders of AIA Group Limited grew by 15.0% to US$698 million and US$653 million, respectively, in FY 2009 from US$590 million and US$568 million, respectively, in FY 2008. These increases were mainly due to the full year beneficial impact of the reinsurance recapture in FY 2009, lower DAC amortisation as assets under management increased reflecting the strong recovery in investment performance in FY 2009 and reduced finance costs. Investment management expenses and finance costs were US$52 million in FY 2009, compared with US$141 million in FY 2008 as we wound down and largely withdrew from securities lending during the year.
     Operating margin improved to 24.4% in FY 2009 from 20.2% in FY 2008, in line with the increase in operating profit.
     Operating return on allocated equity decreased to 16.9% in FY 2009 from 18.3% in FY 2008, despite the increase in operating profit after tax attributable to shareholders of AIA Group Limited, due to the retention of surplus capital in our principal insurance business in Hong Kong. Allocated segment equity increased to US$4,164 million as of 30 November 2009, from US$3,573 million as of 30 November 2008, after a dividend remittance to the Corporate and Other segment of US$20 million from our corporate pension business.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI increased 2.5% to US$2,916 million in FY 2008 from US$2,845 million in FY 2007. This increase was primarily driven by growth in renewal premiums as a result of stable persistency, partially offset by lower first year and new business.
     New business, as measured by NBP, was US$461 million in FY 2008, compared with US$571 million in FY 2007. This decrease was principally due to lower sales in 2H 2008. NBP of our operations in Hong Kong was stronger in 1H 2008 compared with 2H 2008, as demand during 2H 2008 was affected by the AIG Events. We introduced a new suite of protection products in FY 2008, which increased the sales of our traditional life insurance products. As a result, TWPI for traditional life insurance products increased to US$1,359 million in FY 2008, from US$1,333 million in FY 2007, with first year premiums increasing by 69.3%, from US$56 million in FY 2007 to US$96 million in FY 2008. Sales of investment-linked and universal life insurance products decreased significantly in 2H 2008.
     In FY 2008, we also recaptured a portfolio of reinsurance business which had previously been reinsured to another company in the AIG Group. The recapture had no impact on TWPI since this is stated before the effects of ceded reinsurance but resulted in a gain of US$447 million arising on the recapture, which is not reflected in operating profit before and after tax because of its one-time nature. The gain arose because the fair value of financial assets received on recapture exceeded the

FINANCIAL INFORMATION
insurance and investment contract liabilities, deferred acquisition and origination costs and the recapture fee of US$190 million.
     Investment income (excluding investment income related to investment-linked contracts) increased 26.4% to US$767 million in FY 2008 from US$607 million in FY 2007, with the substantial majority of this increase attributable to the reinsurance recapture. As part of this recapture, we received a US$2,967 million portfolio of financial investments in FY 2008, which was previously held to match the liabilities that we ceded, on which investment returns were earned for the last three quarters in FY 2008.
     Operating expenses increased 37.6% to US$183 million in FY 2008 from US$133 million in FY 2007, with a portion of this increase attributable to the inclusion of operating expenses on the previously ceded business that was part of the reinsurance recapture described above. Operating expenses were also impacted by strategic initiative expenses to broaden the distribution channels of our operating unit in Hong Kong and build wealth management capabilities. Our expense ratio increased to 6.3% in FY 2008 from 4.7% in FY 2007.
     Operating profit increased 44.6% to US$590 million in FY 2008 from US$408 million in FY 2007. This increase was primarily due to the beneficial effect of the reinsurance recapture, higher investment income and higher fees on surrenders following the AIG Events. Surrender fees more than offset the acceleration of DAC amortisation relating to surrenders. The growth in operating profit was greater than the growth in TWPI, and our operating margin increased to 20.2% in FY 2008 from 14.3% in FY 2007. The increase in operating profit also reflected the improved performance of our corporate pension business, AIA-PT, which generated operating profit of US$38 million in FY 2008, compared with US$33 million in FY 2007.
     Operating return on allocated equity increased to 18.3% in FY 2008 from 15.5% in FY 2007. The increase in operating profit after tax attributable to shareholders of AIA Group Limited in FY 2008 was partially offset by the impact of a net capital contribution into our Hong Kong operations of US$684 million.
Thailand

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	2,164	2,351	2,373	1,072		1,222
New business — ANP(1)	N/A	N/A	372	156		181
New business — NBP(2)	311	342	349	N/A		N/A

Investment income(3)	557	657	640	320		367
Operating expenses	114	132	135	64		71
Operating profit	401	424	358	184		243
Operating profit after tax attributable to shareholders of AIA Group Limited	275	303	251	128		170

Allocated segment equity (at period end)	2,736	2,448	2,919	2,723		3,233
Net capital in/(out) flow(4)	(61)	(74)	(175)	(58)		(29)

Ratios:
Expense ratio	5.3%	5.6%	5.7%	6.0%		5.8%
Operating margin	18.5%	18.0%	15.1%	17.2%		19.9%
Operating return on allocated equity	11.0%	11.7%	9.4%	9.9	%(5)	11.1	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance.

FINANCIAL INFORMATION

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	1,853	2,009	2,024	922	1,047
First year premium	301	326	337	143	168
Weighted single premium	10	16	12	7	7

Total	2,164	2,351	2,373	1,072	1,222

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     Thailand is our second largest market based on TWPI, and accounted for 20.3% of our total TWPI in 1H 2010. Thailand is our largest market for traditional life insurance products based on TWPI.
     TWPI in 1H 2010 was US$1,222 million compared with US$1,072 million in 1H 2009, representing an increase of 14.0%, or 6.2% on a constant exchange rate basis. This increase was largely attributable to growth in renewal premiums of 13.5%, or 5.7% on a constant exchange rate basis, as average persistency remained steady during 1H 2010 and 1H 2009.
     New business, as measured by ANP, increased from US$156 million in 1H 2009 to US$181 million in 1H 2010, largely due to higher sales of traditional life and universal life insurance products. During the second quarter of FY 2010, Thailand experienced a period of political unrest, primarily centred around Bangkok. While we experienced a significant decline in sales during May 2010, this trend has since reversed and, overall, new business was higher in 1H 2010 compared with 1H 2009. We believe that the impact on TWPI was limited, given the geographical spread of our operations throughout Thailand.
     Investment income (excluding investment income related to investment-linked contracts) was US$367 million in 1H 2010 compared with US$320 million in 1H 2009, primarily due to an increase in the average size of the investment portfolio over the period, as well as an increase in dividend income, which was US$15 million higher in 1H 2010 compared with 1H 2009. The carrying value of other policyholder and shareholder investments in debt and equity securities as of 31 May 2010 were US$12,489 million and US$1,645 million, respectively, compared with US$11,062 million and US$1,322 million, respectively, as of 30 November 2009.
     Between 1H 2010 and 1H 2009, operating expenses increased 10.9% to US$71 million from US$64 million, partly due to the appreciation of the Thai Baht against the U.S. dollar over the period. On a constant exchange rate basis, the increase was 1.7%, with the increase primarily attributable to the upgrading of our sales offices and compensation programmes to retain key sales staff and employees.
     Our expense ratio was 5.8% in 1H 2010 compared with 6.0% in 1H 2009, while operating profit increased to US$243 million in 1H 2010 from US$184 million in 1H 2009, reflecting the strong performance and higher investment income as described above. This led to a corresponding increase

FINANCIAL INFORMATION
in operating profit after tax attributable to shareholders of AIA Group Limited and an improvement in operating margin to 19.9% in 1H 2010 compared with 17.2% in 1H 2009.
     Operating return on allocated equity increased to a lesser degree than operating margin, partly due to the growth in allocated segment equity. Allocated segment equity of our operations in Thailand increased to US$3,233 million as of 31 May 2010 compared with US$2,723 million as of 31 May 2009, reflecting the improvement in operating results and non-operating investment return of US$247 million in 1H 2010.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI in Thailand, which accounted for 20.4% of our total TWPI in FY 2009, increased 0.9%, or 4.1% on a constant exchange rate basis, to US$2,373 million in FY 2009 from US$2,351 million in FY 2008, largely due to growth in renewal premiums. Renewal premiums increased across all product lines mainly as a result of an improvement in average persistency during FY 2009.
     New business, as measured by NBP, increased 2.0% from US$342 million to US$349 million between FY 2008 and FY 2009, or 5.5% on a constant exchange rate basis, mainly led by higher sales of universal life insurance products. New business in FY 2009 as measured by ANP was US$372 million compared with NBP of US$349 million, reflecting the effect of annualising first year premiums in respect of our monthly payment mode regular premium policies.
     Investment income (excluding investment income related to investment-linked contracts) decreased 2.6% to US$640 million in FY 2009 compared with US$657 million in FY 2008, partly due to the effects of foreign exchange rates; on a constant exchange rate basis, investment income (excluding investment income related to investment-linked contracts) increased 1.1% from FY 2008 to FY 2009. Investment income (excluding investment income related to investment-linked contracts) was adversely affected by lower dividends received from equity investments in FY 2009.
     Operating expenses increased marginally to US$135 million in FY 2009 from US$132 million in FY 2008. As a result, our expense ratio remained largely stable at 5.7% in FY 2009 compared with 5.6% in FY 2008.
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited decreased to US$358 million and US$251 million, respectively, in FY 2009 from US$424 million and US$303 million, respectively, in FY 2008, primarily reflecting the effects of depreciation of the Thai Baht against the U.S. dollar during FY 2009 and lower investment income as described above.
     Operating margin decreased to 15.1% in FY 2009 from 18.0% in FY 2008, principally as a result of the decrease in operating profit. Operating return on allocated equity decreased to 9.4% in FY 2009 from 11.7% in FY 2008, reflecting the deterioration in operating margin and higher allocated segment equity. Allocated segment equity increased to US$2,919 million as of 30 November 2009 from US$2,448 million as of 30 November 2008, largely due to the positive results of operations and a significant improvement in non-operating investment return from a loss after tax of US$493 million in FY 2008 to a gain after tax of US$403 million. The improvement in non-operating investment return was mainly attributable to the recovery in market values of Thai equity securities, the carrying value of which increased from US$781 million as of 30 November 2008, to US$1,322 million as of 30 November 2009. Allocated segment equity as of 30 November 2009 also reflected capital repatriation of US$180 million from our Thai operations during FY 2009.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI in Thailand increased 8.7% to US$2,351 million in FY 2008 from US$2,164 million in FY 2007. On a constant exchange rate basis, the growth was 4.5%. The increase was generated across renewal premiums, first year premiums and weighted single premiums, particularly in respect

FINANCIAL INFORMATION
of traditional life insurance products. Renewal premiums increased across all our major product lines with an overall increase of 8.4% to US$2,009 million in FY 2008 compared with US$1,853 million in FY 2007.
     New business, as measured by NBP, increased 9.9% from US$311 million in FY 2007 to US$342 million in FY 2008, as our core operations in Thailand were not significantly affected by the global economic slowdown and political demonstrations in Thailand in FY 2008. First year premiums increased 8.3% to US$326 million in FY 2008 from US$301 million in FY 2007, primarily due to growth in the bancassurance and agency distribution channels, while weighted single premiums grew 59.3% to US$16 million in FY 2008 from US$10 million in FY 2007.
     Investment income (excluding investment income related to investment-linked contracts) increased 18.0% to US$657 million in FY 2008 from US$557 million in FY 2007.
     Operating expenses increased 15.8% to US$132 million in FY 2008 from US$114 million in FY 2007, primarily due to the appreciation in the Thai Baht against the U.S. dollar and to a lesser extent due to expenditure on strategic initiatives. Our expense ratio increased to 5.6% in FY 2008 from 5.3% in FY 2007.
     Operating profit increased 5.7% to US$424 million in FY 2008 from US$401 million in FY 2007. This increase was principally the result of growth in premiums, an associated increase in investment income and an increase in surrender fees following the AIG Events, which more than offset the resulting acceleration of DAC amortisation. Surrenders were significantly higher in the fourth quarter of FY 2008, increasing more than threefold compared with the first quarter of the year, particularly in respect of traditional life insurance products. Despite the increase in operating profit, operating margin decreased to 18.0% in FY 2008 from 18.5% in FY 2007 as operating expenses rose faster than TWPI during FY 2008.
     Operating return on allocated equity increased marginally to 11.7% in FY 2008 from 11.0% in FY 2007, reflecting stable growth in operating profit after tax attributable to shareholders of AIA Group Limited and TWPI in FY 2008.
Singapore

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	1,514	1,641	1,524	717		796
New business — ANP(1)	N/A	N/A	162	60		82
New business — NBP(2)	235	234	151	N/A		N/A

Investment income(3)	538	616	609	305		327
Operating expenses	95	129	91	44		56
Operating profit	326	266	316	135		200
Operating profit after tax attributable to shareholders of AIA Group Limited	280	233	264	113		159

Allocated segment equity (at period end)	1,076	978	1,526	1,322		1,721
Net capital in/(out) flow(4)	(319)	(45)	220	216		—

Ratios:
Expense ratio	6.3%	7.9%	6.0%	6.1%		7.0%
Operating margin	21.5%	16.2%	20.7%	18.8%		25.1%
Operating return on allocated equity	25.9%	22.7%	21.1%	19.7	%(5)	19.6	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes the business of our personal lines and motor insurance.

FINANCIAL INFORMATION

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	1,280	1,407	1,373	662	720
First year premium	115	139	111	49	62
Weighted single premium	119	95	40	6	14

Total	1,514	1,641	1,524	717	796

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     Our operations in Singapore had TWPI of US$796 million in 1H 2010 compared with US$717 million in 1H 2009. TWPI grew by 11.0%, or 3.7% on a constant exchange rate basis, largely driven by increases in renewal premiums and new business.
     Renewal premiums grew across all our major product lines and increased 8.7%, or 1.6% on a constant exchange rate basis, in 1H 2010 compared with 1H 2009. This was principally the result of an improvement in average persistency of in-force policies from 96.2% during 1H 2009 to 97.0% during 2H 2009 and 97.4% during 1H 2010, meaning that a greater proportion of our customers continued to pay renewal premiums in 1H 2010 compared with 1H 2009.
     New business, as measured by ANP, increased from US$60 million in 1H 2009 to US$82 million in 1H 2010. This increase mainly reflected higher sales of traditional life and investment-linked insurance products during 1H 2010 as we continued our marketing efforts focusing on more affluent consumers.
     Investment income (excluding investment income related to investment-linked contracts) was US$327 million in 1H 2010 compared with US$305 million in 1H 2009, primarily due to growth in the average size of the investment portfolio and an increase in dividend income (excluding investment income related to our investment-linked contracts) of US$9 million over the period. As of 31 May 2010, the carrying value of debt and equity securities attributable to other policyholder and shareholder financial investments were US$11,902 million and US$1,610 million respectively, compared with US$11,492 million and US$1,525 million, respectively, as of 30 November 2009.
     Operating expenses were US$56 million in 1H 2010 compared with US$44 million in 1H 2009, leading to a corresponding increase in our expense ratio to 7.0% in 1H 2010 compared with 6.1% in 1H 2009. This increase was largely due to higher expenditure on branding activities in relation to our ‘Power of We’ marketing campaigns.
     Operating profit was US$200 million in 1H 2010 compared with US$135 million in 1H 2009, reflecting a net reserve release of US$18 million as other provisions were updated to reflect current estimates, higher investment income reflecting the increase in the average size of our investment portfolio, as well as the positive impact of the appreciation of the Singapore Dollar against the U.S. dollar over the period.

FINANCIAL INFORMATION
     Operating profit after tax attributable to shareholders of the AIA Group Limited was US$159 million in 1H 2010 compared with US$113 million in 1H 2009, reflecting a higher tax charge in 1H 2010 due to true-up adjustments after submission of tax returns.
     The increase in operating profit led to an improvement in operating margin to 25.1% in 1H 2010, compared with 18.8% in 1H 2009. Notwithstanding this trend, operating return on allocated equity remained stable at 19.6% and 19.7% in 1H 2010 and 1H 2009, respectively, due to the retention of additional capital in our Singapore operations.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI in Singapore accounted for 13.1% of our total TWPI in FY 2009 compared with 13.4% in FY 2008. TWPI decreased 7.1%, or 4.0% on a constant exchange rate basis, to US$1,524 million in FY 2009 from US$1,641 million in FY 2008, largely as a result of a significant fall in demand for investment-linked insurance products that adversely affected renewal premiums and new business.
     Renewal premiums decreased to US$1,373 million in FY 2009 from US$1,407 million in FY 2008, largely due to the effects of foreign exchange movements and the adverse effect of policy maturities. On a constant exchange rate basis, renewal premiums increased by 0.8% over the period as average persistency of our in-force policies remained steady during FY 2008 and FY 2009.
     New business, as measured by NBP, decreased 35.5% to US$151 million in FY 2009 from US$234 million in FY 2008, primarily due to lower sales of investment-linked insurance products. Sales of investment-linked insurance products in 1H 2008 were boosted by strong demand prior to the introduction of additional regulatory restrictions on investment options on CPF ordinary accounts in April 2008. Sales of investment-linked insurance products in 1H 2009 were affected by lower demand as a result of the economic uncertainty during the period, but improved in 2H 2009 reflecting various sales promotions and the launch of tailored wealth management products to target affluent individuals. These initiatives resulted in growth in first year premiums and weighted single premiums of 25.7% and 474.1%, respectively, between 1H 2009 and 2H 2009.
     Investment income (excluding investment income related to investment-linked contracts) decreased 1.1% to US$609 million in FY 2009 from US$616 million in FY 2008, as a result of the depreciation of the average exchange rate of the Singapore Dollar against the U.S. dollar and as cash balances were used to repay obligations under repurchase agreements, which resulted in our foregoing investment income in order to reduce finance costs. On a constant exchange rate basis, investment income (excluding investment income related to investment-linked contracts) increased 2.3% during the year.
     Operating expenses fell 29.5% to US$91 million in FY 2009 from US$129 million in FY 2008, as savings in salaries and related expenses were achieved through greater operational efficiency, such as the transfer of certain support functions to our shared service centre in Malaysia. Moreover, operating expenses in FY 2008 included non-recurring items and, as a result, operating expenses in FY 2009 fell to a level more comparable to FY 2007. This resulted in an improvement in our expense ratio to 6.0% in FY 2009 from 7.9% in FY 2008, despite the decrease in TWPI.
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited increased to US$316 million and US$264 million, respectively, in FY 2009, from US$266 million and US$233 million, respectively, in FY 2008. This increase was mainly attributable to the improvement in expense ratio and a decrease in commission and other acquisition expenses during FY 2009, whereas FY 2008 was adversely affected by accelerated DAC amortisation arising from higher than expected surrenders in the aftermath of the AIG Events in the fourth quarter of 2008.
     The increase in operating profit led to an improvement in the operating margin to 20.7% in FY 2009 from 16.2% in 2008. Despite this increase, operating return on allocated equity fell to 21.1%

FINANCIAL INFORMATION
in FY 2009 compared with 22.7% in FY 2008, reflecting an increase in allocated segment equity from the retention of earnings and a capital injection of US$220 million to increase the regulatory capital position of our Singapore operations.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI in Singapore increased 8.4% to US$1,641 million in FY 2008 from US$1,514 million in FY 2007. On a constant exchange rate basis, the growth in TWPI was 1.1%. Renewal premiums increased by 9.9% from US$1,280 million in FY 2007 to US$1,407 million in FY 2008, and accounted for 85.7% of TWPI in FY 2008, compared with 84.5% in FY 2007.
     New business, as measured by NBP, remained steady at US$235 million and US$234 million in FY 2007 and FY 2008, respectively, as a result of lower sales of single premium investment-linked insurance products, which offset NBP growth in traditional life insurance products during the year. In FY 2007 and 1H 2008, our operations in Singapore experienced strong growth in investment-linked insurance products as policyholders reinvested savings from their CPF ordinary accounts in search of higher returns. Sales of single premium investment-linked insurance products reached US$1,173 million in FY 2007. However, in April 2008, investment restrictions introduced by the CPF on the use of CPF ordinary accounts resulted in substantially lower sales of single premium investment-linked insurance products for the remainder of FY 2008.
     Investment income (excluding investment income related to investment-linked contracts) increased 14.5% to US$616 million in FY 2008 from US$538 million in FY 2007.
     Our operating expenses increased 35.8% to US$129 million in FY 2008 from US$95 million in FY 2007, primarily due to increased expenses of US$9 million relating to several strategic initiatives to grow the agency distribution channel, build new distribution channels and improve wealth management capabilities and operational efficiency, establish a provision for current obligations from past events, and the effects of the appreciation of the Singapore dollar against the U.S. dollar. This led to an increase in our expense ratio to 7.9% in FY 2008 from 6.3% in FY 2007.
     Our operating profit decreased 18.4% to US$266 million in FY 2008 from US$326 million in FY 2007, mainly due to an acceleration of DAC amortisation and an increase in operating expenses. These factors more than offset the fee income arising on surrenders. This led to a decrease in operating margin to 16.2% in FY 2008 from 21.5% in FY 2007, and a decrease in operating profit after tax attributable to shareholders of AIA Group Limited.
     Our operating return on allocated equity declined to 22.7% in FY 2008 from 25.9% in FY 2007, largely due to lower operating profit after tax attributable to shareholders of AIA Group Limited.

FINANCIAL INFORMATION
Malaysia

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	667	727	707	342		390
New business — ANP(1)	N/A	N/A	108	54		61
New business — NBP(2)	89	100	96	N/A		N/A

Investment income(3)	200	230	223	105		120
Operating expenses	52	64	58	27		28
Operating profit	97	117	138	67		69
Operating profit after tax attributable to shareholders of AIA Group Limited	85	112	106	41		52

Allocated segment equity (at period end)	379	437	504	412		473
Net capital out flow(4)	(51)	(28)	(54)	(71)		(91)

Ratios:
Expense ratio	7.8%	8.8%	8.2%	7.9%		7.2%
Operating margin	14.5%	16.1%	19.5%	19.6%		17.7%
Operating return on allocated equity	24.3%	27.5%	22.5%	19.3	%(5)	21.3	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our personal lines and motor insurance.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	578	627	611	294	331
First year premium	78	91	93	47	57
Weighted single premium	11	9	3	1	2

Total	667	727	707	342	390

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     Our operations in Malaysia experienced an improvement in TWPI across all major product types in 1H 2010 compared with 1H 2009, which resulted in an overall increase in TWPI of 14.0%, or 5.8% on a constant exchange rate basis, over the period.
     Between 1H 2010 and 1H 2009, renewal premiums increased 12.5%, largely resulting from the strengthening of the Malaysian Ringgit against the U.S. dollar over the period. The increase was 4.1% on a constant exchange rate basis, reflecting an improvement in average persistency to 94.2% during 1H 2010 compared with 93.5% during 1H 2009.

FINANCIAL INFORMATION
     New business, as measured by ANP, increased 12.8% from US$54 million in 1H 2009 to US$61 million in 1H 2010, or 4.3% on a constant exchange rate basis, largely reflecting stronger sales of investment-linked insurance products. First year premiums increased 21.5%, or 14.9% on a constant exchange rate basis, over the period, principally as a result of higher sales of investment-linked and group insurance products.
     Investment income (excluding investment income related to investment-linked contracts) in 1H 2010 was US$120 million compared with US$105 million in 1H 2009, partly due to an increase in both dividend income and the average size of our investment portfolio. The carrying value of debt and equity securities attributable to other policyholder and shareholder financial investments grew to US$3,692 million and US$673 million, respectively, as of 31 May 2010, compared with US$3,547 million and US$535 million, respectively, as of 30 November 2009.
     Operating expenses remained relatively unchanged between 1H 2010 and 1H 2009, while our expense ratio improved to 7.2% in 1H 2010 compared with 7.9% in 1H 2009, reflecting measures taken during 1H 2010 to keep our cost base stable while increasing TWPI.
     We experienced a modest increase in operating profit to US$69 million in 1H 2010 compared with US$67 million in 1H 2009, reflecting the improvement in investment income, which was partly offset by a US$6 million increase in commission and other acquisition expenses.
     Between 1H 2010 and 1H 2009, operating profit after tax attributable to shareholders of AIA Group Limited increased more than the corresponding increase in operating profit, as the tax expense on operating profit in 1H 2009 included a change in the estimation of tax credits. The effective tax rate on operating profit of 25% in 1H 2010 compared with 39% in 1H 2009 is more consistent with that of FY 2009.
     Operating margin decreased to 17.7% in 1H 2010 compared with 19.6% in 1H 2009, as TWPI increased at a faster rate than operating profit. Operating return on allocated equity improved to 21.3% in 1H 2010 compared with 19.3% in 1H 2009, partly reflecting the lower effective tax rate on operating profit as described above. Allocated segment equity increased to US$473 million as of 31 May 2010 compared with US$412 million as of 31 May 2009, notwithstanding the remittance of dividends of US$86 million to the Corporate and Other segment in 1H 2010.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI in Malaysia was US$707 million in FY 2009 compared with US$727 million in FY 2008. The decrease in TWPI was due to the depreciation of the Malaysian Ringgit against the U.S. dollar in FY 2009; on a constant exchange rate basis, TWPI increased 3.5% from FY 2008 to FY 2009.
     Renewal premiums were US$611 million in FY 2009 compared with US$627 million in FY 2008, largely reflecting the depreciation of Malaysian Ringgit against the U.S. dollar. On a constant exchange rate basis, renewal premiums grew 3.8%, with increases across all our major product lines.
     New business, as measured by NBP, decreased 4.2% to US$96 million in FY 2009 compared with US$100 million in FY 2008. On a constant exchange rate basis, NBP increased 1.1%, led by higher sales of traditional life insurance products, which more than offset the decline in NBP in respect of investment-linked insurance products.
     Investment income (excluding investment income related to investment-linked contracts) decreased 3.0% to US$223 million in FY 2009 from US$230 million in FY 2008, largely due to depreciation of the average rate of Malaysian Ringgit against the U.S. dollar. On a constant exchange rate basis, investment income (excluding investment income related to investment-linked contracts) grew 3.5% between FY 2008 and 2009.

FINANCIAL INFORMATION
     Operating expenses decreased 9.4% to US$58 million in FY 2009 compared with US$64 million in FY 2008, primarily because operating expenses in FY 2008 included certain non-recurring expenses associated with converting our Malaysian operations from a branch to a subsidiary and the establishment of our international Takaful operations. This decrease also reflected the depreciation of the Malaysian Ringgit against the U.S. dollar between FY 2008 and FY 2009. There was a corresponding improvement in our expense ratio to 8.2% in FY 2009 from 8.8% in FY 2008.
     Operating profit increased 17.9% to US$138 million in FY 2009 compared with US$117 million in FY 2008, principally as a result of lower claims and policyholder dividends in FY 2009 following the maturity of an endowment product in FY 2008. This contributed to a more favourable operating margin of 19.5% in FY 2009 compared with 16.1% in FY 2008.
     Operating profit after tax attributable to shareholders of AIA Group Limited decreased 5.4% between FY 2008 and FY 2009, despite an increase in operating profit, because the effective tax rate applicable on operating profit in FY 2008 was lower than average due to the recognition of tax credits in that year.
     Operating return on allocated equity decreased to 22.5% in FY 2009 from 27.5% in FY 2008, largely reflecting higher allocated segment equity of US$504 million as of 30 November 2009 compared with US$437 million as of 30 November 2008. Allocated segment equity has been stated after the effects of a dividend remittance of US$69 million to the AIA Group during the year.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI in Malaysia increased 9.1% to US$727 million in FY 2008 from US$667 million in FY 2007. On a constant exchange rate basis, the increase was 4.6%, driven by growth in renewal premiums and new business.
     Between FY 2007 and FY 2008, renewal premiums grew 8.5%, or 4.1% on a constant exchange rate basis, with increases reported across all product lines. In particular, renewal premiums attributable to traditional life and investment-linked insurance products increased by 7.1% and 9.2%, respectively, over the period.
     New business, as measured by NBP, increased 13.1% to US$100 million in FY 2008 from US$89 million in FY 2007, primarily driven by higher sales of traditional life insurance products.
     Investment income (excluding investment income related to investment-linked contracts) increased 15.0% to US$230 million in FY 2008 from US$200 million in FY 2007.
     Operating expenses increased 23.1% to US$64 million in FY 2008 from US$52 million in FY 2007, partly due to the appreciation of the Malaysian Ringgit against the U.S. dollar and expenses relating to strategic initiatives, such as costs incurred in connection with converting our branch to a wholly-owned subsidiary, and costs associated with setting up our Takaful operations. Our expense ratio increased to 8.8% in FY 2008 from 7.8% in FY 2007 as growth in operating expenses outpaced growth in TWPI due to certain non-recurring expenses.
     Our operating profit grew to US$117 million in FY 2008 from US$97 million in FY 2007, while operating margin improved to 16.1% in FY 2008 from 14.5% in FY 2007, mainly reflecting the increase in investment income (excluding investment income related to investment-linked contracts).
     Operating profit after tax attributable to shareholders of AIA Group Limited in FY 2008 increased more than the corresponding increase in operating profit, mainly due to the recognition of a tax credit relating to a beneficial change in tax regulations in Malaysia. Operating return on allocated equity increased to 27.5% in FY 2008 from 24.3% in FY 2007, largely reflecting the effect of the increase in

FINANCIAL INFORMATION
operating profit after tax attributable to shareholders of AIA Group Limited and lower net capital outflows during FY 2008. Net capital outflows were lower in FY 2008 as we decided to retain more capital to fund future growth once our branch in Malaysia was converted to a wholly-owned subsidiary.
China

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	806	934	1,018	469		519
New business — ANP(1)	N/A	N/A	188	79		92
New business — NBP(2)	199	179	183	N/A		N/A

Investment income(3)	147	184	201	99		130
Operating expenses	127	172	181	82		82
Operating profit	122	85	89	62		56
Operating profit after tax attributable to shareholders of AIA Group Limited	111	88	68	50		39

Allocated segment equity (at period end)	494	554	660	621		685
Net capital in/(out) flow(4)	—	7	16	1		26

Ratios:
Expense ratio	15.8%	18.4%	17.8%	17.5%		15.8%
Operating margin	15.1%	9.1%	8.7%	13.2%		10.8%
Operating return on allocated equity	26.9%	16.8%	11.2%	17.0	%(5)	11.6	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our personal lines and motor insurance.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	607	755	835	388	427
First year premium	161	160	166	72	86
Weighted single premium	38	19	17	9	6

Total	806	934	1,018	469	519

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     Our operations in China achieved the highest growth in TWPI on a constant exchange rate basis among our Key Markets between 1H 2010 and 1H 2009. In particular, TWPI grew 10.6%, or 10.4% on a constant exchange rate basis, between 1H 2010 and 1H 2009, as a result of higher renewal premiums and new business.

FINANCIAL INFORMATION
     Renewal premiums grew by 9.9% in 1H 2010 compared with 1H 2009, with increases reported across all our major product lines. The growth in renewal premiums reflects an improvement in average persistency to 95.2% during 1H 2010 compared with 91.8% during 1H 2009.
     New business, as measured by ANP, increased 15.8% to US$92 million in 1H 2010 from US$79 million in 1H 2009, as we stepped up our agency recruitment and retention programmes. First year premiums increased 19.3% between 1H 2010 and 1H 2009, mainly due to higher sales of traditional life insurance products through our bancassurance and direct marketing sales channels in China.
     Investment income (excluding investment income related to investment-linked contracts) was US$130 million in 1H 2010 compared with US$99 million in 1H 2009. This increase was largely driven by a substantial increase in dividend income, which rose to US$28 million in 1H 2010 compared with US$6 million in 1H 2009. In addition, interest income increased 9.9%, reflecting an increase in the average size of our portfolio of debt securities attributable to other policyholder and shareholder financial investments, to US$4,404 million as of 31 May 2010, compared with US$4,208 million as of 30 November 2009.
     Operating expenses remained relatively unchanged between 1H 2010 and 1H 2009, while our expense ratio improved to 15.8% in 1H 2010 compared with 17.5% in 1H 2009, reflecting an improvement in operational efficiencies.
     Notwithstanding the increase in investment income and stable operating expenses, operating profit and operating profit after tax attributable to shareholders of AIA Group Limited decreased to US$56 million and US$39 million, respectively, in 1H 2010 compared with US$62 million and US$50 million, respectively, in 1H 2009. This was partly due to an increase in net insurance and investment contract benefits attributable to growth of our in-force policies and because of the tax impact of new reserving regulations introduced at the end of FY 2009. In addition, the results of our China operations in 1H 2009 benefited from a one-time business tax refund of US$14 million.
     The decrease in operating profit resulted in a lower operating margin and operating return on allocated equity in 1H 2010 to 10.8% and 11.6%, respectively, compared with 1H 2009 of 13.2% and 17.0%, respectively.
     Allocated segment equity of US$685 million as of 31 May 2010 was stated after the effects of non-operating investment losses of US$54 million, which offset a capital injection of US$26 million into a real estate development project in Guangdong province.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     TWPI in China increased 9.0% to US$1,018 million in FY 2009 compared with US$934 million in FY 2008, reflecting our continued efforts to expand our distribution capabilities across our branch network.
     Renewal premiums grew 10.6% to US$835 million in FY 2009 from US$755 million in FY 2008, with increases experienced across all product categories. In particular, renewal premiums in respect of traditional life and standalone A&H insurance products grew 6.5% and 17.3%, respectively, in FY 2009 compared with FY 2008.
     New business, as measured by NBP, increased 2.0% to US$183 million in FY 2009 from US$179 million in FY 2008, as the 46.2% growth in NBP in respect of traditional life insurance products was partly offset by lower sales of universal life insurance products during the period.
     Investment income (excluding investment income related to investment-linked contracts) increased 9.2% to US$201 million in FY 2009 from US$184 million in FY 2008, mainly due to a larger

FINANCIAL INFORMATION
average balance of assets under management from net inflow of new funds, of which a larger proportion was invested in financial investments in FY 2009 compared with FY 2008. We reduced our holding of cash balances to an average of US$127 million in FY 2009 from US$255 million as of 30 November 2008.
     Operating expenses increased by 5.2% to US$181 million in FY 2009 from US$172 million in FY 2008, as we continued to enhance our agency and customer services network and develop our bancassurance and IFA distribution capabilities during the year. This increase also reflected the strengthening of the Renminbi against the U.S. dollar during FY 2009. Despite higher operating expenses, our expense ratio decreased to 17.8% in FY 2009 compared with 18.4% in FY 2008, as growth in TWPI outpaced growth in operating expenses.
     Operating profit increased to US$89 million in FY 2009 compared with US$85 million in FY 2008, reflecting higher investment income, whereas operating profit after tax attributable to shareholders of AIA Group Limited decreased to US$68 million in FY 2009 from US$88 million in FY 2008, as the effective tax rate in FY 2008 reflected the receipt of a one-time tax benefit from filing a consolidated tax return. The effective tax rate on operating profit in FY 2009 of 24% was more closely aligned to the corporate income tax rate of 25%.
     Operating margin for FY 2009 was 8.7% compared with 9.1% in FY 2008, as TWPI grew at a faster rate than operating profit. Operating return on allocated equity fell to 11.2% in FY 2009 compared with 16.8% in FY 2008, influenced by lower operating profit after tax attributable to shareholders of AIA Group Limited and an increase in allocated equity reflecting retention of earnings and a capital injection of US$6 million into a real estate development project in Guangdong province.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     TWPI in China increased 15.8% to US$934 million in FY 2008 from US$806 million in FY 2007. On a constant exchange rate basis, the growth was 6.0%. The increase in TWPI was primarily attributable to a growth in renewal premiums across all major product lines and a significant increase in group insurance products across all available premium paying modes.
     New business, as measured by NBP, was US$179 million in FY 2008 compared with US$199 million in FY 2007. The decrease in NBP over the period was principally attributable to lower sales of universal life insurance products, particularly as Asian and global equity market valuations declined in 2H 2008, which more than offset the growth in NBP attributable to group insurance products.
     Investment income (excluding investment income related to investment-linked contracts) increased 25.2% to US$184 million in FY 2008 from US$147 million in FY 2007.
     Operating expenses increased 35.4% to US$172 million in FY 2008 from US$127 million in FY 2007, mainly due to higher employee expenses as a result of an increase in headcount combined with an increase in salaries, investments in initiatives to expand our business in China and the appreciation of the Renminbi against the U.S. dollar. These increases were partly offset by a refund of US$14 million of business tax relating to commission expenses. Specifically, we expanded our agency and customer services infrastructure by increasing new sales and services centres to 127 centres in FY 2008 from 104 centres in FY 2007. The expense ratio increased to 18.4% in FY 2008 from 15.8% in FY 2007.
     Our operating profit decreased 30.3% to US$85 million in FY 2008 from US$122 million in FY 2007, principally as a result of the increase in expenses discussed above. Our operating margin decreased to 9.1% in FY 2008 from 15.1% in FY 2007 largely for the same reasons that led to a decrease in operating profit in FY 2008.

FINANCIAL INFORMATION
     Our operating profit after tax attributable to shareholders of AIA Group Limited in FY 2008 decreased less than the corresponding reduction in operating profit mainly due to tax savings of US$20 million from the consolidated tax filing of our China branches.
     The operating return on allocated equity decreased to 16.8% in FY 2008 from 26.9% in FY 2007, reflecting the decrease in operating profit and an increase in allocated segment equity, including the effect of a capital injection made by the AIA Group relating to a real estate development project in Guangdong province.
Korea

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009(3)		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	2,178	2,268	1,759	827		989
New business — ANP(1)	N/A	N/A	340	146		146
New business — NBP(2)	757	709	330	N/A		N/A

Investment income(3)	233	248	217	99		138
Operating expenses	136	132	101	51		61
Operating profit	269	281	81	71		91
Operating profit after tax attributable to shareholders of AIA Group Limited	192	218	65	60		69

Allocated segment equity (at period end)	947	1,216	1,227	1,240		1,302
Net capital in/(out) flow(4)	60	105	11	—		—

Ratios:
Expense ratio	6.2%	5.8%	5.7%	6.2%		6.2%
Operating margin	12.4%	12.4%	4.6%	8.6%		9.2%
Operating return on allocated equity	23.8%	20.2%	5.3%	9.8	%(5)	10.9	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes the business of our personal lines and motor insurance.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	1,421	1,559	1,429	660	826
First year premium	683	664	322	165	155
Weighted single premium	74	45	8	2	8

Total	2,178	2,268	1,759	827	989

Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     TWPI in Korea increased 19.6% to US$989 million in 1H 2010 compared with US$827 million in 1H 2009, but increased only 0.5% on a constant exchange rate basis, primarily due to lower first year

FINANCIAL INFORMATION
sales as we took actions to focus on margins rather than volume in the latter part of FY 2009. In particular, we re-priced our universal life insurance products and closed our long term cancer protection products to new customers at the end of FY 2009.
     Renewal premiums continue to be a key source of revenue and contributed 83.5% of our TWPI in Korea in 1H 2010. Between 1H 2009 and 1H 2010, renewal premiums grew 25.2%, or 5.3% on a constant exchange rate basis, reflecting an improvement in average persistency over the period.
     New business, as measured by ANP, was US$146 million in both 1H 2010 and 1H 2009, but decreased 15.7%, on a constant exchange rate basis over the period, mainly driven by lower sales of standalone A&H insurance products following our action on re-pricing discussed above. This was offset by an increase in sales of annuity products through our bancassurance channel. Notwithstanding these factors, ANP in respect of traditional life insurance products remained robust during 1H 2010, with first year premiums attributable to traditional life insurance products growing at 35.5%, on a constant exchange rate basis, over the period.
     Investment income (excluding investment income related to investment-linked contracts) increased 39.4%, or 17.9% on a constant exchange rate basis, to US$138 million in 1H 2010 compared with US$99 million in 1H 2009, principally due to an increase in the average size of the investment portfolio over the period as well as because the proportion of our investment portfolio held in longer dated bonds increased. The carrying value of debt and equity securities attributable to other policyholder and shareholder financial investments were US$4,432 million and US$111 million, respectively, as of 31 May 2010, compared with US$4,142 million and US$94 million, respectively, as of 30 November 2009.
     Operating expenses increased 19.6% to US$61 million in 1H 2010 from US$51 million in 1H 2009, partly reflecting the appreciation of the Korean Won against the U.S. dollar. On a constant exchange rate basis, operating expenses increased 2.2% over the period, mainly due to formalisation of the provision of intra-group shared services, as well as strategic initiatives undertaken during 1H 2010 to enhance our distribution capabilities. Our expense ratio was 6.2% in 1H 2010 and 1H 2009, respectively.
     Our operating profit increased 28.2%, or 7.1% on a constant exchange rate basis, to US$91 million in 1H 2010 compared with US$71 million in 1H 2009, reflecting the favorable impact of foreign exchange fluctuations and the favorable impact investment income, as discussed above. Operating profit after tax attributable to shareholders of AIA Group Limited grew less than the corresponding improvement in operating profit, reflecting a lower current tax charge in 1H 2009 as a higher corporate tax rate was applied on tax benefits generated during that period. The average effective tax rate in 1H 2010 is representative of the enacted corporate tax rate in Korea of 24.2%.
     The increase in operating profit led to an improvement in our operating margin and operating return on allocated equity which were 9.2% and 10.9%, respectively, in 1H 2010 compared with 8.6% and 9.8%, respectively, in 1H 2009. The increase in allocated segment equity to US$1,302 million as of 31 May 2010, compared with US$1,227 million as of 30 November 2009, reflects the retention of earnings in our Korean operations to enhance its capital position.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     The performance of our operations in Korea in FY 2009 was significantly affected by ongoing uncertainty in the Korean economy and the AIG Events. The impact on these events on our results of operations in Korea was exacerbated by further depreciation of the Korean Won against the U.S. dollar during FY 2009, as the average Korean Won to U.S. dollar exchange rate deteriorated 22.9% to 1,287.00 in FY 2009 from 1,047.12 in FY 2008.

FINANCIAL INFORMATION
     TWPI in Korea decreased 22.4% to US$1,759 million in FY 2009 compared with US$2,268 million in FY 2008, although, on a constant exchange rate basis, the decrease was a more modest 4.7%. The 8.3% decrease in renewal premiums between FY 2008 and FY 2009 was largely attributable to adverse foreign exchange movements; on a constant exchange rate basis renewal premiums increased 11.9% during FY 2009. This increase was driven by a 23.7% growth, on a constant exchange rate basis, in renewal premiums for investment-linked and universal life insurance products in FY 2009.
     New business, as measured by NBP, was US$330 million in FY 2009 compared with US$709 million in FY 2008. In particular, NBP in respect of investment-linked and universal life insurance products decreased 63.1%, or 53.5% on a constant exchange rate basis, to US$175 million in FY 2009 compared with US$475 million in FY 2008, mainly as a result of lower sales in 1H 2009 following the AIG Events.
     Investment income (excluding investment income related to investment-linked contracts) fell 12.5% to US$217 million in FY 2009 from US$248 million in FY 2008, due to the depreciation of the Korean Won against the U.S. dollar as well as the carry-over effect of lower assets under management during FY 2009 following high policy surrenders in the last quarter of FY 2008 and the first quarter of 2009. On a constant exchange rate basis, investment income (excluding investment income related to investment-linked contracts) increased 7.5% from FY 2008 to FY 2009.
     Operating expenses decreased 23.5% to US$101 million in FY 2009 from US$132 million in FY 2008, mainly as a result of the depreciation of the Korean Won against the U.S. dollar and active cost control measures during the year. On a constant exchange rate basis, the decrease in operating expenses was 5.7%. Our expense ratio remained largely stable at 5.7% in FY 2009 compared with 5.8% in FY 2008, as both operating expenses and TWPI were affected by the depreciation in the Korean Won against the U.S. dollar.
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited decreased to US$81 million and US$65 million, respectively, in FY 2009, from US$281 million and US$218 million, respectively, in FY 2008, due to the effects of depreciation of the Korean Won against the U.S. dollar and the impact of increased DAC amortisation in respect of investment-linked contracts and universal life insurance products of approximately US$90 million in FY 2009. This increase in DAC amortisation resulted from a revision to our persistency assumptions in respect of investment-linked and universal life insurance policies, reflecting higher than anticipated surrenders and premium holidays during FY 2009.
     A further factor contributing to the reduction in operating profit was an increase in claims during FY 2009 estimated at US$40 million, particularly in respect of cancer products, claims in respect of which increased significantly due to enhanced awareness of and access to health screening. We have taken steps in Q1 2010 to strengthen claims management and we temporarily withdrew our long term cancer protection products as we redesigned a range of more appropriately priced products. In addition, operating profit in FY 2008 benefited from approximately US$40 million of surrender gains following the AIG Events in the last quarter of 2008.
     Both operating margin and operating return on allocated equity were adversely affected by the deterioration in operating profit and decreased to 4.6% and 5.3%, respectively, in FY 2009 from 12.4% and 20.2%, respectively, in FY 2008.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     Our operations in Korea experienced growth in 1H 2008, but were adversely affected by the financial market downturn and the AIG Events in 2H 2008. The depreciation of the Korean Won

FINANCIAL INFORMATION
against the U.S. dollar in FY 2008 also had an adverse impact on the financial results of our business in Korea.
     TWPI in Korea increased 4.1% to US$2,268 million in FY 2008 from US$2,178 million in FY 2007. On a constant exchange rate basis, the increase was 17.3%, driven by a growth in renewal premiums. On a constant exchange rate basis, renewal premiums grew across all products lines and collectively increased 24.2% in FY 2008 compared with FY 2007.
     New business, as measured by NBP, declined by 6.3% from US$757 million in FY 2007 to US$709 million in FY 2008, but increased 4.3% on a constant exchange rate basis. The growth on a constant exchange rate basis was driven by a 18.5% increase in NBP, on a constant exchange rate basis, in respect of investment-linked and universal life insurance products, which more than offset decreases in NBP in respect of standalone A&H and traditional life insurance products. In 1H 2008, we experienced growth in first year and single premiums, particularly with respect to universal life insurance products. In 2H 2008, our sales of investment-linked insurance products fell significantly, which was mainly attributable to the significant decline in values in the Asian and global equity markets and the AIG Events. In Korea, response to the AIG Events was particularly severe as the local operations were branded AIG Life Korea, which, in particular, adversely affected our bancassurance distribution channel.
     Korea was a significant geographical market with respect to our standalone A&H insurance product line in FY 2008. During FY 2008, first year premiums for standalone A&H insurance products decreased 27.7%, or 19.2% on a constant exchange rate basis, due to declining demand for these products, reflecting increased competition and decline in sales of insurance products through the direct marketing channel, and the depreciation of the Korean Won against the U.S. dollar.
     Investment income (excluding investment income related to investment-linked contracts) increased 6.4% to US$248 million in FY 2008 from US$233 million in FY 2007.
     Operating expenses decreased 2.9% to US$132 million in FY 2008 from US$136 million in FY 2007, primarily due to the depreciation of the Korean Won against the U.S. dollar in FY 2008. The expense ratio decreased to 5.8% in FY 2008 from 6.2% in FY 2007, partially reflecting greater operational efficiencies.
     Our operating profit increased 4.5% to US$281 million in FY 2008 from US$269 million in FY 2007, primarily as a result of an increase in surrender fees following the AIG Events, which more than offset the resulting acceleration of DAC amortisation relating to such surrendered policies. Surrenders increased significantly in September 2008, particularly in respect of investment-linked and annuity products, and products sold through the bancassurance distribution channel.
     Our operating margin remained at 12.4% in FY 2007 and FY 2008.
     The increase in our operating profit after tax attributable to shareholders of AIA Group Limited for FY 2008 compared with FY 2007 was greater than the corresponding increase in operating profit, partly due to a lower deferred tax charge in respect of FY 2008 reflecting a reduction in corporate tax rates to 22% beginning in 2012 (compared with 27.5% in FY 2008). However, operating return on allocated equity decreased to 20.2% in FY 2008 from 23.8% in FY 2007, despite the increase in operating profit after tax attributable to shareholders of AIA Group Limited, primarily due to the effects of a depreciation of the Korean Won against the U.S. dollar and a capital contribution from the AIA Group to support local solvency following significant annuity surrenders.
     Our Korean operations experienced annuity surrenders of US$1,023 million in FY 2008, compared with US$250 million in FY 2007. These surrender cash outflows were reflected in the statement of financial position as a decrease in assets, offset by a decrease in liabilities. Given the adverse market conditions at the time, we chose to maintain our investment in a portfolio of U.S. dollar denominated assets originally held to back the annuity business thereby creating a temporary

FINANCIAL INFORMATION
currency mismatch of assets and liabilities. As a result, monthly surrenders for October 2008 and November 2008 of US$158 million and US$79 million, respectively, were significantly reduced from the peak in September 2008 of US$526 million.
Other Markets
     Other Markets includes the results of our operations in Australia, the Philippines, Indonesia, Vietnam, New Zealand and Taiwan, and our interest in our joint venture in India, which is reflected in our consolidated financial information using the equity method of accounting.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009		2010
				Unaudited
	(in US$ millions, except ratios)
TWPI	1,184	1,366	1,390	618		766
New business — ANP(1)	N/A	N/A	321	148		160
New business — NBP(2)	294	322	358	N/A		N/A

Investment income(3)	352	397	400	191		218
Operating expenses	157	173	170	72		98
Operating profit	168	187	189	90		114
Operating profit after tax attributable to shareholders of AIA Group Limited	105	153	137	68		87

Allocated segment equity (at period end)	1,024	1,204	1,316	1,347		1,320
Net capital in/(out) flow(4)	(1)	118	18	75		(82)

Ratios:
Expense ratio	13.3%	12.7%	12.2%	11.7%		12.8%
Operating margin	14.2%	13.7%	13.6%	14.6%		14.9%
Operating return on allocated equity	11.1%	13.7%	10.9%	10.7	%(5)	13.2	%(5)

(1)	Beginning in FY 2009, we measured new business using ANP, which consists of 100% of annualised first year premiums and 10% of single premiums, before reinsurance ceded. ANP excludes new business of our corporate pension business and personal lines and motor insurance, as well as new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	Prior to FY 2009, we measured our new business using NBP, which consists of 100% first year premiums (without annualisation) and 10% of single premiums, before reinsurance ceded. NBP excludes new business of PT. Asuransi AIA Indonesia, which we disposed in October 2009.

(3)	Excludes investment income related to investment-linked contracts.

(4)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.

(5)	Operating return on allocated equity for 1H 2009 and 1H 2010 have been annualised to facilitate comparison with prior periods.

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
TWPI includes:
Renewal premium	861	1,015	1,020	460	613
First year premium	296	326	358	153	146
Weighted single premium	27	25	12	5	7

Total	1,184	1,366	1,390	618	766

FINANCIAL INFORMATION
New business
ANP — FY 2009 onwards

	Year ended
	30 November	Six months ended 31 May
	2009	2009	2010
		Unaudited
	(in US$ millions)
Australia	191	95	77
Philippines	31	13	21
Indonesia(1)	58	22	41
Taiwan	20	10	11
Vietnam	15	6	7
New Zealand	6	2	3

Total(2)	321	148	160

(1)	Excludes new business of PT. Asuransi AIA Indonesia which we disposed in October 2009.

(2)	ANP excludes new business of our corporate pension business and personal lines and motor insurance.
NBP — FY 2007 to FY 2009

	Year ended 30 November
	2007	2008	2009
Australia	68	113	243
Philippines	55	45	27
Indonesia(1)	126	123	51
Taiwan	30	25	18
Vietnam	7	9	14
New Zealand	8	7	5

Total	294	322	358

(1)	NBP excludes new business of PT. Asuransi AIA Indonesia, which we disposed in October 2009. If we had included NBP in respect of PT. Asuransi AIA Indonesia, NBP of Other Markets would have been US$324 million in FY 2007, US$352 million in FY 2008 and US$370 million in FY 2009.
Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     On an aggregate basis, TWPI for Other Markets increased 24.0%, or 3.5% on a constant exchange rate basis, to US$766 million in 1H 2010 compared with US$618 million in 1H 2009. Excluding the TWPI generated by PT. Asuransi AIA Indonesia, our joint venture in Indonesia which we disposed in October 2009, the growth in TWPI was 34.1%, or 12.0% on a constant exchange rate basis.
     The increase in TWPI was led by our operations in Australia, Indonesia, the Philippines and Vietnam, each of which experienced TWPI growth of 23.4%, 14.5%, 10.4% and 20.0%, respectively, on a constant exchange rate basis, between 1H 2010 and 1H 2009. TWPI growth in Australia was largely due to an increase of 225.3%, or 149.1% on a constant exchange rate basis, in renewal premiums in respect of group insurance business, reflecting the retention of large corporate customers which were acquired in 1H 2009 and boosted first year premiums in 1H 2009. Renewal premiums of group insurance products reached US$226 million in 1H 2010, which more than offset the decrease in first year premiums compared with 1H 2009. Renewal premiums accounted for 80.0% of TWPI in 1H 2010 compared with 74.3% of TWPI in 1H 2009, which was principally as a result of the increase in renewal premiums in Australia.
     Within Other Markets, new business, as measured by ANP, grew 93.6% and 62.7% in Indonesia and the Philippines, respectively, during 1H 2010 compared with 1H 2009, and partially offset a

FINANCIAL INFORMATION
19.9% decrease in ANP for our operations in Australia over the same period. We experienced a decrease in ANP in Australia in 1H 2010 compared with 1H 2009 as sales in 1H 2009 were boosted by the acquisition of two large corporate customers of our group insurance business. In Indonesia, the growth was mainly driven by first year premium in respect of investment-linked insurance products, which more than doubled to US$30 million in 1H 2010 compared with 1H 2009, reflecting improved productivity of our agency and bancassurance distribution channels. Growth in the Philippines was partly attributable to our acquisition of a 51% interest in BPI-Philam in the latter part of FY 2009. In Vietnam, growth in ANP was led by strong growth in sales of universal life insurance products, with first year premiums growing at 29.9% on a constant exchange rate basis.
     Investment income (excluding investment income related to investment-linked contracts) in 1H 2010 increased to US$218 million compared with US$191 million in 1H 2009, mainly due to an increase in the average size of the investment portfolio over the period. In particular, our operating units in the Philippines, Australia and Indonesia each experienced growth in interest income of 19.9%, 46.9% and 27.8%, respectively, between 1H 2009 and 1H 2010, and collectively contributed approximately 90% of our total investment income for the Other Markets segment in 1H 2010. In the Philippines, the growth was largely attributable to our acquisition of BPI-Philam referred to above. This more than offset the exclusion of the contribution from PT. Asuransi AIA Indonesia, which reported interest income of US$18 million in 1H 2009. Across Other Markets, the carrying value of debt and equity securities attributable to other policyholder and shareholder financial investments increased to US$4,061 million and US$309 million, respectively, as of 31 May 2010, compared with US$3,946 million and US$225 million, respectively, as of 30 November 2009.
     Operating expenses increased to US$98 million in 1H 2010 compared with US$72 million in 1H 2009, mainly due to higher expenses incurred by our operating units in Australia and the Philippines, which more than offset the effect of the exclusion of the operating expenses of PT. Asuransi AIA Indonesia (of US$6 million in 1H 2009) in our results for 1H 2010. Operating expenses in our operating unit in Australia grew to US$35 million in 1H 2010, compared with US$25 million in 1H 2009, primarily reflecting a 26.1% appreciation of the Australian Dollar, with the average Australian Dollar to U.S. dollar exchange rate increasing to 0.9029 in 1H 2010 from 0.7158 in 1H 2009. The increase in operating expenses in the Philippines is largely attributable to the first time inclusion of operating expenses of BPI-Philam referred to above. As a result of the foregoing, our expense ratio increased to 12.8% in 1H 2010 compared with 11.7% in 1H 2009.
     Operating profit and operating profit after tax attributable to shareholders of AIA Group Limited increased to US$114 million and US$87 million, respectively, in 1H 2010 compared with US$90 million and US$68 million, respectively, in 1H 2009. These increases were principally the result of the increase in investment income, and in turn, resulted in improvements in our operating margin and operating return on allocated equity.
     Allocated segment equity for Other Markets decreased to US$1,320 million as of 31 May 2010 from US$1,347 million as of 31 May 2009, following the dividend remittance of US$9 million from our operations in Australia during 1H 2010, as well as the full and partial repayment of intra-group subordinated loans from Australia and Indonesia, respectively, during the period to the Corporate and Other segment.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     The collective performance of our Other Markets segment continued to grow in FY 2009, with TWPI and operating profit in FY 2009 exceeding the corresponding amounts in FY 2008 and FY 2007. As our purchase of a 51% interest in BPI-Philam was completed only shortly before our fiscal year end, this purchase had no impact on TWPI for FY 2009.
     TWPI for Other Markets grew 1.7% to US$1,390 million in FY 2009 from US$1,366 million in FY 2008, corresponding to an increase of 12.6% on a constant exchange rate basis. Consistent with

FINANCIAL INFORMATION
the performance of our Key Markets reporting segments, TWPI growth in 2H 2009 was stronger in most of our operations in Other Markets, and across most product lines, compared with 1H 2009. Overall, TWPI grew 24.7% in 2H 2009, compared with 1H 2009. The increase in TWPI was led by growth in group insurance products, which represented 32.9% of overall TWPI for Other Markets in FY 2009 compared with 20.9% in FY 2008.
     New business, as measured by NBP, for Other Markets increased to US$358 million in FY 2009 from US$322 million in FY 2008, led by the growth in our operations in Australia and Vietnam, which more than offset the decrease in Indonesia. Between FY 2008 and FY 2009, NBP of our Australian operations increased 116.6% as a result of strong growth in group insurance products and expansion of our distribution channels to include bancassurance during FY 2009. We acquired significant new corporate accounts during the year, enabling us to attain a leading position in the Australian group insurance market in FY 2009. In Vietnam, NBP increased 67.4% between FY 2008 and FY 2009, mainly attributable to growth in universal life insurance products. In Indonesia, we operated under two distinct entities, PT. Assurance AIA Indonesia and PT. AIA FINANCIAL. In October 2009, we disposed of our interest in our joint venture in PT. Asuransi AIA Indonesia, which contributed US$12 million of NBP in FY 2009, compared with US$31 million in FY 2008. NBP of PT. AIA FINANCIAL decreased 58.4% to US$51 million in FY 2009 from US$123 million in FY 2008 as this operation was previously branded AIG and was adversely affected by the AIG Events in 2008.
     Investment income (excluding investment income related to investment-linked contracts) increased 0.8% to US$400 million in FY 2009 from US$397 million in FY 2008. On a constant exchange rate basis, investment income (excluding investment income related to investment-linked contracts) grew 10.3% from FY 2008 to FY 2009.
     Operating expenses decreased marginally to US$170 million in FY 2009 from US$173 million in FY 2008, but increased 8.8% on a constant exchange rate basis mainly as a result of higher spending on strategic initiatives during FY 2009, particularly in Australia, where we invested in diversifying our distribution capabilities and improving operational efficiency. Our expense ratio improved to 12.2% in FY 2009 compared with 12.7% in FY 2008 as growth in TWPI outpaced the increase in expenses.
     Operating profit increased to US$189 million in FY 2009 from US$187 million in FY 2008, which was mainly attributable to a decrease in our share of losses from associates, which fell to US$22 million in FY 2009 from US$29 million in FY 2008. Despite the growth in operating profit, operating profit after tax attributable to shareholders of AIA Group Limited decreased to US$137 million in FY 2009 compared with US$153 million in FY 2008.
     Our operating margin remained largely unchanged at 13.7% in FY 2008 and 13.6% in FY 2009, reflecting stable operating profit. Excluding our share of losses from associates and joint ventures, our operating margin was 15.2% in FY 2009, a slight deterioration compared with FY 2008 of 15.8%, but higher than 14.9% in FY 2007.
     Our operating return on allocated equity declined to 10.9% in FY 2009 compared with 13.7% in FY 2008, reflecting lower operating profit after tax attributable to shareholders of AIA Group Limited and higher allocated segment equity. Allocated segment equity increased to US$1,316 million as of 30 November 2009 from US$1,204 million as of 30 November 2008, as we retained earnings in local operations in order to provide capital to support further growth.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     In FY 2008, most of our operating units in Other Markets experienced a growth in TWPI notwithstanding the regional economic slowdown. Overall, our operations in Other Markets saw TWPI grow 15.5% to US$1,366 million in FY 2008 from US$1,184 million in FY 2007. On a constant exchange rate basis, the increase was 12.7%, driven by growth in renewal premiums and new business.

FINANCIAL INFORMATION
     Renewal premiums grew to US$1,015 million in FY 2008 from US$861 million in FY 2007, corresponding to a 14.6% increase on a constant exchange rate basis. The increase was led by our wholly owned subsidiary, PT. AIA FINANCIAL in Indonesia, and our operations in Australia. PT. AIA FINANCIAL experienced an increase in renewal premiums of 45.3%, on a constant exchange rate basis, principally led by investment-linked insurance products. Our Australian operations, the largest contributor to TWPI among the Other Markets segment, accounted for 30.6% of TWPI in respect of our Other Markets segment in FY 2008. In Australia, TWPI increased across all product lines and premium types with an overall increase of 33.2%, primarily as a result of a significant increase in group and standalone A&H insurance premiums.
     New business, as measured by NBP, was US$322 million in FY 2008 compared with US$294 million in FY 2007, principally reflecting an increase in sales of group insurance products, which more than offset the decrease in respect of investment-linked and universal life insurance products during the period. Our group insurance business in Australia acquired a number of large corporate customers, while growth in standalone A&H insurance business was driven primarily by higher sales achieved through greater focus on the IFA channel throughout FY 2008.
     Investment income (excluding investment income related to investment-linked contracts) increased 12.8% to US$397 million in FY 2008 from US$352 million in FY 2007.
     Operating expenses increased 10.2% to US$173 million in FY 2008 from US$157 million in FY 2007. This increase was primarily driven by strategic initiatives undertaken by our operating units in Indonesia, Australia and Vietnam, such as distribution channel expansion and systems improvements, and local currency appreciation against the U.S. dollar in FY 2008. The expense ratio decreased marginally to 12.7% in FY 2008 from 13.3% in FY 2007.
     Our operating profit increased 11.3% to US$187 million in FY 2008 from US$168 million in FY 2007. Operating profit increased in most of our operating units in Other Markets due to higher sales and higher investment income. Operating profit also includes the effect of equity accounting for our share of losses from associates of US$29 million in FY 2008 and US$8 million in FY 2007. The operating margin decreased to 13.7% in FY 2008 from 14.2% in FY 2007, mainly as a result of TWPI increasing at a greater rate than operating profit before tax.
     Operating return on allocated equity increased to 13.7% in FY 2008 from 11.1% in FY 2007, reflecting the increase in operating profit after tax attributable to shareholders of AIA Group Limited and the effects of capital allocations by the AIA Group to support continued expansion in Australia of US$18 million (in the form of subordinated debt), in Vietnam of US$23 million, in Taiwan of US$9 million, as well as US$50 million (in the form of subordinated debt) in Indonesia to support local solvency requirements in FY 2008. In addition, we invested US$44 million in our joint venture in India in FY 2008.
Corporate and Other

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
Investment income(1)	72	45	(10)	(10)	(3)
Operating expenses	148	104	82	46	46
Operating loss	(99)	(81)	(88)	(53)	(62)
Operating loss after tax attributable to shareholders of AIA Group Limited	(146)	(87)	(106)	(59)	(76)
Allocated segment equity (at period end)(2)	828	518	755	352	815
Net capital in/(out) flow(3)	285	(377)	383	(112)	172

(1)	Excludes investment income related to investment-linked contracts.

FINANCIAL INFORMATION

(2)	Allocated segment equity includes capital allocations in the form of subordinated intra-group debt.

(3)	Capital outflows consist of dividends/profit distributions to the Corporate and Other segment and capital inflows consist of capital injections by the Corporate and Other segment.
Six Months Ended 31 May 2010 Compared with Six Months Ended 31 May 2009
     The Corporate and Other segment consists of the AIA Group’s corporate functions, shared services and eliminations of intra-group transactions. The Corporate and Other segment holds the majority of our investment in AIG shares.
     Investment income (excluding investment income related to investment-linked contracts) was a net expense of US$3 million in 1H 2010 compared with a net expense of US$10 million in 1H 2009, reflecting an increase in interest income attributable to the Corporate and Other segment during the period.
     Operating expenses for this segment are stated net of fees for intra-group corporate services, which are charged to our reporting segments. Operating expenses were US$46 million for each of 1H 2010 and 1H 2009, notwithstanding a US$7 million decrease in fees for intra-group corporate services and a US$6 million increase in strategic initiative expenses in 1H 2010.
     Operating loss and operating loss after tax attributable to shareholders of AIA Group Limited were US$62 million and US$76 million, respectively, in 1H 2010, compared with US$53 million and US$59 million, respectively, in 1H 2009.
     Allocated segment equity increased to US$815 million as of 31 May 2010 compared with US$755 million as of 30 November 2009, reflecting dividend remittances from our operations in Thailand, Malaysia and Australia, as well as full and partial repayment of intra-group subordinated loans from Australia and Indonesia, respectively, which more than offset capital redeployment to China. We did not pay a dividend to AIG during 1H 2010.
Year Ended 30 November 2009 Compared with Year Ended 30 November 2008
     Investment income (excluding investment income related to investment-linked contracts) decreased to a net loss of US$10 million in FY 2009 from a net gain of US$45 million in FY 2008, reflecting lower interest income during the period.
     Operating expenses for this segment are stated net of fees for intra-group corporate services, which are charged to our reporting segments. Operating expenses decreased to US$82 million in FY 2009 from US$104 million in FY 2008 as we further refined our corporate service fee charging policy and rationalised headcount in certain central support functions, reducing head office personnel by some 200 individuals. The effect of the above measures, together with a substantial reduction in investment management and finance costs, resulted in an operating loss of US$88 million in FY 2009 compared with US$81 million in FY 2008.
     The allocated segment equity increased in FY 2009 reflecting a capital contribution from AIG, less net redeployment of capital to other segments and payment of dividends to AIG.
Year Ended 30 November 2008 Compared with Year Ended 30 November 2007
     Investment income (excluding investment income related to investment-linked contracts) decreased 37.5% to US$45 million in FY 2008 from US$72 million in FY 2007, as capital from the Corporate and Other segment was redeployed to support continued expansion of our business and capital requirements of other segments, thereby decreasing funds available for investment in this reporting segment.

FINANCIAL INFORMATION
     Operating expenses are stated net of fees for intra-group corporate services which are charged to our reporting segments. Operating expenses decreased 29.7% to US$104 million in FY 2008 from US$148 million in FY 2007, reflecting refinement in the basis of charging expenses within the AIA Group. The operating loss decreased 18.2% to US$81 million in FY 2008 from US$99 million in FY 2007, mainly as a result of the reduction in investment income, partially offset by the reduction in operating expenses.
     Operating loss after tax attributable to shareholders of AIA Group Limited reduced to US$87 million in FY 2008 from US$146 million in FY 2007, representing a greater reduction than in the operating loss, primarily due to a reversal of deferred tax liabilities during FY 2008.
     Allocated segment equity decreased in FY 2008 reflecting redeployment of capital to other segments to support business expansion and capital requirements as well as payment of dividends to the AIG Group.
LIQUIDITY AND CAPITAL RESOURCES
     We manage our liquidity and capital resources on a group-wide basis, as well as at the level of our subsidiaries and branches. Our principal cash inflows come from insurance premiums, deposits, policy fees, management fees for our investment-linked insurance products and annuity sales. In the case of AIA Group Limited, as discussed below under “— Distributable Reserves” in this section, our principal capital inflows will be dividends from AIA and our principal capital outflows will be dividends to shareholders.
     The principal sources of funds generated by our insurance operations are generally affected by fluctuations in the level of policy surrenders, withdrawals, maturities, benefits and claims and guarantees to policyholders. AIA’s operating units may face liquidity pressure in the form of unexpected cash demands that could arise from an increase in the level of policyholders terminating policies. We closely monitor and manage the level of surrenders in order to minimise such liquidity risk. We are a holding company and depend upon dividends and other distributions and payments from AIA for our cash flow, and AIA depends upon dividends and other distributions and payments from the AIA Group’s operating subsidiaries and branches for substantially all of its cash flow. The payment of dividends and other distributions and payments by the AIA Group’s subsidiaries and branches is regulated by applicable insurance, foreign exchange and tax laws, rules and regulations. The amount and timing of certain dividends, distributions and other payments by our insurance subsidiaries or branches require regulatory approval. In particular, the payment of dividends, distributions and other payments to AIA Group Limited by AIA is subject to the oversight of the OCI. For more information see the sections headed “Supervision and Regulation” and “Risk Factors — Risks Relating to Our Corporate Structure” in this document. As a holding company, the ability of AIA Group Limited to pay dividends and meet other obligations depends on dividends and other payments from its operating subsidiaries and branches, which are subject to contractual, regulatory and other limitations.
     Liquidity is also available from our portfolio of investment assets. Our investments generally comprise highly liquid and marketable securities, which generally could be liquidated to meet cash needs. As of 31 May 2010, our cash and cash equivalents were US$3,222 million. We seek to augment our liquidity by employing various liability management techniques, including staggering of maturities of term deposits, and investing in marketable short-term securities. As of 31 May 2010, our investments in fixed maturity securities had a fair value of US$55,834 million. In some of the markets in which we invest, we are subject to market liquidity risk due to the significant size of our local currency denominated investments. In some of the markets in which we invest, our ability to sell investments in a sizeable volume without significantly affecting the market prices of our investments may be limited.
     Our cash inflows and existing cash balances are used to pay liabilities under various traditional life, investment-linked and universal life, A&H and group insurance products, and to purchase

FINANCIAL INFORMATION
investment assets. We also use our funds to pay operating expenses, income taxes and dividends that may be declared and payable to our shareholders.
     Foreign exchange rate risk arises from the AIA Group’s capital being held in multiple currencies in the Asia Pacific region. Our primary concern is potential gains and losses to the group-level solvency position that could result from translation of local currencies into the U.S. dollar. The U.S. dollar is the functional currency for our solvency margin reporting to the OCI. Foreign exchange rate risk can also arise from gains or losses that result from the conversion of profits distributed to AIA that are denominated in local currencies to the U.S. dollar. We actively monitor the exposure of the AIA Group’s capital position to such foreign exchange rate risks and undertake appropriate hedging strategies to mitigate such risks, to the extent they are inconsistent with the AIA Group’s risk appetite.
Cash Flows

	Year ended 30 November			Six months ended 31 May
	2007	2008	2009	2009	2010
				Unaudited
	(in US$ millions)
Profit/(loss) before tax	2,579	(32)	2,411	1,268	1,438

Net cash provided by/(used in) operating activities	1,634	2,287	(1,101)	546	(115)

Changes in net cash held in respect of investment-linked contract holders	285	502	(352)	(141)	(129)

Net cash provided by/(used in) operations, excluding changes in net cash held in respect of investment-linked contract holders	1,919	2,789	(1,453)	405	(244)
Net cash (used in)/provided by investing activities	(72)	(168)	(98)	(32)	(58)
Net cash (used in)/provided by financing activities	(62)	(414)	348	44	(7)

Net increase/(decrease) in cash held	1,500	1,705	(851)	558	(180)
Cash and cash equivalents at the beginning of the financial period	1,035	2,583	4,164	4,164	3,405
Effect of exchange rate changes on cash	48	(124)	92	63	(3)

Cash and cash equivalents at the end of the financial period	2,583	4,164	3,405	4,785	3,222

Operating Activities
     Our operating activities include our net purchases and sales of financial investments. Net cash used in operating activities was US$115 million in 1H 2010 compared with net cash provided by operating activities of US$546 million in 1H 2009, primarily reflecting our continued efforts to reposition our investment portfolio beginning in 2H 2009. During FY 2007 and FY 2008, we maintained higher cash balances in response to the AIG Events and to meet potential obligations as we wound down and withdrew from securities lending by November 2009. We increased our investment activities significantly in 2H 2009 as debt and equity markets recovered and the economic and trading outlook became more positive, funded mainly by cash generated from operating activities. The impact of increasing the allocation of debt and equity securities in our financial investment portfolio as we re-entered the market at the end of FY 2009 was muted because of the substantial cash balances that we had accumulated. The impact of the decrease and subsequent increase in our financial investment portfolio is demonstrated by deducting “Changes in net cash held in respect of investment-linked contract holders”, as shown in the table above, which shows that we began increasing our cash balances in FY 2007 up until 1H 2009 before gradually rebuilding our investment portfolio from 2H 2009 until 1H 2010.
     Net cash used in operating activities was US$1,101 million in FY 2009 compared with net cash provided by operating activities of US$2,287 million in FY 2008, as we significantly increased our

FINANCIAL INFORMATION
investment activities in 2H 2009. Between FY 2008 and FY 2009, we also reduced the cash allocation within the portfolio of financial assets held to back our investment-linked insurance contracts by US$352 million.
     Net cash provided by operating activities was US$2,287 million in FY 2008, an increase from US$1,634 million in FY 2007. The increase in cash provided by operating activities over this period was primarily due to realisation of financial investments, and due to repositioning of our investable assets in the latter half of FY 2008, which resulted in an increase in the proportion of net cash inflows from our insurance business held as cash and cash equivalents, rather than invested in financial investments.
     We significantly increased our cash holdings and reduced our exposure to the equity markets in 2H 2008 in response to adverse market conditions. The carrying value of financial investments attributable to other policyholder and shareholder investments decreased from US$43,485 million as of 30 November 2007 to US$35,801 million as of 30 November 2008, while our cash and cash equivalents increased from US$2,583 million as of 30 November 2007 to US$4,164 million as of 30 November 2008. As market conditions improved in FY 2009 and 1H 2010, we increased our holdings of equity securities and the carrying value of financial instruments attributable to other policyholder and shareholder investments increased to US$45,366 million as of 30 November 2009 and US$49,250 million as of 31 May 2010, while our cash and cash equivalents decreased to US$3,405 million as of 30 November 2009 and US$3,222 million as of 31 May 2010.
     Of our cash and cash equivalents as of 31 May 2010, US$635 million was held to back investment-linked contracts, compared with US$764 million and US$1,116 million, respectively, as of 30 November 2009 and 30 November 2008.
Investing Activities
     Investing activities consist of acquisitions and divestitures of subsidiaries and associates and acquisitions and disposals of investment property and intangible assets. The increase in net cash used in investing activities to US$58 million in 1H 2010 compared with US$32 million in 1H 2009 was largely attributable to our acquisition of a 51% holding of the share capital of BPI-Philam, which was agreed in November 2009 and completed in May 2010.
     Net cash used in investing activities was US$98 million in FY 2009, a decrease from US$168 million in FY 2008. The decrease in cash used in investing activities over this period was primarily due to a reduction in purchases of investment property, plant and equipment.
     Net cash used in investing activities was US$168 million in FY 2008, an increase from US$72 million in FY 2007. The increase in cash used in investing activities over this period was primarily due to investment activities in investment property, plant and equipment.
Financing Activities
     Financing activities include borrowings and repayments, as well as movements in capital and distribution of dividends to shareholders. During 1H 2010, net cash used in financing activities was US$7 million, compared with net cash provided by financing activities of US$44 million in 1H 2009, principally reflecting US$49 million of capital contribution from AIG during 1H 2009.
     Net cash provided by financing activities was US$348 million in FY 2009 compared with net cash used in financing activities of US$414 million in FY 2008. This increase reflected the repayment of a substantial portion of loans from fellow subsidiaries of AIG in FY 2008 and the capital contribution we received from AIG during FY 2009 of US$401 million, primarily in relation to separation activities including the withdrawal from securities lending, reimbursement of separation costs, the sale of our investment management operations to AIG and the disposal of other entities to third parties.

FINANCIAL INFORMATION
     Net cash used in financing activities was US$414 million in FY 2008, an increase from US$62 million in FY 2007. The increase in cash used in financing activities over this period was primarily due to repayment of borrowings from subsidiaries of AIG and an increase in dividend payments to our parent. These amounts offset the cash inflow from a capital contribution by our parent company.
Insurance Solvency Margin
     The AIA Group is in compliance with the solvency and capital adequacy requirements of its regulators. Our primary insurance regulator at the group level is the OCI, which requires that AIA meets the solvency margin requirements of the ICO. AIA defines “Total Available Capital” as the amount of assets in excess of liabilities measured in accordance with ICO and “Required Capital” as the minimum required margin of solvency calculated in accordance with ICO. The ICO, among other things, sets minimum solvency margin requirements that an insurer must meet in order to be authorised to carry on insurance business in or from Hong Kong. The “Solvency Margin Ratio” is the ratio of Total Available Capital to Required Capital. For additional information on certain undertakings the AIA Group has made with respect to solvency see the section headed “Supervision and Regulation — Regulatory Framework-Hong Kong — Section 35 Orders” in this document.
Capital and Regulatory Orders Specific to the AIA Group
     The AIA Group is subject to regulatory orders designed to protect the AIA Group’s assets in several of its geographical markets. The orders imposed by the following regulators are summarised below.
Hong Kong Office of the Commissioner of Insurance
     Letters dated 17 September 2008 were issued from the Insurance Authority to each of AIA and AIA-B (the “Sections 35 Orders”) requiring each of AIA or AIA-B, including all of their branches, as appropriate:
(1)	to ensure that all insurance business and all transactions with any “specified person” are on normal commercial terms;

(2)	to ensure that AIA or AIA-B do not place any deposit with or transfer assets (except for normal insurance transactions) or provide financial assistance to any specified person without first obtaining written consent from the Insurance Authority; and

(3)	to inform the Insurance Authority as soon as practicable of any circumstances which may put the interest of policyholders or potential policyholders at risk.
     For purposes of the Section 35 Orders, “specified person” includes but is not limited to an insurer’s branches, directors, controlling, shareholders and associates or group companies.
     Among other consequences, the Section 35 Orders place restrictions on the ability of AIA and AIA-B to engage in capital related transactions with specified persons. Accordingly, the Section 35 Orders restrict the ability of AIA and AIA-B to pay dividends to their parent companies, and limit their ability to engage in intercompany transactions with specified persons, such as payment of intercompany service fees without first obtaining written consent from the Insurance Authority.
     By further letters dated 18 September 2008 to AIA and AIA-B, the Insurance Authority required that AIA or AIA-B not acquire a new controller who exercises 15% or more of the voting power at their general meetings or the general meetings of their parent companies without first obtaining written consent from the Insurance Authority.
     The OCI has informed us that the Section 35 Orders will be rescinded on the first day of dealings in Shares on the Hong Kong Stock Exchange in consideration of the undertakings described in the

FINANCIAL INFORMATION
section headed “Supervision and Regulation — Regulatory Framework-Hong Kong — Section 35 Orders” in this document. Among other things, the recission of the Section 35 orders will permit us to implement the dividend policy described “— Dividend Policy” in this section.
MAS Directions Following the AIG Events
     Since October 2008, the MAS has issued certain directions to AIA Singapore specifying that it comply with increased capital adequacy requirements. In addition, the directions provide that prior MAS consent be sought in respect of certain transactions, including transfers or disposals of certain assets (including land or buildings) and financing and guarantee arrangements. The directions also impose certain additional reporting requirements on AIA Singapore. As a regulated entity, AIA has various discussions with the MAS. The discussions with the MAS in relation to the lifting of the directions have been favourable as MAS takes further comfort that AIA Singapore intends to become a locally incorporated subsidiary of AIA in the foreseeable future.
Bermuda Letter Agreement After the AIG Events
     By a Letter of Undertaking dated 18 December 2008, American International Company Limited (now known as Chartis Bermuda Limited), in its capacity as the licensed Insurance Manager of AIA-B, made certain undertakings to the BMA. That Letter of Undertaking was replaced on 2 August 2010 by a Letter Agreement between the BMA and AIA-B. In the Letter Agreement, AIA-B has agreed to:
(1)	seek prior approval from the BMA before entering into a payment or transfer of assets out of AIA-B relating to a single transaction or matter (an “Outpayment Transaction”) outside the normal course of business that comprises a single payment or series of multiple linked payments that, in the aggregate would equal or exceed US$15,000,000;

(2)	notify the BMA before entering into an Outpayment Transaction below US$15,000,000 which is outside the normal course of business (the BMA may request additional information and, if the BMA objects, shall provide a written objection within 72 hours of receipt of the additional information); and

(3)	submit a daily report to the BMA on: (i) transfers of more than US$1,000,000 per transaction or an aggregate amount of greater than US$1,000,000 per day from AIA-B to another jurisdiction other than where the funds originated (including inter-jurisdictional transfers within AIA-B or a branch of AIA-B); (ii) transactions of greater than US$15,000,000 whether incoming or outgoing; and (iii) all material issues having an impact threshold of equal to or greater than 10% of AIA-B’s total statutory capital and surplus.
     The obligations of AIA-B under the Letter Agreement shall be extinguished in the event that the majority ownership interest of AIA-B is sold, transferred or assigned to a third-party purchaser. We are in discussions with the BMA in relation to the release of AIA-B from the obligations under the Letter Agreement.
Bank Negara Malaysia Requirements Following the AIG Events
     Under a letter dated 16 September 2008, and following the AIG Events, Bank Negara Malaysia, requested AIA Malaysia to obtain prior written approval of Bank Negara Malaysia in relation to the following:
(1)	payment of dividends (interim and/or final) to its shareholders;

(2)	extension of credit facilities to related-parties within the AIG Group (which for these purposes is understood also to include members of the AIA Group);

FINANCIAL INFORMATION
(3)	guarantees or undertakings given to/on behalf of related-parties within the AIG Group (which for these purposes is understood also to include members of the AIA Group); and

(4)	any other related party transactions, excluding any transaction in the ordinary course of AIA Malaysia’s business relating to insurance policies, reinsurance cessions and claims.
     In connection with our adoption of a risk-based capital framework in Malaysia, Bank Negara Malaysia rescinded all of the foregoing requirements by a letter dated 26 August 2010.
China Insurance Regulatory Notices following the AIG Events
     Notices issued by the CIRC dated 19 September 2008 and 16 February 2009 ordered AIA’s Shanghai branch, Guangdong branch, Jiangsu branch, Beijing branch, Shenzhen branch, Suzhou Central sub-branch, Dongguan sub-branch and Jiangmen sub-branch to:
(1)	maintain sufficient funds to provide for possible cancellations and to prevent liquidity risks and monitor liquidity daily; and

(2)	enhance capital stability by: (a) not entering into any mortgage, guarantee or letter of credit or incurring debt other than in the normal course of business; (b) not transferring any assets or funds outside of the PRC; and (c) obtaining approval from the CIRC on any affiliated transaction with AIG, including reinsurance transactions (so as to prevent the flow of capital or assets out of the PRC).
     We are in discussions with CIRC to establish a mutually acceptable timetable for rescission of these orders as soon as practicable.
Other Orders
     Correspondence has also been issued to the AIA Group by the Mandatory Provident Fund Schemes Authority in Hong Kong and the regulators in Taiwan, Brunei and Vietnam. Pursuant to such correspondence, regular updates are to be provided to the regulators, and certain regulators must provide their consent before assets are transferred or transactions are entered into with connected parties.
     A number of transactions undertaken in FY 2008 and FY 2009 have enhanced the company solvency position of the AIA Group. Effective 28 February 2009, AIA-B and AIA Australia, among others, became subsidiaries of AIA. On 3 November 2009, beneficial ownership of Philamlife was transferred to AIA. In particular, the integration of AIA-B as a wholly-owned subsidiary of AIA substantially strengthened the solvency and capital position of AIA. The information below illustrates AIA and AIA-B’s Total Available Capital, Required Capital and Required Solvency Margin Ratio under the ICO as of the dates indicated.
AIA — company solvency

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions, except ratios)
Total Available Capital	2,551	2,751	4,811	5,185
Required Capital	1,357	1,316	1,547	1,664
Solvency Margin Ratio	188%	209%	311%	312%

FINANCIAL INFORMATION
AIA-B — company solvency

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions, except ratios)
Total Available Capital	2,519	1,469	2,742	3,120
Required Capital	648	684	911	923
Solvency Margin Ratio	389%	215%	301%	338%
     The Total Available Capital, Required Capital and Solvency Margin Ratio as of 31 May 2010 of AIA under the ICO basis were approximately US$5,185 million, US$1,664 million and 312%, respectively.
     The AIA Group’s individual branches and subsidiaries are also subject to the supervision of government regulators in the jurisdictions in which those branches and subsidiaries are domiciled. AIA-B, although domiciled in Bermuda, is an authorised insurer in Hong Kong and so it is also required to comply with the solvency margin requirements of the ICO. The various regulators overseeing the AIA Group actively monitor the solvency margin position of the AIA Group. AIA and AIA-B submit annual filings to the OCI setting forth their solvency margin ratios based on their annual audited accounts, and the AIA Group’s operating units make similar annual filings with their respective local regulators. The AIA Group’s operating units were in compliance with the solvency margin requirements of their respective local regulators as of 30 November 2007, 2008 and 2009 and 31 May 2010.
INDEBTEDNESS
Borrowings and Obligations under Securities Lending and Repurchase Agreements
     As of 31 May 2010, we had borrowings of US$682 million outstanding. Of these borrowings, US$495 million was in the form of bank loans, US$133 million was in the form of bank overdrafts, US$50 million was in the form of loans from fellow subsidiaries of AIG and US$4 million was in the form of other loans.
     The most material financing transaction that we are a party to is a five-year variable rate term loan facility dated 23 November 2007 relating to a refinancing of a loan facility for AIA Central, our headquarters building. The available facility and amount outstanding as of 31 May 2010 was US$488 million. The loan facility for AIA Central is on standard commercial terms and on a non-recourse basis, principally secured against assets of our subsidiary company, Bayshore Development Group Limited (“Bayshore”), a 90%-owned subsidiary of the Group which owns AIA Central in Hong Kong, and shares held by Grand Design Development Limited, a wholly owned subsidiary, and the immediate parent of Bayshore, in Bayshore.
     The remaining bank loan relates to a three-year fixed rate term loan facility commencing 31 August 2007, held by our Thai operations. The available facility and amount outstanding as of 31 May 2010 was US$7 million. The loan facility, which is on standard commercial terms and on a non-recourse basis, is secured against a plot of land held by our Thai operations. On 31 August 2010, the bank loan held by our Thai operations was extended for a further term of one year for an outstanding amount of US$6.3 million. The terms of the loan agreement were amended and a covenant with respect to AIA maintaining a certain minimum solvency ratio in respect of its regulated life insurance business in Thailand was removed.
     As of 31 May 2010, we had no material bank loans other than as described immediately above.

FINANCIAL INFORMATION
Changes to Liquidity and Indebtedness Subsequent to 31 May 2010
     As of 31 August 2010, our cash and cash equivalents were US$3,062 million. As of 31 August 2010, the AIA Group’s outstanding borrowings were US$711 million, principally reflecting an increase in bank loan and overdraft balances.
Operational Borrowings
     The following operational borrowing as a ratio of total equity attributable to shareholders of AIA Group Limited is presented on a consistent basis as of 30 November 2007, 2008 and 2009, and 31 May 2010. For the purpose of this analysis, operational borrowings consist of borrowings and obligations under repurchase agreements. Borrowings consist of bank loans, bank overdrafts, loans from fellow subsidiaries of AIG and other loans. It excludes obligations under agreements related to securities lending since the AIA Group largely withdrew from securities lending in November 2009.
•	As of 30 November 2007, the AIA Group’s operational borrowing as a percentage of total equity attributable to shareholders of AIA Group Limited was 22.6%. Excluding loans from fellow subsidiaries of AIG, the ratio of operational borrowing to total equity attributable to shareholders of AIA Group Limited was 16.6%.

•	As of 30 November 2008, the AIA Group’s operational borrowing as a percentage of total equity attributable to shareholders of AIA Group Limited decreased to 15.9% despite a 33.7% decrease in equity attributable to shareholders of AIA Group Limited to US$8,908 million from US$13,440 million in the previous year. The decrease in equity was principally driven by negative fair value and foreign currency translation reserves; while the decrease in operational borrowings reflects a substantial reduction in obligations under repurchase agreements (which decreased to US$755 million) and repayment of a substantial portion of related party borrowings (which decreased the related party borrowings to US$20 million).

•	As of 30 November 2009, the AIA Group’s ratio of operational borrowing as a percentage of total equity attributable to shareholders of AIA Group Limited decreased further to 6.5% largely due to a reduction in obligations under repurchase agreements, which decreased 62.4% to US$284 million as of 30 November 2009 from US$755 million in the previous year, combined with a significant increase in equity attributable to shareholders of AIA Group Limited to US$14,908 million as of 30 November 2009 compared with US$8,908 million in the previous year. The latter was largely driven by a recovery in market values of financial investments towards the end of FY 2009.

•	As of 31 May 2010, the AIA Group’s ratio of operational borrowing as a percentage of total equity attributable to shareholders of AIA Group Limited increased to 8.2%, largely due to an increase in our obligations under repurchase agreements to US$670 million as of 31 May 2010 compared with US$284 million as of 30 November 2009. Over the same period, total equity attributable to shareholders of AIA Group Limited grew to US$16,547 million as of 31 May 2010 compared with US$14,908 million as of 30 November 2009, due to no dividends being distributed during 1H 2010 as well as an increase in the fair value reserve in respect of available for sale financial investments.
Contingencies
     We are subject to regulation in each of the geographical markets in which we operate by insurance, securities, capital markets, pension, data privacy and other regulators and we are exposed to the risk of regulatory actions in response to perceived or actual non-compliance with regulations relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties.

FINANCIAL INFORMATION
     We are exposed to legal proceedings, complaints and other actions from our activities including those arising from commercial activities, sales practices, suitability of products, policies and claims.
     We are the reinsurer in a residential mortgage credit reinsurance agreement covering residential mortgages in Australia. Due to a change in law, further cessions under this contract ended in July 2008. This reinsurance is fully retroceded to a subsidiary of AIG. We are exposed to the risk of losses in the event of the failure of the counterparty retrocessionaire to honour its obligations. The principal balance outstanding on mortgage loans to which the reinsurance agreement relates was approximately US$2,977 million as of 31 May 2010 (US$4,507 million as of 30 November 2007; US$3,147 million as of 30 November 2008; and US$3,588 million as of 30 November 2009). The liabilities and related reinsurance assets, which totalled US$15 million as of 31 May 2010 (US$31 million as of 30 November 2007; US$32 million as of 30 November 2008; and US$24 million as of 30 November 2009) respectively arising from these agreements are reflected and presented on a gross basis in accordance with our accounting policies. We expect to fully recover amounts outstanding as of 31 May 2010 under the terms of this agreement from the retrocessionaire. In the event of a change in control of one party, the other party has the right to terminate the retrocession cover with the AIA Group electing whether the termination is on a run-off basis or clean cut basis.
     We provided reinsurance and retrocession of general insurance business which was primarily underwritten in the 1970s and 1980s. In the absence of any material claim notifications in the three years ended 30 November 2009 and up to 31 May 2010, we do not expect any further material liabilities to arise. At the time AIA-B was transferred to the AIA Group, AIRCO, the former owner of AIA-B, provided AIA with an uncapped indemnification for losses with respect to claims made before 1 November 2010, arising from underwriting activities of the Bermuda office of AIA-B prior to 28 February 2009.
     As of 31 May 2010, we have issued capital guarantees and guarantees of indebtedness of approximately US$2 million and minimum guaranteed rates of return ranging from 0% to 5% to holders of units of pension funds that have an accumulation value of approximately US$1,282 million (US$1,272 million as of 30 November 2007; US$1,232 million as of 30 November 2008; and US$1,260 million as of 30 November 2009). We have the ability to reduce the guaranteed rates of return, subject to obtaining approvals of applicable regulators.
     The status of our licences is reviewed from time to time by our regulators in light of a number of factors including the legal structure of the AIA Group.
CONTRACTUAL OBLIGATIONS
Commitments under Operating Leases
     Total future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions)
Properties and others expiring
Not later than one year	64	69	76	89
Later than one and not later than five years	121	136	102	138
Later than five years	117	101	94	102

Total	302	306	272	329

     We are the lessee in respect of a number of properties and items of office equipment held under operating leases. The leases typically run for an initial period of one to seven years, with an option to

FINANCIAL INFORMATION
renew the lease when all terms are renegotiated. Lease payments are usually reviewed at the end of the lease term to reflect market rates. None of the leases includes contingent rentals.
Investment Commitments

	As of 30 November			As of 31 May
	2007	2008	2009	2010
	(in US$ millions)
Not later than one year	—	107	90	134
Later than one and not later than five years	143	51	36	12
Later than five years	—	131	138	104

Total	143	289	264	250

     Investment commitments consist of commitments to invest in private equity partnerships.
OFF-BALANCE SHEET ARRANGEMENTS
     Except as described in “— Contractual Obligations” in this section and the discussion of capital guarantees and minimum guaranteed rates of return we have issued to certain holders of units of pension funds in “Contingencies” in this section, we have no other material off-balance sheet arrangements.
DIVIDEND POLICY
     In accordance with the Articles, we may, upon ordinary resolution of our shareholders, declare dividends, but any such dividend may not exceed the amount recommended by the Board. The Board will recommend the declaration of dividends, if any, after considering various factors, including:
•	our financial results;

•	our shareholders’ interests;

•	general business conditions and strategies;

•	our capital and solvency requirements;

•	statutory restrictions on the payment of dividends by us to our shareholders;

•	our solvency margin position;

•	possible effects on our creditworthiness;

•	fluctuations of the respective functional currencies of our local operating units against our reporting currency, the U.S. dollar; and

•	other factors the Board may deem relevant.
     We will declare dividends, if any, on a per Share basis in U.S. dollars. Shareholders will have the option to receive cash dividends in Hong Kong dollars or U.S. dollars. AIA Group Limited will not pay a dividend before 2011. The Board will consider the factors set forth above in establishing a semi-annual dividend commencing for the interim period ending 1H 2011.
     AIG has given the Insurance Authority an undertaking that, for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued

FINANCIAL INFORMATION
share capital of AIA Group Limited, AIG will ensure that no member of the AIG Group that holds AIG’s interest in AIA Group Limited and that is controlled by AIG will vote its shares in any shareholder vote for the approval of a dividend distribution to AIA Group Limited’s shareholders. For more information concerning this undertaking given by AIG, see the section headed “Supervision and Regulation —Regulatory Framework — Section 35 Orders” in this document.
DISTRIBUTABLE RESERVES
     The principal source of income of AIA Group Limited is dividends from AIA, while the principal capital outflows of AIA Group Limited will be dividends to shareholders. AIA Group Limited serves principally as a holding company and will incur certain corporate related expenses.
PROPERTY INTERESTS
     As of 31 August 2010, we had a total of 547 property leases and owned a total of 133 properties in 14 jurisdictions. As of 31 August 2010, the total market value of our property interests was US$2,634 million, representing less than 3% of our total assets. Further, more than 90% of the total value of our property interests is attributable to 10 buildings, namely AIA Central located in Hong Kong, a property at Headland Road located in Hong Kong, AIA Building located in Hong Kong, AIA Tower located in Singapore, AIA Alexandra located in Singapore, AIA Tampines located in Singapore, Menara AIA & Chartis House located in Malaysia, Philamlife Tower located in the Philippines, Ratchadaphisek Land Plots located in Thailand and St. Louis Land Plot located in Thailand. For further details relating to our property interests, see the property valuation report set forth in Appendix IV to this document.
PROFIT FORECAST FOR THE FISCAL YEAR ENDING 30 NOVEMBER 2010
     We believe that, on the basis and assumptions set forth in Appendix II and in the absence of unforeseen circumstances, our consolidated operating profit for the fiscal year ending 30 November 2010 is expected to be not less than US$2,000 million, our consolidated operating profit after tax attributable to the shareholders of AIA Group Limited for the year ending 30 November 2010 is expected to be not less than US$1,6000 million and our consolidated net profit attributable to the shareholders of AIA Group Limited is expected to fall within the range of US$1,400 million to US$2,300 million. We will disclose a reconciliation of our consolidated operating profit to consolidated net profit attributable to our shareholders for the fiscal year ending 30 November 2010 in our annual results announcement and in our annual report for the fiscal year ending 30 November 2010.
OTHER NON-RECURRING ITEMS
     In 1H 2010 and FY 2009, material non-recurring items comprised restructuring and separation costs. Restructuring and separation costs were US$18 million and US$89 million, respectively, in 1H 2010 and FY 2009.
     In FY 2008, material non-recurring items comprised: (i) a US$447 million gain arising on final settlement of the reinsurance recapture; (ii) the release of a withholding tax provision of US$275 million resulting from the clarification of a tax treaty; and (iii) US$10 million of restructuring and separation costs incurred in order to enhance future operational efficiency of corporate operating expenses.
QUANTITATIVE AND QUALITATIVE ANALYSIS ABOUT MARKET RISK
     Market risk is the exposure created by potential changes in market prices and rates. We are exposed to market risk arising principally from our holding of financial investments. Some of the significant market risks we face include interest rate risk, foreign exchange risk and equity market price risks.

FINANCIAL INFORMATION
Interest Rate Risk
     Our exposure to interest rate risk predominantly arises from our investments in long-term fixed income debt securities, which are exposed to fluctuations in interest rates.
     Interest rate risk also arises from our insurance and investment contracts with guaranteed and fixed terms, or settlement options available on maturity which carry the risk that interest income and capital redemptions from the financial assets backing the liabilities is insufficient to fund the guaranteed benefits payable as interest rates rise and fall. For other products, including those with participation or investment-linked features, interest rate risk is significantly reduced due to the non-guaranteed nature of additional policyholder benefits.
     We manage our interest rate risk by generally investing in fixed income assets in the same currencies as those of our liabilities, as well as investing in financial instruments with tenors that broadly match the duration of our liabilities.
     We also consider the effect of interest rate risk in our overall product strategy. Certain products, such as investment-linked, universal life and participating business contracts, inherently have lower interest rate risk as their design provides flexibility as to crediting rates and policyholder dividend scales.
     The table below sets forth the sensitivity of profit and total equity to changes in interest rates. In calculating the sensitivity of debt instruments to changes in interest rates we have made assumptions about the corresponding impact on liabilities to policyholders. Assets held to support investment-linked contracts have been excluded on the basis that changes in fair value are generally borne by policyholders. Sensitivity analysis for assets held in participating funds has been calculated after allocation of returns to policyholders using the applicable minimum policyholders’ participation ratios set forth in note 2 to the Accountant’s Report set forth in Appendix I to this document. For the purpose of this illustration the impact of possible impairments of financial investments classified as available for sale which may arise in times of economic stress have been ignored, since default events reflect the characteristics of individual issuers. Because our accounting policies lock in interest rate assumptions on policy inception and our assumptions incorporate a provision for adverse deviations, the level of movement illustrated in this sensitivity analysis does not result in loss recognition and so there is no corresponding effect on liabilities of our investment-linked insurance products.

	30 November 2007		30 November 2008		30 November 2009		31 May 2010
		Impact on		Impact on		Impact on		Impact on
		total equity		total equity		total equity		total equity
	Impact on	(before the	Impact on	(before the	Impact on	(before the	Impact on	(before the
	profit before	effects of	profit before	effects of	profit before	effects of	profit before	effects of
	tax	taxation)	tax	taxation)	tax	taxation)	tax	taxation)
US$ millions
+50 basis points shift in yield curves	(45)	(1,130)	(53)	(1,096)	(64)	(1,492)	(73)	(1,643)
-50 basis points shift in yield curves	45	1,130	53	1,096	64	1,492	73	1,643

FINANCIAL INFORMATION
Foreign Exchange Rate Risk
     Foreign exchange rate risk arises from our operations in multiple jurisdictions in the Asia Pacific region. Foreign exchange rate risk associated with assets and liabilities denominated in non-functional currencies results in gains and losses being recognised in the income statement. Foreign exchange rate risk associated with the retranslation of the net assets of operations with non-U.S. dollar functional currencies results in gains or losses being recorded directly in total equity.
     We generally invest in assets denominated in currencies that match our liabilities to avoid currency mismatches. However, for yield enhancement and risk diversification purposes, our business units also invest, in some instances, in instruments in currencies that are different from the originating liabilities. These activities expose us to gains and losses arising from foreign exchange rate movements. Our business units monitor foreign currency exposures and where these are not consistent with our risk appetite, positions may be closed or hedging instruments may be purchased.

FINANCIAL INFORMATION
     The table below sets forth the sensitivity of our total equity to changes in foreign exchange rates applied to net foreign currency exposures after taking into account the effect of economic hedges of currency risk. While providing economic hedges that reduce our net exposure to foreign exchange rate risk, hedge accounting is not applied. Currencies for which net exposure is not significant are excluded from the analysis below. In compiling the table below, the impact of a 5% strengthening of original currency is stated relative to the functional currency of the relevant operation of the AIA Group. The impact of a 5% strengthening of the U.S. dollar is also stated relative to functional currency. Currency exposure reflects the net notional amount of currency derivative positions as well as net equity by currency.

	United	Hong
	States	Kong	Thai	Singapore	Malaysian	China	Korean
	Dollar	Dollar	Baht	Dollar	Ringgit	Renminbi	Won
	US$ millions
31 May 2010
Equity analysed by original currency	11,845	(260)	3,185	(1,747)	546	777	1,214
Net notional amounts of currency derivative positions	(3,723)	—	1,277	2,964	—	—	—

Currency exposure	8,122	(260)	4,462	1,217	546	777	1,214

5% strengthening of original currency
Impact on profit before tax	89	(59)	—	12	—	8	2

5% strengthening of the US dollar
Impact on total equity	(89)	(12)	(223)	(60)	(27)	(34)	(59)

30 November 2009
Equity analysed by original currency	11,824	(410)	2,448	(1,922)	563	704	924
Net notional amounts of currency derivative positions	(3,845)	—	1,256	3,031	—	—	100

Currency exposure	7,979	(410)	3,704	1,109	563	704	1,024

5% strengthening of original currency
Impact on profit before tax	103	(63)	1	11	1	9	2

5% strengthening of the US dollar
Impact on total equity	(103)	(9)	(184)	(54)	(28)	(30)	(50)

30 November 2008
Equity analysed by original currency	7,085	(502)	2,113	(1,887)	482	628	598
Net notional amounts of currency derivative positions	(3,316)	—	1,039	2,776	—	—	(96)

Currency exposure	3,769	(502)	3,152	889	482	628	502

5% strengthening of original currency
Impact on profit before tax	31	(66)	1	6	—	7	1

5% strengthening of the US dollar
Impact on total equity	(31)	(5)	(156)	(42)	(24)	(28)	(25)

30 November 2007
Equity analysed by original currency	11,387	(15)	2,141	(2,370)	318	355	831
Net notional amounts of currency derivative positions	(2,818)	—	686	2,728	—	—	—

Currency exposure	8,569	(15)	2,827	358	318	355	831

5% strengthening of original currency
Impact on profit before tax	128	(41)	(14)	8	2	8	8

5% strengthening of the US dollar
Impact on total equity	(128)	(9)	(141)	(16)	(15)	(14)	(35)

FINANCIAL INFORMATION
Equity Market Price Risk
     Equity market price risk arises from changes in the market value of equity securities and equity funds. With the exception of our holding of shares in AIG, a significant proportion of our equity instruments are either held to back investment-linked contracts, the investment risk in respect of which is generally borne by policyholders; or in respect of participating business, where investment risks are shared between the AIA Group and our policyholders. Equity securities form a relatively small portion of our overall non-linked investment portfolio (including participating funds).
     For the purpose of illustrating the sensitivity of profit and total equity to changes in equity prices, the impact of possible impairments of financial investments classified as available for sale which may arise in times of economic stress has been ignored and certain assumptions were made about the corresponding impact of asset valuations on liabilities to policyholders. Assets held to support investment-linked contracts have also been excluded on the basis that changes in fair value are wholly borne by policyholders of our investment-linked insurance products.

	30 November 2007		30 November 2008		30 November 2009		31 May 2010
		Impact on		Impact on		Impact on		Impact on
		total equity		total equity		total equity		total equity
	Impact on	(before the	Impact on	(before the	Impact on	(before the	Impact on	(before the
	profit before	effects of	profit before	effects of	profit before	effects of	profit before	effects of
	tax	taxation)	tax	taxation)	tax	taxation)	tax	taxation)
US$ millions
10 per cent increase in equity prices	464	716	204	214	308	314	402	409
10 per cent decrease in equity prices	(464)	(716)	(204)	(214)	(308)	(314)	(402)	(409)
NET TANGIBLE ASSETS
     The following statement shows the consolidated net tangible assets as of 31 May 2010 calculated from the equity attributable to shareholders of AIA Group Limited as extracted from the Accountant’s Report included in Appendix I to this document and adjusted to exclude intangible assets.

Consolidated net tangible assets attributable to the shareholders of AIA Group Limited as of 31 May 2010(1)	US$16,305 million

Net tangible asset value per Share(2)	US$1.35

(1)	Deferred acquisition and origination costs related to insurance and certain investment contracts are not deducted in the calculation of the above consolidated net tangible assets as they are considered to form an integral part of the measurement of such contracts.

(2)	The net tangible asset value per Share is calculated on the basis of 12,044 million shares issued and outstanding as of 31 May 2010.
     The above consolidated net tangible assets attributable to the shareholders of AIA Group Limited of US$16,305 million is computed on the basis of the consolidated net assets of the AIA Group attributable to the shareholders of AIA Group Limited of US$16,547 million as of 31 May 2010 less intangible assets of US$242 million as of 31 May 2010, as described in the consolidated statement of financial position, net of tax effects, amounts attributable to policyholders of participating funds and non-controlling interests related to the intangible assets.

FINANCIAL INFORMATION
DISCLOSURE REQUIRED UNDER THE LISTING RULES
     The Directors confirm that, as of the Latest Practicable Date, there were no circumstances that would give rise to a disclosure requirement under Rule 13.13 to Rule 13.19 of the Listing Rules.
WORKING CAPITAL
     The Directors are of the opinion that we have sufficient working capital for our present working capital requirements for the next 12 months following the date of this document.
DISCLAIMER
     Except as disclosed in “— Indebtedness” in this section, as of 31 August 2010, we did not have any outstanding mortgages, charges, pledges, debentures, loan capital, bank loans and overdrafts, debt securities or other similar indebtedness, finance leases or hire purchase commitments, acceptance liabilities or acceptance credits, guarantees or any other material contingent liabilities.
NO MATERIAL ADVERSE CHANGE
     The Directors believe that there has been no material adverse change in the financial or trading position of the AIA Group since 31 May 2010.
SHARE-BASED COMPENSATION
     The RSU Scheme and the Share Option Scheme were conditionally approved and adopted by our sole shareholder on 28 September 2010. For further information on these incentive schemes, see the sections headed “Restricted Share Unit Scheme” and “Share Option Scheme” in Appendix VII to this document. As we intend to grant equity based awards under these schemes to, among other things, encourage and retain our and our subsidiaries’ employees, officers and directors to make contributions to the long term growth and profits of the Company and our subsidiaries, we expect our share-based compensation expenses will increase in future periods.
     The Company will account for the RSU Awards under the RSU Scheme and the Options under the Share Option Scheme using the fair value based method of accounting (the ‘fair value method’). For the RSU Awards and the Options that are expected to be equity-settled, the fair value of the employee, director or officer services received in exchange for the grant of RSU Awards and/or Options is recognised as an expense in profit or loss over the vesting period, with a corresponding amount recorded in equity. The total amount to be expensed over the vesting and/or exercise period is determined by reference to the fair value of the RSU Awards and/or Options granted. Non-market vesting conditions (for example, profitability and premium income growth targets) are included in assumptions about the number of RSU Awards and/or Options that are expected to be granted or vest or become exercisable. At each period end, the Company will revise its estimates of the number of RSU Awards and/or Options that are expected to be granted or vest or become exercisable. We will recognise the impact of the revision to original estimates, if any, in profit or loss with a corresponding adjustment to equity. However, no subsequent adjustment to total equity is made after the vesting or exercise date. Where awards of share based payment arrangements vest or are exercisable in stages, each vesting or exercise tranche is recognised as a separate award, and therefore the fair value of each tranche is recognised over the applicable vesting or exercise period. As the fair value of the RSU Awards and Options which the Company will use under the RSU Scheme and the Share Option Scheme cannot be compared to those available in the market, the Company estimates the fair value using a binomial lattice model. This model requires inputs such as share price, implied volatility, risk free interest rate, expected dividend rate, and in respect of the Options under the Share Option Scheme, exercise price and the expected life of the Option. Where modification or

FINANCIAL INFORMATION
cancellation of an equity settled share based compensation plan occurs, the grant date fair value continues to be recognised, together with any incremental value arising on the date of modification if non-market conditions are met.
     For the RSU Awards and the Options that are expected to be cash-settled, the fair value of the employee, director or officer services received in exchange for the grant of RSU Awards and/or Options is recognised as an expense in profit or loss over the vesting or exercise period, with a corresponding amount recorded in liability. At each period end, the Company will revise its estimates of the number of RSU Awards and/or Options that are expected to be granted or vest or become exercisable. At the end of each reporting period, any unexercised or unvested Option or RSU Award is remeasured based on the change in fair value of the underlying asset and the liability and expense are adjusted accordingly. The fair value to be received by the employee, director or officer is based upon the fair value of the Shares.

EMBEDDED VALUE
     To enhance investors’ understanding of our economic value and profitability, we have disclosed information regarding our embedded value, as discussed below. These measures are determined on a discounted cash flow valuation using commonly applied actuarial methodologies. As a relatively recent development, alternative valuation methodologies and approaches have emerged. However, there is no single adopted standard for the form, determination or presentation of the embedded value of a life insurance company. We have also discussed the value of one year’s sales in respect of our new life insurance business. Because of the technical complexity involved in these calculations and the fact that these estimates vary materially with any change in key assumptions, you should read the following discussion as well as the Actuarial Consultants’ Report of Towers Watson set forth in Appendix III to this document in their entirety, interpret the embedded value results with special care, and seek the advice of experts familiar with the interpretation of embedded value results. See also the section headed “Forward Looking Statements” in this document.
     We report our results of operations in accordance with IFRS. See the Accountant’s Report set forth in Appendix I to this document. The embedded value method is a commonly adopted alternative method of measuring the value and profitability of a life insurance company. Embedded value is an actuarially determined estimate of the economic value of a life insurance business based on a particular set of assumptions as to future experience, excluding any economic value attributable to any future new business. In addition, the value of new business represents an actuarially determined estimate of the economic value arising from new life insurance business issued in the last 12 months.
     We believe that reporting our embedded value provides useful information to investors, in that it reports the value of shareholders’ interests in the earnings distributable from assets allocated to the business in-force after sufficient allowance for the aggregate risks in that business. In addition, the value of new business issued in a year provides useful information as to the value being created for investors by new business activity and hence the company’s ability to generate profitable new business in the future. Towers Watson, consulting actuaries, has prepared a report on its review of our embedded value as of 31 May 2010 and the value of new business in respect of new policies issued for the 12 months ended 31 May 2010 as calculated by us. A copy of Towers Watson’s review report is included in Appendix III to this document. This report does not constitute an audit opinion of the financial information used in the report. In its review of embedded value and the value of new business, Towers Watson has relied upon audited and unaudited information supplied by, or on behalf of, the Company for periods up to 31 May 2010 and on information from a range of public sources. Towers Watson’s review report provides further information regarding its use of, and reliance on, the data and information supplied to it.
     In Towers Watson’s review report, values have been shown under a range of assumptions, given the particular uncertainties associated with the future investment environment and other future operational uncertainties in relation to our portfolio of policies. We advise you to consider the range of values contained in Towers Watson’s review report in order to gain an understanding of the impact on those values arising from the use of alternative assumptions as to future investment and operational experience. Moreover, the values shown do not encompass the full range of potential outcomes.
     The embedded value results are not intended to represent an opinion of market value and should not be interpreted in that manner. Actual market value is determined by investors based on many factors. In particular, embedded value does not include the potential contribution arising from future new business which will depend on, among other things, the prospects of the Asia Pacific life insurance market, our future position in this market and the profitability of future new business.
     The embedded value results are presented as of 31 May 2010 and are based on a series of assumptions as to the future. It should be recognised that actual future results may vary from those shown, on account of changes in the operating and economic environments and natural variations in experience and such differences may be material. No warranty is given that future experience will be in line with the assumptions made.

FUTURE PLANS
FUTURE PLANS
     See the section headed “Business” in this document for a detailed description of our future plans.

APPENDIX I	ACCOUNTANT’S REPORT
     The following is the text of a report received from the Company’s reporting accountant, PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, for the purpose of incorporation in this document.
[Date] 2010
The Directors AIA
Group Limited
Dear Sirs,
     We report on the financial information (the “Financial Information”) of AIA Group Limited (the “Company”) and its subsidiaries (together, the “Group”) which comprises the consolidated statements of financial position as at November 30, 2007, 2008 and 2009 and May 31, 2010, the statements of financial position of the Company as at November 30, 2009 and May 31, 2010, and the consolidated income statements, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated cash flow statements for each of the years ended November 30, 2007, 2008 and 2009 and the six months ended May 31, 2010 (the “Relevant Periods”), and a summary of significant accounting policies and other explanatory notes. This financial information has been prepared by the directors of the Company and is set out in Sections I to III below for inclusion in Appendix I to this document (the “Document”).
     The Company was incorporated in Hong Kong on August 24, 2009 as a limited liability company. Pursuant to a group reorganisation as described in Note 1 of Section II headed “Corporate information and group reorganisation” below, which was completed on November 30, 2009, the Company became the holding company of the subsidiaries now comprising the Group (the “Reorganisation”).
     As at the date of this report, the Company has direct and indirect interests in the principal subsidiaries, joint ventures and associated companies as set out in Notes 15 and 43 of Section II below. All of these companies are not listed.
     The directors of the Company have prepared consolidated financial statements of the Company for the Relevant Periods, in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board and Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”) (the “Underlying Financial Statements”). We have audited the Underlying Financial Statements in accordance with Hong Kong Standards on Auditing (the “HKSA”) issued by the HKICPA pursuant to separate terms of engagement with the Company.

APPENDIX I	ACCOUNTANT’S REPORT
     The financial information has been prepared based on the Underlying Financial Statements with no adjustment made thereon.
Directors’ responsibility for the financial information
     The directors of the Company are responsible for the preparation and the true and fair presentation of the financial information in accordance with IFRSs and HKFRSs. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the financial information that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
Reporting accountant’s responsibility
     Our responsibility is to express an opinion on the financial information and to report our opinion to you. We carried out our procedures in accordance with the Auditing Guideline 3.340 “Prospectuses and the Reporting Accountant” issued by the HKICPA.
Opinion
     In our opinion, the financial information gives, for the purposes of the Document, a true and fair view of the state of affairs of the Company as at November 30, 2009 and May 31, 2010 and of the state of affairs of the Group as at November 30, 2007, 2008 and 2009 and May 31, 2010 and of the Group’s results and cash flows for each of the Relevant Periods then ended.
Review of stub period comparative financial information
     We have reviewed the stub period comparative financial information set out in Sections I to III below included in Appendix I of the Document which comprises the consolidated income statements, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated cash flow statements for the six months ended May 31, 2009 and a summary of significant accounting policies and other explanatory notes (the “Stub Period Comparative Financial Information”).
     The directors are responsible for the preparation and presentation of the Stub Period Comparative Financial Information in accordance with the accounting policies set out in Note 2 of Section II below which are in conformity with IFRSs and HKFRSs.
     Our responsibility is to express a conclusion on the Stub Period Comparative Financial Information based on our review. We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the HKICPA. A review consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope that an audit conducted in accordance with HKSA and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
     Based on our review, nothing has come to our attention that causes us to believe that the Stub Period Comparative Financial Information, for the purpose of the Document, has not been prepared, in all material respects, in accordance with the accounting policies set out in Note 2 of Section II below which are in conformity with IFRSs and HKFRSs.

APPENDIX I	ACCOUNTANT’S REPORT
I. FINANCIAL INFORMATION
1. Consolidated Income Statement

					Six months	Six months
		Year ended	Year ended	Year ended	ended	ended
		30 November	30 November	30 November	31 May	31 May
		2007	2008	2009	2009	2010
	Notes				unaudited
				US$m
Revenue
Turnover
Premiums and fee income		9,573	10,674	10,433	4,879	5,339
Premiums ceded to reinsurers		(833)	(392)	(331)	(143)	(226)

Net premiums and fee income		8,740	10,282	10,102	4,736	5,113
Investment return	8	6,409	(6,998)	8,843	4,414	2,053
Other operating revenue	8	77	526	71	26	37

Total revenue		15,226	3,810	19,016	9,176	7,203

Expenses
Insurance and investment contract benefits		11,016	1,457	13,814	6,582	4,677
Insurance and investment contract benefits ceded		(653)	(248)	(251)	(115)	(163)

Net insurance and investment contract benefits		10,363	1,209	13,563	6,467	4,514
Commission and other acquisition expenses		947	1,563	1,648	731	660
Operating expenses		962	1,089	981	467	525
Restructuring and separation costs		—	10	89	25	18
Investment management expenses		92	103	89	41	48
Finance costs		203	159	50	32	4
Change in third party interests in consolidated investment funds		80	(319)	164	132	(12)

Total expenses	9	12,647	3,814	16,584	7,895	5,757

Profit/(loss) before share of loss from associates		2,579	(4)	2,432	1,281	1,446
Share of loss from associates		—	(28)	(21)	(13)	(8)

Profit/(loss) before tax		2,579	(32)	2,411	1,268	1,438

Income tax (expense)/credit attributable to policyholders’ returns		(70)	90	(137)	(46)	(70)

Profit/(loss) before tax attributable to shareholders’ profits		2,509	58	2,274	1,222	1,368

Tax (expense)/credit	10	(651)	445	(654)	(305)	(376)
Less: tax attributable to policyholders’ returns		70	(90)	137	46	70
Tax (expense)/credit attributable to shareholders’ profits		(581)	355	(517)	(259)	(306)

Net profit		1,928	413	1,757	963	1,062

Net profit attributable to:
Shareholders of AIA Group Limited		1,914	408	1,754	966	1,057
Non-controlling interests		14	5	3	(3)	5

Earnings per share (US$)
Basic and diluted	12	0.16	0.03	0.15	0.08	0.09

APPENDIX I	ACCOUNTANT’S REPORT
2. Consolidated Statement of Comprehensive Income

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
			US$m
Net profit	1,928	413	1,757	963	1,062
Fair value gains/(losses) on available for sale financial assets (net of tax of: for the year ended 30 November 2007: US$181m; for the year ended 30 November 2008: US$(22)m; for the year ended 30 November 2009: US$(139)m; six month period ended 31 May 2009 (unaudited): US$(98)m; six month period ended 31 May 2010: US$(210)m)	(1,233)	(4,801)	2,915	1,090	619
Fair value (gains)/losses on available for sale financial assets transferred to income on disposal and impairment (net of tax of: for the year ended 30 November 2007: US$nil; for the year ended 30 November 2008: US$10m; for the year ended 30 November 2009: US$6m; six month period ended 31 May 2009 (unaudited): US$1m; six month period ended 31 May 2010: US$nil)	(1)	222	223	43	(53)

Foreign currency translation adjustments	344	(796)	764	424	18

Other comprehensive income	(890)	(5,375)	3,902	1,557	584

Total comprehensive income	1,038	(4,962)	5,659	2,520	1,646

Total comprehensive income attributable to:
Shareholders of AIA Group Limited	1,021	(4,922)	5,611	2,487	1,640
Non-controlling interests	17	(40)	48	33	6

APPENDIX I	ACCOUNTANT’S REPORT
3. Consolidated Statement of Financial Position

		30 November	30 November	30 November	31 May
		2007	2008	2009	2010
	Notes	US$m
Assets
Intangible assets	14	200	232	233	242
Investments in associates	15	63	47	53	63
Property, plant and equipment	16	352	332	326	303
Investment property	17, 18	190	217	244	247
Reinsurance assets	19	2,668	147	284	458
Deferred acquisition and origination costs	20	10,044	10,047	10,976	11,227
Financial investments:	21, 23
Loans and receivables		5,665	4,002	4,648	4,564
Available for sale
Debt securities		30,955	29,934	37,722	40,853
Equity securities—shares in AIG		2,520	87	62	77
At fair value through profit or loss
Debt securities		13,449	12,389	14,479	14,981
Equity securities		17,619	8,660	16,116	17,317
Derivative financial instruments	22	422	252	453	521

		70,630	55,324	73,480	78,313
Other assets	24	1,462	1,499	1,600	1,663
Cash and cash equivalents	25	2,583	4,164	3,405	3,222
Assets of disposal groups held for sale	11	—	—	58	—

Total assets		88,192	72,009	90,659	95,738

Liabilities
Insurance contract liabilities	26	57,161	52,158	63,255	65,781
Investment contract liabilities	27	6,505	4,898	7,780	8,012
Borrowings	29	1,461	661	688	682
Obligations under securities lending and repurchase agreements	30	5,395	2,718	284	670
Derivative financial instruments	22	47	138	71	40
Provisions	32	142	166	280	188
Deferred tax liabilities	10	1,427	547	1,087	1,373
Current tax liabilities		269	218	185	302
Other liabilities	33	2,294	1,587	2,012	2,083
Liabilities of disposal groups held for sale	11	—	—	58	—

Total liabilities		74,701	63,091	75,700	79,131

Equity
Issued share capital and shares yet to be issued	34	12,000	12,000	12,044	12,044
Share premium	34	1,914	1,914	1,914	1,914
Other reserves		(13,215)	(12,480)	(12,110)	(12,111)
Retained earnings		9,431	9,494	11,223	12,280
Fair value reserve		2,969	(1,565)	1,528	2,092
Foreign currency translation reserve		341	(455)	309	328

Amounts reflected in other comprehensive income		3,310	(2,020)	1,837	2,420

Total equity attributable to:
Shareholders of AIA Group Limited		13,440	8,908	14,908	16,547
Non-controlling interests	35	51	10	51	60

Total equity		13,491	8,918	14,959	16,607

Total liabilities and equity		88,192	72,009	90,659	95,738

APPENDIX I	ACCOUNTANT’S REPORT
4. Consolidated Statement of Changes in Equity

		Issued share
		capital,
		shares yet to				Foreign
		be issued				currency
		and share	Other	Retained	Fair value	translation	Non-controlling	Total
		premium	reserves	earnings	reserve	reserve	interests	Equity
	Notes				US$m
Balance at 1 December 2006		13,914	(13,376)	7,810	4,194	—	77	12,619
Net profit		—	—	1,914	—	—	14	1,928
Fair value losses on available for sale financial assets		—	—	—	(1,236)	—	3	(1,233)
Fair value gains on available for sale financial assets transferred to income on disposal and impairment		—	—	—	(1)	—	—	(1)
Foreign currency translation adjustments		—	—	—	—	344	—	344
Capital contributions		—	164	—	—	—	—	164
Dividends	13	—	—	(259)	—	—	(2)	(261)
Acquisition of non-controlling interest		—	—	(34)	12	(3)	(41)	(66)
Share based compensation		—	(3)	—	—	—	—	(3)

Balance at 30 November 2007		13,914	(13,215)	9,431	2,969	341	51	13,491

Net profit		—	—	408	—	—	5	413
Fair value losses on available for sale financial assets		—	—	—	(4,756)	—	(45)	(4,801)
Fair value losses on available for sale financial assets transferred to income on disposal and impairment		—	—	—	222	—	—	222
Foreign currency translation adjustments		—	—	—	—	(796)	—	(796)
Capital contributions		—	731	—	—	—	—	731
Dividends	13	—	—	(345)	—	—	(1)	(346)
Share based compensation		—	4	—	—	—	—	4

Balance at 30 November 2008		13,914	(12,480)	9,494	(1,565)	(455)	10	8,918

Net profit		—	—	1,754	—	—	3	1,757
Fair value gains on available for sale financial assets		—	—	—	2,870	—	45	2,915
Fair value losses on available for sale financial assets transferred to income on disposal and impairment		—	—	—	223	—	—	223
Foreign currency translation adjustments		—	—	—	—	764	—	764
Capital contributions		44	364	—	—	—	—	408
Dividends	13	—	—	(25)	—	—	—	(25)
Acquisition of subsidiary		—	—	—	—	—	44	44
Disposal of subsidiary		—	—	—	—	—	(51)	(51)
Share based compensation		—	6	—	—	—	—	6

Balance at 30 November 2009		13,958	(12,110)	11,223	1,528	309	51	14,959

APPENDIX I	ACCOUNTANT’S REPORT
4. Consolidated Statement of Changes in Equity (Continued)

		Issued share
		capital,
		shares yet to				Foreign
		be issued				currency
		and share	Other	Retained	Fair value	translation	Non-controlling	Total
		premium	reserves	earnings	reserve	reserve	interests	Equity
	Notes				US$m
Six months ended 31 May 2009 (unaudited)
Balance at 1 December 2008		13,914	(12,480)	9,494	(1,565)	(455)	10	8,918
Net profit		—	—	966	—	—	(3)	963
Fair value gains on available for sale financial assets		—	—	—	1,054	—	36	1,090
Fair value losses on available for sale financial assets transferred to income on disposal and impairment		—	—	—	43	—	—	43
Foreign currency translation adjustments		—	—	—	—	424	—	424
Capital contributions		—	49	—	—	—	—	49
Dividends	13	—	—	—	—	—	—	—
Acquisition of subsidiary		—	—	—	—	—	3	3
Share based compensation		—	5	—	—	—	—	5

Balance at 31 May 2009		13,914	(12,426)	10,460	(468)	(31)	46	11,495

Balance at 1 December 2009		13,958	(12,110)	11,223	1,528	309	51	14,959

Net profit		—	—	1,057	—	—	5	1,062
Fair value gains on available for sale financial assets		—	—	—	617	—	2	619
Fair value losses on available for sale financial assets transferred to income on disposal and impairment		—	—	—	(53)	—	—	(53)
Foreign currency translation adjustments		—	—	—	—	19	(1)	18
Dividends	13	—	—	—	—	—	—	—
Acquisition of subsidiary		—	—	—	—	—	3	3
Share based compensation		—	(1)	—	—	—	—	(1)

Balance at 31 May 2010		13,958	(12,111)	12,280	2,092	328	60	16,607

APPENDIX I	ACCOUNTANT’S REPORT
5. Consolidated Statement of Cash Flows
     Cash flows presented in this statement cover all the Group’s activities and include flows from both investment-linked contracts and participating funds, and shareholder activities.

					Six months	Six months
		Year ended	Year ended	Year ended	ended	ended
		30 November	30 November	30 November	31 May	31 May
		2007	2008	2009	2009	2010
	Notes				unaudited
				US$m
Cash flows from operating activities
Profit/(loss) before tax		2,579	(32)	2,411	1,268	1,438
Gain on reinsurance recapture		—	(447)	—	—	—
Financial instruments	21	(11,934)	10,054	(11,044)	(5,286)	(4,072)
Insurance and investment contract liabilities	26	9,572	(2,974)	10,132	4,772	2,522
Obligations under securities lending and repurchase agreements	30	1,609	(3,162)	(2,505)	(324)	382
Other non-cash operating items, including investment income		(2,190)	(3,709)	(2,619)	(1,128)	(1,807)
Operating cash items:
Interest received		2,462	2,933	2,798	1,351	1,489
Dividends received		185	201	147	70	114
Interest paid		(203)	(159)	(50)	(4)	(4)
Tax paid		(446)	(418)	(371)	(173)	(177)

Net cash provided by/(used in) operating activities		1,634	2,287	(1,101)	546	(115)

Cash flows from investing activities
Payments for investments in associates	15	(8)	(48)	(24)	(17)	(14)
Disposals of investments in associates	15	217	17	1	—	—
Acquisitions of subsidiaries, net of cash acquired	4	(207)	—	(28)	—	(15)
Disposal of a subsidiary, net of cash disposed		—	—	(2)	—	—
Payments for investment property and property, plant and equipment	16, 17	(61)	(114)	(39)	(34)	(20)
Proceeds from sale of investment property and property, plant and equipment		9	15	8	5	—
Payments for intangible assets	14	(22)	(38)	(36)	(5)	(9)
Proceeds from sale of intangible assets		—	—	22	19	—

Net cash used in investing activities		(72)	(168)	(98)	(32)	(58)

Cash flows from financing activities
Dividends paid during the year	13	(261)	(346)	(25)	—	—
Proceeds from borrowings	29	101	50	21	6	62
Repayment of borrowings	29	—	(849)	(49)	(11)	(69)
Purchase of non-controlling interest		(66)	—	—	—	—
Capital contributions		164	731	401	49	—

Net cash (used in)/provided by financing activities		(62)	(414)	348	44	(7)

Net increase/(decrease) in cash held		1,500	1,705	(851)	558	(180)
Cash and cash equivalents at beginning of the financial period		1,035	2,583	4,164	4,164	3,405
Effect of exchange rate changes on cash		48	(124)	92	63	(3)

Cash and cash equivalents at the end of the financial period	25	2,583	4,164	3,405	4,785	3,222

APPENDIX I	ACCOUNTANT’S REPORT
II. NOTES TO THE FINANCIAL INFORMATION
1. Corporate information and group reorganisation
     AIA Group Limited (‘the Company’) was established as a company with limited liability incorporated in Hong Kong on 24 August 2009. The address of its registered office is 35/F, AIA Central, 1 Connaught Road, Central, Hong Kong.
     AIA Group Limited and its subsidiaries (collectively ‘the AIA Group’ or ‘the Group’) is a life insurance based financial services provider operating in 15 jurisdictions throughout the Asia Pacific region. The Group’s principal activity is the writing of life insurance business, providing life, pensions and accident and health insurance throughout Asia, and distributing related investment and other financial services products to its customers.
     The AIA Group was formed following several steps in the reorganisation of the Asia Pacific life insurance operations of American International Group, Inc. (‘AIG’). These included the reorganisation steps required under the purchase agreement dated 25 June 2009 among AIG, American International Reinsurance Company, Ltd (‘AIRCO’), the Company’s immediate parent company prior to the completion of the reorganisation and a fellow subsidiary of AIG, and the Federal Reserve Bank of New York (the ‘FRBNY’) (‘the FRBNY Agreement’) under which AIG agreed to contribute the equity of American International Assurance Company, Limited (‘AIA’) to a special purpose vehicle, AIA Aurora LLC, the details of which are set out in Note 44, Immediate and ultimate controlling party. The main steps in the reorganisation are summarised as follows:
•	on 19 February 2009, AIA entered into a series of agreements with AIRCO in respect of the transfer of American International Assurance Company (Bermuda) Limited (‘AIA-B’), AIA Australia Limited (previously known as American International Assurance Company (Australia) Limited) and AIA Pension and Trustee Co. Ltd (including, as of the transaction date, all of their subsidiaries, joint ventures and associates, and other investments) to AIA. These transactions completed on 28 February 2009;

•	on 1 June 2009, American Life Insurance Company (‘ALICO’), a fellow subsidiary of AIG, transferred its Taiwan branch together with the branch’s life insurance and related business to AIA-B;

•	on 13 August 2009, AIA-B entered into an agreement with AIG in respect of the transfer of AIG Global Investment Corporation (Asia) Limited to AIG. This transaction completed on 25 November 2009;

•	on 24 August 2009, AIA entered into an agreement with AIG and ALICO in respect of the transfer of The Philippine American Life and General Insurance Company (‘Philam’) (including, as of the date of acquisition, all of its subsidiaries, joint ventures and associates, and other investments) to AIA. Philam’s shares were transferred to AIA in exchange for a promissory note issued by AIA, with a principal amount of US$586m (‘the AIA promissory note’). The AIA promissory note was transferred by AIG and ALICO to AIA’s then immediate parent company, AIRCO, which contributed the AIA promissory note to AIA in exchange for shares in AIA, following which the AIA promissory note was extinguished. This transaction completed on 3 November 2009.

•	on 24 August 2009, AIA Group Limited was formed by AIA Aurora LLC pursuant to the terms of the FRBNY Agreement;

•	on 23 September 2009, TH Central Holdings Limited, a wholly-owned subsidiary of AIA, entered into an agreement with AIRCO to acquire certain ownership interests in fellow subsidiaries of AIG. These entities perform service functions and hold property in Thailand. These transactions completed on 15 October 2009.

APPENDIX I	ACCOUNTANT’S REPORT
•	on 27 November 2009, AIA Group Limited entered into an agreement with AIG and AIRCO, which completed on 30 November 2009, in respect of the transfer of AIA (including, as of the transaction date, all of its subsidiaries, joint ventures and associates, and other investments) to AIA Group Limited. AIRCO transferred AIA to AIA Group Limited in exchange for a promissory note issued by AIA Group Limited, with a principal amount of US$13,964m (‘the AIG Group promissory note’). AIRCO transferred the AIA Group promissory note to AIA Aurora LLC, which contributed the note to AIA Group Limited in exchange for shares (comprising issued share capital of US$12,000m and share premium of US$1,914m) and a further US$50m promissory note from AIA Group Limited, upon receipt of which the first AIA Group promissory note was extinguished.
     The group reorganisation and business combinations arising from transfers of interests in entities that are under the common control of AIG throughout all periods presented in the Financial Information, have been accounted for as if they had occurred at the beginning of the earliest period presented. The components of equity of the acquired entities are added to the same components within consolidated equity, except that any share capital of the acquired entities is recognised as part of other reserves.
     Accordingly, the Financial Information presents the results of operations of the Group as if it had been in existence throughout the period from 1 December 2006 to date. All entities now comprising the Group, including joint ventures and associates, have adopted 30 November as their financial year end date for AIA Group reporting purposes.
2. Significant accounting policies
2.1 Basis of preparation and statement of compliance
     The Financial Information has been prepared in accordance with IFRS and HKFRS. HKFRS is substantially consistent with IFRS and the accounting policy selections that the Group has made in preparing the Financial Information are such that the Group is able to comply with both IFRS and HKFRS. References to IFRS, IAS and IFRIC in the Financial Information should be read as referring to the equivalent HKFRS, HKAS and HKFRIC as the case may be. Accordingly, there are no differences of accounting practice between IFRS and HKFRS affecting the Financial Information.
     The Financial Information has been prepared using the historical cost convention, as modified by the revaluation of available for sale financial assets, certain financial assets and liabilities designated at fair value through profit or loss and derivative financial instruments, all of which are carried at fair value.
     The Group has applied all IFRS standards and interpretations effective for accounting periods starting on or after 1 December 2009 consistently from the date of transition to IFRS and HKFRS on 1 December 2006, except that:
•	Revised IFRS 3, Business Combinations, which became effective for the Group in the period ended 31 May 2010, has been adopted from 1 December 2009 without restatement of previously completed transactions

•	Amendment to IAS 27, Consolidated and Separate Financial Statements, which became effective for the Group in the period ended 31 May 2010, has been adopted prospectively for transactions with non-controlling interests from 1 December 2009. Other changes arising from the amendment to IAS 27, which for the Group are limited to presentation and disclosure matters, have been reflected retrospectively in the Financial Information

APPENDIX I	ACCOUNTANT’S REPORT
     The following standard which is not effective for the period ended 31 May 2010 has not been adopted in the Financial Information:
•	IFRS 9, Financial Instruments.
     The following new interpretations have not been applied because they have no material impact for the Group:
•	IFRIC 15, Agreements for the Construction of Real Estate;

•	IFRIC 17, Distributions of Non-cash Assets to Owners; and

•	IFRIC 19, Extinguishing Financial Liabilities with Equity Instruments.
     The following amendments to standards have no material impact for the Group:
•	Amendments to IAS 24, Related Party Disclosure: Revised definition of Related Parties;

•	Amendments to IFRS 2, Share Based Payments, Vesting Conditions and Cancellations;

•	Amendments to IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations: Disclosures of non-current assets (or disposal groups) classified as held for sale or discontinued operations;

•	Amendments to IAS 32, Financial Instruments: Presentation and IAS 1, Presentation of Financial Instruments, Puttable Financial Instruments and Obligations Arising on Liquidations;

•	Amendments to IAS 39, Financial Instruments: Recognition and Measurement, Eligible Hedged Items (see note 2.6.4);

•	Amendments to IAS 7, Statement of Cash Flows: Classification of expenditure on unrecognised assets;

•	Amendments to IAS 17, Leases: Classification of leases of land and buildings;

•	Amendments to IAS 36, Impairment of Assets: Unit of accounting for goodwill impairment test;

•	Amendments to IFRS 3, Business Combinations, Transition requirements for contingent consideration from a business combination that occurred before the effective date of the revised IFRS, Measurement of non-controlling interests, Un-replaced and voluntarily replaced share-based payment awards;

•	Amendment to IFRS 7, Financial Instruments: Disclosures, Clarification of disclosures;

•	Amendment to IAS 1, Presentation of Financial Statements, Clarification of statement of changes in equity;

•	Amendment to IAS 27, Consolidated and Separate Financial Statements, Transition requirements for amendments arising as a result of IAS 27; and

•	Amendment to IFRIC 13, Customer Loyalty Programmes, Fair value of award credits.
     Items included in the Financial Information of each of the Group’s entities are measured in the currency of the primary economic environment in which that entity operates (the functional currency). The Financial Information is presented in millions of US Dollars (US$m) unless otherwise stated, which is the Company’s functional currency, and the presentation currency of the Group.

APPENDIX I	ACCOUNTANT’S REPORT
     The significant accounting policies adopted in the preparation of the Financial Information are set out below. These policies have been applied consistently in all periods presented.
2.2 Operating profit
     The long term nature of much of the Group’s operations means that, for management’s decision making and internal performance management purposes, the Group evaluates its results and its operating segments using a financial performance measure referred to as ‘operating profit’. The Group defines operating profit before and after tax respectively as profit excluding the following non-operating items:
•	investment experience (which consists of realised gains and losses, foreign exchange gains and losses, impairments and unrealised gains and losses on investments held at fair value through profit or loss);

•	investment income related to investment-linked contracts (consisting of dividends, interest income and rent income);

•	investment management expenses related to investment-linked contracts;

•	corresponding changes in insurance and investment contract liabilities in respect of investment-linked contracts and participating funds (see note 2.3) and changes in third party interests in consolidated investment funds resulting from the above Policyholders’ share of tax relating to changes in insurance and investment contract liabilities; and

•	other significant items that management considers to be non-operating income and expenses.
     Whilst these excluded non-operating items are significant components of the Group’s profit, the Group considers that the presentation of operating profit enhances the understanding and comparability of its performance and that of its operating segments. The Group considers that trends can be more clearly identified without the fluctuating effects of these non-operating items, many of which are largely dependent on market factors.
     Operating profit is provided as additional information to assist in the comparison of business trends in different reporting periods on a consistent basis and enhance overall understanding of financial performance.
2.3 Critical accounting policies and the use of estimates
Critical accounting policies
     The preparation of Financial Information requires the Group to select accounting policies and make estimates and assumptions that affect items reported in the consolidated income statement, consolidated statement of financial position, other primary statements and notes to the Financial Information. The Group considers its critical accounting policies to be those where a diverse range of accounting treatments is permitted by IFRS and significant judgments and estimates are required.
Product classification
     IFRS 4, Insurance Contracts, requires contracts written by insurers to be classified either as insurance contracts or investment contracts, depending on the level of insurance risk. Insurance

APPENDIX I	ACCOUNTANT’S REPORT
contracts are those contracts that transfer significant insurance risk, while investment contracts are those contracts without significant insurance risk. Some insurance and investment contracts, referred to as participating business, have discretionary participation features, or DPF, which may entitle the customer to receive, as a supplement to guaranteed benefits, additional non-guaranteed benefits, such as policyholder dividends or bonuses. The Group applies the same accounting policies for the recognition and measurement of obligations arising from investment contracts with DPF as it does for insurance contracts.
     Accordingly, the Group performs a product classification exercise covering its portfolio of contracts to determine the classification of contracts to these categories. Product classification requires the exercise of significant judgment to determine whether there is a scenario (other than those lacking commercial substance) in which an insured event would require the Group to pay significant additional benefits to its customers. In the event the Group has to pay significant additional benefits to its customers, the contract is accounted for as an insurance contract. For investment contracts that do not contain DPF, IAS 39, Financial Instruments: Measurement and Recognition, and, if the contract includes an investment management element, IAS 18, Revenue Recognition, are applied. IFRS 4 permits the continued use of previously applied accounting policies for insurance contracts and investment contracts with DPF, and this basis has been adopted by the Group in accounting for such contracts.
     The judgments exercised in determining the level of insurance risk deemed to be significant in product classification affect the amounts recognised in the Financial Information as insurance and investment contract liabilities and deferred acquisition and origination costs.
Insurance contract liabilities (including liabilities in respect of investment contracts with DPF)
     IFRS 4 permits a wide range of accounting treatments to be adopted for the recognition and measurement of insurance contract liabilities, including liabilities in respect of insurance and investment contracts with DPF. The Group calculates insurance contract liabilities for traditional life insurance using a net level premium valuation method, whereby the liability represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. This method uses best estimate assumptions adjusted for a provision for the risk of adverse deviation for mortality, morbidity, expected investment yields, policyholder dividends (for other participating business), surrenders and expenses set at the policy inception date. These assumptions remain locked in thereafter, unless a deficiency arises on liability adequacy testing. Interest rate assumptions can vary by geographical market, year of issuance and product. Mortality, surrender and expense assumptions are based on actual experience by each geographical market, modified to allow for variations in policy form. The Group exercises significant judgment in making appropriate assumptions.
     For contracts with an explicit account balance, such as universal life and investment-linked contracts, insurance contract liabilities represent the accumulation value, which represents premiums received and investment returns credited to the policy less deductions for mortality and morbidity costs and expense charges. Significant judgment is exercised in making appropriate estimates of gross profits, which are also regularly reviewed by the Group.
     Participating business, consisting of contracts with DPF, is distinct from other insurance and investment contracts as the Group has discretion as to either the amount or the timing of the benefits declared. In some geographical markets, participating business is written in a participating fund which is distinct from the other assets of the operating unit or branch. The allocation of benefits from the assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by applicable regulations. The extent of such policyholder participation may change over time.

APPENDIX I	ACCOUNTANT’S REPORT
     The Group accounts for insurance contract liabilities for participating business written in participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating fund that would be allocated to policyholders assuming all relevant surplus at the date of the consolidated statement of financial position were to be declared as a policyholder dividend based upon applicable regulations. Establishing these liabilities requires the exercise of significant judgment. In addition, the assumption that all relevant performance is declared as a policyholder dividend may not be borne out in practice. The Group accounts for other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation, less estimated future net premiums to be collected from policyholders.
     The judgments exercised in the valuation of insurance contract liabilities (including contracts with DPF) affect the amounts recognised in the Financial Information as insurance contract benefits and insurance contract liabilities.
Deferred policy acquisition and origination costs
     The costs of acquiring new insurance contracts, including commission, underwriting and other policy issue expenses which vary with and are primarily related to the production of new business or renewal of existing business, are deferred as an asset. Deferred acquisition costs are assessed for recoverability in the year of policy issue to ensure that these costs are recoverable out of the estimated future margins to be earned on the policy. Deferred acquisition costs are assessed for recoverability at least annually thereafter. Future investment income is also taken into account in assessing recoverability. To the extent that acquisition costs are not considered to be recoverable at inception or thereafter, these costs are expensed in the consolidated income statement.
     Deferred acquisition costs for traditional life insurance and annuity policies are amortised over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are applied consistently throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing.
     Deferred acquisition costs for universal life and investment-linked contracts are amortised over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realised over the life of the contract or on a straight-line basis. Estimated gross profits include expected amounts for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. The interest rate used to compute the present value of estimates of expected gross profits is based on the Group’s estimate of the investment performance of the assets held to match these liabilities. Estimates of gross profits are revised regularly. Deviations of actual results from estimated experience are reflected in earnings. The expensing of acquisition costs is accelerated following adverse investment performance. Likewise, in periods of favourable investment performance, previously expensed acquisition costs are reversed, not exceeding the amount initially deferred.
     The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortised over the period that investment management service provided. Such deferred origination costs are tested for recoverability at each reporting date. The costs of acquiring investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortised cost of the related investment contract liabilities.
     The judgments exercised in the deferral and amortisation of acquisition and origination costs affect amounts recognised in the Financial Information as deferred acquisition and origination costs and insurance and investment contract benefits.

APPENDIX I	ACCOUNTANT’S REPORT
Liability adequacy testing
     The Group evaluates the adequacy of its insurance and investment contract liabilities at least annually. Liability adequacy is assessed by portfolio of contracts in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts. The Group performs liability adequacy testing separately for each geographical market in which it operates.
     For traditional life insurance contracts, insurance contract liabilities, reduced by deferred acquisition costs and value of business acquired on acquired insurance contracts are compared with the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortised balance of deferred acquisition costs and value of business acquired on acquired insurance contracts are written down to the extent of the deficiency. If, after writing down deferred acquisition costs for the specific portfolio of contracts to nil, a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
     For universal life and investment contracts, deferred acquisition costs, net of unearned revenue liabilities, are compared to estimated gross profits. If a deficiency exists, deferred acquisition costs are written down.
     Significant judgment is exercised in determining the level of aggregation at which liability adequacy testing is performed and in selecting best estimate assumptions. The judgments exercised in liability adequacy testing affect amounts recognised in the Financial Information as commission and other acquisition expenses, deferred acquisition costs and insurance contract benefits and insurance and investment contract liabilities.
Financial assets at fair value through profit or loss
     The Group designates financial assets at fair value through profit or loss if this eliminates or reduces an accounting mismatch between the recognition and measurement of its assets and liabilities, or if the related assets and liabilities are actively managed on a fair value basis. This is the case for:
•	financial assets held to back investment-linked contracts and held by participating funds;

•	financial assets managed on a fair value basis; and

•	compound instruments containing an embedded derivative which would otherwise require bifurcation.
Available for sale financial assets
     The available for sale category of financial assets is used where the relevant investments are not managed on a fair value basis. These assets principally consist of the Group’s holding of shares of AIG and the Group’s portfolio of debt securities (other than those backing participating fund liabilities and investment-linked contracts). Available for sale financial assets are initially recognised at fair value plus attributable transaction costs and are subsequently measured at fair value. Changes in the fair value of available for sale securities, except for impairment losses and foreign exchange gains and losses on monetary items, are recorded in a separate fair value reserve within total equity, until such securities are disposed of.
     The classification and designation of financial assets, either as at fair value through profit or loss, or as available for sale, determines whether movements in fair value are reflected in the consolidated income statement or in the consolidated statement of comprehensive income respectively.

APPENDIX I	ACCOUNTANT’S REPORT
Fair values of financial assets
     The Group determines the fair values of financial assets traded in active markets using quoted bid prices as of each reporting date. The fair values of financial assets that are not traded in active markets are typically determined using a variety of other valuation techniques, such as prices observed in recent transactions and values obtained from current bid prices of comparable investments. More judgment is used in measuring the fair value of financial assets for which market observable prices are not available or are available only infrequently.
     Changes in the fair value of financial assets held by the Group’s participating funds affect not only the value of financial assets, but are also reflected in corresponding movements in insurance and investment contract liabilities. This is due to an insurance liability being recorded for the proportion of the net assets of the participating funds that would be allocated to policyholders if all relevant surplus at the date of the consolidated statement of financial position were to be declared as a policyholder dividend based on current local regulations. Both of the foregoing changes are reflected in the consolidated income statement.
     Changes in the fair value of financial assets held to back the Group’s investment-linked contracts result in a corresponding change in insurance and investment contract liabilities. Both of the foregoing changes are also reflected in the consolidated income statement.
Impairment of financial assets
     Financial assets, other than those at fair value through profit or loss, are assessed for impairment regularly. This requires the exercise of significant judgment. A financial investment is impaired if its carrying value exceeds the estimated recoverable amount and there is objective evidence of impairment to the investment.
Use of estimates
     All estimates are based on management’s knowledge of current facts and circumstances, assumptions based on that knowledge and predictions of future events and actions. Actual results can always differ from those estimates, possibly significantly.
     The table below sets out those items we consider particularly sensitive to changes in estimates and assumptions, and the relevant accounting policy.

Accounting
Item	policy
Insurance and investment contract liabilities	2.5
Deferred acquisition and origination costs	2.5
Liability adequacy testing	2.5.1
Impairment of financial instruments classified as available for sale	2.6.3
Fair value of financial instruments not traded in active markets	2.6.2
     Further details of estimation uncertainty in respect of the valuation and impairment of financial instruments are given in Notes 23 and 31 respectively. Further details of the estimation of amounts for insurance and investment contract liabilities and deferred acquisition and origination costs are given in Notes 26, 27, 28 and 20 respectively.

APPENDIX I	ACCOUNTANT’S REPORT
2.4 Basis of consolidation
Subsidiaries
     Subsidiaries are those entities (including special purpose entities) over which the Group, directly or indirectly, has power to exercise control over financial and operating policies in order to gain economic benefits. Subsidiaries are consolidated from the date on which control is transferred to the Group and are excluded from consolidation from the date at which the Group no longer has control. Intercompany transactions are eliminated.
     From 1 December 2006, the date of transition to IFRS, the Group is required to use the purchase method of accounting to account for the acquisition of subsidiaries, unless the acquisition forms part of the Group reorganisation of entities under common control (see Note 1). Under this method, the cost of an acquisition is measured as the fair value of consideration payable, shares issued or liabilities assumed at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill (see 2.11 below). Any surplus of the acquirer’s interest in the subsidiary’s net assets over the cost of acquisition is credited to the consolidated income statement.
     The Financial Information of the Group include the assets, liabilities and results of the Company and subsidiaries in which AIA Group Limited has a controlling interest, using accounts drawn up to the balance sheet date.
Investment funds
     In several countries, the Group has invested in investment funds, such as mutual funds and unit trusts. These invest mainly in equities, debt securities and cash and cash equivalents. The Group’s percentage ownership in these funds can fluctuate from day to day according to the Group’s and third party participation in them. Where the Group is deemed to control such funds, with control determined based on an analysis of the guidance in IAS 27 and SIC 12, they are consolidated, with the interests of parties other than the Group being classified as liabilities because there is a contractual obligation for the issuer to repurchase or redeem units in such funds for cash. These are presented as ‘Third party interests in consolidated investment funds’ within other liabilities in the consolidated statement of financial position. In instances where the Group’s ownership of investment funds declines marginally below 50% and, based on historical analysis and future expectations, the decline in ownership is expected to be temporary, the funds continue to be consolidated as subsidiaries under IAS 27. Likewise, marginal increases in ownership of investment funds above 50% which are expected to be temporary are not consolidated. Where the Group does not control such funds, they are not accounted for as associates and are, instead, carried at fair value through profit or loss within financial investments in the consolidated statement of financial position.
Non-controlling interests
     Non-controlling interests are presented within equity except when they arise through the minority’s interest in puttable liabilities such as the unit holders’ interest in consolidated investment funds, when they are recognised as a liability, reflecting the net assets of the consolidated entity.
     Acquisitions and disposals of non-controlling interests, except when they arise through the minority’s interest in puttable liabilities, are treated as transactions between equity holders. As a result, any difference between the acquisition cost or sale price of the non-controlling interest and the carrying value of the non-controlling interest is recognised as an increase or decrease in equity.

APPENDIX I	ACCOUNTANT’S REPORT
Group reorganisations and business combinations
     Group reorganisations and business combinations arising from transfers of interests in entities that are under common control throughout all periods presented are accounted for as if they had occurred at the beginning of the earliest period presented in the Financial Information. The assets and liabilities acquired are measured at the carrying amounts recognised previously in AIG’s consolidated financial statements, converted, where appropriate, to the Group’s IFRS accounting policies. The components of equity of the acquired entities are added to the same components within equity, except that any share capital of the acquired entities is recognised as part of other reserves.
Associates and joint ventures
     Associates are entities over which the Group has significant influence, but which it does not control. Generally, it is presumed that the Group has significant influence if it has between 20% and 50% of voting rights. Joint ventures are entities whereby the Group and other parties undertake an economic activity which is subject to joint control arising from a contractual agreement.
     Gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in the associates and joint ventures. Losses are also eliminated, unless the transaction provides evidence of an impairment of an asset transferred between entities.
     Investments in associates are accounted for using the equity method of accounting. Under this method, the cost of the investment in an associate, together with the Group’s share of that entity’s post acquisition changes to equity, is included as an asset in the consolidated statement of financial position. Cost includes goodwill arising on acquisition. The Group’s share of post acquisition profits or losses is recognised in the consolidated income statement and its share of post acquisition movement in equity is recognised in equity. Equity accounting is discontinued when the Group no longer has significant influence over the investment. If the Group’s share of losses in an associate equals or exceeds its interest in the undertaking, additional losses are provided for, and a liability recognised, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate. The Group accounts for investments in joint ventures that are subject to joint control using the proportionate consolidation method.
The Company’s investments
     In the Company statement of financial position, subsidiaries, associates and joint ventures are stated at cost, unless impaired. No such impairment has arisen during the reporting period. The Company’s interests in investment funds such as mutual funds and unit trusts are designated at fair value through profit or loss.
2.5 Insurance and investment contracts
     Consistent accounting policies for the measurement and recognition of insurance and investment contracts have been adopted throughout the Group to substantially all of its business with effect from the date of adoption of IFRS. As permitted by IFRS 4, the Group has revised its previous accounting policies prior to the adoption of IFRS for certain insurance and investment contracts in order to make the Financial Information more relevant and no less reliable to the economic decision making needs of users than the accounting policies previously adopted, primarily through the adoption of a consistent accounting basis for the Group.
     In a limited number of cases, the Group measures insurance contract liabilities with reference to statutory requirements in the applicable jurisdiction, without deferral of acquisition costs.

APPENDIX I	ACCOUNTANT’S REPORT
Product classification
     Insurance contracts are those contracts that transfer significant insurance risk. These contracts may also transfer financial risk. Significant insurance risk is defined as the possibility of paying significantly more in a scenario where the insured event occurs than in a scenario in which it does not. Scenarios considered are those with commercial substance.
Investment contracts are those contracts without significant insurance risk.
     Once a contract has been classified as an insurance or investment contract no reclassification is subsequently performed, unless the terms of the agreement are later amended.
     Certain contracts with DPF supplement the amount of guaranteed benefits due to policyholders. These contracts are distinct from other insurance and investment contracts as the Group has discretion in the amount and/or timing of the benefits declared, and how such benefits are allocated between groups of policyholders. Customers may be entitled to receive, as a supplement to guaranteed benefits, additional benefits or bonuses:
•	that are likely to be a significant portion of the total contractual benefits;

•	whose amount or timing is contractually at the discretion of the Group; and

•	that are contractually based on:
•	the performance of a specified pool of contracts or a specified type of contract;

•	realised and/or unrealised investment returns on a specified pool of assets held by the issuer; or

•	the profit or loss of the company, fund or other entity that issues the contract.
     The Group applies the same accounting policies for the recognition and measurement of obligations and the deferral of acquisition costs arising from investment contracts with DPF as it does to insurance contracts. The Group refers to such contracts as participating business.
     In some jurisdictions participating business is written in a participating fund which is distinct from the other assets of the company or branch. The allocation of benefits from the assets held in such participating funds is subject to minimum policyholder participation mechanisms which are established by regulation. The extent of such policy participation may change over time. The current policyholder participation in declared dividends for locations with participating funds is set out below:

Current
policyholder
Country	participation
Singapore	90%
Malaysia	90%
China	70%
Australia	80%
Brunei	80%
     In some jurisdictions participating business is not written in a distinct fund and the Group refers to this as other participating business.

APPENDIX I	ACCOUNTANT’S REPORT
     The Group’s products may be divided into the following main categories:

	Description of benefits	Basis of accounting for:	Investment contract
Policy type	payable	Insurance contract liabilities	liabilities
Traditional participating life assurance with DPF	Participating funds	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the aggregate amount of which is determined by the performance of a distinct fund of assets and liabilities

	The timing of dividend and bonus declarations is at the discretion of the insurer. Local regulations generally prescribe a minimum proportion of policyholder participation in declared dividends	Insurance contract liabilities make provision for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating fund that would be allocated to policyholders, assuming all performance would be declared as a dividend based upon local regulations	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as insurance contracts

Other participating business	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends or bonuses, the timing or amount of which are at the discretion of the insurer taking into account factors such as investment experience	Insurance contract liabilities make provision for the present value of guaranteed benefits and non-guaranteed participation less estimated future net premiums to be collected from policyholders	Not applicable, as IFRS 4 permits contracts with DPF to be accounted for as insurance contracts

Non-participating life	Benefits payable are not	Insurance contract	Investment
assurance, annuities and	at the discretion of the	liabilities reflect the	contract
other protection products	insurer	present value of future policy benefits to be paid less the present value of estimated future net premiums to be collected from policyholders. In addition, deferred profit liabilities for limited payment contracts are recognised	liabilities are measured at amortised cost

APPENDIX I	ACCOUNTANT’S REPORT

	Description of benefits	Basis of accounting for:	Investment contract
Policy type	payable	Insurance contract liabilities	liabilities
Universal life	Benefits are based on an account balance, credited with interest at a rate set by the insurer, and a death benefit, which may be varied by the customer	Insurance contract liabilities reflect the accumulation value, representing premiums received and investment return credited, less deductions for front end loads, mortality and morbidity costs and expense charges. In addition, liabilities for unearned revenue and additional insurance benefits are recorded	Not applicable as such contracts generally contain significant insurance risk

Investment- linked	These may be primarily savings products or may combine savings with an element of protection.	Insurance contract liabilities reflect the accumulation value, representing premiums received and investment return credited, less deductions for front end loads, mortality and morbidity costs and expense charges. In addition, liabilities for unearned revenue and additional insurance benefits are recorded	Investment contract liabilities are measured at fair value (determined with reference to the accumulation value)
     In the notes to the financial information, investment-linked contracts are presented together with pensions contracts for disclosure purposes.
     The basis of accounting for insurance and investment contracts is discussed in Notes 2.5.1 and 2.5.2 below.
2.5.1 Insurance contracts and investment contracts with DPF
Premiums
     Premiums from life insurance contracts, including participating policies and annuity policies with life contingencies, are recognised as revenue when due from the policyholder. Benefits and expenses are provided in respect of such revenue so as to recognise profits over the estimated life of the policies. For limited pay contracts, premiums are recognised in profit or loss when due, with any excess profit deferred and recognised in income in a constant relationship to the insurance in-force or, for annuities, the amount of expected benefit payments.
     Amounts collected as premiums from insurance contracts with investment features but with sufficient insurance risk to be considered insurance contracts, such as universal life, and certain investment-linked contracts, are accumulated as deposits. Revenue from these contracts consists of policy fees for the cost of insurance, administration, and surrenders during the period.
     Upfront fees are recognised over the estimated life of the contracts to which they relate. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholder contract deposits and interest credited to policyholder deposits.
Unearned revenue liability
     Unearned revenue liability arising from insurance contracts representing upfront fees and other non-level charges is deferred and released to the consolidated income statement over the estimated life of the business.

APPENDIX I	ACCOUNTANT’S REPORT
Deferred acquisition costs
     The costs of acquiring new business, including commissions, underwriting and other policy issue expenses, which vary with and are primarily related to the production of new business, are deferred. Deferred acquisition costs are subject to the testing of recoverability when issued and at least annually thereafter. Future investment income is taken into account in assessing recoverability.
     Deferred acquisition costs for life insurance and annuity policies are amortised over the expected life of the contracts as a constant percentage of expected premiums. Expected premiums are estimated at the date of policy issue and are consistently applied throughout the life of the contract unless a deficiency occurs when performing liability adequacy testing (see below).
     Deferred acquisition costs for universal life and investment-linked contracts are amortised over the expected life of the contracts based on a constant percentage of the present value of estimated gross profits expected to be realised over the life of the contract or on a straight-line basis. Estimated gross profits include expected amounts to be assessed for mortality, administration, investment and surrenders, less benefit claims in excess of policyholder balances, administrative expenses and interest credited. Estimated gross profits are revised regularly. The interest rate used to compute the present value of revised estimates of expected gross profits is the latest revised rate applied to the remaining benefit period. Deviations of actual results from estimated experience are reflected in earnings.
     Unamortised acquisition costs associated with internally replaced contracts that are, in substance, contract modifications, continue to be deferred and amortised. Any remaining unamortised balance of deferred acquisition costs associated with internally replaced contracts that are, in substance, new contracts, are expensed.
Deferred sales inducements
     Deferred sales inducements, consisting of day one bonuses, persistency bonuses and enhanced crediting rates are deferred and amortised using the same methodology and assumptions used to amortise acquisition costs when:
•	the sales inducements are recognised as part of insurance contract liabilities;

•	they are explicitly identified in the contract on inception;

•	they are incremental to amounts credited on similar contracts without sales inducements; and

•	they are higher than the expected ongoing crediting rates for periods after the inducement.
Unbundling
     The deposit component of an insurance contract is unbundled when both of the following conditions are met:
•	the deposit component (including any embedded surrender option) can be measured separately (i.e. without taking into account the insurance component); and

•	the Group’s accounting policies do not otherwise require the recognition of all obligations and rights arising from the deposit component.

APPENDIX I	ACCOUNTANT’S REPORT
Bifurcation
     To the extent that certain of the Group’s insurance contracts include embedded derivatives that are not clearly and closely related to the host contract, these are bifurcated from the insurance contracts and accounted for as derivatives.
Benefits and claims
     Insurance contract benefits reflect the cost of all maturities, surrenders, withdrawals and claims arising during the year, as well as policyholder dividends accrued in anticipation of dividend declarations.
     Accident and health claims incurred include all losses occurring during the year, whether reported or not, related handling costs, a reduction for recoveries, and any adjustments to claims outstanding from previous years.
     Claims handling costs include internal and external costs incurred in connection with the negotiation and settlement of claims, and are included in operating expenses.
Insurance contract liabilities (including liabilities in respect of investment contracts with DPF)
     These represent the estimated future policyholder benefit liability for life insurance policies.
     Future policy benefits for life insurance policies are calculated using a net level premium valuation method which represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected from policyholders. The method uses best estimate assumptions set at the policy inception date, adjusted for a provision for the risk of adverse deviation for mortality, morbidity, expected investment yields, dividends (for other participating business), surrenders and expenses, which remain locked in thereafter, unless a deficiency arises on liability adequacy testing (see below).
     Interest rate assumptions can vary by country, year of issuance and product. Mortality assumptions are based on actual experience by geographic area and are modified to allow for variations in policy form. Surrender assumptions are based on actual experience by geographic area and are modified to allow for variations in policy form.
     For contracts with an explicit account balance, such as universal life and investment-linked contracts, insurance contract liabilities are equal to the accumulation value, which represents premiums received and investment returns credited to the policy less deductions for mortality and morbidity costs and expense charges.
     Settlement options are accounted for as an integral component of the underlying insurance or investment contract unless they provide annuitisation benefits, in which case an additional liability is established to the extent that the present value of expected annuitisation payments at the expected annuitisation date exceeds the expected account balance at that date. Where settlement options have been issued with guaranteed rates less than market interest rates, the insurance or investment contract liability does not reflect any provision for subsequent declines in market interest rates unless a deficiency is identified through liability adequacy testing.
     The Group accounts for participating policies within participating funds by establishing a liability for the present value of guaranteed benefits less estimated future net premiums to be collected from policyholders. In addition, an insurance liability is recorded for the proportion of the net assets of the participating fund that would be allocated to policyholders assuming all performance were to be declared as a dividend based upon local regulations. The Group accounts for other participating business by establishing a liability for the present value of guaranteed benefits and non-guaranteed participation, less estimated future net premiums to be collected from policyholders.

APPENDIX I	ACCOUNTANT’S REPORT
Liability adequacy testing
     The adequacy of liabilities is assessed by portfolio of contracts, in accordance with the Group’s manner of acquiring, servicing and measuring the profitability of its insurance contracts. Liability adequacy testing is performed for each geographic market.
     For traditional life insurance contracts, insurance contract liabilities reduced by deferred acquisition costs and value of business acquired on acquired insurance contracts, are compared to the gross premium valuation calculated on a best estimate basis, as of the valuation date. If there is a deficiency, the unamortised balance of deferred acquisition cost and value of business acquired on acquired insurance contracts are written down to the extent of the deficiency. If, after writing down the unamortised balance for the specific portfolio of contracts to nil, a deficiency still exists, the net liability is increased by the amount of the remaining deficiency.
     For universal life and investment contracts, deferred acquisition costs, net of unearned revenue liabilities, are compared to estimated gross profits. If a deficiency exists, deferred acquisition costs are written down.
Financial guarantees
     Financial guarantees are regarded as insurance contracts. Liabilities in respect of such contracts are recognised as incurred.
2.5.2 Investment contracts
     Investment contracts do not contain sufficient insurance risk to be considered insurance contracts and are accounted for as a financial liability, other than investment contracts with DPF which are excluded from the scope of IAS 39 and are accounted for as insurance contracts.
     Revenue from these contracts consists of various charges (policy fees, handling fees, management fees and surrender charges) made against the contract for the cost of insurance, expenses and early surrender. First year charges are amortised over the life of the contract as the services are provided.
Investment contract fee revenue
     Customers are charged fees for policy administration, investment management, surrenders or other contract services. The fees may be fixed amounts or vary with the amounts being managed, and will generally be charged as an adjustment to the policyholder’s account balance. The fees are recognised as revenue in the period in which they are received unless they relate to services to be provided in future periods, in which case they are deferred and recognised as the service is provided.
     Origination and other ‘upfront’ fees (fees that are assessed against the account balance as consideration for origination of the contract) are charged on some non-participating investment and pension contracts. Where the investment contract is recorded at amortised cost, these fees are amortised and recognised over the expected term of the policy as an adjustment to the effective yield. Where the investment contract is measured at fair value, the front end fees that relate to the provision of investment management services are amortised and recognised as the services are provided.
Deferred origination costs
     The costs of acquiring investment contracts with investment management services, including commissions and other incremental expenses directly related to the issue of each new contract, are deferred and amortised over the period that services are provided. Deferred origination costs are tested for recoverability at each reporting date.

APPENDIX I	ACCOUNTANT’S REPORT
     The costs of acquiring new investment contracts without investment management services are included as part of the effective interest rate used to calculate the amortised cost of the related investment contract liabilities.
Investment contract liabilities
     Deposits received in respect of investment contracts are not accounted for through the consolidated income statement, except for the investment income and fees attributable to those contracts, but are accounted for directly through the consolidated statement of financial position as an adjustment to the investment contract liability, which reflects the account balance.
     The majority of the Group’s contracts classified as investment contracts are investment-linked contracts. These represent investment portfolios maintained to meet specific investment objectives of policyholders who generally bear the credit and market risks on those investments. The liabilities are carried at fair value determined with reference to the accumulation value (current unit value) with changes recognised in income. The costs of policy administration, investment management, surrender charges and certain policyholder taxes assessed against customers’ account balances are included in revenue, and accounted for as described under Investment contract fee revenue above.
     Non investment-linked investment contract liabilities are carried at amortised cost, being the fair value of consideration received at the date of initial recognition, less the net effect of principal payments such as transaction costs and front end fees, plus or minus the cumulative amortisation using the effective interest rate method of any difference between that initial amount and the maturity value, and less any write down for surrender payments. The effective interest rate equates the discounted cash payments to the initial amount. At each reporting date, the unearned revenue liability is determined as the value of the future best estimate cash flows discounted at the effective interest rate. Any adjustment is immediately recognised as income or expense in the consolidated income statement.
     The amortised cost of the financial liability is never recorded at less than the amount payable on surrender, discounted for the time value of money where applicable, if the investment contract is subject to a surrender option.
2.5.3 Insurance and investment contracts
Reinsurance
     The Group cedes reinsurance in the normal course of business, with retentions varying by line of business. The cost of reinsurance is accounted for over the life of the underlying reinsured policies, using assumptions consistent with those used to account for such policies.
     Premiums ceded and claims reimbursed are presented on a gross basis in the consolidated income statement and statement of financial position.
     Reinsurance assets consist of amounts receivable in respect of ceded insurance liabilities. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured insurance or investment contract liabilities or benefits paid and in accordance with the relevant reinsurance contract.
     To the extent that reinsurance contracts principally transfer financial risk (as opposed to insurance risk) they are accounted for directly through the consolidated statement of financial position and are not included in reinsurance assets or liabilities. A deposit asset or liability is recognised, based on the consideration paid or received less any explicitly identified premiums or fees to be retained by the reinsured.

APPENDIX I	ACCOUNTANT’S REPORT
     If a reinsurance asset is impaired, the Group reduces the carrying amount accordingly and recognises that impairment loss in the consolidated income statement. A reinsurance asset is impaired if there is objective evidence, as a result of an event that occurred after initial recognition of the reinsurance asset, that the Group may not receive all amounts due to it under the terms of the contract, and the impact on the amounts that the Group will receive from the reinsurer can be reliably measured.
Value of business acquired (‘VOBA’)
     The value of business acquired (‘VOBA’) in respect of a portfolio of long term insurance and investment contracts, either directly or through the purchase of a subsidiary, is recognised as an asset. If this results from the acquisition of an investment in a joint venture or an associate, the VOBA is held within the carrying amount of that investment. In all cases, the VOBA is amortised over the estimated life of the contracts in the acquired portfolio on a systematic basis. The rate of amortisation reflects the profile of the value of in-force business acquired. The carrying value of VOBA is reviewed annually for impairment and any reduction is charged to the consolidated income statement.
Shadow accounting
     Shadow accounting is applied to insurance and certain investment contracts where financial assets backing insurance and investment contracts liabilities are classified as available for sale. Shadow accounting is applied to deferred acquisition costs, VOBA, deferred origination costs and the contract liabilities for investment contracts with DPF to take into account the effect of unrealised gains or losses on insurance liabilities or assets that are recognised in equity in the same way as for a realised gain or loss recognised in the consolidated income statement. Such assets or liabilities are adjusted with corresponding charges or credits recognised directly in shareholders’ equity as a component of the related unrealised gains and losses.
Other assessments and levies
     The Group is potentially subject to various periodic insurance related assessments or guarantee fund levies. Related provisions are established where there is a present obligation (legal or constructive) as a result of a past event. Such amounts are not included in insurance or investment contract liabilities but are included under ‘Provisions’ in the consolidated statement of financial position.
2.6 Financial instruments
2.6.1 Classification of and designation of financial instruments
Financial instruments at fair value through profit or loss
     Financial instruments at fair value through profit or loss comprise two categories:
•	financial assets designated at fair value through profit or loss; and

•	derivative assets and liabilities.
     Management designates financial assets at fair value through profit or loss if this eliminates a measurement inconsistency or if the related assets and liabilities are actively managed on a fair value basis, including:
•	financial assets held to back investment-linked contracts and participating funds;

APPENDIX I	ACCOUNTANT’S REPORT
•	other financial assets managed on a fair value basis; consisting of the Group’s equity portfolio (other than its holding of shares of AIG which are not managed on a fair value basis) and investments held by the Group’s fully consolidated investment funds; and

•	compound instruments containing an embedded derivative, where the embedded derivative would otherwise require bifurcation.
     Dividend income from equity instruments designated at fair value through profit or loss is recognised in investment income in the consolidated income statement, generally when the security becomes ex-dividend. Interest income is recognised on an accrued basis. For all financial assets designated at fair value through profit or loss, changes in fair value are recognised in investment experience.
     Transaction costs in respect of financial instruments at fair value through profit or loss are expensed as they are incurred.
Available for sale financial assets
     Financial assets, other than those at fair value through profit or loss, and loans and receivables, are classified as available for sale.
     The available for sale category is used where the relevant investments backing insurance and investment contract liabilities and shareholders’ equity are not managed on a fair value basis. These principally consist of the Group’s debt securities (other than those backing participating funds and investment-linked contracts) and the Group’s holding of shares in AIG. Available for sale financial assets are initially recognised at fair value plus attributable transaction costs. For available for sale debt securities, the difference between their cost and par value is amortised. Available for sale financial assets are subsequently measured at fair value. Interest income from debt securities classified as available for sale is recognised in investment income in the consolidated income statement using the effective interest method.
     Unrealised gains and losses on securities classified as available for sale are analysed between differences resulting from foreign currency translation, and other fair value changes. Foreign currency translation differences on monetary available for sale investments, such as debt securities, are recognised in the consolidated income statement as investment experience. For impairments of available for sale financial assets reference is made to the section ‘Impairment of other financial assets’.
     Changes in the fair value of securities classified as available for sale, except for impairment losses and relevant foreign exchange gains and losses, are recorded in a separate fair value reserve within equity.
Realised gains and losses on financial assets
     Realised gains and losses on available for sale financial assets are determined as the difference between the sale proceeds and amortised cost. Cost is determined by specific identification.
Recognition of financial instruments
     Purchases and sales of financial instruments are recognised on the trade date, which is the date at which the Group commits to purchase or sell the assets.

APPENDIX I	ACCOUNTANT’S REPORT
Derecognition and offset of financial assets
     Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or where the Group has transferred substantially all risks and rewards of ownership. If the Group neither transfers nor retains substantially all the risks and rewards of ownership of a financial asset, it derecognises the financial asset if it no longer has control over the asset. In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement. The extent of continuing involvement is determined by the extent to which the Group is exposed to changes in the fair value of the asset.
     Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position only when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously.
Loans and receivables
     Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially recognised at fair value plus transaction costs. Subsequently, they are carried at amortised cost using the effective interest rate method less any impairment losses. Interest income from loans and receivables is recognised in investment income in the consolidated income statement using the effective interest rate method.
Term deposits
     Deposits include time deposits with financial institutions which do not meet the definition of cash and cash equivalents as their maturity at acquisition exceeds three months. Certain of these balances are subject to regulatory or other restriction as disclosed in Note 21 Loans and Receivables. Deposits are stated at face value.
Cash and cash equivalents
     Cash and cash equivalents include cash in hand, deposits held at call with banks, and other short term highly liquid investments with maturities at acquisition of three months or less, which are held for cash management purposes. Cash and cash equivalents also include cash received as collateral for securities lending as well as cash and cash equivalents held for the benefit of policyholders in connection with investment-linked products. Cash and cash equivalents are stated at face value.
2.6.2. Fair values of non-derivative financial assets
     The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, having regard to the specific characteristics of the asset or liability concerned, assuming that the transfer takes place in the most advantageous market to which the Group has access. The fair values of financial instruments traded in active markets (such as financial instruments at fair value through profit or loss and available for sale securities) are based on quoted market prices at the date of the consolidated statement of financial position. The quoted market price used for financial assets held by the Group is the current bid price. The fair values of financial instruments that are not traded in active markets are determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions at the date of each consolidated statement of financial position. The objective of using a valuation technique is to estimate the price at which an orderly transaction would take place between market participants at the date of the consolidated statement of financial position.

APPENDIX I	ACCOUNTANT’S REPORT
     Financial instruments carried at fair value are measured using a fair value hierarchy described in Note 23.
     The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.
2.6.3. Impairment of financial assets
General
     Financial assets are assessed for impairment on a regular basis. A financial asset is impaired if its carrying value exceeds the estimated recoverable amount and there is objective evidence of impairment to the financial asset.
     The Group assesses at each reporting date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset, or group of financial assets, is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.
     Objective evidence that a financial asset, or group of assets, is impaired includes observable data that comes to the attention of the Group about the following events:
•	significant financial difficulty of the issuer or debtor;

•	a breach of contract, such as a default or delinquency in payments;

•	it becomes probable that the issuer or debtor will enter bankruptcy or other financial reorganisation;

•	the disappearance of an active market for that financial asset because of financial difficulties; or

•	observable data, including market prices, indicating that there is a potential decrease in the estimated future cash flows since the initial recognition of those assets, including:
•	adverse changes in the payment status of issuers

•	national or local economic conditions that correlate with increased default risk.
     The Group first assesses whether objective evidence of impairment exists for financial assets that are individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment.

APPENDIX I	ACCOUNTANT’S REPORT
Available for sale financial instruments
     When a decline in the fair value of an available for sale asset has been recognised in shareholders’ equity and there is objective evidence that the asset is impaired, the cumulative loss already recognised directly in shareholders’ equity is recognised in current period profit or loss. The Group generally considers an available for sale equity instrument for evidence of impairment if the fair value is significantly below cost or has been below cost for a prolonged period. If such assets are considered to be impaired, the amount of the cumulative loss that is removed from shareholders’ equity and recognised in current period profit or loss is the difference between acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss on that asset previously recognised.
     If the fair value of a debt instrument classified as available for sale increases in a subsequent period, and the increase can be objectively related to an event occurring after the impairment loss was recognised in income, the impairment loss is reversed through profit or loss. Impairment losses recognised in profit or loss on equity instruments classified as available for sale are not reversed.
     Where, following the recognition of an impairment loss in respect of an available for sale debt security, the asset suffers further falls in value, such further falls are recognised as an impairment only in the case when objective evidence exists of a further impairment event to which the losses can be attributed.
Loans and receivables
     For loans and receivables impairment is considered to have taken place if it is probable that the Group will not be able to collect principal and/or interest due according to the contractual terms of the instrument. When impairment is determined to have occurred, the carrying amount is decreased through a charge to profit or loss. The carrying amount of mortgage loans or receivables is reduced through the use of an allowance account, and the amount of any allowance is recognised as an impairment loss in profit or loss. The allowance is determined using an analytical method based on knowledge of each loan group or receivable. The method is usually based on historical statistics, adjusted for trends in the group of financial assets or individual accounts.
2.6.4. Derivative financial instruments
     Derivative financial instruments include foreign exchange contracts and interest rate swaps that derive their value mainly from underlying foreign exchange rates and interest rates. All derivatives are initially recognised in the consolidated statement of financial position at their fair value, which represents their cost excluding transaction costs, which are expensed, giving rise to a day one loss. They are subsequently remeasured at their fair value, with movements in this value recognised in profit or loss. Fair values are obtained from quoted market prices or, if these are not available, by using valuation techniques such as discounted cash flow models or option pricing models. All derivatives are carried as assets when the fair values are positive and as liabilities when the fair values are negative.
Derivative instruments for economic hedging
     Whilst the Group enters into derivative transactions to provide economic hedges under the Group’s risk management framework, it does not currently apply hedge accounting to these transactions. This is either because the transactions would not meet the specific IFRS rules to be eligible for hedge accounting or the documentation requirements to meet hedge accounting criteria would be unduly onerous. These transactions are therefore treated as held for trading and fair value movements are recognised immediately in investment experience.

APPENDIX I	ACCOUNTANT’S REPORT
Embedded derivatives
     Embedded derivatives are derivatives embedded within other non-derivative host financial instruments to create hybrid instruments. Where the economic characteristics and risks of the embedded derivatives are not closely related to the economic characteristics and risks of the host instrument, and where the hybrid instrument is not measured at fair value with changes in fair value recognised in profit or loss, the embedded derivative is bifurcated and carried at fair value as a derivative in accordance with IAS 39.
2.7 Segment reporting
     An operating segment is a component of the Group that engages in business activity from which it earns revenues and incurs expenses and, for which, discrete financial information is available, and whose operating results are regularly reviewed by the Group’s chief operating decision maker, considered to be the Executive Committee of the Group (‘Exco’).
2.8 Foreign currency translation
     Income statements and cash flows of foreign entities are translated into the Group’s presentation currency at average exchange rates for the year as this approximates to the exchange rates prevailing at the transaction date. Their statements of financial position are translated at year or period end exchange rates. Exchange differences arising from the translation of the net investment in foreign operations, are taken to the currency translation reserve within equity. On disposal of a foreign operation such exchange differences are transferred out of this reserve and are recognised in the consolidated income statement as part of the gain or loss on sale. As permitted by IFRS 1, the cumulative translation differences were deemed to be nil at the transition date to IFRS.
     Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies into functional currency, are recognised in the consolidated income statement.
     Translation differences on financial assets designated at fair value through profit or loss are included in investment experience. For monetary financial assets classified as available for sale, translation differences are calculated as if they were carried at amortised cost and so are recognised in the consolidated income statement. Foreign exchange movements on non-monetary equities that are accounted for as available for sale are included in the fair value reserve.
2.9 Property, plant and equipment
     Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Depreciation is calculated using the straight line method to allocate cost less any residual value over the estimated useful life, generally:

Furniture, fixtures and office equipment	5 years
Buildings	20-40 years
Other assets	3-5 years
Freehold land	No depreciation
     Subsequent costs are included in the carrying amount or recognised as a separate asset, as appropriate, when it is probable that future economic benefits will flow to the Group. Repairs and maintenance are charged to the consolidated income statement during the financial period in which they are incurred.

APPENDIX I	ACCOUNTANT’S REPORT
     Residual values and useful lives are reviewed and adjusted, if applicable, at each reporting date. An asset is written down to its recoverable amount if the carrying value is greater than the estimated recoverable amount.
     Any gain and loss arising on disposal of property, plant and equipment is measured as the difference between the net sale proceeds and the carrying amount of the relevant asset, and is recognised in the consolidated income statement.
     The Government of the Hong Kong Special Administrative Region owns all the land in Hong Kong and permits its use under leasehold agreements. Where the cost of such leasehold is known, or can be reliably determined at the inception of the lease, the Group records its interest in leasehold land and land use rights separately as operating leases. These leases are recorded at original cost and amortised over the term of the lease (see 2.19).
2.10 Investment properties
     Property held for long term rental that is not occupied by the Group is classified as investment property, and is carried at cost less accumulated depreciation and any accumulated impairment losses.
     Investment property comprises freehold land and buildings. Buildings located on land held on an operating lease are classified as investment property if held for long term rental and not occupied by the Group. Where the cost of the land is known, or can be reliably determined at the inception of the lease, the Group records its interest in leasehold land and land use rights separately as operating leases (see 2.19). These leases are recorded at original cost and amortised over the term of the lease. Buildings that are held as investment properties are amortised on a straight line basis over their estimated useful lives of 20-40 years.
     If an investment property becomes held for use, it is reclassified as property, plant and equipment. Where a property is partly used as an investment property and partly for the use of the Group, these elements are recorded separately within property, plant and equipment and investment property respectively, where the component used as investment property would be capable of separate sale or finance lease.
     The fair value of investment properties and property held for use is disclosed under note 18. It is the Group’s policy to perform external property valuation annually except in the case a discrete event occurs in the interim that has a significant impact on the fair value of the properties.
2.11 Goodwill and other intangible assets
Goodwill
     Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary, associate or joint venture at the date of acquisition. Goodwill on acquisitions prior to 1 December 2006 (the date of transition to IFRS) is carried at book value (original cost less cumulative amortisation) on that date, less any impairment subsequently incurred. Goodwill arising on the Group’s investment in subsidiaries since that date is shown as a separate asset, whilst that on associates and joint ventures is included within the carrying value of those investments. With effect from the date of adoption of IFRS 3 (Revised) from 1 December 2009, all acquisition related costs are expensed as incurred.
Other intangible assets
     Other intangible assets consist primarily of acquired computer software and contractual relationships, such as access to distribution networks, and are amortised over their estimated useful lives.

APPENDIX I	ACCOUNTANT’S REPORT
     Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. Costs directly associated with the internal production of identifiable and unique software by the Group that will generate economic benefits exceeding those costs over a period greater than a year, are recognised as intangible assets. All other costs associated with developing or maintaining computer software programmes are recognised as an expense as incurred. Costs of acquiring computer software licences and incurred in the internal production of computer software are amortised using the straight line method over the estimated useful life of the software, which does not generally exceed a period of 3-15 years.
     The amortisation charge for the year is included in the consolidated income statement under ‘Operating expenses’.
2.12 Impairment of non-financial assets
     Property, plant and equipment, goodwill and other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised to the extent that the carrying amount of the asset exceeds its recoverable amount, which is the higher of the asset’s net selling price and value in use. For the purposes of assessing impairment, assets are grouped into cash generating units at the level of the Group’s operating segments, the lowest level for which separately identifiable cash flows are reported. The carrying value of goodwill and intangible assets with indefinite useful lives is reviewed at least annually or when circumstances or events indicate that there may be uncertainty over this value.
2.13 Securities lending including repurchase agreements
     The Group has been party to various securities lending agreements under which securities are loaned to third parties on a short term basis. The loaned securities are not derecognised and so they continue to be recognised within the appropriate investment classification.
Assets sold under repurchase agreements (repos)
     Assets sold under repurchase agreements continue to be recognised and a liability is established for the consideration received. The Group may be required to provide additional collateral based on the fair value of the underlying assets, and such collateral assets remain on the consolidated statement of financial position.
Assets purchased under agreements to resell (reverse repos)
     The Group enters into purchases of assets under agreements to resell (reverse repos). Reverse repos are initially recorded at the cost of the loan or collateral advanced within the caption ‘Loans and Receivables’ in the consolidated statement of financial position. In the event of failure by the counterparty to repay the loan the Group has the right to the underlying assets.
Collateral
     The Group receives and pledges collateral in the form of cash or non-cash assets in respect of securities lending transactions, and repo and reverse repo transactions, in order to reduce the credit risk of these transactions. The amount and type of collateral depends on an assessment of the credit risk of the counterparty. Collateral received in the form of cash, which is not legally segregated from the Group, is recognised as an asset in the consolidated statement of financial position with a corresponding liability for the repayment. Non-cash collateral received is not recognised on the consolidated statement of financial position unless the Group either sells or repledges these assets in the absence of default, at which point the obligation to return this collateral is recognised as a liability. To further minimise credit risk, the financial condition of counterparties is monitored on a regular basis.

APPENDIX I	ACCOUNTANT’S REPORT
     Collateral pledged in the form of cash which is legally segregated from the Group is derecognised from the consolidated statement of financial position and a corresponding receivable established for its return. Non-cash collateral pledged is not derecognised (except in the event of default) and therefore continues to be recognised in the consolidated statement of financial position within the appropriate financial instrument classification.
2.14 Borrowings
     Borrowings are recognised initially at their issue proceeds less transaction costs incurred. Subsequently, borrowings are stated at amortised cost, and any difference between net proceeds and redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest rate method. All borrowing costs are expensed as they are incurred, except for borrowing costs directly attributable to the development of investment properties and other qualifying assets, which are capitalised as part of the cost of the asset.
2.15 Income taxes
     The current tax expense is based on the taxable profits for the year, including any adjustments in respect of prior years. Tax is allocated to profit or loss before taxation and amounts charged or credited to equity as appropriate.
     Deferred tax is recognised in respect of temporary differences between the tax bases of assets and liabilities and their carrying amounts in the Financial Information, except as described below.
     The principal temporary differences arise from the basis of recognition of insurance and investment contract liabilities, revaluation of certain financial assets and liabilities including derivative contracts, deferred acquisition costs and the future taxes arising on the surplus in life funds where the relevant local tax regime is distributions based. The rates enacted or substantively enacted at the date of the consolidated statement of financial position are used to determine deferred tax.
     Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. In countries where there is a history of tax losses, deferred tax assets are only recognised in excess of deferred tax liabilities if there is evidence that future profits will be available.
     Deferred taxes are not provided in respect of temporary differences arising from the initial recognition of goodwill or from goodwill for which amortisation is not deductible for tax purposes, or from the initial recognition of an asset or liability in a transaction which is not a business combination and which affects neither accounting nor taxable profit or loss at the time of the transaction.
     Deferred tax related to fair value re-measurement of available for sale investments and other amounts taken directly to equity, is recognised initially within the applicable component of equity. It is subsequently recognised in the consolidated income statement, together with the gain or loss arising on the underlying item.
     In addition to paying tax on shareholders’ profits, certain of the Group’s life insurance businesses pay tax on policyholders’ investment returns (‘policyholder tax’) at policyholder tax rates. Policyholder tax is accounted for as an income tax and is included in the total tax expense and disclosed separately.

APPENDIX I	ACCOUNTANT’S REPORT
2.16 Revenue
Investment return
     Investment income consists of dividends, interest and rents receivable for the reporting period. Investment experience comprises realised gains and losses, impairments and unrealised gains and losses on investments held at fair value through profit or loss. Interest income is recognised as it accrues, taking into account the effective yield on the investment. Rental income on investment property is recognised on an accruals basis. Investment return consists of investment income and investment experience.
     The realised gain or loss on disposal of an investment is the difference between the proceeds received, net of transaction costs, and its original cost or amortised cost as appropriate. Unrealised gains and losses represent the difference between the carrying value at the year end and the carrying value at the previous year end or purchase price if purchased during the year, less the reversal of previously recognised unrealised gains and losses in respect of disposals made during the year.
Other fee and commission income
     Other fee and commission income consists primarily of fund management fees, income from any incidental non-insurance activities, distribution fees from mutual funds, commissions on reinsurance ceded and commission revenue from the sale of mutual fund shares. Reinsurance commissions receivable are deferred in the same way as acquisition costs. All other fee and commission income is recognised as the services are provided.
2.17 Employee benefits
Annual leave and long service leave
     Employee entitlements to annual leave and long service leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave and long service leave as a result of services rendered by employees up to the reporting date.
Post retirement benefit obligations
     The Group operates a number of funded and unfunded post retirement employee benefit schemes, whose members receive benefits on either a defined benefit basis (generally related to salary and length of service) or a defined contribution basis (generally related to the amount invested, investment return and annuity rates), the assets of which are generally held in separate trustee administered funds. The defined benefit plans provide life and medical benefits for employees after retirement and a lump sum benefit on cessation of employment, and the defined contribution plans provide post retirement pension benefits.
     For defined benefit plans, the costs are assessed using the projected unit credit method. Under this method, the cost of providing benefits is charged to the consolidated income statement so as to spread the regular cost over the service lives of employees, in accordance with the advice of qualified actuaries. The obligation is measured as the present value of the estimated future cash outflows, using a discount rate based on market yields for high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related liability. The resulting scheme surplus or deficit appears as an asset or liability in the consolidated statement of financial position.

APPENDIX I	ACCOUNTANT’S REPORT
     For each plan, AIA Group recognises a portion of its actuarial gains and losses in income or expense if the unrecognised actuarial net gain or loss at the end of the previous reporting period exceeds the greater of:
•	10% of the projected benefit obligations at that date; or

•	10% of the fair value of any plan assets at that date.
     Any recognised actuarial net gain or loss exceeding the greater of these two values is generally recognised in the consolidated income statement over the expected average remaining service periods of the employees participating in the plans. On adoption of IFRS on 1 December 2006 cumulative actuarial gains and losses were deemed to be nil as permitted by IFRS 1.
     For defined contribution plans, the Group pays contributions to publicly or privately administered pension plans. Once the contributions have been paid, the Group, as employer, has no further payment obligations. The Group’s contributions are charged to the consolidated income statement in the reporting period to which they relate and are included in staff costs.
Share based compensation and cash incentive plans
The Group has various share based compensation and cash incentive plans sponsored by AIG.
     The Group accounts for options and awards under equity settled share based compensation plans, which were granted after 7 November 2002, until such time as they are fully vested, using the fair value based method of accounting (the ‘fair value method’).
     Under AIG’s equity settled share based compensation plans, the fair value of the employee services received in exchange for the grant of shares and/or options is recognised as an expense in profit or loss over the vesting period, with a corresponding amount recorded in equity. Any amounts recharged from AIG clearly related to equity settled share based payment arrangements are offset against the amount recorded in equity.
     The total amount to be expensed over the vesting period is determined by reference to the fair value of the shares and/or options granted. Non-market vesting conditions (for example, profitability and premium income growth targets) are included in assumptions about the number of shares and/or options that are expected to be issued or become exercisable. At each period end, the Group revises its estimates of the number of shares and/or options that are expected to be issued or become exercisable. It recognises the impact of the revision to original estimates, if any, in profit or loss with a corresponding adjustment to equity. However, no subsequent adjustment to total equity is made after the vesting date. Where awards of share based payment arrangements vest in stages, each vesting tranche is recognised as a separate award, and therefore the fair value of each tranche is recognised over the applicable vesting period.
     As the fair value of the options which AIG uses for its employee schemes cannot be compared to options available in the market, the Group estimates the fair value using a binomial lattice model. This model requires inputs such as share price, exercise price, implied volatility, risk free interest rate, expected dividend rate and the expected life of the option.
     Where modification or cancellation of an equity settled share based compensation plan occurs, the grant date fair value continues to be recognised, together with any incremental value arising on the date of modification if non-market conditions are met.
     Under AIG’s cash settled based compensation plans, the fair value of the employee services in exchange for the grant of cash settled award is recognised as an expense in profit or loss, with a corresponding amount recorded in liability. At the end of each reporting period, any unsettled award is remeasured based on the change in fair value of the underlying asset and the liability and expense are adjusted accordingly.

APPENDIX I	ACCOUNTANT’S REPORT
2.18 Provisions and contingencies
     Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract held, the reimbursement is recognised as a separate asset only when the reimbursement is virtually certain.
     The Group recognises a provision for onerous contracts when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under the contract.
     Contingencies are disclosed if material and if there is a possible future obligation as a result of a past event, or if there is a present obligation as a result of a past event, but either a payment is not probable or the amount cannot be reliably estimated.
2.19 Leases
     Leases, where a significant portion of the risks and rewards of ownership is retained by the Group as a lessor, are classified as operating leases. Assets subject to such leases are included in property, plant and equipment, and are depreciated to their residual values over their estimated useful lives. Rentals from such leases are credited to the consolidated income statement on a straight line basis over the period of the relevant lease. Payments made by the Group as lessee under operating leases (net of any incentives received from the lessor) are charged to the consolidated income statement on a straight line basis over the period of the relevant lease. The Group classifies amounts paid to acquire leasehold land as an operating lease prepayment.
     There are no freehold land interests in Hong Kong. Accordingly, all land in Hong Kong is considered to be held under operating leases. The Group classifies the amounts paid to acquire leasehold land as operating lease prepayments. Such amounts are included within ‘Other Assets’. Amortisation is calculated to write off the cost of the land on a straight line basis over the terms of the lease, which are generally between 19 and 886 years.
2.20 Share capital
     Issued capital represents the nominal value of shares issued plus any share premium received from the issue of share capital.
Share issue costs
     Incremental external costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds of the issue.
Dividends
Dividends on ordinary shares are recognised when they have been approved by shareholders.
2.21 Disposal groups classified as held for sale
     Disposal groups are classified as held for sale if their carrying amounts will be principally recovered through a sale transaction rather than through continuing use. This requires that the disposal group must be available for immediate sale in its present condition and its sale must be highly probable. The appropriate level of management must be committed to a plan to sell the disposal group and the sale should be expected to qualify for recognition as a completed sale within one year from the date of classification.

APPENDIX I	ACCOUNTANT’S REPORT
     Disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Any subsequent increase in the fair value less costs to sell is recognised as a gain but not in excess of the cumulative impairment loss that has been previously recognised.
2.22 Presentation of the consolidated statement of financial position
     The Group’s insurance and investment contract liabilities and related assets are realised and settled over periods of several years, reflecting the long term nature of the Group’s products. Accordingly, the Group presents the assets and liabilities in its consolidated statement of financial position in approximate order of liquidity, rather than distinguishing current and non-current assets and liabilities. The Group regards its intangible assets, investments in associates and joint ventures, property plant and equipment, investment property and deferred acquisition and origination costs as non-current assets as these are held for the longer term use of the Group.
2.23 Earnings per share
     Basic earnings per share is calculated by dividing net income available to ordinary shareholders by the weighted average number of ordinary shares in issue during the year.
     Earnings per share has also been calculated on the operating profit before adjusting items, after tax, attributable to ordinary shareholders, as the Directors believe this figure provides a better indication of operating performance.
     For diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares, such as share options granted to employees.
     Potential or contingent share issuances are treated as dilutive when their conversion to shares would decrease net earnings per share.
2.24 Fiduciary activities
     Assets and income arising from fiduciary activities, together with related undertakings to return such assets to customers, are excluded from the Financial Information where the Group has no contractual rights to the assets and acts in a fiduciary capacity such as nominee, trustee or agent.
2.25 Consolidated cash flow statement
     The consolidated cash flow statement presents movements in cash and cash equivalents as shown in the consolidated statement of financial position.
     Purchases and sales of financial investments are included in operating cash flows as the purchases are funded from cash flows associated with the origination of insurance and investment contracts, net of payments of related benefits and claims. Purchases and sales of investment property are included within investing cash flows.
2.26 Related party transactions
     Transactions with related parties are recorded at amounts mutually agreed and transacted between the parties to the arrangement.

APPENDIX I	ACCOUNTANT’S REPORT
3. Exchange rates
     The Group’s principal overseas operations during the reporting period were located within the Asia Pacific region. The results and cash flows of these operations have been translated into US Dollars at the following average rates:

	US dollar exchange rates
				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
Hong Kong	7.80	7.79	7.75	7.75	7.77
Thailand	34.69	33.21	34.47	35.19	32.76
Singapore	1.52	1.42	1.46	1.50	1.40
Malaysia	3.46	3.31	3.53	3.59	3.33
China	7.65	6.99	6.83	6.84	6.83
Korea	929.37	1,047.12	1,287.00	1,362.40	1,146.79
     Assets and liabilities have been translated at the following year end rates:

	US dollar exchange rates
	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
Hong Kong	7.79	7.75	7.75	7.79
Thailand	33.85	35.52	33.24	32.56
Singapore	1.45	1.51	1.38	1.40
Malaysia	3.36	3.62	3.39	3.30
China	7.39	6.83	6.83	6.83
Korea	920.81	1,468.43	1,162.79	1,194.74
Exchange rates are expressed in units of local currency per US$1.
4. Changes in group composition
     This note provides details of the acquisitions and disposals of subsidiaries that the Group has made during the reporting period, together with details of businesses held for sale. Principal subsidiary companies are listed in Note 43.
Acquisitions
     On 27 November 2009, the Group acquired 51% of the share capital of Ayala Life Assurance Incorporated (subsequently renamed BPI-Philam Life Assurance Corporation (‘BPLAC’)), a company carrying on life insurance business in the Philippines, and entered a distribution agreement with Bank of the Philippine Islands (‘BPI’) to distribute BPLAC’s products, for consideration of US$50m, including the purchase price adjustment that was finalised and settled in May 2010 and acquisition costs.
     The profit after tax contributed by BPLAC for the year ended 30 November 2009 is insignificant as a consequence of the transaction completing at the end of the Group’s financial year. Revenue and profit as though the acquisition had occurred on 1 December 2008 are not material to the AIA Group.

APPENDIX I	ACCOUNTANT’S REPORT
     Details of the provisional fair value of the assets and liabilities acquired and the goodwill arising have been updated at 31 May 2010 to reflect the finalised purchase price adjustment and additional information that became available in the measurement period are set out as follows:

		Provisional
		fair values	Adjustments	Revised
		reported at	in the six	provisional
	Carrying	30 November	months ended	fair values at
	amount	2009	31 May 2010(1)	31 May 2010
	US$m
BPLAC
Intangible assets	—	15	9	24
Deferred acquisition costs (value of business acquired)	—	31	—	31
Property, plant and equipment	9	8	—	8
Investment property	13	13	1	14
Loans and receivables	65	67	—	67
Investment securities	246	246	(1)	245
Other assets	5	5	—	5
Cash and cash equivalents	2	2	—	2
Insurance and investment contract liabilities	(281)	(281)	—	(281)
Deferred tax assets/(liabilities)	3	(17)	(3)	(20)
Other liabilities	(6)	(6)	—	(6)

Total net assets acquired	56	83	6	89

Less: non-controlling interests acquired		(44)		(46)
Net assets acquired		39		43
Fair value of purchase consideration		46		49
Acquisition costs		1		1

Total purchase consideration		47		50

Goodwill arising on acquisition		8		7

Fair value of purchase consideration		47		50
Less: deferred consideration		(17)		(5)
Less: cash and cash equivalents in acquired subsidiary		(2)		(2)

Net cash outflow		28		43

Note: (1)	The adjustments in the six months ended 31 May 2010 arise from the update of fair value information in the measurement period and the effect of the finalisation of the purchase price adjustment which was based on net worth of BPLAC at the date of acquisition.
     On 30 November 2007, the Group acquired a further 50% of the share capital of Grand Design Development Limited (“Grand Design”) for cash consideration of US$233m. Grand Design is a holding company with a 90% interest in the share capital of Bayshore Development Group Limited (“Bayshore”), which owns a property in Hong Kong. Prior to the acquisition of this interest, the Group held a 50% interest in Grand Design. After such acquisition, the Group held a 100% interest in Grand Design. Prior to 30 November 2007, the Group had accounted for its interest in the share capital and shareholder loans of Grand Design as an associate. As a consequence of the acquisition of the further 50% interest in Grand Design, the Group consolidated Grand Design and Bayshore.
     Also on 30 November 2007, Bayshore obtained banking refinancing of US$539m, which enabled Bayshore to repay certain shareholder loans, including accrued interest. The Group received US$204m for its share of these shareholder loans, which exceeded the Group’s carrying value of Grand Design of US$191m. As this refinancing occurred concurrent with the Group’s acquisition of the further 50% of the share capital of Grand Design, the Group did not recognise a gain on this

APPENDIX I	ACCOUNTANT’S REPORT
repayment, considering it to be a reduction in the purchase consideration payable for the further 50% interest in Grand Design. During 2008, a final purchase price adjustment of US$1m was received by the Group.
     Details of the fair value of the assets and liabilities acquired and the goodwill arising are as follows:

	Fair value	Carrying amount
	US$m
Grand Design
Property, plant and equipment	19	17
Investment property	89	78
Loans and receivables	3	7
Other assets	639	383
Cash and cash equivalents	26	26
Borrowings	(544)	(544)
Deferred tax liabilities	(2)	—
Other liabilities	(11)	(11)

Net assets acquired	219	(44)

Repayment of shareholders’ loans	14
Fair value of purchase consideration	233
Less: cash and cash equivalents in acquired subsidiaries	(26)

Net cash outflow	207

     During 2008, the Group acquired a further 50% of the share capital of AIG Consulting Services Company Limited. The fair value of the net assets acquired and purchase consideration are considered immaterial. Prior to the acquisition of this interest, the Group held a 50% interest in AIG Consulting Services Company Limited. After such acquisition, the Group held a 100% interest in AIG Consulting Services Company Limited.
Disposal
     On 27 January 2010 the Group disposed of AIA Bermuda Services Inc. and completed the transfer of a block of life insurance policies by way of a business transfer to American Life Insurance Company (‘ALICO’) for an aggregate consideration of US$1. The loss on disposal of these assets which were reported as held-for-sale as of 30 November 2009, was not material.
     In October 2009, the Group sold its 60% interest in PT. Asuransi AIA Indonesia for US$65m. The loss on sale was US$29m before tax. The Group continues to operate in Indonesia through its wholly owned subsidiary PT AIA Financial.

APPENDIX I	ACCOUNTANT’S REPORT
5. Operating profit
Operating profit may be reconciled to net profit as follows:

					Six months	Six months
		Year ended	Year ended	Year ended	ended	ended
		30 November	30 November	30 November	31 May	31 May
		2007	2008	2009	2009	2010
	Note				unaudited
		US$m
Operating profit	7	1,692	1,869	1,781	923	1,134
Non-operating investment return:
Investment experience		3,640	(10,222)	5,716	2,889	304
Investment income related to investment-linked contracts		63	80	68	29	31
Investment management expenses related to investment-linked contracts		(9)	(10)	(16)	(8)	(7)
Corresponding changes in insurance and investment contract liabilities for investment-linked contracts		(2,469)	5,919	(4,166)	(2,237)	44
Corresponding changes in insurance contract liabilities for participating funds		(308)	1,502	(773)	(196)	(119)
Corresponding changes in third party interests in consolidated investment funds		(80)	319	(164)	(132)	12

Non-operating investment return		837	(2,412)	665	345	265
Other non-operating items:
Changes in insurance and investment contract liabilities for policyholders’ tax on operating profit		50	74	54	25	57
Gain on recapture of reinsurance from former parent company		—	447	—	—	—
Restructuring and separation costs		—	(10)	(89)	(25)	(18)

Non-operating items		887	(1,901)	630	345	304

Profit/(loss) before tax		2,579	(32)	2,411	1,268	1,438

Tax on operating profit		(411)	(274)	(338)	(175)	(230)
Tax on non-operating items		(190)	518	(262)	(105)	(89)
Other non-operating tax items:
Policyholders’ tax on operating profit		(50)	(74)	(54)	(25)	(57)
Release of withholding tax provision		—	275	—	—	—

Tax (expense)/credit		(651)	445	(654)	(305)	(376)

Net profit		1,928	413	1,757	963	1,062

Operating profit		1,692	1,869	1,781	923	1,134
Tax on operating profit		(411)	(274)	(338)	(175)	(230)

Operating profit after tax		1,281	1,595	1,443	748	904

Operating profit after tax attributable to:
Shareholders of AIA Group Limited		1,270	1,588	1,438	747	899
Non-controlling interests		11	7	5	1	5

APPENDIX I	ACCOUNTANT’S REPORT
     Non-operating items consist of restructuring and separation costs of US$18m (six months ended 31 May 2009 (unaudited): US$25m) for the six months ended 31 May 2010. Restructuring costs represent costs related to restructuring programmes and are primarily comprised of redundancy and contract termination costs. Separation costs are those significant and identifiable costs related to the Group’s separation from AIG.
     During 2008, the Group paid US$190m to its then immediate parent, AIRCO, in full and final settlement of the recapture of a portfolio of reinsured risks and the transfer of a related portfolio of financial assets. The fair value of financial assets received exceeded the insurance and investment contract liabilities, deferred acquisition and origination costs, and this fee, resulting in a gain on recapture of US$447m. Other items in 2008 considered to be non-operating in nature consist of restructuring and separation costs of US$10m and the release of a provision for withholding tax, as a tax treaty was clarified during 2008 which resulted in the release of tax liabilities for withholding tax on profits to be remitted to Hong Kong in the amount of US$275m.

APPENDIX I	ACCOUNTANT’S REPORT
     During 2010, the Group changed its basis of determining operating profit to exclude policyholders’ share of tax relating to the change in insurance and investment contract liabilities. After the change, operating profit would represent solely the shareholders’ share of the operating results. The effect of change affects several reportable segments including Singapore, Malaysia and Other Markets. The impact is illustrated in the table below.

	Before adjustments				Adjustments				After adjustments
				Six				Six				Six
				months				months				months
	Year ended	Year ended	Year ended	ended	Year ended	Year ended	Year ended	ended	Year ended	Year ended	Year ended	ended
	30 November	30 November	30 November	31 May	30 November	30 November	30 November	31 May	30 November	30 November	30 November	31 May
	2007	2008	2009	2009	2007	2008	2009	2009	2007	2008	2009	2009
				unaudited				unaudited				unaudited
	US$m
Singapore
Operating profit	348	333	356	154	(22)	(67)	(40)	(19)	326	266	316	135
Tax on operating profit	(68)	(100)	(92)	(41)	22	67	40	19	(46)	(33)	(52)	(22)
Operating profit after tax	280	233	264	113	—	—	—	—	280	233	264	113
Malaysia
Operating profit	123	123	150	73	(26)	(6)	(12)	(6)	97	117	138	67
Tax on operating profit	(38)	(11)	(44)	(32)	26	6	12	6	(12)	(5)	(32)	(26)
Operating profit after tax	85	112	106	41	—	—	—	—	85	112	106	41
Other Markets
Operating profit	170	188	191	90	(2)	(1)	(2)	—	168	187	189	90
Tax on operating profit	(54)	(29)	(47)	(18)	2	1	2	—	(52)	(28)	(45)	(18)
Operating profit after tax	116	159	144	72	—	—	—	—	116	159	144	72
Group
Operating profit	1,742	1,943	1,835	948	(50)	(74)	(54)	(25)	1,692	1,869	1,781	923
Tax on operating profit	(461)	(348)	(392)	(200)	50	74	54	25	(411)	(274)	(338)	(175)
Operating profit after tax	1,281	1,595	1,443	748	—	—	—	—	1,281	1,595	1,443	748

APPENDIX I	ACCOUNTANT’S REPORT
6. Total weighted premium income and annualised new premiums
     For management decision making and internal performance management purposes, the Group measures business volumes during the period using a performance measure referred to as total weighted premium income (“TWPI”), while the Group measures new business activity using a performance measure referred to as annualised new premiums (“ANP”). Both measures are reported gross of reinsurance ceded.
     Total weighted premium income consists of 100% of renewal premiums, 100% of first year premiums and 10% of single premiums and includes deposits and contributions for contracts that are accounted for as deposits in accordance with the Group’s accounting policies.
     Management considers that total weighted premium income provides an indicative volume measure of transactions undertaken in the reporting period that have the potential to generate profits for shareholders. The amounts shown are not intended to be indicative of premium and fee income recorded in the consolidated income statement.
     Annualised new premiums was introduced in 2009 as a key internal measure of new business activities, which consists of 100% of annualized first year premium and 10% of single premium. Annualised new premiums excludes renewal premiums and first year premiums are reported on an annualised basis.

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
TWPI	2007	2008	2009	2009	2010
				unaudited
	US$m
Total weighted premium income by geography
Hong Kong	2,845	2,916	2,861	1,285	1,340
Thailand	2,164	2,351	2,373	1,072	1,222
Singapore	1,514	1,641	1,524	717	796
Malaysia	667	727	707	342	390
China	806	934	1,018	469	519
Korea	2,178	2,268	1,759	827	989
Other Markets	1,184	1,366	1,390	618	766

Total	11,358	12,203	11,632	5,330	6,022

First year premiums by geography
Hong Kong	482	414	357	117	155
Thailand	301	326	337	143	168
Singapore	115	139	111	49	62
Malaysia	78	91	93	47	57
China	161	160	166	72	86
Korea	683	664	322	165	155
Other Markets	296	325	358	153	146

Total	2,116	2,119	1,744	746	829

APPENDIX I	ACCOUNTANT’S REPORT

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
TWPI	2007	2008	2009	2009	2010
				unaudited
	US$m
Single premiums by geography
Hong Kong	893	475	175	70	43
Thailand	99	158	121	67	72
Singapore	1,187	952	400	59	144
Malaysia	107	93	32	6	15
China	380	193	166	90	64
Korea	740	457	77	21	83
Other Markets	273	247	119	57	66

Total	3,679	2,575	1,090	370	487

Renewal premiums by geography
Hong Kong	2,274	2,455	2,487	1,161	1,181
Thailand	1,853	2,009	2,024	922	1,047
Singapore	1,280	1,407	1,373	662	720
Malaysia	578	627	611	294	331
China	607	755	835	388	427
Korea	1,421	1,559	1,429	660	826
Other Markets	861	1,015	1,020	460	613

Total	8,874	9,827	9,779	4,547	5,145

		Six months	Six months
	Year ended	ended	ended
	30 November	31 May	31 May
ANP	2009	2009	2010
		unaudited
	US$m
Annualised new premiums by geography
Hong Kong	387	130	165
Thailand	372	156	181
Singapore	162	60	82
Malaysia	108	54	61
China	188	79	92
Korea	340	146	146
Other Markets(1)	321	148	160
Total	1,878	773	887

Note: (1)	ANP for Other Markets excludes the new business activities of PT. Asuransi AIA Indonesia which was disposed in October 2009.
7. Segment information
     The Group’s operating segments, based on the reporting received by the Group’s Exco are each of the geographical markets in which the Group operates. Each of the reportable segments, other than the ‘Corporate and Other’ segment, writes life insurance business, providing life, pensions, and accident and health products to customers in its local market, and distributes related investment and other financial services products. The reportable segments, as required to be disclosed separately under IFRS 8, are Hong Kong, Thailand, Singapore, Korea, Malaysia, China, Other Markets and Corporate and Other. The Group’s Hong Kong reportable segment includes Macau. The Group’s Singapore reportable segment includes Brunei. Other Markets primarily includes the Group’s operations in the Philippines, Indonesia, Vietnam, India, Australia, New Zealand and Taiwan. The activities of the Corporate and Other segment consist of the AIA Group’s corporate functions, shared services and eliminations of intragroup transactions.

APPENDIX I	ACCOUNTANT’S REPORT
     Because each reportable segment other than the Corporate and Other segment focuses on serving the life insurance needs of its local market there are limited transactions between reportable segments. The key performance indicators reported in respect of each segment are:
•	annualised new premiums (since 2009);

•	total weighted premium income;

•	investment income (excluding investment income in respect of investment-linked contracts);

•	operating expenses;

•	operating profit (see Note 5);

•	expense ratio, measured as operating expenses divided by total weight premium income;

•	operating margin, measured as operating profit (see above) expressed as a percentage of total weighted premium income; and

•	operating return on allocated segment equity, measured as operating profit after tax attributable to shareholders of AIA Group Limited expressed as a simple average of opening and closing allocated segment equity (being the segment assets less segment liabilities in respect of each reportable segment less non-controlling interests, fair value and foreign currency translation reserves, and adjusted for subordinated intercompany debt).
     In presenting net capital in/(out) flows to reportable segments, capital outflows consist of dividends and profit distributions to the Corporate and Other segment and capital inflows consist of capital injections into reportable segments by the Corporate and Other segment. For the Group, net capital in/(out) flows reflect the net amount received from shareholders by way of capital contributions less amounts distributed by way of dividends.
     Business volumes in respect of the Group’s five largest customers are less than 30 per cent of premiums and fee income.

APPENDIX I	ACCOUNTANT’S REPORT

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
Year ended 30 November 2007
Total weighted premium income	2,845	2,164	1,514	667	806	2,178	1,184	—	11,358
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,401	2,206	1,464	610	723	1,506	912	(5)	8,817
Investment income(1)	607	557	538	200	147	233	352	72	2,706

Total revenue	2,008	2,763	2,002	810	870	1,739	1,264	67	11,523

Net insurance and investment contract benefits(2)	1,124	1,928	1,456	580	551	1,165	831	1	7,636
Commission and other acquisition expenses	198	293	76	75	68	165	70	2	947
Operating expenses	133	114	95	52	127	136	157	148	962
Investment management expenses and finance costs(3)	153	26	49	6	2	4	30	16	286

Total expenses	1,608	2,361	1,676	713	748	1,470	1,088	167	9,831

Share of profit/(loss) from associates	8	(1)	—	—	—	—	(8)	1	—
Operating profit/(loss)	408	401	326	97	122	269	168	(99)	1,692
Tax on operating profit	(40)	(126)	(46)	(12)	(11)	(77)	(52)	(47)	(411)

Operating profit/(loss) after tax	368	275	280	85	111	192	116	(146)	1,281

Operating profit/(loss) after tax attributable to:
Shareholders of AIA Group Limited	368	275	280	85	111	192	105	(146)	1,270
Non-controlling interests	—	—	—	—	—	—	11	—	11
Key operating ratios:
Expense ratio	4.7%	5.3%	6.3%	7.8%	15.8%	6.2%	13.3%	—	8.5%
Operating margin	14.3%	18.5%	21.5%	14.5%	15.1%	12.4%	14.2%	—	14.9%
Operating return on allocated equity	15.5%	11.0%	25.9%	24.3%	26.9%	23.8%	11.1%	—	13.7%
Operating profit includes:
Finance costs	141	—	42	2	1	—	—	17	203
Depreciation and amortisation	6	8	8	4	7	8	6	5	52
Strategic initiative expenses	—	—	—	—	—	—	—	—	—

Note: (1)	Excludes investment income related to investment-linked contracts

Note:(2)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and investment income related to investment-linked contracts

Note:(3)	Excludes investment management expenses related to investment-linked contracts

APPENDIX I	ACCOUNTANT’S REPORT
Operating profit may be reconciled to net profit/(loss) as follows:

	Key markets						Other	Corporate
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	and Other	Total
	US$m
30 November 2007
Operating profit/(loss)	408	401	326	97	122	269	168	(99)	1,692
Non-operating items	203	341	90	81	63	36	44	29	887

Profit/(loss) before tax	611	742	416	178	185	305	212	(70)	2,579
Tax on operating profit	(40)	(126)	(46)	(12)	(11)	(77)	(52)	(47)	(411)
Policyholders’ tax on operating profit	—	—	(22)	(26)	—	—	(2)	—	(50)
Tax on non-operating items	—	(103)	(36)	(28)	(12)	(11)	(1)	1	(190)

Tax expense	(40)	(229)	(104)	(66)	(23)	(88)	(55)	(46)	(651)

Net profit/(loss)	571	513	312	112	162	217	157	(116)	1,928

Net profit/(loss) attributable to:
Shareholders of AIA Group Limited	571	513	312	112	162	217	143	(116)	1,914
Non-controlling interests	—	—	—	—	—	—	14	—	14
     Allocated equity may be analysed as follows:

	Key markets						Other	Corporate
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	and Other	Total
	US$m
30 November 2007
Assets before investments in associates	23,623	13,730	20,535	5,790	4,544	7,763	6,815	5,329	88,129
Investments in associates	—	4	17	—	—	—	23	19	63
Total assets	23,623	13,734	20,552	5,790	4,544	7,763	6,838	5,348	88,192
Total liabilities	20,873	10,715	19,331	5,365	4,142	6,893	5,135	2,247	74,701

Total equity	2,750	3,019	1,221	425	402	870	1,703	3,101	13,491
Non-controlling interests	—	—	—	—	—	—	51	—	51
Amounts reflected in other comprehensive income:
Fair value reserve	104	141	70	17	(108)	(85)	558	2,272	2,969
Foreign currency translation reserve	—	142	75	29	16	8	70	1	341

Allocated equity	2,646	2,736	1,076	379	494	947	1,024	828	10,130

Net capital (out)/in flows	(7)	(61)	(319)	(51)	—	60	(1)	285	(94)

APPENDIX I	ACCOUNTANT’S REPORT
     Segment information may be reconciled to the consolidated income statement as shown below:

					Related changes in
				Investment	insurance and		Third party
			Investment	management	investment contract		interests in
			income related	expenses related	benefits		consolidated	Other	Consolidated
	Segment	Investment	to investment-	to investment-	Investment-	Participating	investment	non-operating	income
	information	experience	linked contracts	linked contracts	linked contracts	funds	funds	items	statement
	US$m
30 November 2007
Total revenue	11,523	3,640	63	—	—	—	—	—	15,226	Total revenue

Of which:										Of which:
Net premiums, fee income and other operating revenue	8,817	—	—	—	—	—	—	—	8,817	Net premiums and fee income and other operating revenue
Investment return	2,706	3,640	63	—	—	—	—	—	6,409	Investment return
Total expenses	9,831	—	—	9	2,469	308	80	(50)	12,647	Total expenses

Of which:										Of which:
Net insurance and investment contract benefits	7,636	—	—	—	2,469	308	—	(50)	10,363	Net insurance and investment contract benefits
Investment management expenses and finance costs	286	—	—	9	—	—	—	—	295	Investment management expenses and finance costs
Change in third party interests in consolidated investment funds	—	—	—	—	—	—	80	—	80	Change in third party interests in consolidated investment funds

Operating profit	1,692	3,640	63	(9)	(2,469)	(308)	(80)	50	2,579	Profit/(loss) before tax

APPENDIX I	ACCOUNTANT’S REPORT

	Key markets						Other	Corporate
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	and Other	Total
	US$m
Year ended 30 November 2008
Total weighted premium income	2,916	2,351	1,641	727	934	2,268	1,366	—	12,203
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	2,023	2,403	1,658	706	847	1,698	1,032	(6)	10,361
Investment income(1)	767	657	616	230	184	248	397	45	3,144

Total revenue	2,790	3,060	2,274	936	1,031	1,946	1,429	39	13,505

Net insurance and investment contract benefits(2)	1,540	2,101	1,618	669	692	1,222	861	1	8,704
Commission and other acquisition expenses	336	381	238	80	76	307	148	(3)	1,563
Operating expenses	183	132	129	64	172	132	173	104	1,089
Investment management expenses and finance costs(3)	141	23	24	5	6	4	31	18	252

Total expenses	2,200	2,637	2,009	818	946	1,665	1,213	120	11,608

Share of profit/(loss) from associates	—	1	1	(1)	—	—	(29)	—	(28)
Operating profit/(loss)	590	424	266	117	85	281	187	(81)	1,869
Tax on operating profit/(loss)	(21)	(121)	(33)	(5)	3	(63)	(28)	(6)	(274)

Operating profit/(loss) after tax	569	303	233	112	88	218	159	(87)	1,595

Operating profit/(loss) after tax attributable to:
Shareholders of AIA Group Limited	568	303	233	112	88	218	153	(87)	1,588
Non-controlling interests	1	—	—	—	—	—	6	—	7
Key operating ratios:
Expense ratio	6.3%	5.6%	7.9%	8.8%	18.4%	5.8%	12.7%	—	8.9%
Operating margin	20.2%	18.0%	16.2%	16.1%	9.1%	12.4%	13.7%	—	15.3%
Operating return on allocated equity	18.3%	11.7%	22.7%	27.5%	16.8%	20.2%	13.7%	—	15.1%
Operating profit includes:
Finance costs	122	2	21	1	1	—	2	10	159
Depreciation and amortisation	1	13	9	7	14	9	6	5	64
Strategic initiative expenses	4	2	9	1	—	—	1	8	25

Note:(1)	Excludes investment income related to investment-linked contracts

Note:(2)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and investment income related to investment-linked contracts

Note:(3)	Excludes investment management expenses related to investment-linked contracts

APPENDIX I	ACCOUNTANT’S REPORT
     Operating profit may be reconciled to net profit/(loss) as follows:

	Key markets						Other	Corporate
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	and Other	Total
	US$m
30 November 2008
Operating profit/(loss)	590	424	266	117	85	281	187	(81)	1,869
Non-operating items	(326)	(738)	(412)	(68)	(50)	(83)	(101)	(123)	(1,901)

Profit/(loss) before tax	264	(314)	(146)	49	35	198	86	(204)	(32)
Tax on operating profit	(21)	(121)	(33)	(5)	3	(63)	(28)	(6)	(274)
Policyholders’ tax on operating profit	—	—	(67)	(6)	—	—	(1)	—	(74)
Tax on non-operating items	—	221	193	48	15	29	9	3	518
Other non-operating tax items	—	—	—	—	—	—	—	275	275

Tax (expense)/credit	(21)	100	93	37	18	(34)	(20)	272	445

Net profit/(loss)	243	(214)	(53)	86	53	164	66	68	413

Net profit/(loss) attributable to:
Shareholders of AIA Group Limited	243	(214)	(53)	86	53	164	62	67	408
Non-controlling interests	—	—	—	—	—	—	4	1	5
     Allocated equity may be analysed as follows:

	Key markets						Other	Corporate
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	and Other	Total
	US$m
30 November 2008
Assets before investments in associates	19,252	13,938	15,883	5,534	5,636	5,055	5,656	1,008	71,962
Investments in associates	—	2	7	2	—	—	36	—	47

Total assets	19,252	13,940	15,890	5,536	5,636	5,055	5,692	1,008	72,009
Total liabilities(4)	17,416	11,030	15,003	5,075	4,953	4,424	4,716	474	63,091

Total equity	1,836	2,910	887	461	683	631	976	534	8,918
Non-controlling interests	—	—	—	—	—	—	10	—	10
Amounts reflected in other comprehensive income:
Fair value reserve	(1,737)	457	(112)	27	76	(175)	(118)	17	(1,565)
Foreign currency translation reserve	—	5	21	(3)	53	(410)	(120)	(1)	(455)

Allocated equity	3,573	2,448	978	437	554	1,216	1,204	518	10,928

Net capital in/(out) flows	684	(74)	(45)	(28)	7	105	118	(377)	390

Note: (4)	Corporate and Other and Other Markets adjusted for subordinated intercompany debt provided to Other Markets of US$68m

APPENDIX I	ACCOUNTANT’S REPORT
     Segment information may be reconciled to the consolidated income statement as shown below:

					Related changes in
				Investment	insurance and		Third party
			Investment	management	investment contract		interests in
			income related	expenses related	benefits		consolidated	Other	Consolidated
	Segment	Investment	to investment-	to investment-	Investment-	Participating	investment	non-operating	income
	information	experience	linked contracts	linked contracts	linked contracts	funds	funds	items	statement
	US$m
30 November 2008
Total revenue	13,505	(10,222)	80	—	—	—	—	447	3,810	Total revenue

Of which:										Of which:
Net premiums, fee income and other operating revenue	10,361	—	—	—	—	—	—	447	10,808	Net premiums and fee income and other operating revenue
Investment return	3,144	(10,222)	80	—	—	—	—	—	(6,998)	Investment return
Total expenses	11,608	—	—	10	(5,919)	(1,502)	(319)	(64)	3,814	Total expenses

Of which:										Of which:
Net insurance and investment contract benefits	8,704	—	—	—	(5,919)	(1,502)	—	(74)	1,209	Net insurance and investment contract benefits
Restructuring and separation costs	—							10	10	Restructuring and separation costs
Investment management expenses and finance costs	252	—	—	10	—	—	—	—	262	Investment management expenses and finance costs
Change in third party interests in consolidated investment funds	—	—	—	—	—	—	(319)	—	(319)	Change in third party interests in consolidated investment funds
Share of loss of associates	(28)	—	—	—	—	—	—	—	(28)	Share of loss of associates

Operating profit	1,869	(10,222)	80	(10)	5,919	1,502	319	511	(32)	Profit/(loss) before tax

Other non-operating items in 2008 consist of a gain of US$447m arising on the recapture of a reinsurance treaty and restructuring costs of US$10m (see Note 5).

APPENDIX I	ACCOUNTANT’S REPORT

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
Year ended 30 November 2009
Annualised new premiums	387	372	162	108	188	340	321	—	1,878
Total weighted premium income	2,861	2,373	1,524	707	1,018	1,759	1,390	—	11,632
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	2,232	2,374	1,506	656	999	1,367	1,055	(16)	10,173
Investment income(1)	779	640	609	223	201	217	400	(10)	3,059

Total revenue	3,011	3,014	2,115	879	1,200	1,584	1,455	(26)	13,232

Net insurance and investment contract benefits(2)	1,700	2,107	1,535	609	872	1,027	845	(17)	8,678
Commission and other acquisition expenses	398	391	160	70	55	371	204	(1)	1,648
Operating expenses	163	135	91	58	181	101	170	82	981
Investment management expenses and finance costs(3)	52	23	13	5	3	4	25	(2)	123

Total expenses	2,313	2,656	1,799	742	1,111	1,503	1,244	62	11,430

Share of profit/(loss) from associates	—	—	—	1	—	—	(22)	—	(21)
Operating profit/(loss)	698	358	316	138	89	81	189	(88)	1,781
Tax on operating profit	(43)	(111)	(52)	(32)	(21)	(16)	(45)	(18)	(338)

Operating profit/(loss) after tax	655	247	264	106	68	65	144	(106)	1,443

Operating profit/(loss) after tax attributable to:
Shareholders of AIA Group Limited	653	251	264	106	68	65	137	(106)	1,438
Non-controlling interests	2	(4)	—	—	—	—	7	—	5
Key operating ratios:
Expense ratio	5.7%	5.7%	6.0%	8.2%	17.8%	5.7%	12.2%	—	8.4%
Operating margin	24.4%	15.1%	20.7%	19.5%	8.7%	4.6%	13.6%	—	15.3%
Operating return on allocated equity	16.9%	9.4%	21.1%	22.5%	11.2%	5.3%	10.9%	—	12.0%
Operating profit includes:
Finance costs	43	2	6	2	—	—	3	(6)	50
Depreciation and amortisation	4	8	8	8	13	10	9	6	66
Strategic initiative expenses	10	6	14	2	3	—	9	18	62

Note: (1)	Excludes investment income related to investment-linked contracts

Note: (2)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and investment income related to investment-linked contracts

Note: (3)	Excludes investment management expenses related to investment-linked contracts

APPENDIX I	ACCOUNTANT’S REPORT
     Operating profit may be reconciled to net profit/(loss) as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
30 November 2009
Operating profit/(loss)	698	358	316	138	89	81	189	(88)	1,781
Non-operating items	(32)	563	179	47	30	(80)	(38)	(39)	630

Profit/(loss) before tax	666	921	495	185	119	1	151	(127)	2,411
Tax on operating profit	(43)	(111)	(52)	(32)	(21)	(16)	(45)	(18)	(338)
Policyholders’ tax on operating profit	—	—	(40)	(12)	—	—	(2)	—	(54)
Tax on non-operating items	—	(168)	(75)	(20)	(8)	15	(3)	(3)	(262)

Tax expense	(43)	(279)	(167)	(64)	(29)	(1)	(50)	(21)	(654)

Net profit/(loss)	623	642	328	121	90	—	101	(148)	1,757

Net profit/(loss) attributable to:
Shareholders of AIA Group Limited	621	646	328	121	90	—	94	(146)	1,754
Non-controlling interests	2	(4)	—	—	—	—	7	(2)	3
     Allocated equity may be analysed as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
30 November 2009
Assets before investments in associates	23,761	16,530	20,690	6,337	6,510	7,498	7,829	1,451	90,606
Investments in associates	—	2	7	4	—	—	40	—	53
Total assets	23,761	16,532	20,697	6,341	6,510	7,498	7,869	1,451	90,659
Total liabilities(4)	19,023	12,955	18,914	5,787	5,828	6,378	6,090	725	75,700

Total equity	4,738	3,577	1,783	554	682	1,120	1,779	726	14,959
Non-controlling interests	2	—	—	—	—	—	48	1	51
Amounts reflected in other comprehensive income:
Fair value reserve	572	463	108	24	(32)	49	375	(31)	1,528
Foreign currency translation reserve	—	195	149	26	54	(156)	40	1	309

Allocated equity	4,164	2,919	1,526	504	660	1,227	1,316	755	13,071

Net capital (out)/in flows	(30)	(175)	220	(54)	16	11	18	383	389

Note: (4)	Corporate and Other and Other Markets adjusted for subordinated intercompany debt provided to Other Markets of US$63m

APPENDIX I	ACCOUNTANT’S REPORT
     Segment information may be reconciled to the consolidated income statement as shown below:

					Related changes in
				Investment	insurance and		Third party
			Investment	management	investment contract		interests in
			income related	expenses related	benefits		consolidated	Other	Consolidated
	Segment	Investment	to investment-	to investment-	Investment-	Participating	investment	non-operating	income
	information	experience	linked contracts	linked contracts	linked contracts	funds	funds	items	statement
	US$m
30 November 2009
Total revenue	13,232	5,716	68	—	—	—	—	—	19,016	Total revenue

Of which:
Net premiums, fee income and other operating revenue	10,173	—	—	—	—	—	—	—	10,173	Net premiums and fee income and other operating revenue
Investment return	3,059	5,716	68	—	—	—	—	—	8,843	Investment return
Total expenses	11,430	—	—	16	4,166	773	164	35	16,584	Total segment expenses

Of which:
Net insurance and investment contract benefits	8,678	—	—	—	4,166	773	—	(54)	13,563	Net insurance and investment contract benefits
Restructuring and separation costs	—	—	—	—	—	—	—	89	89	Restructuring and separation costs
Investment management expenses and finance costs	123			16					139	Investment managementexpenses and finance costs
Change in third party interests in consolidated investment funds	—	—	—	—	—	—	164	—	164	Change in third party interests in consolidated investment funds
Share of loss of associates	(21)	—	—	—	—	—	—	—	(21)	Share of loss of associates

Operating profit	1,781	5,716	68	(16)	(4,166)	(773)	(164)	(35)	2,411	Profit/(loss) before tax

     Other non-operating items in 2009 consist of restructuring and separation costs of US$89m (see Note 5).

APPENDIX I	ACCOUNTANT’S REPORT

	Key markets
							Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
Period ended 31 May 2009 (unaudited)
Annualised new premiums	130	156	60	54	79	146	148	—	773
Total weighted premium income	1,285	1,072	717	342	469	827	618	—	5,330
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	1,066	1,078	719	307	458	648	488	(2)	4,762
Investment income(1)	387	320	305	105	99	99	191	(10)	1,496

Total revenue	1,453	1,398	1,024	412	557	747	679	(12)	6,258

Net insurance and investment contract benefits(2)	780	954	769	281	388	478	408	1	4,059
Commission and other acquisition expenses	189	185	70	36	24	145	83	(1)	731
Operating expenses	81	64	44	27	82	51	72	46	467
Investment management expenses and finance costs(3)	36	11	6	1	1	2	13	(5)	65

Total expenses	1,086	1,214	889	345	495	676	576	41	5,322

Share of loss from associates	—	—	—	—	—	—	(13)	—	(13)
Operating profit/(loss)	367	184	135	67	62	71	90	(53)	923
Tax on operating profit	(20)	(59)	(22)	(26)	(12)	(11)	(18)	(7)	(175)

Operating profit/(loss) after tax	347	125	113	41	50	60	72	(60)	748

Operating profit/(loss) after tax attributable to:
Shareholders of AIA Group Limited	346	128	113	41	50	60	68	(59)	747
Non-controlling interests	1	(3)	—	—	—	—	4	(1)	1
Key operating ratios:
Expense ratio	6.3%	6.0%	6.1%	7.9%	17.5%	6.2%	11.7%	—	8.8%
Operating margin	28.6%	17.2%	18.8%	19.6%	13.2%	8.6%	14.6%	—	17.3%
Operating return on allocated equity(4)	18.4%	9.9%	19.7%	19.3%	17.0%	9.8%	10.7%	—	13.1%
Operating profit includes:
Finance costs	28	1	4	—	—	—	2	(3)	32
Depreciation and amortisation	3	5	4	9	5	4	1	8	39
Strategic initiative expenses	4	2	5	1	—	—	3	6	21

Note: (1)	Excludes investment income related to investment-linked contracts

Note: (2)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and investment income related to investment-linked contracts

Note: (3)	Excludes investment management expenses related to investment-linked contracts

Note: (4)	Operating return on allocated equity has been annualised to facilitate comparison with prior periods.

APPENDIX I	ACCOUNTANT’S REPORT
     Operating profit may be reconciled to net profit/(loss) as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
31 May 2009 (unaudited)
Operating profit/(loss)	367	184	135	67	62	71	90	(53)	923
Non-operating items	9	291	48	17	22	(42)	(2)	2	345

Profit/(loss) before tax	376	475	183	84	84	29	88	(51)	1,268
Tax on operating profit	(20)	(59)	(22)	(26)	(12)	(11)	(18)	(7)	(175)
Policyholders’ tax on operating profit	—	—	(19)	(6)	—	—	—	—	(25)
Tax on non-operating items	—	(86)	(14)	(6)	(6)	6	1	—	(105)

Tax expense	(20)	(145)	(55)	(38)	(18)	(5)	(17)	(7)	(305)

Net profit/(loss)	356	330	128	46	66	24	71	(58)	963

Net profit/(loss) attributable to:
Shareholders of AIA Group Limited	355	333	128	46	66	24	68	(54)	966
Non-controlling interests	1	(3)	—	—	—	—	3	(4)	(3)
     Allocated equity may be analysed as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
30 November 2009
Assets before investments in associates	23,761	16,530	20,690	6,337	6,510	7,498	7,829	1,451	90,606
Investments in associates	—	2	7	4	—	—	40	—	53

Total assets	23,761	16,532	20,697	6,341	6,510	7,498	7,869	1,451	90,659
Total liabilities(5)	19,023	12,955	18,914	5,787	5,828	6,378	6,090	725	75,700

Total equity	4,738	3,577	1,783	554	682	1,120	1,779	726	14,959
Non-controlling interests	2	—	—	—	—	—	48	1	51
Amounts reflected in other comprehensive income:
Fair value reserve	572	463	108	24	(32)	49	375	(31)	1,528
Foreign currency translation reserve	—	195	149	26	54	(156)	40	1	309

Allocated equity	4,164	2,919	1,526	504	660	1,227	1,316	755	13,071

Net capital (out)/in flows	(30)	(175)	220	(54)	16	11	18	383	389

Note: (5)	Corporate and Other and Other Markets adjusted for subordinated intercompany debt provided to Other Markets of US$63m

APPENDIX I	ACCOUNTANT’S REPORT
     Segment information may be reconciled to the consolidated income statement as shown below:

					Related changes in
				Investment	insurance and		Third party
			Investment	management	investment contract		interests in
			income related	expenses related	benefits		consolidated	Other	Consolidated
	Segment	Investment	to investment-	to investment-	Investment-	Participating	investment	non-operating	income
	information	experience	linked contracts	linked contracts	linked contracts	funds	funds	items	statement
	US$m
31 May 2009 (unaudited)
Total revenue	6,258	2,889	29	—	—	—	—	—	9,176	Total revenue

Of which:										Of which:
Net premiums, fee income and other operating revenue	4,762	—	—	—	—	—	—	—	4,762	Net premiums and fee income and other operating revenue
Investment return	1,496	2,889	29	—	—	—	—	—	4,414	Investment return
Total expenses	5,322	—	—	8	2,237	196	132	—	7,895	Total expenses

Of which:										Of which:
Net insurance and benefits	4,059	—	—	—	2,237	196	—	(25)	6,467	Net insurance and benefits
Restructuring and separation costs	—	—	—	—	—	—	—	25	25	Restructuring and separation costs
Investment management expenses and finance costs	65	—	—	8	—	—	—	—	73	Investment management expenses and finance costs
Change in third party interests in consolidated investment funds	—	—	—	—	—	—	132	—	132	Change in third party interests in consolidated investment funds
Share of loss of associates	(13)	—	—	—	—	—	—	—	(13)	Share of loss of associates

Operating profit	923	2,889	29	(8)	(2,237)	(196)	(132)	—	1,268	Profit/(loss) before tax

     Other non-operating items for the six months ended 31 May 2009 (unaudited) consist of restructuring costs of US$25m (see Note 5).

APPENDIX I	ACCOUNTANT’S REPORT

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
Period ended 31 May 2010
Annualised new premiums	165	181	82	61	92	146	160	—	887
Total weighted premium income	1,340	1,222	796	390	519	989	766	—	6,022
Net premiums, fee income and other operating revenue (net of reinsurance ceded)	999	1,230	804	353	503	735	541	(15)	5,150
Investment income(1)	421	367	327	120	130	138	218	(3)	1,718

Total revenue	1,420	1,597	1,131	473	633	873	759	(18)	6,868

Net insurance and investment contract benefits(2)	808	1,079	786	333	459	611	424	(4)	4,496
Commission and other acquisition expenses	100	192	81	42	33	109	103	—	660
Operating expenses	83	71	56	28	82	61	98	46	525
Investment management expenses and finance costs(3)	6	12	8	2	3	1	11	2	45

Total expenses	997	1,354	931	405	577	782	636	44	5,726

Share of profit/(loss) from associates	—	—	—	1	—	—	(9)	—	(8)
Operating profit/(loss)	423	243	200	69	56	91	114	(62)	1,134
Tax on operating profit	(23)	(73)	(41)	(17)	(17)	(22)	(25)	(12)	(230)

Operating profit/(loss) after tax	400	170	159	52	39	69	89	(74)	904

Operating profit/(loss) after tax attributable to:
Shareholders of AIA Group Limited	399	170	159	52	39	69	87	(76)	899
Non-controlling interests	1	—	—	—	—	—	2	2	5
Key operating ratios:
Expense ratio	6.2%	5.8%	7.0%	7.2%	15.8%	6.2%	12.8%	—	8.7%
Operating margin	31.6%	19.9%	25.1%	17.7%	10.8%	9.2%	14.9%	—	18.8%
Operating return on allocated equity(4)	18.3%	11.1%	19.6%	21.3%	11.6%	10.9%	13.2%	—	13.2%
Operating profit includes:
Finance costs	2	1	3	—	—	—	1	(3)	4
Depreciation and amortisation	1	5	5	3	18	7	6	—	45
Strategic initiative expenses	6	2	5	1	1	2	5	12	34

Note: (1)	Excludes investment income related to investment-linked contracts

Note: (2)	Excludes corresponding changes in insurance and investment contract liabilities from investment experience for investment-linked contracts and participating funds and investment income related to investment-linked contracts

Note: (3)	Excludes investment management expenses related to investment-linked contracts

Note: (4)	Operating return on allocated equity has been annualised to facilitate comparison with prior periods.

APPENDIX I	ACCOUNTANT’S REPORT
     Operating profit may be reconciled to net profit/(loss) as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
31 May 2010
Operating profit/(loss)	423	243	200	69	56	91	114	(62)	1,134
Non-operating items	12	247	103	20	(54)	8	1	(33)	304

Profit/(loss) before tax	435	490	303	89	2	99	115	(95)	1,438
Tax on operating profit	(23)	(73)	(41)	(17)	(17)	(22)	(25)	(12)	(230)
Policyholders’ tax on operating profit	—	—	(49)	(6)	—	—	(2)	—	(57)
Tax on non-operating items	—	(74)	(18)	(6)	14	(2)	—	(3)	(89)

Tax expense	(23)	(147)	(108)	(29)	(3)	(24)	(27)	(15)	(376)

Net profit/(loss)	412	343	195	60	(1)	75	88	(110)	1,062

Net profit/(loss) attributable to:
Shareholders of AIA Group Limited	411	343	195	60	(1)	75	86	(112)	1,057
Non-controlling interests	1	—	—	—	—	—	2	2	5
     Allocated equity may be analysed as follows:

	Key markets						Other	Corporate and
	Hong Kong	Thailand	Singapore	Malaysia	China	Korea	Markets	Other	Total
	US$m
31 May 2010
Assets before investments in associates	24,783	18,329	21,021	6,699	6,970	7,888	8,193	1,792	95,675
Investments in associates	—	2	7	5	—	—	49	—	63
Total assets	24,783	18,331	21,028	6,704	6,970	7,888	8,242	1,792	95,738
Total liabilities(4)	19,630	14,009	19,041	6,161	6,188	6,687	6,421	994	79,131

Total equity	5,153	4,322	1,987	543	782	1,201	1,821	798	16,607
Non-controlling interests	4	—	—	—	—	—	54	2	60
Amounts reflected in other comprehensive income:
Fair value reserve	572	828	142	26	44	87	414	(21)	2,092
Foreign currency translation reserve	(1)	261	124	44	53	(188)	33	2	328

Allocated equity	4,578	3,233	1,721	473	685	1,302	1,320	815	14,127

Net capital in/(out) flows	3	(29)	—	(91)	26	—	(82)	172	(1)

Note: (4)	Corporate and Other and Other Markets adjusted for subordinated intercompany debt provided to Other Markets of US$33m

APPENDIX I	ACCOUNTANT’S REPORT
     Segment information may be reconciled to the consolidated income statement as shown below:

					Related changes in
				Investment	insurance and		Third party
			Investment	management	investment contract		interests in
			income related	expenses related	benefits		consolidated	Other	Consolidated
	Segment	Investment	to investment-	to investment-	Investment-	Participating	investment	non-operating	income
	information	experience	linked contracts	linked contracts	linked contracts	funds	funds	items	statement
	US$m
31 May 2010
Total revenue	6,868	304	31	—	—	—	—	—	7,203	Total revenue

Of which:
Net premiums, fee income and other operating revenue	5,150	—	—	—	—	—	—	—	5,150	Net premiums and fee income and other operating revenue
Investment return	1,718	304	31	—	—	—	—	—	2,053	Investment return
Total expenses	5,726	—	—	7	(44)	119	(12)	(39)	5,757	Total segment expenses

Of which:
Net insurance and investment contract benefits	4,496	—	—	—	(44)	119	—	(57)	4,514	Net insurance and investment contract benefits
Restructuring and separation costs	—	—	—	—	—	—	—	18	18	Restructuring and separation costs
Investment management expenses and finance costs	45	—	—	7	—	—	—	—	52	Investment management expenses and finance costs
Change in third party interests in consolidated investment funds	—	—	—	—	—	—	(12)	—	(12)	Change in third party interests in consolidated investment funds
Share of loss of associates	(8)	—	—	—	—	—	—	—	(8)	Share of loss of associates

Operating profit	1,134	304	31	(7)	44	(119)	12	39	1,438	Profit/(loss) before tax

     Other non-operating items in 2010 consist of restructuring and separation costs of US$18m (see Note 5).

APPENDIX I	ACCOUNTANT’S REPORT
8. Revenue
Investment return

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Interest income	2,560	2,958	2,913	1,418	1,586
Dividend income	184	203	147	71	129
Rental income	25	63	67	36	34

Investment income	2,769	3,224	3,127	1,525	1,749
Available for sale
Net realised gains/(losses) from debt securities	1	(90)	(162)	(13)	54
Impairment of debt securities	—	(142)	(67)	(31)	(1)

Net gains/(losses) of available for sale financial assets reflected in the consolidated income statement	1	(232)	(229)	(44)	53
At fair value through profit or loss
Net (losses)/gains of debt securities	(227)	(1,117)	635	88	210
Net gains/(losses) of equity securities	4,030	(8,968)	5,506	2,953	(3)
Net fair value movement on derivatives	100	(247)	273	120	97

Net gains/(losses) in respect of financial assets at fair value through profit or loss	3,903	(10,332)	6,414	3,161	304
Net foreign exchange (losses)/gains	(262)	300	(426)	(226)	(51)
Other realised (losses)/gains	(2)	42	(43)	(2)	(2)

Investment experience	3,640	(10,222)	5,716	2,889	304

Investment return	6,409	(6,998)	8,843	4,414	2,053

     Other realised (losses)/gains for the year ended 30 November 2009 includes US$9m of impairment loss relating to the disposal group held for sale (see Note 11 for further information) and US$29m loss before tax relating to the disposal of PT. Asuransi AIA Indonesia.
     Foreign currency movements resulted in the following (losses)/gains income recognised in the statement (other than gains and losses arising on items measured at fair value through profit or loss):

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Foreign exchange (loss)/gain	(225)	227	(140)	(100)	(53)

APPENDIX I	ACCOUNTANT’S REPORT
Other operating revenue

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Gain on recapture of reinsurance from former parent company (see Note 5)	—	447	—	—	—
Other revenue	77	79	71	26	37

Total	77	526	71	26	37

     The balance of other operating revenue largely consists of asset management fees.

APPENDIX I	ACCOUNTANT’S REPORT
9. Expenses

	Year ended	Year ended	Year ended	Six months	Six months
	30 November	30 November	30 November	ended 31 May	ended 31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Insurance contract benefits	4,555	5,402	5,375	2,626	2,820
Change in insurance contract liabilities	5,233	(1,898)	6,275	2,952	1,973
Investment contract benefits	1,228	(2,047)	2,164	1,004	(116)

Insurance and investment contract benefits	11,016	1,457	13,814	6,582	4,677
Insurance and investment contract benefits ceded	(653)	(248)	(251)	(115)	(163)

Insurance and investment contract benefits, net of ceded reinsurance	10,363	1,209	13,563	6,467	4,514
Commissions and other acquisition expenses incurred	2,282	2,269	1,855	798	933
Deferral and amortisation of acquisition costs	(1,335)	(706)	(207)	(67)	(273)

Commission and other acquisition expenses	947	1,563	1,648	731	660
Employee benefit expenses	585	639	610	280	337
Depreciation	45	61	57	36	40
Amortisation	7	3	9	3	5
Operating lease rentals	81	94	90	49	43
Other operating expenses	244	292	215	99	100

Operating expenses	962	1,089	981	467	525
Restructuring costs	—	8	11	7	1
Separation costs	—	2	78	18	17

Restructuring and separation costs	—	10	89	25	18
Investment management expenses	92	103	89	41	48
Finance costs	203	159	50	32	4
Change in third party interests in consolidated investment funds	80	(319)	164	132	(12)

Total	12,647	3,814	16,584	7,895	5,757

     Other operating expenses include auditors’ remuneration of US$4m (for the year ended 30 November 2007: US$8m; for the year ended 30 November 2008: US$8m; for the year ended 30 November 2009: US$8m; six months ended 31 May 2009 (unaudited): US$4m). Operating expenses include strategic initiative expenses of US$34m (for the year ended 30 November 2007: US$nil; for the year ended 30 November 2008: US$25m; for the year ended 30 November 2009: US$62m; six months ended 31 May 2009 (unaudited): US$20m). Strategic initiative expenses consist of expenses for enhancing distribution capability and operational efficiency and are approved by the Group’s Strategic Initiative Office.

APPENDIX I	ACCOUNTANT’S REPORT
     Investment management expenses may be analysed as:

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
			US$m
Investment management expenses including fees paid to related parties	88	101	87	40	48
Depreciation on investment property	4	2	2	1	—

Total	92	103	89	41	48

     Finance costs may be analysed as:

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Securities lending and repurchase agreements (see Note 30 for details)	193	134	44	28	2
Bank and other loans	1	18	5	3	2
Related party borrowings (see Note 41)	9	7	1	1	—

Total	203	159	50	32	4

     Interest expense includes US$2m (for the year ended 30 November 2007: US$10m; for the year ended 30 November 2008: US$25m; for the year ended 30 November 2009: US$5m; six months ended 31 May 2009 (unaudited): US$2m) on bank loans, overdrafts and related party loans wholly repayable within five years.
     Employee benefit expenses consist of:

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$ m
Wages and salaries	464	497	477	221	282
Share based compensation	11	19	8	4	5
Pension costs — defined contribution plans	20	27	30	15	16
Pension costs — defined benefit plans	12	12	14	5	7
Other employee benefit expenses	78	84	81	35	27

Total	585	639	610	280	337

APPENDIX I	ACCOUNTANT’S REPORT
10. Income tax

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Tax charged/(credited) in the consolidated income statement
Current income tax — Hong Kong Profits Tax	39	37	34	13	17
Current income tax — overseas	425	364	287	121	279
Deferred income tax on temporary differences	187	(846)	333	171	80

Total	651	(445)	654	305	376

     There are no current tax assets recoverable in more than one year.
     The tax benefit or expense attributable to Singapore, Malaysia, Australia and New Zealand life insurance policyholder returns is included in the tax charge or credit and is analysed separately in the consolidated income statement in order to permit comparison of the underlying effective rate of tax attributable to shareholders from year to year. The tax attributable to policyholders’ returns included above is US$70m charge (for the year ended 30 November 2007: US$70m charge; for the year ended 30 November 2008: US$90m credit; for the year ended 30 November 2009: US$137m charge; for the six months ended 31 May 2009 (unaudited): US$46m charge).
     The provision for Hong Kong Profits Tax is calculated at 16.5%, starting from the year of assessment 2008/09. In previous periods, the Profits Tax rate in Hong Kong was 17.5%. Taxation for overseas subsidiaries and branches is charged at the appropriate current rates of taxation ruling in the relevant jurisdictions of which the most significant jurisdictions are outlined below.

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
Thailand	30%	30%	30%	30%	30%
Singapore	18%	18%	17%	18%	17%
Korea	27.5%	27.5%	24.2%	24.2%	24.2%
Malaysia	27%	26%	25%	25%	25%
China	25%/33%	25%	25%	25%	25%
Hong Kong	17.5%	16.5%	16.5%	16.5%	16.5%
Other	20% - 35%	20% - 35%	20% - 30%	20% - 30%	20% - 30%
     The table above reflects the principal rate of corporate income taxes, as at the end of each year/ period. The rate changes reflect changes to the enacted or substantively enacted corporate tax rates throughout the period in each jurisdiction.

APPENDIX I	ACCOUNTANT’S REPORT

					Six months	Six months
	Year ended	Year ended		Year ended	ended	ended
	30 November	30 November		30 November	31 May	31 May
	2007	2008		2009	2009	2010
					unaudited
	US$m
Income tax reconciliation
Profit/(loss) before income tax	2,579	(32)		2,411	1,268	1,438
Tax calculated at domestic tax rates applicable to profits/(losses) in the respective countries	610	5		549	292	333
Reduction in tax payable from:
Release of provision for withholding tax	—	(275	)(2)	—	—	—
Life insurance tax(1)	—	(108)		—	—	(15)
Exempt investment income	(17)	(33)		(38)	(7)	(25)
Changes in tax rate and law	(24)	(44)		—	—	(2)
Release of provisions for uncertain tax positions	—	(10)		—	—	—
Amounts over provided in prior years	(10)	(3)		(4)	(2)	—
Unrecognised deferred tax assets	—	—		—	(2)	(37)
Other	—	(4)		—	—	—

	(51)	(477)		(42)	(11)	(79)
Increase in tax payable from:
Life insurance tax(1)	19	—		70	6	—
Withholding taxes	37	—		12	4	18
Disallowed expenses	3	20		43	6	11
Changes in tax rate and law	—	—		—	—	32
Amounts under provided in prior years	—	—		—	—	6
Unrecognised deferred tax assets	13	7		4	—	—
Provisions for uncertain tax positions	3	—		3	—	42
Other	17	—		15	8	13

	92	27		147	24	122

Total income tax expense/(credit)	651	(445)		654	305	376

Note:(1)	Life insurance tax refers to the permanent differences which arise where the tax regime specific to the life insurance business does not adopt net income as the basis for calculating taxable profit, for example Hong Kong, where life business taxable profit is derived from life premiums.

(2)	Release of a provision for withholding tax of US$275m following clarification of a tax treaty with Hong Kong.

APPENDIX I	ACCOUNTANT’S REPORT
     The movement in deferred tax liabilities in the period may be analysed as set out below:

			(Charged)/credited to
		(Charged)/	other comprehensive
	Net deferred tax	credited to the	income			Net deferred tax
	asset/(liability)	income	Fair value		Foreign	asset/(liability) at
	at 1 December	statement	reserve		exchange	period/year end
	US$m
30 November 2007
Revaluation of financial instruments	(434)	(55)	181		(26)	(334)
Deferred acquisition costs	(1,484)	(98)	—		(38)	(1,620)
Insurance and investment contract liabilities	742	342	—		132	1,216
Withholding taxes	(256)	(34)	—		(14)	(304)
Provision for expenses	150	(42)	—		(16)	92
Losses available for offset against future taxable income	68	(45)	—		(17)	6
Life surplus(1)	(35)	(285)	—		(110)	(430)
Other	(94)	30	—		11	(53)

Total	(1,343)	(187)	181	(2)	(78)	(1,427)

30 November 2008
Revaluation of financial instruments	(334)	389	(12)		34	77
Deferred acquisition costs	(1,620)	346	—		30	(1,244)
Insurance and investment contract liabilities	1,216	(352)	—		(31)	833
Withholding taxes	(304)	261	—		(5)	(48)
Provision for expenses	92	(22)	—		(2)	68
Losses available for offset against future taxable income	6	(2)	—		—	4
Life surplus(1)	(430)	161	—		14	(255)
Other	(53)	65	—		6	18

Total	(1,427)	846	(12	)(2)	46	(547)

APPENDIX I	ACCOUNTANT’S REPORT

			(Charged)/credited to
		(Charged)/	other comprehensive			Net deferred tax
	Net deferred tax	credited to the	income			asset/(liability)
	asset/(liability)	income	Fair value		Foreign	at period/
	at 1 December	statement	reserve		exchange	year end
			US$m
30 November 2009
Revaluation of financial instruments	77	(185)	(133)		(41)	(282)
Deferred acquisition costs	(1,244)	(187)	—		(41)	(1,472)
Insurance and investment contract liabilities	833	170	—		38	1,041
Withholding taxes	(48)	(12)	—		(3)	(63)
Provision for expenses	68	(7)	—		(2)	59
Losses available for offset against future taxable income	4	—	—		—	4
Life surplus(1)	(255)	(118)	—		(26)	(399)
Other	18	6	—		1	25

Total	(547)	(333)	(133	)(2)	(74)	(1,087)

31 May 2010
Revaluation of financial instruments	(282)	(127)	(210)		7	(612)
Deferred acquisition costs	(1,472)	(49)	—		3	(1,518)
Insurance and investment contract liabilities	1,041	246	—		(13)	1,274
Withholding taxes	(63)	(7)	—		—	(70)
Provision for expenses	59	(99)	—		5	(35)
Losses available for offset against future taxable income	4	(4)	—		—	—
Life surplus(1)	(399)	(17)	—		1	(415)
Other	25	(23)	—		1	3

Total	(1,087)	(80)	(210	)(2)	4	(1,373)

Note:(1)	Life surplus relates to the temporary difference which arises where the taxable profits are based on actual distributions from the long term fund. This primarily relates to Singapore and Malaysia.

(2)	Of the fair value reserve deferred tax charge of US$210m (30 November 2009: US$133m; 30 November 2008: US$12m; 30 November 2007: US$(181)m) for 2010, US$210m (30 November 2009: US$139m; 30 November 2008: US$22m; 30 November 2007: US$(181)m) relates to fair value gains and losses on available for sale financial assets and US$nil (30 November 2009: US$(6)m; 30 November 2008: US$(10)m; 30 November 2007: US$nil) relates to fair value gains and losses on available for sale financial assets transferred to income on disposal and impairment.
     Deferred tax assets are recognised to the extent that sufficient future taxable profits will be available for realisation. The Group has not recognised deferred tax assets on tax losses and the temporary difference on insurance and investment contract liabilities arising from different accounting and statutory/tax reserving methodology for certain branches and subsidiaries on the basis that they have histories of tax losses and there is insufficient evidence that future profits will be available.

APPENDIX I	ACCOUNTANT’S REPORT
     Temporary differences not recognised in the consolidated statement of financial position are:

				Six	Six
				months	months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Tax losses	144	148	148	154	72
Insurance and investment contract liabilities	117	89	52	93	62

Total	261	237	200	247	134

     The Group has not provided deferred tax liabilities of US$47.7m (30 November 2009: US$47.7m; 30 November 2008: US$3.7m; 30 November 2007: US$29.7m) in respect of unremitted earnings of operations in one jurisdiction from which a withholding tax charge would be incurred upon distribution as the Group does not consider it probable that this portion of accumulated earnings will be remitted in the foreseeable future.
     The Group has unused income tax losses carried forward in Hong Kong, Vietnam, Indonesia, the Philippines and Taiwan. The tax losses of Hong Kong can be carried forward indefinitely. The tax losses of Vietnam, Indonesia, the Philippines and Taiwan are due to expire within the periods ending 2012 (Vietnam), 2013 (Indonesia, the Philippines) and 2019 (Taiwan). The group previously had income tax losses arising in China, these were fully utilised in the period to 31 May 2010.
11. Disposal groups held for sale
     On 28 August 2009, AIA-B agreed to sell AIA (Bermuda) Services Inc. and transfer a block of life insurance policies through a business transfer to ALICO for an aggregate consideration of US$1.
     As a result, the assets and liabilities have been presented as held for sale at 30 November 2009. Refer to Note 8 for additional information.
     The following table shows the assets and liabilities of the disposal group classified as held for sale:

30 November 2009
US$m
Available for sale — debt securities	50
Other assets	5
Cash and cash equivalents	3

Total assets	58

Insurance contract liabilities	57
Other liabilities	1

Total liabilities	58

     The sale of the disposal group was completed on 27 January 2010.

APPENDIX I	ACCOUNTANT’S REPORT
12. Earnings per share
Basic
     Basic earnings per share is calculated by dividing the net profit attributable to shareholders of AIA Group Limited by the weighted average number of ordinary shares in issue during the period.

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
Net profit attributable to shareholders of AIA Group Limited (US$m)	1,914	408	1,754	966	1,057
Weighted average number of ordinary shares in issue (million)	12,000	12,000	12,000	12,000	12,044
Basic earnings per share (US cents per share)	16	3	15	8	9

Diluted
     Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. As of 30 November 2009, the Group had potentially dilutive instruments which were the shares yet to be issued as described in note 34. The Group currently has no potential dilutive instruments in issue.

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
Net profit attributable to shareholders of AIA Group Limited (US$m)	1,914	408	1,754	966	1,057
Weighted average number of ordinary shares for diluted earnings per share (million)	12,000	12,000	12,000	12,000	12,044
Diluted earnings per share (US cents per share)	16	3	15	8	9

Operating profit per share
     Operating profit (see Note 5) per share is calculated by dividing the operating profit after tax attributable to shareholders of AIA Group Limited by the weighted average number of ordinary shares in issue during the year. As of 30 November 2009, the Group had potentially dilutive instruments which were the shares yet to be issued as described in note 34. The Group currently has no potential dilutive instruments in issue.

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
Basic and fully diluted (US cents per share)	14	16	15	8	9

APPENDIX I	ACCOUNTANT’S REPORT
13. Dividends

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Ordinary dividends declared and charged to equity in the period	261	346	25	—	—

     Dividends declared and charged to equity reflect dividends declared by the subsidiaries of the Group to their former parent companies.

APPENDIX I	ACCOUNTANT’S REPORT
14. Intangible assets

			Distribution
		Computer	and other
	Goodwill	software	rights	Total
		US$m
Cost
At 1 December 2006	144	81	5	230
Additions	—	22	—	22
Foreign exchange movements	1	—	—	1
At 30 November 2007	145	103	5	253
Additions	—	20	18	38
Disposals	—	(8)	—	(8)
Foreign exchange movements	(1)	(5)	—	(6)
At 1 December 2008	144	110	23	277
Additions	8	23	5	36
Acquisition of a subsidiary	—	—	15	15
Disposals	—	(4)	(18)	(22)
Disposal of a subsidiary	(23)	(1)	—	(24)
Foreign exchange movements	—	8	(1)	7
At 30 November 2009	129	136	24	289
Additions	—	7	2	9
Acquisition of a subsidiary	—	—	9	9
Disposals	—	(3)	—	(3)
Foreign exchange movements	(2)	(1)	1	(2)

At 31 May 2010	127	139	36	302

Accumulated amortisation
At 1 December 2006	(6)	(39)	—	(45)
Amortisation charge for the year	—	(7)	—	(7)
Foreign exchange movements	—	(1)	—	(1)
At 30 November 2007	(6)	(47)	—	(53)
Amortisation charge for the year	—	(3)	—	(3)
Disposals	—	8	—	8
Foreign exchange rate movements	—	3	—	3
At 1 December 2008	(6)	(39)	—	(45)
Amortisation charge for the year	—	(8)	(1)	(9)
Disposal of a subsidiary	—	1	—	1
Foreign exchange rate movements	—	(3)	—	(3)
At 30 November 2009	(6)	(49)	(1)	(56)
Amortisation charge for the year	—	(5)	—	(5)
Disposal of a subsidiary	—	2	—	2
Foreign exchange rate movements	—	(1)	—	(1)

At 31 May 2010	(6)	(53)	(1)	(60)

Net book value
At 30 November 2007	139	56	5	200
At 30 November 2008	138	71	23	232
At 30 November 2009	123	87	23	233
At 31 May 2010	121	86	35	242
     Of the above, US$233m (30 November 2007: US$191m; 30 November 2008: US$210m; 30 November 2009: US$224m) is expected to be recovered more than 12 months after the end of the reporting period.
     Goodwill arises primarily in respect of the Group’s insurance businesses. Impairment testing is performed by comparing the carrying value of goodwill with the present value of expected future cash flows plus a multiple of the present value of the new business generated.

APPENDIX I	ACCOUNTANT’S REPORT
15. Investments in associates

				Six months
	Year ended	Year ended	Year ended	ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
		US$m
Group
At beginning of the financial period	267	63	47	53
Cash distributions (see Note 4 for details)	(190)	—	—	—
Additions	8	48	24	14
Disposals	(27)	(17)	(1)	—
Share of net (loss)/profit	—	(28)	(21)	(8)
Others	—	—	—	4
Foreign exchange movements	5	(19)	4	—

At end of the financial period	63	47	53	63

     The Group’s interest in its principal associates is as follows:

				Percentage interest held
				As at	As at	As at	As at
	Country of	Type of		30 November	30 November	30 November	31 May
	incorporation	shares held	Principal activity	2007	2008	2009	2010
AIG Card (Thailand) Company Limited	Thailand	Ordinary	Credit card business	39%	39%	—	—
AIG Consulting Services Company Limited	China	Ordinary	Consultancy service	50%	—	—	—
AIG Credit Card Co. (HK) Limited	Hong Kong	Ordinary	Credit card business	50%	—	—	—
Beacon Property Ventures, Inc	Philippines	Ordinary	Property management	40%	40%	40%	40%
Chelshire Investments Private Limited	Singapore	Ordinary	Property management	50%	50%	50%	50%
Chelville Investments Private Limited	Singapore	Ordinary	Property management	50%	50%	50%	50%
Deeptro Private Limited	Singapore	Ordinary	Property management	50%	50%	50%	50%
Grange Development Private Limited	Singapore	Ordinary	Property development	23.25%	—	—	—
ICCP Holdings Inc	Philippines	Ordinary	Investment holding	20%	20%	20%	20%
Manila Exposition Complex, Inc	Philippines	Ordinary	Hotel	10%	10%	10%	10%
NaiLert Park Hotel Co. Limited	Thailand	Ordinary	Property management	20%	20%	20%	20%
Panareno Sendrian Berhad	Malaysia	Ordinary and preference	Property management	35%	35%	35%	35%
Philam Realty	Philippines	Ordinary	Property management	40%	40%	40%	40%
Science Park of the Philippines	Philippines	Ordinary	Property management	17%	17%	17%	17%
Tata AIG Life Insurance Company Limited	India	Ordinary	Insurance	26%	26%	26%	26%
Winfame Investments Private Limited	Singapore	Ordinary	Property management	50%	50%	50%	50%
Winwave Investments Private Limited	Singapore	Ordinary	Property management	50%	50%	50%	50%

APPENDIX I	ACCOUNTANT’S REPORT
     In 2008, AIG Consulting Services Company Limited in China became a subsidiary. All associates are unlisted.
     Aggregated financial information of associates

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Share of income	142	65	146	111	49
Share of expenses	(142)	(93)	(167)	(124)	(57)

Share of loss	—	(28)	(21)	(13)	(8)

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
Share of current assets	265	221	425	410
Share of long term assets	161	195	186	312
Share of current liabilities	(239)	(73)	(30)	(22)
Share of long term liabilities	(124)	(296)	(528)	(637)

Share of net assets	63	47	53	63

     Investments in associates are held for their long term contribution to the Group’s performance and so all amounts are expected to be realised more than 12 months after the end of the reporting period.

APPENDIX I	ACCOUNTANT’S REPORT
16. Property, plant and equipment

	Property held for	Fixtures	Computer
	use	and fittings	hardware	Total
		US$m
Cost
At 1 December 2006	339	194	133	666
Additions	3	27	28	58
Disposals	—	(7)	(7)	(14)
Transfers from investment property	19	—	—	19
Foreign exchange movements	24	—	(1)	23
At 30 November 2007	385	214	153	752
Additions	4	45	18	67
Disposals	(10)	(8)	(6)	(24)
Transfers from investment property	4	—	—	4
Foreign exchange movements	(19)	(19)	(12)	(50)
At 30 November 2008	364	232	153	749
Additions	2	15	20	37
Disposals	—	(19)	(16)	(35)
Transfers to investment property	(10)	—	—	(10)
Acquisition of a subsidiary	7	—	1	8
Disposal of a subsidiary	(1)	(3)	(1)	(5)
Foreign exchange movements	23	15	9	47
At 30 November 2009	385	240	166	791
Additions	1	14	5	20
Disposals	(8)	(12)	(2)	(22)
Transfers to investment property	(1)	—	—	(1)
Foreign exchange movements	—	1	1	2

At 31 May 2010	377	243	170	790

Accumulated depreciation
At 1 December 2006	(118)	(135)	(104)	(357)
Depreciation charge	(11)	(18)	(16)	(45)
Disposals	—	4	4	8
Foreign exchange movements	(7)	—	1	(6)
At 30 November 2007	(136)	(149)	(115)	(400)
Depreciation charge	(13)	(26)	(22)	(61)
Disposals	5	4	5	14
Transfers from investment property	(1)	—	—	(1)
Foreign exchange movements	8	12	11	31
At 30 November 2008	(137)	(159)	(121)	(417)
Depreciation charge	(11)	(23)	(23)	(57)
Disposals	—	14	15	29
Transfers to investment property	1	—	—	1
Disposal of a subsidiary	—	3	1	4
Foreign exchange movements	(9)	(9)	(7)	(25)
At 30 November 2009	(156)	(174)	(135)	(465)
Depreciation charge	(6)	(25)	(9)	(40)
Disposals	8	9	2	19
Foreign exchange movements	—	(1)	—	(1)

At 31 May 2010	(154)	(191)	(142)	(487)

Net book value
At 30 November 2007	249	65	38	352
At 30 November 2008	227	73	32	332
At 30 November 2009	229	66	31	326
At 31 May 2010	223	52	28	303
     The Group holds freehold land in the form of property, plant and equipment outside Hong Kong of US$72m (30 November 2007: US$71m; 30 November 2008: US$68m; 30 November 2009: US$73m).

APPENDIX I	ACCOUNTANT’S REPORT
     The Group holds property, plant and equipment for its long term use and, accordingly, the annual depreciation charge approximates to the amount expected to be recovered through consumption within 12 months after the end of the reporting period.
17. Investment property

Investment
Property
US$m
Cost
At 1 December 2006	136
Additions	111
Transfers to property, plant and equipment	(19)
Foreign exchange movements	13
At 30 November 2007	241
Additions	47
Disposals	(10)
Transfers to property, plant and equipment	(4)
Foreign exchange movements	(11)
At 1 December 2008	263
Additions	2
Disposals	(2)
Transfers from property, plant and equipment	10
Acquisition of a subsidiary	13
Foreign exchange movements	8
At 30 November 2009	294
Additions	—
Disposals	(1)
Transfers from property, plant and equipment	1
Foreign exchange movements	4

At 31 May 2010	298

Accumulated depreciation
At 1 December 2006	(41)
Charge for the year	(4)
Foreign exchange movements	(6)
At 30 November 2007	(51)
Charge for the year	(2)
Disposals	4
Transfers to property, plant and equipment	1
Foreign exchange movements	2
At 1 December 2008	(46)
Charge for the year	(2)
Transfers from property, plant and equipment	(1)
Foreign exchange movements	(1)
At 30 November 2009	(50)
Charge for the period	—
Disposals	1
Foreign exchange movements	(2)

At 31 May 2010	(51)

Net book value
At 30 November 2007	190
At 30 November 2008	217
At 30 November 2009	244
At 31 May 2010	247

APPENDIX I	ACCOUNTANT’S REPORT
     The Group holds investment property for the long term, and so the annual amortisation charge approximates to the amount expected to be recovered within 12 months after the reporting period.
     The Group leases out its investment property under operating leases. The leases typically run for an initial period of two to twelve years, with an option to renew the lease based on future negotiations. Lease payments are usually negotiated every two years to reflect market rentals. None of the leases include contingent rentals. Rental income generated from investment properties amounted to US$34m (for the year ended 30 November 2007: US$25m; for the year ended 30 November 2008: US$63m; for the year ended 30 November 2009: US$68m; six month period ended 31 May 2009 (unaudited): US$36m). Direct operating expenses (including repair and maintenance) on investment property that generates rental income amounted to US$5m (for the year ended 30 November 2007: US$22m; for the year ended 30 November 2008: US$25m; for the year ended 30 November 2009: US$12m; six month period ended 31 May 2009 (unaudited): US$8m).
     The Group owns investment property in the form of freehold land outside Hong Kong of US$57m (30 November 2007: US$10m; 30 November 2008: US$47m; 30 November 2009: US$50m). The Group does not hold freehold land in Hong Kong.
     The future minimum operating lease rental income under non-cancellable operating leases that the Group expects to receive in future periods may be analysed as follows:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Leases of investment property
Expiring no later than one year	42	47	56	49
Expiring later than one year and no less than five years	100	95	104	80
Expiring after five years or more	23	21	12	5

Total	165	163	172	134

18. Fair value of investment property and property held for use

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Carrying value(1)
Investment properties	190	217	244	247
Property held for use (classified as property, plant and equipment)	249	227	229	223
Leasehold land (classified as prepayments in other assets)	693	686	690	687

Total	1,132	1,130	1,163	1,157

Fair value(1)
Investment properties (including land)	1,445	1,407	1,593	1,587
Properties held for use (including land)	827	748	870	865

Total	2,272	2,155	2,463	2,452

Note: (1)	Carrying and fair values are presented before non-controlling interests and, for assets held in participating funds, before allocation to policyholders.

APPENDIX I	ACCOUNTANT’S REPORT
19. Reinsurance assets

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Amounts recoverable from reinsurers	87	19	29	42
Ceded insurance and investment contract liabilities	2,581	128	255	416

Total	2,668	147	284	458

20. Deferred acquisition and origination costs

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Carrying amount
Deferred acquisition costs on insurance contracts	9,188	9,082	10,123	10,379
Deferred origination costs on investment contracts	856	965	853	848

Total	10,044	10,047	10,976	11,227

				Period
	Year ended	Year ended	Year ended	ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
Movements in the period
At beginning of the financial period	8,135	10,044	10,047	10,976
Deferral and amortisation of acquisition costs	1,249	695	308	256
Foreign exchange movements	336	(1,150)	827	3
Recapture of reinsurance treaty (see Note 5)	—	505	—	—
Impact of assumption changes	86	11	(101)	17
Acquisition of a subsidiary	—	—	31	—
Disposal of a subsidiary	—	—	(70)	—
Other movements	238	(58)	(66)	(25)

At end of the financial period	10,044	10,047	10,976	11,227

     Deferred acquisition and origination costs are expected to be recoverable over the mean term of the Group’s insurance and investment contracts, and liability adequacy testing is performed at least annually to confirm their recoverability. Accordingly, the annual amortisation charge, which varies with investment performance for certain universal life and investment-linked products, approximates to the amount which is expected to be realised within 12 months of the end of the reporting period.
21. Financial investments
     The following tables analyse the AIA Group’s financial investments by type and nature. The AIA Group manages its financial investments in two distinct categories: Investment-linked Investments and Policyholder and Shareholder Investments. The investment risk in respect of Investment-linked Investments is generally wholly borne by our customers, and does not directly affect the profit for the year before tax. Furthermore, investment-linked contract holders are responsible for allocation of their policy values amongst investment options offered by the Group. Although profit for the year before tax is not affected by Investment-linked Investments, the investment return from such financial investments is included in the AIA Group’s profit for the year before tax, as the AIA Group has elected

APPENDIX I	ACCOUNTANT’S REPORT
the fair value option for all Investment-linked Investments with corresponding change in insurance and investment contract liabilities for investment-linked contracts. Policyholder and Shareholder Investments include all financial investments other than Investment-linked Investments. The investment risk in respect of Policyholder and Shareholder Investments is partially or wholly borne by the Group.
     Policyholder and Shareholder Investments are further categorised as Participating Funds and Other Policyholder and Shareholder. The Group has elected to separately analyse financial investments held by Participating Funds within Policyholder and Shareholder Investments as they are subject to local regulations that generally prescribe a minimum proportion of policyholder participation in declared dividends. The Group has elected the fair value option for debt and equity securities of Participating Funds. The Group’s accounting policy is to record an insurance liability for the proportion of net assets of the Participating Fund that would be allocated to policyholders assuming all performance would be declared as a dividend based upon local regulations as at the date of the statement of financial position. As a result the Group’s net profit for the year before tax is impacted by the proportion of investment return that would be allocated to shareholders as described in the previous sentence.
     Other Policyholder and Shareholder Investments are distinct from Investment-linked Investments and Participating Funds as there is no direct contractual or regulatory requirement governing the amount, if any, for allocation to policyholders. The Group has elected to apply the fair value option for equity securities in this category and the available for sale classification in respect of the majority of debt securities in this category. The investment risk from investments in this category directly impacts the Group’s financial statements. Although a proportion of investment return may be allocated to policyholders through policyholder dividends, the Group’s accounting policy for insurance and investment contract liabilities utilises a net level premium methodology that includes best estimates as at the date of issue for non-guaranteed participation. To the extent investment return from these investments either is not allocated to participating contracts or varies from the best estimates, it will impact the Group’s profit before tax.
     In the following tables, “FVTPL” indicates financial investments designated at fair value through profit or loss and “AFS” indicates financial investments classified as available for sale.
Debt securities
     In compiling the tables, external ratings have been used where available. Where external ratings are not readily available an internal rating methodology has been adopted. The following conventions have been adopted to conform the various ratings.

External ratings		Internal ratings	Reported as
Standard and Poor’s	Moody’s
AAA	Aaa	+1/-1	AAA
AA+ to AA-	Aa1 to Aa3	+2/-2	AA
A+ to A-	A1 to A3	+3/-3	A
BBB+ to BBB-	Baa1 to Baa3	+4/-4	BBB
BB+ and below	Ba1 and below	+5 and below	Below investment grade

APPENDIX I	ACCOUNTANT’S REPORT
Debt securities by type comprise the following:

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
				US$’m
30 November 2007
Government bonds — issued in local currency
Singapore	AAA	1,374	—	472	1,846	51	1,897
Thailand	A	—	—	5,826	5,826	—	5,826
Philippines	BB	—	—	1,200	1,200	30	1,230
Malaysia	A	1,154	—	220	1,374	1	1,375
China	A	220	—	675	895	30	925
Indonesia	BB	—	—	514	514	86	600
Korea	A	—	—	1,399	1,399	16	1,415
Other(1)		36	33	244	313	—	313

Sub-total		2,784	33	10,550	13,367	214	13,581

Government bonds — foreign currency
Mexico	BBB	1	15	152	168	—	168
South Africa	BBB	—	2	101	103	1	104
Philippines	BB	4	22	606	632	39	671
Malaysia	A	115	—	192	307	1	308
Indonesia	BB	63	9	288	360	17	377
Korea	A	101	—	264	365	1	366
China	A	9	—	44	53	1	54
Other(1)		86	173	197	456	12	468

Sub-total		379	221	1,844	2,444	72	2,516

Government agency bonds(2)
AAA		898	—	438	1,336	31	1,367
AA		45	—	245	290	35	325
A		437	—	2,728	3,165	63	3,228
BBB		533	—	1,351	1,884	16	1,900
Below investment grade		7	2	76	85	3	88
Not rated		—	—	102	102	16	118

Sub-total		1,920	2	4,940	6,862	164	7,026

Corporate bonds
AAA		72	—	229	301	59	360
AA		1,773	66	1,657	3,496	281	3,777
A		2,034	175	5,887	8,096	292	8,388
BBB		1,091	108	3,865	5,064	200	5,264
Below investment grade		319	227	625	1,171	151	1,322
Not rated		—	53	29	82	37	119

Sub-total		5,289	629	12,292	18,210	1,020	19,230

Note: (1)	Of the total government bonds listed as ‘Other’ at 30 November 2007 70% is rated as investment grade and a further 21% is rated BB- and above. The balance is rated below BB- or unrated

Note: (2)	Government agency bonds comprise bonds issued by government sponsored institutions such as state owned enterprises, provincial and municipal authorities and supranational financial institutions, such as the Asian Development Bank

APPENDIX I	ACCOUNTANT’S REPORT

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
	US$m
30 November 2007
Structured securities(3)
AAA	32	79	887	998	—	998
AA	115	120	33	268	—	268
A	122	41	277	440	—	440
BBB	133	—	87	220	3	223
Below investment grade	22	14	35	71	15	86
Not rated	17	9	10	36	—	36

Sub-total	441	263	1,329	2,033	18	2,051

Total	10,813	1,148	30,955	42,916	1,488	44,404

Note: (3)	Structured securities include CDOs, mortgage backed securities and other asset backed securities

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
				US$’m
30 November 2008
Government bonds — issued in local currency
Singapore	AAA	1,166	—	547	1,713	69	1,782
Thailand	A	—	—	6,377	6,377	—	6,377
Philippines	BB	—	—	862	862	12	874
Malaysia	A	1,192	—	290	1,482	3	1,485
China	A	244	—	723	967	70	1,037
Indonesia	BB	—	—	315	315	59	374
Korea	A	—	—	857	857	6	863
Other(1)		11	2	231	244	—	244

Sub-total		2,613	2	10,202	12,817	219	13,036

Government bonds — foreign currency
Mexico	BBB	15	11	141	167	3	170
South Africa	BBB	—	1	115	116	2	118
Philippines	BB	1	12	452	465	18	483
Malaysia	A	80	—	186	266	2	268
Indonesia	BB	39	7	206	252	5	257
Korea	A	—	—	67	67	2	69
China	A	10	—	49	59	2	61
Other(1)		49	95	310	454	8	462

Sub-total		194	126	1,526	1,846	42	1,888

APPENDIX I	ACCOUNTANT’S REPORT

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
				US$’m
Government agency bonds(2)
AAA		654	—	536	1,190	15	1,205
AA		17	—	378	395	65	460
A		610	—	2,459	3,069	100	3,169
BBB		509	—	1,868	2,377	6	2,383
Below investment grade		1	2	261	264	1	265
Not rated		—	—	—	—	33	33

Sub-total		1,791	2	5,502	7,295	220	7,515

Corporate bonds
AAA		47	—	178	225	78	303
AA		1,630	55	1,586	3,271	298	3,569
A		2,113	150	5,718	7,981	292	8,273
BBB		1,227	132	4,038	5,397	211	5,608
Below investment grade		199	250	548	997	45	1,042
Not rated		19	65	1	85	47	132

Sub-total		5,235	652	12,069	17,956	971	18,927

Note: (1)	Of the total government bonds listed as ‘Other’ at 30 November 2008, 83% is rated as investment grade and a further 16% is rated BB- and above. The balance is rated below BB- or unrated

Note: (2)	Government agency bonds comprise bonds issued by government sponsored institutions such as state owned enterprises, provincial and municipal authorities and supranational financial institutions, such as the Asian Development Bank

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
			US$m
30 November 2008
Structured securities(3)
AAA	15	30	434	479	—	479
AA	35	37	—	72	—	72
A	22	2	54	78	—	78
BBB	141	—	77	218	1	219
Below investment grade	24	1	70	95	14	109

Sub-total	237	70	635	942	15	957

Total	10,070	852	29,934	40,856	1,467	42,323

Note: (3)	Structured securities include CDOs, mortgage backed securities and other asset backed securities

APPENDIX I	ACCOUNTANT’S REPORT

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
				US$’m
30 November 2009
Government bonds — issued in local currency
Singapore	AAA	1,496	—	759	2,255	70	2,325
Thailand	A	—	—	7,374	7,374	—	7,374
Philippines	BB	—	—	1,309	1,309	22	1,331
Malaysia	A	953	—	196	1,149	1	1,150
China	A	271	—	836	1,107	3	1,110
Indonesia	BB	—	—	494	494	115	609
Korea	A	—	—	1,539	1,539	4	1,543
Other(1)		1	4	312	317	—	317

Sub-total		2,721	4	12,819	15,544	215	15,759

Government bonds — foreign currency
Mexico	BBB	9	15	135	159	2	161
South Africa	BBB	—	2	164	166	2	168
Philippines	BB	2	10	749	761	46	807
Malaysia	A	11	—	77	88	1	89
Indonesia	BB	48	10	210	268	—	268
Korea	A	16	1	205	222	2	224
China	A	—	—	46	46	2	48
Other(1)		53	92	291	436	10	446

Sub-total		139	130	1,877	2,146	65	2,211

Government agency bonds(2)
AAA		542	—	694	1,236	64	1,300
AA		1	—	194	195	64	259
A		611	—	2,797	3,408	116	3,524
BBB		873	—	1,583	2,456	4	2,460
Below investment grade		—	—	346	346	—	346
Not rated		—	—	—	—	8	8

Sub-total		2,027	—	5,614	7,641	256	7,897

Corporate bonds
AAA		237	—	296	533	34	567
AA		1,397	79	1,757	3,233	253	3,486
A		2,960	188	8,149	11,297	454	11,751
BBB		1,656	348	5,726	7,730	198	7,928
Below investment grade		198	32	876	1,106	41	1,147
Not rated		127	70	51	248	190	438

Sub-total		6,575	717	16,855	24,147	1,170	25,317

Note: (1)	Of the total government bonds listed as ‘Other’ at 30 November 2009, 85% is rated as investment grade and a further 14% is rated BB- and above. The balance is rated below BB- or unrated

Note: (2)	Government agency bonds comprise bonds issued by government sponsored institutions such as state owned enterprises, provincial and municipal authorities and supranational financial institutions, such as the Asian Development Bank

APPENDIX I	ACCOUNTANT’S REPORT

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
			US$’m
30 November 2009
Structured securities(3)
AAA	7	22	—	29	—	29
AA	—	—	—	—	—	—
A	39	—	424	463	—	463
BBB	247	20	90	357	5	362
Below investment grade	51	51	41	143	15	158
Not rated	3	—	2	5	—	5

Sub-total	347	93	557	997	20	1,017

Total	11,809	944	37,722	50,475	1,726	52,201

Note: (3)	Structured securities include CDOs, mortgage backed securities and other asset backed securities

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
		US$’m
31 May 2010
Government bonds — issued in local currency
Singapore	AAA	1,474	—	831	2,305	77	2,382
Thailand	A	—	—	8,714	8,714	—	8,714
Philippines	BB	—	—	1,551	1,551	26	1,577
Malaysia	A	1,002	—	197	1,199	6	1,205
China	A	279	—	884	1,163	8	1,171
Indonesia	BB	—	—	571	571	121	692
Korea	A	—	—	1,873	1,873	6	1,879
Other(1)		—	2	283	285	—	285

Sub-total		2,755	2	14,904	17,661	244	17,905

Government bonds — foreign currency
Mexico	BBB	9	19	134	162	2	164
South Africa	BBB	1	2	194	197	2	199
Philippines	BB	2	12	563	577	51	628
Malaysia	A	11	—	75	86	1	87
Indonesia	BB	50	9	217	276	2	278
Korea	A	17	1	239	257	4	261
China	A	—	—	31	31	2	33
Other(1)		62	94	339	495	10	505

Sub-total		152	137	1,792	2,081	74	2,155

Government agency bonds(2)
AAA		531	—	708	1,239	56	1,295
AA		—	—	186	186	65	251
A		637	—	2,876	3,513	123	3,636
BBB		937	—	1,862	2,799	9	2,808
Below investment grade		—	—	195	195	—	195
Not rated		—	—	—	—	16	16

Sub-total		2,105	—	5,827	7,932	269	8,201

APPENDIX I	ACCOUNTANT’S REPORT

Note: (1)	Of the total government bonds listed as ‘Other’ at 31 May 2010, 88% is rated as investment grade and a further 12% is rated BB- and above. The balance is rated below BB- or unrated

Note: (2)	Government agency bonds comprise bonds issued by government sponsored institutions such as state owned enterprises, provincial and municipal authorities and supranational financial institutions, such as the Asian Development Bank

		Policyholder and shareholder
		Participating	Other policyholder			Investment-
		funds	and shareholder			linked
	Rating	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
				US$’m
31 May 2010
Corporate bonds
AAA		372	—	540	912	41	953
AA		1,294	66	1,774	3,134	282	3,416
A		2,925	202	8,667	11,794	501	12,295
BBB		1,884	340	5,819	8,043	236	8,279
Below investment grade		287	31	936	1,254	50	1,304
Not rated		21	70	15	106	135	241

Sub-total		6,783	709	17,751	25,243	1,245	26,488

Structured securities(3)
AAA		8	16	7	31	—	31
AA		—	—	—	—	—	—
A		15	—	427	442	—	442
BBB		262	6	89	357	6	363
Below investment grade		88	84	52	224	15	239
Not rated		6	—	4	10	—	10

Sub-total		379	106	579	1,064	21	1,085

Total		12,174	954	40,853	53,981	1,853	55,834

Note: (3)	Structured securities include CDOs, mortgage backed securities and other asset backed securities
Equity securities
     Equity securities by type comprise the following:

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Sub-total	FVTPL	Total
			US$’m
30 November 2007
Ordinary shares	1,629	2,817	—	4,446	2,268	6,714
Securities held by consolidated mutual funds managed by AIG	107	1,047	—	1,154	1,558	2,712
Interests in investment funds
AIA managed	—	3	—	3	65	68
AIG managed	364	349	—	713	1,315	2,028
Third Party	221	42	—	263	5,834	6,097
	585	394	—	979	7,214	8,193
Shares in AIG	—	—	2,520	2,520	—	2,520

Total	2,321	4,258	2,520	9,099	11,040	20,139

APPENDIX I	ACCOUNTANT’S REPORT

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Subtotal	FVTPL	Total
	US$m
30 November 2008
Ordinary shares	705	1,000	—	1,705	1,211	2,916
Securities held by consolidated mutual funds managed by AIG	109	619	—	728	805	1,533
Interests in investment funds
AIA managed	—	6	—	6	131	137
AIG managed	158	191	—	349	720	1,069
Third Party	151	39	—	190	2,815	3,005

	309	236	—	545	3,666	4,211
Shares in AIG	—	—	87	87	—	87

Total	1,123	1,855	87	3,065	5,682	8,747

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Subtotal	FVTPL	Total
			US$m
30 November 2009
Ordinary shares	1,685	2,008	—	3,693	2,738	6,431
Securities held by consolidated mutual funds managed by AIG	167	494	—	661	1,333	1,994
Interests in investment funds
AIA managed	—	4	—	4	144	148
AIG managed	116	128	—	244	1,088	1,332
Third Party	241	193	—	434	5,777	6,211

	357	325	—	682	7,009	7,691
Shares in AIG	—	—	62	62	—	62

Total	2,209	2,827	62	5,098	11,080	16,178

	Policyholder and shareholder
	Participating	Other policyholder			Investment-
	funds	and shareholder			linked
	FVTPL	FVTPL	AFS	Subtotal	FVTPL	Total
	US$m
31 May 2010
Ordinary shares	1,940	2,477	—	4,417	2,914	7,331
Securities held by consolidated mutual funds	161	530	—	691	1,238	1,929
Interests in investment funds
AIA managed	—	7	—	7	155	162
Third party	392	705	—	1,097	6,798	7,895

	392	712	—	1,104	6,953	8,057
Shares in AIG	—	—	77	77	—	77

Total	2,493	3,719	77	6,289	11,105	17,394

APPENDIX I	ACCOUNTANT’S REPORT

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Debt securities
Listed
Hong Kong	377	421	394	442
Overseas	25,344	20,010	30,663	32,298

	25,721	20,431	31,057	32,740
Unlisted	18,683	21,892	21,144	23,094

Total	44,404	42,323	52,201	55,834

Equity securities
Listed
Hong Kong	238	47	399	416
Overseas	12,675	3,093	6,606	7,539

	12,913	3,140	7,005	7,955
Unlisted	7,226	5,607	9,173	9,439

Total	20,139	8,747	16,178	17,394

Loans and receivables

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Policy loans	1,327	1,437	1,644	1,670
Mortgage loans on residential real estate	609	587	527	476
Mortgage loans on commercial real estate	112	105	48	49
Intercompany loans to fellow subsidiaries of AIG (see Note 41)	1,589	29	87	—
Other loans	182	242	446	554
Allowance for loan losses	(15)	(7)	(12)	(24)

Loans	3,804	2,393	2,740	2,725
Due from insurance and investment contract holders	471	536	546	451
Due from agents, brokers and intermediaries	9	13	39	49

Insurance receivables	480	549	585	500
Related party receivables	95	33	1	4
Receivables from sales of investments	329	86	34	53
Other receivables	362	285	396	450

Receivables	1,266	953	1,016	1,007
Term deposits	595	656	892	832

Total(1)	5,665	4,002	4,648	4,564

Note: (1)	Of total loans and receivables, US$28m of term deposits (30 November 2007: US$38m; 30 November 2008: US$48m; 30 November 2009: US$33m), and US$46m of other loans (30 November 2007: US$62m; 30 November 2008: US$60m; 30 November 2009: US$75m) are held to back investment-linked contracts. The balance of loans and receivables consists of policyholder and shareholder. Of this, US$1,144m relates to participating funds (30 November 2007: US$1,136m; 30 November 2008: US$986m; 30 November 2009: US$942m).
     Certain term deposits with financial institutions are restricted due to local regulatory requirements or other pledge restrictions. The restricted balance held within the term deposits classification is US$107m (30 November 2007: US$128m; 30 November 2008: US$141m; 30 November 2009: US$104m).

APPENDIX I	ACCOUNTANT’S REPORT
     All insurance receivables are expected to be recovered within less than one year. Accordingly, no ageing analysis has been provided.
     Receivables include receivables from reverse repurchase agreements under which the Group does not take physical possession of securities purchased under the agreements. Sales or transfers of securities are not permitted by the respective clearing house on which they are registered while the loan is outstanding. In the event of default by the counterparty to repay the loan, the Group has the right to the underlying securities held by the clearing house. At 31 May 2010 the carrying value of such receivables is US$138m (30 November 2007: US$67m; 30 November 2008: US$54m; 30 November 2009: US$69m).
22. Derivative financial instruments
     The Group’s non-hedge derivative exposure was as follows:

	Notional	Fair value
	Amount	(1)(2)Assets	(1)Liabilities
		US$m
30 November 2007
Foreign exchange contracts:
Forwards	17	—	—
Cross currency swaps	6,492	415	(37)

Total foreign exchange contracts	6,509	415	(37)
Interest rate contracts
Interest rate swaps	978	4	(10)
Other
Commodity index swaps	2	3	—

Total	7,489	422	(47)

30 November 2008
Foreign exchange contracts:
Forwards	333	—	(4)
Cross currency swaps	7,423	228	(131)

Total foreign exchange contracts	7,756	228	(135)
Interest rate contracts
Interest rate swaps	1,086	24	—
Other
Commodity index swaps	20	—	(3)

Total	8,862	252	(138)

30 November 2009
Foreign exchange contracts:
Forwards	222	1	—
Cross currency swaps	8,390	439	(69)

Total foreign exchange contracts	8,612	440	(69)
Interest rate contracts
Interest rate swaps	1,092	13	—
Other
Commodity index swaps	20	—	(2)

Total	9,724	453	(71)

APPENDIX I	ACCOUNTANT’S REPORT

	Notional	Fair value
	Amount	(1)(2) Assets	(1)Liabilities
		US$m
31 May 2010
Foreign exchange contracts:
Forwards	30	—	(1)
Cross currency swaps	8,249	501	(39)

Total foreign exchange contracts	8,279	501	(40)
Interest rate contracts
Interest rate swaps	1,093	19	—
Other
Warrants	1	1	—

Total	9,373	521	(40)

Note: (1)	Derivative assets and liabilities are classified as at fair value through profit or loss as they are held for trading.

(2)	Of derivative assets, US$220m are held to back participating funds (30 November 2007: US$247m; 30 November 2008: US$87m; 30 November 2009: US$240m). The balance of derivative assets relate to other policyholder and shareholder amounts.

(3)	The notional amount of derivative financial instruments with related parties amounted to US$nil (30 November 2007: US$43m; 30 November 2008: US$58m; 30 November 2009: US$58m)
     For swap transactions, both legs of the transaction have been disclosed in the column ‘notional amount’.
     The Group only holds over the counter (‘OTC’) derivatives. OTC derivative contracts are individually negotiated between contracting parties and include forwards and swaps. Derivatives are subject to various risks including market, liquidity and credit risk, similar to those related to the underlying financial instruments.
     Derivative assets and derivative liabilities are recognised in the consolidated statement of financial position as financial assets at fair value through profit or loss and derivative financial liabilities respectively. The Group’s derivative risk management policies are outlined in Note 37. The Group does not employ hedge accounting, although most of its derivative holdings may have the effect of an economic hedge of other exposures. The notional or contractual amounts associated with derivative financial instruments are not recorded as assets or liabilities in the consolidated statement of financial position as they do not represent the fair value of these transactions. The notional amounts in the previous table reflect the aggregate of individual derivative positions on a gross basis and so give an indication of the overall scale of derivative transactions.
Foreign exchange contracts
     Forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed price and settlement date. Currency swaps are contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to gain and loss on both types of swap contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, and the timing of payments.
Interest rate swaps
     Interest rate swaps are contractual agreements between two parties to exchange periodic payments in the same currency, each of which is computed on a different interest rate basis, on a specified notional amount. Most interest rate swaps involve the net exchange of payments calculated as the difference between the fixed and floating rate interest payments.

APPENDIX I	ACCOUNTANT’S REPORT
23. Fair value of financial instruments
     The Group classifies all financial assets as either at fair value through profit or loss, or as available for sale, which are carried at fair value, or as loans and receivables, which are carried at amortised cost. Financial liabilities are classified as either at fair value through profit or loss or at amortised cost, except for investment contracts with DPF which are accounted for under IFRS 4.
     The following tables presents the estimated fair values of the Group’s financial assets and financial liabilities.

		Fair value
		Fair value		Cost/	Total	Total
		through profit	Available for	amortised	carrying	fair
		or loss	sale	cost	value	value
	Notes	US$m
30 November 2007
Financial investments	21
Loans and receivables		—	—	5,665	5,665	5,686
Debt securities		13,449	30,955	—	44,404	44,404
Equity securities		17,619	2,520	—	20,139	20,139
Derivative financial instruments	22	422	—	—	422	422
Reinsurance receivables	19	—	—	87	87	87
Cash and cash equivalents	25	—	—	2,583	2,583	2,583

Financial assets		31,490	33,475	8,335	73,300	73,321

		Fair value	Cost/	Total	Total
		through profit	amortised	carrying	fair
		or loss	cost	value	value
	Notes	US$m
Financial liabilities
Investment contract liabilities	27	5,926	579	6,505	6,505
Borrowings	29	—	1,461	1,461	1,461
Obligations under securities lending and repurchase agreements	30	—	5,395	5,395	5,395
Derivative financial instruments	22	47	—	47	47
Other liabilities and current tax liabilities(1)		—	1,843	1,843	1,843

Financial liabilities		5,973	9,278	15,251	15,251

Note: (1)	Excludes third party interests in consolidated investment funds

APPENDIX I	ACCOUNTANT’S REPORT

		Fair value
		Fair value
		through		Cost/	Total	Total
		profit or	Available	amortised	carrying	fair
		loss	for sale	cost	value	value
	Notes	US$m
30 November 2008
Financial investments	21
Loans and receivables		—	—	4,002	4,002	3,990
Debt securities		12,389	29,934	—	42,323	42,323
Equity securities		8,660	87	—	8,747	8,747
Derivative financial instruments	22	252	—	—	252	252
Reinsurance receivables	19	—	—	19	19	19
Cash and cash equivalents	25	—	—	4,164	4,164	4,164

Financial assets		21,301	30,021	8,185	59,507	59,495

		Fair value
		through	Cost/	Total	Total
		profit or	amortised	carrying	fair
		loss	cost	value	value
	Notes	US$m
Financial liabilities
Investment contract liabilities	27	4,226	672	4,898	4,898
Borrowings	29	—	661	661	661
Obligations under securities lending and repurchase agreements	30	—	2,718	2,718	2,718
Derivative financial instruments	22	138	—	138	138
Other liabilities and current tax liabilities(1)		—	1,407	1,407	1,407

Financial liabilities		4,364	5,458	9,822	9,822

Note: (1)	Excludes third party interests in consolidated investment funds

		Fair value
		Fair value
		through		Cost/	Total	Total
		profit or	Available	amortised	carrying	fair
		loss	for sale	cost	value	value
	Notes	US$m
30 November 2009
Financial investments:	21
Loans and receivables		—	—	4,648	4,648	4,688
Debt securities		14,479	37,722	—	52,201	52,201
Equity securities		16,116	62	—	16,178	16,178
Derivative financial instruments	22	453	—	—	453	453
Reinsurance receivables	19	—	—	29	29	29
Cash and cash equivalents	25	—	—	3,405	3,405	3,405

Financial assets		31,048	37,784	8,082	76,914	76,954

APPENDIX I	ACCOUNTANT’S REPORT

		Fair value
		through	Cost/	Total	Total
		profit or	amortised	carrying	fair
		loss	cost	value	value
	Notes	US$m
Financial liabilities
Investment contract liabilities	27	6,669	1,111	7,780	7,780
Borrowings	29	—	688	688	688
Obligations under securities lending and repurchase agreements	30	—	284	284	284
Derivative financial instruments	22	71	—	71	71
Other liabilities and current tax liabilities(1)		—	1,800	1,800	1,800

Financial liabilities		6,740	3,883	10,623	10,623

Note: (1)	Excludes third party interests in consolidated investment funds

		Fair value
		Fair
		value
		through		Cost/	Total
		profit	Available	amortised	carrying	Total
		or loss	for sale	cost	value	fair value
	Notes	US$m
31 May 2010
Financial investments:	21
Loans and receivables		—	—	4,564	4,564	4,605
Debt securities		14,981	40,853	—	55,834	55,834
Equity securities		17,317	77	—	17,394	17,394
Derivative financial instruments	22	521	—	—	521	521
Reinsurance receivables	19	—	—	42	42	42
Cash and cash equivalents	25	—	—	3,222	3,222	3,222

Financial assets		32,819	40,930	7,828	81,577	81,618

		Fair
		value
		through	Cost/	Total
		profit or	amortised	carrying	Total fair
		loss	cost	value	value
	Notes
Financial liabilities:
Investment contract liabilities	27	6,809	1,203	8,012	8,012
Borrowings	29	—	682	682	682
Obligations under securities lending and repurchase agreements	30	—	670	670	670
Derivative financial instruments	22	40	—	40	40
Other liabilities and current tax liabilities(1)		—	1,945	1,945	1,945

Financial liabilities		6,849	4,500	11,349	11,349

Note: (1)	Excludes third party interests in consolidated investment funds
     The carrying amount of assets included in the above tables represents the maximum credit exposure.
     Foreign currency exposure, including the net notional amount of foreign currency derivative positions, is shown in Note 37 for the Group’s key foreign exchange exposures.

APPENDIX I	ACCOUNTANT’S REPORT
     The fair value of investment contract liabilities measured at amortised cost is not considered to be materially different from the amortised cost carrying value.
     The carrying value of financial instruments expected to be settled within 12 months (after taking into account valuation allowances, where applicable) is not considered to be materially different from the fair value.
Fair value measurements on a recurring basis
     The Group measures at fair value financial instruments designated at fair value through profit or loss, available for sale securities portfolios, derivative assets and liabilities, investments held by investment funds which are consolidated, investments in non-consolidated investment funds and certain investment contract liabilities on a recurring basis. The fair value of a financial instrument is the amount that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
     The degree of judgement used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgement is used in measuring fair value. Conversely, financial instruments traded in other than active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgement. An active market is one in which transactions for the asset or liability being valued occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
     An other than active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.
     The following methods and assumptions were used by the Group to estimate the fair value of financial instruments.
Financial assets and liabilities
Loans and receivables
     For loans and advances that are repriced frequently and have had no significant changes in credit risk, carrying amounts represent a reasonable estimate of fair values. The fair values of other loans are estimated by discounting expected future cash flows using interest rates offered for similar loans to borrowers with similar credit ratings.
     The fair values of mortgage loans are estimated by discounting future cash flows using interest rates currently being offered in respect of similar loans to borrowers with similar credit ratings. The fair values of fixed rate policy loans are estimated by discounting cash flows at the interest rates charged on policy loans of similar policies currently being issued. Loans with similar characteristics are aggregated for purposes of the calculations. The carrying values of policy loans with variable rates approximate to their fair value.

APPENDIX I	ACCOUNTANT’S REPORT
Debt securities and equity securities
     The fair values of equity securities are based on quoted market prices or, if unquoted, on estimated market values generally based on quoted prices for similar securities. Fair values for fixed interest securities are based on quoted market prices, where available. For those securities not actively traded, fair values are estimated using values obtained from private pricing services or by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment. For holdings in hedge funds and limited partnerships, fair values are determined based on the net asset values provided by the general partner or manager of each investment, the accounts of which are generally audited on an annual basis. The transaction price is used as the best estimate of fair value at inception.
Derivative financial instruments
     The Group values its derivative financial assets and liabilities using market transactions and other market evidence whenever possible, including market based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value a derivative depends on the contract terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. The Group generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgment. Examples of inputs that are generally observable include foreign exchange spot and forward rates, benchmark interest rate curves and volatilities for commonly traded option products. Examples of inputs that may be unobservable include volatilities for less commonly traded option products and correlations between market factors.
Cash and cash equivalents
The carrying amount of cash approximates its fair value.
Reinsurance receivables
     The carrying amount of amounts receivable from reinsurers is not considered materially different to their fair value.
Fair value of securities lending invested collateral and securities lending payables
     Securities lending collateral is recorded at fair value. The contract values of securities lending payables approximate fair value as these obligations are short term in nature.
Other assets
     The carrying amount of other assets is not materially different to their fair value. The fair values of deposits with banks are generally based on quoted market prices or, if unquoted, on estimates based on discounting future cash flows using available market interest rates offered for receivables with similar characteristics.
Investment contract liabilities
     For investment contract liabilities the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities

APPENDIX I	ACCOUNTANT’S REPORT
consistent with those remaining for the contracts being valued. For investment contracts where the investment risk is borne by the policyholder the fair value generally approximates to the fair value of the underlying assets.
     Investment contracts with DPF enable the contract holder to receive additional benefits as a supplement to guaranteed benefits. These are referred to as participating business and are measured and classified according to the Group practice for insurance contract liabilities and hence are disclosed within Note 26. These are not measured at fair value as there is currently no agreed definition of fair value for investment and insurance contracts with DPF under IFRS. In the absence of any agreed methodology it is not possible to provide a range of estimates within which fair value is likely to fall. The IASB is expecting to address this issue in Phase II of its insurance contracts project.
Borrowings
     The fair values of borrowings with stated maturities have been estimated based on discounting future cash flows using the interest rates currently applicable to deposits of similar maturities.
Other liabilities
     The fair value of other unquoted liabilities is estimated by discounting expected future cash flows using current market rates applicable to their yield, credit quality and maturity, except for those with no stated maturity, where the carrying value approximates to fair value.
Fair value hierarchy
     Beginning on 1 December 2007, assets and liabilities recorded at fair value in the consolidated statement of financial position are measured and classified in a hierarchy for disclosure purposes consisting of three ‘levels’ based on the observability of inputs available in the market place used to measure their fair values as discussed below:
•	Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access as of the measurement date. Market price data is generally obtained from exchange or dealer markets. The Group does not adjust the quoted price for such instruments. Assets measured at fair value on a recurring basis and classified as Level 1 are actively traded listed equities. The Group considers that government debt securities issued by G7 countries (United States, Canada, France, Germany, Italy, Japan, the United Kingdom) and traded in a dealer market to be Level 1, until they no longer trade with sufficient frequency and volume to be considered actively traded.
•	Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices). Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs other than quoted prices that are observable for the asset and liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include government securities issued by non-G7 countries, most investment grade corporate bonds, hedge fund investments and derivative contracts.
•	Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Unobservable inputs are only used to measure fair value to the extent that relevant observable inputs are not available, allowing for circumstances in which there is

APPENDIX I	ACCOUNTANT’S REPORT
little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 include certain classes of structured securities, certain derivative contracts, private equity and real estate fund investments, and direct private equity investments.
     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Group considers factors specific to the asset or liability.
     A summary of investments carried at fair value according to fair value hierarchy is given below:

	Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	US$m
30 November 2008
Financial assets
Available for sale
Debt securities	—	29,665	269	29,934
Equity securities—shares in ultimate parent	87	—	—	87
At fair value through profit or loss
Debt securities
Participating funds	—	9,835	235	10,070
Investment-linked	—	1,467	—	1,467
Other policyholder and shareholder	—	682	170	852
Equity securities
Participating funds	895	97	131	1,123
Investment-linked	5,158	506	18	5,682
Other policyholder and shareholder	1,541	165	149	1,855
Derivative financial assets	—	238	14	252

Total	7,681	42,655	986	51,322
Total %	15.0	83.1	1.9	100.0

Financial liabilities
Investment contract liabilities	—	—	4,226	4,226
Derivative financial instruments	—	132	6	138

Total	—	132	4,232	4,364
Total %	—	3.0	97.0	100.0

APPENDIX I	ACCOUNTANT’S REPORT

	Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	US$m
30 November 2009
Financial assets
Available for sale
Debt securities	21	37,533	168	37,722
Equity securities—shares in ultimate parent	62	—	—	62
At fair value through profit or loss
Debt securities
Participating funds	—	11,605	204	11,809
Investment-linked	—	1,726	—	1,726
Other policyholder and shareholder	1	665	278	944
Equity securities
Participating funds	2,088	15	106	2,209
Investment-linked	10,384	696	—	11,080
Other policyholder and shareholder	2,607	91	129	2,827
Derivative financial assets	—	453	—	453

Total	15,163	52,784	885	68,832
Total %	22.0	76.7	1.3	100.0

Financial liabilities
Investment contract liabilities	—	—	6,669	6,669
Derivative financial instruments	—	69	2	71

Total	—	69	6,671	6,740
Total %	—	1.0	99.0	100.0

	Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	US$m
31 May 2010
Financial assets
Available for sale
Debt securities	—	40,639	214	40,853
Equity securities—shares in ultimate parent	77	—	—	77
At fair value through profit or loss
Debt securities
Participating funds	—	11,969	205	12,174
Investment-linked	—	1,767	86	1,853
Other policyholder and shareholder	—	670	284	954
Equity securities
Participating funds	2,351	35	106	2,492
Investment-linked	10,438	667	—	11,105
Other policyholder and shareholder	3,464	93	163	3,720
Derivative financial assets	—	521	—	521

Total	16,330	56,361	1,058	73,749
Total %	22.1	76.5	1.4	100.0

Financial liabilities
Investment contract liabilities	—	—	8,012	8,012
Derivative financial instruments	—	37	3	40

Total	—	37	8,015	8,052
Total %	—	0.5	99.5	100.0

APPENDIX I	ACCOUNTANT’S REPORT
     The tables below set out a summary of changes in the Group’s Level 3 financial assets and liabilities for the year ended 30 November 2009 and period ended 31 May 2010. The tables reflect gains and losses, including gains and losses on financial assets and liabilities categorised as Level 3 as at 30 November 2008, 30 November 2009 and 31 May 2010 respectively. The tables do not present gains or losses for instruments that were sold or transferred out of Level 3 prior to 1 December 2007.
Level 3 financial assets and liabilities

			Derivative	Derivative
	Debt	Equity	financial	financial	Investment
	securities	securities	assets	liabilities	contracts
	US$m
At 1 December 2007	1,364	131	4	(12)	(5,926)
Realised gains/(losses)	(61)	(7)	5	14	—
Net movement on investment contract liabilities	—	—	—	—	1,700
Unrealised gains/(losses) relating to instruments held at the reporting date
Reported in the consolidated income statement	(319)	(21)	—	—	—
Reported in the consolidated statement of comprehensive income	(174)	—	—	—	—
Purchases, issues and settlements	121	149	(1)	—	—
Transfers in to/(out of) Level 3	(257)	46	6	(8)	—

At 30 November 2008	674	298	14	(6)	(4,226)

At 1 December 2008	674	298	14	(6)	(4,226)
Realised gains/(losses)	(134)	(33)	(4)	(2)	—
Net movement on investment contract liabilities	—	—	—	—	(2,443)
Unrealised gains/(losses) relating to instruments still held at the reporting date
Reported in the consolidated income statement	73	(23)	—	—	—
Reported in the consolidated statement of comprehensive income	245	—	—	—	—
Purchases, issues and settlements	(84)	5	—	—	—
Transfers in to/(out of) Level 3	(124)	(12)	(10)	6	—

At 30 November 2009	650	235	—	(2)	(6,669)

At 1 December 2009	650	235	—	(2)	(6,669)
Realised gains/(losses)	(13)	2	—	(1)	—
Net movement on investment contract liabilities	—	—	—	—	(1,343)
Unrealised gains/(losses) relating to instruments still held at the reporting date
Reported in the consolidated income statement	42	12	—	—	—
Reported in the consolidated statement of comprehensive income	(5)	—	—	—	—
Purchases, issues and settlements	(26)	1	—	—	—
Transfers in to/(out of) Level 3	141	19	—	—	—

At 31 May 2010	789	269	—	(3)	(8,012)

APPENDIX I	ACCOUNTANT’S REPORT
     Realised gains and losses arising from the disposal of the Group’s Level 3 financial assets and liabilities are presented in the consolidated income statement.
     Movements in investment contract liabilities at fair value are offset by movements in the underlying portfolio of matching assets. Details of the movement in investment contract liabilities are provided in Note 27.
     There are no differences between the fair values on initial recognition and the amounts determined using valuation techniques since the models adopted are calibrated using initial transaction prices.
     Certain private equity investments are measured at cost because there is no quoted market price in an active market. The balance of such investments is US$nil (30 November 2007: US$1m; 30 November 2008: nil; 30 November 2009: nil).
24. Other assets

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Prepayments
Operating leases of leasehold land	693	686	690	687
Other	44	44	51	47
Accrued investment income	725	766	854	923
Pension scheme assets
Defined benefit pension scheme surpluses (Note 38)	—	3	5	6

Total	1,462	1,499	1,600	1,663

     All amounts other than prepayments in respect of operating leases of leasehold land are expected to be recovered within 12 months after the end of the reporting period. Prepayments in respect of operating leases of land are expected to be recovered over the period of the leases shown below.
     Included in ‘Other Assets’ are the following amounts which relate to the Group’s interest in leasehold land and land use rights which are accounted for as prepayments of operating leases.

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Land held in Hong Kong
Long-term leases (>50 years)	641	636	635	632
Medium-term leases (10 – 50 years)	—	—	—	—
Short-term leases (<10 years)	—	—	—	—

Land held outside Hong Kong
Freehold	—	—	—	—
Long-term leases (>50 years)	50	48	53	53
Medium-term leases (10 – 50 years)	2	2	2	2
Short-term leases (<10 years)	—	—	—	—

Total	693	686	690	687

APPENDIX I	ACCOUNTANT’S REPORT
25. Cash and cash equivalents
Cash and deposits

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Cash	586	802	1,217	869
Cash equivalents	1,997	3,362	2,188	2,353

Total(1)	2,583	4,164	3,405	3,222

Note: (1)	Of cash and cash equivalents, US$635m are held to back investment-linked contracts (30 November 2007: US$614m; 30 November 2008: US$1,116m; 30 November 2009: US$764m). The balance of cash and cash equivalents consists of other policyholder and shareholder
     Cash comprises cash at bank and cash in hand. Cash equivalents comprise bank deposits with maturities at acquisition of three months or less and money market funds. Accordingly, all such amounts are expected to be realised within 12 months after the reporting period.
26. Insurance contract liabilities

	Year ended	Year ended	Year ended	Six months
	30 November	30 November	30 November	ended 31 May
	2007	2008	2009	2010
	US$m
At beginning of financial period	46,960	57,161	52,158	63,255
Valuation premiums	8,758	9,676	8,522	4,485
Liabilities released for death or other termination and related expenses	(4,161)	(6,180)	(4,639)	(2,643)
Fees deducted from account balances	(229)	(320)	(542)	(199)
Accretion of interest	1,871	1,948	2,080	1,176
Foreign exchange movements	2,171	(4,165)	4,005	5
Change in asset values attributable to policyholders	1,264	(3,762)	2,082	157
Transfer to liabilities of the disposal group classified as held for sale	—	—	(57)	—
Acquisition of subsidiary	—	—	281	—
Disposal of subsidiary	—	—	(657)	—
Other movements	527	(2,200)	22	(455)

At end of financial period	57,161	52,158	63,255	65,781

     Insurance contract liabilities include amounts relating to investment-linked contracts of US$6,930m (30 November 2007: US$7,118m; 30 November 2008: US$3,952m; 30 November 2009: US$7,031m).

APPENDIX I	ACCOUNTANT’S REPORT
Business description
     The table below summarises the key variables on which insurance and investment contract cash flows depend.

Factors
			Nature of benefits and	affecting	Key
			compensation	contract cash	reportable
Type of contract		Material terms and conditions	for claims	flows	segments
Traditional participating life assurance with DPF	Participating funds	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends, the aggregate amount of which is determined by the performance of a distinct fund of assets and liabilities. The timing of dividend declarations is at the discretion of the insurer. Local regulations generally prescribe a minimum proportion of policyholder participation in declared dividends	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations	• Investment performance • Expenses • Mortality • Surrenders	Singapore, China, Malaysia

	Other participating business	Participating products combine protection with a savings element. The basic sum assured, payable on death or maturity, may be enhanced by dividends the timing or amount of which is at the discretion of the insurer taking into account factors such as investment experience	Minimum guaranteed benefits may be enhanced based on investment experience and other considerations	• Investment performance • Expenses • Mortality • Surrenders	Hong Kong, Thailand, Other Markets

Traditional non-participating life		Benefits paid on death, maturity, sickness or disability that are fixed and guaranteed and not at the discretion of the insurer	Benefits, defined in the insurance contract, are determined by the contract and are not affected by investment performance or the performance of the contract as a whole	• Mortality • Morbidity • Lapses • Expenses	All(1)

Accident and health		These products provide morbidity or sickness benefits and include health, disability, critical illness and accident cover	Benefits, defined in the insurance contract are determined by the contract and are not affected investment performance or the performance of the contract as a whole	• Mortality • Morbidity • Lapses • Expenses	All(1)

Investment-linked		Investment-linked contracts combine savings with protection, the cash value of the policy depending on the value of unitised funds	Benefits are based on the value of the unitised funds and death benefits	• Investment performance • Lapses • Expenses • Mortality	All(1)

Universal life		The customer pays flexible premiums subject to specified limits accumulated in an account balance which are credited with interest at a rate set by the insurer, and a death benefit which may be varied by the customer	Benefits are based on the account balance and death benefit	• Investment performance • Crediting rates • Lapses • Expenses • Mortality	All(1)

Note: (1)	Other than the Group’s corporate and other segment

APPENDIX I	ACCOUNTANT’S REPORT
Methodology and assumptions
     The most significant items to which profit for the period and shareholders’ equity are sensitive are market, insurance and lapse risks which are shown in the table below. Indirect exposure indicates that there is a second order impact. For example, whilst the profit for the period attributable to shareholders is not directly affected by investment income earned where the investment risk is borne by policyholders (for example, in respect of investment-linked contracts), there is a second order effect through the investment management fees which the Group earns by managing such investments. The distinction between direct and indirect exposure is not intended to indicate the relative sensitivity to each of these items. Where the direct exposure is shown as being ‘net neutral’ this is because the exposure to market and credit risk is offset by a corresponding movement in insurance contract liabilities.

Market and credit risk
Direct exposure
		Insurance and	Risks		Significant
		investment	associated with related		insurance
Type of contract		contract liabilities	investment portfolio	Indirect exposure	and lapse risks
Traditional participating life assurance with DPF	Participating funds	• Net neutral except for the insurer’s share of participating investment performance	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance subject to smoothing through dividend declarations	• Impact of persistency on future dividends • Mortality

		• Guarantees	• Guarantees

	Other participating business	• Net neutral except for the insurer’s share of participating investment performance	• Net neutral except for the insurer’s share of participating investment performance	• Investment performance	• Impact of persistency on future dividends • Mortality

		• Guarantees	• Guarantees

Traditional non-participating life assurance		• Investment performance • Credit risk	• Guarantees	• Not applicable	• Mortality • Persistency • Morbidity

• Asset liability mismatch risk

Accident and health		• Loss ratio	• Investment performance • Credit risk	• Not applicable	• Claims experience • Morbidity • Persistency

• Asset liability mismatch risk

Pensions		• Net neutral	• Net neutral	• Performance related investment management fees	• Persistency

• Asset liability mismatch risk

Investment-linked		• Net neutral	• Net neutral	• Performance related investment management fees	• Persistency • Mortality

Universal life		• Guarantees	• Investment performance • Credit risk	• Spread between earned rate and crediting rate to policyholders	• Mortality • Persistency • Withdrawals

• Asset liability mismatch risk

APPENDIX I	ACCOUNTANT’S REPORT
     The Group is also exposed to currency risk in respect of its operations, and to interest rate risk, credit risk and equity price risk on assets representing net shareholders’ equity, and to expense risk to the extent that actual expenses exceed those that can be charged to insurance and investment contract holders on non-participating business. Expense assumptions applied in the Group’s actuarial valuation models assume a continuing level of business volumes.
Valuation interest rates
     As at 31 May 2010, the range of applicable valuation Interest rates for traditional insurance contracts which vary by territory, year of issuance and products, within the first 20 years are as follows:

Hong Kong	3.50% – 7.50%
Thailand	2.60% – 9.00%
Singapore	2.00% – 10.00%
Malaysia	3.70% – 8.90%
China	2.75% – 7.00%
Korea	3.33% – 6.50%
Philippines	4.40% – 9.20%
Indonesia	3.37% – 10.80%
Vietnam	5.07% – 12.25%
Australia	3.83% – 7.11%
New Zealand	3.83% – 5.75%
Taiwan	1.75% – 6.50%
27. Investment contract liabilities

	Year ended	Year ended	Year ended	Six months ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
At beginning of financial period	3,482	6,505	4,898	7,780
Effect of foreign exchange translation	20	(33)	102	(17)
Investment contract benefits	1,228	(2,047)	2,164	(117)
Fees charged	(222)	(174)	(326)	(116)
Net deposits/(withdrawals) and other movements	1,997	647	942	482

At end of financial period	6,505	4,898	7,780	8,012

     Investment contract liabilities include amounts relating to investment-linked liabilities of US$6,810m (30 November 2007: US$5,926m; 30 November 2008: US$4,226m; 30 November 2009: US$6,669m).

APPENDIX I	ACCOUNTANT’S REPORT
28. Effect of changes in assumptions and estimates
     The table below sets out the sensitivities of the assumptions in respect of insurance and investment contracts with DPF to key variables. This disclosure only allows for the impact on liabilities and related assets, such as reinsurance, and deferred acquisition costs and does not allow for offsetting movements in the fair value of financial assets backing those liabilities.

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
(Increase)/decrease in insurance contract liabilities, equity and profit before tax
Interest rates +0.5%	7	7	4	5
Interest rates -0.5%	(8)	(7)	(4)	(5)
Expenses +10%	(1)	(3)	(2)	(1)
Mortality +10%	(5)	(8)	(10)	(11)
Lapse rates +5%	(19)	(21)	(12)	(18)
     Future policy benefits for traditional life insurance policies (including investment contracts with DPF) are calculated using a net level premium valuation method with reference to best estimate assumptions set at policy inception date unless a deficiency arises on liability adequacy testing. There is no impact of the above assumption sensitivities on the carrying amount of traditional life insurance liabilities as the sensitivities presented would not have triggered a liability adequacy adjustment. During the periods presented there was no effect of changes in assumptions and estimates on the Group’s traditional life products.
     For interest sensitive insurance contracts, such as universal life products and investment-linked contracts, assumptions are made at each reporting date including mortality, persistency, expenses, future investment earnings and future crediting rates.
     The impact of changes in assumptions on the valuation of insurance and investment contracts with DPF was US$7m increase in profit (30 November 2007: US$17m; 30 November 2008: US$(11)m; 30 November 2009: US$(86)m).
29. Borrowings

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Bank loans	546	548	549	495
Bank overdrafts	71	88	85	133
Loans from fellow subsidiaries of AIG	812	20	50	50
Other loans	32	5	4	4

Total	1,461	661	688	682

     Properties with a book value of US$757m at 31 May 2010 (30 November 2007: US$755m; 30 November 2008: US$751m; 30 November 2009: US$758m) and a fair value of US$1,309m at 31 May 2010 (30 November 2007: US$1,101m; 30 November 2008: US$1,107m; 30 November 2009: US$1,315m) and cash and cash equivalents with a book value of US$54m (30 November 2007: US$26m; 30 November 2008: US$41m; 30 November 2009: US$75m) are pledged as security with respect to amounts disclosed as bank loans above. Interest on loans reflects market rates of interest with the exception of certain related party borrowings which are repayable on demand. Interest expense on borrowings is shown in Note 9. Further information relating to interest rates and the maturity profile of borrowings is presented in Note 37.

APPENDIX I	ACCOUNTANT’S REPORT
30. Obligations under securities lending and repurchase agreements
     The Group has entered into securities lending agreements whereby securities are loaned to both third parties and a related party. In addition, the Group has entered into repurchase agreements whereby securities are sold to third parties with a concurrent agreement to repurchase the securities at a specified date.
     The securities related to these agreements are not derecognised from the Group’s consolidated statement of financial position, but are retained within the appropriate financial asset classification. The following table specifies the amounts included within financial investments subject to securities lending or repurchase agreements at each period end:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Debt securities:
Repurchase agreements	1,620	831	315	1,019
Securities lending
Related parties	1,231	578	—	—
Others	2,446	1,691	—	—

Total	5,297	3,100	315	1,019

Collateral
     Generally, the Group received collateral in excess of 100% of the fair value of securities loaned from all borrowers, typically consisting of cash or debt securities. During 2009 and 2008, borrowers were not providing collateral to 100% of the fair value of the securities lent; however, the Group’s ultimate parent company provided additional collateral to fully collateralise the arrangements.
     Collateral received under securities lending or consideration received for repurchase agreements typically consists of cash or debt securities. Collateral received in the form of cash, which is not legally segregated from the Group, is recognised as an asset in the consolidated statement of financial position, with a corresponding liability for its repayment.
     Non-cash collateral received is not recognised in the consolidated statement of financial position unless the Group either sells or repledges these assets in the absence of default, at which point the obligation to return this collateral is recognised as a liability.
     The fair value of non-cash collateral received from securities lending agreements and the respective amount which the Group can sell or re-pledge in the absence of default is disclosed in the table below:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Debt securities
Related parties	—	390	—	—
Others	—	—	—	—

Total	—	390	—	—

Collateral available for pledge/sale	—	—	—	—

     The value of collateral that was actually sold or re-pledged in the absence of default was nil for all periods.

APPENDIX I	ACCOUNTANT’S REPORT
     Obligations under securities lending and repurchase agreements comprise the following:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Securities lending
Related parties	1,291	657	—	—
Others	2,523	1,306	—	—
Repurchase agreements	1,581	755	284	670

Total	5,395	2,718	284	670

     On 10 November 2008, the Group entered into an agreement with AIG Funding, Inc. (‘AIGF’) whereby the Group can borrow from AIGF to return cash collateral to securities borrowers in connection with a portfolio of securities loans of which AIG Securities Lending (Ireland) Ltd (‘AIGSL’) is the agent.
     The Group could only borrow under this facility if the collateral investment account maintained on behalf of the Group did not have sufficient cash at the time to satisfy the Group’s obligations to repay the third party borrowers.
     Under the terms of this agreement, interest accrued on the outstanding borrowings at three months US$ LIBOR-BBA plus 1% per annum. Either party was allowed to terminate the agreement at any time upon 30 business days prior written notice to the other party.
     The Group did not draw down on this agreement at any time. Effective 30 November 2009, the Group terminated AIGSL’s ability to make additional loans on behalf of the Group. As there were no outstanding loans under the programme, the Group no longer had the ability to draw down under this agreement. Effective 5 March 2010 and 26 April 2010, the agreement was terminated by AIA and AIA-B respectively.
31. Impairment of financial assets
Impairment of financial assets
     In accordance with the Group’s accounting policies, impairment reviews were performed for available for sale securities and loans and receivables.
Available for sale debt securities
     During the period to 31 May 2010, impairment losses of US$1m (for the year ended 30 November 2007: nil; for the year ended 30 November 2008: US$142m; for the year ended 30 November 2009: US$67m; six month period ended 31 May 2009 (unaudited): US$31m) were recognised in respect of available for sale debt securities.
     The carrying amounts of available for sales debt securities that are individually determined to be impaired at 31 May 2010 was US$66m (30 November 2009: US$95m; 30 November 2008: US$81m; 30 November 2007: US$nil).

APPENDIX I	ACCOUNTANT’S REPORT
Loans and receivables
     The Group’s primary potential credit risk exposure in respect of loans and receivables arises in respect of policy loans and a portfolio of mortgage loans on residential and commercial real estate (see Note 21 Financial investments for further details). The Group’s credit exposure on policy loans is mitigated because, if and when the total indebtedness on any policy, including interest due and accrued, exceeds the cash surrender value, the policy terminates and becomes void. The Group has a first lien on all policies which are subject to policy loans.
     The carrying amounts of loans and receivables that are individually determined to be impaired at 31 May 2010 was US$30m (30 November 2009: US$32m; 30 November 2008: US$30m; 30 November 2007: US$30m).
     The Group has a portfolio of residential and commercial mortgage loans which it originates. To the extent that any such loans are past their due dates specific allowance is made, together with a collective allowance, based on historical delinquency. Insurance receivables are short term in nature and cover is not provided if consideration is not received. An ageing of accounts receivable is not provided as all amounts are due within 1 year and cover is cancelled if consideration is not received.
32. Provisions

	Employee benefits	Other	Total
	US$m
At 1 December 2006	50	85	135
Charged to the consolidated income statement	11	4	15
Exchange differences	1	1	2
Utilised during the year	(7)	(3)	(10)
At 30 November 2007	55	87	142
Charged to the consolidated income statement	11	31	42
Exchange differences	(10)	(3)	(13)
Utilised during the year	(3)	(2)	(5)
At 30 November 2008	53	113	166
Charged to the consolidated income statement(1)	16	131	147
Incurred in connection with acquisition of a subsidiary	—	30	30
Exchange differences	3	9	12
Contributions	(2)	—	(2)
Utilised during the year	—	(73)	(73)
At 30 November 2009	70	210	280
Charged to the consolidated income statement(1)	7	28	35
Exchange differences	1	(1)	—
Released during the period	—	(18)	(18)
Utilised during the period	(5)	(104)	(109)

At 31 May 2010	73	115	188

Note: (1)	Of the provisions charged to the consolidated income statement as “Other” during the six month period ended 31 May 2010, US$18m (for the year ended 30 November 2009: US$89m; for the year ended 30 November 2008: US$10m; six month period ended 31 May 2009 (unaudited): US$25m) related to provision for restructuring and separation costs.
     Further details of provisions for employee post retirement benefits are provided in Note 38.
Other provisions
     Other provisions comprise provisions in respect of regulatory matters, litigation, reorganisation and restructuring. In view of the diverse nature of the matters provided for and the contingent nature of the matters to which they relate the Group is unable to provide an accurate assessment of the term over which provisions are expected to be utilised.

APPENDIX I	ACCOUNTANT’S REPORT
33. Other liabilities

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Trade and other payables	1,389	1,082	1,162	1,054
Third party interests in consolidated investment funds	720	398	397	440
Payables from purchases of investments	84	72	396	510
Reinsurance payables	101	35	57	79

Total	2,294	1,587	2,012	2,083

     Third party interests in consolidated investment funds consist of third party unit holders’ interests in consolidated investment funds which are reflected as a liability since they can be put back to the Group for cash.
     Trade and other payables are all expected to be settled within 12 months after the end of the reporting period. The realisation of third party interests in investment funds cannot be predicted with accuracy since these represent the interests of third party unit holders in consolidated investment funds held to back insurance and investment contract liabilities and are subject to market risk and the actions of third party investors.
34. Share capital and reserves
Share capital

	As at		As at		As at		As at
	30 November 2007		30 November 2008		30 November 2009		31 May 2010
	Million		Million		Million		Million
	shares	US$m	shares	US$m	shares	US$m	shares	US$ m
Authorised
Ordinary shares of US$1 each	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000
Issued and fully paid
At start of the reporting period	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000
Shares issued during the period	—	—	—	—	—	—	44	44

At end of the reporting period	12,000	12,000	12,000	12,000	12,000	12,000	12,044	12,044

Shares yet to be issued	—	—	—	—	44	44	—	—

Share premium		1,914		1,914		1,914		1,914

     There were no shares issued under share option schemes in the period. The Company and its subsidiaries have not undertaken any purchase, sale, or redemption of the Company’s issued share capital in the reporting period. Share premium of US$1,914m represents the difference between the net book value of the Group on acquisition by the Company of US$13,958m and the nominal value of the share capital issued of US$12,044m.

APPENDIX I	ACCOUNTANT’S REPORT
Reserves
Fair value reserve
     The fair value reserve comprises the cumulative net change in the fair value of available for sale securities held at the end of the reporting period.
Foreign currency translation reserve
     The foreign currency translation reserve comprises all foreign currency exchange differences arising from the translation of the financial statements of foreign operations.
Other reserves
     Other reserves include the impact of merger accounting for business combinations under common control and share based compensation.
At 31 May 2010 the Company does not have any distributable reserves.
35. Non-controlling interests

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Equity shares in subsidiaries	6	6	51	52
Share of earnings	35	25	—	6
Share of other reserves	10	(21)	—	2

Total	51	10	51	60

36. Group capital structure
Objectives, policies and processes for managing capital
     The Group’s capital management objectives focus on maintaining a strong capital base to support the development of its business, satisfying regulatory capital requirements at all times, and supporting its credit rating targets. The Group recognises the impact on shareholder returns of the level of equity capital employed and seeks to maintain an appropriate balance.
     The Group’s capital management function oversees all capital related activities of the Group and assists senior management in making capital decisions. The capital management function participates in decisions concerning asset-liability management exposures, asset-liability proposals and strategic asset allocation. The capital management function also engages in ongoing active capital and solvency management, including maintaining active dialogue and relationships with our regulators and ratings agencies. The Group has also incorporated the capital management framework into its budgeting process to ensure capital and dividend policies and programmes are implemented within the guidelines set forth by the Group.
Externally imposed capital requirements
     The Group is in compliance with the solvency and capital adequacy requirements of its regulators. The Group’s primary insurance regulator at the AIA and AIA-B levels is the Hong Kong Office of the Commissioner of Insurance (‘HK OCI’), which requires that AIA and AIA-B meet the

APPENDIX I	ACCOUNTANT’S REPORT
solvency margin requirements of the Hong Kong Insurance Companies Ordinance. The Hong Kong Insurance Companies Ordinance (among other matters) sets minimum solvency margin requirements that an insurer must meet in order to be authorised to carry on insurance business in or from Hong Kong. The HK OCI requires AIA and AIA-B to maintain an excess of assets over liabilities of not less than the required minimum solvency margin. The amount required under the Hong Kong Insurance Companies Ordinance as the minimum solvency margin can be determined and may be treated as 100% of that amount. The excess of assets over liabilities to be maintained by AIA and AIA-B required by the HK OCI is not less than 150% of that amount.
     The Group’s individual branches and subsidiaries are also subject to the supervision of government regulators in the jurisdictions in which those branches and subsidiaries are domiciled. The various regulators overseeing the Group actively monitor the solvency margin position of the Group. AIA and AIA-B submit annual filings to the HK OCI of their solvency margin position based on their annual audited accounts, and the Group’s other operating units perform similar annual filings with their respective local regulators.
     The ability of the Company to pay dividends and meet other obligations depends on dividends and other payments from its operating subsidiaries and branches, which are subject to contractual, regulatory and other limitations. The various regulators overseeing the individual branches and subsidiaries of the Group have the discretion to impose additional restrictions on the ability of those regulated subsidiaries and branches to make payment of dividends or other distributions and payments to AIA, including increasing the required margin of solvency that an operating unit must maintain.
     The payment of dividends and other distributions and payments by the Company’s subsidiaries and their branches is regulated by applicable insurance, foreign exchange and tax and other laws, rules and regulations. The amount and timing of certain dividends, distributions and other payments require regulatory approval. In particular, the payment of dividends, distributions and other payments to the Company from AIA is subject to the oversight of the Office of the Commissioner of Insurance of Hong Kong. In addition, surplus capital may not be remitted out of Thailand in particular, including by AIA Thailand Branch to its Head Office in Hong Kong, without the consent of the Office of the Insurance Commission in Thailand. More generally, regulators may prohibit the payment of dividends or other distributions and payments by our regulated subsidiaries and branches if they determine that such payment could be adverse to the interests of relevant policyholders or contract holders.
Capital and Regulatory Orders Specific to the Group
     Following the AIG events as described in note 44, certain regulators of the Group imposed additional requirements or restrictions on certain of its branches and subsidiaries. These requirements and restrictions may be amended or revoked at the relevant regulator’s discretion. As of the date hereof, the requirements and restrictions summarized below remain in effect.
Hong Kong Office of the Commissioner of Insurance
     Letters dated 17 September 2008 were issued from the HK OCI to each of AIA and AIA-B (‘Section 35 Orders’) requiring each of AIA or AIA-B, including all of their branches, as appropriate:
(1)	to ensure that all insurance business and all transactions with any “specified person” (which includes but is not limited to its branches, directors, controllers, shareholders and associates or group companies) is on normal commercial terms;

(2)	to ensure that AIA or AIA-B not place any deposit with or transfer assets (except for normal insurance transactions) or provide financial assistance to any specified person without first obtaining written consent from the HK OCI; and

APPENDIX I	ACCOUNTANT’S REPORT
(3)	to inform the HK OCI as soon as practicable of any circumstances which may put the interest of policyholders or potential policyholders at risk.
     Among other consequences, the Section 35 Orders place restrictions on the ability of AIA and AIA-B to engage in capital related transactions with specified persons. Accordingly, the Section 35 Orders restrict the ability of AIA and AIA-B to pay dividends to their parent companies, and limit their ability to engage in intercompany transactions with specified persons, such as payment of intercompany service fees without first obtaining written consent from the HK OCI.
     By further letters dated 18 September 2008 to AIA and AIA-B, the Hong Kong Insurance Authority required that AIA and AIA-B not acquire a new controller who exercises 15% or more of the voting power at their general meetings or the general meetings of their parent companies without first obtaining written consent from the Hong Kong Insurance Authority.
     The Insurance Authority has informed us by a letter dated 2010 that the Section 35 Orders will be rescinded on the first day of dealings in shares of AIA Group Limited on the Hong Kong Stock Exchange in consideration of the undertakings described below.
     AIG has given the Insurance Authority an undertaking that, with effect from the date of the rescission of the Section 35 Orders and for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued share capital of AIA Group Limited (or AIG directly or indirectly is entitled to exercise, or control the exercise of, 10% or more of the voting power at any general meeting of AIA Group Limited), AIG will ensure that, except with the prior written consent of the Insurance Authority:
(i)	any AIG Group holder of AIG’s interest in AIA Group Limited that is controlled by AIG will abstain from voting in any shareholder vote of AIA Group Limited for the approval of a dividend distribution to AIA Group Limited’s shareholders; and

(ii)	AIG will not, either directly or indirectly or through a member of the AIG Group that AIG controls: (a) accept any deposit from any member of the AIA Group; (b) be the recipient of any assets transferred from any member of the AIA Group except for (x) normal insurance transactions or any arrangements on normal commercial terms in place as of the date of the undertaking (including renewals thereof), and (y) dividends distributed to shareholders of AIA Group Limited that have been approved by the other shareholders of AIA Group Limited; or (c) accept any financial assistance (i.e., the granting of credit, lending of money, providing of security for or the guaranteeing of a loan) from any member of the AIA Group.
     AIA Group Limited has given to the Insurance Authority an undertaking that AIA Group Limited will:
(i)	ensure that (a) AIA and AIA-B will at all times maintain a solvency margin ratio of not less than 150%, both on an individual insurer basis and on an AIA/AIA-B consolidated basis; (b) it will not withdraw capital or transfer any funds or assets out of either AIA or AIA-B that will cause AIA’s or AIA-B’s solvency ratio to fall below 150%, except with, in either case, the prior written consent of the Insurance Authority; and (c) should the solvency ratio of either AIA or AIA-B fall below 150%, AIA Group Limited will take steps as soon as possible to restore it to at least 150% in a manner acceptable to the Insurance Authority;

(ii)	ensure that, for so long as AIG directly or indirectly holds a legal or beneficial interest in AIA Group Limited in excess of 10% of the outstanding or issued share capital of AIA Group Limited (or AIG directly or indirectly is entitled to exercise, or control the exercise of, 10% or more of the voting power at any general meeting of AIA Group Limited), AIA and AIA-B shall

APPENDIX I	ACCOUNTANT’S REPORT
not, without first obtaining written consent from the Insurance Authority: (a) place any deposit from any member of the AIA Group with AIG and/or any member of the AIG Group that AIG controls (excluding AIA Group Limited, its subsidiaries and their branches); (b) transfer any assets to AIG and/or any member of the AIG Group that AIG controls (excluding AIA Group Limited, its subsidiaries and their branches), except for normal insurance transactions or any arrangements on normal commercial terms in place as of the date of the undertaking (including renewals thereof); or (c) provide any financial assistance to AIG and/or any member of the AIG Group that AIG controls (excluding AIA Group Limited, its subsidiaries and their branches);
(iii)	comply with the guidance set out in a letter from the Insurance Authority to AIA Group Limited, dated as of 2010, which confirms that the AIA Group will be subject to the supervision of the Insurance Authority and AIA Group Limited will be required to continually comply with the Insurance Authority’s guidance on the “fit and proper” standards of a controller pursuant to Section 8(2) of the ICO These standards include the sufficiency of a holding company’s financial resources; the viability of a holding company’s business plan for its regulated insurers; the clarity of the group’s legal, managerial and operational structures; the identities of any other holding companies or major regulated subsidiaries; whether the holding company, its directors or controllers is subject to receivership, administration, liquidation or other similar proceedings; the soundness of the group’s corporate governance; the soundness of the group’s risk management framework; the receipt of information from its regulated insurers to ensure that they are managed in compliance with applicable laws, rules and regulation; and its role in overseeing and managing the operations of its regulated insurers; and

(iv)	fulfil all enhancements or improvements to the guidance referred to in sub-paragraph (iii) above, as well as administrative measures issued from time to time by the Insurance Authority or requirements that may be prescribed by the Insurance Authority in accordance with the ICO, regulations under the ICO or Guidance Notes issued by the Insurance Authority from time to time.
Monetary Authority of Singapore
     Since October 2008, the Monetary Authority of Singapore (“MAS”) has issued certain directions to AIA Singapore Branch (“AIAS”) specifying that it comply with increased capital adequacy requirements. In addition, the directions provide that prior MAS consent be sought in respect of certain transactions including transfers or disposals of certain assets (including land or buildings) and financing and guarantee arrangements. The directions also impose certain additional reporting requirements on AIAS. As a regulated entity, AIA has various discussions with the MAS. The discussions with the MAS in relation to the lifting of the directions have been favourable as MAS takes further comfort that AIAS intends to become a locally incorporated subsidiary of AIA in the foreseeable future.
Bermuda Monetary Authority
     On 2 August 2010, the BMA and AIA-B entered into a Letter Agreement. In the Letter Agreement, AIA-B agrees to:
(1)	seek prior approval from the BMA before entering into an Outpayment Transaction (a payment or transfer of assets out of AIA-B relating to a single transaction or matter) transactions outside the Normal Course of Business which is comprised of a single payment or series of multiple linked payments that, in the aggregate would equal or exceed US$15,000,000;

APPENDIX I	ACCOUNTANT’S REPORT
(2)	notify the BMA before entering into an Outpayment Transaction below US$15,000,000 which is outside the Normal Course of Business (the BMA may request additional information and shall provide a written objection within 72 hours of receipt of the additional information); and

(3)	a daily basis report to the BMA on: (i) transfers of more than US$1,000,000 per transaction or an aggregate amount of greater than US$1,000,000 per day from AIA-B to another jurisdiction other than where the fund originated (to include inter-jurisdictional transfers within AIAB or branch of AIA-B); (ii) transactions of greater than US$15,000,000 whether incoming or outgoing; (iii) all material issues having an impact threshold of equal to or greater than 10% of AIA-B’s total statutory capital and surplus.
     The obligations of AIA-B under the Letter Agreement shall be extinguished in the event that the majority ownership interest of AIA-B is sold, transferred or assigned to a third party purchaser. The Group is in discussions with the BMA in relation to the release of AIA-B from the obligations under the Letter Agreement.
China Insurance Regulatory Commission
     Notices issued by the China Insurance Regulatory Commission (‘CIRC’) ordered AIA Shanghai Branch, Guangdong Branch, Jiangsu Branch, Beijing Branch, Shenzhen Branch, Suzhou Central Sub-Branch, Dongguan Sub-Branch and Jiangmen Sub-Branch to:
(1)	maintain sufficient funds to provide for possible cancellations and to prevent liquidity risks and monitor liquidity daily; and

(2)	enhance capital stability by: (a) not entering into any mortgage, guarantee or letter of credit or incurring any debt other than in the normal course of business; (b) not transferring any assets or funds outside of the PRC; and (c) obtaining approval from the CIRC on any affiliated transaction with AIG including reinsurance transactions (so as to prevent the flow of capital or assets out of the PRC).
     The Group is in discussions with the CIRC to establish a mutually acceptable timetable for rescission of these orders as soon as practicable.
Other Orders
     Correspondence has also been issued to the Group by the Mandatory Provident Fund Schemes Authority in Hong Kong and the regulators in Taiwan, Brunei and Vietnam. Pursuant to this correspondence, regular updates are to be provided to the regulators, and certain regulators must provide their consent before assets are transferred or transactions are entered into with connected parties.
Group capital position
     The Group defines ‘capital’ as the amount of assets in excess of liabilities measured in accordance with the Hong Kong Insurance Companies Ordinance. The Group defines total available capital as the amount of assets in excess of liabilities measured in accordance with the Insurance Companies Ordinance and ‘required capital’ as the minimum required margin of solvency calculated in accordance with the Insurance Companies Ordinance. The solvency margin ratio is the ratio of total available capital to required capital. A number of transactions undertaken in 2008 and 2009 enhanced the solvency position of the Group. With effect from 28 February 2009, AIA-B and AIA Australia, among others, become subsidiaries of AIA, and on 3 November 2009, the Group acquired Philam.

APPENDIX I	ACCOUNTANT’S REPORT
     In January 2009, the HK OCI introduced temporary relief measures to all Hong Kong regulated long-term and composite insurers in response to the unprecedented level of volatility in global capital markets and low interest rate environment. These measures apply to financial years running from 2008 to 2010, after which a review will be conducted.
     The capital positions of the Group’s two principal operating companies as of 30 November 2007, 2008 and 2009 and 31 May 2010 are illustrated in the table:

	30 November			30 November			30 November			31 May
	2007			2008			2009			2010
	Total		Solvency	Total		Solvency	Total		Solvency	Total		Solvency
	available	Required	margin	available	Required	margin	available	Required	margin	available	Required	margin
	capital	capital	ratio	capital	capital	ratio	capital	capital	ratio	capital	capital	ratio
	US$m
AIA	2,551	1,357	188%	2,751	1,316	209%	4,811	1,547	311%	5,185	1,664	312%
AIA-B	2,519	648	389%	1,469	684	215%	2,742	911	301%	3,120	923	338%
37. Risk management
Risk management framework
     The managed acceptance of risk is fundamental to the Group’s insurance business model. The Group’s risk management framework seeks to effectively manage, rather than eliminate, the risks the Group faces.
     The Group’s central risk management framework requires all operations to establish processes for identifying, evaluating and managing the key risks faced by the organisation. This risk management framework has evolved in recent years and now encompasses an established risk governance structure with clear oversight and assignment of responsibility for monitoring and management of strategic, operational and financial risks.
Insurance and financial risk exposures
     As an insurance group, the Group is exposed to a range of insurance and financial risks. The Group applies a consistent risk management philosophy that is embedded in management processes and controls such that both existing and emerging risks are considered and addressed.
     The following section summarises the Group’s key risk exposures and the primary policies and processes used by the Group to manage its exposures to these risks.
Insurance risk
The Group considers insurance risk to be a combination of the following component risks:
•	inadequate or inappropriate product design;

•	inappropriate underwriting or pricing of policies;

•	lapse risk; and

•	variability in claims experience.
     Experience shows that the larger the portfolio of similar insurance contracts, the smaller the relative variability of the expected outcome. The Group has developed its insurance underwriting strategy to diversify the type of insurance risks accepted and to achieve a sufficiently large population of risks to reduce the variability of the expected outcome.

APPENDIX I	ACCOUNTANT’S REPORT
Product design risk
     Product design risk refers to potential defects in product design and pricing. The Group manages product design risk by completing pre-launch reviews and approval of products by local and the Group functional departments such as actuarial and underwriting. These departments have significant experience and have developed proprietary expertise to identify potential flaws in product design.
     There is a strong focus within the Group on actively managing each part of the actuarial control cycle to minimise risk in the in-force book as well as for new business acceptances. A significant component of the Group’s long-term insurance business is participating in nature where the Group has the ability to adjust dividends to reflect market conditions. This reduces the Group’s exposure to changes in circumstances, in particular investment returns, that may arise during the life of long-term insurance policies.
Pricing and underwriting risk
     Pricing and underwriting risk refers to the possibility of product related income being inadequate to support future obligations arising from those contracts.
     The Group manages pricing and underwriting risk by adhering to group wide underwriting guidelines. Each operating unit maintains a team of professional underwriters who review and select risks that are consistent with the underwriting strategy of the Group. A second layer of underwriting review is conducted by the Group for complex and large insurance risks. Any exceptions require specific approval and may be subject to separate risk management actions.
     The Group makes use, in certain circumstances, of reinsurance to obtain product pricing expertise when entering new lines of business, products or territories. Reinsurance is also used, to a limited extent, to manage concentrations of insurance risk. However, the breadth of the Group’s geographical spread and product portfolio creates natural diversification and reduces the extent to which concentrations of insurance risk arise.
Claims risk
     Claims risk refers to the possibility that the frequency or severity of claims arising from insurance contracts exceeds the level anticipated at the time of underwriting. For insurance contracts where death and diagnosis of critical illness are the insured risk, the most significant factors that could increase the overall frequency of claims are epidemics (such as AIDS, SARS or other communicable conditions) or widespread changes in lifestyle resulting in earlier or more claims than expected. Other factors affecting the frequency and severity of claims include the following:
•	insurance risk under disability contracts is dependent on economic conditions. Recession and unemployment tend to increase the number of claims for disability benefits as well as reduce the rate of recovery from disability;

•	insurance risk under hospitalisation contracts is dependent on medical costs and medical technology; and

•	insurance risk under accident contracts is more random and dependent on occupation.
     The Group seeks to mitigate claims risk by conducting regular reviews of mortality and morbidity experience and considering the impact of these on reinsurance needs and product design and pricing. These reviews, alongside other experience studies, results and economic outlook data, are incorporated into new product design and in-force policy management which illustrates the benefit of the Group’s scale, history and experience in achieving a coherent insurance risk management strategy.

APPENDIX I	ACCOUNTANT’S REPORT
     Mortality and morbidity risk in excess of the respective retention limits are ceded to reduce volatility in claims experience for the Group.
Lapse risk
     Lapse risk refers to the possibility of financial loss due to early termination of contracts where the acquisition cost incurred may not be recoverable from future revenue.
     The Group carries out regular studies of persistency experience. The results are assimilated into new and in-force business management. Target pay back periods that form part of the product pricing controls enable monitoring of the Group’s exposure to lapse risk. Certain products include surrender charges that entitle the Company to additional fees on early termination by the policyholder, thereby reducing exposure to lapse risk.
Concentrations of insurance risk
     Concentration of insurance risk refers to the possibility of significant financial losses arising from a lack of diversification, either geographical or by product type, of the Group’s portfolio. Certain events, such as viral pandemics, may give rise to higher levels of mortality or morbidity experience and exhibit geographical concentrations.
     The Group has a broad geographical footprint across Asia and its results are not substantially dependent upon any one of these individual markets. This breadth provides a natural diversification of geographic concentrations of insurance and other risks (such as political risks). However, given the Group’s exposure to Asia, it may be relatively more exposed to pandemics localised in Asia than insurance groups with a world-wide presence.
     Although long-term insurance and investment business are the Group’s primary operations, the Group has a range of product offerings, such as term life, accident and health, participating, annuity and investment-linked, which vary in the extent and nature of risk coverage and thereby reduce exposures to concentrations of mortality or morbidity risk. For example, the insured risk for certain annuity products is survival of the annuitant, whereas the insured risk for a term life product is the death of the policyholder.
     As a result of the Group’s history and scale, a substantial volume of experience data has been accumulated which assists in evaluation and pricing of insurance risk. The Group’s capital position combined with its profitable product portfolio and diversified geographical presence are factors in management’s decision to retain (rather than reinsure) a high proportion of its written insurance risks.
     Concentrations of risk are managed within each market through the monitoring of product sales and size of the in-force book by product group. Actuarial analyses are also performed to establish the impact of changes in mortality and morbidity experience for use in financial reporting, pricing and the Group’s assessment of reinsurance needs.
Credit risk
     Credit risk arises from the possibility of financial loss arising from default by borrowers and transactional counterparties and the loss of value in financial instruments due to deterioration in credit quality. The key areas where the Group is exposed to credit risk include repayment risk in respect of:
•	cash and cash equivalents;

•	investments in debt securities;

APPENDIX I	ACCOUNTANT’S REPORT
•	loans and receivables (including insurance receivables); and

•	reinsurance receivables.
The geographical concentration of the Group’s government bonds is disclosed in note 21.
     The Group has in place a credit analysis process that accounts for diverse factors, including market conditions, industry specific conditions, company cash flows and quality of collateral. The Group also has a monitoring programme in place whereby the Group’s credit analysis teams review the status of the obligor on a regular basis to anticipate any credit issues.
     Cross-border investment exposures are controlled through the assignment of individual country counterparty risk limits by the Credit Risk Management Committee.
The Group monitors its credit exposures to any single unrelated external reinsurer or group.
     The maximum exposure to credit risk for loans and receivables, debt securities and cash and cash equivalents is the carrying value in the consolidated statement of financial position, net of allowances.
Market risk
     Market risk arises from the possibility of financial loss caused by changes in financial instrument fair values or future cash flows due to fluctuations in key variables, including interest rates, equity market prices and foreign exchange rates.
     The Group manages the risk of market-based fluctuations in the value of the Group’s investments, as well as liabilities with exposure to market risk.
     The Group uses various quantitative measures to assess market risk, including sensitivity analysis. The level of movements in market factors on which the sensitivity analysis is based were determined based on economic forecasts and historical experience of variations in these factors.
     The Group routinely conducts sensitivity analyses of its fixed income portfolios to estimate its exposure to movements in interest rates. The Group’s fixed income sensitivity analysis is primarily a duration-based approach.
Interest rate risk
     The Group’s exposure to interest rate risk predominantly arises from the Group’s investments in long-term fixed income debt securities, which are exposed to fluctuations in interest rates.
     Interest rate risk also arises from the Group’s insurance and investment contracts with guaranteed and fixed terms, including settlement options available upon maturity, which carry the risk that interest income and capital redemptions from the financial assets backing the liabilities is insufficient to fund the guaranteed benefits payable as interest rates rise and fall. For other products, including those with participation or investment-linked features, interest rate risk is significantly reduced due to the non-guaranteed nature of additional policyholder benefits.
     The Group manages its interest rate risk by generally investing in fixed income assets in the same currencies as those of its liabilities, as well as investing in financial instruments with tenors that broadly match the duration of its liabilities.
     The Group also considers the effect of interest rate risk in its overall product strategy. Certain products such as investment-linked, universal life and participating business, inherently have lower interest rate risk as their design provides flexibility as to crediting rates and policyholder dividend scales.

APPENDIX I	ACCOUNTANT’S REPORT
Exposure to interest rate risk
     The table below summarises the nature of the interest rate risk associated with financial assets, financial liabilities and insurance contract liabilities. In preparing this analysis, fixed rate interest bearing instruments that mature or re-price within 12 months of the reporting date have been disclosed as variable rate instruments. The contractual and estimated maturity dates of the liabilities are shown below.

	Variable	Fixed	Non-interest
	interest rate	interest rate	bearing	Total
	US$m
30 November 2007
Financial assets
Loans and receivables	2,009	1,543	2,113	5,665
Debt securities	4,578	39,826	—	44,404
Equity securities	—	—	20,139	20,139
Derivative financial instruments	—	—	422	422
Reinsurance receivables	—	—	87	87
Cash and cash equivalents	2,529	—	54	2,583

Total financial assets	9,116	41,369	22,815	73,300
Financial liabilities and insurance contracts
Insurance contract liabilities (net of reinsurance)	—	—	54,580	54,580
Investment contract liabilities	—	—	6,505	6,505
Borrowings	543	846	72	1,461
Obligations under securities lending agreements	5,395	—	—	5,395
Derivative financial liabilities	—	—	47	47
Other financial liabilities including tax payable	—	785	1,058	1,843

Total financial liabilities and insurance contracts	5,938	1,631	62,262	69,831

Net financial assets, financial liabilities and insurance contracts	3,178	39,738	(39,447)	3,469

APPENDIX I	ACCOUNTANT’S REPORT

	Variable	Fixed	Non-interest
	interest rate	interest rate	bearing	Total
	US$m
30 November 2008
Financial assets
Loans and receivables	1,423	1,563	1,016	4,002
Debt securities	3,723	38,600	—	42,323
Equity securities	—	—	8,747	8,747
Derivative financial instruments	—	—	252	252
Reinsurance receivables	—	—	19	19
Cash and cash equivalents	4,116	—	48	4,164

Total financial assets	9,262	40,163	10,082	59,507
Financial liabilities and insurance contracts
Insurance contract liabilities (net of reinsurance)	—	—	52,030	52,030
Investment contract liabilities	—	—	4,898	4,898
Borrowings	546	26	89	661
Obligations under securities lending agreements	2,718	—	—	2,718
Derivative financial liabilities	—	—	138	138
Other financial liabilities including tax payable	—	—	1,407	1,407

Total financial liabilities and insurance contracts	3,264	26	58,562	61,852

Net financial assets, financial liabilities and insurance contracts	5,998	40,137	(48,480)	(2,345)

	Variable	Fixed	Non-interest
	interest rate	interest rate	bearing	Total
	US$m
30 November 2009
Financial assets
Loans and receivables	904	2,825	919	4,648
Debt securities	4,715	47,486	—	52,201
Equity securities	—	—	16,178	16,178
Reinsurance receivables	—	—	29	29
Derivative financial instruments	—	—	453	453
Cash and cash equivalents	3,144	—	261	3,405

Total financial assets	8,763	50,311	17,840	76,914
Financial liabilities and insurance contracts
Insurance contract liabilities (net of reinsurance)	—	—	63,000	63,000
Investment contract liabilities	—	—	7,780	7,780
Borrowings	603	—	85	688
Obligations under securities lending and repurchase agreements	284	—	—	284
Derivative financial liabilities	—	—	71	71
Other financial liabilities including tax payable	—	—	1,800	1,800

Total financial liabilities and insurance contracts	887	—	72,736	73,623

Net financial assets, financial liabilities and insurance contracts	7,876	50,311	(54,896)	3,291

APPENDIX I	ACCOUNTANT’S REPORT

	Variable	Fixed	Non-interest
	interest rate	interest rate	bearing	Total
	US$m
31 May 2010
Financial assets
Loans and receivables	987	2,684	893	4,564
Debt securities	4,973	50,861	—	55,834
Equity securities	—	—	17,394	17,394
Reinsurance receivables	—	—	42	42
Derivative financial instruments	—	—	521	521
Cash and cash equivalents	3,075	—	147	3,222

Total financial assets	9,035	53,545	18,997	81,577
Financial liabilities and insurance contracts
Insurance contract liabilities (net of reinsurance)	—	—	65,365	65,365
Investment contract liabilities	—	—	8,012	8,012
Borrowings	549	—	133	682
Obligations under securities lending and repurchase agreements	670	—	—	670
Derivative financial liabilities	—	—	40	40
Other financial liabilities including tax payable	—	—	1,945	1,945

Total financial liabilities and insurance contracts	1,219	—	75,495	76,714

Net financial assets, financial liabilities and insurance contracts	7,816	53,545	(56,498)	4,863

Foreign exchange rate risk
     Foreign exchange risk arises from the Group’s operations in multiple jurisdictions in the Asia Pacific region. Foreign currency risk associated with assets and liabilities denominated in non-functional currencies results in gains and losses being recognised in the consolidated income statement. Foreign currency risk associated with the translation of the net assets of operations with non-US dollar functional currencies results in gains or losses being recorded directly in total equity.
     The Group generally invests in assets denominated in currencies that match its liabilities to avoid currency mismatches. However, for yield enhancement and risk diversification purposes, the Group’s business units also invest, in some instances, in instruments in currencies that are different from the originating liabilities. These activities expose the Group to gains and losses arising from foreign exchange rate movements. The Group’s business units monitor foreign currency exposures and where these are not consistent with the risk appetite of the Group, positions may be closed or hedging instruments may be purchased.
     The Group’s net foreign currency exposures and the estimated impact of changes in foreign exchange rates are set out in the tables below after taking into account the effect of economic hedges of currency risk. Whilst providing economic hedges that reduce the Group’s net exposure to foreign exchange risk, hedge accounting is not applied. Currencies for which net exposure is not significant are excluded from the analysis below. In compiling the table below the impact of a 5% strengthening of original currency is stated relative to the functional currency of the relevant operation of the Group. The impact of a 5% strengthening of the US dollar is also stated relative to functional currency. Currency exposure reflects the net notional amount of currency derivative positions as well as net equity by currency.

APPENDIX I	ACCOUNTANT’S REPORT
Net exposure

	United States	Hong Kong	Thai	Singapore	Malaysian	China	Korean
	Dollar	Dollar	Baht	Dollar	Ringgit	Renminbi	Won
	US$m
30 November 2007
Equity analysed by original currency	11,387	(15)	2,141	(2,370)	318	355	831
Net notional amounts of currency derivative positions	(2,818)	—	686	2,728	—	—	—

Currency exposure	8,569	(15)	2,827	358	318	355	831

5% strengthening of original currency
Impact on profit before tax	128	(41)	(14)	8	2	8	8

5% strengthening of the US dollar
Impact on shareholders’ equity	(128)	(9)	(141)	(16)	(15)	(14)	(35)

	United States	Hong Kong	Thai	Singapore	Malaysian	China	Korean
	Dollar	Dollar	Baht	Dollar	Ringgit	Renminbi	Won
	US$m
30 November 2008
Equity analysed by original currency	7,085	(502)	2,113	(1,887)	482	628	598
Net notional amounts of currency derivative positions	(3,316)	—	1,039	2,776	—	—	(96)

Currency exposure	3,769	(502)	3,152	889	482	628	502

5% strengthening of original currency
Impact on profit before tax	31	(66)	1	6	—	7	1

5% strengthening of the US dollar
Impact on shareholders’ equity	(31)	(5)	(156)	(42)	(24)	(28)	(25)

	United States	Hong Kong	Thai	Singapore	Malaysian	China	Korean
	Dollar	Dollar	Baht	Dollar	Ringgit	Renminbi	Won
	US$m
30 November 2009
Equity analysed by original currency	11,824	(410)	2,448	(1,922)	563	704	924
Net notional amounts of currency derivative positions	(3,845)	—	1,256	3,031	—	—	100

Currency exposure	7,979	(410)	3,704	1,109	563	704	1,024

5% strengthening of original currency
Impact on profit before tax	103	(63)	1	11	1	9	2

5% strengthening of the US dollar
Impact on shareholders’ equity	(103)	(9)	(184)	(54)	(28)	(30)	(50)

APPENDIX I	ACCOUNTANT’S REPORT

	United States	Hong Kong	Thai	Singapore	Malaysian	China	Korean
	Dollar	Dollar	Baht	Dollar	Ringgit	Renminbi	Won
	US$m
31 May 2010
Equity analysed by original currency	11,845	(260)	3,185	(1,747)	546	777	1,214
Net notional amounts of currency derivative positions	(3,723)	—	1,277	2,964	—	—	—

Currency exposure	8,122	(260)	4,462	1,217	546	777	1,214

5% strengthening of original currency
Impact on profit before tax	89	(59)	—	12	—	8	2

5% strengthening of the US dollar
Impact on shareholders’ equity	(89)	(12)	(223)	(60)	(27)	(34)	(59)

Equity market price risk
     Equity market price risk arises from changes in the market value of equity securities and equity funds. With the exception of the Group’s holding of shares in AIG, the majority of the Group’s equity instruments are held to match investment-linked contracts, the investment risk in respect of which is wholly borne by policyholders, or in respect of participating business, where investment risks are shared between the Group and its policyholders. Equity securities form a relatively low proportion of the Group’s overall non-linked investment portfolios (including participating funds).
Sensitivity analysis
     Sensitivity analysis to the key variables affecting financial assets and liabilities is set out in the table below. Information relating to sensitivity of insurance and investment contracts with DPF is provided in Note 28. The carrying values of other financial assets are not subject to changes in response to movements in interest rates or equity prices. In calculating the sensitivity of debt and equity instruments to changes in interest rates and equity prices the Group has made assumptions about the corresponding impact of asset valuations on liabilities to policyholders. Assets held to support investment-linked contracts have been excluded on the basis that changes in fair value are wholly borne by policyholders. Sensitivity analysis for assets held in participating funds has been calculated after allocation of returns to policyholders using the applicable minimum policyholders’ participation ratios described in Note 2. Information is presented to illustrate the estimated impact on profits and equity arising from a change in a single variable before taking into account the effects of taxation.
     For the purpose of illustrating the sensitivity of profit and total equity to changes in interest rates and equity prices, the impact of possible impairments of financial investments classified as available for sale which may arise in times of economic stress has been ignored, since default events reflect the characteristics of individual issuers. Because the Group’s accounting policies lock in interest rate assumptions on policy inception and the Group’s assumptions incorporate a provision for adverse deviations, the level of movement illustrated in this sensitivity analysis does not result in loss recognition and so there is no corresponding effect on liabilities.

APPENDIX I	ACCOUNTANT’S REPORT

	30 November 2007		30 November 2008		30 November 2009		31 May 2010
		Impact on		Impact on		Impact on		Impact on
	Impact on	net assets	Impact on	net assets	Impact on	net assets	Impact on	net assets
	profit	(before the	profit	(before the	profit	(before the	profit	(before the
	before	effects of	before	effects of	before	effects of	before	effects of
	tax	taxation)	tax	taxation)	tax	taxation)	tax	taxation)
	US$m
Interest rate risk
+ 50 basis points shift in yield curves	(45)	(1,130)	(53)	(1,096)	(64)	(1,492)	(73)	(1,643)
- 50 basis points shift in yield curves	45	1,130	53	1,096	64	1,492	73	1,643
Equity risk
10 per cent increase in equity prices	464	716	204	214	308	314	402	409
10 per cent decrease in equity prices	(464)	(716)	(204)	(214)	(308)	(314)	(402)	(409)
Liquidity risk
     Liquidity risk refers to the possibility that the Group is unable to meet its obligations to counterparties when falling due. This can arise when internal funds are insufficient to meet cash outflow obligations and where the Group is unable to obtain funding at market rates or liquidate assets at fair value resulting in the forced liquidation of assets at depressed prices. The Group is exposed to liquidity risk in respect of insurance and investment policies that permit surrender, withdrawal or other forms of early termination for a cash surrender value specified in the contractual terms and conditions.
     The Group’s liquidity position is monitored in compliance with regulatory and internal requirements in combination with maturity gap analyses. To manage liquidity risk, the Group has implemented a variety of measures, including emphasising flexible insurance product design so that it can retain the greatest flexibility to adjust contract pricing or crediting rates. The Group also seeks to match, to the extent possible and appropriate, the duration of its investment assets with the duration of insurance policies issued.
     The maturity analysis presented in the tables below presents the estimated maturity of carrying amounts in the consolidated statement of financial position. The estimated maturity for insurance and investment contracts is proportionate to their carrying values based on projections of estimated undiscounted cash flows arising from insurance and investment contracts in force at that date. The Group has made significant assumptions to determine the estimated undiscounted cash flows of insurance benefits and claims and investment contract benefits, which include assumptions in respect of mortality, morbidity, future lapse rates, expenses, investment returns and interest crediting rates, offset by expected future deposits and premiums on in-force policies. The maturity profile of the Group’s borrowings is presented on the presumption that the Group will continue to satisfy loan covenants which, if breached, would cause the borrowings to be repayable on demand. The Group regularly monitors its compliance with these covenants and was in compliance with them at the date of the consolidated statement of financial position and throughout each of the periods presented. Due to the significance of the assumptions used, the maturity profiles presented below could be materially different from actual payments.
     A maturity analysis based on the earliest contractual repayment date would present the insurance and investment contract liabilities as falling due in the earliest period in the table because of the ability of policyholders to exercise surrender options. Financial assets and liabilities other than investment contract liabilities are presented based on their respective contractual maturities.

APPENDIX I	ACCOUNTANT’S REPORT

				Due after one	Due after five
		No fixed	Due in one	year through	years through	Due after
	Total	maturity	year or less	five years	10 years	10 years
	US$m
30 November 2007
Financial assets:
Loans and receivables	5,665	204	4,165	392	427	477
Debt securities	44,404	—	1,925	8,983	15,168	18,328
Equity securities	20,139	20,139	—	—	—	—
Derivative financial instruments	422	—	14	107	301	—
Reinsurance receivables	87	—	87	—	—	—
Cash and cash equivalents	2,583	—	2,583	—	—	—

Total	73,300	20,343	8,774	9,482	15,896	18,805

Financial liabilities and insurance contracts:
Insurance and investment contracts (net of reinsurance)	61,085	43	(1,316)	(929)	4,699	58,588
Borrowings	1,461	4	911	546 (1)	—	—
Obligations under securities lending and repurchase agreements	5,395	—	5,395	—	—	—
Derivative financial instruments	47	—	1	12	34	—
Other liabilities including tax payable	1,843	—	1,843	—	—	—

Total	69,831	47	6,834	(371)	4,733	58,588

Note: (1)	Includes amounts of US$488m (30 November 2007: US$546m; 30 November 2008: US$542m; 30 November 2009: US$542m) falling due after 2 years through 5 years

APPENDIX I	ACCOUNTANT’S REPORT

				Due after one	Due after five
		No fixed	Due in one	year through	years through	Due after
	Total	maturity	year or less	five years	10 years	10 years
	US$m
30 November 2008
Financial assets:
Loans and receivables	4,002	232	2,220	736	637	177
Debt securities	42,323	—	1,842	9,568	13,661	17,252
Equity securities	8,747	8,747	—	—	—	—
Derivative financial instruments	252	—	2	160	90	—
Reinsurance receivables	19	—	19	—	—	—
Cash and cash equivalents	4,164	—	4,164	—	—	—

Total	59,507	8,979	8,247	10,464	14,388	17,429

Financial liabilities and insurance contracts:
Insurance and investment contracts (net of reinsurance)	56,928	46	(1,304)	(1,824)	3,114	56,896
Borrowings	661	4	108	549 (1)	—	—
Obligations under securities lending and repurchase agreements	2,718	—	2,718	—	—	—
Derivative financial instruments	138	—	19	53	58	8
Other liabilities including tax payable	1,407	—	1,407	—	—	—

Total	61,852	50	2,948	(1,222)	3,172	56,904

Note: (1)	Includes amounts of US$488m (30 November 2007: US$546m; 30 November 2008: US$542m; 30 November 2009: US$542m) falling due after 2 years through 5 years

APPENDIX I	ACCOUNTANT’S REPORT

				Due after one	Due after five
		No fixed	Due in one	year through	years through	Due after
	Total	maturity	year or less	five years	10 years	10 years
	US$m
30 November 2009
Financial assets:
Loans and receivables	4,648	1,814	1,508	209	626	491
Debt securities	52,201	—	1,624	11,825	14,806	23,946
Equity securities	16,178	16,178	—	—	—	—
Derivative financial instruments	453	—	12	308	133	—
Reinsurance receivables	29	—	29	—	—	—
Cash and cash equivalents	3,405	—	3,405	—	—	—

Total	76,914	17,992	6,578	12,342	15,565	24,437

Financial liabilities and insurance contracts:
Insurance and investment contracts (net of reinsurance)	70,780	—	(687)	922	6,628	63,917
Borrowings	688	139	7	5421	—	—
Obligations under securities lending and repurchase agreements	284	—	284	—	—	—
Derivative financial instruments	71	—	10	46	14	1
Other liabilities including tax payable	1,800	—	1,800	—	—	—

Total	73,623	139	1,414	1,510	6,642	63,918

APPENDIX I	ACCOUNTANT’S REPORT

				Due after one		Due after five
		No fixed	Due in one	year through		years through	Due after
	Total	maturity	year or less	five years		10 years	10 years
	US$m
31 May 2010
Financial assets:
Loans and receivables	4,564	2,078	1,217	390		393	486
Debt securities	55,834	—	1,930	11,969		15,987	25,948
Equity securities	17,394	17,394	—	—		—	—
Derivative financial instruments	521	—	12	359		149	1
Reinsurance receivables	42	—	42	—		—	—
Cash and cash equivalents	3,222	—	3,222	—		—	—

Total	81,577	19,472	6,423	12,718		16,529	26,435

Financial liabilities and insurance contracts:
Insurance and investment contracts (net of reinsurance)	73,377	—	(532)	1,110		7,264	65,535
Borrowings	682	187	7	488	(1)	—	—
Obligations under securities lending and repurchase agreements	670	—	670	—		—	—
Derivative financial instruments	40	—	1	9		30	—
Other liabilities including tax payable	1,945	—	1,945	—		—	—

Total	76,714	187	2,091	1,607		7,294	65,535

Note: (1)	Includes amounts of US$488m (30 November 2007: US$546m; 30 November 2008: US$542m; 30 November 2009: US$542m) falling due after 2 years through 5 years
38. Employee benefits
Defined benefit plans

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Present value of unfunded obligations	40	64	58	67
Present value of funded obligations	61	37	52	52

Total present value of obligations	101	101	110	119
Fair value of plan assets	(56)	(50)	(53)	(60)
Present value of net obligations	45	51	57	59
Unrecognised actuarial (losses)/gains	10	—	9	9
Unrecognised past service (cost)/benefit	—	(1)	(1)	(1)

Net recognised defined benefit obligations	55	50	65	67

Recognised defined benefit deficits	55	53	70	73
Recognised defined benefit surpluses	—	(3)	(5)	(6)

APPENDIX I	ACCOUNTANT’S REPORT
     The Group operates funded and unfunded defined benefit plans that provide life and medical benefits for participating employees after retirement and a lump sum benefit on cessation of employment. The locations covered by these plans include Hong Kong, Singapore, Malaysia, Thailand, Taiwan, Indonesia, the Philippines and Korea.
     Plan assets comprise:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Equity securities	3	2	1	2
Debt securities	1	—	1	1
Real estate	40	38	39	38
Investment contracts issued by third party financial institutions	10	9	12	12
Bank deposits	2	1	—	7

Total	56	50	53	60

Movement in the present value of defined benefit obligations

				Six months
	Year ended	Year ended	Year ended	ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
At beginning of financial period	86	101	101	110
Benefits paid by the plan	(3)	(6)	(6)	—
Current service costs and interest (see next page)	15	17	19	8
Actuarial losses/(gains)	(3)	2	(11)	—
Plan settlement, curtailment or amendment	—	1	(1)	1
Foreign exchange movements	6	(14)	8	—

At end of financial period	101	101	110	119

Movement in the fair value of plan assets

				Six months
	Year ended	Year ended	Year ended	ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
At beginning of financial period	37	56	50	53
Contributions paid into the plan	6	7	4	5
Benefits paid by the plan	(3)	(6)	(7)	—
Expected return on plan assets	3	5	5	2
Actuarial gains/(losses)	7	(2)	(2)	—
Foreign exchange movements	6	(10)	4	—
Asset distributed on settlement	—	—	(1)	—

At end of financial period	56	50	53	60

APPENDIX I	ACCOUNTANT’S REPORT
Expense recognised in consolidated income statement

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Current service costs	10	11	13	4	5
Interest on obligation	5	6	6	2	3
Expected return on plan assets	(3)	(5)	(5)	(3)	(2)
Settlement/curtailment (gains)/losses recognised	—	—	—	—	1

Total	12	12	14	3	7

     The expense is recognised within the following line items in the consolidated income statement:

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Operating expenses	12	12	14	3	7
Actuarial assumptions
Principal actuarial assumptions at the reporting date are in the following ranges:

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
Expected return on plan assets at the start of the reporting period	2.5 – 10.5%	2.75 – 9.75%	2.75 – 12.5%	2.75 – 12.5%
Future salary increases	3.0 – 9.0%	3.0 – 10.0%	3.0 – 10.0%	3.0 – 10.0%
Healthcare trend rate:
Immediate trend rate	4.0 – 12.5%	4.0 – 12.5%	4.0 – 10.5%	4.0 – 10.5%
Ultimate trend rate	4.0 – 10.5%	4.0 – 10.5%	4.0 – 10.5%	4.0 – 10.5%
Year in which the ultimate trend rate is reached	2008 – 2013	2009 – 2013	2010 – 2013	2010 – 2013
Discount rate at the end of the reporting period	2.75 – 11.0%	1.5 – 15.0%	1.5 – 15.0%	1.5 – 15.0%
     The overall expected long-term rate of return is based on the portfolios as a whole and not on the sum of the returns on individual asset categories. The return is based on historical returns without adjustment.
     Assumptions regarding future mortality rates are based on published statistics and mortality tables. Average retirement ages and life expectancies are set out below for the principal locations with defined benefit employee benefit.

	Hong Kong	Singapore	Thailand	Malaysia	Philippines
Retirement age	65	62	60	55 – 60	65
Average life expectancy on retirement
Males	18.5 years	21.5 years	18.1 years	19.2 – 23.3 years	17.3 years
Females	20.4 years	24.1 years	21.2 years	25.5 – 29.9 years	20.8 years

APPENDIX I	ACCOUNTANT’S REPORT
     Assumed healthcare cost trend rates affect the amounts recognised in profit or loss. A 1% change in assumed healthcare cost trend rates would have the following effects (expressed as weighted averages):

	1% increase				1% decrease
	2007	2008	2009	2010	2007	2008	2009	2010
	US$m
Effect on the aggregate service and interest cost	—	—	1	1	—	(1)	(1)	(1)
Effect on defined benefit obligation	1	7	4	4	(1)	(5)	(3)	(3)
Historical information

	As at	As at	As at	As at
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
	US$m
Present value of the defined benefit obligation	101	101	110	119
Fair value of plan assets	(56)	(50)	(53)	(60)
Deficits of the plans	45	51	57	59
Experience gain/(loss) arising on plan liabilities	(2)	(14)	(7)	(7)
Experience gain/(loss) arising on plan assets	6	(2)	(2)	(2)
     Contributions to funded and unfunded defined benefit plans during the year ended 30 November 2009 are not expected to be material.
Defined contribution plans
     The Group operates a number of defined contribution pension plans. The total expense relating to these plans in the current period was US$16m (for the year ended 30 November 2007: US$20m; for the year ended 30 November 2008: US$27m; for the year ended 30 November 2009: US$30m; six months ended 31 May 2009 (unaudited): US$15m).
     The outstanding liability for defined contribution benefit plans is US$1m (30 November 2007: nil; 30 November 2008: US$1m; 30 November 2009: US$1m).
39. Share based compensation
Stock compensation plans
     The Group’s employees have participated in seven different stock based compensation arrangements of AIG; the AIG 1999 Stock Option Plan, as amended (‘the 1999 plan’), the AIG 1996 Employee Stock Purchase Plan, as amended (‘the 1996 plan’), the 2002 and the 2007 AIG Stock Incentive Plans, as amended (collectively ‘the AIG stock incentive plans’), various SICO Plans, the Deferred Compensation Profit Participation Plan (‘DCPPP’) and the Partners Plan.
     Under IFRS, share based compensation is recognised and measured based on the fair value of the equity instruments granted measured at grant date. The Group is required to continue to recognise an expense in respect of share based compensation based on the fair value of the options at grant date.
     On 30 June 2009, AIG completed a one-for-twenty reverse stock split. The comparative information presented for number of shares and option exercise prices reflects the reverse stock split. The reverse stock split did not result in any changes to the underlying terms or value of the share awards.

APPENDIX I	ACCOUNTANT’S REPORT
The 1999 plan
     Under the 1999 plan, options to purchase a certain number of shares of AIG’s common stock have been granted to officers and other key employees of the Group and its subsidiaries at prices not less than the fair market value of those shares at the date of grant. The maximum number of options granted under the Plan in total is 2,250,000 and the maximum number of shares that may be granted to any employee in any one year is 45,000. Under this plan, 25% of the options become exercisable on the anniversary of the date of grant in each of the four years following that grant and expire 10 years from the date of grant. Each vesting tranche is accounted for as a separate grant for the purposes of recognising the expense over the vesting period.

	Year ended		Year ended		Year ended		Six months ended
	30 November 2007		30 November 2008		30 November 2009		31 May 2010
		Weighted		Weighted		Weighted		Weighted
	Number	average	Number	average	Number	average	Number	average
	of	exercise	of	exercise	of	exercise	of	exercise
	shares	price	shares	price	shares	price	shares	price
Options
Outstanding at beginning of financial period	47,622	$1,222.63	46,769	$1,240.01	47,539	$1,232.40	41,519	$1,232.47
Granted	3,800	$1,413.45	3,750	$1,132.66	—	—	—	—
Transfers in	6,795	$1,221.91	2,325	$1,237.60	1,264	$1,237.04	1,304	$1,214.86
Exercised	(1,047)	$1,126.07	—	—	—	—	—	—
Transfers out	(8,695)	$1,221.67	(3,451)	$1,235.41	(2,411)	$1,224.94	(1,468)	$1,230.24
Forfeited or expired	(1,706)	$1,238.86	(1,854)	$1,223.14	(4,873)	$1,139.50	(1,281)	$1,311.35

Outstanding at end of financial period	46,769	$1,239.78	47,539	$1,232.42	41,519	$1,232.47	40,074	$1,229.81
Options exercisable at end of financial period	27,459	$1,194.24	33,678	$1,216.39	35,742	$1,226.56	39,736	$1,229.67
Weighted average fair value per share of options granted during the year		$468.93		$415.81		N/A		N/A

APPENDIX I	ACCOUNTANT’S REPORT
     Information about options outstanding and options exercisable by the Group’s employees and directors as at the end of each reporting period are as follows:

	Options outstanding			Options exercisable
		Weighted			Weighted
		average	Weighted		average	Weighted
		remaining	average		remaining	average
	Number	contractual	exercise price	Number	contractual	exercise price
Range of exercise prices	outstanding	life (years)	US$	outstanding	life (years)	US$
30 November 2007
Range of exercise prices:
Less than or equal to US$1,000	5,663	5.25	940.00	5,663	5.25	940.00
US$1,000.01 – US$1,100.00	12	4.67	1,058.00	12	4.67	1,058.00
US$1,100.01 – US$1,200.00	7,104	7.83	1,186.98	3,589	7.83	1,186.97
US$1,200.01 – US$1,300.00	21,301	6.19	1,268.20	15,522	5.97	1,261.51
US$1,300.01 – US$1,400.00	8,780	8.16	1,322.67	2,164	8.08	1,319.80
More than US$1,400.01	3,909	8.59	1,429.55	509	5.74	1,492.73

Total	46,769	6.90	1,239.78	27,459	6.22	1,194.24

30 November 2008
Range of exercise prices:
Less than or equal to US$1,000	5,411	4.25	940.00	5,411	4.25	940.00
US$1,000.01 – US$1,100.00	237	8.96	1,029.96	12	3.67	1,058.00
US$1,100.01 – US$1,200.00	9,789	7.59	1,171.48	4,821	6.83	1,186.97
US$1,200.01 – US$1,300.00	19,938	5.18	1,268.01	17,954	5.09	1,265.70
US$1,300.01 – US$1,400.00	8,255	7.17	1,322.85	4,046	7.13	1,321.36
More than US$1,400.01	3,909	7.59	1,429.55	1,434	6.74	1,446.05

Total	47,539	6.13	1,232.42	33,678	5.52	1,216.39

30 November 2009
Range of exercise prices:
Less than or equal to US$1,000	4,728	3.25	940.00	4,728	3.25	940.00
US$1,000.01 – US$1,100.00	224	8.25	1,028.39	56	8.25	1,028.39
US$1,100.01 – US$1,200.00	8,921	6.65	1,169.69	6,628	6.15	1,179.59
US$1,200.01 – US$1,300.00	16,838	4.17	1,267.57	16,838	4.17	1,267.57
US$1,300.01 – US$1,400.00	6,902	6.19	1,323.43	5,111	6.15	1,322.24
More than US$1,400.01	3,906	6.59	1,429.49	2,381	6.28	1,435.57

Total	41,519	5.18	1,232.47	35,742	4.85	1,226.56

31 May 2010
Range of exercise prices:
Less than or equal to US$1,000	4,574	2.75	940.00	4,574	2.75	940.00
US$1,000.01 – US$1,100.00	224	7.75	1,028.39	112	7.75	1,028.39
US$1,100.01 – US$1,200.00	8,793	6.16	1,169.44	8,768	6.16	1,169.52
US$1,200.01 – US$1,300.00	16,455	3.68	1,267.77	16,455	3.68	1,267.77
US$1,300.01 – US$1,400.00	6,659	5.69	1,323.56	6,471	5.65	1,321.99
More than US$1,400.01	3,369	6.48	1,423.53	3,356	6.48	1,423.54

Total	40,074	4.71	1,229.81	39,736	4.69	1,229.67

The 1996 plan
     Under the 1996 plan, full time employees of AIG and its subsidiaries who have been employed for one or more years of service at the time of offering are eligible to purchase common stock of AIG at 85% of the fair market value as at the date of grant of the purchase right. Purchase rights of eligible employees are granted quarterly and are limited to the number of whole shares that can be purchased by an amount equal to 10% of their annual basic salary (excluding year end bonus) to a maximum of

APPENDIX I	ACCOUNTANT’S REPORT
US$10,000 payable in 12 monthly instalments and may be cancelled at any time after commencement but before the last instalment date and receive a full return of contribution to date.
     For the years ended 30 November 2008 and 2009, nil shares were purchased by employees of the Company (for the year ended 30 November 2007: 2,244 shares purchased at prices ranging from US$1,142.80 to US$1,190.60). 188 subscribed shares were cancelled during 2007. The weighted average fair value per share of the purchase rights granted in 2007 was US$222.80.
     The subscriptions were cancelled from October 2007 based on the market value of the common stock of AIG.
The AIG stock incentive plans
     These plans provide equity based or equity related awards to employees of AIG and its subsidiaries.
     Prior to March 2008, substantially all time-vested RSUs were scheduled to vest on the fourth anniversary of the date of grant. Effective March 2008, the vesting of the December 2005, 2006 and 2007 grants was accelerated to vest on the third anniversary of the date of grant.
     The 2009 grant was made to one employee in March 2010, of which a portion is fully vested on grant and the remainder vests on the nine-month anniversary of the date of grant, and is transferable in three equal annual instalments beginning on the first anniversary of grant.
SICO plans
     Starr International Company Inc (‘SICO’) provided compensation participation plans (‘SICO plans’) to certain Group employees. The SICO plans came into being in 1975 when the voting shareholders and the board of directors of SICO, a private holding company whose principal asset consisted of common stock in AIG, decided that a portion of the capital value of SICO should be used to provide an incentive plan for current and succeeding management of all companies in the wider group headed by AIG. Certain directors and employees of the Group participate in the SICO plans. Historically, SICO’s board of directors could elect to pay participants cash in lieu of shares of common stock of AIG. On 9 December 2005, SICO notified participants that essentially all subsequent distributions would be made only in shares, and not cash.
DCPPP
     Effective from 21 September 2005, AIG adopted the DCPPP, which provides equity based compensation to key employees of the wider group, including senior executive officers. The DCPPP was modelled on the SICO plans.
     The DCPPP contingently allocated a fixed number of shares to each participant if AIG’s cumulative adjusted earnings per share for 2005 and 2006 exceeded that for 2003 and 2004. This goal was met. At the end of the performance period, common shares are contingently allocated. The service period and related vesting consists of three pre-retirement tranches and a final retirement tranche at age 65. Due to a modification in March 2008 the vesting period was shortened to vest in three instalments, with the final instalment vesting in January 2012.
Partners Plan
     On 26 June 2006, AIG’s Compensation Committee approved two grants under the Partners Plan. The first grant has a performance period which runs from 1 January 2006 through 31 December 2007. The second grant has a performance period which runs from 1 January 2007 through 31 December 2008.

APPENDIX I	ACCOUNTANT’S REPORT
     In December 2007, the Compensation Committee approved a grant with a performance period from 1 January 2008 through 31 December 2009. The Compensation Committee approved the performance metrics for this grant in the first quarter of 2008. The first and the second grants vest 50% on the fourth and sixth anniversaries of the first day of the related performance period. The third grant vest 50% on the third and fourth anniversaries of the first day of the performance period.
     Similar to the stock option plan, each vesting tranche is accounted for as a separate grant for the purpose of recognising the expense over the vesting period.
     All grants were modified in March 2008. In 2007 and 2008 no compensation cost was recognised as the performance targets for these awards were not met, and the compensation cost recognised in 2006 was reversed as a result.
Valuation methodology
     The Company utilises a binominal lattice model to calculate the fair value of AIG stock option grants. A more detailed description of the valuation methodology is provided below.
     The following weighted average assumptions were used for stock options granted for the following periods:

	Year ended		Year ended		Year ended	Six months
	30 November		30 November		30 November	ended 31 May
	2007		2008		2009	2010
	%
Expected annual dividend yield	1.39%		3.77%		N/A	N/A
Expected volatility	32.82%		53.27%		N/A	N/A
Risk free interest rate	4.08%		4.43%		N/A	N/A
Expected term	7	years	4	years	N/A	N/A
     The dividend yield is determined at the grant date. The expected volatility is the average of historical volatility (based on seven years of daily stock price changes) and the implied volatility of actively traded options on AIG’s shares and the interest rate curves used in the valuation model were the US Treasury STRIP rates with terms from three months to 10 years. In 2008, the expected term is four years based on the average time to exercise which is derived from the output of the valuation model. In 2007 and 2006, the contractual term of the option is generally 10 years with an expected term of seven years calculated based on an analysis of historical employee exercise behaviour and employee turnover (post vesting terminations). The early exercise rate is a function of time elapsed since the grant. 15 years of historical data was used to estimate the early exercise rate.
     The fair value of each award granted under the 1996, 1999 and AIG stock incentive plans, the DCPPP, the Partners Plan and the SICO Plans considers, as required, the above factors as well as the closing price of the former ultimate parent company’s stock on the date of grant.

APPENDIX I	ACCOUNTANT’S REPORT
     A summary of shares relating to outstanding awards to the Group’s employees and directors unvested under the AIG stock incentive plans, SICO plans, DCPPP and Partners Plan is presented below:

	Number of shares				Weighted average grant date fair value (US$)
	AIG stock				AIG stock
	incentive			Partners	incentive			Partners
	plans	SICO	DCPPP	Plan	plans	SICO	DCPPP	Plan
Year ended 30 November 2007
At 1 December	5,614	10,388	13,100	13,409	1,256.03	1,241.63	1,103.68	1,138.25
Granted	7,779	—	1,288	838	1,387.28	—	1,122.44	1,295.85
Transfers in	1,741	—	—	2,210	1,280.74	—	—	1,127.80
Issued/exercised	(282)	(1,775)	—	—	1,233.02	1,291.07	—	—
Transfers out	(645)	(2,361)	(1,901)	(2,865)	1,324.91	1,230.00	1,089.60	1,128.41
Forfeited	(1,272)	(150)	(180)	(428)	1,315.55	1,209.00	1,093.80	1,126.12

At 30 November	12,935	6,102	12,307	13,164	1,329.51	1,259.98	1,148.09	1,149.65

Year ended 30 November 2008
At 1 December	12,935	6,102	12,307	13,164	1,329.51	1,259.98	1,148.09	1,149.65
Granted	13,654	—	—	10,532	1,082.54	—	—	1,085.36
Transfers in	1,039	1,648	1,030	1,054	1,315.40	1,217.33	1,154.07	1,138.48
Issued/exercised	(390)	(1,325)	—	—	1,286.67	1,294.40	—	—
Transfers out	(1,084)	(345)	(360)	(878)	1,321.62	1,198.53	1,152.27	1,108.50
Forfeited	(3,378)	(520)	(760)	(2,624)	1,215.81	1,193.07	1,151.25	1,113.34

At 30 November	22,776	5,560	12,217	21,248	1,198.77	1,248.82	1,173.52	1,125.62

Year ended 30 November 2009
At 1 December	22,776	5,560	12,217	21,248	1,198.77	1,248.82	1,173.52	1,125.62
Granted	—	—	2,851	—	—	—	1,131.95	—
Transfers in	1,705	220	448	1,010	1,193.62	1,175.27	1,147.78	1,097.40
Issued/exercised	(4,054)	(750)	(8,310)	(395)	1,252.97	1,277.28	1,157.70	1,132.78
Transfers out	(1,948)	(400)	(647)	(1,645)	1,206.05	1,235.13	1,159.08	1,101.89
Forfeited	(3,520)	(1,240)	(1,779)	(9,134)	1,243.14	1,189.50	1,146.87	1,129.60

At 30 November	14,959	3,390	4,780	11,084	1,182.33	1,208.53	1,142.31	1,107.19

Six months ended 31 May 2010
At 1 December	14,959	3,390	4,780	11,084	1,182.33	1,208.53	1,142.31	1,107.19
Granted	118,605	—	—	—	34.45	—	—	—
Transfers in	343	80	200	225	1,126.78	1,192.02	1,142.32	1,083.85
Issued/exercised	(55,683)	—	(2,515)	(2,519)	156.80	—	1,147.60	1,131.60
Transfers out	(500)	(180)	(260)	(455)	1,143.05	1,228.65	1,137.53	1,087.15
Forfeited	(882)	—	—	(7,178)	1,117.68	—	—	1,069.51

At 31 May	76,842	3,290	2,205	1,157	154.19	1,207.03	1,136.84	1,131.60

APPENDIX I	ACCOUNTANT’S REPORT
Recognised compensation cost
     The total recognised compensation cost (net of expected forfeitures) related to share based compensation awards granted under the 1999 plan, the AIG stock incentive plans, the DCPPP, the Partners Plan and the SICO Plans are as follows:

				Six months	Six months
	Year ended	Year ended	Year ended	ended	ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
1999 plan	3	2	1	—	—
AIG stock incentive plans	4	10	7	4	5
DCPPP	3	3	—	—	—
Partners Plan	—	4	—	—	—
SICO Plans	1	—	—	—	—

Total	11	19	8	4	5

Unrecognised compensation cost
     The total unrecognised compensation costs (net of expected forfeitures) related to non-vested share based compensation awards granted under the 1999 and AIG stock incentive plans, the DCPPP, the Partners Plan and the SICO Plans are as follows:

	Remaining weighted	Unrecognised
	average vesting period	compensation costs
	at 31 May 2010	at 31 May 2010
		US$m
1999 plan	Within 1 year	—
AIG stock incentive plans	Within 1 year	5
DCPPP	Within 1 year	1
Partners Plan	Within 1 year	—

Total AIG plans		6
SICO plans	5 years	2

Total		8

Liability Awards
     Following the AIG Events, the Office of Special Master for TARP Executive Compensation (“Special Master”) must approve AIG’s compensation payments for AIG’s Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers and next 20 most highly compensated employees of the AIG Group (including the AIA Group) (the “Top 25”). Additionally, the Special Master must approve the compensation structures developed for the next 75 most highly compensated employees and executive officers of the AIG Group (including AIA Group) (collectively with the Top 25, the “Top 100”).
     AIG has issued to the Top 100 highly compensated employees and executive officers various share-based grants requiring cash settlement, including restricted units. Cash settled awards are recorded as a liability until the final payout is made or the award is replaced with a share-settled award. At the end of each reporting period, any unsettled award or unvested restricted unit is remeasured based on the change in the fair value of the underlying asset and the liability and expense are adjusted accordingly.

APPENDIX I	ACCOUNTANT’S REPORT
American International Group, Inc. Long-Term Performance Units Plan
Annual LTPU Salary
     Under the AIG Long-Term Performance Units Plan, AIG has awarded select employees periodic grants of Long-Term Performance Units, or LTPUs, at a specified annual dollar rate (Annual LTPU Salary). LTPUs granted in respect of Annual LTPU Salary vest immediately, but are not settled until the dates specified in an employee’s award (generally one to three years from grant). The Annual LTPU Salary awards issued in May 2010 were effective from 1 January 2010, and an initial grant of LTPUs was made for that portion of the Annual LTPU Salary accrued from 1 January 2010. Subsequent grants are made semi-monthly.
     LTPUs are units based on a basket of AIG common stock and debt securities designed to serve as a proxy for AIG’s long-term value. At grant, each LTPU represents an 80/20 mix of AIG’s 8.175% Series A-6 Junior Subordinated Debentures and AIG common stock. The LTPUs will be settled in cash based on the proportionate value of the underlying securities on the applicable settlement date. The debt securities are valued on the basis of the trailing ten-trading day volume-weighted average price as reported on the Financial Regulatory Authority’s Trade Reporting and Compliance Engine system, and the common stock is valued on the basis of the closing price on the New York Stock Exchange.
LTPU Incentive
     As part of their 2010 incentive compensation, select employees are eligible for awards of LTPUs under the AIG Long-Term Performance Units Plan based on the achievement of objective performance metrics during the performance period which runs from 1 January 2010 through 31 December 2010. The grants, which AIG expects to make to most eligible employees in the first quarter of year 2011, will be immediately vested and will be cash-settled three-years from the date of grant.
40. Remuneration of directors and key management personnel
Directors’ remuneration
     The Executive Directors receive compensation in the form of salaries, bonuses, contributions to pension schemes, long term incentives, housing and other allowances, and benefits in kind subject to applicable laws, rules and regulations. Bonuses and long term incentives represent the variable components in the Executive Directors’ compensation and are linked to the performance of the AIA Group and the individual Executive Directors. The share and share option awards presented relate to the AIG schemes described in note 39.

APPENDIX I	ACCOUNTANT’S REPORT
     The Group’s remuneration of individuals that were directors of the Company at 30 November 2009 is included for years 2007 to 2009 presented in the tables below. There were no other directors of the Company between the date of its incorporation on 24 August 2009 and 30 November 2009.

		Salaries,
		allowances
		and		Pension	Post	Share
	Directors’	benefits in		scheme	employment	based	Inducement	Termination
	fees	kind	Bonuses(1)	contributions	benefits	payments	fees	fees	Total
	US$
30 November 2007
Executive directors
Mark Wilson	—	1,009,373	300,000	27,480	5,412	126,035	—	—	1,468,300
Steve Roder(1)	—	417,335	840,000	18,381	4,274	—	—	—	1,279,990

Total	—	1,426,708	1,140,000	45,861	9,686	126,035	—	—	2,748,290

Note: (1)	Mr. Roder joined the Group on 1 May 2007 and amounts presented relate to the period 1 May 2007 to 30 November 2007

		Salaries,
		allowances
		and		Pension	Post	Share
	Directors’	benefits in		scheme	employment	based	Inducement	Termination
	fees	kind	Bonuses	contributions	benefits	payments	fees	fees	Total
	US$
30 November 2008
Executive directors
Mark Wilson	—	867,792	275,000	28,580	5,526	510,932	—	—	1,687,830
Steve Roder	—	548,115	200,000	31,500	7,481	181,242	—	—	968,338

Total	—	1,415,907	475,000	60,080	13,007	692,174	—	—	2,656,168

		Salaries,
		allowances
		and		Pension	Post	Share
	Directors’	benefits in		scheme	employment	based	Inducement	Termination
	fees	kind	Bonuses	contributions	benefits	payments	fees	fees	Total
	US$
30 November 2009
Executive directors
Mark Wilson	—	1,647,180	1,594,000	28,680	5,665	489,569	—	—	3,765,094
Steve Roder	—	998,949	800,779	31,500	7,669	197,645	—	—	2,036,542

Total	—	2,646,129	2,394,779	60,180	13,334	687,214	—	—	5,801,636

		Salaries,
		allowances
		and		Pension	Post	Share
	Directors’	benefits in		scheme	employment	based	Inducement	Termination
	fees	kind	Bonuses(1)	contributions	benefits	payments	fees	fees	Total
	US$
31 May 2009 (unaudited)
Executive directors
Mark Wilson	—	1,255,600	—	14,340	2,832	252,424	—	—	1,525,196
Steve Roder	—	712,582	—	15,750	3,834	98,859	—	—	831,025

Total	—	1,968,182	—	30,090	6,666	351,283	—	—	2,356,221

Note: (1)	Bonus accruals for the six month period ended 31 May 2009 are not presented above.

APPENDIX I	ACCOUNTANT’S REPORT

		Salaries,
		allowances
		and		Pension	Post	Share
	Directors’	benefits in		scheme	employment	based	Inducement	Termination
	fees	kind	Bonuses(3)	contributions	benefits	payments	fees	fees	Total
	US$
31 May 2010
Executive directors
Mark Wilson	—	1,752,226	2,916,517	14,340	2,876	230,603	—	—	4,916,562
Steve Roder(1)	—	907,546	—	15,524	—	(378,820)	—	1,313,333	1,857,583
David Herzog(2)	—	—	—	—	—	—	—	—	—

Total	—	2,659,772	2,916,517	29,864	2,876	(148,217)	—	1,313,333	6,774,145

Note: (1)	Mr. Steve Roder resigned as a director on 22 April 2010.

(2)	Mr. David Herzog, who is an employee of AIG, was appointed a director of the Company on 7 April 2010. The services he provides to the Group are considered to occupy an insignificant amount of his time and he is not separately remunerated for such services. As such, no remuneration is presented.

(3)	Bonus accruals for the six month period ended 31 May 2010 are not presented above.
Remuneration of five highest paid individuals
     The aggregate remuneration of the five highest paid individuals employed by the Group in each of the three years ended 30 November 2009 and six month period ended 31 May 2010 is presented in the table below.

	Salaries,		Pension	Post	Share
	allowances and		scheme	employment	based	Inducement	Termination
	benefits in kind	Bonuses(1)	contributions	benefits	payments	fees	fees	Total
	US$
31 May 2010	5,091,451	3,913,267	111,686	3,514	(82,068)	—	2,280,000	11,317,850
31 May 2009 (unaudited)	4,566,187	—	101,756	9,805	706,324	—	—	5,384,072
30 November 2009	6,321,054	3,982,357	181,385	19,609	1,323,818	—	—	11,828,223
30 November 2008	5,429,952	1,047,409	283,843	5,835	5,653,093	—	—	12,420,132
30 November 2007	5,230,631	6,820,925	209,162	10,172	2,088,216	—	—	14,359,106

Note: (1)	Bonus accruals for the six month periods ended 31 May 2010 and 2009 are not presented above.

APPENDIX I	ACCOUNTANT’S REPORT
     The emoluments of the five individuals with the highest emoluments are within the following bands:

	Year ended	Year ended	Year ended	Period ended	Period ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	HK$
6,000,001 to 6,500,000	—	—	—	1	—
6,500,001 to 7,000,000	—	—	—	1	—
7,000,001 to 7,500,000	—	—	—	1	—
8,000,001 to 8,500,000	1	—	—	—	—
9,000,001 to 9,500,000	1	—	—	1	—
9,500,001 to 10,000,000	1	—	—	—	1
11,000,001 to 11,500,000	1	1	—	—	—
11,500,001 to 12,000,000	—	1	—	1	—
12,000,001 to 12,500,000	—	1	—	—	1
12,500,001 to 13,000,000	—	—	1	—	—
13,000,001 to 13,500,000	—	1	—	—	—
13,500,001 to 14,000,000	—	—	—	—	1
14,000,001 to 14,500,000	—	—	—	—	1
14,500,001 to 15,000,000	—	—	1	—	—
15,500,001 to 16,000,000	—	—	1	—	—
19,000,001 to 19,500,000	—	—	1	—	—
29,000,001 to 29,500,000	—	—	1	—	—
35,000,001 to 40,000,000	—	—	—	—	1
48,000,001 to 48,500,000	—	1	—	—	—
72,500,001 to 73,000,000	1	—	—	—	—

APPENDIX I	ACCOUNTANT’S REPORT
Key management personnel remuneration
     Key management personnel have been identified as the members of the AIA Group’s Exco and members of the Company’s Board. As the Group was formed on 30 November 2009 (see Note II.1), the key management personnel remuneration disclosures for the years ended 30 November 2007, 2008 and 2009 and the interim period ended 31 May 2010 reflect those individuals that were members of AIA Group’s Exco or members of the Company’s Board at 30 November 2009. The remuneration of these individual has been included for all periods presented.

	Year ended	Year ended	Year ended		Period ended
	30 November	30 November	30 November	Period ended	31 May
	2007	2008	2009	31 May 2009	2010
				unaudited
	US$
Key management compensation and other expenses
Salaries and other short term employee benefits(1)	7,108,733	7,793,734	14,900,774	7,146,777	7,856,498
Termination benefits	—	—	—	—	2,280,000
Post employment benefits — defined contribution	277,866	372,026	315,858	146,676	279,234
Post employment benefits — defined benefit	10,676	12,511	29,517	12,467	17,051
Post employment benefits — medical & life	30,100	38,981	40,159	20,079	14,405
Other long term benefits	—	—	2,586,969	—	6,082,141
Share based payment	626,551	1,993,218	1,418,414	728,637	(8,885)

Total	8,053,926	10,210,470	19,291,691	8,054,636	16,520,444

Note: (1)	Bonus accruals for the six month period ended 31 May 2010 and 2009 are not included above.

(2)	Mr. David Herzog, who is an employee of AIG, was appointed a director of the Company on 7 April 2010. The services he provides to the Group are considered to occupy an insignificant amount of his time and he is not separately remunerated for such services. As such, no remuneration is presented

APPENDIX I	ACCOUNTANT’S REPORT
41. Related party transactions
Transactions with related parties

	Year ended	Year ended	Year ended	Six months ended	Six months ended
	30 November	30 November	30 November	31 May	31 May
	2007	2008	2009	2009	2010
				unaudited
	US$m
Transactions with related parties
Reinsurance related parties (income)/expense
Premiums assumed	(9)	(64)	(63)	(47)	(3)
Premiums ceded to reinsurers	607	171	21	9	19
Claims recovered from reinsurers	(324)	(75)	(5)	(2)	(3)
Claims paid on inwards reinsurance	—	35	48	35	—
Recapture fee (see Note 5)	—	190	—	—	—
Commissions and fee income	(41)	(13)	—	—	(2)

	233	244	1	(5)	11
Non-insurance related party income
Interest income	(36)	(30)	(3)	(2)	—
Income from services provided	(45)	(46)	(39)	(16)	(19)

	(81)	(76)	(42)	(18)	(19)
Non-insurance related party expenses
Interest expense	9	7	1	1	—
Purchases of services	57	68	34	23	15
Corporate service fees	29	33	23	13	8

	95	108	58	37	23

Total	247	276	17	14	15

Term deposits held with related parties	47	78	—	—	—

	Year ended	Year ended	Year ended	Period ended
	30 November	30 November	30 November	31 May
	2007	2008	2009	2010
Amounts due from related parties
Insurance related amounts receivable	83	9	1	1
Loans receivable	1,589	29	87	—
Other amounts receivable	95	33	1	2

Total	1,767	71	89	3

Amounts due to related parties
Insurance related amounts payable	76	7	3	10
Loans payable	812	20	50	50
Other amounts payable	12	29	51	16

Total	900	56	104	76

APPENDIX I	ACCOUNTANT’S REPORT
     Transactions with related parties are transactions with fellow subsidiaries of AIG with the exception of premiums assumed from associates of US$nil (for the year ended 30 November 2007: US$1m; for the year ended 30 November 2008: US$1m; for the year ended 30 November 2009: US$nil; six months ended 31 May 2009 (unaudited): US$nil). Certain group companies receive amounts on behalf of and pay amounts on behalf of fellow subsidiaries. These amounts are included within other amounts receivable/payable. Refer to Note 1 for transactions relating to the Group reorganisation.
     The recapture fee of US$190m in 2008 relates to an amount paid by the Group to its then immediate parent, AIRCO, in full and final settlement of the recapture of the reinsurer’s share of certain risks ceded. Refer to Note 5 for additional information.
     The above amounts receivable from and due to related parties are all balances with fellow subsidiaries of AIG. Insurance related and other amounts due from/to related parties are unsecured, non-interest bearing balances which are expected to be settled within one year.
     The Group entered into securities lending agreements with related parties. During 2009, the Group sold certain debt securities for proceeds of US$864m to related parties, resulting in a recognised realised loss of US$91m. These debt securities were purchased with collateral received from the securities lending programme. See Note 30 for further information.
Remuneration of directors and key management personnel is disclosed in Note 40.
Derivative financial instruments are disclosed in Note 22.
42. Commitments and contingencies
Commitments under operating leases
     Total future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Year ended	Year ended	Year ended
	30 November	30 November	30 November	Six months ended
	2007	2008	2009	31 May 2010
	US$m
Properties and others expiring
Not later than one year	64	69	76	89
Later than one and not later than five years	121	136	102	138
Later than five years	117	101	94	102

Total	302	306	272	329

     The Group is the lessee in respect of a number of properties and items of office equipment held under operating leases. The leases typically run for an initial period of one to seven years, with an option to renew the lease when all terms are renegotiated. Lease payments are usually increased at the end of the lease term to reflect market rates. None of the leases include contingent rentals.

APPENDIX I	ACCOUNTANT’S REPORT
Investment commitments

	Year ended	Year ended	Year ended
	30 November	30 November	30 November	Six months ended
	2007	2008	2009	31 May 2010
	US$m
Not later than one year	—	107	90	134
Later than one and not later than five years	143	51	36	12
Later than five years	—	131	138	104

Total	143	289	264	250

Investment commitments consist of commitments to invest in private equity partnerships.
Contingencies
     The Group is subject to regulation in each of the geographical markets in which it operates from insurance, securities, capital markets, pension, data privacy and other regulators and is exposed to the risk of regulatory actions in response to perceived or actual non-compliance with regulations relating to suitability, sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties. The Group believes that these matters have been adequately provided for in the Financial Information.
     The Group is exposed to legal proceedings, complaints and other actions from its activities including those arising from commercial activities, sales practices, suitability of products, policies and claims. The Group believes these matters are adequately provided for in the Financial Information.
     The Group is the reinsurer in a residential mortgage credit reinsurance agreement covering residential mortgages in Australia. Due to a change in law, further cessions under this contract ended in July 2008. This reinsurance is fully retroceded to a subsidiary of AIG. The Group is exposed to the risk of losses in the event of the failure of the counterparty retrocessionaire to honour its obligations. The principal balance outstanding of mortgage loans to which the reinsurance agreement relates were approximately US$2,977m at 31 May 2010 (30 November 2007 US$4,507m; 30 November 2008: US$3,147m; 30 November 2009: US$3,588m). The liabilities and related reinsurance assets, which totalled US$15m (30 November 2007: US$31m; 30 November 2008: US$32m; 30 November 2009: US$24m), respectively, arising from these agreements are reflected and presented on a gross basis in the Financial Information in accordance with the Group’s accounting policies. The Group expects to fully recover amounts outstanding at the balance sheet date under the terms of this agreement from the retrocessionaire. In the event of a change in control of one party, the other party has the right to terminate the retrocession cover with the Group electing whether the termination is on a run-off basis or clean cut basis.
     The Group provided reinsurance and retrocession of general insurance business which was primarily underwritten in the 1970s and 1980s. In the absence of any material claim notifications in the three years ended 30 November 2009 and up to 31 May 2010, the Group does not expect any further material liabilities to arise. At the time AIA-B was transferred to the AIA Group pursuant to the Reorganisation, AIRCO, the former owner of AIA-B, provided AIA with an uncapped indemnification for losses with respect to claims made before 1 November 2010 that result from the underwriting activities of the Bermuda office of AIA-B prior to 28 February 2009.
     At 31 May 2010, the Group has issued capital guarantees and guarantees of indebtedness of approximately US$1.8m and minimum guaranteed rates of return ranging from 0% to 5% to holders of units of pension funds that have an accumulation value of approximately US$1,282m (30 November 2007: US$1,272m; 30 November 2008: US$1,232m; 30 November 2009: US$1,260m). The Group has the ability to reduce the guaranteed rates of return, subject to obtaining approvals of applicable regulators.

APPENDIX I	ACCOUNTANT’S REPORT
     The status of the licences of the AIA Group is reviewed from time to time by the Group’s regulators in light of a number of factors including the legal structure of the Group.
43. Subsidiaries
     The principal subsidiary companies which materially contribute to the net income of the Group or hold a material element of its assets and liabilities are:

				Group's interest %
	Place of			As at	As at	As at	As at
	incorporation	Principal	Issued share	30 November	30 November	30 November	31 May		Year of
	and operation	activity	capital	2007	2008	2009	2010	Auditors	audit
American International Assurance Company, Limited(1) (“AIA”)	Hong Kong	Insurance	805,902,610 shares of US$5 each	100%	100%	100%	100%	PricewaterhouseCoopers	2007 to 2010
American International Assurance Company (Bermuda) Limited (“AIA-B”)	Bermuda	Insurance	3,000,000 shares of US$1.20 each	100%	100%	100%	100%	PricewaterhouseCoopers	2007 to 2010
American International Assurance Company (Australia) Limited	Australia	Insurance	1,972,800 shares of AUD 1 each and 95,500 redeemable preference shares	100%	100%	100%	100%	PricewaterhouseCoopers	2007 to 2010
AIA Pension and Trustee Company Limited	British Virgin Islands	Trusteeship	1,300,000 ordinary shares of US$1 each	100%	100%	100%	100%	PricewaterhouseCoopers	2007 to 2010
American International Assurance Berhad	Malaysia	Insurance	241,706,000 ordinary shares of RM1 each	—	100%	100%	100%	PricewaterhouseCoopers	2008 to 2010
PT AIA Financial (formerly known as PT AIG Life)	Indonesia	Insurance	477,711,032 shares of Rp1,000 each	100%	100%	100%	100%	Ernst and Young PricewaterhouseCoopers	2007 2008 to 2010
PT. Asuransi AIA Indonesia(2)	Indonesia	Insurance	450 shares of Rp10 million each	60%	60%	—	—	Ernst and Young PricewaterhouseCoopers	2007 2008
The Philippine American Life & General Insurance Company	Philippines	Insurance	200,000,000 shares of P$10 each	99.78%	99.78%	99.78%	99.78%	Ernst and Young PricewaterhouseCoopers	2007, 2008 2009, 2010
AIA (Vietnam) Life Insurance Company Limited (formerly known as AIG Life Insurance (Vietnam) Company Limited)	Vietnam	Insurance	Contributed capital of VND 1,028,210,591,693	100%	100%	100%	100%	PricewaterhouseCoopers	2007 to 2010
Grand Design Development Limited	British Virgin Islands	Investment holding company	10,000 shares of HK$100 each	100%	100%	100%	100%	KPMG PricewaterhouseCoopers	2007 2008 to 2010
Bayshore Development Group Limited	British Virgin Islands	Investment holding company	100 shares of US$1 each	90%	90%	90%	90%	KPMG PricewaterhouseCoopers	2007 2008 to 2010
BPI-Philam Life Assurance Corporation (formerly known as Ayala Life Assurance Inc.)	Philippines	Insurance	749,993,979 shares of PHPS$1 each	—	—	51%	51%	PricewaterhouseCoopers	2009 to 2010

Note: (1)	The Company’s subsidiary

(2)	Disposed of during 2009
     All subsidiaries are unlisted.

APPENDIX I	ACCOUNTANT’S REPORT
44. Immediate and ultimate controlling party
     Prior to 30 November 2009, the immediate controlling party of AIA was AIRCO, a Bermuda company whose ultimate parent company was AIG, an insurance and financial services group in the United States of America.
     In September 2008, AIG entered into a US$85 billion revolving credit agreement (the ‘Credit Agreement’) and a guarantee and pledge agreement with the FRBNY. In conjunction with the Credit Agreement, AIG agreed to issue a series of convertible participating preferred stock (‘the Series C Preferred Stock’) to a trust to be established for the sole benefit of the United States Treasury (the ‘AIG Credit Facility Trust’). The Series C Preferred Stock was issued to the AIG Credit Facility Trust on 4 March 2009. The Series C Preferred Stock is entitled to vote with the AIG common stock on all matters, and holds approximately 79.8% of the aggregate voting power of AIG shareholders entitled to vote, on an as converted basis. The AIG Credit Facility Trust has three independent trustees. Pursuant to the terms of the Trust Agreement, the trustees have absolute discretion and ultimate control over the preferred stock, subject to the terms of the Trust Agreement, and exercise all rights, powers and privileges of a shareholder of AIG.
     The direct shareholders of AIA did not change as a result of the actions described above. However, a change of control occurred at the level of AIG, the ultimate parent of AIA. Through its ownership of the Series C Preferred Stock, the Trust owns an indirect interest in all domestic and international subsidiaries owned directly or indirectly by AIG, and is the ultimate controlling party of AIG.
     On 2 March 2009, AIG and the FRBNY announced their intent to enter into certain transactions that would, amongst other things, reduce AIG’s obligations under the Credit Agreement mentioned above. Accordingly, the FRBNY Agreement was entered into on 25 June 2009. The following transactions were effected in accordance with the FRBNY Agreement:
•	on 11 August 2009, AIG Life Holdings (International) LLC (‘AIG Life’) formed a special purpose vehicle, AIA Aurora LLC;

•	on 24 August 2009, AIA Aurora LLC formed AIA Group Limited;

•	on 8 October 2009, AIG Life transferred AIA Aurora LLC to AIRCO;

•	on 30 November 2009, AIRCO transferred AIA to AIA Group Limited;

•	on 1 December 2009, AIRCO transferred to the FRBNY a preferred interest, with a US$16 billion liquidation preference, in AIA Aurora LLC;

•	AIG retained 100% of the common interest of AIA Aurora LLC (1% directly and 99% indirectly through AIRCO) as at 1 December 2009; and

•	as consideration for the preferred interests in AIA Aurora LLC received by the FRBNY, the outstanding balance owed by AIG under the Credit Agreement was reduced by US$16 billion.
     Accordingly, with effect from 30 November 2009, AIA Group Limited became the immediate controlling party of AIA, after AIRCO, the former immediate parent company of AIA, transferred AIA to AIA Group Limited.
     On 18 June 2010, AIRCO distributed 99% of the common interest of AIA Aurora LLC by way of a dividend in specie to its immediate shareholder, AIG Life. On the same date, AIG Life distributed the same to AIG. Following the distribution, AIRCO has ceased to hold any common interest in AIA

APPENDIX I	ACCOUNTANT’S REPORT
Aurora LLC. The distributions have resulted in AIG holding 100% of the common interest of AIA Aurora LLC directly rather than 1% directly and 99% indirectly through AIRCO. The FRBNY has retained the preferred interest of AIA Aurora LLC.
45. Events after the reporting period
     On 20 August 2010, the Group sold its AIG shares to AIG for approximately US$81 million which will result in a realised gain of approximately US$73 million.
On October 2010, the Group repaid the loan payable to AIG of US$50 million.
III. FINANCIAL INFORMATION OF THE COMPANY
Statement of financial position

		30 November	31 May
US$m	Notes	2009	2010
Assets
Investments in subsidiaries	2	13,994	13,994
Loans and receivables		—	1
Cash and cash equivalents	3	44	14

Total assets		14,038	14,009

Liabilities
Borrowings	4	50	50
Provisions	5	30	1

Total liabilities		80	51

Equity
Issued share capital and shares yet to be issued	6	12,044	12,044
Share premium	6	1,914	1,914
Retained earnings		—	—

Total equity		13,958	13,958

Total liabilities and equity		14,038	14,009

Note: (1)	Financial information for the Company for the period ended 30 November 2009 is presented for the period from initial formation on 24 August 2009 to 30 November 2009. The financial information of the Company should be read in conjunction with the Financial Information of the Group.

(2)	Net profit of the Company for the periods ended 30 November 2009 and 31 May 2010 were US$nil.

APPENDIX I	ACCOUNTANT’S REPORT
Notes to Financial Information of the Company
1. Accounting policies
     Where applicable, the accounting policies of the Company are the same as for the Group as set out on pages 9 to 38.
2. Investments in subsidiaries
     Movements in the Company’s investments in its subsidiaries are as follows:

US$m
On formation	—
Acquisitions during the period ended 30 November 2009	13,994

At 30 November 2009 and 31 May 2010	13,994

     See note 43 of the Group’s consolidated financial information for further information of the Company’s subsidiaries.
3. Cash and cash equivalents
     The cash and cash equivalents balance consists of cash of US$14m (30 November 2009: US$44m) and cash equivalents of US$nil (30 November 2009: US$nil).
4. Borrowings
     Borrowings represent a loan from AIG. The balance is non-interest bearing with no fixed maturity.
5. Provisions
     In connection with the Company’s acquisition of AIA a provision for expected transfer costs has been recognised.
6. Share capital and share premium
     Details of share capital and share premium are presented in note 34 of the Group’s consolidated financial information.
7. Risk management
     Risk management in the context of the Group is discussed in note 37 of the Group’s consolidated financial information.
     The business of the Company is managing its investments in subsidiaries and associates operations. Its risks are considered to be the same as those described in the context of the consolidated group. Such investments are held by the Company at cost in accordance with accounting policy 2.4.
     Financial assets, other than investments in subsidiaries and associates, largely consist of cash and cash equivalents.
     Financial liabilities owed by the Company as at 30 November 2009 and 31 May 2010 consist of borrowings from AIG.

APPENDIX I	ACCOUNTANT’S REPORT
8. Related party transactions
     The Company receives dividend and interest income from subsidiaries and pays interest and expenses to those subsidiaries in the normal course of business.
     Except as disclosed elsewhere in the Financial Information, there are no other material related party transactions.
IV. SUBSEQUENT FINANCIAL STATEMENTS
     No audited financial statements have been prepared by the Company or any of its subsidiaries in respect of any period subsequent to 31 May 2010. No dividend has been declared, made or paid by the Company or any of its subsidiaries in respect of any period subsequent to 31 May 2010.
Yours faithfully,
[PricewaterhouseCoopers]
Certified Public Accountants
Hong Kong

APPENDIX II	PROFIT FORECAST
1. OVERVIEW
     The Group’s forecast (i) consolidated operating profit, (ii) consolidated operating profit after tax attributable to shareholders of AIA Group Limited and (iii) consolidated net profit attributable to shareholders of AIA Group Limited for the fiscal year ending 30 November 2010 is set forth in the section headed “Financial Information — Profit Forecast” in this document.
     For the purposes of this Appendix II, the following defined terms have the following meaning:
     “investment experience” means realised and unrealised investment gains and losses recognised in the consolidated income statement
     “non-operating investment return” consists of:
     (i) investment experience;
     (ii) investment income related to investment-linked contracts;
     (iii) investment management expenses related to investment-linked contracts;
     (iv) corresponding changes in insurance and investment contract liabilities for investment-linked contracts;
     (v) corresponding changes in insurance contract liabilities for participating funds; and
     (vi) corresponding changes in third party interests in consolidated investment funds
     “consolidated operating profit” refers to profit before tax, excluding the following non-operating items:
     (i) investment experience;
     (ii) investment income related to investment-linked contracts;
     (iii) investment management expenses related to investment-linked contracts;
     (iv) corresponding changes in insurance and investment contract liabilities for investment-linked contracts;
     (v) corresponding changes in insurance contract liabilities for participating funds;
     (vi) corresponding changes in third party interests in consolidated investment funds
     (vii) policyholders’ share of tax relating to changes in insurance and investment contract liabilities; and
     (viii) items that the Group considers to be non-operating income and expenses
     “consolidated operating profit after tax attributable to shareholders of AIA Group Limited” is presented after deducting non-controlling interest.
     “consolidated net profit attributable to shareholders of AIA Group Limited” is presented after deducting taxes and non-controlling interest.
     “Group’s equity exposure” consists of the Group’s equity investments (accounted for at fair value through profit and loss) attributable to other policyholders and shareholders of AIA Group Limited and the Group’s share of the equity investments in participating funds (accounted for at fair value through profit and loss).
     “Capital Appreciation Rate, or CAR” refers to the expected average percentage increase/ decrease in the fair value of the average of (i) the Group’s equity exposure as at 31 May 2010 and (ii) the Group’s expected equity exposure as at 30 November 2010 across the geographical markets in which the Group operates.

APPENDIX II	PROFIT FORECAST
2. BASES AND ASSUMPTIONS
     The forecast of the Group’s (i) consolidated operating profit, (ii) consolidated operating profit after tax attributable to shareholders of AIA Group Limited and (iii) range of consolidated net profit attributable to shareholders of AIA Group Limited for the year ending 30 November 2010 has been prepared based on the [audited] consolidated financial statements of the Group for the six months ended 31 May 2010 and a forecast of the Group’s results for the remaining six months ending 30 November 2010. The range of consolidated net profit attributable to shareholders of AIA Group Limited has also been prepared based on estimated CAR for the year ending 30 November 2010.
     While the excluded non operating items are significant components of the Group’s consolidated net profit, the Group considers that the presentation of consolidated operating profit and consolidated operating profit after tax attributable to shareholders of AIA Group Limited enhances the understanding and comparability of its performance and that of its operating segments. The Group considers that trends can be more clearly identified without the fluctuating effects of non operating items, many of which are largely dependent on market factors.
     The forecast for the year ending 30 November 2010 has been prepared based on accounting policies consistent with those adopted for the purpose of the Accountant’s Report in Appendix I to this document and on the assumptions set forth below:
(i)	There is no adverse change in the economic conditions, operating environment and demographic fundamentals in the countries in which the Group operates in the 6-month period from 1 June 2010;

(ii)	There are no significant fluctuations in the local currency to US dollar exchange rates in the geographical markets in which the Group operates in comparison with the exchange rates prevailing at 31 July 2010. The Hong Kong dollar remains pegged against the US dollar in the 6-month period from 1 June 2010; and

(iii)	The regulatory environment in the geographical markets in which the Group operates will remain stable with no significant change in regulatory requirements and government policies. In particular, the Group has assumed that the solvency margin requirements applicable to its operations will remain unchanged over the forecast period.
3. SENSITIVITY ANALYSIS
     The profit forecast is forward looking and is therefore subject to changes in market conditions. The following analysis shows how changes in the assumptions may impact the consolidated operating profit, consolidated operating profit after tax attributable to shareholders of AIA Group Limited and consolidated net profit attributable to shareholders of AIA Group Limited for the year ending 30 November 2010.
Movements in foreign exchange
     An analysis of the movements in foreign exchange, in particular US dollars against the local currency of each country in the markets in which the Group operates, is shown in the table below. For the purpose of the profit forecast, the Group has assessed the impact of the movements of US dollars against the local currency of each country (with the foreign exchange rate at 31 July 2010 as the basis) based on its forecasted performance for the year ending 30 November 2010.

Impact on consolidated
operating profit for
the year ending
US$m	30 November 2010 (Forecast)
Depreciation of US dollars against each country’s local currency by 5%	38
Appreciation of US dollars against each country’s local currency by 5%	(38)
Depreciation of US dollars against each country’s local currency by 10%	75
Appreciation of US dollars against each country’s local currency by 10%	(75)

APPENDIX II	PROFIT FORECAST
Changes in yield of interest income on forecasted net new money allocated to debt securities
     Debt securities comprise the majority of the Group’s financial investments. A change in the yield of interest income on forecasted net new money allocated to debt securities in the 6-month forecast period from 1 June 2010 (assumed to be 90%) will impact the Group’s consolidated operating profit as shown in the table below.

Impact on consolidated
operating profit for
the year ending
US$m	30 November 2010 (Forecast)
Interest rate +0.5%	8
Interest rate -0.5%	(8)
Changes in Group effective tax rates on operating profit
     Based on historical experience, the Group’s effective tax rate on consolidated operating profit is expected to be in the range of 16% to 24%. The Group’s effective tax rate on consolidated operating profit for 2009 was 19%. For the profit forecast, the Group has assumed an effective tax rate on consolidated operating profit for 2010 to be approximately 20%. An analysis of the impact of a change in the Group’s effective tax on consolidated operating profit after tax attributable to shareholders of AIA Group Limited is shown in the table below.

Impact on consolidated operating profit
after tax attributable to shareholders of
AIA Group Limited for the year ending
US$m	30 November 2010 (Forecast)
Group effective tax rate is reduced to 16%	31
Group effective tax rate is increased to 24%	(38)
     The following specific items may impact the forecast tax charge for the year ending 30 November 2010:
•	Changes to the statutory reserving basis in China, which may lead to changes to the taxable profits of the China operations; and

•	Variances from forecast in the underlying sources of operating profit and non-operating investment return, which may impact the Group’s effective tax rate.
Non-operating investment return
     Non-operating investment return forecast reflects an assumed increase/decrease in the CAR, in respect of the average of (i) the Group’s equity exposure as at 31 May 2010 and (ii) the Group’s expected equity exposure as at 30 November 2010 across the geographical markets in which it operates.
     In FY 2009, the fluctuation in non-operating investment return was mainly attributable to fair value movement in the Group’s equity exposure. The Group is of the view that fluctuation in the Group’s equity exposure will continue to be the key contributing factor to non-operating investment return for the year ending 30 November 2010 and has therefore estimated the CAR increase/decrease in respect of its equity exposure only.
     For the 6-month period ended 31 May 2010, the non-operating investment return was positive US$265 million. The following table illustrates the sensitivity of the forecast non-operating investment return and the corresponding impact on consolidated net profit attributable to shareholders of AIA Group Limited to changes in the expected CAR for 2010:

CAR (%)	(10%)	(5%)	5%	10%	15%
Non-operating investment return (US$m)	(172)	46	484	702	921
Impact on consolidated net profit attributable to shareholders of AIA Group Limited (US$m)	(168)	(3)	349	521	693

APPENDIX II	PROFIT FORECAST
     The above sensitivity analyses are for references only and are intended to show a range of possible outcomes under different market conditions given the Group’s exposure to movement in equity markets in the 6-months period from 1 June 2010. Any actual variation could exceed the ranges of CAR shown above. The above sensitivity analyses are (i) not meant to be exhaustive and (ii) not meant to be a best case and worse case. The changes in the fair value of the equity securities for the year ending 30 November 2010 as at the relevant time may differ materially from the assumed range above and are dependent on market conditions and other factors which are beyond the Group’s control.
4. PROFIT FORECAST FOR THE YEAR ENDING 30 NOVEMBER 2010

Forecast consolidated operating profit for the year ending 30 November 2010
— expected to be not less than	US$	2,000 million
Forecast consolidated operating profit after tax attributable to shareholders of AIA Group Limited for the year ending 30 November 2010
— expected to be not less than	US$	1,600 million
Add:

CAR (%)	(10%)	(5%)	5%	10%	15%
Non-operating investment return (US$m)	(172)	46	484	702	921
Other non-operating items (US$m)	(27)	(27)	(27)	(27)	(27)
Tax (expense) / credit on non-operating items (US$m)	4	(43)	(135)	(181)	(228)

Consolidated net profit for the year (US$m)	1,405	1,576	1,922	2,094	2,266
Consolidated net profit for the year attributable to:
— shareholders of AIA Group Limited (US$m)	1,405	1,576	1,922	2,094	2,266
— Non-controlling interest (US$m)	—	—	—	—	—

     Based on the above, the Directors believe that, on the bases and assumptions set out above and in the absence of unforeseen circumstances:
•	the Group’s consolidated operating profit for the year ending 30 November 2010 is expected to be not less than US$2,000 million;

•	the Group’s consolidated operating profit after tax attributable to shareholders of AIA Group Limited for the year ending 30 November 2010 is expected to be not less than US$1,600 million; and

•	the Group’s consolidated net profit attributable to the shareholders of AIA Group Limited for the year ending 30 November 2010 is expected to fall within the range of US$1,400 million and US$2,300 million.

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
PRIVATE AND CONFIDENTIAL
The Directors
AIA Group Limited
35/F AIA Central
No. 1 Connaught Road
Central
Hong Kong
Dear Sirs
ACTUARIAL CONSULTANTS’ REPORT
1. Introduction
     AIA Group Limited (“AIA Group”, “you” or the “Company”) has prepared, in respect of AIA Group and its subsidiaries, the embedded value (“EV”) as at 31 May 2010, the Value of New Business (“VONB”) for the six month period 1 December 2008 to 31 May 2009, the twelve month period 1 June 2009 to 31 May 2010, and the three month period 1 June 2010 to 31 August 2010 together with certain sensitivity tests. The Company has also prepared an analysis of movement in the EV from 30 November 2009 to 31 May 2010.
     Towers Watson Pennsylvania Inc. trading as Towers Watson (“Towers Watson”, “we” or “us”) has been engaged jointly by AIA Group and American International Group Inc., to perform certain review work and provide opinions on certain matters relating to these results.
     This report has been produced for inclusion in this document, and sets out the scope of work that we have been engaged to undertake and summarises the results of our review. This report also summarises the methodology and assumptions chosen by the AIA Group and the results calculated by the Company.
     This report should be read in conjunction with the rest of the document which provides a more complete description of the Company’s various businesses and related risk factors. The reader’s attention is also drawn to Section 9 of this report which sets out certain reliances and limitations relating to the use of this report.
     Towers Watson is acting exclusively for AIA Group, American International Group Inc. and no-one else. This report is not addressed to, and may not be relied upon, by any third party for any purpose whatsoever.
2. Scope of work
2.1 Scope
     The scope of our work was as follows:
•	to review and report on the methodology and assumptions used by the Company to calculate the EV as at 31 May 2010 and VONB for the twelve months preceding 31 May 2010;
Towers Watson Pennsylvania Inc., a Towers Watson company, incorporated in the Commonwealth of Pennsylvania, U.S.A., with limited liability

III-1

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
•	to review and report on the following results prepared by the Company (collectively the “EV Results”):
-	the EV of AIA Group as at 31 May 2010;

-	the VONB for the twelve month period 1 June 2009 to 31 May 2010 for the six month period 1 December 2008 to 31 May 2009 and for the three month period 1 June 2010 to 31 August 2010;

-	the analysis of movement in the EV of AIA Group from 30 November 2009 to 31 May 2010;

-	the sensitivity tests of the value of in-force business as at 31 May 2010 and of the VONB for the twelve month period 1 June 2009 to 31 May 2010 to changes in certain assumptions.
     Our review of the results was designed to confirm whether the EV Results have been prepared, in all material respects, in accordance with the methodology and assumptions set out in this report.
2.2 Entities included in our review
     AIA Group, a company incorporated in Hong Kong, operates through a number of subsidiaries and branches. Its two main operating subsidiaries are American International Assurance Company, Limited (“AIA”), a subsidiary of AIA Group and American International Assurance Company (Bermuda) Limited (“AIA-B”), a subsidiary of AIA. Furthermore, AIA has branches located in Brunei, China, Singapore and Thailand and AIA-B has branches located in Hong Kong, Korea, Macau, New Zealand and Taiwan.
     The scope of our review includes the business written by AIA, the branches of AIA and AIA-B and their insurance subsidiaries in Australia, Hong Kong, Indonesia, Malaysia, the Philippines and Vietnam.
     The following is a full list of the entities included in our review and shows the mapping of these entities to “Business Units” for the purpose of this report.
•	AIA Australia refers to AIA Australia Limited, a subsidiary of AIA;

•	AIA China refers to the Chinese branches of AIA;

•	AIA Hong Kong refers to the total of the following three entities:
-	the Hong Kong and Macau branches of AIA-B;

-	the Hong Kong and Macau business written by AIA; and

-	AIA Pension & Trustee Company Limited, a subsidiary of AIA.
•	AIA Indonesia refers to PT AIA Financial, a subsidiary of AIA-B;

•	AIA Korea refers to the Korean branch of AIA-B;

•	AIA New Zealand refers to the New Zealand branch of AIA-B;

•	AIA Malaysia refers to American International Assurance Bhd., a subsidiary of AIA;

III-2

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
•	Philamlife refers to The Philippine American Life and General Insurance Company, an AIA subsidiary;

•	AIA Singapore refers to the Singaporean and Brunei branches of AIA;

•	AIA Thailand refers to the Thailand branches of AIA;

•	AIA Taiwan refers to the Taiwanese branch of AIA-B; and

•	AIA Vietnam refers to AIA (Vietnam) Life Insurance Company Limited, a subsidiary of AIA-B.
     In addition, we note that the entity Tata AIG Life Insurance Limited, which is 26% owned by AIA-B, has been included in the Group adjusted net worth presented in this report on an IFRS equity method accounting basis.
     The summary of the EV of AIA Group by Business Unit shown in Appendix A to this report also includes a segment for “Corporate and Other” results. The results shown for this segment consist of the adjusted net worth for AIA Group’s corporate functions and the present value of remittance taxes payable on distributable profits to Hong Kong. The adjusted net worth has been derived by the Company as the IFRS equity for this segment plus mark-to-market adjustments less the value of excluded intangible assets.
3. Embedded value methodology
3.1 Introduction
     The EV is a measure of the value of shareholders’ interests in the earnings distributable from assets allocated to the in-force business after allowance for the aggregate risks in that business.
     AIA Group uses a traditional deterministic discounted cash flow methodology for determining its EV and VONB. This methodology makes implicit allowance for all sources of risk including the cost of investment return guarantees and policyholder options, asset/liability mismatch risk, credit risk, the risk that actual experience in future years differs from that assumed, and for the economic cost of capital, through the use of a risk adjusted discount rate. Typically, the higher the risk discount rate, the greater the allowance for these factors.
3.2 Embedded value and value of new business
     A traditional actuarial appraisal valuation develops the economic value of an insurance company from the following components:
•	Group adjusted net worth (“ANW”);

•	Value of in-force business (“VIF”); and

•	VONB.
     The sum of the first two components is referred to in this report as the Group embedded value (“Group EV”).
     The business included in the VIF and VONB calculations includes all life business written within the Group, plus other lines of business which may not be classified as life business but have similar characteristics. These include Accident & Health, Group and Pensions businesses. The projected in-force business included in the VIF also incorporates expected renewals on short term business with a term of one year or less.

III-3

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     ANW is the market value of assets in excess of the assets backing the policy reserves and other liabilities of the life (and similar) business of AIA Group, plus the IFRS equity value (excluding the value of intangible assets) of other activities, such as general insurance business. It excludes any amounts not attributable to the shareholders of AIA Group. The market value of investment properties and property held for use used to determine the ANW is based on the fair value disclosed in AIA Group’s IFRS financial statements as at the valuation date. It is AIA Group’s policy to obtain external property valuations annually except in the event of a discrete event occurring in the interim that has a significant impact on the fair value of the properties.
     The VIF is the present value of projected after-tax statutory profits emerging in the future from the current in-force business less the cost arising from holding the required capital (“CoC”) to support the in-force business. CoC is calculated as the face value of the required capital as at the valuation date less the present value of the net of tax investment return on the shareholder assets backing the required capital less the present value of projected releases from the assets backing the required capital. Where the required capital may be covered by policyholder assets such as surplus assets in a participating fund there is no associated cost of capital included in the VIF or VONB.
     The VONB is the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period less the cost of holding required capital in excess of regulatory reserves to support this business. The VONB for AIA Group is calculated before deducting the amount attributable to non-controlling interests. The VONB attributable to non-controlling interests was US$1m for the twelve month period ending 31 May 2010.
     A deduction has been made from the Group EV and VONB for the present value of future after-tax group office expenses, representing the expenses incurred by the group staff departments which are not allocated to the Business Units. These group office expenses have been allocated to acquisition and maintenance activities, and a deduction made from the VONB and VIF respectively.
     We note that for Business Units that are in a development phase, or where the new business volumes during the period were lower than in previous years, the VONB has been determined using expected future acquisition expense assumptions rather than actual acquisition expenses during the valuation period. Any excess of actual acquisition expenses in the period (including commissions) over the acquisition expense allowances during the period has not been deducted from the VONB figures presented in this report. The amount of the excess of acquisition expenses over the allowances included in the VONB for AIA Group for the twelve month period ending 31 May 2010 is shown in Section 5.5 of this report.
     Certain elements of the methodology used by AIA Group to determine EV and VONB are outlined in the remainder of this section of the report. The assumptions used by the Company to calculate the projected future cash flows are described in Section 5 of this report.
3.3 Definition of new business
     New business includes the sale of new contracts during the period, additional single premium payments on recurrent single premium contracts and increments to existing contracts where these are not variations allowed for in the calculation of the VIF. The VONB also includes the present value of cash flows associated with new policies written during the reporting period but subsequently terminated before the valuation date.
     For group yearly renewable term business, new business is composed of new schemes set up during the period plus any premium payable on existing schemes that exceeds 125% of the prior year’s premium.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     For short-term accident and health business with a term of one year or less, renewals of existing contracts are not considered new business, and the value of expected renewals on this business is included in the VIF.
     For corporate pensions business, only new schemes set up during the period are considered as new business for the calculation of the VONB.
     New business volumes shown in this Report are measured using Annualised New Premiums (“ANP”), which is an internal measure of new business sales. This is equal to 100% of the annualised regular premiums on newly issued recurring premium contracts plus 10% of the single premiums received. It excludes new business sales for corporate pensions business.
3.4 Consolidation of Hong Kong branches
     AIA Group’s subsidiaries, AIA and AIA-B, are both Hong Kong regulated entities. As described above, AIA Group operates in a number of territories as branches of these entities. Therefore, the business written in these branches is subject to the local reserving and capital requirements in the relevant territory and the Hong Kong reserving and capital requirements applicable to AIA and AIA-B.
     For these branches, the consolidated AIA Group EV Results shown in Section 4 and Appendix A have been calculated reflecting the more onerous of the Hong Kong and branch level regulatory reserving and capital requirements. This was done because the ultimate distribution of profits to AIA Group shareholders from AIA and AIA-B will depend on both the Hong Kong and the local regulatory reserving and capital requirements. At the end of May 2010, the more onerous reserving basis for both AIA and AIA-B was the Hong Kong regulatory basis. This impact is shown as a group level adjustment to the EV and VONB. The EV and VONB for each Business Unit reflect only the local reserving and capital requirements, as discussed in Section 3.6.
3.5 Valuation of future statutory losses
     For certain lines of business, projected future statutory profits are negative due to the local statutory reserves being insufficient to meet the value of future policyholder cash flows. Within a traditional embedded value framework, there are a number of acceptable methods for determining the value of a combination of positive and negative statutory profits for different lines of business.
     For the purposes of this valuation, future projected statutory losses have been valued by discounting them at the risk discount rate for the relevant Business Unit. This has been done because the allowance for risk in the range of selected risk discount rates for each Business Unit has been set taking into account the presence of any such business lines with projected statutory losses. Also, the currently more onerous Hong Kong regulatory reserving requirements for the branches of AIA and AIA-B have the effect of reducing the level of any future projected statutory losses for these Business Units. Based on the central assumptions described in Section 5, and allowing for the Hong Kong statutory reserving and capital requirements for the branches of AIA and AIA-B, the overall projected annual distributable profits from the current in-force business and the assets backing the required capital of AIA Group are positive over the remaining lifetime of the business.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
3.6 Required capital
      Each of the Business Units has to hold shareholder capital in addition to the assets backing the insurance liabilities. This is for a number of reasons including to satisfy regulatory capital requirements.
     AIA Group’s assumed levels of required capital for each Business Unit are set out in the table below. Further, the consolidated EV Results for AIA Group have been calculated reflecting the more onerous of the Hong Kong and branch level local regulatory reserving and capital requirements for AIA and AIA-B.
TABLE 3.1
Required capital by Business Unit

Business Unit	Required Capital
AIA Australia	100% of the regulatory capital adequacy requirement
AIA China	100% of required minimum solvency margin
AIA Hong Kong	150% of required minimum solvency margin(1)
AIA Indonesia	120% of regulatory risk-based capital requirement (standard basis)
AIA Korea	150% of regulatory risk-based capital requirement
AIA Malaysia	170% of regulatory risk- based capital requirement
AIA New Zealand	100% of the local regulatory requirement(2)
Philamlife	100% of regulatory risk-based capital requirement
AIA Singapore — Brunei business	100% of the local regulatory requirement
AIA Singapore — Singapore business	200% of regulatory risk-based capital requirement
AIA Taiwan	200% of regulatory risk-based capital requirement
AIA Thailand	150% of required minimum solvency margin
AIA Vietnam	100% of required minimum solvency margin

(1)	The assumed level of required capital for AIA Hong Kong is also used for the branches of AIA and AIA-B in the calculation of the consolidated EV Results of AIA Group

(2)	The local regulatory standard is considered to be defined by the Professional Standards of the New Zealand Society of Actuaries

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
4. Results
4.1 Embedded value
     This section of the report summarises the embedded value calculated by the Company.
The Group EV as at 31 May 2010 is detailed in the table below. The EV figures are presented under three different risk discount rate scenarios, entitled “Low”, “Central” and “High”. The risk discount rates for each Business Unit are set out in Table 5.3 of this report.
TABLE 4.1
AIA Group EV as at 31 May 2010
(US$ millions)

	Risk discount rate
Components of EV	Low	Central	High
Group ANW (local statutory basis)	13,598	13,598	13,598
Adjustment to ANW to reflect Hong Kong reserving requirements(1)	(5,542)	(5,542)	(5,542)

Group ANW (after allowing for Hong Kong reserving requirements)	8,056	8,056	8,056
VIF after tax and before CoC (local statutory basis)	14,578	12,124	10,402
Less: CoC (local statutory basis)	(861)	(1,289)	(1,579)

VIF before group office expenses (local statutory basis)	13,716	10,835	8,823
Adjustment to VIF to reflect Hong Kong reserving and capital requirements(1)	4,162	3,631	3,207
After-tax value of group office expenses	(631)	(544)	(479)

VIF (after Hong Kong reserving and capital requirements and group office expenses)	17,247	13,922	11,551

Group EV	25,303	21,978	19,606

Note: The figures may not be additive due to rounding

(1)	Adjustment to Group EV for the branches of AIA and AIA-B, as described in Section 3.4 of this report
     Tables A.1, A.2 and A.3 in Appendix A to this report provide greater detail on the EV of AIA Group under the three risk discount rate scenarios. Results are presented separately for the six largest Business Units, with those for the remaining Business Units included in the scope of our review presented together under the category “Other Markets”.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     The table below sets out the derivation of adjusted net worth from IFRS equity at 31 May 2010.
TABLE 4.2
AIA Group ANW as at 31 May 2010
(US$ millions)

IFRS equity attributable to shareholders of AIA Group		16,547
Elimination of IFRS deferred acquisition costs asset	(11,227)
Difference between IFRS and local statutory policy liabilities (for entities included in EV Results)	6,889	(4,338)

Mark-to-market adjustment for property and mortgage loan investments, net of amounts attributable to participating funds		1,162
Elimination of intangible assets		(243)
Recognition of deferred tax impacts of above changes		529
Recognition of non-controlling interest impacts of the above adjustments		(61)

Group ANW (local statutory basis)		13,598
Adjustment to reflect Hong Kong reserving requirements, net of tax		(5,542)

Group ANW (after Hong Kong reserving requirements)		8,056

Note: The figures may not be additive due to rounding
     The table below shows the breakdown of the ANW for AIA Group between the required capital, as defined in Section 3.6 of this report, and the free surplus, which is the ANW in excess of the required capital.
Table 4.3
Free surplus and required capital for AIA Group as at 31 May 2010 (US$ millions)

		Hong Kong
		basis for
		branches
	Local	of AIA and
	statutory basis	AIA-B
Free surplus	10,653	4,070
Required capital	2,944	3,986

ANW	13,598	8,056

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Table 4.4 shows how the after-tax distributable earnings from the assets backing the statutory reserves and required capital of the in-force business of AIA Group are projected to emerge over future years. The projected values are based on the central assumptions described in Section 5 of this report and reflect the Hong Kong reserving and capital requirements for the branches of AIA and AIA-B. The profile of distributable earnings is shown on an undiscounted and discounted basis, with the discounted values calculated at the central risk discount rate for each Business Unit. The discounted value of after-tax distributable earnings of US$17,909m is equal to the Group EV, at the central risk discount rate, of US$21,978m shown in Table 4.1 less the free surplus of US$4,070m shown in Table 4.3.
TABLE 4.4
Profile of projected after-tax distributable earnings for AIA Group (US$ millions)

Financial year	Undiscounted	Discounted
2010 – 2015	10,892	8,784
2016 – 2020	7,953	3,904
2021 – 2025	7,218	2,344
2026 – 2030	5,783	1,233
2030 +	23,427	1,643

Total	55,273	17,909

Note: The figures may not be additive due to rounding
4.2 Value of new business
     This section of the report summarises the VONB calculated by the Company.
     The VONB for AIA Group for the period from 1 June 2009 to 31 May 2010 is summarised in the table below. The VONB figures are presented under three different risk discount rate scenarios, entitled “Low”, “Central” and “High”. The risk discount rates for each Business Unit are set out in Table 5.3 of this report and are the same as those used for the VIF.
     The table also shows the New Business Margin for AIA Group. The New Business Margin is defined as the present value, at the point of sale, of the projected after-tax statutory profits less the cost of required capital (i.e. the VONB), excluding corporate pension business, expressed as a percentage of ANP. The VONB for corporate pension business is excluded from the margin calculation to be consistent with the definition of ANP.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE 4.5
AIA Group VONB for period 1 June 2009 to 31 May 2010
(US$ millions)

	Risk discount rate
Components of VONB	Low	Central	High
VONB after tax and before CoC (local statutory basis)	1,007	809	661
Less: CoC (local statutory basis)	(68)	(100)	(119)

VONB before group office expenses (local statutory basis)	939	709	542
Adjustment to VONB to reflect Hong Kong reserving and capital requirements(1)	(26)	(49)	(70)

VONB before group office expenses (after Hong Kong reserving and capital requirements)	913	660	472
After-tax value of group office expenses	(49)	(43)	(40)

VONB (after Hong Kong reserving and capital requirements and group office expenses)	865	617	432
VONB excluding corporate pensions business	854	608	426
ANP(2)	1,992	1,992	1,992

New Business Margin	43%	31%	21%

Note: The figures may not be additive due to rounding

(1)	Adjustment to VONB for the branches of AIA and AIA-B, as described in Section 3.4 of this report

(2)	ANP = Annualised New Premiums = annualised regular premiums plus 10% of single premiums for new business. ANP excludes the new business from AIA Group’s corporate pension business.
     Tables A.4, A.5 and A.6 in Appendix A to this report detail the VONB per Business Unit under the three risk discount rate scenarios. Results are presented separately for the six largest Business Units, with those for the remaining Business Units included in the scope of our review presented together under the category “Other Markets”.
     Table A.7 in Appendix A shows the breakdown of the VONB for AIA Group by quarter for the twelve months to 31 May 2010. Table A.8 shows the New Business Margin for AIA Group for each quarter. For comparison purposes, the quarterly VONB and New Business Margin for the three month periods 1 December 2008 to 28 February 2009 and 1 March 2009 to 31 May 2009 are also shown in Tables A.7 and A.8.
     Table A.9 shows the New Business Margin for the six month periods 1 December 2008 to 31 May 2009, 1 June 2009 to 30 November 2009 and 1 December 2009 to 31 May 2010. The New Business Margin is shown separately for the six largest Business Units, with those for the remaining Business Units included in the scope of our review presented together under the category “Other Markets”.
     Table A. 10 shows the VONB and New Business Margin by Business Unit for the period 1 June 2010 to 31 Augusts 2010. The results are shown separately for the six largest Business Units, with those for the remaining Business Units included in the scope of our review presented together under the category “Other Markets”.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
4.3 Analysis of movement
     Table 4.6 shows the analysis of movement in the EV from 30 November 2009 to 31 May 2010 calculated by the Company at the central risk discount rate.
TABLE 4.6
Analysis of movement in EV of AIA Group from 30 November 2009 to 31 May 2010
(US$ millions)

	ANW	VIF	EV
Opening EV	7,765	13,201	20,965
Value of new business	(300)	603	303
Expected return on EV	1,246	(311)	935
Operating experience variances	(80)	31	(49)
Operating assumption changes	(82)	102	20

EV operating profit	784	426	1,209
Investment return variances	(417)	287	(130)
Effect of changes in economic assumptions	—	(29)	(29)
Other non-operating variances	(160)	68	(92)

Total EV profit	206	751	958
Capital/Dividend movements	—	—	—
Effect of changes in exchange rates	85	(29)	55

Ending EV	8,056	13,922	21,978

Note: The figures may not be additive due to rounding
     The value of new business shown in Table 4.6 is the VONB at the point of sale written during the six month period 1 December 2009 to 31 May 2010. This does not include any excess of actual acquisition expenses over the unit cost assumptions which is reflected in the operating experience variances.
     The expected return on EV is the expected change in the EV resulting from projecting the EV at the start of the period and the VONB from the point of sale to 31 May 2010 using the best estimate assumptions.
     The operating experience variances reflect the impacts on the ANW and VIF caused by differences between the actual experience during the period and that expected on the operating assumptions. The main operating variances (net of tax) are:
•	An expense variance of US$(69)m which includes the excess of actual acquisition expenses over the unit cost assumptions during the period;

•	A mortality and morbidity claims variance of US$58m;

•	A persistency variance of US$(26)m; and

•	Other variances of US$(12)m.
     The operating assumption changes reflect changes in the assumptions in respect of expected future operating experience between the start and end of the period. This includes the impact on the EV of changes in the operating assumptions used in the regulatory reserving bases for AIA Group.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     The EV operating profit is the sum of the VONB, the expected return on EV, the operating experience variances and the operating assumption changes.
     The investment return variances arise from the impact of differences between the actual investment returns in the period and the expected investment returns. This includes the impact on the EV of changes in the economic assumptions used in the regulatory reserving bases for AIA Group. The most significant contributions to the investment return variances relate to actual government bond yields in Thailand and China being lower than the Company’s assumptions. This caused an increase in the Hong Kong statutory reserving and capital requirements for these branches of AIA, which resulted in a reduction in the EV.
     The other non-operating variances reflect the following:
•	Changes in legislation such as taxation during the period which resulted in a increase in the EV of US$48m;

•	A change in the allowance for remittance taxes to deduct the present value of expected remittance taxes payable on the VIF which caused a change in the EV of US$(60)m;

•	A change in the approach for calculating the statutory reserves on a Hong Kong regulatory basis for certain policyholder options and guarantees. This caused a change in the EV of US$(41)m; and

•	Other modelling enhancements made during the period 30 November 2009 and 31 May 2010 which caused a change in EV of US$(40)m.
     The EV profit is the total of the EV operating profit, the investment return variances, the effect of economic assumption changes and the other non-operating variances.
     The effect of changes in exchange rates reflects the gains and losses in respect of exchange rate movements over the period.
5. Assumptions
5.1 Introduction
     This section summarises the assumptions used by the Company to determine the EV as at 31 May 2010 and the VONB for the twelve months to 31 May 2010 and highlights certain differences in assumptions between the EV as at 30 November 2009 and the EV as at 31 May 2010. It also outlines the basis for the assumptions used to determine the VONB for the six month period 1 December 2008 to 31 May 2009 and for the three month period 1 June 2010 to 31 August 2010.
5.2 Investment returns
     AIA Group has set the assumed long-term future returns for fixed income assets to reflect its view of expected returns having regard to historical returns, estimates of long-term forward rates from yields available on Government bonds and current bond yields. In determining returns on fixed income assets the Company allows for the risk of default, and this allowance varies by credit rating of the underlying asset.
     Where these long-term views of investment return assumptions differ from current market yields on existing fixed income assets such that there would be a significant impact on value, an adjustment was made to make some allowance for the current market yields. In these cases, in calculating the VIF, returns are assumed to grade from the current market yield to the long term returns linearly over the estimated mean term of the existing fixed income assets.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Furthermore, for AIA Thailand, where market yields as at the valuation date of 31 May 2010 are substantially lower than the long term assumptions a further adjustment was made to the investment return assumptions such that the investment returns on existing fixed interest assets are set consistently with the current market yield on these assets for their full term to be consistent with the valuation of the assets backing the policy liabilities.
     AIA Group has set the equity return assumptions by reference to the return on 10-year government bonds, allowing for an internal assessment of equity risk premia that vary by territory subject to a maximum equity risk premium of 600 basis points.
     For each Business Unit, the non-linked portfolio is divided into a number of distinct product groups, and the returns for each of these product groups have been derived by considering current and future targeted asset mix and associated investment returns for major investment classes.
     For unit-linked business, fund growth assumptions have been determined based on actual fund mix at the valuation date and expected long-term returns for major asset classes.
     Table 5.1 summarises the assumed long-term investment returns for the major asset classes for each Business Unit as at 31 May 2010. The returns shown are gross of tax and investment expenses. The fixed income investment return assumption shown is the weighted average, weighted by the assumed asset mix, of the assumptions for all fixed income assets. The majority of fixed income assets are government and corporate issued bonds.
TABLE 5.1
Long-term investment return assumptions by Business Unit as at 31 May 2010 (%)

	10-yr government
Business Unit	bonds	Fixed income		Local equities
AIA Australia	5.75	5.97		8.15
AIA China	3.74	4.15		9.74
AIA Hong Kong(1)	3.83	5.48		8.48
AIA Indonesia (Rupiah denominated business)	8.94	9.37		12.86
AIA Korea	5.16	5.29		8.58
AIA Malaysia	4.46	4.68		8.34
AIA New Zealand	6.30	6.16	(2)	n/a	(3)
Philamlife (Peso denominated business)	7.47	7.88		11.16
AIA Singapore — Brunei business	2.93	4.24		8.00
AIA Singapore — Singapore business	2.93	3.67		8.00
AIA Taiwan	1.73	2.81		6.87
AIA Thailand	4.16	4.86		10.16
AIA Vietnam	9.25	9.22	(2)	n/a	(3)

(1)	The majority of AIA Hong Kong’s assets and liabilities are denominated in U.S. dollars. The 10-year government bond assumption is for U.S. dollar denominated bonds.

(2)	The fixed income returns are lower than the 10-year government bond assumptions for these Business Units reflecting the lower investment return assumptions on shorter duration fixed income asset classes

(3)	The assumed asset allocations do not include equities for these Business Units
     For the majority of Business Units, the long-term investment return assumptions shown in Table 5.1 were also used to determine the EV as at 30 November 2009. Table 5.2 shows the long-term investment return assumptions for the major asset classes as at 30 November 2009 where these differ from those assumed as at 31 May 2010.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE 5.2
Long-term investment return assumptions by Business Unit as at 30 November 2009 (%)

	10-yr government
Business Unit	bonds	Fixed income	Local equities
AIA Indonesia (Rupiah denominated business)	11.00	11.30	13.48
AIA Korea	5.16	5.29	9.08
AIA Taiwan	1.73	2.62	6.87
     The VONB for the six month period ending 31 May 2009 and the six month period ending 30 November 2009 have been determined using the investment return assumptions as at 30 November 2009. The VONB for the six month period ending 31 May 2010 and the three month period ending 31 August 2010 have been determined using the investment return assumptions as at 31 May 2010.
5.3 Risk discount rates
     The risk discount rates for each Business Unit can be considered as the sum of the appropriate risk free rate, to reflect the time value of money, and a risk margin to make allowance for the risk profile of the business.
     AIA Group has generally set the central risk discount rates to be equal to the estimated cost of equity capital for each Business Unit within AIA Group. The cost of equity capital is derived using an estimated long-term risk free interest rate, an equity risk premium and a market risk factor. In some cases, adjustments have been made by the Company to reflect territorial or Business Unit specific factors.
     Sensitivities are shown to the level of the risk discount rate. The high and low risk discount rates are 2 percentage points above and below the central risk discount rate. In calculating values at alternative risk discount rates, all other assumptions, including those relating to investment returns, have been left unchanged. The present value of unallocated group office expenses has been calculated using the AIA Hong Kong risk discount rates.
     The risk discount rates set by AIA Group for each Business Unit are shown in the table below. The same risk discount rates were used by the Company for all the results shown in this report.
TABLE 5.3
Risk discount rates by Business Unit

Business unit	Low	Central	High
AIA Australia	6.75%	8.75%	10.75%
AIA China	8.00%	10.00%	12.00%
AIA Hong Kong	6.00%	8.00%	10.00%
AIA Indonesia (U.S. dollar denominated business)	10.50%	12.50%	14.50%
AIA Indonesia (Rupiah denominated business)	15.00%	17.00%	19.00%
AIA Korea	9.00%	11.00%	13.00%
AIA Malaysia	7.00%	9.00%	11.00%
AIA New Zealand	7.00%	9.00%	11.00%
Philamlife	12.00%	14.00%	16.00%
AIA Singapore	5.75%	7.75%	9.75%
AIA Taiwan	6.00%	8.00%	10.00%
AIA Thailand	8.00%	10.00%	12.00%
AIA Vietnam	14.00%	16.00%	18.00%

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     For the branches of AIA and AIA-B, the consolidated AIA Group EV Results reflecting the Hong Kong reserving and capital requirements have been calculated using the risk discount rates shown in Table 5.3.
5.4 Persistency
     Persistency covers the assumptions required, where relevant, for policy lapse (including surrender), premium persistency, premium holidays, partial withdrawals and retirement rates for pension products.
     Assumptions have been developed by each of the Business Units based on their recent historical experience, and their best estimate expectations of current and expected future experience. Persistency assumptions vary by policy year and product type with different rates for regular and single premium products.
     Where experience for a particular product was not credible enough to allow any meaningful analysis to be performed, experience for similar products was used as a basis for future persistency experience assumptions.
     In the case of surrenders, the valuation assumes that current surrender value bases will continue to apply in the future.
5.5 Expenses
     For the established Business Units, the expense assumptions have been set based on the most recent expense analysis. The purpose of the expense analysis is to allocate firstly total expenses between acquisition and maintenance activities, and then to allocate these acquisition and maintenance expenses to various product categories to derive unit cost assumptions.
     Where the expenses associated with certain activities have been identified as being one-off, these expenses have been excluded from the expense analysis.
     Expense assumptions have been determined for acquisition and maintenance activities, split by product type, and unit costs expressed as a percentage of premium, sum assured and an amount per policy. Where relevant, expense assumptions have been calculated per distribution channel.
     Expense assumptions do not make allowance for any anticipated future expense savings as a result of any strategic initiatives aimed at improving policy and claims handling efficiency.
     Assumptions for commission rates and other sales related payments have been set in line with actual experience.
Maintenance expenses
     For AIA China and AIA Vietnam, which are still in a development phase, expense assumptions were based on assumed long term levels of unit costs. Therefore, the estimated future maintenance expenses are in excess of the projected future expense allowances (based on long-term expected unit costs) for these Business Units. The Company has made a deduction in the VIF as at 31 May 2010 of the after tax net present value of the expected future maintenance expense overruns. The maintenance expense overrun has been calculated by projecting the future maintenance expense allowances generated each year, allowing for expected future new business volumes, and comparing these to the estimated future maintenance expenses.
     For those units where there is a maintenance expense overrun, the amount of the estimated future maintenance expense overrun (before tax) is shown in the table below.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE 5.4
Projected maintenance expenses above assumed long-term levels for AIA Group (by financial year) (US$ millions)

	2nd Half
Business Unit	2010	2011	2012	2013	2014
AIA China	12	9	—	—	—
AIA Vietnam	2	4	3	3	1
Acquisition expenses
     For Business Units that are in a development phase or where the new business volumes during the valuation period were lower than in previous years, the VONB has been determined using expected future acquisition expense assumptions rather than actual acquisition expenses during the valuation period. For the Business Units in a development phase, the acquisition expense assumptions have been set equal to expected long-term levels. For Business Units where new business volumes were significantly below historical levels, the expected acquisition expense assumptions have been derived using actual acquisition expenses and new business volumes for periods before 2009. Any excess of actual acquisition expenses (including commissions) over the unit cost assumptions has not been deducted from the VONB figures presented in this report.
     While any projected excess of the acquisition expenses over the unit cost assumptions has not been included in the Group EV or VONB, the historical excess of actual acquisition expenses over the unit cost assumptions has reduced the amount of assets and hence the ANW component of the Group EV.
     The before tax excess of the actual acquisition expenses above the acquisition expenses reflected in the VONB for AIA Group for the twelve month period ending 31 May 2010 is shown in the table below.
TABLE 5.5
Excess of acquisition expenses above acquisition expenses reflected in VONB
(US$ millions)
Business Unit
Business Units in a development phase

AIA China	33
AIA Vietnam	5

Sub-total	38

Other Business Units
AIA Hong Kong	34
AIA Korea	—
AIA Malaysia	—
AIA Singapore(1)	26
AIA Thailand	—
Other Markets excluding AIA Vietnam	3

Sub-total	63

Total	101

(1)	This includes US$6m attributable to the participating fund

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
Group office expenses
     Group office expense assumptions have been set, after excluding non-recurring expenses, based on actual acquisition expenses in the twelve month period to 31 May 2010 and actual and budgeted maintenance expenses for 2010. The group office acquisition expenses have been deducted from the VONB. The present value of the projected future group office maintenance expenses has been included in the Group EV. The maintenance expense assumptions in the VONB also allow for the allocation of group office expenses.
5.6 Expense inflation
     The assumed expense inflation rates are based on expectations of long-term consumer price and salary inflation. The expense inflation assumptions are shown in the table below.
TABLE 5.6
Expense inflation assumptions by Business Unit as at 31 May 2010 (%)

Business Unit	Expense inflation
AIA Australia	3.25
AIA Brunei	2.0
AIA China	2.0
AIA Hong Kong	2.0
AIA Indonesia	6.0
AIA Korea	3.5
AIA Malaysia	3.0
AIA New Zealand	2.0
Philamlife	4.5
AIA Singapore	2.0
AIA Taiwan	1.0
AIA Thailand	2.0
AIA Vietnam	6.0 for 2010;
5.0 thereafter
     Unallocated group office expenses are assumed to inflate by the weighted average of the Business Unit expense inflation rates.
5.7 Mortality
     Assumptions have been developed by each Business Unit based on their recent historical experience, and their expectations of current and expected future experience. Where historical experience is not credible, reference has been made to pricing assumptions supplemented by market data, where available.
     Mortality assumptions have been expressed as a percentage of either standard industry experience tables or, where experience is sufficiently credible, as a percentage of tables that have been developed internally by the Company.
     For products that are exposed to longevity risk, an allowance has been made for expected improvements in mortality; otherwise no allowance has been made for mortality improvements.
5.8 Morbidity
     Assumptions have been developed by each Business Unit based on their recent historical experience, and their expectations of current and expected future experience. Morbidity rate

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
assumptions have been expressed as a percentage of standard industry experience tables or as expected claims ratios.
5.9 Reinsurance
     Reinsurance assumptions have been developed by each Business Unit based on the reinsurance arrangements in-force as at the valuation date and the recent historical and expected future experience.
5.10 Policyholder dividends, profit sharing and interest crediting
     The projected policyholder dividend, profit sharing and interest crediting assumptions set by each Business Unit that have been used in calculating the EV Results presented in this report, reflect contractual and regulatory requirements, policyholders’ reasonable expectations (where clearly defined) and each Business Unit’s best estimate of future policies, strategies and operations consistent with the investment return assumptions used in the EV Results.
     Participating fund surpluses have been assumed to be distributed between policyholders and shareholders via future final bonuses or at the end of the projection period so that there are no residual assets at the end of the projection period.
5.11 Taxation
     The projections of distributable profits underlying the values presented in this report are net of corporate tax, based on current taxation legislation and corporate tax rates. The projected amount of tax payable in any year allows, where relevant, for the benefits arising from any tax loss carried forward.
The local corporate tax rates used by each Business Unit are set out in the table below.
TABLE 5.7
Local corporate tax rates by Business Unit (%)

Business Unit	Applicable taxation rate
AIA Australia	30.0
AIA China	25.0
AIA Hong Kong — Hong Kong business	16.5
AIA Hong Kong — Macau business	12.0
AIA Indonesia	28.0 for 2009; 25.0 thereafter
AIA Korea	24.2 until 31st March 2012; 22.0 thereafter
AIA Malaysia	25.0
AIA New Zealand	30.0 until year-end 2010; 28.0 thereafter
Philamlife	30.0
AIA Singapore — Brunei business	23.5
AIA Singapore — Singapore business	17.0
AIA Taiwan	25.0 until year-end 2010; 17.0 thereafter
AIA Thailand	30.0
AIA Vietnam	25.0
     The tax assumptions employed in the valuation reflect the local corporate tax rates set out above. Where applicable, tax payable on investment income has been reflected in projected investment returns.
     In China a new accounting standard for insurance contracts was issued by the Ministry of Finance in December 2009. For AIA China, the projected taxable profits in the EV as at 31 May 2010,

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
the VONB for the year to 31 May 2010 and the VONB for the three months to 31 August 2010 have been calculated in accordance with this new accounting standard which is consistent with the tax treatment for the IFRS results. The EV as at 30 November 2009 and the VONB for the six months to 31 May 2009 have been calculated on the prior basis for determining taxable profits. We note that, at present, it is still uncertain whether future taxable profits for Chinese insurers will be based on the prior basis or the new accounting standard. The impact of this change on the EV is included in the other non-operating variances in the analysis of movement in the EV shown in Section 4.3.
     The EV of AIA Group as at 31 May 2010 is calculated after deducting any remittance taxes payable on both the distribution of the ANW and VIF.
     Where territories have an imputation credit system in place, e.g. Australia, no allowance has been made for the value of the imputation credits in the results shown in this report.
5.12 Statutory valuation bases
     The projection of regulatory liabilities at future points in time assumes the continuation of the reserving methodologies used to value policyholder liabilities as at the valuation date.
5.13 Product charges
     Management fees and product charges reflected in the VIF and VONB have been assumed to remain at existing levels.
5.14 Foreign exchange
     The EV as at 30 November 2009 and 31 May 2010 have been translated into U.S. dollars using exchanges rates as at each valuation date. The VONB results shown in this report have been translated into U.S. dollars using the average rate, weighted by ANP, for each quarter. The other components of the EV profit shown in the analysis of movement of the EV have been translated using average rates for the period.
     The exchange rates used are shown in Appendix B.
6. Sensitivity tests
     The VIF at 31 May 2010 and the VONB for the twelve month period 1 June 2009 to 31 May 2010 have been recalculated by the Company to illustrate the sensitivity of the results to changes in certain of the central assumptions discussed in Section 5.
     The sensitivities tested were:
•	Investment return 0.5 percentage points per annum higher than the central assumptions.

•	Investment return 0.5 percentage points per annum lower than the central assumptions.

•	Lapse and premium discontinuance rates increased proportionally by 10% (i.e. 110% of the central assumptions).

•	Lapse and premium discontinuance rates decreased proportionally by 10% (i.e. 90% of the central assumptions).

•	Mortality/morbidity rates increased proportionally by 10% (i.e. 110% of the central assumptions).

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
•	Mortality/morbidity rates decreased proportionally by 10% (i.e. 90% of the central assumptions).

•	Maintenance expenses 10% lower than in the central case (i.e. 90% of central assumptions).

•	Expense inflation set to 0%.
     For the investment return sensitivities, projected bonus rates on participating business were changed to be consistent with the investment return assumption in the sensitivity test while all of the other assumptions and the statutory valuation bases were unchanged. For each of the remaining sensitivity tests, where bonus rates are set using a fixed proportion of surplus emerging from the participating fund, the projected bonus rates were changed to be consistent with sensitivity test assumptions, while all of the other assumptions and statutory valuation bases remain unchanged.
     The results of the above sensitivity tests are shown in Table A.11 of Appendix A for in-force business and in Table A.12 of Appendix A for new business.
     The sensitivities chosen do not represent the boundaries of possible outcomes, but instead illustrate how certain alternative assumptions would affect the results.
7. Towers Watson review
     This section of the report describes the basis and approach we have adopted in performing our review of the Company’s values.
7.1 Valuation methodology
     The EV and VONB have been prepared by the Company using a deterministic discounted cash flow methodology. The methodology is consistent with the EV Guidance and Framework developed by AIA Group. Allowance for risk has been made through the use of risk-adjusted discount rates varying by Business Unit and an explicit allowance for the cost of holding required capital. We have reviewed the methodology set out in AIA Group’s EV Guidance and Framework and the compliance of each Business Unit with AIA Group’s methodology.
     In reviewing the risk discount rates selected by AIA Group we considered the risk characteristics of the business, prevailing economic conditions, the other valuation assumptions adopted, the level of required capital (including the Hong Kong reserving and capital requirements for branches of AIA and AIA-B), market practice, EV publications and other traditional EV valuations performed for companies based in Asia, the overall EV and VONB (and how these compared with other published results) and the materiality of each individual Business Unit’s results in the context of the overall EV and VONB.
     It should be noted that, in assessing the total value of a life insurance company, the value attributable to future sales may be determined as the product of the value of new business in one year and a multiplier which reflects an allowance for future sales growth and the risks associated with achieving future sales at the assumed profit margin. The scope of our work did not include providing an opinion on those matters such as the new business multiplier by which to assess the total value of the life insurance company.
7.2 Valuation assumptions
     The operating assumptions used to determine the EV as at 31 May 2010 and VONB for the twelve months preceding 31 May 2010 have been selected by the relevant Business Unit having regard to past, current and expected future operating experience. The economic assumptions have been set with regard to economic conditions as at the valuation date. Our review involved an

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
assessment of each Business Unit’s compliance with assumption setting guidelines established by AIA Group, whether the operating assumptions selected were reasonable given the results of underlying experience investigations and in light of the future outlook and the materiality of each individual Business Unit’s results in the context of the overall EV and VONB for AIA Group. Our scope did not include a review of the assumptions used to determine the VONB for the six month period 1 December 2008 to 31 May 2009 and for the three month period 1 June 2010 to 31 August 2010.
     Although the Business Units have developed the financial projections with a view as to “most probable” future experience within each of their territories, it should be recognised that actual future results will vary from those projected. Consequently, we recommend that readers of this report examine the sensitivity test results provided in order to assess the significance of each assumption and the potential impact on value that would result from the use of alternative assumptions.
7.3 Review of results
     We have reviewed the EV Results against the methodology and assumptions determined by AIA Group. Our review was designed to confirm whether the EV Results were calculated, in all material respects, in accordance with the methodology and assumptions adopted. Our review included a number of reasonableness checks on the projected aggregate revenue account output from AIA Group’s valuation models, checks on the validation of the valuation models to accounting data, and reasonableness checks on the consolidation of the results from the models to arrive at the final results. In addition, we carried out checking, in respect of material blocks of business of AIA Group, of both the models and processes involved in calculating the EV as at 31 May 2010 and the VONB for the twelve month period 1 June 2009 to 31 May 2010.
8. Opinion
     On the basis of our review of the methodology and assumptions used by AIA Group to calculate the EV at 31 May 2010 and the VONB for the twelve month period 1 June 2009 to 31 May 2010, Towers Watson has concluded that:
•	The methodology regards traditional embedded value calculations based on discounted values of projected deterministic after-tax cash-flows. This methodology makes an overall allowance for risk for AIA Group through the use of risk discount rates which vary by Business Unit and incorporate risk margins, together with an explicit allowance for the cost of holding required capital.

•	The economic assumptions are internally consistent and have been set with regard to current economic conditions; and

•	The operating assumptions have been set with appropriate regard to past, current and expected future experience, taking into account the nature of the business conducted by each Business Unit.
     On the basis of our review of the results described in Section 7.3, we are satisfied that the EV Results shown in Section 4 and Appendix A of this report have been prepared, in all material respects, in accordance with the methodology and assumptions described in this report.
This opinion is subject to the reliances and limitations set out below.
9. Reliances and limitations
     In performing our work, we have relied upon audited and unaudited information supplied to us by, or on behalf of, the Company for periods up to 31 August 2010 and on information from a range of public sources.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     In particular, we have relied on:
•	Policy data covering the numbers and types of policies issued and in force (including policy details), levels of in-force premiums and volumes of new business written;

•	New business data and ANP for the period 1 December 2008 to 31 August 2010 for AIA Group;

•	Premium rates, base commission rates, override allowances and other compensation payments made to agents and other distributors;

•	Details of product terms and conditions including surrender and cash values;

•	Information regarding reinsurance arrangements and terms and conditions;

•	Statistical data and experience investigations relating to the current and historical operating experience of the Company;

•	Information on expenses incurred by AIA Group and each of the Business Units during 2010 and earlier years;

•	Information on forecast future expense levels and new business volumes;

•	Regulatory returns and supporting valuation information for each of the Business Units prepared during 2008, 2009 and 2010;

•	Asset values (both book and market value) as at 30 November 2009 and 31 May 2010;

•	Information on current and future investment strategies;

•	Information on the Company’s practices in determining bonus rates and credited interest rates;

•	Certain external economic and exchange rate data for the period 1 June 2008 to 31 August 2010;

•	Consolidated IFRS financial statements and segmental information for each of the Business Units as at 30 November 2009 and 31 May 2010;

•	Information regarding non-controlling interests and the adjustments required to the adjusted net worth in respect of these interests as at 30 November 2009 and 31 May 2010;

•	Statutory value of liabilities for AIA Group, AIA, AIA-B, their branches and subsidiaries as at 30 November 2009 and 31 May 2010;

•	Information regarding the net of tax difference between the market value of assets and the value shown in the IFRS consolidated financial statements and other tax adjustments made in the derivation of the ANW; and

•	Information regarding the taxation basis for AIA Group and its Business Units and the tax treatment of certain investment income for the purpose of determining taxable profits.
     We have reviewed certain information provided to us for reasonableness and consistency with our knowledge of the territories in which the Company operates. It should be noted that our scope did

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
not include an independent verification, or audit, of the accuracy or completeness of the policy data and other information supplied to us.
     Our scope did not include a review of the value or quality of the asset portfolio for each of the companies that form part of AIA Group, nor did it include a review of the adequacy of balance sheet provisions.
     The results shown in this report only consider claims by policyholders in the normal course of business under the terms of the policies issued to them. No attempt has been made to determine the effect on the results of any other claims by or against the various companies that form part of AIA Group. The results shown in this report only consider the capital requirements described in Section 3.6.
     The results shown in this report are not intended to represent an opinion of market value and should not be interpreted in that manner. This report does not purport to encompass all of the many factors that may bear upon a market value.
     Judgements as to the contents of this report should be made only after studying the report in its entirety, together with the rest of the Document, as a review of a single section or sections on an isolated basis may not provide sufficient information to draw appropriate conclusions.
     The results shown in this report are based on a series of assumptions as to the future. It should be recognised that actual future results will differ from those shown, on account of changes in the operating and economic environments and natural variations in experience. The results shown are presented at the valuation dates stated in this report and no warranty is given by Towers Watson that future experience after these valuation dates will be in line with the assumptions made.
10. Disclosures and consents
     Towers Watson has previously been engaged by AIA Group to provide advice and assistance on various actuarial matters. Towers Watson has given, and not withdrawn, its written consent to the inclusion of this report and its name within the document in the form and context in which they are included. Towers Watson does not authorise or cause the issue of this document and takes no responsibility for its contents other than this report.
Yours faithfully for Towers Watson
Pennsylvania Inc.

Mark Saunders	James Creedon
Managing Director	Director
Risk Consulting & Software Practice Leader, Asia Pacific

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
APPENDIX A — RESULTS
     Tables A.1, A.2 and A.3 provide details of the EV for AIA Group under the Low, Central and High risk discount rate scenarios. Results are shown separately for each of the major Business Units, with results for the smaller Business Units being grouped under the category “Other Markets”.
We note that the figures may not be additive due to rounding.
TABLE A.1
Summary of AIA Group EV by Business Unit as at 31 May 2010
(US$ millions)
Low risk discount rate

		VIF after tax		VIF after tax
Business Unit	ANW	and before CoC	CoC	and CoC	EV
AIA Hong Kong	4,372	6,752	50	6,702	11,074
AIA Thailand	3,462	1,795	159	1,636	5,098
AIA Singapore	1,583	2,320	248	2,072	3,655
AIA Malaysia	489	625	81	544	1,033
AIA China	364	1,218	65	1,153	1,517
AIA Korea	737	1,029	135	894	1,631
Other Markets	1,460	907	122	784	2,244
Corporate and Other	1,130	(69)	—	(69)	1,061

Sub-total	13,598	14,578	861	13,716	27,314
Adjustment to reflect Hong Kong reserving and capital requirements	(5,542)	4,290	128	4,162	(1,380)
After-tax value of group office Expenses	—	(631)	—	(631)	(631)

Group EV	8,056	18,236	989	17,247	25,303

Note:	The figures may not be additive due to rounding
TABLE A.2
Summary of AIA Group EV by Business Unit as at 31 May 2010
(US$ millions)
Central risk discount rate

		VIF after tax and		VIF after tax
Business Unit	ANW	before CoC	CoC	and CoC	EV
AIA Hong Kong	4,372	5,404	231	5,173	9,545
AIA Thailand	3,462	1,554	198	1,357	4,819
AIA Singapore	1,583	1,928	353	1,575	3,159
AIA Malaysia	489	530	115	416	905
AIA China	364	1,038	73	965	1,328
AIA Korea	737	904	162	742	1,480
Other Markets	1,460	827	158	669	2,129
Corporate and Other	1,130	(62)	—	(62)	1,069

Sub-total	13,598	12,124	1,289	10,835	24,433
Adjustment to reflect Hong Kong reserving and capital requirements	(5,542)	3,872	241	3,631	(1,911)
After-tax value of group office Expenses	—	(544)	—	(544)	(544)

Group EV	8,056	15,452	1,530	13,922	21,978

Note:	The figures may not be additive due to rounding

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE A.3
Summary of AIA Group EV by Business Unit as at 31 May 2010
(US$ millions)
High risk discount rate

		VIF after tax and		VIF after tax
Business Unit	ANW	before CoC	CoC	and CoC	EV
AIA Hong Kong	4,372	4,507	349	4,158	8,530
AIA Thailand	3,462	1,370	225	1,145	4,607
AIA Singapore	1,583	1,652	423	1,229	2,813
AIA Malaysia	489	460	139	321	810
AIA China	364	902	77	825	1,188
AIA Korea	737	805	180	625	1,362
Other Markets	1,460	761	186	575	2,035
Corporate and Other	1,130	(55)	—	(55)	1,075

Sub-total	13,598	10,402	1,579	8,823	22,421
Adjustment to reflect Hong Kong reserving and capital requirements	(5,542)	3,538	332	3,207	(2,335)
After-tax value of group office Expenses	—	(479)	—	(479)	(479)

Group EV	8,056	13,461	1,910	11,551	19,606

Note:	The figures may not be additive due to rounding
     Tables A.4, A.5 and A.6 detail the VONB per Business Unit under the low, central and high risk discount rate scenarios. Results are shown separately for each of the major Business Units, with results for the smaller Business Units being grouped under the category “Other Markets”.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE A.4
Summary of VONB by Business Unit for the period 1 June 2009 to 31 May 2010
(US$ millions)
Low risk discount rate

				VONB
	VONB			excluding		New
	before		VONB after	corporate		Business
Business Unit	CoC	CoC	CoC	pensions	ANP(1)	Margin(2)
AIA Hong Kong	272	4	268	258	423	61%
AIA Thailand	196	12	184	184	397	46%
AIA Singapore	150	12	138	138	184	75%
AIA Malaysia	50	6	44	44	114	39%
AIA China	98	14	84	84	200	42%
AIA Korea	115	9	106	106	340	31%
Other Markets	126	11	115	115	334	34%

Total before group office expenses (local statutory basis)	1,007	68	939	928	1,992	47%
Adjustment to reflect Hong Kong reserving and capital requirements	(16)	9	(26)	(25)

Total before group office expenses (after Hong Kong reserving and capital requirements)	990	77	913	903	1,992	45%
After-tax value of group office expenses	(49)	—	(49)	(49)

Total	942	77	865	854	1,992	43%

Note:	The figures may not be additive due to rounding

(1)	ANP excludes the new business from AIA Group’s corporate pension business.

(2)	The New Business Margin is defined as the VONB, excluding corporate pension business, expressed as a percentage of ANP. The VONB for corporate pension business is excluded from the margin calculation to be consistent with the definition of ANP.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE A.5
Summary of VONB by Business Unit for the period 1 June 2009 to 31 May 2010
(US$ millions)
Central risk discount rate

				VONB
	VONB			excluding
	before		VONB after	Corporate		New Business
Business Unit	CoC	CoC	CoC	pensions	ANP(1)	Margin(2)
AIA Hong Kong	228	18	210	202	423	48%
AIA Thailand	149	13	135	135	397	34%
AIA Singapore	117	17	100	100	184	54%
AIA Malaysia	42	8	34	34	114	29%
AIA China	75	16	59	59	200	30%
AIA Korea	93	11	82	82	340	24%
Other Markets	105	16	89	89	334	27%

Total before group office expenses (local statutory basis)	809	100	709	701	1,992	35%
Adjustment to reflect Hong Kong reserving and capital requirements	(28)	21	(49)	(49)

Total before group office expenses (after Hong Kong reserving and capital requirements)	781	121	660	652	1,992	33%
After-tax value of group office expenses	(43)	—	(43)	(43)

Total	738	121	617	608	1,992	31%

Note:	The figures may not be additive due to rounding

(1)	ANP excludes the new business from AIA Group’s corporate pension business.

(2)	The New Business Margin is defined as the VONB, excluding corporate pension business, expressed as a percentage of ANP. The VONB for corporate pension business is excluded from the margin calculation to be consistent with the definition of ANP.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
TABLE A.6
Summary of VONB by Business Unit for the period 1 June 2009 to 31 May 2010
(US$ millions)
High risk discount rate

				VONB
	VONB			excluding
	before		VONB after	corporate		New Business
Business Unit	CoC	CoC	CoC	pensions	ANP(1)	Margin(2)
AIA Hong Kong	194	26	168	161	423	38%
AIA Thailand	113	14	99	99	397	25%
AIA Singapore	94	20	74	74	184	40%
AIA Malaysia	36	10	26	26	114	23%
AIA China	59	17	41	41	200	21%
AIA Korea	76	12	64	64	340	19%
Other Markets	89	20	69	69	334	21%

Total before group office expenses (local statutory basis)	661	119	542	535	1,992	27%
Adjustment to reflect Hong Kong reserving and capital requirements	(38)	31	(70)	(70)

Total before group office expenses (after Hong Kong reserving and capital requirements)	623	151	472	465	1,992	23%
After-tax value of group office expenses	(40)	—	(40)	(40)

Total	583	151	432	426	1,992	21%

Note:	The figures may not be additive due to rounding

(1)	ANP excludes the new business from AIA Group’s corporate pension business.

(2)	The New Business Margin is defined as the VONB, excluding corporate pension business, expressed as a percentage of ANP. The VONB for corporate pension business is excluded from the margin calculation to be consistent with the definition of ANP.
     Table A.7 shows the breakdown of the VONB for AIA Group by quarter for the year ended 31 May 2010. The table also shows the equivalent VONB for the first and second quarter of the year ending 30 November 2009. The VONB for the six months ending 31 May 2009 was calculated using the Company’s best estimate of future operating experience with reference to the available analyses of historical experience up to 30 November 2009.
TABLE A.7
Summary of the VONB by quarter for AIA Group
(US$ millions)

	VONB after CoC at risk
	discount rate
Quarter	Low	Central	High
Three months ended 31 August 2009	209	144	95
Three months ended 30 November 2009	241	170	118
Three months ended 28 February 2010	204	151	111
Three months ended 31 May 2010	211	152	109

Values for the previous year

Three months ended 28 February 2009	141	95	63
Three months ended 31 May 2009	194	136	95

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Table A.8 shows the ANP and New Business Margin by quarter for AIA Group. The New Business Margin is defined as the VONB, excluding corporate pensions business, expressed as a percentage of ANP.
TABLE A.8
Summary of ANP and the New Business Margin by quarter for AIA Group (US$ millions)

	New Business Margin at risk
Quarter	discount rate
	ANP(1)	Low	Central	High
Three months ended 31 August 2009	552	37%	26%	17%
Three months ended 30 November 2009	553	43%	30%	21%
Three months ended 28 February 2010	437	46%	34%	25%
Three months ended 31 May 2010	450	46%	34%	24%

Values for the previous year

Three months ended 28 February 2009	355	38%	25%	16%
Three months ended 31 May 2009	418	45%	31%	22%

(1)	Excludes corporate pensions business
     Table A.9 shows the New Business Margin, on the central risk discount rate scenario, for AIA Group for the six month periods ending 31 May 2009, 30 November 2009 and 31 May 2010.
     Results are shown separately for each of the major Business Units, with results for the smaller Business Units being grouped under the category “Other Markets”. The values shown for each Business Unit are on a local statutory basis and the values for AIA Group include the effect of the Hong Kong statutory reserving and capital requirements and group office expenses.
TABLE A.9
Summary of New Business Margin by Business Unit for each six month period

	Six months ending	Six months ending	Six months ending
Central risk discount rate	31 May 2009	30 November 2009	31 May 2010
AIA Hong Kong	62%	43%	55%
AIA Thailand	34%	32%	37%
AIA Singapore	76%	50%	59%
AIA Malaysia	24%	28%	30%
AIA China	24%	27%	33%
AIA Korea	12%	22%	27%
Other Markets	23%	25%	29%

New Business Margin for AIA Group	29%	28%	34%

     The movements in VONB and New Business Margin over time shown in Tables A.7, A.8 and A.9 mainly reflect changes in new business volumes, business and product mix and exchange rates over the period.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Table A.10 shows the ANP, VONB and the New Business Margin, at the central risk discount rate, for the three month period 1 June 2010 to 31 August 2010. The VONB for the three months ending 31 August 2010 was calculated using the Company’s best estimate of future operating experience with reference to the available analyses of historical experience up to 31 August 2010.
TABLE A.10
ANP and New Business Margin for the three month period ending 31 August 2010 (US$ millions)

		VONB
	VONB	excluding		New
	after	corporate		Business
Business Unit	CoC	pensions	ANP (1)	Margin (2)
AIA Hong Kong	45	44	100	44%
AIA Thailand	48	48	107	45%
AIA Singapore	25	25	72	35%
AIA Malaysia	10	10	29	36%
AIA China	18	18	49	36%
AIA Korea	12	12	63	19%
Other Markets	24	24	83	28%

Total before group office expenses (local statutory basis)	182	181	503	36%
Adjustment to reflect Hong Kong reserving and capital requirements	(12)	(12)
Group office expenses	(10)	(10)

Total	160	159	503	32%

Note:	The figures may not be additive due to rounding

(1)	ANP excludes the new business from AIA Group’s corporate pension business.

(2)	The New Business Margin is defined as the VONB, excluding corporate pension business, expressed as a percentage of ANP. The VONB for corporate pension business is excluded from the margin calculation to be consistent with the definition of ANP.

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APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Table A.11 sets out the results of the sensitivity tests described in Section 6 of this report on the VIF of AIA Group.
TABLE A.11
Sensitivity of the Value of In-Force business at 31 May 2010
(US$ millions)

	Low risk discount rate			Central risk discount rate			High risk discount rate
	VIF after tax			VIF after tax			VIF after tax
	and before		VIF after tax	and before		VIF after tax	and before		VIF after tax
Scenario	CoC	CoC	and CoC	CoC	CoC	and CoC	CoC	CoC	and CoC
Central value	18,236	989	17,247	15,452	1,530	13,922	13,461	1,910	11,551
0.5% increase in investment return	20,057	787	19,271	16,918	1,358	15,560	14,684	1,761	12,922
0.5% decrease in investment return	16,420	1,194	15,227	13,985	1,704	12,282	12,234	2,062	10,172
10% increase in lapse/ discontinuance rates	17,787	954	16,833	15,157	1,479	13,678	13,263	1,852	11,412
10% decrease in lapse/ discontinuance rates	18,747	1,027	17,721	15,787	1,584	14,203	13,686	1,973	11,713
10% increase in mortality/ morbidity rates	17,367	989	16,377	14,269	1,529	12,739	12,845	1,910	10,935
10% decrease in mortality/ morbidity rates	19,125	990	18,135	16,650	1,532	15,119	14,089	1,912	12,177
10% decrease in maintenance expenses	18,581	988	17,593	15,753	1,528	14,225	13,729	1,908	11,821
Expense inflation set to 0%	18,557	989	17,568	15,698	1,529	14,169	13,656	1,910	11,746

III-31

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
     Table A.12 sets out the results of the sensitivity tests described in Section 6 of this report on the VONB of AIA Group.
TABLE A.12
Sensitivity of the VONB for the period 1 June 2009 to 31 May 2010
(US$ millions)

	Low risk discount rate		Central risk discount rate		High risk discount rate
	Value of New	Value of New	Value of New	Value of New	Value of New	Value of New
	Business before	Business after	Business before	Business after	Business before	Business after
Scenario	CoC	CoC	CoC	CoC	CoC	CoC
Central value	942	865	738	617	583	432
0.5% increase in investment return	1,033	973	808	702	640	502
0.5% decrease in investment return	843	750	663	529	522	361
10% increase in lapse rates	863	792	676	564	534	393
10% decrease in lapse rates	1,028	947	803	675	634	476
10% increase in mortality/ morbidity rates	770	694	589	469	450	301
10% decrease in mortality/ morbidity rates	1,111	1,036	884	765	712	564
10% decrease in maintenance expenses	979	903	770	650	612	466
Expense inflation set to 0%	968	892	757	637	598	449

III-32

APPENDIX III	ACTUARIAL CONSULTANTS’ REPORT
APPENDIX B — FOREIGN EXCHANGE RATES
TABLE B.1
U.S. dollar exchange rates

	Average rates for VONB							Rates for EV
	Average for	Average for	Average for	Average for	Average for	Average for	Average for
	1 December	1 March	1 June	1 September	1 December	1 March	1 June
	2008 to	2009 to	2009 to	2009 to	2009 to	2010 to	2010 to
	28 February	31 May	31 August	30 November	28 February	31 May	31 August	30 November	31 May
Currency	2009	2009	2009	2009	2010	2010	2010	2009	2010
Australian Dollar	1.526	1.413	1.226	1.108	1.109	1.111	1.135	1.094	1.178
Brunei Dollar	1.496	1.496	1.447	1.400	1.402	1.393	1.373	1.385	1.404
China Yuan Renminbi	6.844	6.832	6.834	6.829	6.829	6.827	6.794	6.828	6.832
Hong Kong Dollar	7.753	7.751	7.751	7.750	7.759	7.767	7.778	7.750	7.786
Indonesian Rupiah	11,544	11,093	10,102	9,569	9,358	9,120	9,091	9,434	9,259
Korean Won	1,387	1,343	1,254	1,184	1,154	1,137	1,199	1,163	1,195
Malaysian Ringgit	3.585	3.602	3.527	3.426	3.400	3.265	3.209	3.392	3.297
New Zealand Dollar	1.845	1.753	1.531	1.381	1.402	1.421	1.415	1.400	1.471
Philippine Peso	47.63	48.09	48.08	47.29	46.21	45.35	45.998	47.21	46.20
Singapore Dollar	1.496	1.496	1.447	1.400	1.401	1.393	1.365	1.385	1.404
New Taiwanese Dollar	33.59	33.72	32.86	32.41	32.08	31.77	32.14	32.17	32.17
Thai Baht	35.13	35.22	34.07	33.47	33.14	32.41	32.18	33.24	32.56
Vietnamese Dong	17,334	17,779	17,857	17,857	18,614	18,868	19,131	18,519	18,868

III-33

APPENDIX IV	PROPERTY VALUATION
     The following is the text of a letter, summary of values and valuation certificate prepared for the purpose of incorporation in this document received from CB Richard Ellis Limited, an independent valuer, in connection with their valuation as at 31 August 2010 of our property interests.

September 2010 The Board of Directors AIA Group Limited 35/F, AIA Central, No. 1 Connaught Road Central, Hong Kong
Dear Sirs,
     In accordance with your instructions to us to value the property interests held by AIA Group Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) in Australia, Brunei, the People’s Republic of China (the “PRC”), Hong Kong, Indonesia, the Republic of Korea, Macau, Malaysia, New Zealand, the Philippines, Singapore, Taiwan, Thailand and Vietnam, we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the capital values of such property interests as at 31 August 2010 (the “date of valuation”).
     Our valuation is our opinion of Market Value which is defined by the HKIS Valuation Standards on Properties to mean “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.” Unless otherwise stated, our valuation is prepared in accordance with the “First Edition of The HKIS Valuation Standards on Properties” published by The Hong Kong Institute of Surveyors (the “HKIS”). We have also complied with all the requirements contained in Paragraph 34(2), (3) of Schedule 3 of the Companies Ordinance (Cap. 32), Chapter 5, Practice Note 12 and Practice Note 16 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”).
     Our valuation has been made on the assumption that the owner sells the properties on the open market without any benefit or burden of a deferred term contract, leaseback, joint venture, management agreement or any similar arrangement, which would serve to affect the values of the property interests.
     In valuing of the property interests in Groups I to VII, unless otherwise stated, all the property interests are valued by the direct comparison method on the assumption that each property can be sold in their existing state subject to existing tenancies or otherwise with the benefit of vacant possession. Comparison is based on prices realized on actual transactions or asking prices of comparable properties. Comparable properties with similar sizes, characters and locations are analyzed, and carefully weighted against all respective advantages and disadvantages of each property in order to arrive at a fair comparison of value. We have also valued some of the property interests by the capitalization approach taking into account the current rents passing of the property interests and the reversionary potentials of the tenancies.
     In valuing the property interests in Groups VIII to XXI, which are rented by the Group in Australia, Brunei, the PRC, Hong Kong, Indonesia, the Republic of Korea, Macau, Malaysia, New Zealand, the Philippines, Singapore, Taiwan, Thailand and Vietnam respectively, we considered they have no commercial value primarily due to the prohibition against assignment or sub-letting and/or due to the lack of substantial profit rent.

APPENDIX IV	PROPERTY VALUATION
     In the course of our valuation for the property interests held by the Group in the PRC, Indonesia, Malaysia, the Philippines and Thailand, we have relied on the legal opinion provided by the Group’s PRC legal advisor, King & Wood PRC Lawyer (the “PRC Legal Opinion”), Indonesia legal advisor, Soewito Suhardiman Eddymurthy Kardono (the “Indonesia Legal Opinion”), Malaysia legal advisor, Skrine Advocates & Solicitors (the “Malaysia Legal Opinion”), the Philippines legal advisor, Romulo Mabanta Buenaventura Sayoc & De Los Angeles (the “Philippines Legal Opinion”) and Thailand legal advisor, Linklaters (Thailand) Ltd (the “Thailand Legal Opinion”). We have been provided with extracts from title documents relating to such property interests. We have not, however, searched the original documents to verify ownership or any amendment which did not appear on the copies handed to us. All documents have been used for reference only.
     We have relied to a considerable extent on information given by the Group, in particular, but not limited to, the sales records, planning approvals, development schemes, outstanding development costs, statutory notices, easements, tenancies, floor areas (including, but not limited to, gross floor areas, saleable floor areas, lettable floor areas, etc.). No on-site measurement has been taken. Dimensions, measurements and areas included in the valuation certificate are only approximations. We have taken every reasonable care both during inspecting the information provided to us and in making relevant enquiries. We have no reason to doubt the truth and accuracy of the information provided to us by the Group, which is material to the valuation. We were also advised by the Group that no material facts have been omitted from the information provided to us.
     We have inspected the properties to such extent as for the purpose of this valuation. In the course of our inspection, we did not notice any serious defects. However, we have not carried out any structural survey or any tests on the building services. Therefore, we are not able to report whether the properties are free of rot, infestation or any other structural defects. We have not carried out investigations on the site to determine the suitability of the ground conditions and the services etc. for any future development.
     No allowance has been made in our valuation neither for any charges, mortgages or amounts owing on the property interests nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the property interests are free of encumbrances, restrictions and outgoings of onerous nature which could affect their values.
     Unless otherwise stated, all monetary amounts are stated in US Dollars (“USD”). The exchange rates adopted in our valuation for the properties are approximately Malaysia Ringgit (“MYR”) 1= USD 0.3185, Hong Kong Dollars (“HKD”) 1 = USD 0.1286, Thailand Baht (“THB”) 1 = USD 0.032, Singapore Dollars (“SRD”) 1 = USD 0.7381, Philippines Pesos (“PHP”) 1 = USD 0.022, Renminbi (“RMB”) 1 = USD 0.1469 and Indonesia Rupiah (“IDR”) 1 = USD 0.00011, which were the prevailing exchange rates at the date of valuation.
     We enclose herewith a summary of values and our valuation certificates.
Yours faithfully,
For and on behalf of
CB Richard Ellis Limited
Mr. Kamhung Yu FRICS FHKIS RPS(GP)
Senior Managing Director
Valuation & Advisory Services
Greater China Encl.
Note:
Mr. Kamhung Yu is a Registered Professional Surveyor (General Practice), a member of the Hong Kong Institute of Surveyors and a member of Royal Institution of Chartered Surveyors. He has over 26 years’ valuation experience in Hong Kong, the PRC, Taiwan, Macau and the Asia-Pacific Region.

APPENDIX IV	PROPERTY VALUATION
SUMMARY OF VALUES
GROUPS I to VII — PROPERTY INTERESTS HELD BY THE GROUP FOR OCCUPATION IN THE PRC, HONG KONG, INDONESIA, MALAYSIA, THE PHILIPPINES, SINGAPORE AND THAILAND

					Capital Value
		Capital Value in		Interests	attributable to the
		existing state as at		attributable	Group as at
	Property interests	31 August 2010		to the Group	31 August 2010
1.	Various Owned Properties in the PRC	USD	10,880,000	100%	USD	10,880,000

2.	Various Owned Properties in Hong Kong	USD	1,997,600,000	92.49%	USD	1,847,600,000

3.	Various Owned Properties in Indonesia	USD	1,121,000	100%	USD	1,121,000

4.	Various Owned Properties in Malaysia	USD	90,525,000	100%	USD	90,525,000

5.	Various Owned Properties in the Philippines	USD	217,974,520	58.11%	USD	126,665,500

6.	Various Owned Properties in Singapore	USD	366,900,000	100%	USD	366,900,000

7.	Various Owned Properties in Thailand	USD	190,647,000	100%	USD	190,647,000

APPENDIX IV	PROPERTY VALUATION
GROUP VIII — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN AUSTRALIA

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
8.	Various Leased Properties of the Group in Australia			No Commercial Value
GROUP IX — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN BRUNEI

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
9.	Various Leased Properties of the Group in Brunei			No Commercial Value
GROUP X — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN THE PRC

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
10.	Various Leased Properties of the Group in the PRC			No Commercial Value
GROUP XI — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN HONG KONG

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
11.	Various Leased Properties of the Group in Hong Kong			No Commercial Value
GROUP XII — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN INDONESIA

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
12.	Various Leased Properties of the Group in Indonesia			No Commercial Value
GROUP XIII — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN THE REPUBLIC OF KOREA

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
13.	Various Leased Properties of the Group in the Republic of Korea			No Commercial Value
GROUP XIV — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN MACAU

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
14.	Various leased Properties of the Group in Macau			No Commercial Value

APPENDIX IV	PROPERTY VALUATION
GROUP XV — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN MALAYSIA

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
15.	Various Leased Properties of the Group in Malaysia			No Commercial Value
GROUP XVI — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN NEW ZEALAND

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
16.	Various Leased Properties of the Group in New Zealand			No Commercial Value
GROUP XVII — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN THE PHILIPPINES

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
17.	Various Leased Properties of the Group in the Philippines			No Commercial Value
GROUP XVIII — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN SINGAPORE

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
18.	Various Leased Properties of the Group in Singapore			No Commercial Value
GROUP XIX — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN TAIWAN

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
19.	Various Leased Properties of the Group in Taiwan			No Commercial Value
GROUP XX — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN THAILAND

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
20.	Various Leased Properties of the Group in Thailand			No Commercial Value
GROUP XXI — PROPERTY INTERESTS RENTED BY THE GROUP FOR OCCUPATION IN VIETNAM

		Capital Value in	Interests	Capital Value
		existing state as at	attributable	attributable to the Group
	Property interests	31 August 2010	to the Group	as at 31 August 2010
21.	Various Leased Properties of the Group in Vietnam			No Commercial Value

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
			Details of	existing state as at
	Property	Description and tenure	occupancy	31 August 2010
1.	Various Owned Properties in the PRC (the “Property Group”)	The Property Group comprises 2 completed buildings with a total floor area of approximately 3,429.00 sq.m. (36,909.76 sq.ft.); and 1 construction in progress of site area 35,000.00 sq.m. (376,740.00 sq.ft.) and a maximum gross floor area above ground of approximately 138,070.00 sq.m. (1,486,185.48 sq.ft.) to be completed.	The Property Group is currently occupied by the Group for office or training centre purposes.	USD10,880,000 (RMB74,050,000) (100% interests attributable to the Group: USD10,880,000)

Notes:

a)	The registered owner of the Property Group is the Group.

b)	We have been provided with a legal opinion on the Property Group prepared by the Group’s PRC legal advisor, which contains, inter alia, the following information:
i)	The Group has the right to occupy, use, assign, lease or mortgage of 1 out of 3 of the Property Group and is the legal and beneficial owner of 2 out of 3 of the Property Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
			Details of	existing state as at
	Property	Description and tenure	occupancy	31 August 2010
2.	Various Owned Properties in Hong Kong (the “Property Group”)	The Property Group comprises 4 completed buildings with a total floor area of approximately 69,733.12 sq.m. (750,607.30 sq.ft.).	The Property Group is currently occupied by the Group or leased to various tenants for office or residential	USD1,997,600,000 (HKD15,538,200,000) (92.49% interests attributable to the Group: USD1,847,600,000)

Note:

a)	The registered owner of the Property Group is the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
			Details of	existing state as at
	Property	Description and tenure	occupancy	31 August 2010
3.	Various Owned Properties in Indonesia (the “Property Group”)	The Property Group comprises 2 completed buildings with a total floor area of approximately 2,164.00 sq.m. (23,293.30 sq.ft.).	The Property Group is currently occupied by the Group for office purposes.	USD1,121,000 (IDR10,192,000,000) (100% interests attributable to the Group: USD1,121,000)

Notes:

a)	The registered owner of the Property Group is the Group.

b)	We have been provided with a legal opinion on the Property Group prepared by the Group’s Indonesia legal advisor, which contains, inter alia, the following information:
i)	The Group has a good and marketable title to 2 out of 2 of the Property Group and is the legal and beneficial owner of 2 out of 2 of the Property Group.

ii)	There are no obligations and rights affecting 2 out of 2 of the Property Group.

iii)	There are no charges and other financial encumbrances affecting 2 out 2 of the Property Group.

iv)	Any enquiries as to the redevelopment potential or any restrictions on the redevelopment of the Property Group have not been made. If any advice as to this is required, appropriate professional consultants should be engaged to carry out the necessary investigation.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
4.	Various Owned Properties in Malaysia (the “Property Group”)	The Property Group comprises 20 completed buildings with a total floor area of approximately 53,545.75 sq.m. (576,366.45 sq.ft.); and 1 parcel of land with the site area of approximately 6,897.00 sq.m.
	(74,239.31 sq.ft.).	The Property Group is currently occupied by the Group or leased to various tenants for office or commercial purposes.	USD90,525,000 (MYD284,240,000) (100% interests attributable to the Group: USD90,525,000)

Notes:

a)	The registered owner of the Property Group is the Group.

b)	We have been provided with the legal opinion on the property prepared by the Group’s Malaysia legal advisor, which contains, inter alia, the following information:
i)	The Group has a good and marketable title to 21 out of 21 of the Property Group and is the legal and beneficial owner of 21 out of 21 of the Property Group;

ii)	The title deeds relating to 21 out of 21 of the Property Group are in the possession of the Group;

iii)	The title deeds contain obligation or right affecting the property of an unusual nature of 11 out of 21 of the Property Group;

iv)	The title deeds do not contain any existing mortgages, charges or financial encumbrances of 21 out of 21 of the Property Group;

v)	No enquiries as to the redevelopment potential or any restrictions on the redevelopment of the property were made. If any advice as to this is required, appropriate professional consultants should be engaged to carry out the necessary investigation.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
			Details of	existing state as at
	Property	Description and tenure	occupancy	31 August 2010
5.	Various Owned Properties in the Philippines (the “Property Group”)	The Property Group comprises 63 completed buildings with a total floor area of approximately 173,711.94 sq.m. (1,869,835.32 sq.ft.); and 26 parcels of land with a total site area of approximately 185,644.43 sq.m. (1,998,276.64 sq.ft.).	The Property Group is currently occupied by the Group or leased to various tenants for office, warehouse, commercial or residential purposes.	USD217,974,520 (PHP9,896,200,700) (58.11% interests attributable to the Group: USD126,665,500)

Notes:

a)	The registered owner of the Property Group is the Group.

b)	There are 4 Letters of Intents received and receivable for the sale of four properties.

c)	We have been provided with the legal opinion on the 89 properties prepared by the Group’s Philippines legal advisor, which contains, inter alia, the following information:
i)	The Group has a good and marketable title to and is the legal and beneficial owner of 87 out of 89 of the Property Group.

ii)	There are no obligations and rights affecting 69 out of 89 of the Property Group.

iii)	There are no charges and other financial encumbrances on 39 out of 89 of the Property Group.

iv)	No enquiries of the tenant(s) in respect of the Occupancy Document has been made and whether the information on the disclosed Occupancy Document is correct is unknown and whether there is any undisclosed (whether deliberately, inadvertently or otherwise) Occupancy Document is unknown. If there are occupiers of the Property Group other than the occupiers, they may either be in unlawful possession of the Property Group or may have interest in the Property Group and in the latter case, the Company’s title to the Property Group may be affected.

v)	No enquiries or determinations on the permitted use of the Property pursuant to the Land Use Provisions have been made. There is no particular permitted use mentioned. However, if the existing use of the Property Group is not a permitted use, the Company’s title to the Property Group will not be invalidated but may subject the Company to penal or other sanctions under applicable law and regulations, including the reversion of the Property Group to a permitted use.

vi)	There is no unauthorised structure or alteration on the Property Group which is apparent from our inspection of the Title Deeds. If an unauthorised structure or alteration exists, it will not render the title to the Property Group defective. However, the Company may be subject to penal or other sanctions under applicable law and regulations which may include the removal or destruction of the unauthorized structure or alteration. Appropriate professional consultants should be instructed to carry out building survey and check if there is any illegal/unauthorized structure/alteration in the Property Group and whether the actual use of the Property Group complies with the Land Use Provisions.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
			Details of	existing state as at
	Property	Description and tenure	occupancy	31 August 2010
6.	Various Owned Properties in Singapore (the “Property Group”)	The Property Group comprises 5 completed buildings with a total floor area of approximately 58,392.13 sq.m. (628,532.89 sq.ft.).	The Property Group is currently occupied by the Group for office purposes.	USD366,900,000 (SGD496,500,000) (100% interests attributable to the Group:
USD366,900,000)

Note:

a)	The registered owner of the Property Group is the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
7.	Various Owned Properties in Thailand (the “Property Group”)	The Property Group comprises 7 completed buildings with a total floor area of approximately 83,675.49 sq.m (900,682.97 sq.ft.); and 2 parcel of land with the site area of approximately 22,456 sq.m.
	(241,716.38 sq.ft.).	The Property Group is currently occupied by the Group or leased to various tenants for office, commercial or training centre purposes.	USD190,647,000 (THB5,959,100,000) (100% interests attributable to the Group: USD190,647,000)

Notes:

a)	The registered owner of the Property Group is the Group.

b)	We have been provided with a legal opinion on the property prepared by the Group’s Thailand legal advisor, which contains, inter alia, the following information:
i.	9 out of 9 of the Property Group are registered at the local registry in the name of the Group and the Group has good title to the land portion of the Property Group. The Group is the legal owner of the land portion of 9 out of 9 of the Property Group.

ii.	The Property Group has the right to use and dispose 9 out of 9 of the Property Group.

iii.	The disclosed Occupancy Document does not contain any term of an unusual nature. No enquiries of the tenant(s) in respect of the Occupancy Document has been made and whether the information on the disclosed Occupancy Document is correct is unknown and whether there is any undisclosed (whether deliberately, inadvertently or otherwise) Occupancy Document is unknown.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
8.	Various Leased Properties in Australia	The properties comprise 5 property leases with a total floor area of approximately 5,321.16 sq.m. (57,276.91 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of AUD128,285.76.	The properties are occupied by the Group for offices and other uses.	No Commercial Value

Notes:

a)	All the lessors are the registered owners of the corresponding leased properties.

b)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
9.	Various Leased Properties in Brunei	The properties comprise 2 property leases with a total floor area of approximately 1,085.93 sq.m. (11,689.00 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of BND18,600.00.	The properties are occupied by the Group for office and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
10.	Various Leased Properties in the PRC	The properties comprise 157 property leases with a total floor area of approximately 151,333.85 sq.m. (1,628,957.56 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of RMB14,428,124.97.	The properties are occupied by the Group for offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	We have been provided with a legal opinion on the property prepared by the Group’s legal advisor, which contains, inter alia, the following information:
(i)	There are 157 leases which are currently in force for the leasing of total area of 151,333.85 sq.m. from third parties, including 152 leases for commercial properties with total area of 149,824.35 sq.m. and five leases for residential properties with total area of 1,509.48 sq.m., among which:
1)	For 118 leases of the commercial properties with total area of 113,502.94 sq.m., the landlord has either provided the ownership certificate of the property leased or other documents in support showing that the landlord is entitled to lease the relevant property to the tenant; such leases are valid and binding on the parties thereto;

2)	For three leases of the residential properties with total area of 903.27 sq.m., the landlord has either provided the ownership certificate of the property leased or other documents in support showing that the landlord is entitled to lease the relevant property to the tenant; such leases are valid and binding on the parties thereto;

3)	For 34 leases of the commercial properties with total area of 36,321.43 sq.m., the “landlord” has not provided the property ownership certificate or has provided a certificate or other documents which are not sufficient to support that the “landlord” is entitled to lease the relevant property to the tenant;

4)	For two leases of the residential properties with total area of 606.21 sq.m., the “landlord” has not provided the property ownership certificate or has provided a certificate or other documents which are not sufficient to support that the “landlord” is entitled to lease the relevant property to the tenant;

5)	Documents or certificates evidencing subsisting lease registration is provided for 43 of the leased properties with a total area of 44,853.08 sq.m.; and

6)	For two leases in Guangdong with total area of 1,233.38 sq.m., the usage agreed by the relevant landlord under the relevant Lease Contract is inconsistent with the usage stated in the ownership certificate for the leased property.
(ii)	Pursuant to the Law of the PRC on Urban Real Estate Administration and applicable laws and regulations, if the “landlord” is not the owner of the leased property or has not obtained the authorization or consent form the owner of the leased property for the “landlord” to lease the property, the “landlord” is not entitled to lease such property to the tenant. Under such circumstances, if any third party disputes the lease of the relevant property to the tenant the continued use and/or occupation by the tenant of the property may be affected or terminated, although the tenant may still recover damages for the termination from the “landlord” based on the lease contract signed.

(iii)	Under the Measures on the Administration of Leasing of Urban House, signed lease contract is required to be registered in the local house registration administration authority. However, according to the Supreme Court Interpretation Concerning the PRC Contract Law, the non-registration of the leased contract will not affect the validity and enforceability of the lease contract and the rights of the lessee under the lease contract; although the local house registration administration authority may still require the parties to complete the registration. There is no penalty provision generally applicable to the non-registration of leases in different cities in the PRC. However, some cities may have their local regulation(s) on administration of leases. Such local regulations usually empower the local lease administrative authority to require the parties to the un-registered lease to rectify the non-registration, and failing such rectification, to impose monetary penalty on the landlord, and sometimes the real estate agency or the tenant. The amount of monetary penalty will depend on the relevant local regulation; but similarly, such monetary penalty will not affect the validity and enforceability of the lease contract.

APPENDIX IV	PROPERTY VALUATION

(iv)	According to the Supreme Court Interpretation on Laws Applicable to Disputes on Leases which came into force recently on 1 September 2009, where a landlord signs more than one lease contract with different tenants for the same property and all lease contracts signed are valid, the court will decide who the tenant will be by the following order: (a) the party who has been occupying the leased property; (b) the party who has completed the lease registration procedures; (c) the lease contract that is first in time. No site inspection has been conducted to the leased property and no information about the current occupancy of the leased properties have been provided by the Group; but on the assumption that the tenant is already in occupation of the leased property, if it can be shown that the relevant Lease Contract is valid, then even though the current Lease Contract is not registered, it is less likely that the continued occupation by the tenant will be affected by the landlord entering into a lease contract for the same property with other party.

(v)	From information provided, for some of the Leases, there existed a mortgage at the date of the relevant lease. If a mortgage against the leased property existed prior to the relevant Lease Contract, the right of the tenant under the Leased Contract will be subject to the right of the mortgagee under the existing mortgage. In such situations, if the mortgagee enforces its right under the mortgage, the continued use and/or occupation by the tenant of the property may be affected or terminated.

(vi)	For the Leases where the usage agreed by the landlord under the relevant Lease Contract is inconsistent with the usage stated in the property ownership certificate for the leased property, if governmental authority requires the use of the leased property to be regularized and conform with the usage stated in the ownership certificate, the lease of the relevant property to the tenant, the continued use and/or occupation by the tenant of the property may be affected or terminated, although the tenant may still recover damages for the termination from the landlord based on the Lease Contract signed.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
11.	Various Leased Properties in the Hong Kong	The properties comprise 76 property leases with a total floor area of approximately 82,654.31 sq.m. (889,690.99 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of HKD19,775,071.68.	The properties are occupied by the Group for offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	All the landlords are the registered owners of their leased properties.

b)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
12.	Various Leased Properties in Indonesia	The properties comprise 56 property leases with a total floor area of approximately 28,616.68 sq.m. (308,029.90 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of IDR1,170,496,097.28	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
13.	Various Leased Properties in the Republic of Korea	The properties comprise 70 property leases with a total floor area of approximately 91,585.02 sq.m. (985,812.14 sq.ft.)

	The properties are leased from various landlords by the Group for various term with a total monthly rent of KRW905,786,027.00.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	All the lessors are the registered owners of the corresponding leased properties.

b)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
14.	Various Leased Properties in Macau	The properties comprise 6 property leases with a total floor area of approximately 6,001.12 sq.m. (64,596.02 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of HKD954,577.00.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Note:

a)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
15.	Various Leased Properties in Malaysia	The properties comprise 10 property leases with a total floor area of approximately 7,715.00 sq.m. (83,044.26 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of RM287,937.00.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
16.	Various Leased Properties in New Zealand	The properties comprise 7 property leases with a total floor area of approximately 1,752.65 sq.m. (18,865.52 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of NZ$34,774.86.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	All the lessors are the registered owners of the corresponding leased properties.

b)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
17.	Various Leased Properties in The Philippines	The properties comprise 64 property leases with a total floor area of approximately 9,908.09 sq.m. (106,650.68 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of PhP2,458,918.53.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
18.	Various Leased Properties in Singapore	The properties comprise 10 property leases with a total floor area of approximately 4,292.00 sq.m. (46,199.80 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of SGD236,383.55.	The properties are occupied by the Group as offices, staff quarters, and other uses.	No Commercial Value

Notes:

a)	All the lessors are the registered owners of the corresponding leased properties.

b)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
19.	Various Leased Properties in Taiwan	The properties comprise 3 property leases with a total floor area of approximately 6,417.79 sq.m. (69,081.09 sq.ft.) located in Taipei and Kaohsiung.

	The properties are leased from various landlords by the Group for various term with a total monthly rent of TWD3,015,608.00.	The properties are occupied by the Group as offices and other uses.	No Commercial Value

Note:

a)	We were advised that the registered owners are independent third parties to the Group.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
20.	Various Leased Properties in Thailand	The properties comprise 55 property leases with a total floor area of approximately 80,676.16 sq.m. (868,398.19 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of THB13,656,150.28.	The properties are occupied by the Group as offices and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX IV	PROPERTY VALUATION
VALUATION CERTIFICATE

Capital value in
		Details of	existing state as at
Property	Description and tenure	occupancy	31 August 2010
21.	Various Leased Properties in Vietnam	The properties comprise 26 property leases with a total floor area of approximately 15,299.65 sq.m. (164,685.41 sq.ft.).

	The properties are leased from various landlords by the Group for various term with a total monthly rent of USD246,485.00.	The properties are occupied by the Group as offices, staff quarters and other uses.	No Commercial Value

Notes:

a)	We were advised that the registered owners are independent third parties to the Group.

b)	The Group has not been provided the Building Ownership Certificates from the lessors.

APPENDIX V	INTENTIONALLY LEFT BLANK
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V-1

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
     The Articles of the Company are to be conditionally adopted. The following is a summary of certain provisions of the Articles.
CHANGES IN CAPITAL
     The Company may exercise any powers conferred or permitted by the Hong Kong Companies Ordinance or any other ordinance, from time to time, to purchase or otherwise acquire its own shares and warrants (including any redeemable shares) at any price or to give, directly or indirectly, by means of a loan, guarantee, the provision of security or otherwise, financial assistance for the purpose of or in connection with a purchase or other acquisition made or to be made by any person of any shares or warrants in the Company. Should the Company purchase or otherwise acquire its own shares or warrants, neither the Company nor the Board will be required to select the shares or warrants to be purchased or otherwise acquired rateably or in any other particular manner as between the holders of shares or warrants of the same class or as between them and the holders of shares or warrants of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares, provided always that, (i) purchases not made through the stock market or by tender shall be limited to a maximum price; and (ii) if purchases are by tender, tenders shall be available to all members of the Company alike.
     In a general meeting the Company may, from time to time by ordinary resolution increase its authorised share capital by the creation of new shares. Such new capital to be of such amount and to be divided into shares of such respective amounts as the resolution prescribes.
     The Company may from time to time by ordinary resolution:
(i)	consolidate or divide all or any of its share capital into shares of a larger or smaller amount than its existing shares;

(ii)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

(iii)	make provision for the issue and allotment of shares which do not carry any voting rights;

(iv)	subdivide its shares or any of them into shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of the Hong Kong Companies Ordinance; and

(v)	divide its shares into different classes of shares, and attach to them any preferential, deferred, qualified or special rights, privileges or conditions, subject to the provisions of the Hong Kong Companies Ordinance.
     The Company may from time to time by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner authorised and subject to any conditions prescribed by law.

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
MODIFICATION OF RIGHTS
     All or any of the special rights (unless otherwise provided for by the terms of issue of the Share) attached to the shares or any class of shares (if the capital is divided into different classes of shares) may, subject to the provisions of the Hong Kong Companies Ordinance, be varied or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares or issued shares of that class (if the capital is divided into different classes of shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares or at a separate general meeting of the holders of shares of that class (if the capital is divided into different classes of shares). The provisions of the Articles relating to general meetings shall apply mutatis mutandis to every such separate general meeting, but so that the necessary quorum is not less than two persons holding or representing by proxy one-third in nominal value of the issued shares of that class. At an adjourned meeting, one person holding shares of that class or his proxy, and any holder of the shares of the class present in person or by proxy, may demand a poll.
TRANSFERS OF SHARES
     The instrument of transfer of any shares in the Company shall be effected in writing in the usual common form or in such other form as the Board may accept and may be under hand only or, if the transferor or the transferee is a recognised clearing house within the meaning of the SFO or its nominee(s), by hand or by machine imprinted signature or such other manner of execution as the Board may approve from time to time. The instrument of transfer of any share must be executed by or on behalf of the transferor and transferee. The transferor is deemed to remain the holder of the share until the name of the transferee is entered in the register in respect thereof. All instruments of transfer must be lodged at the registered office of the Company or at such other place as the Board may appoint.
     The Board may, subject to section 69 of the Hong Kong Companies Ordinance, in its absolute discretion and without assigning any reason, refuse to register a transfer of any share (not being a fully paid up share) and may also refuse to register any transfer of a share to more than four joint holders or any transfer of any share (not being a fully paid up share) on which the Company has a lien. The Board may also decline to recognise any instrument of transfer unless:
(i)	a fee not exceeding the maximum fee prescribed or permitted from time to time by the Hong Kong Stock Exchange is paid to the Company in respect thereof;

(ii)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(iii)	the instrument of transfer is in respect of only one class of share;

(iv)	the shares concerned are free of any lien in favour of the Company;

(v)	the instrument of transfer is properly stamped;

(vi)	in the case of a transfer to joint holders, the number of transferees does not exceed four; and

(vii)	such other conditions as the Directors may from time to time impose for the purpose of guarding against losses arising from forgery are satisfied.
     No transfer of shares (not being a fully paid up share) shall be made to an infant or to a person of unsound mind or under other legal disability.

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
GENERAL MEETINGS
     The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year. The annual general meeting shall be held at such time (within a period of not more than fifteen months, or such longer period as the Registrar of Companies may authorise in writing, after the holding of the last preceding annual general meeting) and place as may be determined by the Directors. All other general meetings shall be called extraordinary general meetings. The Directors may wherever they think fit, and shall on requisition in accordance with the Hong Kong Companies Ordinance, proceed to convene an extraordinary general meeting.
NOTICE OF GENERAL MEETINGS
     Subject to section 116C of the Hong Kong Companies Ordinance, an annual general meeting and a meeting called for the passing of a special resolution shall be called by not less than twenty-one days’ notice in writing, and any other general meeting shall be called by not less than fourteen days’ notice in writing. The notice shall specify the place, date and time of meeting, and, in the case of special business, the general nature of that business. The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution. There shall appear on every such notice with reasonable prominence a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not be a member of the Company.
     Notwithstanding that a meeting of the Company is called by shorter notice than that specified in these Articles or required by the Hong Kong Companies Ordinance, it shall be deemed to have been duly called if it is so agreed (a) in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and (b) in the case of any other meeting, by a majority in number of the members having the right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in nominal value of the shares giving that right.
     The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.
VOTING AT GENERAL MEETINGS
     Subject to the voting rights of proxies or representatives of clearing houses and any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, at any general meeting on a show of hands every member who (being an individual) is present in person or who (being a corporation) is present by a representative duly authorised under Section 115 of the Hong Kong Companies Ordinance has one vote, and on a poll every member present in person or by proxy or (being a corporation) by its duly authorised representative has one vote for every share of which he is the holder which is fully paid up or credited as fully paid up.
     A member, being a recognised clearing house within the meaning of the SFO may authorise such person or persons as it thinks fit to act as its proxy (or proxies) or representative (or representatives) at any meeting of the Company or at any members’ meeting of any class of members of the Company provided that, if more than one person is so authorised, the proxy form or authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person so authorised shall have the same powers on behalf of such recognised clearing house which he represents as that clearing house (or its nominees) could exercise as an individual member of the Company and on a show of hands, each such person shall be entitled to a separate vote.

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
     Where any member is, under the Listing Rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.
PROCEDURES FOR DEMANDING VOTING BY POLL
     At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the results of the show of hands or on the withdrawal of any other demand for a poll) demanded:
(a)	by the chairman of the meeting in question;

(b)	by at least three members present in person (or in the case of a member being a corporation, by its duly authorised representative) or by proxy for the time being entitled to vote at the meeting;

(c)	by any member or members present in person (or in the case of a member being a corporation, by its duly authorised representative) or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by any member or members present in person (or in the case of a member being a corporation, by its duly authorised representative) or by proxy and holding shares in the Company conferring a right to attend and vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.
QUALIFICATION OF DIRECTORS
     No person is required to vacate office or ineligible for re-election or re-appointment as a Director, and no person is ineligible for appointment as a Director, by reason only of his having attained any particular age. No Director is required to hold any shares in the Company by way of qualification.
BORROWING POWERS
     The Board may from time to time in its discretion exercise all the powers of the Company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of the Company or of any third party and to mortgage or charge its undertaking, property and uncalled capital or any part thereof. The Board may raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as it thinks fit and, in particular by the issue of debentures, debenture stock, bonds or other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.
DIRECTORS’ REMUNERATION
     The Directors are entitled to be paid out of the funds of the Company by way of fees for their services as directors such sums (if any) as the Directors may from time to time determine (not exceeding in aggregate an annual sum excluding other amounts payable (e.g. expenses or remuneration for employment) of US$1,700,000 or such larger amount as the Company may by ordinary resolution determine). Such sum (unless otherwise directed by the resolution) is to be divided amongst the Directors in such proportions and in such manner as the Board may agree, or failing agreement, equally, except that in such event any Director holding office for less than the whole of the relevant period in respect of which the remuneration is paid shall only receive such sum in proportion to the time for which he has held office. The Directors are also entitled to be repaid all travelling, hotel and other expenses reasonably incurred by them respectively in or about the performance of their duties as Directors, including their expenses of travelling to and from board meetings, committee

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
meetings or general meetings or otherwise incurred whilst engaged on the business of the Company or on the discharge of their duties as Directors. The Board may grant special remuneration to any Director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of his duties as Director.
DIRECTORS’ INTERESTS
     Subject to the Hong Kong Companies Ordinance, no Director or intended Director shall be disqualified by his office from contracting with the Company. Nor shall any such contract or arrangement entered into by or on behalf of the Company with any Director or any firm or company in which any Director is in any way interested be liable to be avoided, nor any Director so contracting or being so interested be liable to account to the Company for any remuneration, profit or other benefits realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relationship thereby established. This is provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested, whether directly or indirectly, at the meeting of the Board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists. In any other case at the first meeting of the Board after he knows that he is or has become so interested.
     A Director shall not vote or be counted in the quorum present at the meeting on any resolution of the Board approving any contract or arrangement or proposal in which he or his associate(s) is/are to their knowledge materially interested, and if he does so his vote will not be counted. This prohibition does not apply to:
(i)	the giving of any security or indemnity either (a) to the Director or his associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at the request of or for the benefit of the Company or any of our subsidiaries, or (b) to a third party in respect of a debt or obligation of the Company or any of our subsidiaries for which the Director or his associate(s) has himself/themselves assumed responsibility in whole or in part and whether alone or jointly under a guarantee or indemnity or by the giving of security;

(ii)	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the Director or his associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

(iii)	any proposal concerning any other company in which the Director or his associate(s) is/are interested only, whether directly or indirectly, as an officer or executive or shareholder or in which the Director or his associate(s) is/are beneficially interested in shares of that company, provided that he and any of his associates is/are not in aggregate beneficially interested in 5% or more of the issued shares of any class of such company (or of any third company through which his interest or that of his associate(s) is derived) or of the voting rights;

(iv)	any proposal or arrangement concerning the benefit of employees of the Company or its subsidiaries including (a) the adoption, modification or operation of any employees’ incentive scheme under which the Director or his associate(s) may benefit, or (b) the adoption, modification or operation of a pension fund or retirement, death or disability benefits scheme which relates both to Directors, his associate(s) and employees of the Company or any of our subsidiaries and does not provide in respect of any Director or his associate(s), as such any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(v)	any contract or arrangement in which the director or his associate(s) is/are interested in the same manner as other holders of shares or debentures or other securities of the Company by virtue only of his/their interest in shares or debentures or other securities of the Company.

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
     A Director may hold any other office or place of profit with the Company (except that of auditor) and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and upon such terms (as to remuneration or otherwise), as the Board may determine. A Director may also be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or any other company in which the Company may be interested, and shall not be liable to account to the Company for any remuneration, profit or other benefit received by him as a director or officer of or from his interest in such other company. The Board may also use the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit. This includes the exercise thereof in favour of any resolution appointing any of the Directors to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.
     A Director shall not vote or be counted in the quorum on any resolution of the Board concerning his own appointment as the holder of any office or place of profit with the Company or any other company in which the Company is interested (including the arrangement or variation of the terms thereof, or the termination thereof).
DIVIDENDS
     No dividend shall be payable except out of the profits or other distributable reserves of the Company. No dividend shall carry interest.
     Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends will be apportioned and paid according to the amounts paid or credited as paid up on the shares in respect whereof the dividend is paid, but no amount paid up or credited as paid up on a share in advance of calls will for this purpose be treated as paid up on the share. The Board may retain any dividends or other monies payable on or in respect of a share upon which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. The Board may deduct from any dividend or bonus payable to any member all sums of money (if any) presently payable by him to the Company on account of calls, instalments or otherwise.
     In respect of any dividend which the Board or the Company in general meeting have resolved be paid or declared, the Board may further resolve either (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted shall be of the same class or classes as the class or classes already held by the allottee, provided that the members entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment, or (b) that shareholders entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Directors may think fit on the basis that the shares so allotted shall be of the same class or classes as the class or classes of shares already held by the allottee. The Company may upon the recommendation of the Board by special resolution resolve in respect of any particular dividend of the Company that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.
     Whenever the Board or the Company in a General Meeting has resolved that a dividend be paid or declared the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, with or without offering any rights to members to elect to receive such dividend in cash.
     All dividends or bonuses unclaimed for one year after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The Company will

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
not be constituted as a trustee in respect thereof. All dividends or bonuses unclaimed for six years after having become payable may be forfeited by the Board and will revert to the Company.
WINDING UP
     Subject to the rights of the holders of any shares which may be issued on special terms or conditions, if the Company shall be wound up, the surplus assets remaining after payment to all creditors shall be divided among the members in proportion to the capital paid up on the shares held by them respectively, and if such surplus assets shall be insufficient to repay the whole of the paid-up capital, they shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid upon on the shares held by them respectively.
     If the Company shall be wound up, the liquidator (whether voluntary or official) may, with the sanction of a special resolution, divide among the members in specie or kind the whole or any part of the assets of the Company or vest any part of the assets of the Company in trustees upon such trusts for the benefit of the members or any of them as the resolution shall provide. Any such resolution may provide for and sanction a distribution of any specific assets amongst different classes of members otherwise than in accordance with their existing rights, but each member shall in that event have a right of dissent and other ancillary rights in the same manner as if such resolution were a special resolution passed pursuant to section 237 of the Hong Kong Companies Ordinance.
     In the event of a winding-up of the Company in Hong Kong, every member of the Company who is not for the time being in Hong Kong shall be bound, within fourteen days after the passing of an effective resolution to wind up the Company voluntarily, or within the like period after the making of an order for the winding up of the Company, to serve notice in writing on the Company appointing some person resident in Hong Kong upon whom all summonses, notices, processes, orders and judgements in relation to or under the winding up of the Company may be served and, in default of such nomination, the liquidator of the Company shall be at liberty on behalf of such member to appoint some such person, and service upon any such appointee shall be deemed to be a good personal service on such member for all purposes, and where the liquidator makes any such appointment he shall, with all convenient speed, give notice thereof to such member by advertising in such English language daily newspaper circulating in Hong Kong as he shall deem appropriate or by a registered letter sent through the post and addressed to such member at his address as appearing in the Register, and such notice shall be deemed to be served on the day on which the advertisement appears or the letter is posted.
UNTRACEABLE SHAREHOLDERS
     Without prejudice to the rights of the Company, the Company may cease sending such cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.
     The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a shareholder who is untraceable, but no such sale shall be made unless:
(i)	all cheques or warrants, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles of the Company have remained uncashed;

(ii)	so far as it is aware at the end of the relevant period, the Company has not at any time, during the relevant period received any indication of the existence of the shareholder who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law;

APPENDIX VI	SUMMARY OF THE ARTICLES OF ASSOCIATION
(iii)	the Company has caused an advertisement to be inserted in English in one English language daily newspaper and in Chinese in one Chinese language daily newspaper advertising its intention to sell such shares and a period of three months has elapsed since the date of such advertisement; and

(iv)	the Company has notified the stock exchange in the relevant territory of its intention to effect such sale.
For the purpose of the foregoing, “relevant period” means the period commencing twelve years before the date of publication of the advertisement referred to in paragraph (iii) above and ending at the expiry of the period referred to in that paragraph.
     To give effect to any such sale, the Board may authorise any person to transfer the said shares and the instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and, upon receipt by the Company of such proceeds, it shall become indebted to the former shareholder by carrying all moneys in respect thereof to a separate account for an amount equal to such net proceeds. No trusts shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit.

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
A. FURTHER INFORMATION ABOUT OUR GROUP
1. Incorporation
     The Company was established in Hong Kong under the Hong Kong Companies Ordinance with limited liability on 24 August 2009. Our registered office is at 35/F, AIA Central, 1 Connaught Road Central, Hong Kong. A summary of provisions of our Articles is set out in Appendix VI to this document.
2. Changes in share capital of the AIA Group
The Company
     As of the date of our incorporation, the authorised share capital of the Company was US$20,000,000,000.00 divided into 20,000,000,000 Shares of par value of US$1.00. One share of US$1.00 was allotted and issued for cash at par value to AIA Aurora LLC. The following sets out the changes in the Company’s issued share capital since the date of its incorporation:
(a)	on 30 November 2009, we issued 12,000,000,000 Shares to AIA Aurora LLC as partial consideration for the extinguishment and release of the Company from its obligations under the promissory note in the amount of US$13,963,972,653 issued by the Company on 30 November 2009; and

(b)	on 29 January 2010, we issued 44,000,000 Shares to AIA Aurora LLC for cash at par value.
     Save as disclosed in this Appendix, there has been no alteration in the Company’s share capital since the date of our incorporation.
Our subsidiaries
     The list of our subsidiaries is set out in the section headed “Appendix I — Accountant’s Report” to this document. The following alterations in the share capital (or registered capital, as the case might be) of our subsidiaries have taken place within two years preceding the date of this document:
AIA Australia Limited
     On 28 February 2009, American International Reinsurance Company, Limited transferred 1,972,800 ordinary shares of 1.00 Australian Dollar each in the issued share capital of AIA Australia Limited to American International Assurance Company, Limited.
     On 28 February 2009, American International Reinsurance Company, Limited transferred 95,500 redeemable preference shares of 1.00 Australian Dollar each in the issued share capital of AIA Australia Limited to American International Assurance Company, Limited.
AIA (Bermuda) Services, Inc
     On 27 January 2010, American International Assurance Company (Bermuda) Limited transferred 5,100 ordinary shares of US$1.00 each in the issued share capital of AIA (Bermuda) Services, Inc to American Life Insurance Company.

VII-1

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
AIA Consumer Services Co. Limited
     On 16 September 2010, Silk Nominees Limited transferred one ordinary share of US$1.00 each in the issued share capital of AIA Consumer Services Co. Limited at par value and AIA Consumer Services Co. Limited allotted and issued 99 ordinary shares of US$1.00 each to AIA Pension and Trustee Co., Ltd. for a consideration of US$99.
AIA Corporate Marketing Company Limited
     There has been no alteration in the share capital of AIA Corporate Marketing Company Limited within the two years immediately preceding the date of this document.
AIA Financial Services Limited
     There has been no alteration in the share capital of AIA Financial Services Limited within the two years immediately preceding the date of this document.
AIA Financial Services Network Limited
     There has been no alteration in the share capital of AIA Financial Services Network Limited within the two years immediately preceding the date of this document.
AIA Foundation
     AIA Foundation is a charitable company limited by guarantee and the members of AIA Foundation are American International Assurance Company, Limited and American International Assurance Company (Bermuda) Limited.
AIA Information Technology (Beijing) Co., Limited
     There has been no alteration in the share capital of AIA Information Technology (Beijing) Co., Limited within the two years immediately preceding the date of this document.
AIA Information Technology (Guangzhou) Co., Limited
     There has been no alteration in the share capital of AIA Information Technology (Guangzhou) Co., Limited within the two years immediately preceding the date of this document.
AIA Pension and Trustee Co., Ltd.
     On 28 February 2009, American International Reinsurance Company, Limited transferred 1,299,999 ordinary shares of US$1.00 each in the issued share capital of AIA Pension and Trustee Co., Ltd. to American International Assurance Company, Limited at par value.
     On 28 February 2009, Gregory Robert Crichton transferred one ordinary share of US$1.00 in the issued share capital of AIA Pension and Trustee Co., Ltd. to Peter Joseph Cashin at par value.
     On 18 August 2010, Peter Joseph Cashin transferred one ordinary share of US$1.00 each in the issued share capital of AIA Pension and Trustee Co., Ltd. to John Chu Tai Wo at par value.
AIA Shared Services Sdn. Bhd
     On 2 June 2009, one ordinary share of 1,000 Malaysian Ringgit held by Hock Seng Khor in trust for American International Assurance Company, Limited (subscriber’s share) was

VII-2

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
transferred back to American International Assurance Company, Limited for a total consideration of 1,000 Malaysian Ringgit.
     On 2 June 2009, one ordinary share of 1,000 Malaysian Ringgit held by Veronica Selvanayagy A/P Mudiappu in trust for American International Assurance Company, Limited (subscriber’s share) was transferred back to American International Assurance Company, Limited for a total consideration of 1,000 Malaysian Ringgit.
     On 9 July 2009, AIA Shared Services Sdn. Bhd allotted and issued 3,398 ordinary shares of 1,000 Malaysian Ringgit each to American International Assurance Company, Limited for a total consideration of 3,398,000 Malaysian Ringgit.
AIA Takaful International Bhd
     On 17 September 2010, AIA Takaful International Bhd allotted and issued 10,000,000 ordinary shares of 1.00 Malaysian Ringgit each to American International Assurance Bhd. for a consideration of 10,000,000 Malaysian Ringgit.
AIA (Vietnam) Life Insurance Company Limited
     Injections of US$3,000,000 and US$3,500,000 were made by American International Assurance Company (Bermuda) Limited into AIA (Vietnam) Life Insurance Company Limited in December 2008 and December 2009, respectively. On 30 March 2010, the Charter Capital of AIA (Vietnam) Life Insurance Company Limited was increased from 1,000,000,000,000 Vietnamese Dong to 1,035,000,000,000 Vietnamese Dong.
AIA Wealth Management Company Limited
     On 15 April 2009, AIA Wealth Management Company Limited transferred 5,250,000 ordinary shares of US$1.00 each in the issued share capital of AIA Wealth Management Company Limited held by AIG Private Bank AG to American International Assurance Company (Bermuda) Limited for a total consideration of US$5,250,000.
     On 31 December 2009, AIA Wealth Management Company Limited allotted and issued 4,100,000 ordinary shares of HK$1.00 each to American International Assurance Company (Bermuda) Limited for a consideration of US$4,100,000.
AIG Consulting Services Co., Limited
     On 16 September 2008, AIG Consumer Finance Group Inc. transferred 175,000 ordinary shares of US$1.00 each in the share capital of AIG Consulting Services Co., Limited to American International Assurance Company, Limited for a consideration of US$1.00.
Ambadevi Mauritius Holding Limited
     There has been no alteration in the share capital of Ambadevi Mauritius Holding Limited within the two years immediately preceding the date of this document.
American International Assurance Bhd
     There has been no alternation in the share capital of American International Assurance Bhd within the two years immediately preceding the date of this document.

VII-3

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
American International Assurance Company (Bermuda) Limited
     On 28 February 2009, American International Reinsurance Company, Limited transferred 3,000,000 ordinary shares of US$1.2 each in the issued share capital of American International Assurance Company (Bermuda) Limited to American International Assurance Company, Limited.
American International Assurance Company, Limited
     On 9 January 2009, the authorised share capital of American International Assurance Company, Limited was increased from US$30,000,000 divided into 6,000,000 ordinary shares of US$5.00 each to US$4,150,000,000 divided into 830,000,000 ordinary shares of US$5.00 each by the creation of 824,000,000 new ordinary shares of US$5.00 each.
     On 28 February 2009, American International Reinsurance Company, Limited was allotted 176,660,785 ordinary shares of US$5.00 each.
     On 12 May 2009, American International Reinsurance Company, Limited was allotted 488,071,825 ordinary shares of US$5.00 each.
     On 7 October 2009, Edmund Sze Wing Tse transferred 200 ordinary shares of US$5.00 each (held in trust for American International Reinsurance Company, Limited) back to the beneficial owner for nil consideration.
     On 3, 26 and 30 November 2009, American International Assurance Company, Limited issued a total of 135,920,000 shares to American International Reinsurance Company, Limited.
     On 3 December 2009, American International Assurance Company, Limited transferred 805,902,610 ordinary shares of US$5.00 each in the issued share capital of American International Assurance Company, Limited to AIA Group Limited.
American International Assurance Company (Trustee) Limited
     On or about 4 October 2010, 53,333 ordinary shares of US$5.00 each held by Equitable Investment Co. (Hong Kong) Ltd. in trust for American International Assurance Company, Limited were or will be transferred to AIA Consumer Services Co. Limited who holds these shares in trust for American International Assurance Company, Limited at nil consideration.
     On or about 4 October 2010, 106,667 ordinary shares of US$5.00 each held by Equitable Investment Co. (Hong Kong) Ltd. in trust for AIA Pension and Trustee Co., Ltd. were or will be transferred to AIA Consumer Services Co. Limited who holds these shares in trust for AIA Pension and Trustee Co., Ltd. at nil consideration.
     On or about 4 October 2010, 53,333 ordinary shares of US$5.00 each held by American Asiatic Underwriters, Limited in trust for American International Assurance Company, Limited were or will be transferred to AIA Corporate Marketing Co. Limited who holds these shares in trust for American International Assurance Company, Limited at nil consideration.
     On or about 4 October 2010, 106,667 ordinary shares of US$5.00 each held by American Asiatic Underwriters, Limited in trust for AIA Pension and Trustee Co., Ltd. were or will be transferred to AIA Corporate Marketing Co. Limited who holds these shares in trust for AIA Pension and Trustee Co., Ltd. at nil consideration.

VII-4

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
American International Data Centre Limited
     On 19 March 2010, Charits Insurance Hong Kong Limited transferred 4,000 ordinary shares of HK$100.00 each in the issued share capital of American International Data Centre Limited to American International Assurance Company, Limited for a consideration of HK$410,000.00.
     On 24 September 2010, the authorised share capital of American International Data Centre Limited was increased from HK$2,500,000 divided into 25,000 shares of HK$100 each to HK$39,000,000 divided into 390,000 shares of HK$100 each;
     On 24 September 2010, American International Data Centre Limited allotted and issued 365,000 ordinary shares of HK$100 each to American International Assurance Company, Limited for a consideration of HK$36,500,000.
Asian Focus Investments Limited
     There has been no alteration in the share capital of Asian Focus Investments Limited within the two years immediately preceding the date of this document.
Bayshore Development Group Limited
     There has been no alteration in the share capital of Bayshore Development Group Limited within the two years immediately preceding the date of this document.
Deeptro Pte Ltd.
     There has been no alteration in the share capital of Deeptro Pte Ltd. within the two years immediately preceding the date of this document.
Dejo Property Limited
     On 27 November 2009, Equitable Investment Co. (Hong Kong) Ltd. transferred 9,800 Group A common stocks of 100 Thai Baht each to TH Central Holdings Limited for nil consideration.
Foshan Main Forum Real Estate Development Co. Limited
     An injection of US$1,500,000 was made by Main Forum International Limited into Foshan Main Forum Real Estate Development Co. Limited on 2 September 2008. Further injections of US$5,800,000 and US$26,028,571 were made by Main Forum International Limited into Foshan Main Forum Real Estate Development Co. Limited on 3 November 2009 and 8 February 2010, respectively.
Golden Liberty Investment Limited
     There has been no alteration in the share capital of Golden Liberty Investment Limited within the two years immediately preceding the date of this document.
Grand Design Development Limited
     There has been no alteration in the share capital of Grand Design Development Limited within the two years immediately preceding the date of this document.
Horizon Financial Advisers Pte Ltd.
     On 16 February 2009, Horizon Financial Advisers Pte Ltd. allotted two subscriber shares of SIN$1.00 each to Horizon Financial Holdings Pte Ltd.

VII-5

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 1 April 2009, Horizon Financial Advisers Pte Ltd. allotted 149,998 ordinary shares of 1.00 Singapore Dollar each to Horizon Financial Holdings Pte Ltd. for a total consideration of SIN$149,998.
Horizon Financial Holdings Pte Ltd.
     On 20 January 2009, Horizon Financial Holdings Pte Ltd. allotted two subscriber shares of 1.00 Singapore Dollar each to American International Assurance Company, Limited for a total consideration of 2.00 Singapore Dollars.
     On 13 March 2009, Horizon Financial Holdings Pte Ltd. allotted 150,000 ordinary shares of 1.00 Singapore Dollar each to American International Assurance Company, Limited for a total consideration of 150,000 Singapore Dollars.
InsightPlus Innovator Company, Limited
     On 22 October 2008, InsightPlus Innovator Company, Limited allotted and issued 260,400 common shares of 5,000 South Korean Won each to American International Assurance Company, Limited for a total consideration of 1,302,000,000 South Korean Won.
Intaco Service Co., Ltd
     On 15 October 2009, American International Reinsurance Company, Limited transferred 4,000 Group B common stocks of 100 Thai Baht each in Intaco Service Co., Ltd to TH Central Holdings Limited for a total consideration of US$1.00.
Kapatiran Realty Corporation
     On 21 July 2009, one common share of 100 Philippine Pesos held by Lorenza B Carandang in trust for The Philippine American Life and General Insurance Company was transferred to Arleen May S. Guevara who holds it in trust for The Philippine American Life and General Insurance Company.
     On 19 February 2010, one common share of 100 Philippine Pesos held by Mr. Anthony B. Sotelo in trust for Perf Realty Corporation was transferred to Perf Realty Corporation which was later issued to Mr. Gerard Raymond Cariaso, who holds this share in trust for Perf Realty Corporation on 26 March 2010.
LC Ventura (Tampines) Pte Ltd
     There has been no alteration in the share capital of LC Ventura (Tampines) Pte Ltd within the two years immediately preceding the date of this document.
Main Forum International Limited
     On 2 September 2008, Main Forum International Limited allotted 11,709,000 ordinary shares of HK$1.00 each to American International Assurance Company, Limited for a total consideration of HK$11,709,000.
     On 5 November 2009, Main Forum International Limited allotted 44,950,000 ordinary shares of HK$1.00 each to American International Assurance Company, Limited for a total consideration of HK$44,950,000.
     On 8 February 2010, Main Forum International Limited allotted 201,721,425 ordinary shares of HK$1.00 each to American International Assurance Company, Limited for a total consideration of HK$201,721,425.

VII-6

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
Metropolitan Land Company, Limited
     On 8 September 2009, 100 ordinary B shares of HK$0.20 each held by Ada Koon Hang Tse in trust for American International Assurance Company, Limited were transferred to Stephen Bernard Roder who holds these shares in trust for American International Assurance Company, Limited.
     On 23 September 2009, 100 ordinary B shares of HK$0.20 each held by Mark Andrew Wilson in trust for American International Assurance Company, Limited were transferred to Nitinbhai Babubhai Maganbhai Amin who holds these shares in trust for American International Assurance Company, Limited.
     On 7 May 2010, 100 ordinary B shares of HK$0.20 each held by Stephen Bernard Roder in trust for American International Assurance Company, Limited were transferred to Martina Chung Kit Hung who holds these shares in trust for American International Assurance Company, Limited.
Perf Realty Corporation
     On 17 January 2008, one common share of 100 Philippine Pesos held by Teresita Orobia Salonga in trust for The Philippine American Life and General Insurance Company was transferred to Amelita M. Intalan who holds it in trust for The Philippine American Life and General Insurance Company.
     On 31 March 2008, one common share of 100 Philippine Pesos held by Jesus Alfonso Gomez Hofilena in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company. The said share was later transferred to Mr. Reynaldo C. Centeno on 26 March 2010, who holds this share in trust for The Philippine American Life and General Insurance Company.
     On 15 January 2009, Perf Realty Corporation increased its authorised share capital from P20,000,000 divided into 200,000 common shares of 100 Philippine Pesos each to 80,000,000 Philippine Pesos divided into 800,000 common shares of 100 Philippine Pesos each by the creation of 600,000 common shares of P100 each.
     On 10 February 2009, Perf Realty Corporation allotted 66,982 common shares of 100 Philippine Pesos each to The Philippine American Life and General Insurance Company.
     On 10 February 2009, Perf Realty Corporation allotted 104,768 common shares of 100 Philippine Pesos each to BPI as Trustee of Philamlife Employees’ Retirement Fund/SPSP.
     On 21 July 2009, one common share of 100 Philippine Pesos held by Lorenza B Carandang in trust for The Philippine American Life and General Insurance Company was transferred to Arleen May S. Guevara who holds it in trust for The Philippine American Life and General Insurance Company.
     On 11 February 2010, one common share of 100 Philippine Pesos held by Anthony B. Sotelo in trust for BPI as Trustee for Philamlife Employees’ Retirement Fund was transferred to the latter and the said share was later transferred to Gerard Raymond Cariaso on 26 March 2010 who holds this share in trust of BPI as Trustee for Philamlife Employees’ Retirement Fund/SPSP.
     On 7 July 2010, 156,000 common share of 100 Philippine Pesos was issued to The Philippine American Life and General Insurance Company as stock dividend declared on 22 December 2009. On even date 244,000 common share of 100 Philippine Pesos was issued to BPI as Trustee of Philamlife Employees’ Retirement Fund/SPSP as stock dividend declared on 22 December 2009.

VII-7

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
Philam Asset Management, Inc.
     On 15 July 2009, one common share of 100 Philippine Pesos held by Jose Lampe Cuisia, Jr. in trust for The Philippine American Life and General Insurance Company was transferred to Trevor Bull who holds in trust for The Philippine American Life and General Insurance Company.
     On 24 November 2009, one common share of 100 Philippine Pesos held by Sammi Cho in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company. The said share was later transferred to Andrew Leung who holds the share in trust for The Philippine American Life and General Insurance Company on 25 January 2010.
     On 24 November 2009, one common share of 100 Philippine Pesos held by Ravi Mehrotra in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company. The said share was later transferred to Ling-Ching who holds the share in trust for The Philippine American Life and General Insurance Company on 25 January 2010.
     On 15 April 2010, one common share of 100 Philippine Pesos held by The Philippine American Life and General Insurance Company was transferred to Edgardo A. Grau who holds this share in trust for The Philippine American Life and General Insurance Company.
     On 15 April 2010, one common share of 100 Philippine Pesos issued in the name of Amelita Intalan in trust for The Philippine American Life and General Insurance Company was transferred to Ma. Fe R. Velasco who holds this share in trust for The Philippine American Life and General Insurance Company.
Philam Equitable Life Assurance Company, Inc.
     On 4 February 2009, one common share of 10 Philippine Pesos held by Michel Khalaf in trust for The Philippine American Life and General Insurance Company was transferred to Ramon S. Fernandez who holds it in trust for The Philippine American Life and General Insurance Company.
     On 29 July 2009, one common share of 10 Philippine Pesos held by Stephen Clark in trust for The Philippine American Life and General Insurance Company was transferred to Trevor Bull who holds it in trust for The Philippine American Life and General Insurance Company.
     On 29 July 2009, one common share of 10 Philippine Pesos held by Jose Lampe Cuisia, Jr. in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company.
     On 19 September 2009, one common share of 10 Philippine Pesos held by Ramon S. Fernandez in trust for The Philippine American Life and General Insurance Company was transferred to Jose Roel V. Teves who holds it in trust for The Philippine American Life and General Insurance Company.
     On 29 October 2009, one common share of 10 Philippine Pesos held by Jose L. Cuisia, Jr. in trust for The Philippine American Life and General Insurance Company was transferred to the latter.
     On 20 April 2010, one common share of 10 Philippine Pesos held by Jesus A. Jacinto in trust for Banco De Oro/Equitable PCI Bank was transferred to Banco De Oro/Equitable PCI Bank.
Philam Foundation, Inc.
     Philam Foundation, Inc. is a non-stock, non-profit corporation and does not have a share capital.

VII-8

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
Philam Insurance Agency and Call Center Services, Inc.
     On 8 January 2009, one common share of 100 Philippine Pesos held by Michel Abbas Khalaf in trust for The Philippine American Life and General Insurance Company was transferred to Elizabeth Anne Uychaco who holds it in trust for The Philippine American Life and General Insurance Company.
     On 16 April 2009, one common share of 100 Philippine Pesos held by Elizabeth Anne Uychaco in trust for The Philippine American Life and General Insurance Company was transferred to Ramon Santos Fernandez who holds it in trust for The Philippine American Life and General Insurance Company.
     On 1 July 2009, one common share of 100 Philippine Pesos held by Jose Lampe Cuisia, Jr. for The Philippine American Life and General Insurance Company was transferred to Trevor Bull who holds it in trust for The Philippine American Life and General Insurance Company.
     On 18 September 2009, one common share of 100 Philippine Pesos held by Ramon Santos Fernandez in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company. The said share was later transferred to Philip Michael Hayman in trust for The Philippine American Life and General Insurance Company on 8 April 2010.
Philam Properties Corporation
     On 24 November 2009, one common share of 100 Philippine Pesos held by Ong Sze Ann in trust for The Philippine American Life and General Insurance Company was transferred to The Philippine American Life and General Insurance Company. The said share was later transferred to Lee Yiu Cheung who holds this share in trust for The Philippine American Life and General Insurance Company on 26 March 2010.
Philam Tower Condominium Corporation
     Philam Tower Condominium Corporation is a non-stock, non-profit corporation and does not have a share capital.
Philamlife Tower Management Corporation
     On 28 October 2008, one common share of 1.00 Philippine Peso held by Nazario S. Cabuquit Jr. in trust for Social Security System was transferred to Victorio F. Balais who holds it in trust for Social Security System.
     On 28 November 2008, Philamlife Tower Management Corporation allotted 221,533 common shares of 1.00 Philippine Peso each to The Philippine American Life and General Insurance Company for nil consideration.
     On 28 November 2008, Philamlife Tower Management Corporation allotted 26,343 common shares of 1.00 Philippine Peso each to Perf Realty Corporation for 26,343.00 Philippine Pesos consideration.
     On 28 November 2008, Philamlife Tower Management Corporation allotted 18,762 common shares of 1.00 Philippine Peso each to Kapatiran Realty Corporation for 18,762.00 Philippine Pesos consideration.
     On 28 November 2008, Philamlife Tower Management Corporation allotted 201,765 common shares of 1.00 Philippine Peso each to Philam Properties Corporation for 201,765.00 Philippine Pesos consideration.

VII-9

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 14 April 2009, one common share of 1.00 Philippine Peso held by Mariano Pablo S. Tolentino in trust for Social Security System was transferred to Edgar B. Solilapsi who holds it in trust for Social Security System.
     On 24 November 2009, one Common Share of 1.00 Philippine Peso held by Ong Sze in trust for The Philippine American Life and General Insurance Company was transferred back to The Philippine American Life and General Insurance Company. The said share was later transferred to Lee Yiu Cheung who holds this share in trust for The Philippine American Life and General Insurance Company on 13 April 2010.
     On 13 April 2010, one common share of 1.00 Philippine Peso held by Ma. Fe R. Velasco in trust for The Philippine American Life and General Insurance Company was transferred to Adoracion R. Go who holds this share in trust for The Philippine American Life and General Insurance Company.
     On 28 May 2010, 1,193,305 Redeemable shares of 1.00 Philippine Peso held by The Philippine American Life and General Insurance Company was transferred to BPI as Trustee for Philamlife Employees’ Retirement Fund and 123,467 of the said Redeemable shares were retained by The Philippine American Life and General Insurance Company.
Philam Tower Realty Corporation
     On 28 October 2008, one common share of 1.00 Philippine Peso each held by Nazario S Cabuquit Jr. in trust for Philam Properties Corporation, In-Trust-For Social Security System was transferred to Victorino F. Balasi.
     On 14 April 2009, one common share of 1.00 Philippine Peso held by Ma. Luz C Generoso in trust for Philam Properties Corporation, In-Trust-For Social Security System was transferred to Mariano Pablo S. Tolentino who holds it in trust for Philam Properties Corporation, In-Trust For Social Security System.
     On 13 April 2010, one common share of 1.00 Philippine Peso held by Ma Fe R. Velasco in trust for Philam Properties Corporation was transferred to Adoracion R. Go who holds this share in trust for Philam Properties Corporation.
P.C. AIA Co., Ltd
     There has been no alteration in the share capital of P.C. AIA Co., Ltd within the two years immediately preceding the date of this document.
PT. AIA FINANCIAL
     On 30 January 2009, PT. AIA FINANCIAL transferred 25,239,969 ordinary shares (Treasury Stock) of 1,000 Indonesian Rupiah each in the issued share capital of PT. AIA FINANCIAL to American International Assurance Company (Bermuda) Limited for a total consideration of 110,953,970,192 Indonesian Rupiah.
     On 30 January 2009, PT. AIA FINANCIAL transferred 6,309,992 ordinary shares (Treasury Stock) of 1,000 Indonesian Rupiah each in the issued share capital of PT. AIA FINANCIAL to PT Asta Indah Abadi for a total consideration of 27,738,491,449 Indonesian Rupiah.
PT Asta Indah Abadi
     On 29 June 2010, 25,000 ordinary shares of 9,155 Indonesian Rupiah each held by Stephen Bernard Roder in trust for American International Assurance Company (Bermuda) Limited were

VII-10

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
transferred to Asian Focus Investments Limited who holds these shares for the beneficial interest of American International Assurance Company (Bermuda) Limited.
Regional Holdings Limited
     On 15 October 2009, American International Reinsurance Company, Limited transferred 49,000 Group B common stocks of 100 Thai Baht each to TH Central Holdings Limited for a total consideration of US$1.00.
Rich Development Limited
     On 15 October 2009, American International Reinsurance Company, Limited transferred 16,665 Group B common stocks of 100 Thai Baht each to TH Central Holdings Limited for a total consideration of US$1.00.
Shanghai B & A Property Management Co., Limited
     On 17 December 2009, members of Shanghai B & A Property Management Co., Limited have resolved that the company’s registered capital be increased from RMB800,000 to RMB3,000,000.
     On 23 August 2010, each of AIA Information Technology (Guangzhou) Co. Limited and AIA has agreed to transfer the respective 27% and 24% of the registered capital of Shanghai B & A Property Management Co., Limited to Zhou Jian Ping for a total consideration of RMB6,000,000. Following the completion of such transfer, the Company will cease to have any interest in Shanghai B & A Property Management Co., Limited.
Speciality Enterprises Limited
     On 15 October 2009, American International Reinsurance Company, Limited transferred 4,900 Group A common stocks of 10 Thai Baht each to TH Central Holdings Limited for a total consideration of US$1.00.
The Philippine American Life and General Insurance Company
     On 12 March 2009, one common share of 10 Philippine Pesos held by Michel Khalaf was transferred to American Life Insurance Company.
     On 5 June 2009, one common share of 10 Philippine Pesos held by American Life Insurance Company was transferred to Trevor Bull who holds it in trust for American Life Insurance Company.
Tower Club, Inc
     On 13 October 2008, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Philip Morris Philippines Manufacturing Incorporated for a total consideration of 867,500 Philippine Pesos.
     On 13 October 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Vicente Raymundo P. Brillantes for a total consideration of 356,250 Philippine Pesos.
     On 13 October 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Patrick W. Jacinto for a total consideration of 350,000 Philippine Pesos.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 7 November 2008, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Philippine Transmarine Carriers for a total consideration of 650,000 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to MRL Gold Phils., Inc. for a total consideration of 617,500 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Andreas Thomas Biehler for a total consideration of 350,000 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Florentino M. Herrera III for a total consideration of 275,000 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to William Michael Johnson for a total consideration of 356,250 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Edmund O. Mapua for a total consideration of 356,250 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Myrna Bacanto Pineda for a total consideration of 350,000 Philippine Pesos.
     On 13 November 2008, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Ma. Antonia Yulo-Loyzaga for a total consideration of 350,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Gregorio T. Alvior for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Ramon R. Atayde for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Michelle J. Bautista for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Dinah Imelda R4. Dominguez for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Benjamin E. Dychangco for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Hasan H.H. Fard for a total consideration of 356,250 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Michael Alan Hamlin for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Mark Anthony C. Jose for a total consideration of 356,250 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Jose Ma. K. Lim for a total consideration of 356,250 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Ferdinand Z. Morales for a total consideration of 356,250 Philippine Pesos.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Gregorio B. Pastorfide for a total consideration of 356,250 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Theophil Philipp Seiler for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Lorenzo V. Tan for a total consideration of 375,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Manuel B. Villar for a total consideration of 356,250 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Avanza, Inc. for a total consideration of 650,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Belrewmond Trading, Inc, for a total consideration of 600,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Ecoline Systems Corporation for a total consideration of 650,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Security Bank Corporation for a total consideration of 500,000 Philippine Pesos.
     On 8 January 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to The Hongkong & Shanghai Banking Corporation Limited for a total consideration of 617,500 Philippine Pesos.
     On 9 January 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Danielita C. Tiangco for a total consideration of 375,000 Philippine Pesos.
     On 4 March 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Standard Chartered Bank for a total consideration of 650,000 Philippine Pesos.
     On 4 March 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to William Ng Chua Co Kiong for a total consideration of 375,000 Philippine Pesos.
     On 20 May 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Bayer Philippines, Inc. for a total consideration of 617,500 Philippine Pesos.
     On 1 June 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Renato M. Limjoco for a total consideration of 200,000 Philippine Pesos.
     On 9 November 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to TVI Resource Development Phils., Inc for a total consideration of 400,000 Philippine Pesos.
     On 1 December 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Negros Navigation Company, Inc for a total consideration of 617,500 Philippine Pesos.
     On 1 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Roberto S. Cuenca for a total consideration of 375,000 Philippine Pesos.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Malou N. Babilonia for a total consideration of 356,250 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Robin R. Bernabe for a total consideration of 375,000 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Yu Ming Chin for a total consideration of 356,250 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Bryant D. Cragun for a total consideration of 356,250 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Reynaldo A. Pazcoguin III for a total consideration of 375,000 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to JJ Samuel A. Soriano for a total consideration of 375,000 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Michael S. Whiting for a total consideration of 375,000 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Exxonmobil Exploration & Production Philippines B.V. for a total consideration of 617,500 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Interport Resources Corporation for a total consideration of 617,500 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Miningguest, Inc. for a total consideration of 650,000 Philippine Pesos.
     On 7 December 2009, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to RAMCAR, INC. for a total consideration of 617,500 Philippine Pesos.
     On 5 January 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Bronzeoak Philippines Inc. for a total consideration of 650,000 Philippine Pesos.
     On 5 January 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Medical Services Marketing & Development Corp. for a total consideration of 650,000 Philippine Pesos.
     On 5 January 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to STEAG State Power, Inc. for a total consideration of 617,500 Philippine Pesos.
     On 5 January 2010, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Macario S. Fojas for a total consideration of 375,000 Philippine Pesos.
     On 5 January 2010, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Dioniso DT Garciano for a total consideration of 375,000 Philippine Pesos.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     On 6 January 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to MSM Philippines Asset Servicing Corporation for a total consideration of 650,000 Philippine Pesos.
     On 16 February 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to Chartis Technology and Operations Management Corporation (Philippines), a change of name from American International Underwriters Corp.
     On 21 April 2010, Philam Properties Corporation assigned one Club B share of 100,000 Philippine Pesos to Rogelio C. Peyuan for a total consideration of 300,000 Philippine Pesos.
     On 3 June 2010, two Club B shares of 100,000 Philippine Pesos converted to one Club A share (Planters Development Corporation) of 200,000 Philippine Pesos and the two Club B shares were returned to Philam Properties Corporation exercising the right under the Articles of Incorporation for a total consideration of P650,000.
     On 21 June 2010, Philam Properties Corporation assigned four Club A shares of 200,000 Philippine Pesos to Social Security System. These Club A shares should have been issued on 7 July 2004 since Social Security System purchased five Club A shares for a total consideration of 2,500,000 Philippine Pesos but only one of these shares was issued in 2004.
     On 28 June 2010, Philam Properties Corporation assigned one Club A share of 200,000 Philippine Pesos to PNB Life Insurance, Inc. for a total consideration of 500,000 Philippine Pesos.
Winfame Investment Pte Ltd
     There has been no alteration in the share capital of Winfame Investment Pte Ltd within the two years immediately preceding the date of this document.
Winwave Investment Pte Ltd
     There has been no alteration in the share capital of Winwave Investment Pte Ltd within the two years immediately preceding the date of this document.
18/F Holdings, Inc
     On 18 January 2008, one common share of 1,000 Philippine Pesos held by Teresita Orobia Salonga in trust for Philam Properties Corporation was transferred to Amelita M. Intalan who holds it in trust for Philam Properties Corporation.
45/F Holdings, Inc
     There has been no alteration in the share capital of 45/F Holdings, Inc within the two years immediately preceding the date of this document except that the share certificate for 12,000 common shares issued in the name of Frigate Holdings & Management Corporation was divided into two separate share certificates with 9,998 and 2,002 shares each certificate.
     Save as described above, there has been no other alteration in the share capital of our subsidiaries in the two years preceding the date of this document.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
3. Resolutions of our Shareholders
     Pursuant to written resolutions passed by our shareholder on 28 September 2010, our shareholder resolved amongst other things that:
(a)	Mr. Jack Chak-Kwong So, Sir Chung-Kong (CK) Chow, Mr. Rafael Si-Yan Hui, Dr. Qin Xiao, Mr. Jeffrey Hurd and Mr. Jay Wintrob be appointed to our board of Directors; and

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
4. Corporate Reorganisation
     The AIA Group underwent the Reorganisation. Please see the section “Our History and Reorganisation” for further details.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
B. FURTHER INFORMATION ABOUT OUR BUSINESS
1. Summary of material contracts
     We have entered into the following contracts (not being contracts entered into in the ordinary course of business) within the two years immediately preceding the date of this document that are or may be material:
(a)	an interim services agreement between AIG Global Services (Malaysia) SDN. BHD. and American International Assurance Company Limited (Singapore Branch) dated 8 January 2009, pursuant to which AIG Global Services (Malaysia) agreed to provide certain shared services to American International Assurance Company Limited (Singapore Branch);

(b)	a deed of termination and release between American International Assurance Company (Australia) Limited, Westpac Financial Services Group Limited, St. George Bank Limited and St. George Life Limited dated 9 April 2009, pursuant to which the parties cancelled and terminated the Alliance Agreements previously entered into on 31 July 2008;

(c)	an indemnity guarantee between American International Assurance Company, Limited and American International Assurance Company (Australia) Limited dated 28 February 2009,

VII-19

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
pursuant to which American International Assurance Company, Limited assumed certain indemnification obligations benefiting American International Assurance Company (Australia) Limited;

(d)	an investment management agreement between AIA Takaful International BHD, and Asian Islamic Investment Management SDN BHD dated 21 April 2009, pursuant to which Asian Islamic Investment Management SDN BHD undertakes to act as investment manager for the benefit of AIA Takaful International BHD;

(e)	a deed of novation between AIG Global Services (Malaysia) SDN. BHD., AIA Shared Services SDN. BHD. and American International Assurance Company Limited (Singapore Branch) dated 29 August 2009, pursuant to which AIA Shared Services SDN. BHD. assumed responsibility for the shared services previously provided by American International Assurance Company Limited (Singapore Branch) to AIG Global Services (Malaysia) SDN. BHD;

(f)	a share purchase agreement entered into between American International Assurance Company, Limited, American Life Insurance Company and American International Group, Inc. on 24 August 2009 pursuant to which American International Assurance Company, Limited acquired the entire issued share capital of The Philippine American Life and General Insurance Company from American International Group, Inc. for a total consideration of 27,962,420,342.60 Philippine Pesos;

(g)	a promissory note of a principal amount of 27,962,420,342.60 Philippine Pesos issued by American International Assurance Company, Limited on 3 November 2009 to American Life Insurance Company as consideration for the acquisition by American International Assurance Company, Limited of the entire issued share capital of The Philippine American Life and General Insurance Company from American Life Insurance Company;

(h)	a deed of absolute sale between American International Assurance Company, Limited and American Life Insurance Company dated 3 November 2009, pursuant to which American Life Insurance Company sold 199,560,522 issued and outstanding common shares in The Philippine American Life and General Insurance Company to American International Assurance Company, Limited for a total consideration of 27,962,420,342.60 Philippine Pesos;

(i)	a voting trust agreement between American International Assurance Company, Limited and American Life Insurance Company dated 3 November 2009 in favour of American International Assurance Company, Limited in relation to the voting rights attached to the entire issued share capital of The Philippine American Life and General Insurance Company;

(j)	an assignment agreement between American International Assurance Company, Limited and American International Group, Inc. dated 3 November 2009, pursuant to which American International Group, Inc. assigned all rights, title and interest attached to the entire issued share capital of The Philippine American Life and General Insurance Company to American International Assurance Company, Limited;

(k)	an assignment agreement between American Life Insurance Company and American International Group, Inc. dated 3 November 2009, pursuant to which all right, title, benefit and interest to, in and under a promissory note of a principal amount of 27,962,420,342.60 Philippine Pesos issued by American International Assurance Company, Limited to American Life Insurance Company on 3 November 2009 was assigned to American International Group, Inc.;

(l)	an assignment agreement between American International Group, Inc. and AIG Life Holdings (International) LLC dated 3 November 2009, pursuant to which all right, title, benefit and interest to, in and under a promissory note of a principal amount of 27,962,420,342.60

VII-20

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
Philippine Pesos was assigned from American International Group, Inc. to AIG Life Holdings (International) LLC on 3 November 2009;

(m)	an assignment agreement between AIG Life Holdings (International) LLC and American International Reinsurance Company, Limited dated 3 November 2009, pursuant to which all right, title, benefit and interest to, in and under a promissory note of a principal amount of 27,962,420,342.60 Philippine Pesos was assigned from AIG Life Holdings (International) LLC to American International Reinsurance Company, Limited on 3 November 2009;

(n)	a deed of release between American International Reinsurance Company, Limited and American International Assurance Company, Limited dated 3 November 2009, pursuant to which American International Assurance Company, Limited was released and discharged from all liabilities and obligations under a promissory note of US$13,963,972,653 issued by American International Assurance Company, Limited on 3 November 2009;

(o)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Cesar A. Buenaventura in favour of American International Assurance Company, Limited;

(p)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Reynaldo C. Centeno in favour of American International Assurance Company, Limited;

(q)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Omar T. Cruz in favour of American International Assurance Company, Limited;

(r)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Jose L. Cuisa, Jr in favour of American International Assurance Company, Limited;

(s)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Francis G. Estrada in favour of American International Assurance Company, Limited;

(t)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Ricardo J. Romulo in favour of American International Assurance Company, Limited;

(u)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Washington Z. Sycip in favour of American International Assurance Company, Limited;

(v)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Edmund Sze Wing Tse in favour of American International Assurance Company, Limited;

(w)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Mark Wilson in favour of American International Assurance Company, Limited;

(x)	a declaration of trust and indemnity undertaking dated 3 November 2009 between American International Assurance Company, Limited and Trevor Bull in favour of American International Assurance Company, Limited;

VII-21

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
(y)	a share purchase agreement entered into between American International Group, Inc., American International Reinsurance Company, Limited and the Company dated 24 November 2009 pursuant to which we acquired the entire issued share capital in American International Assurance Company, Limited from American International Reinsurance Company, Limited for a total consideration of US$13,963,972,653;

(z)	a promissory note of a principal amount of US$13,963,972,653 issued by the Company to American International Reinsurance Company, Limited on 30 November 2009 as consideration for the acquisition by us of the entire issued share capital of American International Assurance Company, Limited;

(aa)	a promissory note of a principal amount of US$50,000,000 issued by the Company to AIA Aurora LLC on 30 November 2009 as partial consideration for the extinguishment and release of the Company from its obligations under the promissory note in the amount of US$13,963,972,653 issued by the Company to American International Reinsurance Company, Limited on 30 November 2009;

(bb)	a subscription agreement entered into between the Company and AIA Aurora LLC dated 30 November 2009, pursuant to which AIA Aurora LLC agreed to subscribe for, and the Company agreed to issue and allot to AIA Aurora LLC, 12,000,000,000 shares in the share capital of the Company;

(cc)	a deed of assignment entered into between AIA Aurora LLC and American International Reinsurance Company, Limited dated 30 November 2009, pursuant to which a promissory note of US$13,963,972,653 issued by the Company to American International Reinsurance Company, Limited on 30 November 2009 was assigned to AIA Aurora LLC;

(dd)	a deed of release entered into between the Company and AIA Aurora LLC dated 30 November 2009, pursuant to which the Company was released and discharged from all liabilities and obligations under a promissory note of US$13,963,972,653 issued by the Company to American International Reinsurance Company, Limited on 30 November 2009;

(ee)	a separation letter agreement between American International Group, Inc. and the Company dated 30 November 2009, pursuant to which it was agreed that all contracts, agreements and other arrangements between American International Group, Inc. and AIA Group be made on arm-length terms;

(ff)	a trademark and domain name transfer agreement entered into between American International Group, Inc. and American International Assurance Company, Limited dated 30 November 2009, pursuant to which an agreement was reached in relation to the transfer and assignment of certain trademarks and domain names;

(gg)	an intellectual property licence agreement entered into between American International Group, Inc., and American International Assurance Company, Limited dated 30 November 2009, pursuant to which certain intellectual property rights were licensed to the AIA Group, from American International Group, Inc.;

(hh)	a trademark and corporate name licence agreement entered into between American International Group, Inc., and American International Assurance Company, Limited dated 30 November 2009, pursuant to which American International Group Inc. granted the AIA Group, a transitional licence to use certain AIG trademarks; and

(ii)	an intellectual property licence agreement entered into between American International Group, Inc., and American International Assurance Company, Limited dated 18 August

VII-22

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
2010, pursuant to which certain intellectual property rights were licensed to the AIA Group, from American International Group, Inc.

VII-23

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
2. Intellectual property rights
     As of the Latest Practicable Date, we have registered or have applied for the registration of the following intellectual property rights which are material in relation to our business.
(a)  Trademarks
As of the Latest Practicable Date, the key trademarks in relation to our business as a whole are:

the new AIA logo;

the POWER OF WE logo;

Yao Bang in Chinese characters; and

Philam Life logo
     We have approximately 350 trademark applications and registrations relating to the AIA Group, the Power of We, Yao Bang and/or Philam Life names, and/or their respective logos, and/or other names and/or logos of the AIA Group in the relevant countries in which we currently operate. These trademarks are currently registered, or have been applied for, in the name of companies of the AIA Group or have been assigned from the AIG Group to the AIA Group.

VII-24

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     As of the Latest Practicable Date, we have filed the following trademark applications of our new AIA logo:

			Application	Date of
Trademark	Classes	Place of Application	Number	Application/Filing
	16, 35 and 36	Australia	1333744, 1333747	27 November 2009

		China	8060731- 8060736	8 February 2010

		Hong Kong	301710189	8 September 2010

		India	1896663	16 December 2009

		Indonesia	D00-2010-005778, J00-2010-005762, J00-2010-005770, D00-2010-005775, J00-2010-005761, J00-2010-005767	15 February 2010

		Korea (South)	45-2009-4429, 45-2009-4430	1 December 2009

		Macau	N/046544- N/46549	2 December 2009

		Malaysia	09021058- 09021060	30 November 2009

		New Zealand	816403	27 November 2009

		Philippines	4-2009-012227, 4-2009-012214	27 November 2009

		Singapore	T0913653H	25 November 2009

		Taiwan	098053450- 098053451	30 November 2009

		Thailand	758461- 758466	10 February 2010

		Vietnam	4201003057- 4201003058	10 February 2010

VII-25

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
(b) Domain Names
     As of the Latest Practicable Date, the following are the key domain name registrations of the AIA Group:
     www.aia.com
     www.agentsaia.com
     www.philamlife.com
     www.ephilam.com
     www.aiafhc.com
     www.aiafinancialhealthcheck.com
     www.aiaprovidentfunds.com
     www.mpf-aiajf.com
     www.simplylifedirect.com
     www.aia.com.au
     www.aia.com.cn
     www.aia.com.hk
     www.aia-pt.com.hk
     www.aia-financial.co.id
     www.aiadirect.co.kr
     www.aia.co.kr
     www.aia.com.my
     www.aia.co.nz
     www.aia.com.sg
     www.aiaco.com.tw
     www.aia.co.th
     www.aia.com.vn
     We also have over 300 domain names registered in countries throughout the world including in all countries in which we operate.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
C.	FURTHER INFORMATION ABOUT OUR DIRECTORS, MANAGEMENT AND STAFF
1.	Disclosure of Interests
     [INTENTIONALLY LEFT BLANK]

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
2.	Interests and short positions of the substantial shareholders in the shares and underlying shares of the Company
     [INTENTIONALLY LEFT BLANK]
3.	Service contracts
     AIG and we have entered into a service contract with our executive Director with effect from 19 July 2010 and ending on 31 July 2014, which may be terminated at any time and for any reason without notice and under which our executive Director is entitled to benefits (other than statutory compensation) upon termination. Our executive Director’s compensation under this service contract is subject to applicable regulations issued by the U.S. Treasury Department, including the TARP restrictions, and the relevant provisions of the Recovery Act. The material terms of our executive

VII-28

APPENDIX VII	STATUTORY AND GENERAL INFORMATION
Director’s compensation under this service agreement, as set out below, have been approved by the Special Master pursuant to the Recovery Act.
     Our executive Director is entitled to an annual base salary of US$900,000 and to an annual discretionary earned incentive award, the amount of which will be determined by AIG’s compensation and management resources committee by reference to an incentive target amount for each year (in accordance with the TARP restrictions) based on its performance assessment (against reasonable objective performance metrics to be reviewed by the Special Master).
     Our executive Director’s incentive target for the year ending 31 December 2010 is US$6.1 million (which will be pro-rated to reflect the period of service from 19 July 2010 to 31 December 2010). The amount awarded (if any) will be paid as follows:
(a)	13% to be paid in cash in March 2011;

(b)	13% to be paid in cash on 31 December 2011; and

(c)	74% to be paid in Shares (to be purchased on-market by an appointed professional trustee), subject to the following restrictions:
(i)	the Shares will vest (conditional upon our executive Director continuing to be employed by us) in tranches of 18.5%, 18.5% and 37% on the first, second and third anniversaries of grant respectively; and

(ii)	the Shares will only become transferable on the third anniversary (in the case of the first two tranches amounting to 37%) and the fourth anniversary (in the case of the third tranche of 37%) of grant.
     Our executive Director’s incentive target for the year ending 31 December 2011 is US$6.1 million. The amount awarded (if any) will be paid as follows:
(a)	13% to be paid in cash on or before 31 December 2011;

(b)	13% to be paid on or before 31 December 2011 in fully vested restricted Shares (to be purchased on-market by an appointed professional trustee), which will become transferable in March 2013; and

(c)	74% to be paid in Shares (to be purchased on-market by an appointed professional trustee), subject to the following restrictions:
(i)	the Shares will vest (conditional upon our executive Director continuing to be employed by us) in tranches of 18.5%, 18.5% and 37% on the first, second and third anniversaries of grant respectively; and

(ii)	the Shares will only become transferable on the third anniversary (in the case of the first two tranches amounting to 37%) and the fourth anniversary (in the case of the third tranche of 37%) of grant.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION
     However, if AIG continues to own a majority interest in AIA at the end of 2011, the preceding vesting schedules may be accelerated to take into account TARP restrictions that could apply to our executive Director during 2012.
     On the basis that he will become one of AIG’s Top 25 in 2012 and will therefore be subject to heightened TARP restrictions, our executive Director’s incentive target (pro-rated for partial years of service) for each of the three years ending 31 December 2014 (and for the year ending 31 December 2011, in the event that he becomes one of the Top 25 during that year) will, in accordance with the currently applicable TARP requirements and Determination Memoranda, be US$1.75 million and any amount earned will be paid in AIG long-term restricted stock units which will vest on the third anniversary of their grant and be subject to such transfer and payout restrictions as are required under TARP restrictions at the time.
     In addition, for each of the years in which he is one of AIG’s Top 25, our executive Director will (subject to the then applicable TARP restrictions) receive non-discretionary awards of long-term performance units issued under the AIG long-term performance units plan with a value of US$4.35 million per year, to settle in three equal annual instalments beginning on the first anniversary of grant.
     In order to comply with applicable TARP restrictions, any incentive compensation paid to our executive Director is subject to recovery in the event that such payment is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or in the event of termination due to misconduct during the period the incentive compensation was earned. Subject to applicable TARP restrictions, our executive Director will be entitled to benefits and reimbursement of reasonable business expenses.
     Save as disclosed above, none of the Directors has or is proposed to have a service contract with any member of the AIA Group (other than contracts expiring or determinable by the employer within one year without the payment of compensation other than the statutory compensation).
4. Directors’ compensation
     The aggregate amount of compensation the Directors have received (including fees, salaries, bonuses, contributions to pension schemes, long term incentives, housing and other allowances) and benefits in kind for fiscal years 2007, 2008 and 2009 and the first six months of fiscal year 2010 were approximately US$9,345,080, US$6,226,352, US$1,041,620 and US$174,602, respectively.
     Under the arrangements currently in force, the aggregate amount of compensation (excluding discretionary bonus) and including stock and benefits in kind payable to the Directors for fiscal 2010 is estimated to be approximately US$3,200,960.
5. Fees or commissions received
     AIG and AIA have entered into a services agreement with Edmund Sze Wing Tse under which AIG has agreed to pay a reasonable transaction or completion bonus in an amount to be determined by AIG in its sole discretion going forward (subject to any restrictions on AIG’s ability to pay such a bonus). The obligation to pay any such transaction or completion bonus will survive the termination or expiration of the services agreement.
     Save as disclosed in this document, none of the Directors or any of the persons whose names are listed in the paragraph headed “Consents” in this Appendix had received any commissions, discounts, agency fee, brokerages or other special terms in connection with the issue or sale of any capital of any member of the AIA Group from the AIA Group within the two years immediately preceding the date of this document.

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6. Disclaimers
     Save as disclosed herein:
(a)	[INTENTIONALLY LEFT BLANK]

(b)	none of the Directors nor any of the parties listed in the paragraph headed “Other Information — Consents of Experts” in this Appendix has any direct or indirect interest in the promotion of the Company, or in any assets which have within the two years immediately preceding the date of this document, been acquired or disposed of by or leased to any member of the AIA Group, or are proposed to be acquired or disposed of by or leased to any member of the AIA Group;

(c)	none of the Directors nor any of the parties listed in the paragraph headed “Other Information — Consents of Experts” in this appendix is materially interested in any contract or arrangement subsisting at the date of this document which is significant in relation to the business of the AIA Group as a whole;

(d)	none of the parties listed in the paragraph headed “Other Information — Consents of Experts” in this appendix:
(i)	is interested legally or beneficially in any of our Shares or any shares of any of our subsidiaries; or

(ii)	has any right or option (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe securities in any member of the AIA Group;
(e)	none of the Directors has any existing or proposed service contracts with any member of the AIA Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation));

(f)	none of the Directors, their respective associates or shareholders of the Company is interested in more than 5.0% of the issued share capital of the Company or has any interests in the five largest suppliers of the AIA Group; and

(g)	there has not been any interruption in the business of the AIA Group which may have or has had a significant effect on the financial position of our Group in the 12 months preceding the date of this document.

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F. OTHER INFORMATION
1. Estate Duty
     The Directors have been advised that no material liability for estate duty is likely to fall on the Company or any of our subsidiaries.
2. Litigation
     As of the Latest Practicable Date, no member of the AIA Group was engaged in any litigation, arbitration or claim of material importance and no litigation, arbitration or claim of material importance is known to the Directors to be pending or threatened against any member of the AIA Group.
3. Preliminary Expenses

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4. Qualifications of Experts
     The qualifications of the experts (as defined under the Listing Rules and the Hong Kong Companies Ordinance) who have given their opinions or advice in this document are as follows:

Name	Qualification
PricewaterhouseCoopers	Certified public accountants

CB Richards Ellis	Independent property valuer

Towers Watson	Independent actuarial consultant

King & Wood PRC Lawyers	PRC legal advisers
5. Consents of Experts
     Each of PricewaterhouseCoopers, CB Richards Ellis Limited, Towers Watson and King & Wood has given and has not withdrawn its respective written consents to the issue of this document with the inclusion of their reports and/or letters and/or valuation certificates and/or the references to their names included herein in the form and context in which they are respectively included.

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     None of the experts named above has any shareholding interests in any member of the AIA Group or the right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for securities in any member of the AIA Group.

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6. Promoter
     The Company has no promoter for the purpose of the Listing Rules.

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G. MISCELLANEOUS
     Save as otherwise disclosed in this document:
(a)	none of the Directors nor any of the parties listed in the paragraph “Other Information —Consents of Experts” in this Appendix is interested in our promotion, or in any assets which have, within the two years immediately preceding the issue of this document, been acquired or disposed of by or leased to us, or are proposed to be acquired or disposed of by or leased to any member of the AIA Group;

(b)	none of the Directors nor any of the parties listed in the paragraph headed “Other Information — Consents of Experts” in this appendix is materially interested in any contract or arrangement subsisting at the date of this document which is significant in relation to our business;

(c)	within the two years preceding the date of this document, no share or loan capital of the Company or any of our subsidiaries is under option or is agreed conditionally or unconditionally to be put under option;

(d)	we have not issued nor agreed to issue any founder shares, management shares or deferred shares;

(e)	within the two years preceding the date of this document, no commission has been paid or is payable (except commissions to the underwriters) for subscription, agreeing to subscribe, procuring subscription or agreeing to procure subscription of any shares in the Company;

(f)	no commissions, discounts, brokerages or other special terms have been granted or agreed to be granted in connection with the issue or sale of any share or loan capital of the Company or any of our subsidiaries; and

(g)	no amount or securities or benefit has been paid or allotted or given within the two years preceding the date of this document to any of our promoters nor is any such securities or amount or benefit intended to be paid or allotted or given.

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